Filed pursuant to Rule 424(B)3
SEC File No. 333-141128

PROSPECTUS

FREESCALE SEMICONDUCTOR, INC.

OFFERS TO EXCHANGE

$500,000,000 aggregate principal amount of its Senior Floating Rate Notes due 2014 (CUSIP No. 35687MAG2/U31395AD5); $1,500,000,000 aggregate principal amount of its 9 1/8%/9 7/8% Senior PIK-Election Notes due 2014 (CUSIP No. 35687MAJ6/U31395AE3); $2,350,000,000 aggregate principal amount of its 8 7/8% Senior Fixed Rate Notes due 2014 (CUSIP No. 35687MAL1/U31395AF0); and $1,600,000,000 aggregate principal amount of its 10 1/8% Senior Subordinated Notes due 2016 (CUSIP No. 35687MAN7/U31395AG8), the issuance of each of which has been registered under the Securities Act of 1933 (collectively, the “Exchange Notes”), for

any and all of its outstanding Senior Floating Rate Notes due 2014; 9 1/8%/9 7/8% Senior PIK-Election Notes due 2014; 8 7/8% Senior Fixed Rate Notes due 2014; and 10 1/8% Senior Subordinated Notes due 2016, respectively (collectively, the “Restricted Notes” and, together with the Exchange Notes, the “notes”). We refer herein to the foregoing offers to exchange collectively as the “exchange offer.”

The exchange offer will expire at 5:00 p.m., New York City time, on August 6, 2007, unless we extend the exchange offer in our sole and absolute discretion.

Terms of the Exchange Offer:

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We will exchange all outstanding Restricted Notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer for an equal principal amount of the applicable Exchange Notes.

•	You may withdraw tenders of Restricted Notes at any time prior to the expiration or termination of the exchange offer.

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The terms of the Exchange Notes are substantially identical in all material respects to those of the applicable outstanding Restricted Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes.

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The exchange of Restricted Notes for Exchange Notes will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the caption “Material United States Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

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We issued the Restricted Notes in a transaction not requiring registration under the Securities Act of 1933 (the “Securities Act”) and, as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the Restricted Notes.

Results of the Exchange Offers:

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The Exchange Notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the Exchange Notes or the Restricted Notes on a national market.

All outstanding Restricted Notes not tendered will continue to be subject to the restrictions on transfer set forth in the outstanding Restricted Notes and in the applicable indenture. In general, the outstanding Restricted Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding Restricted Notes under the Securities Act.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the closing of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

There is no established trading market for the Exchange Notes or the Restricted Notes.

See “ Risk Factors” beginning on page 26 for a discussion of risks you should consider prior to tendering your outstanding Restricted Notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 9, 2007.

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You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

ENFORCEMENT OF CIVIL LIABILITIES

Each of Freescale Semiconductor Holdings I, Ltd., Freescale Semiconductor Holdings II, Ltd., Freescale Semiconductor Holdings III, Ltd. and Freescale Semiconductor Holdings IV, Ltd., which are guarantors of the notes, is incorporated outside the United States under the laws of Bermuda, and each has agreed to accept service of process in the United States through an agent designated for that purpose. Nevertheless, it may be difficult to enforce judgments of U.S. courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws, against each of Freescale Semiconductor Holdings I, Ltd., Freescale Semiconductor Holdings II, Ltd., Freescale Semiconductor Holdings III, Ltd. and Freescale Semiconductor Holdings IV, Ltd. or their respective directors and officers in courts outside the United States. Furthermore, any judgment obtained in the United States against Freescale Semiconductor Holdings I, Ltd., Freescale Semiconductor Holdings II, Ltd., Freescale Semiconductor Holdings III, Ltd. and Freescale Semiconductor Holdings IV, Ltd. may not be collectible within the United States.

There is no treaty between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, U.S. judgments are not automatically enforceable in Bermuda. We have been advised that judgments of U.S. courts based on the civil liability provisions of the federal securities laws of the United States may not be enforceable in the Bermuda courts. We have also been advised that there is doubt as to whether Bermuda courts will enter judgments in original actions brought in the Bermuda courts based solely upon the civil liabilities provisions of U.S. securities laws.

Some remedies available under the laws of U.S. jurisdictions, including some remedies available under U.S. federal securities laws, may not be allowed in Bermuda as contrary to public policy.

USE OF NON-GAAP MEASURES

We have included certain non-GAAP financial measures in this prospectus, including earnings (loss) before cumulative effect of accounting change, interest, income taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA. We believe that the presentation of EBITDA enhances an investor’s understanding of our financial performance. Given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We also believe EBITDA is useful to assess our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense attributable to our historically higher levels of capital expenditures and purchase accounting adjustments to tangible assets and amortization expense arising from acquired intangible assets established as a part of purchase accounting. We use EBITDA for business planning purposes, including to establish budgets and operational goals and manage our business, and in measuring our performance relative to that of our competitors. In addition, given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful financial metric for assessing the comparability of our operating performance between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense attributable to our historically higher levels of capital expenditures and amortization expense arising from acquired intangible assets established as a part of purchase accounting as a result of the Transactions (as defined below).

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Adjusted EBITDA is the basis for the calculation of various covenants in the indentures governing the notes and our new senior secured credit facilities. We believe EBITDA and Adjusted EBITDA are measures commonly used by investors to evaluate our performance and, in the case of EBITDA, to evaluate the performance of our competitors. EBITDA and Adjusted EBITDA are not presentations made in accordance with U.S. GAAP and our use of the terms EBITDA and Adjusted EBITDA varies from others in our industry. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income (loss), operating income (loss) or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or operating cash flows as measures of liquidity.

EBITDA and Adjusted EBITDA have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. For example, EBITDA and Adjusted EBITDA:

•	exclude certain tax payments that may represent a reduction in cash available to us;

•	do not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	are impacted by reorganization of businesses and other restructuring related charges;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt.

In calculating Adjusted EBITDA, we add back certain non-cash, non-recurring and other items that are included in EBITDA and/or net income (loss) as required by various covenants in the indentures governing the notes and our new senior secured credit facilities. Adjusted EBITDA:

•	does not include stock-based employee compensation expense and other non-cash charges;

•	does not include restructuring, severance and relocation costs incurred to realize future cost savings and enhance our operations;

•	includes cost savings that we have already taken actions to realize, but which have not yet been fully reflected in our results; and

•	does not reflect management fees that may be paid to the Advisors (as defined below) following the consummation of the Transactions. See “Certain Relationships and Related Party Transactions.”

INDUSTRY AND MARKET DATA

This prospectus includes estimates of market share and industry data and forecasts that we obtained from industry publications and surveys, including those of Gartner Dataquest, and internal company estimates. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Unless otherwise noted, all information regarding our market share is based on the latest market data currently available to us, and all market share data is based on net sales in the applicable market. Market share and industry data and forecasts based on internal company estimates may vary materially from others in our industry. We cannot assure you that internal company estimates are accurate or that estimated growth rates will be achieved. Our estimates involve risks and uncertainties, and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

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SUMMARY

This summary does not contain all of the information that you should consider before participating in this exchange offer. You should read the entire prospectus carefully, including the matters discussed under the caption “Risk Factors” and “Unaudited Pro Forma Financial Information” and in the financial statements and related notes included elsewhere in this prospectus. On December 1, 2006, Freescale Semiconductor, Inc. (“Freescale”) was acquired by a consortium of investors (the “Merger”), and the Restricted Notes were issued to finance a portion of the acquisition consideration. See “The Transactions.” As a result, Freescale is a direct subsidiary of Freescale Semiconductor Holdings V, Inc. (formerly Freescale Acquisition Holdings Corp.) (“Holdings V”) and an indirect subsidiary of each of Freescale Semiconductor Holdings I, Ltd. (formerly Freescale Holdings (Bermuda) I, Ltd.) (“Holdings I”), Freescale Semiconductor Holdings II, Ltd. (formerly Freescale Holdings (Bermuda) II, Ltd.) (“Holdings II”), Freescale Semiconductor Holdings III, Ltd. (formerly Freescale Holdings (Bermuda) III, Ltd.) (“Holdings III”) and Freescale Semiconductor Holdings IV, Ltd. (formerly Freescale Holdings (Bermuda) IV, Ltd.) (“Holdings IV”) (collectively, the “parent guarantors”). As used herein, unless the context indicates or otherwise requires, for periods prior to the Merger the terms “Freescale,” “we,” “us,” “our,” and “our company” refer to Freescale as the target corporation and its consolidated subsidiaries, and for periods after the Merger, those terms refer to Freescale as the surviving corporation, its consolidated subsidiaries and, where the context so requires (including with respect to all financial information presented herein), its direct and indirect parent companies, which have no operations or assets, other than their respective direct or indirect ownership interests in Freescale .

All financial information included herein is that of Holdings I and its subsidiaries (including Freescale) on a consolidated basis, unless otherwise indicated. Unless the context indicates or otherwise requires, all financial information presented herein for the year ended December 31, 2006 is presented on an unaudited combined basis. Our combined results for the year ended December 31, 2006 represent the addition of the period prior to the Merger (from January 1, 2006 through December 1, 2006, the “Predecessor” or “Predecessor Period”) and the period after the Merger (from December 2, 2006 through December 31, 2006, the “Successor” or “Successor Period”) . This combination does not comply with generally accepted accounting principles in the United States or with the rules for pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our results. Please refer to “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements included elsewhere in this prospectus.

Our Business

With over 50 years of operating history, Freescale is one of the world’s largest semiconductor companies, with leadership in the design and manufacture of embedded processors. We have a diversified product portfolio that is sold to over 10,000 end customers. We enjoy market leadership within the automotive, consumer, industrial, networking and wireless markets. In 2006, we derived over 70% of our total sales from products for which we held the number one or two market position. We benefit from an extensive intellectual property portfolio that includes more than 5,800 patent families, bolstering our product development and our competitive position and positioning us to drive future growth. We generated $6.4 billion in revenue and $1.86 billion in Adjusted EBITDA for the year ended December 31, 2006.

We had the number one market share in global sales of embedded microprocessors from 2004 through 2006, and had the number one or number two market share in each year from 1997 to 2003, based on revenue, according to Gartner Dataquest estimates. In their simplest forms, embedded processors provide the basic intelligence for electronic devices and can be programmed to address specific applications or functions. We believe our embedded processor capabilities allow us to offer our customers products that have attractive features and functionality. Our embedded processors are deeply integrated into our customers’ products and software ecosystem and are critical to defining these features, making it more costly and time intensive for them to switch to another supplier. In addition, the applications for embedded processors continue to expand, with smarter, more self-contained systems enabling increasingly sophisticated consumer, industrial, wireline and wireless networking, wireless handset and automotive products.

In addition to our embedded processors, we offer our customers a broad portfolio of complementary devices that provide connectivity between products, across networks and to real-world signals, such as sound, vibration and pressure. Our complementary products include sensors, radio frequency semiconductors, power management and other analog and mixed-signal integrated circuits. Through our embedded processors and complementary products we are also able to offer customers complex combinations of semiconductors and software, which we refer to as “platform-level products.” We believe that our ability to offer platform-level products will be increasingly important to our long-term success in many markets within the semiconductor industry as our customers continue to move toward providers of embedded processors and complementary products.

Freescale is organized into three primary business groups: Transportation and Standard Products Group (“TSPG”), Networking and Computing Systems Group (“NCSG”), and Wireless and Mobile Solutions Group (“WMSG”). These groups are arranged around our target industries. The following charts show our revenue for the year ended December 31, 2006 broken down by segment, product and geography:

The following table provides an overview of some of the principal products and applications of each of our three primary business groups:

	Transportation & Standard Products	Networking & Computing Systems	Wireless & Mobile Solutions
Financials (Year Ended December 31, 2006, in millions)	• Net Sales: $2,709	• Net Sales: $1,432	• Net Sales: $2,136
Market Leadership (worldwide vendor revenue ranking, 2006 unless otherwise noted)	• No. 1 market share in automotive semiconductors(1) • No. 2 market share in microcontrollers(1) • No. 3 market share in sensors(1)	• No. 1 market share in wired communications microprocessors(1) • No. 1 market share in RF for base station semiconductors(1) • No. 2 market share in wired communications digital signal processors(1)

•     No. 2 market share in wireless communications digital signal processors(2)

•     No. 2 market share in EDGE mobile phone chipsets(3)

•     No. 2 market share in mobile phone radio frequency semiconductors(3)

	Transportation & Standard Products	Networking & Computing Systems	Wireless & Mobile Solutions
Key Applications	• Automotive engine control systems • Automotive safety control systems • Consumer devices • Industrial control systems • Computer peripherals	• Wireless and wireline infrastructure • Enterprise switching and routing • Public network access • Pervasive computing • Small/home office networking	• Cellular handsets • Portable media players • Personal digital assistants • Handheld video game devices • Audio devices and systems • Telematics devices and systems
Principal Products	• Microcontrollers (8-bit, 16-bit, 32-bit) • Embedded microprocessors • Analog and mixed-signal integrated circuits (such as switches, power management devices, motor control devices) • Sensors	• Communications processors • Digital signal processors • Radio frequency components • Network multimedia devices	• Baseband components • Radio frequency components • Power management integrated circuits • Power amplifiers • Applications processors

(1)	Source: Gartner Dataquest, March 2007.
(2)	Forward Concepts, February 2007.
(3)	Source: iSuppli, May 2007.

Our customers include some of the largest and most successful companies in their industries. We historically have had and continue to have a strong relationship with Motorola. We sell to several of its business units, including end products for wireless handsets, networking infrastructure and connected home devices such as set-top boxes. We are a leading supplier of chipset solutions to Motorola’s wireless handset business, providing basebands, radio frequency (RF), power management (PMIC) and power amplifiers (PA). In addition, we provide communications processors, digital signal processors and RF transceivers to Motorola’s networking infrastructure business. For the year ended December 31, 2006, approximately 26% of our net sales were to Motorola.

Competitive Strengths

Our key competitive strengths include:

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Leading market positions in attractive markets. We are a market leader in the design and manufacture of embedded semiconductors across many of the industry’s most attractive markets, including transportation, networking and wireless. According to our internal estimates, we believe that in 2006 we held the top three positions in key markets in which we compete. Within our Transportation and Standard Products Group, we are a leader in the microcontroller and sensors markets. Within our Networking and Computing Systems Group, we are a leader in the communications processor, radio frequency (RF) power amplifier for wireless infrastructure and digital signal processor markets. Within our Wireless and Mobile Solutions Group, we are a leader in the Global System for Mobile Communications (GSM) / General Packet Radio Service (GPRS) / Enhanced Data Rates for GSM Evolution (EDGE) cellular handset baseband and wireless handset / RF transceiver markets and Universal Mobile Telecommunications System (UMTS).

	Transportation, Consumer and Industrial	Networking	Wireless
Estimated Size of Market in 2010(1)	$28 billion	$15 billion	$26 billion

Estimated CAGR(1) 2006–2010	4%	8%	7%

Drivers of Growth/Key Attributes	• Increasing semiconductor content per vehicle • Increasing consumer and industrial applications • Less volatility • Long product lifecycle	• Increasing demand for high-speed access to communications networks • Convergence of voice, video and data	• Adoption of next generation cellular handsets including 3G • High levels of integration and smaller form factors • Data and video delivery

Freescale Customers	• Bosch, BMW, Continental Teves, Delphi, Denso, Sony, Siemens VDO, TRW	• Alcatel-Lucent, Cisco, Ericsson, Fujitsu, Huawei, Motorola, Nokia Siemens Networks, Nortel	• Motorola, Pioneer, Qualcomm, Sony Corporation, Toshiba, Groupe Sagem, Research In Motion

(1)

Based on internal company estimates. Our methodology for determining market size and market growth rates may vary materially from others in our industry. We cannot assure you that our market size estimates are consistent with other industry sources or that our markets will grow at the estimated rates.

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Deep customer relationships. We enjoy long-standing and strong relationships with our customers, many of which are leaders in their respective industries. Our close customer relationships have enabled us to engage in collaborative product development over multi-year product lifecycles, build our intellectual property portfolio and develop critical product and end-market expertise, resulting in higher switching costs for our customers. These close strategic relationships allow us to enjoy long multi-year platform relationships, maximize the effectiveness of our research and development spending and minimize our customers’ product development time. Each of our top ten customers for the year ended December 31, 2006 has been a customer of ours for at least the past ten years.

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Significant diversification across customers, end markets, products, and geographies. Our platform level products are deployed to over 100 leading original equipment manufacturers (OEMs) and other industry-leading customers. We offer more than 5,500 products that are sold to over 10,000 end-customers across multiple end-markets, including transportation, networking, industrial, consumer and wireless. Our global presence allows us to be close to our customers, end markets, suppliers and other partners as well as the global employee talent pool. Our diversification helps insulate us from volatility within one particular region or market segment, and allows us to target potential growth and cost savings opportunities. We have a significant and growing presence in Asia, including sales, design and manufacturing centers, which has become a key area for the semiconductor supply chain, and we maintain design and manufacturing resources around the world.

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Technology and intellectual property portfolio. Freescale is a technology leader in the semiconductor industry, with a heritage of over 50 years of innovation, a reputation for product quality and innovation and a strong foundation of intellectual property supported by a portfolio of more than 5,800 patent families. We have demonstrated the ability to develop integrated products that leverage both semiconductor design and platform-level expertise. In addition, we are investing in process technology, including advanced CMOS nodes down to 32 nanometers. We maintain our leadership through our extensive research and development organization, which includes over 6,000 engineering, research and development employees in approximately 20 countries. By deploying our research and development expertise globally, we are able to develop products in close collaboration with customers, improving product acceptance and accelerating time-to-market.

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Established embedded processor expertise and leadership. We design, develop, manufacture and market a broad range of semiconductor products based on our core capabilities in embedded processing and connectivity. We ranked first in global sales of embedded microprocessors from 2004 through 2006 according to Gartner Dataquest. In recent years, semiconductor designs have become increasingly complex and the related design costs have increased significantly. We believe our embedded processors are, and will continue to be, increasingly attractive from a cost and functionality standpoint since our embedded processors are software programmable to address specific applications or functions. We also believe our success in the embedded processor market derives from a combination of our powerful integrated circuit architectures, our easy-to-use software development environments, our understanding of end-market applications and the availability of supporting software and resources from third parties. We have the ability to create, establish, maintain and extend our embedded processor architectures and platforms across our target industries and across our business portfolio, enabling us to more efficiently utilize our assets. In addition, we have capabilities in embedded processor-based system-on-a-chip integration with multiple core, memory types and both analog and digital technology, allowing us to meet the complex needs of our customers.

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Ability to generate significant cash flow. Our asset-light manufacturing strategy and our focus on margin enhancement initiatives have resulted in strong cash flow generation over the last three years. We believe our continued focus on operational efficiency and higher margin products will provide us opportunities to further improve margins.

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Asset-light manufacturing. We have reduced the total number of our owned manufacturing facilities from 22 to nine, including seven wafer and two test and assembly facilities, and reduced the number of manufacturing employees by 8,900 since the beginning of 2001. Based on total units produced, we outsource approximately 20% of our wafer fabrication, also referred to as front end, and approximately 60% of our assembly, packaging and testing, also referred to as back end. Outsourcing allows us to maximize internal capacity utilization and reduce volatility during cyclical downturns. For relatively manual operations such as packaging, testing and other back end operations, outsourcing reduces our costs. Outsourcing a portion of our wafer fabrication allows us to manage capital expenditures and capacity utilization more efficiently through industry cycles and minimize underutilization while gaining access to additional capacity. Through our strong relationships with leading foundries such as Taiwan Semiconductor Manufacturing Company (TSMC), we have reduced the capital employed in our business and increased our operational flexibility.

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Continued margin enhancement. We continue to focus on cost savings and margin expansion opportunities. We increased our gross margins from 25% in 2002 to 43% in 2006, including the purchase accounting effects of the transaction. Our margin improvement has resulted from improved operating efficiencies, increased factory utilization, and reduced depreciation, headcount and facilities. Our management has identified additional margin enhancement opportunities, including enhancing product yields, improving supply procurement practices, and optimizing product mix in our back-end operations. Concurrently, we are targeting higher-margin market opportunities, including analog, power management and mixed-signal semiconductors for the consumer and industrial markets. We believe the combination of additional operational improvements and targeted changes in our business mix should impact our margins positively.

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Experienced management team with significant industry knowledge. We have a highly experienced management team with deep industry knowledge. The members of our management team have an average tenure of over 20 years of experience in the technology industry. Certain members of our management have made a contribution of new equity in the Transactions through the rollover of equity held by them prior to the Transactions.

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Strong sponsorship. The Consortium (as defined herein) invested approximately $7,086 million of equity in the Transactions, representing over 40% of the total consideration, as part of one of the largest private equity investments in history. The Sponsors, including Blackstone, Carlyle, Permira Funds and TPG and their teams of professionals have substantial experience investing in the semiconductor industry with investments in companies such as EEMS Italia S.P.A., Intersil Corporation, Fairchild Semiconductor International, Inc., Memec Group Holding Limited and ON Semiconductor Corporation.

Business Strategy

Through the continued development of our embedded processors and complementary connectivity devices, our goal is to be the embedded processing leader for a connected world. We intend to enhance our position as a leading global semiconductor company by continuing to apply the following strategies:

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Focus on large, high-growth market opportunities. We apply our industry leading intellectual property and technological capabilities to a diverse set of large and growing markets in which both embedded processors and platform-level products play an important role.

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TSPG Segment: We intend to grow our revenue base by capitalizing on the expanding semiconductor content in automobiles and broadening our product portfolio into new markets, particularly in the areas of industrial and consumer products. We believe our competencies in embedded processing, analog and mixed-signal design and sensors provide the opportunity to create differentiated and high value-added products.

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NCSG Segment: We intend to grow our revenue by continuing to deliver industry leading performance with our communications processors, DSP portfolio and extending our RF leadership into new markets. A major focus for our networking business is the development of our new multi-core program. We are also targeting emerging broadband wireless solutions such as WiMax.

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WMSG Segment: We intend to continue expanding our customer base with our components and platform-level products. We also expect to expand into new markets for consumer broadband connectivity devices, smart phones, portable music devices and other wireless consumer devices. Further, we will continue to pursue additional opportunities to increase market adoption of our applications processors with a particular focus on portable media devices and handheld media devices.

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Increase the depth and breadth of our customer relationships. We target companies that are industry leaders and companies we believe will become leaders in their respective industries. We seek to capture a significant share of the market opportunity, leverage our investments in research and development and develop products that address the needs of our customers and the market. In addition, we are expanding our relationships with distributors around the world by providing additional field engineers and marketing resources to assist with technical support and sales efforts. We also provide product information via our eCommerce and catalog programs as well as development tools and online virtual labs to assist customers in using our products.

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Develop high value-added, proprietary products. We believe that pursuing high value-added, proprietary products will provide us opportunities to increase our net sales and our gross and EBITDA margins. For example, in WMSG, we have introduced platforms that are intended to reduce the development time for providers of 3G cellular handset products. In TSPG, our analog and sensor products continue to proliferate in consumer devices and automotive safety applications such as vehicle stability control systems. In NCSG, we continue to add to our communications processor family with the introduction of a third generation of products and the addition of new features. We intend to continue to increase our portfolio of high value-added, proprietary product offerings.

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Invest in our intellectual property. We believe that disciplined investments in research and development targeting high returns on capital are essential to maintaining our competitive position and deep customer relationships. We intend to enter development and licensing agreements with third parties to add to our license and royalty streams, and concentrate our resources on areas that provide the most value to our customers. In addition, we seek to leverage our research and development across multiple products and end-markets, whenever possible. For example, advances in 32-bit processing for our networking customers can also be applied to our microcontroller developments for the transportation industry.

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Leverage our asset-light strategy. We intend to continue to improve our manufacturing and operational efficiencies with our asset-light strategy, which balances capacity between internal and external manufacturing facilities. We have long-term relationships with multiple third-party wafer foundries and assembly and test subcontractors. We believe our asset-light strategy will continue to provide opportunities to maximize cash flow and facility utilization and to moderate capital expenditures.

The Transactions

On September 15, 2006, Freescale, Firestone Holdings LLC, a Delaware limited liability company that transferred and assigned all of its assets, liabilities, rights and obligations to Freescale Holdings L.P., a Cayman Islands limited partnership (“Parent”), and Freescale Acquisition Corporation (formerly Firestone Acquisition Corporation) (“FAC”), an indirect wholly owned subsidiary of Parent, entered into a merger agreement pursuant to which Parent acquired Freescale through the merger (the “Merger”) of FAC with and into Freescale. After the Merger, the separate corporate existence of FAC ceased, and Freescale became the surviving corporation and a direct subsidiary of Holdings V, a Delaware corporation. Under the terms of the merger agreement, each outstanding share of Class A and Class B common stock of Freescale was converted into the right to receive $40.00 in cash. The Merger closed on December 1, 2006.

In connection with the Merger, the Consortium and management invested approximately $7.1 billion in equity in Parent, which was used to consummate the Merger. Included in this amount is a portion of our management’s outstanding equity awards in Freescale that were converted into equity awards of Holdings I, immediately after completion of the Merger. All other outstanding options or other equity awards to purchase Freescale common stock were converted in the Merger into cash in an amount equal to their “in the money” value, subject to certain exceptions. Management of Freescale became management of the surviving corporation. Mr. Mayer, our Chief Executive Officer, and Dr. Chennakeshu, our Senior Vice President and General Manager, Wireless & Mobile Solutions Group, entered into new employment contracts with us.

In addition, we entered into new senior secured credit facilities, comprised of a $3,500 million term loan facility and a $750 million revolving credit facility. We borrowed the full amount of the term loan in connection with the Merger, but the revolving credit facility was undrawn at closing. We have the option to increase the amount available under the new term loan and revolving credit facilities by up to an aggregate of $1,000 million on an uncommitted basis. The term loan facility will mature on December 1, 2013 and the revolving credit facility will mature on December 1, 2012. The new senior secured credit facilities are guaranteed by the parent guarantors and secured by substantially all of our assets and those of the parent guarantors, subject to certain exceptions. The new senior secured credit facilities contain customary representations, warranties, covenants and other agreements. Please refer to “Description of Other Indebtedness” for a more complete description of the new senior secured credit facilities. In addition, in connection with the Merger, Freescale separately purchased substantially all of its $850 million aggregate principal amount of existing outstanding senior notes pursuant to a tender offer and related consent solicitation.

The equity contributions, borrowings under the term loan facility, cash on hand at Freescale and the net proceeds from the offering of the Restricted Notes were used to pay the Merger consideration, consummate the tender offer, and pay related fees and expenses. In this prospectus, we refer to the Merger and these related transactions as the “Transactions.”

Organizational Structure

The following chart illustrates our organizational structure:

(1)	Parent, Holdings I, Holdings II, Holdings III, Holdings IV and Holdings V have no operations or assets, other than their respective direct or indirect ownership interests in Freescale.
(2)	The unrestricted parent guarantors guarantee the obligations under the Restricted Notes, the Exchange Notes and the new senior secured credit facilities and are not subject to the covenants in the indentures governing the Restricted Notes and the Exchange Notes.
(3)	The restricted parent guarantors guarantee the obligations under the Restricted Notes, the Exchange Notes and the new senior secured credit facilities and are subject to the covenants in the indentures governing the Restricted Notes and the Exchange Notes.
(4)	We borrowed the full amount of the term loan at the closing of the Merger but the revolving credit facility remains undrawn.
(5)	None of our U.S. subsidiaries constitutes a “material” subsidiary as defined under our new senior secured credit facilities.

The Sponsors

The Blackstone Group

The Blackstone Group, a global private investment and advisory firm, was founded in 1985. Through its different investment businesses, Blackstone has raised committed capital of approximately $64 billion for discretionary private investment funds focused on alternative asset classes. Blackstone also manages approximately $20 billion in discretionary marketable alternative asset programs, over $3 billion in proprietary hedge funds, and over $2 billion in mutual funds.

The Private Equity Group is currently investing its fifth general private equity fund, a $19.9 billion fund, and has over 80 experienced professionals with broad sector expertise. Blackstone’s other core businesses include Real Estate Private Equity Investing, Corporate Debt Investing, Corporate Advisory Services, Restructuring and Reorganization Advisory Services, Funds of Hedge Funds, Proprietary Hedge Funds, Mutual Fund Management, and Private Placement Services to Alternative Investment Funds.

The Carlyle Group

The Carlyle Group is a global private equity firm with $54.5 billion under management. Carlyle invests in buyouts, venture and growth capital, real estate and leveraged finance in Asia, Europe and North America, focusing on technology, telecommunications and media, aerospace and defense, automotive and transportation, business services, consumer and retail, energy and power, healthcare, and industrial. Since 1987, the firm has invested $24 billion of equity in 576 transactions for a total purchase price of $101.8 billion. The Carlyle Group employs more than 750 people in 16 countries. Recent deals have included the acquisitions of Dunkin’ Brands, Inc., a premier franchisor of quick service restaurant concepts, The Hertz Corporation, the largest worldwide car rental brand, Open Solutions, a provider of integrated enabling technologies for financial institutions, SS&C Technologies, Inc., a leading provider of highly specialized proprietary software and related services to the financial services industry, and VNU Group B.V., a leading global information and media company.

Permira

Permira is a leading international private equity specialist. As an independent business, Permira is owned and controlled by its partners. The firm’s team of over 100 professionals, based in Frankfurt, London, Madrid, Milan, New York, Paris, Stockholm and Tokyo, advises the Permira Funds with a total committed capital of more than $20 billion. Since 1985, the Permira Funds have completed over 280 private equity transactions. During the last year, the Permira Funds have committed to ten transactions with a combined transaction value of over $27 billion. Recent deals involving the Permira Funds have included the acquisitions of Nordic telecoms firm (TDC)—the largest private equity transaction ever undertaken in Europe—pan-European media business (SBS Broadcasting), leading UK roadside recovery and insurance firm (the AA), and the largest global satellite business (Intelsat).

TPG

TPG is a private investment partnership that was founded in 1992 and currently has more than $30 billion of assets under management. TPG invests in world-class franchises across a range of industries, including technology (Lenovo, MEMC, ON Semiconductor, Seagate, SunGard), industrials (Altivity Packaging, British Vita, Grohe, Kraton Polymers, Texas Genco), retail/consumer (Debenhams, Ducati, J. Crew, Neiman Marcus, Petco), airlines (America West, Continental), media and communications (Findexa, MGM, TIM Hellas), financial services (Endurance Specialty Holdings, Fidelity National Information Services, LPL Financial Services) and healthcare (IASIS Healthcare, Oxford Health Plans, Quintiles Transnational), among others.

As used herein, the term “Sponsors” refers to the affiliated funds of or funds advised by the above firms and the term “Consortium” refers to our Sponsors together with the other investors, including certain members of management through the rollover of existing equity, in our indirect parent.

Summary Description of the Exchange Offer

On December 1, 2006, in connection with the Merger, we completed the private offering of $500 million aggregate principal amount of Senior Floating Rate Notes due 2014 (the “Senior Floating Rate Restricted Notes”), $1,500 million aggregate principal amount of 9 1/8%/9 7/8% Senior PIK-Election Notes due 2014 (the “Senior PIK-Election Restricted Notes”), $2,350 million aggregate principal amount of 8 7/8% Senior Fixed Rate Notes due 2014 (the “Senior Fixed Rate Restricted Notes”) and $1,600 million aggregate principal amount of 10 1/8 Senior Subordinated Notes due 2016 (the “Senior Subordinated Restricted Notes”), which we refer to collectively, as the “Restricted Notes.” As part of that offering, we entered into a registration rights agreement with the initial purchasers of those Restricted Notes in which we agreed, among other things, to complete an exchange offer for the Restricted Notes. We refer to the Senior Floating Rate Exchange Notes, the Senior PIK-Election Exchange Notes and the Senior Fixed Rate Exchange Notes (each as defined below) as the “Senior Exchange Notes.” Below is a summary of each exchange offer. We refer herein to the exchange offers collectively as the “exchange offer.”

Restricted Notes

(i) $500 million aggregate principal amount of Senior Floating Rate Notes due 2014, (ii) $1,500 million aggregate principal amount of 9 1/8%/9 7/8% Senior PIK-Election Notes due 2014, (iii) $2,350 million aggregate principal amount of 8 7/8% Senior Fixed Rate Notes due 2014 and (iv) $1,600 million aggregate principal amount of 10 1/8 Senior Subordinated Notes due 2016.

Exchange Notes

(i) $500 million aggregate principal amount of Senior Floating Rate Notes due 2014 (the “Senior Floating Rate Exchange Notes”), (ii) $1,500 million aggregate principal amount of 9 1/8%/9 7/8% Senior PIK-Election Notes due 2014 (the “Senior PIK-Election Exchange Notes”), (iii) $2,350 million aggregate principal amount of 8 7/8% Senior Fixed Rate Notes due 2014 (the “Senior Fixed Rate Exchange Notes”) and (iv) $1,600 million aggregate principal amount of 10 1/8 Senior Subordinated Notes due 2016 (the “Senior Subordinated Exchange Notes”), the issuance of each of which has been registered under the Securities Act. The form and terms of each series of Exchange Notes are substantially identical in all material respects to those of the applicable series of Restricted Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes.

Exchange Offer	We are offering to issue up to

(i) $500 million aggregate principal amount of Senior Floating Rate Exchange Notes due 2014,

(ii) $1,500 million aggregate principal amount of 9 1/8%/9 7/8% Senior PIK-Election Exchange Notes due 2014,

(iii) $2,350 million aggregate principal amount of 8 7/8% Senior Fixed Rate Exchange Notes due 2014,

and

(iv) $1,600 million aggregate principal amount of 10 1/8 Senior Subordinated Exchange Notes due 2016, in exchange for a like principal amount of the respective Restricted Notes to satisfy our obligations under the registration rights agreement that we entered into when the Restricted Notes were issued in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on August 6, 2007, unless extended in our sole and absolute discretion. By tendering your Restricted Notes, you represent to us that:

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes;

•	you are acquiring the Exchange Notes in your ordinary course of business; and

•

if you are a broker-dealer, you will receive the Exchange Notes for your own account in exchange for Restricted Notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the Exchange Notes you receive. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Withdrawal	You may withdraw any Restricted Notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on August 6, 2007.

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Restricted Notes

Except as described in the section titled “The Exchange Offer—Procedures for Tendering Restricted Notes,” a tendering holder must, on or prior to the expiration date, transmit an agent’s message to the exchange agent at the address listed in this prospectus. In order for your tender to be considered valid, the exchange agent must receive a confirmation of book entry transfer of your Restricted Notes into the exchange agent’s account at The Depository Trust Company (“DTC”) prior to the expiration or termination of the exchange offer.

Special Procedures for Beneficial Owners

If you are a beneficial owner whose Restricted Notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your Restricted Notes in the exchange offer, you should promptly contact the person in whose name the Restricted Notes are registered and instruct that person to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent’s account.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	The Bank of New York is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer—Exchange Agent.”

Resales

Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangements or understanding with any person to participate in a distribution of the Exchange Notes;

•	you are not an affiliate of ours;

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the Exchange Notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the exchange offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

See the discussion below under the caption “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Restricted Notes” for more information.

Broker-Dealer

Each broker or dealer that receives Exchange Notes for its own account in exchange for Restricted Notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the Exchange Notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the Exchange Notes.

Furthermore, any broker-dealer that acquired any of its Restricted Notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling bondholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes which were received by such broker-dealer as a result of market making activities or other trading activities. We have agreed that for a period of not less than 90 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for more information.

Registration Rights Agreement

When we issued the Restricted Notes on December 1, 2006, we entered into a registration rights agreement with the initial purchasers of the Restricted Notes. Under the terms of the registration rights agreement, we agreed to use our commercially reasonable efforts to:

•	prepare and file with the SEC and cause to become effective a registration statement relating to an offer to exchange the Restricted Notes for the Exchange Notes;

•	keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date of notice thereof is mailed to the holders of the Restricted Notes; and

•	complete the exchange offer within 360 days of the issue date of the Restricted Notes.

If we do not complete the exchange offer within 360 days of the date that we sold the Restricted Notes, or if after a shelf registration statement with respect to the Restricted Notes is declared (or becomes automatically) effective and such registration statement thereafter ceases to be effective, additional interest will accrue on the principal amount of the applicable series of Restricted Notes at a rate of 0.25% per annum for the first 90-day period and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period that such additional interest continues to accrue (but shall not exceed 1.00% per annum) until the condition which gave rise to the additional interest is cured.

Under some circumstances set forth in the registration rights agreement, holders of Restricted Notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell Exchange Notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the Restricted Notes by these holders.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See “Book-Entry, Delivery and Form.”

Material United States Federal Income Tax Considerations	The exchange of Restricted Notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Consequences of Not Exchanging Restricted Notes

If you do not exchange your Restricted Notes in the exchange offer, your Restricted Notes will continue to be subject to the restrictions on transfer currently applicable to the Restricted Notes. In general, you may offer or sell your Restricted Notes only:

•	if the offer or sale is registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

If you do not exchange your Restricted Notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the Restricted Notes as set forth in the applicable indenture, but we will not have any further obligation to you to provide for the exchange and registration of the Restricted Notes under the applicable registration rights agreement. Accordingly, there will be no increase in the interest rate on the Restricted Notes under the applicable circumstances described in the registration rights agreements.

We do not currently intend to register sales of the Restricted Notes under the Securities Act. Under some circumstances, however, holders of the Restricted Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell Exchange Notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Restricted Notes by these holders. For more information regarding the consequences of not tendering your Restricted Notes and our obligation to file a shelf registration statement, see “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Restricted Notes.”

Summary Description of the Exchange Notes

The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Senior Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Senior Exchange Notes, and the “Description of the Senior Subordinated Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Senior Subordinated Exchange Notes.

Issuer	Freescale Semiconductor, Inc.

Exchange Notes Offered

Senior Floating Rate Exchange Notes	$500,000,000 aggregate principal amount of Senior Floating Rate Notes due 2014.

Senior PIK-Election Exchange Notes	$1,500,000,000 aggregate principal amount of 9 1/8%/9 7/8% Senior PIK-Election Notes due 2014.

Senior Fixed Rate Exchange Notes	$2,350,000,000 aggregate principal amount of 8 7/8% Senior Fixed Rate Notes due 2014.

Senior Subordinated Exchange Notes	$1,600,000,000 aggregate principal amount of 10 1/8% Senior Subordinated Notes due 2016.

Maturity Dates

Senior Floating Rate Exchange Notes	The Senior Floating Rate Exchange Notes will mature on December 15, 2014.

Senior PIK-Election Exchange Notes	The Senior PIK-Election Exchange Notes will mature on December 15, 2014.

Senior Fixed Rate Exchange Notes	The Senior Fixed Rate Exchange Notes will mature on December 15, 2014.

Senior Subordinated Exchange Notes	The Senior Subordinated Exchange Notes will mature on December 15, 2016.

Interest Payment Dates

Senior Floating Rate Exchange Notes	March 15, June 15, September 15 and December 15 of each year, commencing March 15, 2007.

Senior PIK-Election Exchange Notes	June 15 and December 15 of each year, commencing June 15, 2007.

Senior Fixed Rate Exchange Notes	June 15 and December 15 of each year, commencing June 15, 2007.

Senior Subordinated Exchange Notes	June 15 and December 15 of each year, commencing June 15, 2007.

Guarantees

Senior Exchange Notes	The Senior Exchange Notes will be guaranteed, jointly and severally, on an unsecured, senior basis, by Holdings V, our immediate parent company, and Holdings I, Holdings II, Holdings III and Holdings IV, our indirect parent companies. In the future, each subsidiary that guarantees our new senior secured credit facilities will also guarantee the Senior Exchange Notes.

Senior Subordinated Exchange Notes

The Senior Subordinated Exchange Notes will be guaranteed, jointly and severally, on an unsecured, senior subordinated basis, by Holdings V, our immediate parent company, and Holdings I, Holdings II, Holdings III and Holdings IV, our indirect parent companies. In the future, each subsidiary that guarantees our new senior secured credit facilities will also guarantee the Senior Subordinated Exchange Notes.

Restrictions

Holdings V, Holdings III and Holdings IV (the “restricted parent guarantors”) are subject to the covenants in the indentures governing the Exchange Notes. Holdings I and Holdings II (the “unrestricted parent guarantors”) are not subject to such covenants.

No Subsidiary Guarantees on Issue Date

As of the issue date, none of our subsidiaries will guarantee the Exchange Notes or the new senior secured credit facilities. In the future, subsidiaries may be required to guarantee the Exchange Notes if and to the extent they guarantee the new senior secured credit facilities. Our non-guarantor subsidiaries accounted for approximately $4,594 million, or 72% of our net sales, and approximately $635 million of our EBITDA for the year ended December 31, 2006 and approximately $3,527 million or 21% of our total assets as of March 30, 2007.

Ranking	The Senior Exchange Notes and the guarantees thereof will be our and the guarantors’ unsecured, senior obligations and will rank:

•	equal in right of payment with all of our and the guarantors’ senior indebtedness; and

•	senior to all of our and the guarantors’ subordinated indebtedness, including the Senior Subordinated Exchange Notes and the guarantees thereof.

The Senior Subordinated Exchange Notes and the guarantees thereof will be our and the guarantors’ unsecured, senior subordinated obligations and will rank:

•	junior to all of our and the guarantors’ senior indebtedness, including the Senior Exchange Notes and our new senior secured credit facilities;

•	equally with any of our and the guarantors’ senior subordinated indebtedness; and

•	senior to any of our or the guarantors’ subordinated indebtedness.

The Exchange Notes will be effectively junior in priority to our and the guarantors’ obligations under all secured indebtedness, including our new senior secured credit facilities and any other secured obligations, in each case to the extent of the value of the assets securing such obligations. See “Description of Other Indebtedness.”

The Exchange Notes will be effectively junior to liabilities of our subsidiaries so long as they do not guarantee the Exchange Notes. Non-guarantor subsidiaries had total liabilities of $1,308 million as of December 31, 2006.

As of March 30, 2007, we had outstanding on a consolidated basis:

•	$3,531 million of secured senior indebtedness, consisting primarily of our new senior secured credit facilities;

•	$4,389 million of unsecured senior indebtedness, consisting primarily of the Senior Exchange Notes; and

•	$1,600 million of unsecured senior subordinated indebtedness, consisting of the Senior Subordinated Exchange Notes.

In addition, we had an additional $750 million of unutilized capacity under our new senior secured revolving credit facility and the option to increase the amount available under the new senior secured term loan and revolving credit facilities by up to an aggregate of $1,000 million on an uncommitted basis.

Optional Redemption

Senior Floating Rate Exchange Notes

Prior to December 15, 2008, we may redeem some or all of the Senior Floating Rate Notes at a redemption price equal to 100% of the principal amount of the Senior Floating Rate Notes plus accrued and unpaid interest and additional interest, if any, to the applicable redemption date plus the applicable “make-whole” premium set forth in this prospectus. We may redeem some or all of the Senior Floating Rate Notes at any time and from time to time on or after December 15, 2008, at the redemption price set forth in this prospectus. In addition, at any time prior to December 15, 2008, we may redeem up to 35% of the aggregate principal amount of the Senior Floating Rate Notes with the proceeds of certain equity offerings. See “Description of the Senior Exchange Notes—Optional Redemption—Senior Floating Rate Notes.”

Senior PIK-Election Exchange Notes	Prior to December 15, 2010, we may redeem some or all of the Senior PIK-Election Notes at a redemption price equal to 100%

of the principal amount of the Senior PIK-Election Notes plus accrued and unpaid interest and additional interest, if any, to the applicable redemption date plus the applicable “make-whole” premium set forth in this prospectus. We may redeem some or all of the Senior PIK-Election Notes at any time and from time to time on or after December 15, 2010, at the redemption prices set forth in this prospectus. In addition, at any time prior to December 15, 2009, we may redeem up to 35% of the aggregate principal amount of the Senior PIK-Election Notes with the proceeds of certain equity offerings. See “Description of the Senior Exchange Notes—Optional Redemption—Senior PIK-Election Notes.”

Senior Fixed Rate Exchange Notes

Prior to December 15, 2010, we may redeem some or all of the Senior Fixed Rate Notes at a redemption price equal to 100% of the principal amount of the Senior Fixed Rate Notes plus accrued and unpaid interest and additional interest, if any, to the applicable redemption date plus the applicable “make-whole” premium set forth in this prospectus. We may redeem some or all of the Senior Fixed Rate Notes at any time and from time to time on or after December 15, 2010, at the redemption prices set forth in this prospectus. In addition, at any time prior to December 15, 2009, we may redeem up to 35% of the aggregate principal amount of the Senior Fixed Rate Notes with the proceeds of certain equity offerings. See “Description of the Senior Exchange Notes—Optional Redemption—Senior Fixed Rate Notes.”

Senior Subordinated Exchange Notes

Prior to December 15, 2011, we may redeem some or all of the Senior Subordinated Notes at a redemption price equal to 100% of the principal amount of the Senior Subordinated Notes plus accrued and unpaid interest and additional interest, if any, to the applicable redemption date plus the applicable “make-whole” premium set forth in this prospectus. We may redeem some or all of the Senior Subordinated Notes at any time and from time to time on or after December 15, 2011, at the redemption prices set forth in this prospectus. In addition, at any time prior to December 15, 2009, we may redeem up to 35% of the aggregate principal amount of the Senior Subordinated Notes with the proceeds of certain equity offerings. See “Description of the Senior Subordinated Exchange Notes—Optional Redemption.”

Change of Control

If a change of control occurs, we must give holders of the Exchange Notes an opportunity to sell us their Exchange Notes at a purchase price of 101% of the principal amount of such Exchange Notes, plus accrued and unpaid interest and additional interest, if any, to the date of purchase. The term “Change of Control” is defined under “Description of the Senior Exchange Notes—Certain Definitions” and “Description of the Senior Subordinated Exchange Notes—Certain Definitions.”

Certain Covenants	The indentures governing the Exchange Notes contain covenants that, among other things, limit our ability and the ability of the restricted parent guarantors and certain subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends and make other restricted payments;

•	incur restrictions on the payment of dividends or other distributions from our restricted subsidiaries;

•	create or incur certain liens;

•	make certain investments;

•	transfer or sell assets;

•	engage in transactions with affiliates; and

•	merge or consolidate with other companies or transfer all or substantially all of our assets.

Risk Factors

Investing in the notes involves a high degree of risk. Please see “Risk Factors” beginning on page 26 for a discussion of certain factors you should consider in evaluating an investment in the notes.

Information About the Registrants

Freescale was incorporated in Delaware on December 3, 2003. Freescale’s principal executive offices are located at 6501 William Cannon Drive West, Austin, Texas 78735, and Freescale’s telephone number there is (512) 895-2000. Freescale’s website is located at www.freescale.com. The information on, or accessible through, the website is not a part of, or incorporated by reference in, this prospectus.

Holdings I, Holdings II, Holdings III and Holdings IV were each incorporated in Bermuda on November 9, 2006. Holdings V was incorporated in Delaware on August 21, 2006. The addresses and telephone numbers of principal executive offices of Holdings I, Holdings II, Holdings III, Holdings IV and Holdings V are the same as those of Freescale.

Summary Historical and Pro Forma Financial Information

The following table presents our summary historical and pro forma financial information as of and for the periods presented. The summary historical financial information as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 have been derived from our audited financial statements included elsewhere in this prospectus. The unaudited summary historical financial information as of and for the three months ended March 30, 2007 and for the three months ended March 31, 2006 are derived from our unaudited financial statements included elsewhere in this prospectus, which have been prepared on a basis consistent with our annual audited combined financial statements and, in the opinion of management, include all adjustments necessary for a fair presentation of such data. The unaudited summary historical financial information as of March 31, 2006 has been derived from our unaudited financial statements not included in this prospectus. We completed the Transactions on December 1, 2006. The financial information in the table below for the year ended December 31, 2006 is presented on a combined basis. Our combined results for the year ended December 31, 2006 represent the addition of the period prior to the Transactions (from January 1, 2006 through December 1, 2006) and the period after the Transactions (from December 2, 2006 through December 31, 2006). This combination does not comply with generally accepted accounting principles in the United States or with the rules for pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our results. The summary historical financial information as of December 31, 2004 has been derived from our audited financial statements not included in this prospectus. Certain amounts recorded in previous periods have been reclassified to conform to the current presentation. Please refer to “Unaudited Pro Forma Financial Information,” “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements included elsewhere in this prospectus.

The summary unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2006 is based on our audited financial statements appearing elsewhere in this prospectus, as adjusted to combine the Predecessor Period and Successor Period on a historical basis and to illustrate the estimated pro forma effects of the Transactions as if they had occurred on January 1, 2006. See “The Transactions.” The unaudited pro forma financial information should not be considered representative of our future financial condition or results of operations.

The unaudited pro forma condensed consolidated statement of operations reflects adjustments related to amortization expense associated with certain identifiable intangible assets and pensions, interest expense and amortization of debt issuance costs, depreciation expense for the step-up of fixed assets to fair value, an increase in cost of sales for the step-up of inventory to fair value, and a reduction in revenue for the deferred revenue purchase accounting adjustments. The tax effects of such adjustments at an estimated annual effective tax rate of 36.1% have also been reflected.

The unaudited pro forma financial information is for illustrative and informational purposes only and does not purport to represent or be indicative of what our results of operations would have been had the Transactions occurred on such date. See “The Transactions”. The unaudited pro forma financial information should not be considered representative of our future results of operations.

You should read this information together with the information included under the headings “Use of Non-GAAP Measures,” “Risk Factors,” “Unaudited Pro forma Financial Information,” “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and related notes included elsewhere in this prospectus.

Freescale Semiconductor Holdings I, Ltd.

	Predecessor		Combined(1)	Successor	Predecessor	Successor
	Years Ended December 31,		Year Ended December 31, 2006 (Unaudited)	Pro Forma Year Ended December 31, 2006 (Unaudited)	Three Months Ended March 31, 2006 (Unaudited)	Three Months Ended March 30, 2007 (Unaudited)
(in millions, except as noted)	2004	2005
Operating Results
Net sales	$5,715	$5,843	$6,359	$6,330	$1,526	$1,361
Cost of sales	3,617	3,377	3,625	4,158	835	1,217

Gross margin	2,098	2,466	2,734	2,172	691	144

Selling, general and administrative	637	652	729	747	187	160
Research and development	1,090	1,178	1,204	1,160	294	290
Amortization expense for acquired intangible assets	9	7	117	1,350	3	345
In-process research and development	—	10	2,260	—	—	—
Reorganization of businesses and other	22	9	(12)	(12)	—	—
Merger and separation expenses	74	10	522	—	—	3

Operating earnings (loss)	266	600	(2,086)	(1,073)	207	(654)

Other income (expense):
Interest income (expense), net	(31)	6	(20)	(796)	12	(198)
Gains on sales of investments and businesses, net	41	26	1	1	—	—
Other, net	(13)	(19)	(4)	(4)	(1)	—

Total other income (expense)	(3)	13	(23)	(799)	11	(198)

Earnings (loss) before income taxes and cumulative effect of accounting change	263	613	(2,109)	(1,872)	218	(852)
Income tax expense (benefit)	52	50	(108)	(676)	13	(313)

Earnings (loss) before cumulative effect of accounting change	211	563	(2,001)		205	(539)
Cumulative effect of accounting change, net of income tax	—	—	7		7	—

Net earnings (loss)	$211	$563	$(1,994)	$(1,196)	$212	$(539)

Balance Sheet Data (at end of period)
Operating working capital(2)	$471	$345	$866		$432	$530
Total assets	6,719	7,170	17,739		7,290	16,804
Total business/stockholder’s equity	3,936	4,447	4,717		4,618	4,189
Total debt	1,270	1,252	9,526		1,251	9,520
Total cash and cash equivalents short-term investments and marketable securities(3)	2,374	3,025	710		3,090	637
Cash Flow Data
Net cash provided by (used for):
Operating activities	$1,309	$1,300	$1,301		$300	$41
Investing activities	(2,535)	(1,431)	(16,299)		(220)	(26)
Financing activities	1,508	(21)	14,954		(67)	(12)
Other Financial Data
Depreciation and amortization	$818	$728	$787		167	546
Capital expenditures	522	491	713		145	92
EBITDA(4) (Unaudited)	$1,110	$1,331	$(1,311)		$371	$(119)
Adjusted EBITDA(5) (Unaudited)			$1,861			$1,752

(1)

Our combined results for the year ended December 31, 2006 represent the addition of the period prior to the Transactions (from January 1, 2006 through December 1, 2006) and the period after the Transactions (from

December 2, 2006 through December 31, 2006). This combination does not comply with generally accepted accounting principles in the United States or with the rules for pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our results. Please refer to “Unaudited Pro Forma Financial Information,” “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements included elsewhere in this prospectus.

(2)

Operating working capital is total current assets (excluding cash and cash equivalents, short-term investments and marketable securities) less total current liabilities (excluding notes payable and current portion of long-term debt and capital lease obligations).

(3)

The following table provides a reconciliation of total cash and cash equivalents, short-term investments and marketable securities to the amounts reported in our audited Consolidated Balance Sheets at March 30, 2007, March 31, 2006, December 31, 2006 and 2005 or in their accompanying Notes:

	Successor	Predecessor		Successor	Predecessor
(Dollars in millions)	December 31, 2006	December 31, 2005	December 31, 2004	(Unaudited) March 30, 2007	(Unaudited) March 31, 2006
Cash and cash equivalents	$177	$212	$382	$181	$227
Short-term investments	533	1,209	1,992	456	1,152
Marketable securities	—	1,604	—	—	1,711

Total	$710	$3,025	$2,374	$637	$3,090

(4)

We believe that the presentation of EBITDA enhances an investor’s understanding of our financial performance. Given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA is a useful financial metric for assessing our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We also believe EBITDA is useful to assess our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense attributable to our historically higher levels of capital expenditures and purchase accounting adjustments to tangible assets and amortization expense arising from acquired intangible assets established as a part of purchase accounting. The term EBITDA is not defined under U.S. GAAP, and EBITDA should not be considered as an alternative to net income (loss), operating income (loss), operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do. For additional information regarding our use of EBITDA and limitations on its usefulness as an analytical tool, see “Use of Non-GAAP Measures” included elsewhere in this prospectus. A reconciliation of net earnings (loss), the most directly comparable U.S. GAAP measure, to EBITDA for each of the respective periods indicated is as follows:

	Years Ended December 31,			Three Months Ended
	2004	2005	2006	March 31, 2006 (Unaudited)	March 30, 2007 (Unaudited)
Earnings (loss) before cumulative effect of accounting change	$211	$563	$(2,001)	$205	$(539)
Interest (income) expense, net	31	(6)	20	(12)	198
Income tax expense (benefit)	52	50	(108)	13	(313)
Depreciation and amortization*	816	724	778	165	535

EBITDA (Unaudited)	$1,110	$1,331	$(1,311)	$371	$(119)

*	Excludes amortization of debt issuance costs, which are included in interest (income) expense, net.

(5)

The calculation of Adjusted EBITDA is based on the definitions in our debt agreements and is not defined under U.S. GAAP. Our use of the term Adjusted EBITDA may vary from others in our industry. Adjusted EBITDA is not a measure of operating income (loss), performance or liquidity under U.S. GAAP and is subject to important limitations. For additional information regarding our use of Adjusted EBITDA and limitations on its usefulness as an analytical tool, see “Use of Non-GAAP Measures.” A reconciliation of EBITDA to Adjusted EBITDA is as follows:

(in millions)	Twelve Months Ended March 30, 2007 (Unaudited)
EBITDA (Unaudited)	$(1,801)
Non-cash stock-based employee compensation(a)	406
Other non-cash charges(b)	2,826
Non-recurring/one-time items(c)	242
Cost savings(d)	12
Other defined terms(e)	67

Adjusted EBITDA (Unaudited)	$1,752

(a)	Reflects non-cash stock-based employee compensation expense under the provisions of SFAS No. 123(R), Share-based Payments.
(b)	Reflects non-cash charges related to purchase accounting adjustments for in-process research and development of approximately $2.3 billion and inventory of $557 million and other non-cash items.
(c)	Reflects costs associated with predecessor debt extinguishment and one-time merger expenses.
(d)	Reflects cost savings that we expect to achieve from certain initiatives where actions have begun or have already been completed.
(e)	Reflects other adjustments required in calculating our debt covenant compliance.

RISK FACTORS

Participating in the exchange offer involves a number of risks. You should consider carefully the following information about these risks, together with the other information included in this prospectus before tendering your Restricted Notes in the exchange offer. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected.

Risks Related to Our Business

The loss of one or more of our significant customers may adversely affect our business.

Historically, we have relied on a limited number of customers for a substantial portion of our total sales. In 2006, our 10 largest end customers accounted for approximately 59% of our net sales. Motorola, our largest end customer, accounted for 26% of our net sales and 66% of WMSG’s net sales in 2006. The loss of Motorola or one of our other major end customers, or any substantial reduction in sales to any of these customers, could have a material adverse effect on our business, financial condition and results of operations.

We operate in the highly cyclical semiconductor industry, which is subject to significant downturns.

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life-cycles and fluctuations in product supply and demand. The industry has experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles of both semiconductor companies’ and their customers’ products and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. We have experienced these conditions in our business in the past and may experience such downturns in the future. We may not be able to manage these downturns. Any future downturns of this nature could have a material adverse effect on our business, financial condition and results of operations.

In difficult market conditions, our high fixed costs combined with potentially lower revenues may negatively impact our results.

The semiconductor industry is characterized by high fixed costs and, notwithstanding our utilization of third-party manufacturing capacity, most of our production requirements are met by our own manufacturing facilities. In less favorable industry environments, we are generally faced with a decline in the utilization rates of our manufacturing facilities due to decreases in product demand. During such periods, our fabrication plants do not operate at full capacity and the costs associated with this excess capacity are charged directly to cost of sales. For example, lower utilization rates in the 2001 and 2002 downturn in the semiconductor industry resulted in lower margins. The market conditions in the future may adversely affect our utilization rates and consequently our future gross margins. This in turn could materially adversely affect our business, financial condition and results of operations.

Our operating results are subject to substantial quarterly and annual fluctuations.

Our revenues and operating results have fluctuated in the past and are likely to fluctuate in the future. These fluctuations are due to a number of factors, many of which are beyond our control. These factors include, among others:

•	changes in end-user demand for the products manufactured and sold by our customers;

•	the timing of receipt, reduction or cancellation of significant orders by customers;

•	fluctuations in the levels of component inventories held by our customers;

•	the gain or loss of significant customers;

•	market acceptance of our products and our customers’ products;

•	our ability to develop, introduce and market new products and technologies on a timely basis;

•	the timing and extent of product development costs;

•	new product and technology introductions by competitors;

•	fluctuations in manufacturing yields;

•	availability and cost of products from our suppliers;

•	changes in our product mix or customer mix;

•	intellectual property disputes;

•	natural disasters, such as floods, hurricanes and earthquakes, as well as interruptions in power supply resulting therefrom or due to other causes;

•	loss of key personnel or the shortage of available skilled workers; and

•	the effects of competitive pricing pressures, including decreases in average selling prices of our products.

The foregoing factors are difficult to forecast, and these, as well as other factors, could materially adversely affect our quarterly or annual operating results. In addition, a significant amount of our operating expenses is relatively fixed in nature due to our research and development and manufacturing costs. If we cannot adjust spending quickly enough to compensate, it could materially and adversely affect our business, financial condition and results of operations.

Winning business is subject to a competitive selection process that can be lengthy and requires us to incur significant expense, and we may not be selected. Even after we win and begin a product design, a customer may decide to cancel or change its product plans, which could cause us to generate no sales from a product and adversely affect our results of operations.

Our primary focus is on winning competitive bid selection processes, known as “design wins,” to develop products for use in our customers’ equipment. These selection processes can be lengthy and can require us to incur significant design and development expenditures. We may not win the competitive selection process and may never generate any revenue despite incurring significant design and development expenditures. Because of the rapid rate of technological change, the loss of a design win could result in our failure to offer a generation of a product. In addition, the failure to offer a generation of a product to a particular customer could prevent access to that customer for several years. The risks are particularly pronounced in the automotive market, where there are longer design cycles. Our failure to win a sufficient number of designs could result in lost sales and hurt our competitive position in future selection processes because we may not be perceived as being a technology or industry leader, each of which could materially adversely affect our business, financial condition and results of operations.

After winning a product design for one of our customers, we may still experience delays in generating revenue from our products as a result of the lengthy development and design cycle. In addition, a delay or cancellation of a customer’s plans could significantly adversely affect our financial results, as we may have incurred significant expense and generated no revenue. Finally, if our customers fail to successfully market and sell their equipment it could materially adversely affect our business, financial condition and results of operations as the demand for our products falls.

We have become increasingly dependent on third-party foundry relationships as part of our asset-light strategy. If our production or manufacturing capacity at one of these facilities is delayed, interrupted or eliminated, we may not be able to satisfy customer demand.

As part of our asset-light strategy, we have reduced the number of our owned manufacturing facilities. Since 2000, we have also sought to develop outsourcing arrangements for the manufacture and test and assembly of certain products and components. Based on total units produced, we outsource approximately 20% of our wafer fabrication and approximately 60% of our assembly, packaging and testing. For example, we use TSMC, a third-party foundry, to manufacture certain of our products. As a result, some of our products are manufactured outside of our own facilities, and we are increasingly relying on the utilization of third-party foundry manufacturing and assembly and test capacity. If production or manufacturing capacity is delayed, reduced or eliminated at one or more facilities, with fewer alternative facilities, manufacturing would be disrupted, we would have difficulties or delays in fulfilling our customer orders, and our sales could decline. In addition, if a third-party manufacturer fails to deliver quality products and components on time and at reasonable prices, we would have difficulties fulfilling our customer orders, and our sales could decline. As a result, our business, financial condition and results of operations would be adversely affected.

To the extent we rely on alliances and third-party design and/or manufacturing relationships, we face the following risks:

•	reduced control over delivery schedules and product costs;

•	manufacturing costs that are higher than anticipated;

•	inability of our manufacturing partners to develop manufacturing methods and technology appropriate for our products and their unwillingness to devote adequate capacity to produce our products;

•	decline in product reliability;

•	inability to maintain continuing relationships with our suppliers; and

•	restricted ability to meet customer demand when faced with product shortages.

In addition, purchasing rather than manufacturing these products may adversely affect our gross profit margin if the purchase costs of these products become higher than our own manufacturing costs would have been. Our internal manufacturing costs include depreciation and other fixed costs, while costs for products outsourced are based on market conditions. Prices for foundry products also vary depending on capacity utilization rates at our suppliers, quantities demanded, product technology and geometry. Furthermore, these outsourcing costs can vary materially from quarter-to-quarter and, in cases of industry shortages, they can increase significantly, negatively impacting our gross margin.

If any of these risks are realized, we could experience an interruption in our supply chain or an increase in costs, which could delay or decrease our revenue or adversely affect our business, financial condition and results of operations.

If we cannot maintain or develop alternative strategic relationships to jointly develop technologies and manufacturing processes, including 300 millimeter process technologies, or if our strategic relationships fail to meet their goals, our products may not be as competitive.

In the past, we have entered into strategic relationships to develop technologies and manufacturing processes. For example, we share a research facility and pilot line fabrication plant for 300 millimeter wafers in Crolles, France with STMicroelectronics and NXP, pursuant to an agreement which will expire on December 31, 2007. Although we have rights under the alliance in Crolles to continue research through 2007 and use of the fabrication plant through June 2008, we have joined the IBM Alliance in New York (AMD, Chartered, IBM, Infineon, Samsung, Sony and Toshiba) to develop our next generation 300 millimeter technologies. We may have to make additional investments or create relationships with new partners with whom we have no operating experience to manufacture 300 millimeter wafers based on technologies developed at Crolles or with IBM. We may not be able to find a manufacturing partner on favorable economic terms, or at all. If any of our strategic relationships, including with respect to our 300 millimeter process technologies, do not accomplish our intended goals, including meeting our technological and manufacturing needs, it will reduce our return on investment and adversely impact the competitiveness of our products.

If we fail to keep pace with technological advances in our industry or if we pursue technologies that do not become commercially accepted, customers may not buy our products and our business, financial condition and results of operations may be adversely affected.

Technology is an important component of our business and growth strategy, and our success depends to a significant extent on the development, implementation and acceptance of new product designs and improvements. Commitments to develop new products must be made well in advance of any resulting sales, and technologies and standards may change during development, potentially rendering our products outdated or uncompetitive before their introduction. Our ability to develop products and related technologies to meet evolving industry requirements and at prices acceptable to our customers will be significant factors in determining our competitiveness in our target markets. If we are unable to successfully develop new products, our revenues may decline and our business could be negatively impacted.

In particular, to stay competitive, we must transition certain products to 300 millimeter manufacturing technology. Currently, most semiconductor manufacturing facilities, or fabs, process wafers with diameters of 150 millimeters or 200 millimeters. However, as industry technology continues to improve, we expect that a significant portion of new fabs and leading edge semiconductor manufacturing equipment will be configured for 300 millimeter wafers. Our transition to this technology requires access to 300 millimeter manufacturing capacity. If we are unable to access, or are delayed in accessing, this technology, our ability to develop new products could suffer, which could, in turn, have a material adverse effect on our business, financial condition and results of operations.

We face significant competitive pressures that may cause us to lose market share and harm financial performance.

The semiconductor industry is highly competitive and characterized by constant and rapid technological change, short product lifecycles, significant price erosion and evolving standards. If we fail to keep pace with the rest of the semiconductor industry, we could lose our leadership positions in the markets in which we compete. Any such loss in market share could have a material adverse effect on our financial condition and results of operations.

Although few companies compete with us in all of our product areas, our competitors range from large, international companies offering a full range of products to smaller companies specializing in narrow markets within the semiconductor industry. The competitive environment is also changing as a result of increased alliances among our competitors and through strategic acquisitions. Our competitors may have greater financial, personnel and other resources than we have in a particular market or overall. We expect competition in the markets in which we participate to continue to increase as existing competitors improve or expand their product offerings or as new participants enter our markets. Increased competition may result in reduced profitability and reduced market share.

We compete in our different product lines primarily on the basis of price, technology offered, product features, quality and availability, warranty, quality and availability of service, time-to-market and reputation. Our ability to develop new products to meet customer requirements and to meet customer delivery schedules are also critical factors. New products represent the most important opportunity to overcome the increased competition and pricing pressure inherent in the semiconductor industry. If we are unable to keep pace with technology changes, our market share could decrease and our business would be adversely affected.

The demand for our products depends in large part on continued growth in the industries into which they are sold. A market decline in any of these industries could have a material adverse effect on our results of operations.

Our growth is dependent, in part, on end-user demand for our customers’ products. Any industry downturns that adversely affect our customers or their customers, including increases in bankruptcies in relevant industries, could adversely affect end-user demand for our customers’ products, which would adversely affect demand for our products.

Growth in demand in the markets we serve has in the past and may in the future fluctuate significantly based on numerous factors, including:

•	capital spending levels of our networking customers;

•	worldwide demand for cellular handsets;

•	worldwide automotive production levels;

•	rate of adoption of new or alternative technologies;

•	changes in regulation of products and services provided; and

•	general economic conditions.

The rate, or extent to which, the industries we serve will grow, if at all, is uncertain. Any decline in these industries could result in slower growth or a decline in demand for our products, which could have a material adverse effect on our business, financial condition and results of operations.

Our automotive customer base is comprised largely of suppliers to U.S. and European automotive manufacturers. Shifts in demand away from U.S. and European automotive manufacturers or lower demand for U.S. and European automobiles could adversely affect our sales.

The specific products in which our semiconductors are incorporated may not be successful, or may experience price erosion or other competitive factors that affects the price manufacturers are willing to pay us. Such customers may vary order levels significantly from period to period, request postponements to scheduled delivery dates, modify their orders or reduce lead times. This is particularly common during times of low demand for those end products. This can make managing our business difficult, as it limits the foreseeability of future sales. Furthermore, projected industry growth rates may not be as forecast, resulting in spending on process and product development well ahead of market requirements, which could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to claims of infringement of third-party intellectual property rights or demands that we license third-party technology, which could result in significant expense and impair our freedom of operation.

We depend significantly on patents and other intellectual property rights to protect our products and proprietary design and fabrication processes against misappropriation by others. From time to time, third parties may and do assert against us their patent, copyright, trademark and other intellectual property rights relating to technologies that are important to our business. Any claims that our products or processes infringe these rights (including claims arising through our contractual indemnification of our customers), regardless of their merit or resolution, could be costly and may divert the efforts and attention of our management and technical personnel. We may not prevail in such proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation. If such proceedings result in an adverse outcome, we could be required to:

•	pay substantial damages (potentially treble damages in the United States);

•	cease the manufacture, use or sale of the infringing products or processes;

•	discontinue the use of the infringing technology;

•	expend significant resources to develop non-infringing technology;

•	license technology from the third party claiming infringement, which license may not be available on commercially reasonable terms, or may not be available at all; or

•	lose the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property against others.

Our use of intellectual property rights is subject to license agreements, some of which contain provisions that may require the consent of the counterparties to remain in effect after a change of control. If we are unable to obtain any required consents under any material license agreements, our rights to use intellectual property licensed under those agreements may be at risk.

Any of the foregoing could affect our ability to compete or have a material adverse effect on our business, financial condition and results of operations.

We may not be successful in protecting our intellectual property rights or developing or licensing new intellectual property, which may harm our ability to compete and may have a material adverse effect on our results of operations.

We depend heavily on our rights to protect our technology from infringement and to ensure that we have the ability to generate royalty and other licensing revenues. Revenues are generated from the license of patents and manufacturing technologies to third parties. Our intellectual property revenues were approximately 4%, 3% and 2% of our revenues during 2006, 2005 and 2004, respectively. Our future intellectual property revenue depends in part on the continued strength of our intellectual property portfolio and enforcement efforts, and on the sales and financial stability of our licensees. We rely primarily on patent, copyright, trademark and trade secret laws, as well as on nondisclosure and confidentiality agreements and other methods, to protect our proprietary technologies. In the past, we have found it necessary to engage in litigation with other companies to force those companies to execute revenue-bearing license agreements with us or prohibit their use of our intellectual property. These proceedings, and future proceedings, may require us to expend significant resources and to divert the efforts and attention of our management from our business operations. In connection with our intellectual property:

•	the steps we take to prevent misappropriation or infringement of our intellectual property may not be successful;

•	our existing or future patents may be challenged, limited, invalidated or circumvented; and

•	the measures described above may not provide meaningful protection.

Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, develop similar technology independently or design around our patents. Our trade secrets may be vulnerable to disclosure or misappropriation by employees, contractors and other persons. Further, we may not be able to obtain patent protection or secure other intellectual property rights in all the countries in which we operate, and under the laws of such countries, patents and other intellectual property rights may be unavailable or limited in scope. If any of our patents fails to protect our technology, it would make it easier for our competitors to offer similar products. Any inability on our part to protect adequately our intellectual property may have a material adverse effect on our business, financial condition and results of operations.

Our business, financial condition and results of operations could be adversely affected by the political and economic conditions of the countries in which we conduct business and other factors related to our international operations.

We sell our products throughout the world. In 2006, over 70% of our products were sold in countries other than the United States. In addition, a majority of our operations and employees are located outside of the United

States. Multiple factors relating to our international operations and to particular countries in which we operate could have a material adverse effect on our business, financial condition and results of operations. These factors include:

•	negative economic developments in economies around the world and the instability of governments, including the threat of war, terrorist attacks, epidemic or civil unrest;

•	adverse changes in laws and governmental policies, especially those affecting trade and investment;

•	pandemics, such as the avian flu, which may adversely affect our workforce as well as our local suppliers and customers;

•	import or export licensing requirements imposed by governments;

•	foreign currency exchange and transfer restrictions;

•	differing labor standards;

•	differing levels of protection of intellectual property;

•	the threat that our operations or property could be subject to nationalization and expropriation;

•	varying practices of the regulatory, tax, judicial and administrative bodies in the jurisdictions where we operate; and

•	potentially burdensome taxation and changes in foreign tax laws.

International conflicts are creating many economic and political uncertainties that are impacting the global economy. A continued escalation of international conflicts could severely impact our operations and demand for our products.

In certain of the countries where we sell our products, effective protections for patents, trademarks, copyrights and trade secrets may be unavailable or limited in nature and scope. In addition, as we target increased sales in Asia, differing levels of protection of our intellectual property in Asian countries could have a significant impact on our business. As a result, the laws, the enforcement of laws, or our efforts to obtain and enforce intellectual property protections in any of these jurisdictions may not be sufficient to protect our intellectual property.

A majority of our products are manufactured in Asia, primarily in China, Japan, Malaysia and Taiwan. Any conflict or uncertainty in these countries, including due to public health or safety concerns (such as Severe Acute Respiratory Syndrome) or natural disasters (such as earthquakes), could have a material adverse effect on our business, financial condition and results of operations. In addition, if the government of any country in which our products are manufactured or sold sets technical standards for products made in or imported into their country that are not widely shared, it may lead certain of our customers to suspend imports of their products into that country, require manufacturers in that country to manufacture products with different technical standards and disrupt cross-border manufacturing partnerships which, in each case, could have a material adverse effect on our business, financial condition and results of operations.

Our ability to meet customer demand depends, in part, on our production capacity and on obtaining supplies, a number of which are obtained from a single source, and a reduction or disruption in our production capacity or our supplies could negatively impact our business.

Demand for our products is subject to significant fluctuation. If we overestimate demand, we may experience underutilized capacity and excess inventory levels. If we underestimate demand, we may miss sales opportunities and incur additional costs for labor overtime, equipment overuse and logistical complexities. Additionally, our production capacity could be affected by manufacturing problems. Difficulties in the production process could reduce yields or interrupt production, and, as a result of such problems, we may not be able to deliver products on time or in a cost-effective, competitive manner. As the complexity of both our products and our fabrication processes has become more advanced, manufacturing tolerances have been reduced and requirements for precision have become more demanding. We have in the past experienced manufacturing difficulties that have given rise to delays in delivery and quality control problems. Our failure to adequately manage our capacity could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, we may suffer disruptions in our manufacturing operations, either due to production difficulties such as those described above or as a result of external factors beyond our control. We use highly combustible materials such as silane and hydrogen in our manufacturing processes and are therefore subject to the risk of explosions and fires, which can cause significant disruptions to our operations. These can occur even in the absence of any fault on our part. If operations at a manufacturing facility are interrupted, we may not be able to shift production to other facilities on a timely basis or at all. In addition, certain of our products are only capable of being produced at a single manufacturing facility and to the extent that any of these facilities fail to produce these products, this risk will be increased. Even if a transfer is possible, transitioning production of a particular type of semiconductor from one of our facilities to another can take between six to twelve months to accomplish, and in the interim period we would likely suffer significant or total supply disruption and incur substantial costs. Such an event could materially adversely affect our business, financial condition and results of operations.

Our ability to meet customer demands also depends on our ability to obtain timely and adequate delivery of materials, parts and components from our suppliers. From time to time, suppliers may extend lead times, limit the amounts supplied to us or increase prices due to capacity constraints or other factors. Supply disruptions may also occur due to shortages in critical materials, such as silicon wafers or specialized chemicals, or energy or other general supplier disruptions. We have experienced shortages in the past that have adversely affected our operations. Although we work closely with our suppliers to avoid these types of shortages, we may encounter these problems in the future. In addition, a number of our supplies are obtained from a single source. A reduction or interruption in supplies or a significant increase in the price of one or more supplies could have a material adverse effect on our business, financial condition and results of operations.

We intend to engage in acquisitions, joint ventures and other transactions that may complement or expand our business. We may not be able to complete such transactions and such transactions, if executed, pose significant risks and could have a negative effect on our operations.

Our future success may be dependent on opportunities to enter into joint ventures and to buy other businesses or technologies that could complement, enhance or expand our current business or products or that might otherwise offer us growth opportunities. If we are unable to identify suitable targets, our growth prospects may suffer, and we may not be able to realize sufficient scale advantages to compete effectively in all markets. In addition, in pursuing acquisitions, we may face competition from other companies in the semiconductor industry. Our ability to acquire targets may also be limited by applicable antitrust laws and other regulations in the United States, the European Union and other jurisdictions in which we do business. To the extent that we are successful in making acquisitions, we may have to expend substantial amounts of cash, incur debt, assume loss-making divisions and incur other types of expenses. We may not be able to complete such transactions, for reasons including, but not limited to, a failure to secure financing, or as a result of restrictive covenants in our debt instruments. Any transactions that we are able to identify and complete may involve a number of risks, including:

•	the diversion of our management’s attention from our existing business to integrate the operations and personnel of the acquired or combined business or joint venture;

•	possible adverse effects on our operating results during the integration process; and

•	our possible inability to achieve the intended objectives of the transaction.

In addition, we may not be able to successfully or profitably integrate, operate, maintain and manage our newly acquired operations or employees. We may not be able to maintain uniform standards, controls, procedures and policies, and this may lead to operational inefficiencies.

We are subject to environmental, health and safety laws, which could increase our costs and restrict our operations in the future.

Our operations are subject to a variety of environmental laws and regulations in each of the jurisdictions in which we operate governing, among other things, air emissions, wastewater discharges, the use, handling and disposal of hazardous substances and wastes, soil and groundwater contamination and employee health and safety. Any failure by us to comply with environmental, health and safety requirements could result in the limitation or suspension of production or subject us to monetary fines or civil or criminal sanctions, or other future liabilities in excess of our reserves. We are also subject to laws and regulations governing the recycling of our products, the materials that may be included in our products, and our obligation to dispose of our products at the end of their useful life. For example, the European Directive 2002/95/Ec on restriction of hazardous substances (“RoHS”), bans the placing on the EU market of new electrical and electronic equipment containing more than specified levels of lead, and other hazardous compounds. As more countries enact requirements like the RoHS Directive, and as exemptions are phased out, we could incur substantial additional costs to convert the remainder of our portfolio, conduct required research and development, alter manufacturing processes, or adjust supply chain management. Such changes could also result in significant inventory obsolescence. In addition, compliance with environmental, health and safety requirements could restrict our ability to expand our facilities or require us to acquire costly pollution control equipment, incur other significant expenses or modify our manufacturing processes. In the event of the discovery of new or previously unknown contamination, additional requirements with respect to existing contamination, or the imposition of other cleanup obligations for which we are responsible, we may be required to take remedial or other measures which could have a material adverse effect on our business, financial condition and results of operations. For a description of environmental matters in which we are currently involved, see “Business—Environmental Matters.”

In addition to the costs of complying with environmental, health and safety requirements, we have incurred and may in the future incur costs defending against environmental litigation brought by government agencies and private parties. We may be defendants in lawsuits brought by parties in the future alleging environmental damage, personal injury or property damage. A significant judgment against us could harm our business, financial condition and results of operations.

In the last few years, there has been increased media scrutiny and associated reports focusing on a potential link between working in semiconductor manufacturing clean room environments and certain illnesses, primarily different types of cancers. Regulatory agencies and industry associations have begun to study the issue to see if any actual correlation exists. Because we utilize these clean rooms, we may become subject to liability claims. In addition, these reports may also affect our ability to recruit and retain employees.

Our products may be subject to product liability and warranty claims, which could be expensive and could divert management’s attention.

We make highly complex electronic components and, accordingly, there is a risk that defects may occur in any of our products. Such defects can give rise to significant costs, including expenses relating to recalling products, replacing defective items, writing down defective inventory and loss of potential sales. In addition, the occurrence of such defects may give rise to product liability and warranty claims, including liability for damages caused by such defects. If we release defective products into the market, our reputation could suffer and we could lose sales opportunities and become liable to pay damages. Moreover, since the cost of replacing defective semiconductor devices is often much higher than the value of the devices themselves, we may at times face damage claims from customers in excess of the amounts they pay us for our products, including consequential damages.

We also face exposure to potential liability resulting from the fact that our customers typically integrate the semiconductors we sell into numerous consumer products, which are then in turn sold into the marketplace. We may be named in product liability claims even if there is no evidence that our products caused a loss. Product liability claims could result in significant expenses relating to defense costs or damages awards. In particular, the sale of systems and components for the transportation industry involves a high degree of risk that such claims may be made. In addition, we may be required to participate in a recall if any of our systems prove to be defective, or we may voluntarily initiate a recall or make payments related to such claims as a result of various industry or business practices or in order to maintain good customer relationships. Each of these actions would likely harm our reputation and lead to substantial expense. Any product liability claim brought against us could have a material adverse effect on our reputation, business, financial condition and results of operations.

Our industry is highly capital intensive and, if we are unable to obtain the necessary capital, we may not remain competitive.

To remain competitive, we must constantly improve our facilities and process technologies and carry out extensive research and development, each of which requires investment of significant amounts of capital. This risk is magnified by our high level of debt, since we are required to use a significant portion of our cash flow to service that debt, and also because our level of debt limits our ability to raise additional capital. If we are unable to generate sufficient cash or raise sufficient capital to meet both our debt service and capital investment requirements, or if we are unable to raise required capital on favorable terms when needed, our business, financial condition and results of operations could be materially adversely affected.

Loss of our key management and other personnel, or an inability to attract such management and other personnel, could impact our business.

We depend on our senior executive officers and other key personnel to run our business and on technical experts to develop new products and technologies. The loss of any of these officers or other key personnel could adversely affect our operations. Competition for qualified employees among companies that rely heavily on engineering and technology is intense, and the loss of qualified employees or an inability to attract, retain and motivate additional highly skilled employees required for the operation and expansion of our business could hinder our ability to conduct research and development activities successfully and develop marketable products. In the technology sector, the use of equity as incentive compensation is an important part of the compensation package for professionals. Although we maintain an incentive compensation plan, the fact that we do not have the ability to compensate employees with publicly traded equity may have a negative impact on our ability to recruit and retain professionals.

We have recorded significant reorganization of business charges in the past and may do so again in the future, which could materially adversely affect our business.

In 2005 and 2004, we recorded restructuring and asset impairment charges relating to our efforts to consolidate manufacturing operations and streamline our global organizational structure in the amounts of $24 million and $68 million, respectively. Due to a combination of the constant and rapid change experienced in the semiconductor industry, we may incur both employee termination and asset impairment charges in the future and such charges may have a material adverse effect on our business, financial condition and results of operations.

From time to time we may also decide to divest certain product lines and businesses or restructure our operations, including through the contribution of assets to joint ventures. However, our ability to successfully extricate ourselves from product lines and businesses, or to close or consolidate operations, depends on a number of factors, many of which are outside of our control. For example, if we are seeking a buyer for a particular business line, none may be available. In addition, we may face internal obstacles to our efforts. In some cases, particularly with respect to our European operations, there may be laws or other legal impediments affecting our ability to carry out such sales or restructuring. As a result, we may be unable to exit a product line or business, or to restructure our operations, in a manner we deem to be advantageous.

The Consortium, which controls us, may have conflicts of interest with us or you in the future.

The Consortium beneficially owns all or substantially all of the outstanding voting shares of our ultimate parent company and therefore controls us and all of our subsidiaries. As a result of this ownership they are entitled to elect all or substantially all of our directors, to appoint new management and to approve actions requiring the approval of our stockholder, including approving or rejecting proposed mergers or sales of all or substantially all of our assets, regardless of whether noteholders believe that any such transactions are in their own best interests.

The interests of the Consortium may differ from yours in material respects. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of the equity holders might conflict with your interests as a noteholder. The Consortium also may have an interest in pursuing acquisitions, divestitures, financings (including financings that are secured and/or senior to the Senior Subordinated Exchange Notes) or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a noteholder. Additionally, the indentures governing the notes will permit us to pay advisory fees, dividends or make other restricted payments under certain circumstances, and the Consortium or their affiliates and/or advisors may have an interest in our doing so.

Members of the Consortium or their affiliates or advisors are in the business of making or advising on investments in companies, and may from time to time in the future, acquire interests in businesses or provide advice that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. They may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. You should consider that the interests of these holders may differ from yours in material respects. See “Principal Stockholders,” “Certain Relationships and Related Party Transactions,” “Description of Other Indebtedness,” “Description of the Senior Exchange Notes” and “Description of the Senior Subordinated Exchange Notes.”

We may be responsible for income tax liabilities that relate to our separation from Motorola.

In connection with our initial public offering in 2004, Motorola contributed and transferred substantially all of its semiconductor businesses’ assets and liabilities to us. We refer to this transfer as the “Contribution.” As part of the Contribution, we entered into a tax sharing agreement with Motorola.

The tax sharing agreement requires us to indemnify Motorola against all tax related liabilities incurred by Motorola relating to the Contribution to the extent caused by an acquisition of our assets or stock (other than pursuant to the Contribution), or other actions by us, such as the Merger. These liabilities include the tax-related liability (calculated without regard to any net operating loss or other tax attribute of Motorola) that would result if the Contribution failed to qualify as a tax-free transaction. We do not believe the Merger triggers these tax liabilities. However, there can be no assurance that the Internal Revenue Service will not challenge this position. The indemnification under the tax sharing agreement does not have a specified term and our liability under the tax sharing agreement could be material in the event the Contribution were to fail to qualify as a tax-free transaction.

The tax sharing agreement also contains provisions regarding tax benefits. Under those provisions, in general, we are required to pay Motorola for any tax benefit that we would receive (based on certain assumptions) as a result of an adjustment to a tax for which Motorola is responsible under the tax sharing agreement or as a result of an adjustment to any of Motorola’s tax attributes. Motorola is required to pay us for any tax benefit that Motorola would receive (based on certain assumptions) as a result of an adjustment to a tax for which we are responsible under the tax sharing agreement or as a result of an adjustment to any of our tax attributes. In either case, the party required to make a payment for such tax benefit may be required to do so prior to the time that, and regardless of whether, such tax benefit is actually realized in cash. Any such payment, if required to be made prior to the time we actually receive the related tax benefit, could have a material adverse affect on our results of operations to the extent that we do not have any other available funds.

Risks Related to Our Indebtedness

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under the notes.

We are highly leveraged. As of March 30, 2007, our total indebtedness was approximately $9,520 million. We also had an additional $750 million available for borrowing under the new senior secured revolving credit facility and the option to increase the amount available under the new term loan and revolving credit facilities by up to an aggregate of $1,000 million on an uncommitted basis. In addition, under the Senior PIK-Election Notes, we have the option to elect to pay interest in the form of PIK interest through December 15, 2011. In the event we make a PIK interest election in each period in which we are entitled to make such an election, our debt will increase by the amount of such interest.

Our high degree of leverage could have important consequences for you, including:

•	increasing our vulnerability to adverse economic, industry or competitive developments;

•

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•

exposing us to the risk of increased interest rates because certain of our borrowings, including borrowings under our new senior secured credit facilities and the Senior Floating Rate Notes, are at variable rates of interest;

•

making it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the indentures governing the notes and the agreements governing such other indebtedness;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•

limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

Our pro forma cash interest expense, net for the year ended December 31, 2006 would have been $807 million. At March 30, 2007, we had approximately $3,991 million aggregate principal amount of variable indebtedness under the senior floating rate notes and our new senior secured credit facilities. A 1% increase in such rates would increase our annual interest expense by approximately $40 million.

Despite our high indebtedness level, we and our subsidiaries will still be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indentures governing the notes and the new senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. In addition to the $750 million which is available to us for borrowing under the new revolving credit facility, we have the option to increase the amount available under the new term loan and revolving credit facilities by up to an aggregate of $1,000 million on an uncommitted basis. In addition, under the Senior PIK-Election Notes, we have the option to elect to pay interest in the form of PIK interest through December 15, 2011, which will increase our debt by the amount of any such interest. If new debt is added to our and our subsidiaries’ existing debt levels, the related risks that we now face would increase. In addition, the indentures governing the notes do not prevent us from incurring obligations that do not constitute indebtedness under those agreements.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our new senior secured credit facility and the indentures governing the notes contain various covenants that limit the ability to engage in specified types of transactions. These covenants limit our, the restricted parent guarantors’ and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

A breach of any of these covenants could result in a default under one or more of these agreements, including as a result of cross default provisions and, in the case of the new revolving credit facility, permit the lenders to cease making loans to us. Upon the occurrence of an event of default under the new senior secured credit facilities, the lenders could elect to declare all amounts outstanding under the new senior secured credit facility to be immediately due and payable and terminate all commitments to extend further credit. Such actions by those lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under the new senior secured credit facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the new senior secured credit facilities. If the lenders under the new senior secured credit facilities accelerate the repayment of borrowings, we may not have sufficient assets to repay the new senior secured credit facilities as well as our unsecured indebtedness, including the notes. See “Description of Other Indebtedness.”

Risks Relating to the Exchange Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the Exchange Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Exchange Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the Exchange Notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indentures governing the Exchange Notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Your right to receive payments on each series of Exchange Notes is effectively junior to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under the Exchange Notes and our guarantors’ obligations under their guarantees of the Exchange Notes are unsecured, but our obligations under our new senior secured credit facilities and each guarantor’s obligations under its guarantee of the new senior secured credit facilities are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock of substantially all of our wholly owned U.S. subsidiaries and a portion of the stock of certain of our non-U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our new senior secured credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the Exchange Notes, even if an event of default exists under the indentures governing the Exchange Notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the Exchange Notes, then that guarantor will be released from its guarantee of the Exchange Notes automatically and immediately upon such sale. In any such event, because the Exchange Notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full. See “Description of Other Indebtedness.”

As of March 30, 2007, we had approximately $3,531 million of senior secured indebtedness, which is primarily indebtedness under our new senior secured credit facilities, not including availability of $750 million under our new revolving credit facility, and the option to increase the amount available under the new term loan and revolving credit facilities by up to an aggregate of $1,000 million on an uncommitted basis. The indentures governing the Exchange Notes permit us, our parent guarantors and our restricted subsidiaries to incur substantial additional indebtedness in the future, including senior secured indebtedness.

Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries that do not guarantee the Exchange Notes.

The Exchange Notes will not be guaranteed by any of our subsidiaries. Our subsidiaries will only be required to become guarantors if in the future they guarantee indebtedness under our new senior secured credit facilities or any replacement financing. Claims of holders of the Exchange Notes will be structurally subordinated to the claims of creditors of our subsidiaries that do not guarantee the Exchange Notes, including trade creditors. All obligations of these subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or creditors of us, including the holders of the Exchange Notes.

Non-guarantor subsidiaries accounted for approximately $4,594 million, or 72% of our net sales, and approximately $635 million of our EBITDA for the year ended December 31, 2006 and approximately $3,527 million, or 21% of our total assets as of March 30, 2007.

Your right to receive payments on the Senior Subordinated Exchange Notes will be junior to the rights of the lenders under our new senior secured credit facilities and all of our other senior debt (including the Senior Exchange Notes) and any of our future senior indebtedness.

The Senior Subordinated Exchange Notes will be general unsecured obligations that rank junior in right of payment to all of our senior indebtedness. As of March 30, 2007, we had approximately $7,920 million of senior indebtedness, including $4,350 million of Senior Exchange Notes, $3,491 million under the new senior secured credit facilities and $79 million of additional debt and capital lease obligations. An additional $750 million was available to be drawn under our new revolving credit facility. In addition, we have the option to increase the amount available under the new term loan and revolving credit facilities by up to an aggregate of $1,000 million on an uncommitted basis, and we have the option to increase the principal amount of the Senior PIK-Election Exchange Notes by electing to pay PIK interest. We may not pay principal, premium, if any, interest or other amounts on account of the Senior Subordinated Exchange Notes in the event of a payment default in respect of certain of our senior indebtedness, including debt under the new senior secured credit facilities, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to certain of our senior indebtedness, we may not be permitted to pay any amount on account of the Senior Subordinated Exchange Notes for a designated period of time.

Because of the subordination provisions in the Senior Subordinated Exchange Notes, in the event of our bankruptcy, liquidation or dissolution, our assets will not be available to pay obligations under the Senior Subordinated Exchange Notes until we have made all payments in cash on our senior indebtedness. Sufficient assets may not remain after all these payments have been made to make any payments on the Senior Subordinated Exchange Notes, including payments of principal or interest when due.

Repayment of our debt, including the Exchange Notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the Exchange Notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the Exchange Notes, our subsidiaries do not have any obligation to pay amounts due on the Exchange Notes or to make funds available for that purpose. As of the issue date of the Exchange Notes, the Exchange Notes will not be guaranteed by any of our subsidiaries. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Exchange Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indentures governing the Exchange Notes limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Exchange Notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Exchange Notes.

Any default under the agreements governing our indebtedness, including a default under the new senior secured credit facility, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the Exchange Notes and substantially decrease the market value of the Exchange Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in our new senior secured credit facilities and the indentures governing the Exchange Notes), we could be in default under the terms of the agreements governing such indebtedness, including our new senior secured credit facilities and the indentures governing the Exchange Notes. In the event of such default,

•

the holders of such indebtedness may be able to cause all of our available cash flow to be used to pay such indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under our new senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets;

•	we could be forced into bankruptcy or liquidation; and

•	the subordination provisions in the Senior Subordinated Exchange Notes may prevent us from paying any obligation with respect to such Exchange Notes.

If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our new senior secured credit facilities to avoid being in default. If we breach our covenants under our new senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our new senior secured credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the Exchange Notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding Exchange Notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the Exchange Notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Exchange Notes upon a change of control because we may not have sufficient financial resources to purchase all of the Exchange Notes that are tendered upon a change of control. Further, we will be contractually restricted under the terms of our new senior secured credit facilities from repurchasing all of the Exchange Notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the Exchange Notes unless we are able to refinance or obtain waivers under our new senior secured credit facilities. Our failure to repurchase the Exchange Notes upon a change of control would cause a default under the indentures governing the Exchange Notes and a cross default under the new senior secured credit facilities. The new senior secured credit facilities also provides that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

The lenders under the new senior secured credit facilities will have the discretion to release any subsidiary guarantors under the new senior secured credit facilities in a variety of circumstances, which will cause those subsidiary guarantors to be released from their guarantees of the Exchange Notes.

While any obligations under the new senior secured credit facilities remain outstanding, any subsidiary guarantee of the Exchange Notes may be released without action by, or consent of, any holder of the Exchange Notes or the trustee under the indentures governing the Exchange Notes, at the discretion of lenders under the new senior secured credit facilities, if the related subsidiary guarantor is no longer a guarantor of obligations under the new senior secured credit facilities or any other indebtedness. See “Description of the Senior Exchange Notes” and “Description of the Senior Subordinated Exchange Notes.” The lenders under the new senior secured credit facilities will have the discretion to release the subsidiary guarantees under the new senior secured credit facilities in a variety of circumstances. As of the issue date of the Exchange Notes, none of our subsidiaries will guarantee the new senior secured credit facilities. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the Exchange Notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

Federal and state fraudulent transfer laws may permit a court to void the Exchange Notes and the guarantees, subordinate claims in respect of the Exchange Notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the Exchange Notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Exchange Notes and the incurrence of any guarantees of the Exchange Notes, including the guarantee by the Guarantors entered into upon issuance of the Exchange Notes and subsidiary guarantees (if any) that may be entered into thereafter under the terms of the indentures governing the Exchange Notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the Exchange Notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the Exchange Notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the Exchange Notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the Exchange Notes or the incurrence of the guarantees;

•	the issuance of the Exchange Notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature; or

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we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the Exchange Notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the Exchange Notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor. For example, in a leveraged transaction, such as the Transactions, there is increased risk of a determination that the issuer incurred debt obligations for less than reasonably equivalent value or fair consideration as a court may find that the benefit of the transaction went to the former stockholders of Freescale, while neither we nor the guarantors benefited substantially or directly from the Exchange Notes or the guarantees.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the Exchange Notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the Exchange Notes or such guarantee or further subordinate the Exchange Notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the Exchange Notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Exchange Notes. Further, the voidance of the Exchange Notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Although each guarantee entered into by a subsidiary will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

The parent guarantors’ guarantee of the Exchange Notes may not provide any additional credit support for the Exchange Notes.

Since none of the parent guarantors has any significant operations or assets, their guarantee of the Exchange Notes provides little, if any, additional credit support for the Exchange Notes and investors should not rely on these guarantees in evaluating an investment in the Exchange Notes.

Each of Holdings I, Holdings II, Holdings III and Holdings IV, which are parent guarantors of the Exchange Notes, are Bermuda companies, and it may be difficult for you to enforce judgments against them.

Each of Holdings I, Holdings II, Holdings III and Holdings IV, which are parent guarantors of the Exchange Notes, are incorporated under the laws of Bermuda. As such, it may be difficult to effect service of process within the United States upon them, or to recover against them on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

We have been advised by Conyers Dill & Pearman, special Bermuda counsel to each of Holdings I, Holdings II, Holdings III and Holdings IV that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws, or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. Further, we have been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts in civil and commercial matters, and there are grounds upon which Bermuda courts may decline to enforce the judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to public policy in Bermuda. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

Risks Relating to the Exchange Offer and Holding the Exchange Notes

There is no public market for the Exchange Notes, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

The Exchange Notes are a new issue of securities for which there is no existing trading market. Accordingly, we cannot assure you that a liquid market will develop for the Exchange Notes, that you will be able to sell your Exchange Notes at a particular time or that the prices that you receive when you sell the Exchange Notes will be favorable.

We do not intend to apply for listing or quotation of any series of bonds on any securities exchange or stock market, although our Restricted Notes trade on the PORTAL Market. The liquidity of any market for the Exchange Notes will depend on a number of factors, including:

•	the number of holders of Exchange Notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the Restricted Notes for the Exchange Notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the Exchange Notes; and

•	prevailing interest rates.

Holders of Restricted Notes who fail to exchange their Restricted Notes in the exchange offer will continue to be subject to restrictions on transfer.

If you do not exchange your Restricted Notes for Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the Restricted Notes. The restrictions on transfer of your Restricted Notes arise because we issued the Restricted Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Restricted Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Restricted Notes under the Securities Act. For further information regarding the consequences of tendering your Restricted Notes in the exchange offer, see the discussion below under the caption “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Restricted Notes.”

The tender of Restricted Notes under the Exchange Offer will reduce the outstanding amount of each series of Restricted Notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the Restricted Notes due to a reduction in liquidity.

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of Exchange Notes in exchange for Restricted Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of Restricted Notes into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of Restricted Notes for exchange. Restricted Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer—Procedures for Tendering Restricted Notes” and “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Restricted Notes.”

Some holders who exchange their Restricted Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Restricted Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward looking statements” within the meaning of the federal securities laws that involve risks and uncertainties. Forward looking statements include statements we make concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information and, in particular, appear under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “seeks,” “likely,” “may,” “will,” “should,” “goal,” “target” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward looking statements. In addition, we, through our senior management, from time to time make forward looking public statements concerning our expected future operations and performance and other developments. These forward looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. Accordingly, investors should not place undue reliance on our forward looking statements. We derive many of our forward looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward looking statements are based upon information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise forward looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law.

Important factors that could cause actual results to differ materially from our expectations (“cautionary statements”) are disclosed under “Risk Factors” and elsewhere in this prospectus. All forward looking statements in this prospectus and subsequent written and oral forward looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	our substantial indebtedness;

•	our ability to service our outstanding indebtedness and the impact such indebtedness may have on the way we operate our business;

•	the loss of one or more of our significant customers or strategic relationships;

•	general economic and business conditions and any downturns in the cyclical industry in which we operate;

•	our competitive environment and our ability to make technological advances;

•	interruptions in our production or manufacturing capacity and our ability to obtain supplies;

•	economic conditions in the industries in which our products are sold;

•	maintenance and protection of our intellectual property;

•	political and economic conditions in the countries where we conduct business;

•	integration of future acquisitions into our business;

•	the costs of environmental compliance and/or the imposition of liabilities under environmental laws and regulations;

•	potential product liability claims;

•	inability to make necessary capital expenditures;

•	loss of key personnel; and

•	our ability to achieve cost savings.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Any Restricted Notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated.

Predecessor					Successor
Year ended December 31,				Period from January 1, 2006 through December 1, 2006	Period from December 2, 2006 through December 31, 2006	Three Months ended March 30, 2007
2002	2003	2004	2005
—	—	4.7X	7.0X	4.9X	—	—

The ratio of earnings to fixed charges is calculated by dividing the sum of earnings (loss) from operations before provision for income taxes, earnings (loss) from equity investees and fixed charges, by fixed charges. Fixed charges consist of interest expense, capitalized interest and imputed interest on our lease obligations. Earnings were inadequate to cover fixed charges for the three months ended March 30, 2007, the period from December 2, 2006 through December 31, 2006 and the years ended December 31, 2003 and 2002 by $852 million, $2.5 billion, $322 million and $1.7 billion, respectively.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents, short term investments and marketable securities and our capitalization as of March 30, 2007. You should read the data set forth in the table below in conjunction with “Selected Historical Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Transactions,” and our financial statements and the accompanying notes included elsewhere in this prospectus.

As of March 30, 2007 (Unaudited)
(in millions)
Cash and cash equivalents, short-term investments and marketable securities	$637
Debt:
New senior secured credit facilities(1)
Revolving credit facility	—
Term loan facility	3,491
Capital lease obligations	40
Senior floating rate notes	500
Senior toggle notes	1,500
Senior fixed rate notes	2,350
Senior subordinated notes	1,600
Additional debt(2)	39

Total debt	9,520

Stockholder’s Equity:
Common stock and additional paid-in capital	7,107
Accumulated deficit	(2,926)
Accumulated other comprehensive income	8

Total stockholders’ equity	4,189

Total capitalization	13,709

(1)	Our new senior secured credit facilities consist of a $3,491 million term loan facility and a $750 million revolving credit facility.
(2)	Represents $39 million of outstanding indebtedness under our ¥8,800 million (approximately $74 million) unsecured line of credit in Japan, which remained outstanding upon consummation of the Transactions.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2006 is based on our Predecessor and Successor audited financial statements appearing elsewhere in this prospectus, as adjusted to combine the Predecessor Period and Successor Period on a historical basis and to illustrate the estimated pro forma effects of the Transactions as if they had occurred on January 1, 2006.

The unaudited pro forma condensed consolidated statement of operations reflects adjustments related to amortization expense associated with certain identifiable intangible assets and pensions, interest expense and amortization of debt issuance costs, depreciation expense for the step-up of fixed assets to fair value, an increase in cost of sales for the step-up of inventory to fair value, elimination of certain one-time charges such as in-process research development and Merger expenses, and a reduction in revenue for the deferred revenue purchase accounting adjustments. The tax effects of such adjustments at an estimated annual effective tax rate of 36.1% have also been reflected.

The unaudited pro forma financial information is for illustrative and informational purposes only and does not purport to represent or be indicative of what our results of operations would have been had the Transactions occurred on such date. See “The Transactions”. The unaudited pro forma financial information should not be considered representative of our future results of operations.

You should read this information together with the information included under the headings “Risk Factors,” “Unaudited Pro forma Financial Information,” “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and related notes included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2006

(in millions)

	Historical Freescale	Adjustments for the Transactions		Pro Forma Freescale
Net sales	$6,359	$(29	) (a)	$6,330
Cost of sales	3,625	533	(b)	4,158

Gross margin	2,734	(562)		2,172
Selling, general and administrative	729	18	(b)	747
Research and development	1,204	(44	) (b)	1,160
Amortization expense for acquired intangible assets	117	1,233	(b)	1,350
In-process research and development	2,260	(2,260	) (b)	—
Reorganization of businesses and other	(12)	—		(12)
Merger and separation expenses	522	(522	) (c)	—

Operating loss	(2,086)	1,013		(1,073)
Other income (expense):
Interest income (expense), net	(20)	(776	) (d)	(796)
Gains on sales of investments and businesses, net	1	—		1
Other, net	(4)	—		(4)

Total other income (expense)	(23)	(776)		(799)

Loss before income taxes	(2,109)	237		(1,872)
Income tax (benefit)	(108)	(568	) (e)	(676)

Net loss	$(2,001)	$805		$(1,196)

See accompanying notes to the unaudited pro forma condensed consolidated statement of operations

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

(a)	Reflects change in revenue based upon the adjustment of deferred revenue to fair value as of the date of the Merger.

(b)	Reflects the pro forma adjustment to operating expenses as follows:

(in millions)	Year Ended December 31, 2006
Depreciation(1)	$153
Amortization(1)	1,232
Cost of sales(2)	416
Pension and post-retirement benefits(3)	(9)
Management fees(4)	28
Stock-based compensation(5)	(81)
In-process research and development(6)	(2,260)

Pro forma adjustment to operating expenses	$(521)

(1)	The pro forma adjustment to depreciation and amortization is calculated as follows:

	Year Ended December 31, 2006
(in millions)	Depreciation	Amortization
Pro forma	$747	$1,381
Historical	(594)	(149)

Pro forma adjustment	$153	$1,232

(2)	Reflects the increase to cost of sales due to the inventory step-up to fair value.
(3)	Reflects the estimated decrease to pension and post-retirement benefits expense resulting from the elimination of amortization and deferral of unrecognized actuarial losses and prior service costs.
(4)	Reflects the pro forma adjustment for estimated management fees.
(5)	Reflects the pro forma adjustment for the new equity compensation plan for management and company employees.
(6)	Represents the pro forma adjustment for a one-time, non-cash charge for in-process research and development.

The above pro forma adjustments to operating expenses are allocated to cost of sales, selling, general and administrative expenses, and research and development as follows:

(in millions)	Year Ended December 31, 2006
Cost of sales	$533
Selling, general and administrative	18
Research and development	(44)
Amortization expense for acquired intangibles	1,232
In-process research and development	(2,260)

Pro forma adjustment to operating expenses	$(521)

(c)	Reflects the elimination of expenses incurred in connection with the Merger that will not have a continuing impact.

(d)	Reflects pro forma interest expense resulting from our new capital structure using the initial three-month LIBOR setting on the term loan facility of 5.37% as follows:

(in millions)	Year Ended December 31, 2006
New senior secured revolving credit facility(1)	$—
New senior secured term loan facility(1)	249
Senior floating rate notes(2)	46
Senior toggle notes(2)	137
Senior fixed rate notes(2)	209
Senior subordinated notes(2)	162
Commitment fees(3)	4

Pro forma cash interest expense	807
Pro forma interest income(4)	48

Cash interest expense, net	759
Amortization of debt issuance costs(5)	37

Total pro forma interest expense, net	796
Historical interest income (expense), net	(20)

Pro forma adjustment	$776

(1)

Reflects an interest rate of LIBOR (5.37% at December 31, 2006) plus 1.75% for our new revolving credit facility and senior secured term loan facility. Pro forma interest decreased approximately $9 million due to a decrease of 25 basis points from the previously reported pro forma rate of LIBOR (5.37% at December 31, 2006) plus 2.00% as a result of a repricing of our term loan after the Merger. There were no drawings under the revolving credit facility as of December 31, 2006.

(2)

Reflects pro forma interest expense based on an interest rate of LIBOR plus 3 7/8% for the senior floating rate notes, 9 1/8% for the senior toggle notes (assuming a cash-pay election), 8 7/8% for the senior fixed rate notes, and 10 1/8% for the senior subordinated notes.

(3)	Reflects commitment fees of 0.5% on an assumed $750 million average undrawn balance under the revolving credit facility.
(4)	Reflects pro forma interest, historical income on postretirement benefit assets not yet transferred by Motorola, and imputed interest on intellectual property royalty receivables.
(5)

Reflects non-cash interest expense related to estimated capitalized debt issuance costs that are being amortized over the term of the related facility (six years for the revolving credit facility, seven years for the new senior secured term loan, eight years for the senior fixed rate notes, senior floating rate notes and senior toggle notes and ten years for the senior subordinated notes).

A  1/8% change in assumed interest rates would have the following effects on pro forma interest expense:

(in millions)	Year Ended December 31, 2006
Senior secured term loan facility	$4
Senior floating rate notes	1

Total effect on pro forma interest expense	$5

(e)	Represents the estimated tax effect of the pro forma purchase accounting adjustments described above at an estimated annual effective tax rate of 36.1%.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table presents our selected historical financial information as of and for the periods presented. The selected historical financial information for the Successor Period, the Predecessor Period and the years ended December 31, 2005 and 2004 and as of December 31, 2006 and 2005 has been derived from the audited financial statements included elsewhere in this prospectus. The selected historical financial information as of and for the three months ended March 30, 2007 and for the three months ended March 31, 2006 are derived from our unaudited financial statements included elsewhere in this prospectus, which, have been prepared on a basis consistent with our annual audited financial statements and, in the opinion of management, include all adjustments necessary for a fair presentation of such data. The unaudited selected historical financial information as of March 31, 2006 has been derived from our unaudited financial statements not included in this prospectus. We completed the Transactions on December 1, 2006. The financial information in the table below for the year ended December 31, 2006 is presented on a combined basis. Our combined results for the year ended December 31, 2006 represent the addition of the period prior to the Transactions (from January 1, 2006 through December 1, 2006, the “Predecessor” or “Predecessor Period”) and the period after the Transactions (from December 2, 2006 through December 31, 2006, the “Successor” or “Successor Period”). This combination does not comply with generally accepted accounting principles in the United States or with the rules for pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our results. The historical financial information for the years ended December 31, 2003 and 2002 and as of December 31, 2004, 2003 and 2002 presented below has been derived from our audited financial statements that are not included in this prospectus. Certain amounts reported in previous periods have been reclassified to conform to the current presentation. Please refer to “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements included elsewhere in this prospectus.

You should read this information together with the information included under the headings “Use of Non-GAPP Measures,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus.

Freescale Semiconductor Holdings I, Ltd. and Subsidiaries

	Combined(1)	Successor	Predecessor					Successor	Predecessor
(Dollars in millions)	(Unaudited) Year Ended December 31, 2006	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Years Ended December 31,				(Unaudited) Three Months Ended March 30, 2007	(Unaudited) Three Months Ended March 31, 2006
				2005	2004	2003	2002
Operating Results
Net sales	$6,359	$565	$5,794	$5,843	$5,715	$4,864	$5,001	$1,361	$1,526
Cost of sales	3,625	450	3,175	3,377	3,617	3,455	3,748	1,217	835

Gross margin	2,734	115	2,619	2,466	2,098	1,409	1,253	144	691
Selling, general and administrative	729	59	670	652	637	609	590	160	187
Research and development	1,204	99	1,105	1,178	1,090	1,064	1,020	290	294
Amortization expense for acquired intangible assets	117	106	11	7	9	7	5	345	3
In-process research and development	2,260	2,260	—	10	—	—	—	—	—
Reorganization of businesses and other	(12)	—	(12)	9	22	33	1,153	—	—
Merger and separation expenses	522	56	466	10	74	—	—	3	—

Operating earnings (loss)	(2,086)	(2,465)	379	600	266	(304)	(1,515)	(654)	207
Other income (expense):
Interest income (expense), net	(20)	(58)	38	6	(31)	(114)	(163)	(198)	12
Gains on sales of investments and businesses, net	1	—	1	26	41	106	15	—	—
Other, net	(4)	2	(6)	(19)	(13)	(7)	(18)	—	(1)

Total other income (expense)	(23)	(56)	33	13	(3)	(15)	(166)	(198)	11

Earnings (loss) before income taxes and cumulative effect of accounting change	(2,109)	(2,521)	412	613	263	(319)	(1,681)	(852)	218
Income tax (benefit) expense	(108)	(134)	26	50	52	47	86	(313)	13

Earnings (loss) before cumulative effect of accounting change	(2,001)	(2,387)	386	563	211	(366)	(1,767)	(539)	205
Cumulative effect of accounting change, net of income tax expense	7	—	7	—	—	—	—	—	7

Net earnings (loss)	$(1,994)	$(2,387)	$393	$563	$211	$(366)	$(1,767)	$(539)	$212

Balance Sheet (End of Period)
Total cash and cash equivalents, short-term investments and marketable securities(2)	$710			$3,025	$2,374	$87	$44	$637	$3,090
Total assets	$17,739			$7,170	$6,719	$4,503	$5,186	$16,804	$7,290
Total debt and capital lease obligations	$9,526			$1,253	$1,273	$31	$146	$9,520	$1,251
Total business/stockholders’ equity	$4,717			$4,447	$3,936	$3,556	$4,024	$4,189	$4,618

Other Data
EBITDA(3) (Unaudited)	$(1,311)	$(2,299)	$988	$1,331	$1,110	$757	$(352)	$(119)	$371
Capital expenditures, net	$713	$89	$624	$491	$522	$310	$220	$92	$145
% of sales	11%	16%	11%	8%	9%	6%	4%	7%	10%
Research and development expenditures	$1,204	$99	$1,105	$1,178	$1,090	$1,064	$1,020	$290	$294
% of sales	19%	18%	19%	20%	19%	22%	20%	21%	19%
Earnings to fixed charges ratio(4) (Unaudited)	—	—	4.9x	7.0x	4.7x	—	—	—
Net cash provided by operating activities	$1,301	$60	$1,241	$1,300	$1,309	$593	$21	$41	$300
Net cash provided by (used for) investing activities	$(16,299)	$(17,900)	$1,601	$(1,431)	$(2,535)	$(179)	$(257)	$(26)	$(220)
Net cash provided by (used for) financing activities	$14,954	$16,181	$(1,227)	$(21)	$1,508	$(373)	$145	$(12)	$(67)

(1)	Our combined results for the year ended December 31, 2006 represent the addition of the Predecessor Period from January 1, 2006 through December 1, 2006 and the Successor Period from December 2, 2006 to December 31, 2006. This combination does not comply with generally accepted accounting principles in the United States (“U.S. GAAP”) or with the rules for pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our results.

(2)	The following table provides a reconciliation of total cash and cash equivalents, short-term investments and marketable securities to the amounts reported in our audited Consolidated Balance Sheets at March 30, 2007, March 31, 2006, December 31, 2006 and 2005 or in their accompanying Notes:

	Successor	Predecessor		Successor	Predecessor
(Dollars in millions)	December 31, 2006	December 31, 2005	December 31, 2004	(Unaudited) March 30, 2007	(Unaudited) March 31, 2006
Cash and cash equivalents	$177	$212	$382	$181	$227
Short-term investments	533	1,209	1,992	456	1,152
Marketable securities	—	1,604	—	—	1,711

Total	$710	$3,025	$2,374	$637	$3,090

(3)	We believe that the presentation of EBITDA enhances an investor’s understanding of our financial performance. Given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA is a useful financial metric for assessing our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We also believe EBITDA is useful to assess our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense attributable to our historically higher levels of capital expenditures and purchase accounting adjustments to tangible assets and amortization expense arising from acquired intangible assets established as a part of purchase accounting. The term EBITDA is not defined under U.S. GAAP, and EBITDA should not be considered as an alternative to income (loss), operating income (loss), operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do. For additional information regarding our use of EBITDA and limitations on its usefulness as an analytical tool, see “Use of Non-GAAP Measures” included elsewhere in this prospectus. A reconciliation of net earnings (loss), the most directly comparable U.S. GAAP measure, to EBITDA for each of the respective periods indicated is as follows:

(Dollars in millions)	Combined	Successor	Predecessor					Successor	Predecessor
	(Unaudited) Year Ended December 31, 2006	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Years Ended December 31,				(Unaudited) Three Months Ended March 30, 2007	(Unaudited) Three Months Ended March 31, 2006
				2005	2004	2003	2002
Earnings (loss) before cumulative effect of accounting change	$(2,001)	$(2,387)	$386	$563	$211	$(366)	$(1,767)	$(539)	$205
Interest expense (income), net	20	58	(38)	(6)	31	114	163	198	(12)
Income tax (benefit) expense	(108)	(134)	26	50	52	47	86	(313)	13
Depreciation and amortization*	778	164	614	724	816	962	1,166	535	165

EBITDA	$(1,311)	$(2,299)	$988	$1,331	$1,110	$757	$(352)	$(119)	$371

*	Excludes amortization of debt issuance costs, which are included in interest expense (income), net.

(4)	The ratio of earnings to fixed charges is calculated by dividing the sum of earnings (loss) from operations before provision for income taxes, earnings (loss) from equity investees and fixed charges, by fixed charges. Fixed charges consist of interest expense, capitalized interest and imputed interest on our lease obligations. Earnings were inadequate to cover fixed charges for the three months ended March 30, 2007, the period from December 2, 2006 through December 31, 2006 and the years ended December 31, 2003 and 2002 by $852 million, $2.5 billion, $322 million and $1.7 billion, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition includes periods prior to the consummation of the Merger. Accordingly, the following discussion and analysis of historical periods does not reflect the significant impact that the Merger will have on us, including significantly increased leverage from our incurrence of approximately $9.45 billion in debt in connection with the Merger. You should read the following discussion of our results of operations and financial condition with the “Unaudited Pro Forma Financial Information,” “Selected Historical Financial Information,” and the audited financial statements included elsewhere in this prospectus. This discussion contains forward looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward looking statements.

Because the results of operations and financial condition of Freescale Semiconductor Holdings I, Ltd. and Freescale Semiconductor, Inc. are substantially the same, the following discussion and analysis is applicable to both companies.

Overview

On December 1, 2006, Freescale Semiconductor, Inc. (“Freescale”) was acquired by a consortium of private equity funds. The consortium includes The Blackstone Group, The Carlyle Group, funds advised by Permira Advisers, LLC, TPG Capital and others (collectively, the “Sponsors”). The Merger was accomplished through the terms of an Agreement and Plan of Merger entered into on September 15, 2006 (the “Merger Agreement”) by and among Freescale, Firestone Holdings LLC, a Delaware limited liability company that transferred and assigned all of its assets, liabilities, rights and obligations to Freescale Holdings L.P., a Cayman Islands limited partnership (“Parent”), and Freescale Acquisition Corporation (formerly Firestone Acquisition Corporation), an indirect wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into Freescale, and as a result, Freescale continues as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). Parent is an entity controlled by the Sponsors. Pursuant to the Merger Agreement, at the effective time of the Merger, December 1, 2006, each issued and outstanding share of Class A common stock and Class B common stock of Freescale, other than shares owned by Freescale, Parent or Merger Sub, or by any stockholders who were entitled to and who properly exercised appraisal rights under Delaware law, was canceled and was automatically converted into the right to receive $40.00 in cash, without interest. In addition, substantially all restricted stock units (“RSUs”) were converted into the right to receive $40.00 per share, and substantially all stock options and stock appreciation rights (“SARs”) were converted into the right to receive merger consideration equal to the difference between the Merger price of $40.00 per share and the exercise price for each stock option and SAR, multiplied by the number of such stock options and SARs.

At the close of the Merger, Freescale became a subsidiary of Freescale Semiconductor Holdings V, Inc. (“Holdings V”), which is wholly owned by Freescale Semiconductor Holdings IV, Ltd. (“Holdings IV”), which is wholly owned by Freescale Semiconductor Holdings III, Ltd. (“Holdings III”), which is wholly owned by Freescale Semiconductor Holdings II, Ltd. (“Holdings II”), which is wholly owned by Freescale Semiconductor Holdings I, Ltd. (“Holdings I”), which is wholly owned by Parent. Parent, Holdings I, Holdings II, Holdings III, Holdings IV and Holdings V have no operations or assets, other than their respective direct or indirect ownership interests in Freescale. All six of these companies were formed for the purpose of facilitating the Merger and are collectively referred to as the “Parent Companies.” The reporting entity subsequent to the Merger is Holdings I. Holdings I refers to the operations of Holdings I and its subsidiaries for both the Predecessor and Successor Periods. Holdings I (which may be referred to as the “Company,” “we,” “us” or “our”) means Freescale Semiconductor Holdings I, Ltd. and its subsidiaries, or one of our segments, as the context requires.

Although Freescale continues as the same legal entity after the Merger, the accompanying unaudited Condensed Consolidated Statements of Operations and Cash Flows for the three months ended March 30, 2007 and March 31, 2006 are presented as the “Successor Period” or “Successor” and the “Predecessor Period” or “Predecessor,” respectively, as context requires, and relate to the period preceding the Merger and the period succeeding the Merger, respectively. The accompanying audited Combined and Consolidated Statement of Operations, Stockholder’s Equity and Cash Flows for 2006 are presented for two periods: January 1 through December 1, 2006 (the “Predecessor Period” or “Predecessor,” as context requires) and December 2 through December 31, 2006 (the “Successor Period” or “Successor,” as context requires), which relate to the period preceding the Merger and the period succeeding the Merger, respectively. The unaudited combined results for the year ended December 31, 2006 represent the addition of the Predecessor and Successor Periods (“Combined”). This combination does not comply with U.S. GAAP or with the rules for pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our results. The consolidated financial statements for the Successor Period reflect the acquisition of Freescale under the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”). The results of the Successor are not comparable to the results of the Predecessor due to the difference in the basis of presentation of purchase accounting as compared to historical cost. The accompanying consolidated financial statements for the years ended December 31, 2005 and 2004 are also presented as Predecessor. The combined results do not reflect the actual results we would have achieved absent the Merger and are not indicative of our future results of operations.

In connection with the Merger, Freescale incurred significant indebtedness. (See “Liquidity and Capital Resources.”) In addition, the purchase price paid in connection with the Merger has been allocated to state the acquired assets and liabilities at fair value. The preliminary purchase accounting adjustments (i) increased the carrying value of our inventory and property, plant and equipment, (ii) established intangible assets for our tradenames, customer lists, developed technology, and in-process research and development (“IPR&D”) (which was expensed in the Successor financial statements), and (iii) revalued our long-term benefit plan obligations, among other things. Subsequent to the Merger, interest expense and non-cash depreciation and amortization charges have significantly increased.

Our Business. With over 50 years of operating history, we are one of the world’s largest semiconductor companies, with leadership in the design and manufacture of embedded processors. We currently focus on providing products to the automotive, consumer, industrial, networking and wireless industries. In addition to our embedded processors, we offer our customers a broad portfolio of complementary devices that provide connectivity between products, across networks and to real-world signals, such as sound, vibration and pressure. Our complementary products include sensors, radio frequency semiconductors, power management and other analog and mixed-signal integrated circuits. Through our embedded processors and complementary products, we are also able to offer our customers platform-level products, which incorporate both semiconductors and software. We believe that our ability to offer platform-level products will be increasingly important to our long-term success in many markets within the semiconductor industry as our customers continue to move toward providers of embedded processors and complementary products.

Our Business Groups. We operate our business through our three primary segments: the Transportation and Standard Products Group (“TSPG”), the Networking and Computing Systems Group (“NCSG”), and the Wireless and Mobile Solutions Group (“WMSG”). TSPG provides products for the automotive electronics, industrial and consumer markets. NCSG supplies products to the wireless and wireline infrastructure and pervasive computing markets. WMSG provides products for wireless mobile devices. In addition to these three segments, we have an “Other” business segment that includes sales of wafers to other semiconductor companies, other miscellaneous businesses and any factories in production start-up.

Our Separation from Motorola. We were incorporated in Delaware on December 3, 2003 in preparation for the ultimate distribution by Motorola, Inc. (“Motorola”) of substantially all of its semiconductor businesses’ assets and liabilities to us. The contribution and transfer by Motorola of these assets (the “Contribution”) was completed in the second quarter of 2004, and we completed the initial public offering (“IPO”) of our Class A common stock on July 21, 2004. Prior to the IPO, Freescale was a wholly owned subsidiary of Motorola. On December 2, 2004, Motorola distributed its remaining ownership in us to its shareholders through a special dividend of all Class B common stock. Upon completion of these transactions, there was a total of 400 million shares of common stock outstanding, including 130 million Class A shares and 270 million Class B shares.

We had no material assets or activities as a separate corporate entity until the Contribution to us by Motorola. Motorola conducted the business contributed to us through various divisions and subsidiaries, principally representing its semiconductor products segment. The combined financial statements for periods prior to the Contribution have been derived from the consolidated financial statements and accounting records of Motorola. The combined statements of operations include expense allocations for certain corporate functions historically provided to us by Motorola, including general corporate expenses, basic research costs, employee benefits and incentives, and interest expense. These allocations were made on a specifically identifiable basis or using the relative percentages, as compared to Motorola’s other businesses, of net sales, payroll, fixed assets, inventory, net assets excluding debt, headcount or other reasonable methods. We believe the assumptions underlying the audited combined and consolidated financial statements are reasonable. However, the historical audited combined and consolidated financial statements for periods prior to the Contribution may not necessarily reflect our results of operations, financial position and cash flows had we been a separate, stand-alone company during those periods.

Revenues and Expenses. Our revenues are derived from the sale of our embedded processing and connectivity products and the licensing of our intellectual property. Our business segments include both product and intellectual property revenues associated with the activities of each of the respective segments.

We currently manufacture a substantial portion of our products internally at our seven wafer fabrication facilities and two assembly and test facilities. We track our inventory and cost of sales by using standard costs that are reviewed at least once a year and are valued at the lower of cost or market value. For the purposes of segment reporting, cost of sales for each segment reflects standard costs, adjustments to inventory balances and valuation and an allocation of manufacturing variances incurred on an actual cost basis. The exceptions to this are facilities in production start-up, which are allocated to the Other segment.

Our gross margin is greatly influenced by our utilization. Utilization refers only to our wafer fabrication facilities and is based on the capacity of the installed equipment. As our utilization rate increases, there is significant operating leverage in our business as our fixed manufacturing costs are spread over increased output. Our utilization rate for 2006 was higher through the third quarter than the rate experienced in prior years. Our asset-light strategy results in spreading increased demand over our internal and external sources of supply to manage our fixed cost base more efficiently within the cyclical demand of our industry.

Direct expenses incurred by a segment are included in that segment’s results. Shared research and development, sales and marketing, and general and administrative costs are allocated to each segment based upon the specific activities being performed for each segment, where possible. Remaining costs are charged using a specifically identifiable methodology or other reasonable basis of allocation. Certain corporate expenses are in the Other segment.

Trends in Our Business. Going forward, our business will be highly dependent on demand for electronic content in automobiles, networking and wireless infrastructure equipment, cellular handsets and other electronic devices. In addition, we operate in an industry that is highly cyclical and subject to constant and rapid technological change, product obsolescence, price erosion, evolving standards, short product life-cycles and wide fluctuations in product supply and demand. Through our efforts to reduce and streamline our cost structure, we believe that we are better equipped to respond to changes in market conditions. For more information on trends and other factors affecting our business, see “Risk Factors” included elsewhere in this prospectus.

During the first quarter, we experienced modestly lower revenue in our TSPG and NCSG segments, which historically represent approximately 70% of our revenue and the majority of EBITDA. Lower sales were generally consistent with overall weakness experienced in the markets served by these segments. However, revenues in our WMSG segment, specifically its wireless handset business, were negatively impacted by a sales decline due to weaker demand from Motorola, our largest customer. Due primarily to this sales decline, we grew inventory approximately $100 million during the first quarter of 2007, excluding the impact of purchase accounting. We are experiencing limited predictability and visibility with respect to demand from Motorola, creating uncertainty for our wireless handset business. As a result, we may continue to experience pressure on WMSG’s net sales. Motorola represented 24% and 26% of our net sales for the three months ended March 30, 2007 and March 31, 2006, respectively.

Results of Operations

	Combined(1)	Successor	Predecessor			Successor	Predecessor
	(Unaudited) Year Ended December 31, 2006	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Years Ended December 31,		(Unaudited) Three Months Ended March 30, 2007	(Unaudited) Three Months Ended March 31, 2006
(Dollars in millions)				2005	2004
Operating Results
Orders	$6,446	$538	$5,908	$5,875	$5,832	$1,238	$1,570

Net sales	$6,359	$565	$5,794	$5,843	$5,715	$1,361	$1,526
Cost of sales	3,625	450	3,175	3,377	3,617	1,217	835

Gross margin	2,734	115	2,619	2,466	2,098	144	691
Selling, general and administrative	729	59	670	652	637	160	187
Research and development	1,204	99	1,105	1,178	1,090	290	294
Amortization expense for acquired intangible assets	117	106	11	7	9	345	3
In-process research and development	2,260	2,260	—	10	—	—	—
Reorganization of businesses and other	(12)	—	(12)	9	22	—	—
Merger and separation expenses	522	56	466	10	74	3	—

Operating earnings (loss)	(2,086)	(2,465)	379	600	266	(654)	207
Other income (expense):
Interest income (expense), net	(20)	(58)	38	6	(31)	(198)	12
Gains on sales of investments and businesses, net	1	—	1	26	41	—	—
Other, net	(4)	2	(6)	(19)	(13)	—	(1)

Total other income (expense)	(23)	(56)	33	13	(3)	(198)	11

Earnings (loss) before income taxes and cumulative effect of accounting change	(2,109)	(2,521)	412	613	263	(852)	218
Income tax (benefit) expense	(108)	(134)	26	50	52	(313)	13

Earnings (loss) before cumulative effect of accounting change	(2,001)	(2,387)	386	563	211	(539)	205
Cumulative effect of accounting change, net of income tax expense	7	—	7	—	—	—	7

Net earnings (loss)	$(1,994)	$(2,387)	$393	$563	$211	$(539)	$212

Percentage of Net Sales
	Combined(1)			Predecessor		Successor	Predecessor
	(Unaudited) Year Ended December 31, 2006			Years Ended December 31,		(Unaudited) Three Months Ended March 30, 2007	(Unaudited) Three Months Ended March 31, 2006
				2005	2004
Orders	101.4%			100.5%	102.0%	91.0%	102.9%

Net sales	100.0%			100.0%	100.0%	100.0%	100.0%
Cost of sales	57.0%			57.8%	63.3%	89.4%	54.7%

Gross margin	43.0%			42.2%	36.7%	10.6%	45.3%

Selling, general and administrative	11.5%			11.2%	11.1%	11.8%	12.3%
Research and development	18.9%			20.2%	19.1%	21.3%	19.3%
Amortization expense for acquired intangible assets	1.8%			0.1%	0.1%	25.3%	0.1%
In-process research and development	35.5%			0.2%	—%	—%	—%
Reorganization of businesses and other	-0.2%			0.1%	0.4%	—%	—%
Merger and separation expenses	8.2%			0.2%	1.3%	0.2%	—%

Operating earnings (loss)	-32.8%			10.3%	4.6%	-48.1%	13.6%
Total other income (expense)	-0.4%			0.2%	—%	-14.5%	0.7%

Earnings (loss) before income taxes and cumulative effect of accounting change	-33.2%			10.5%	4.6%	-62.6%	14.3%
Income tax (benefit) expense	-1.7%			0.9%	0.9%	-23.0%	0.9%

Earnings (loss) before cumulative effect of accounting change	-31.5%			9.6%	3.7%	-39.6%	13.4%
Cumulative effect of accounting change, net of income tax expense	0.1%			—%	—%	—%	0.5%

Net earnings (loss)	-31.4%			9.6%	3.7%	-39.6%	13.9%

(1)	Our combined results for the year ended December 31, 2006 represent the addition of the Predecessor Period from January 1, 2006 through December 1, 2006 and the Successor Period from December 2, 2006 to December 31, 2006. This combination does not comply with U.S. GAAP or with the rules for pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our results.

Three Months Ended March 30, 2007 Compared to Three Months Ended March 31, 2006

Net Sales

Our net sales and orders of approximately $1.4 billion and $1.2 billion in the Successor Period decreased 11 percent and 21 percent, respectively, compared to the Predecessor Period. Lower net sales were driven primarily by an overall 22 percent decrease in volume in our WMSG segment. The WMSG unit volume decline was driven by changes in demand due to sales declines at our largest customer, which decreased its demand forecast for February and March 2007 shipments at the end of February 2007. Declines in net sales were partially offset by strong revenue growth in Asia and Japan, as well as a 19 percent increase in our sales to distributors in our TSPG segment. Distribution inventory at March 30, 2007 was 10.8 weeks of sales, which is below historical levels. During the Successor Period, our revenue from intellectual property represented approximately 1 percent of net sales, compared to 4 percent in the Predecessor Period.

Gross Margin

Our gross margin in the Successor Period decreased $547 million, or 79 percent, compared to the Predecessor Period and gross margin as a percent of net sales of 10.6 percent declined 34.7 percentage points. Purchase accounting arising from the Merger negatively affected gross margin in the Successor Period through a $34 million increase in depreciation and amortization expense arising from the step-up in property, plant and equipment and other assets to fair value and a $416 million increase in cost of sales resulting from the step-up to fair value of our inventory at the Merger date. Excluding these effects, our gross margin was further negatively impacted by a decrease in our utilization rate and lower net sales and intellectual property revenue, partially offset by a higher level of sales to our distributors, which typically generate higher margins, enhanced operating efficiencies, lower costs associated with direct materials and a decrease in incentive compensation expense.

Selling, General and Administrative

Our selling, general and administrative expenses decreased $27 million, or 14 percent in the Successor Period, compared to the Predecessor Period. As a percent of our net sales, our selling, general and administrative expenses decreased by 0.4 percentage points primarily from focused cost-cutting initiatives, operating efficiencies and lower incentive compensation expense.

Research and Development

Our research and development expense in the Successor Period was $290 million, or $4 million lower than the Predecessor Period. This decrease was due primarily to lower incentive compensation expense, partially offset by focused engineering personnel increases.

Acquisition Related Costs

We recorded approximately $5.8 billion in intangible assets for developed technology, tradenames, trademarks and customer relationships in connection with the Merger. The Successor Period includes $345 million in amortization expense related to these intangible assets and is the driver of the increase in amortization expense for acquired intangible assets over the Predecessor Period.

Merger Expenses

In the Successor Period, we incurred $3 million of Merger expenses, which consisted of accounting, legal and other professional costs.

Other (Expense) Income, Net

Interest expense, net increased $210 million in the Successor Period, compared to the Predecessor Period. Net interest expense in the Successor Period included interest expense of $210 million, partially offset by interest income of $12 million. Net interest income in the Predecessor Period included interest income of $36 million, partially offset by interest expense of $24 million. The $186 million increase in interest expense over the prior year was primarily due to increased debt incurred in conjunction with the Merger. The $24 million decrease in interest income over the prior year was primarily attributable to decreased funds available for investment after the closing of the Merger.

Income Tax (Benefit) Expense

Our effective tax rate was 37 percent for the Successor Period. The increase in our effective tax rate subsequent to the closing of the Merger versus prior periods is due primarily to the income tax benefit being recorded related to our domestic losses. We incurred domestic losses during the Successor Period due to (i) the significant increase in amortization expense associated with intangible assets established in purchase accounting and (ii) the increase in interest expense associated with the debt incurred in connection with the Merger. Previously we recorded income tax expense associated with our domestic profits against a deferred tax valuation allowance. In connection with establishing our deferred taxes in purchase accounting, we no longer are in a net deferred tax asset position domestically. This resulted in no valuation allowance being required, other than for specific identified domestic tax attributes and certain foreign entities with net deferred tax assets.

Our effective tax rate for the Predecessor Period was 6 percent, resulting in $13 million net tax expense. Our annual effective tax rate was less than the statutory rate of 35 percent in the Predecessor Period primarily due to (i) no recorded tax expense on our domestic earnings due to the utilization of deferred tax assets, which were subject to a full valuation allowance, and (ii) the mix of earnings and losses by taxing jurisdictions and foreign tax rate differentials.

During the Successor Period, we adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). The adoption resulted in a $5 million increase in the liability for unrecognized tax benefits, which was accounted for as an increase to goodwill as of January 1, 2007.

Cumulative Effect of Accounting Change

Upon adoption of SFAS No. 123(R), a one-time, non-cash benefit of approximately $7 million for estimated future forfeitures of unvested restricted stock previously expensed was recorded in the first quarter of 2006 as a cumulative effect of accounting change, net of tax. Pursuant to APB Opinion No. 25, stock-based compensation expense was not reduced for estimated future forfeitures, but instead was reversed upon actual forfeiture.

Year Ended December 31, 2006 Combined Compared to Year Ended December 31, 2005 Consolidated

Net Sales

Our net sales and orders of approximately $6.4 billion each for 2006 increased 9 percent and 10 percent, respectively, compared to 2005. Higher 2006 net sales across all segments were driven by an overall 19 percent increase in total unit volume compared to 2005, partially offset by lower average unit sales prices, which we principally experienced in our WMSG segment. Net sales growth in 2006 reflected general increases in market demand for our products, particularly in the wireless market, and unit growth from products introduced throughout 2006 across each of our markets. Included within our total net sales, our sales to our distributors in 2006 increased 26 percent compared to 2005 as we experienced increased demand from our distributors in TSPG and NCSG. Distribution inventory at December 31, 2006 was 11.3 weeks of sales, which is below historical levels. During 2006 our revenue from intellectual property represented 4 percent of net sales and grew 20 percent compared to 2005.

Gross Margin

Our gross margin in 2006 increased $268 million, or 11 percent, compared to 2005 and gross margin as a percent of net sales of 43 percent improved 0.8 percentage points. Purchase accounting arising from the Merger negatively affected gross margin in 2006 through a $10 million increase in depreciation and amortization expense arising from step-up in property, plant and equipment and other assets to fair value and a $141 million increase in cost of sales resulting from the step-up to fair value of our inventory at the Merger date. Gross margin improved compared with 2005 from higher revenue from intellectual property, a higher level of sales to our distributors, which typically generate higher margins, an improvement in our overall utilization rate through the end of the third quarter, enhanced operating efficiencies and a decrease in non-purchase accounting-related depreciation expense. These items were partially offset by the adoption of SFAS No. 123(R) in January 2006, at which point gross margin began to include the effect of stock-based compensation expense. In 2006, stock-based compensation expense related to stock options and the “look-back” option pursuant to the employee stock purchase plan reduced gross margin by $13 million.

Selling, General and Administrative

Our selling, general and administrative expenses in 2006 increased $77 million, or 12 percent, compared with 2005. As a percent of our net sales, our selling, general and administrative expenses increased 0.3 percentage points in 2006 primarily from higher stock-based compensation expense related to expensing stock options in connection with the adoption of SFAS No. 123(R) in January 2006, marketing investments for our global branding campaign, and heightened focus on sales strategies. These increases were partially offset by improvements in scale and operating efficiencies. In 2006, selling, general and administrative expenses included stock-based compensation expense related to stock options and the “look-back” option pursuant to the employee stock purchase plan of $20 million.

Research and Development

Our research and development expense in 2006 was $1.2 billion, or $26 million higher than 2005. We experienced an increase in research and development from stock-based compensation due to the expensing of stock options in connection with the adoption of SFAS No. 123(R) and a decrease in government grants in 2006, as compared to the prior year. These increases were partially offset by approximately $24 million and $19 million in payroll cost reductions in 2006 and 2005, respectively, as a result of the reorganization of business activity in 2005. In 2006, research and development included stock-based compensation expense related to stock options and the “look-back” option pursuant to the employee stock purchase plan of $21 million.

Acquisition Related Costs

We recorded approximately $5.8 billion in intangible assets for developed technology, tradenames, trademarks and customer relationships in connection with the Merger. The Successor Period includes $106 million in amortization expense related to these intangible assets and is the driver of the increase in amortization expense for acquired intangible assets over the prior year. In addition, we recorded a charge of $2.3 billion for in-process research and development in connection with the Merger.

Reorganization of Businesses and Other

In the third quarter of 2005, we initiated plans to reorganize certain of our operations in response to a customer’s decision to discontinue utilizing certain products provided by us. The reorganization resulted in an employee separation program and the impairment of certain equipment, which was offset by a settlement with the customer. We recorded net reversals of $5 million for the year ended December 31, 2006 related to approximately 80 employees previously identified for separation who were redeployed due to circumstances not foreseen when the original plans were approved or resigned unexpectedly and did not receive severance. In 2006, we also recorded a net gain of $7 million related to the disposal of assets held for sale.

A reorganization of business program was announced during the fourth quarter of 2004 to streamline operations and reduce selling, general and administrative expenses. As a result, during the year ended December 31, 2005, we recorded net charges of $7 million of which a net reversal of $3 million was included in cost of sales and a charge of $10 million was recorded under reorganization of businesses and other in the accompanying audited Combined and Consolidated and Statements of Operations related to employee separation costs. We did not record any charges related to reorganization of business activity during 2006.

Merger and Separation Expenses

In the third and fourth quarters of 2006, we incurred $522 million of Merger expenses. Costs associated with the Merger include (i) $93 million related to the redemption of our $350 million aggregate principal amount of 6.875% notes due 2011 (“6.875% Notes”) and our $500 million aggregate principal amount of 7.125% notes due 2014 (“7.125% Notes”), pursuant to the terms of the Merger Agreement, (ii) $297 million in stock-based compensation expense related to the accelerated vesting of the Predecessor stock options, restricted stock units and stock appreciation rights awards, (iii) $106 in million accounting, investment banking, legal and other professional fees, and (iv) $26 million in employee compensation and payroll taxes.

Separation expenses were $10 million in 2005, compared to none during the current year. These incremental, non-recurring costs were directly related to the Contribution and subsequent separation from Motorola and include transaction taxes, professional fees, information technology and other services.

Net Interest Income (Expense)

Interest expense, net increased $26 million in 2006, compared to 2005. Net interest expense in 2006 included interest expense of $164 million, partially offset by interest income of $144 million. Net interest income in 2005 included interest income of $91 million, partially offset by interest expense of $85 million. The $79 million increase in interest expense over the prior year was primarily due to (i) increased interest expense associated with the debt incurred in conjunction with the Merger and (ii) a $15 million loss related to the full redemption of our floating rate notes due 2009 on July 17, 2006. The $53 million increase in interest income over the prior year was primarily attributable to increased funds available for investment prior to the closing of the Merger and increased interest rates.

Gain on Sales of Investments and Businesses, Net

We recorded a gain of $26 million in 2005 related to the sale of our timing solutions business.

Other, Net

Other expenses decreased $15 million in 2006, compared to 2005. The decrease was primarily due to lower impairment charges of investments held in private companies accounted for as cost basis investments.

Income Tax Expense

Our effective tax rate for the Predecessor Period was 15 percent, excluding non-recurring, discrete events resulting in a $35 million non-cash benefit. This compared to an 8 percent effective tax rate in 2005. The increase in the annual effective tax rate is a result of the changing mix of profitability in the domestic and international entities. Our annual effective tax rate is less than the statutory rate of 35 percent primarily due to (i) no recorded tax expense on our domestic earnings due to the utilization of deferred tax assets, which are subject to a full valuation allowance, and (ii) the mix of earnings and losses by taxing jurisdictions and foreign tax rate differentials. We reduced the valuation allowances associated with two of our foreign subsidiaries during the Predecessor Period. One subsidiary emerged from a three-year cumulative loss position resulting in a reduced valuation allowance because we believe the subsidiary will more likely than not realize a portion of the deferred tax assets of this subsidiary based on estimates of future taxable income and the evaluation of other evidence pertaining to realization. We reduced the valuation allowance of another subsidiary because we believe the subsidiary will more likely than not realize a portion of the deferred tax assets of the foreign subsidiary. This change is primarily due to a revision in the financing of the foreign subsidiary, resulting in increased estimates of the foreign entity’s future taxable income. These events resulted in a one-time, non-cash income tax benefit in 2006 of $28 million.

Our effective tax rate was 35 percent for the Successor Period; excluded from this effective tax rate is the $2.3 billion IPR&D charge, which has no income tax benefit associated with it, and a discrete event related to legislation enacted in December 2006, resulting in the extension of the research and development tax credit in the U.S. through December 31, 2007. The increase in our effective tax rate subsequent to the closing of the Merger versus prior periods is due primarily to the income tax benefit being recorded related to our domestic losses. We incurred domestic losses during the Successor Period due to (i) the significant increase in amortization expense associated with intangible assets established in purchase accounting and (ii) the increase in interest expense associated with the debt incurred in connection with the Merger. As indicated above, previously we recorded income tax expense associated with our domestic profits against a deferred tax valuation allowance. In connection with establishing our deferred taxes in purchase accounting, we no longer are in a net deferred tax asset position domestically. This resulted in no valuation allowance being required, other than for specific identified domestic tax attributes and certain foreign entities with net deferred tax assets.

Cumulative effect of accounting change

Upon adoption of SFAS No. 123(R), a one-time, non-cash benefit of approximately $7 million for estimated future forfeitures of unvested restricted stock previously expensed was recorded in the first quarter of 2006 as a cumulative effect of accounting change, net of tax. Pursuant to APB Opinion No. 25, stock-based compensation expense was not reduced for estimated future forfeitures, but instead was reversed upon actual forfeiture.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net sales

Our net sales were $5.8 billion in 2005, up 2 percent from $5.7 billion in 2004. Our orders were $5.9 billion in 2005, up slightly from $5.8 billion in 2004. The increase in net sales was primarily due to increases in TSPG and WMSG net sales partially offset by declines in NCSG. We experienced an increase in volume of shipments during 2005 of 12 percent versus the prior year primarily due to increased demand in the wireless market. This impact was partially offset by lower average selling prices in the wireless market. Intellectual property revenue increased to approximately 3 percent of net sales in 2005 as compared to 2 percent of net sales in 2004.

Gross Margin

Our gross margin increased to $2.5 billion, or 42.2 percent of net sales, in 2005 compared to a gross margin of $2.1 billion, or 36.7 percent of net sales, in 2004. The increase in gross margin was primarily due to reduced manufacturing costs resulting from increased operating efficiencies and a decrease in depreciation. Our utilization rate in 2005 improved slightly as compared to 2004 due to increased volume and a lower utilization of external manufacturing. In addition, payroll cost reductions of approximately $32 million in 2005 resulted from the reorganization of business activity announced in the fourth quarter of 2004.

Selling, General and Administrative

Selling, general and administrative expenses in 2005 increased 2 percent from the prior year’s levels. Our selling, general and administrative expenses for 2004 included a $54 million reversal of a provision originally accrued for the potential obligation to reimburse the Government of the People’s Republic of China for various exemptions previously received on VAT and duty on imported materials. This increase was partially offset by cost savings of approximately $21 million in payroll and benefits due to reduced headcount, which resulted from the reorganization of business activity announced in the fourth quarter of 2004.

Research and Development

Research and development expenses increased to $1.2 billion in 2005 compared to $1.1 billion in 2004 due to increased investment in research and development via increased payroll costs and external contract labor, as well as increased introduction of new products by all three of our operating segments. We also benefited from $19 million in cost reductions resulting from the reorganization of business activity announced in the fourth quarter of 2004.

Acquisition Related Costs

We recorded a $10 million charge for in-process research and development in connection with three acquisitions we completed in 2005. These acquisitions were not material individually or in the aggregate.

Reorganization of Businesses and Other

In the third quarter of 2005, we initiated plans to reorganize certain of our operations in response to the decision by a customer to discontinue purchasing certain of our products. As a result, during the third quarter of 2005, we recorded $16 million for employee separation costs and $1 million in asset impairment and other charges. These actions were expected to generate $22 million in annualized cost savings in research and development.

We also entered into an agreement with the customer to settle all potential claims by the Company related to the customer’s decision to discontinue utilizing certain products provided by us. The Company was paid $17 million, which was recorded during the third quarter of 2005.

A reorganization of business program was announced on October 19, 2004 to streamline operations and reduce selling, general and administrative expenses. As a result, during 2005, we recorded net charges of $7 million of which $(3) million in net reversals was included in cost of sales and $10 million was recorded under reorganization of businesses and other in the accompanying audited Combined and Consolidated Statements of Operations related to employee separation costs.

During 2005, we sold all of our property located in West Creek, Virginia, resulting in a $1 million gain. During 2004, the Company sold a building, machinery and equipment related to a wafer fabrication facility in Tianjin, China to SMIC. In conjunction with the asset sale, the Company transferred assets, entered into a cross-patent license agreement and paid $30 million in cash in exchange for Series D convertible preference shares in SMIC and warrants then valued at $321 million, resulting in a gain of $6 million. Also sold during 2004 were a facility in South Queensferry, Scotland, a facility in Sendai, Japan, a building in Austin, Texas, a building and property in Mesa, Arizona, and excess manufacturing equipment. The total net gains from the disposal of assets held for sale, were $1 million and $14 million for the years ended December 31, 2005 and 2004, respectively.

Merger and Separation Expenses

Separation expenses were $64 million lower for 2005 compared to the prior year. These incremental, non-recurring costs were directly related to the Contribution and subsequent separation from Motorola and include transaction taxes, professional fees, information technology and other services.

Net Interest Income

Net interest income for 2005 included interest income of $91 million, which was partially offset by interest expense of $85 million. Net interest expense for 2004 included interest expense of $51 million, which was partially offset by interest income of $20 million. The increase in interest income is due primarily to the significant increase in invested funds during 2005, and partially due to a slight increase in the return on such invested funds. The increase in interest expense is due to an entire year in which the Company’s long-term debt of $1.25 billion was outstanding. Prior to the Contribution in the second quarter of 2004, our interest expense represented the amount allocated from Motorola. This allocation was based on the relative historical percentage of our net assets included in Motorola’s consolidated financial statements, excluding debt.

Gains on Sales of Investments and Businesses

We recorded a gain of $26 million in 2005 related to the sale of our timing solutions business. This amount compared to $41 million for 2004, which primarily related to the sale of our SMIC common stock.

Other

Other expenses increased $6 million primarily due to increased equity losses of non-consolidated investments in private companies.

Effective Tax Rate

Our effective tax rate was 8 percent for 2005, representing a $50 million net tax expense, compared to a 20 percent effective tax rate in 2004, representing a $52 million net tax expense. The decline in the annual effective tax rate is a result of the changing mix of profitability in the domestic and international entities. In addition, tax expense on our domestic profits is offset against the Company’s deferred tax valuation allowance, thereby lowering the worldwide annual effective tax rate. Our annual effective tax rate is less than the statutory rate of 35 percent primarily due to (i) no tax expense being recorded on our domestic earnings due to the utilization of deferred tax assets, which are subject to a full valuation allowance, and (ii) the mix of earnings and losses by taxing jurisdiction and foreign tax rate differentials.

In addition, during 2005 we repatriated $354 million in foreign earnings under the American Jobs Creation Act of 2004 (the “Act”). Among other items, the Act creates a temporary incentive for U.S. multinationals to repatriate accumulated income earned outside the U.S. at a maximum tax rate of 5.25 percent, versus the maximum U.S. federal statutory rate of 35 percent. Accordingly, we recognized a charge of $15 million to income taxes in connection with repatriation activities.

Segment Information

Our orders, net sales, and EBITDA for our primary segments for the three months ended March 30, 2007 and March 31, 2006 and the years ended December 31, 2006, 2005 and 2004 are presented below. Order information as of any particular date may not be an accurate indicator of future results, as orders are subject to revision or cancellation to reflect changes in customer needs.

The Chief Operating Decision Maker (CODM), as defined by FASB SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” is Freescale’s Chief Executive Officer. Each of the operating segments has a general manager reporting directly to the CODM. The CODM allocates resources to and assesses the performance of each operating segment using information about its revenue and EBITDA. Our reporting segments reflect the nature of the products offered to customers and the markets served.

The Transportation and Standard Products Group (“TSPG”) designs, produces and sells embedded processors, microcontrollers, analog, mixed signal and sensor products to customers in multiple markets. Its largest market is the automobile electronics market, which includes body, safety, engine management, entertainment and driver information systems components within automobiles.

The Networking and Computing Systems Group (“NCSG”) designs, produces and sells embedded processors to customers in the networking market, which includes wireline communications, network transmission and access, enterprise networking systems, wireless infrastructure and embedded computing.

The Wireless and Mobile Solutions Group (“WMSG”) designs, produces and sells embedded processors to customers in the wireless systems solutions and broadband markets, including cellular, cordless and messaging components within wireless communication products and games, toys and entertainment products within customer electronics products.

Other includes sales to other semiconductor companies, other miscellaneous businesses and any factories in production start-up. Other also includes any business reorganization charges and miscellaneous income or expense not identified to any of our business segments.

Segment net sales are determined based upon the respective products sold. Segment net sales related to licensing agreements are determined using an attributed basis for each segment.

We define EBITDA as earnings (loss) before cumulative effect of accounting change, interest, income taxes, depreciation and amortization. Our management uses EBITDA, among other measures, to establish budgets and operational goals, to manage our business and to evaluate our performance. We report EBITDA information because we believe that it provides investors with meaningful information about our operating performance and especially about the performance of our separate operating segments.

EBITDA is computed using a mix of direct ownership of certain costs and allocations of centralized functions. The segments incur manufacturing costs based on production volumes. We allocate the underutilized costs of most manufacturing facilities on an actual cost basis. Selling, general and administrative expenses and research and development expenditures are charged to the segments based upon the specific activities being performed for each segment, where possible. Remaining costs are charged to segments on a specifically identifiable basis or other reasonable method of allocation. We consider these allocations to be a reasonable reflection of the utilization of costs incurred. We do not allocate specific assets to the operating segments other than inventory. There are no inter-segment revenue transactions and, therefore, net sales are only to external customers.

Transportation and Standard Products Group

TSPG’s largest market segment is the automobile electronics market, which represented approximately 74 percent of its net sales during the three months ended March 30, 2007 and 70 percent of its net sales during 2006. During the three months ended March 30, 2007 and March 31, 2006 TSPG represented 49% and 43% of our total net sales, respectively. TSPG net sales represented 43 percent of our consolidated net sales in 2006, as compared to 44 percent in 2005 and 2004.

				Combined
	(Unaudited) Three Months Ended March 30, 2007	(Unaudited) Three Months Ended March 31, 2006	Percent Change	(Unaudited) Year Ended December 31, 2006	Years Ended December 31,		Percent Change
(Dollars in millions)					2005	2004	2006 - 2005	2005 - 2004
Segment orders	$648	$644	1%	$2,737	$2,561	$2,570	7%	—%
Segment net sales	$665	$653	2%	$2,709	$2,566	$2,508	6%	2%
Segment EBITDA	$(8)	$189	N/M	$(117)	$641	$588	N/M	9%

N/M—Not meaningful

Three Months Ended March 30, 2007 Compared to Three Months Ended March 31, 2006

Our TSPG segment had an increase in net sales of $12 million, or 2 percent, compared with the Predecessor Period, primarily reflecting 19 percent growth in distribution revenue attributable to increased demand in this channel for analog and sensor products used in advanced safety systems in the automotive and microcontroller markets, as well as automotive revenue growth in Asia and Japan of approximately 31 percent and 20 percent, respectively. These items were partially offset by decreases in average sales prices versus the prior year period. Our TSPG segment EBITDA was an $8 million loss in the Successor Period, or a decline of $197 million from the Predecessor Period. TSPG segment EBITDA in the current year quarter was adversely affected by purchase accounting charges arising from the Merger including additional cost of sales of $186 million related to the step-up of inventory to fair value. This non-cash item more than offset improvements in segment EBITDA from a higher mix of distributor sales where we typically enjoy higher margins.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Our TSPG segment recognized net sales of approximately $2.7 billion in 2006, an increase of $176 million, or 7 percent, compared with 2005. Higher net sales benefited from growth in analog and sensor products used in advanced safety systems in the automotive and microcontroller markets. Included in 2006 net sales, sales to distributors improved 28 percent compared with 2005. Our TSPG segment EBITDA was a loss of $117 million in 2006, or a decline of $758 million from 2005. TSPG segment EBITDA in 2006 was adversely affected by purchase accounting charges arising from the Merger including an IPR&D charge of $830 million and additional cost of sales of $63 million related to the step-up of inventory to fair value. These non-cash items more than offset improvements in segment EBITDA from a higher mix of distributor sales where we typically enjoy higher margins, lower manufacturing costs resulting from cost containment activities undertaken in 2005, increased factory utilization through the third quarter of 2006, and a mix-shift in sales away from our lower margin printing business.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

TSPG net sales increased slightly as a result of increased automotive market shipments. The increase in TSPG EBITDA was partially due to increased sales and primarily due to lower manufacturing costs and improved factory performance.

Networking and Computing Systems Group

During the three months ended March 30, 2007, NCSG sales represented 23 percent of our consolidated net sales, consistent with the prior year quarter. In 2006, NCSG net sales represented 23 percent of our combined net sales, compared to 25 percent in 2005 and 26 percent in 2004.

				Combined
	(Unaudited) Three Months Ended March 30, 2007	(Unaudited) Three Months Ended March 31, 2006	Percent Change	(Unaudited) Year Ended December 31, 2006	Years Ended December 31,		Percent Change
(Dollars in millions)					2005	2004	2006 - 2005	2005 - 2004
Segment orders	$301	$352	-14%	$1,441	$1,467	$1,432	-2%	2%
Segment net sales	$320	$351	-9%	$1,432	$1,434	$1,462	—%	-2%
Segment EBITDA	$(88)	$115	N/M	$(335)	$444	$475	N/M	-7%

N/M—Not meaningful

Three Months Ended March 30, 2007 Compared to Three Months Ended March 31, 2006

Our NCSG segment had a $31 million decrease in net sales and a $51 million decrease in orders, compared to the Predecessor Period. The decline was primarily attributable to a customer’s decision in the third quarter of 2005 to discontinue utilizing certain products provided by us, resulting in $28 million in sales in the prior period that did not occur in the current period. In addition, we were negatively impacted by overall industry declines in demand in the wireless and wireline infrastructure markets and lower average sales prices versus the prior year quarter. The decline in net sales was partially offset by an increase in organic net sales over the Predecessor Period due to increased shipments of enterprise networking and digital home solutions. Our NCSG segment EBITDA was an $88 million loss in the Successor Period, or a decrease of $203 million compared with the Predecessor Period. NCSG segment EBITDA in the current year quarter was adversely affected by purchase accounting charges arising from the Merger including additional cost of sales of $178 million related to the step-up of inventory to fair value. This non-cash item and lower net sales more than offset improvements in segment EBITDA from a favorable product mix.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Our NCSG segment recognized net sales of approximately $1.4 billion in 2006 substantially unchanged from net sales in 2005. Net sales during 2006 were impacted by a customer’s decision in the third quarter of 2005 to discontinue utilizing certain products provided by us and the sale of our timing solutions business in third quarter of 2005. Excluding these items, our organic net sales in 2006 improved year-over-year due to increased shipments of enterprise networking, wireless infrastructure and home and SOHO products. Our NCSG segment EBITDA was a loss of $335 million in 2006, or a decrease of $779 million compared with 2005. NCSG segment EBITDA in 2006 was adversely affected by purchase accounting charges arising from the Merger including an IPR&D charge of $760 million and additional cost of sales of $60 million related to the step-up of inventory to fair value. These non-cash items more than offset improvements in segment EBITDA from a favorable product mix and lower manufacturing costs resulting from cost containment activities undertaken in 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

The decrease in NCSG net sales was due to lower volumes of products shipped. The decrease in NCSG EBITDA was primarily due to the lower net sales.

Wireless and Mobile Solutions Group

During the three months ended March 30, 2007, WMSG net sales represented 27 percent of our consolidated net sales, compared to 33 percent in the three months ended March 31, 2006. In 2006, WMSG net sales represented 34 percent of our combined net sales, as compared to 30 percent in 2005, and 29 percent in 2004.

				Combined
(Dollars in millions)	(Unaudited) Three Months Ended March 30, 2007	(Unaudited) Three Months Ended March 31, 2006	Percent Change	(Unaudited) Year Ended December 31, 2006	Years Ended December 31,		Percent Change
					2005	2004	2006 - 2005	2005 - 2004
Segment orders	$280	$558	-50%	$2,185	$1,782	$1,767	23%	1%
Segment net sales	$364	$506	-28%	$2,136	$1,775	$1,680	20%	6%
Segment EBITDA	$(24)	$97	N/M	$(317)	$320	$158	N/M	103%

N/M—Not meaningful

Three Months Ended March 30, 2007 Compared to Three Months Ended March 31, 2006

Our WMSG segment experienced a $142 million, or 28 percent, decrease in sales and a $278 million, or 50 percent, decrease in orders, compared to the Predecessor Period. The decline reflected lower demand from our largest customer as they experienced sales declines. This customer decreased its demand forecast for February and March 2007 shipments at the end of February. In addition, we experienced lower average sales prices versus the prior year period. Our WMSG segment EBITDA was a $24 million loss in the Successor Period, or a decrease of $121 million, compared with the Predecessor Period. WMSG segment EBITDA in the current year quarter was adversely affected by purchase accounting charges arising from the Merger including additional cost of sales of $52 million related to the step-up of inventory to fair value, higher operating costs and lower net sales.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Our WMSG segment recognized net sales of approximately $2.1 billion in 2006, an increase of $361 million, or 21 percent, compared with 2005. Net sales during 2006 benefited from strong demand for wireless radio frequency and power management products, particularly from Motorola in the handset market, partially offset by lower average unit selling prices. Our WMSG segment EBITDA was a loss of $317 million in 2006, or a decrease of $637 million compared with 2005. WMSG segment EBITDA in 2006 was adversely affected by purchase accounting charges arising from the Merger including an IPR&D charge of $670 million and additional cost of sales of $18 million related to the step-up of inventory to fair value. These non-cash items and higher operating costs more than offset higher net sales and lower manufacturing costs resulting from cost containment activities undertaken in 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

The increase in WMSG net sales was due to an increase in product shipments primarily to customers in the wireless market, particularly to our largest customer, Motorola. The increase in WMSG orders is due to increased demand from Motorola in the current year versus the prior year. The improvement in WMSG EBITDA was primarily due to increased volumes of products shipped, improved manufacturing yield and lower manufacturing costs.

Other

Other net sales represented 1 percent in the three months ended March 30, 2007 and March 31, 2006, and 2 percent of our net sales in 2006 compared to 1 percent in 2005 and 2004.

				Combined
(Dollars in millions)	(Unaudited) Three Months Ended March 30, 2007	(Unaudited) Three Months Ended March 31, 2006	Percent Change	(Unaudited) Year Ended December 31, 2006	Years Ended December 31,		Percent Change
					2005	2004	2006 - 2005	2005 - 2004
Segment orders	$9	$16	-44%	$83	$65	$63	28%	3%
Segment net sales	$12	$16	-25%	$82	$68	$65	21%	5%
Segment EBITDA	$1	$(30)	N/M	$(542)	$(74)	$(111)	N/M	33%

N/M—Not meaningful

Three Months Ended March 30, 2007 Compared to Three Months Ended March 31, 2006

Other net sales and orders decreased $4 million and $7 million, respectively, in the Successor Period, compared to the Predecessor Period, primarily as a result of lower wafer sales. Our Other segment EBITDA was $1 million in the Successor Period. Other segment EBITDA benefited in the current year quarter due to improved operations in our factories in production start-up, as well as lower corporate selling, general and administrative and research and development costs attributable to focused cost-cutting initiatives; however, the improvement in this measurement was partially offset by costs arising from the Merger, including $3 million of accounting, legal and other professional costs.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Other net sales increased $14 million in 2006, as compared to 2005, primarily as a result of the completion of support and maintenance requirements associated with a portfolio of applications development tools, resulting in $19 million in revenue in 2006. Our Other segment incurred an EBITDA loss of $542 million in 2006. In 2006, Other segment EBITDA was adversely affected by costs arising from the Merger, including (i) $93 million related to the redemption of our 6.875% notes due 2011 and our 7.125% notes due 2014, pursuant to the terms of the Merger Agreement, (ii) $297 million in stock-based compensation expense related to the accelerated vesting of the Predecessor stock options, restricted stock units and stock appreciation rights awards, (iii) $106 in million accounting, investment banking, legal and other professional fees, and (iv) $26 million in employee compensation and payroll taxes.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Other segment EBITDA for 2005 increased over the same period in the prior year due primarily to a decrease in separation expenses of $64 million in 2005.

Reorganization of Businesses and Other

Beginning in 2000 and continuing through 2005, we implemented a series of plans to reduce our workforce, discontinue product lines, exit businesses and consolidate manufacturing and administrative operations in an effort to reduce costs and simplify our product portfolio. Exit costs primarily consist of facility closure costs. Employee separation costs consist primarily of ongoing termination benefits, principally severance payments. At each reporting date, we evaluate our accruals for exit costs and employee separation costs to ensure that the accruals remain appropriate. In certain circumstances, accruals are no longer required because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from the Company unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. We reverse accruals to income when it is determined they are no longer required.

All reorganization of business programs initiated prior to 2004 were finalized, fully expensed and paid by the end of the third quarter of 2004. During the fourth quarter of 2004, we announced further plans to streamline our operations and reduce selling, general and administrative expenses. In addition, during the third quarter of 2005 we initiated actions to reorganize certain operations as a result of a customer decision to discontinue utilizing certain products provided by us.

We measure the impairment to be recognized from assets to be held and used as the amount by which the carrying value of the assets exceeds the fair value of the assets. The fair value of the assets is the quoted market price, if available, or the value of the assets calculated using valuation techniques that we believe are most appropriate under the circumstances, including discounted cash flow analysis. To compute the estimated expected future cash flows on a discounted and undiscounted basis, we group assets at the lowest level for which there are identifiable cash flows. We base our estimates of future cash flows on historical and current financial results and management’s best estimates of future operating trends. The cash flows are discounted using a rate determined by management to be commensurate with the risk inherent in our current business model or prevailing market rates of investment securities. Cash inflows and outflows are projected until the operations will cease or significant capital re-investment would be required to continue operations, whichever is shorter. In evaluating assets held for use for impairment, we also consider whether the events that triggered the impairment analysis give rise to a change in the estimated useful lives of the associated assets. Asset useful lives are adjusted when appropriate.

We recorded provisions for employee separation costs and exit costs based on estimates prepared each time we prepared a restructuring plan and obtained approval from our management. Exit costs primarily consist of facility closure costs. Employee separation costs consist primarily of severance. At each reporting date, we evaluate our accruals for exit costs and employee separation to ensure that the accruals are still appropriate. In certain circumstances, accruals are no longer required because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from our company unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. We reverse accruals to income when it is determined they are no longer required.

The total Predecessor net gains from the disposal of assets held for sale were $7 million, $1 million and $14 million for the years ended December 31, 2006, 2005 and 2004, respectively. During 2006, we sold a building located in Austin, Texas, and during 2005, we sold all of our property located in West Creek, Virginia. During 2004, we sold a building, machinery and equipment related to a wafer fabrication facility in Tianjin, China to SMIC. In conjunction with the asset sale, we transferred assets, entered into a cross-patent license agreement and paid $30 million in cash in exchange for Series D convertible preference shares in SMIC and warrants then valued at $321 million, resulting in a gain of $6 million. Also sold during 2004 were a facility in

South Queensferry, Scotland, a facility in Sendai, Japan, a building in Austin, Texas, a building and property in Mesa, Arizona, and excess manufacturing equipment.

We entered into an agreement in 2005 with a customer to settle all potential claims by us related to the customer’s decision to discontinue utilizing certain products we provided. We have no continuing obligations under the agreement. We were paid $17 million, which was recorded during 2005 under reorganization of businesses and other in the accompanying audited Combined and Consolidated Statements of Operations.

Year Ended December 31, 2006

2005 Initiated Reorganization of Business Program

In the third quarter of 2005, we initiated plans to reorganize certain of our operations in response to a customer’s decision to discontinue utilizing certain products provided by us. The reorganization resulted in an employee separation program and the impairment of certain equipment.

The following table displays a roll-forward from January 1, 2006 to December 1, 2006 of the accruals established related to the 2005 employee separation program discussed above.

Employee Separation Costs (In millions, except headcount)	Accruals at January 1, 2006	Additional Charges		Adjustments		2006 Amounts Used	Accruals at December 1, 2006
		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
Research and development	$14	$—	$—	$—	$(5)	$(9)	$—

Related headcount	270	—	—	—	(80)	(190)	—

As of the end of the third quarter of 2006, we paid $9 million in employee separation costs. The remaining $5 million accrual was reversed in the Predecessor Period due to approximately 80 employees previously identified for separation who resigned unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved.

2004 Initiated Reorganization of Business Program

In the fourth quarter of 2004, we announced plans to reduce costs through an employee separation program. The remaining accrual of $1 million at December 31, 2005 related to this program was paid in the first quarter of 2006.

Year Ended December 31, 2005

2005 Initiated Reorganization of Business Program

In the third quarter of 2005, we initiated plans to reorganize certain of our operations in response to a customer’s decision to discontinue utilizing certain products provided by us. The reorganization resulted in an employee separation program and the impairment of certain equipment. As a result, we recorded employee separation costs of $16 million and asset impairment and other charges of $1 million under reorganization of businesses and other in the accompanying audited Combined and Consolidated Statements of Operations.

The following table displays a roll-forward from January 1, 2005 to December 31, 2005 of the accruals established related to the 2005 employee separation program discussed above:

Employee Separation Costs	Accruals at January 1, 2005	Additional Charges		Adjustments		2005 Amounts Used	Accruals at December 31, 2005
		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
Research and development	$—	$—	$16	$—	$—	$(2)	$14

Related headcount	—	—	350	—	—	(80)	270

During 2005, 80 non-manufacturing employees were separated from us. We paid $2 million of separation costs in the fourth quarter of 2005. The remaining payments under this program were concluded during the first nine months of 2006, with any unused amounts recorded as a reduction to reorganization of businesses and other.

2004 Initiated Reorganization of Business Program

In the fourth quarter of 2004, we announced plans to further reduce costs through an employee separation program. As a result, during 2005, we recorded net charges of $7 million; of which net reversals of $(3) million was included in cost of sales and $10 million was recorded under reorganization of businesses and other in the accompanying audited Combined and Consolidated Statements of Operations.

The following table displays a roll-forward from January 1, 2005 to December 31, 2005 of the accruals established related to the 2004 employee separation program discussed above:

Employee Separation Costs	Accruals at January 1, 2005	Additional Charges		Adjustments		2005 Amounts Used	Accruals at December 31, 2005
		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
U.S. manufacturing	$17	$1	$—	$(6)	$—	$(12)	$—
Asia manufacturing	2	1	—	—	—	(3)	—
Europe manufacturing	9	1	—	—	—	(10)	—
General and administrative, Research and development	42	—	11	—	(1)	(51)	1

Total	$70	$3	$11	$(6)	$(1)	$(76)	$1

Related headcount	460	170	60	—	—	(690)	—

At January 1, 2005, we had an accrual of $70 million for employee separation costs, representing the severance costs for approximately 460 employees, 260 of which were manufacturing employees and 200 were non-manufacturing employees.

During 2005, 690 employees were separated from us resulting in $76 million in initial cash payments made to these separated employees. For these separated employees, of which 430 were manufacturing employees and 260 were non-manufacturing employees, an additional $1 million was paid in the first quarter of 2006 for healthcare costs and severance payments. The remaining accrual balance was reversed to cost of sales in the fourth quarter of 2005.

Year Ended December 31, 2004

2004 Initiated Reorganization of Business Program

In the fourth quarter of 2004, we announced our plans to further reduce our costs through an employee separation program. As a result, we recorded net charges of $79 million, of which $33 million was included in cost of sales and $46 million was recorded under reorganization of businesses in the accompanying audited Combined and Consolidated Statements of Operations. The following table displays a roll-forward of the accruals established for these employee separation costs from January 1, 2004 to December 31, 2004.

Employee Separation Costs	Accruals at January 1, 2004	Additional Charges		Adjustments		2004 Amounts Used	Accruals at December 31, 2004
		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
U.S. manufacturing	$—	$20	$—	$—	$—	$(3)	$17
Asia manufacturing	—	4	—	—	—	(2)	2
Europe manufacturing	—	9	—	—	—	—	9
General and administrative, Research and development	—	—	46	—	—	(4)	42

Total	$—	$33	$46	$—	$—	$(9)	$70

Related headcount	—	560	560	—	—	(660)	460

As a part of the employee separation plan, 660 employees were separated from us during the fourth quarter of 2004 resulting in $9 million in initial cash payments made to these separated employees.

We expected annualized savings of approximately $63 million from these actions, $28 million in cost of sales, $18 million in selling, general and administrative and $17 million in research and development.

Pre-2004 Initiated Reorganization of Business Programs

All reorganization of business programs initiated prior to 2004 were finalized, fully expensed and paid by the end of the third quarter of 2004 as further described below.

During 2004, we recorded net reversals of $11 million, of which $1 million was included in cost of sales and $10 million was recorded under reorganization of businesses in the accompanying Combined and Consolidated Statements of Operations. The aggregate $11 million net reversal is comprised of the following:

	Exit Costs (Reversals)	Employee Separations	Asset Writedowns (Decommissioning reversals)	Total
Manufacturing and administrative consolidations	$—	$(4)	$(7)	$(11)

Manufacturing and Administrative Consolidations

There were no additional charges during 2004. Accruals of $11 million established prior to 2004 for reserves to cover decommissioning costs were reversed as the accruals were no longer needed due primarily to the sale of the related facility and employee separation costs for approximately 60 employees previously identified for separation who resigned unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved. The following table displays a roll-forward of the accruals established for employee separation costs from January 1, 2004 to December 31, 2004.

Employee Separation Costs	Accruals at January 1, 2004	2004 Additional Charges		2004 Adjustments		2004 Amounts Used	Accruals at December 31, 2004
		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
U.S. manufacturing	$4	$—	$—	$—	$—	$(4)	$—
Asia manufacturing	2	—	—	—	—	(2)	—
Europe manufacturing	4	—	—	—	—	(4)	—
General and administrative, Research and development	22	—	—	—	(4)	(18)	—

Total	$32	$—	$—	$—	$(4)	$(28)	$—

Related headcount	200	—	—	—	(60)	(140)	—

At January 1, 2004, we had an accrual of $32 million for employee separation costs, representing the severance costs for approximately 200 employees, of which, 90 were manufacturing employees and 110 were non-manufacturing employees.

During 2004, 140 employees were separated from the Company resulting in $28 million in cash payments to these separated employees. The 2004 adjustments of $4 million represent employee separation costs for approximately 60 employees previously identified for separation who resigned unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved.

Liquidity and Capital Resources

As highlighted in the accompanying audited Combined and Consolidated Statements of Cash Flows, our liquidity and available capital resources are impacted by four key components: (1) current cash and cash equivalents, (2) operating activities, (3) investing activities, and (4) financing activities.

Cash and Cash Equivalents

The following table reflects our total cash and cash equivalents, short-term investments and marketable securities positions at March 30, 2007, December 31, 2006 and December 31, 2005.

	Successor		Predecessor
(in millions)	March 30, 2007	December 31, 2006	December 31, 2005
Cash and cash equivalents	$181	$177	$212
Short-term investments	456	533	1,209
Marketable securities	—	—	1,604

Total	$637	$710	$3,025

Of the $637 million of cash and cash equivalents and short-term investments at March 30, 2007, $294 million was held by our U.S. subsidiaries and $343 million was held by our foreign subsidiaries. Repatriation of some of these funds could be subject to delay and could have potential tax consequences, principally with respect to withholding taxes paid in foreign jurisdictions. During 2005, the Company repatriated $354 million in foreign earnings under the American Jobs Creation Act of 2004.

The following discussion is on a combined basis, which represents the addition of the Successor and Predecessor information included in our audited Combined and Consolidated Statements of Cash Flows.

Operating Activities

Three Months Ended March 30, 2007 Compared to Three Months Ended March 31, 2006

During the first quarter of 2007, we generated cash flow from operations of $41 million, which is lower than prior year levels. Our days sales outstanding were increased to 36 days at March 30, 2007 from 35 days at year-end. Our days of inventory on hand increased to 103 days (excluding the impact of purchase accounting on inventory and cost of sales) from 80 days at year-end. This increase resulted primarily from a $103 million increase in inventory levels, exclusive of the recognition of $416 million in cost of sales due to the step-up to fair value in connection with purchase accounting, due to the change in demand forecast from our largest customer in February 2007. These uses of working capital were partially offset by an increase in our days purchases outstanding to 60 days as of March 30, 2007 versus 56 days at year-end.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

During 2006, we generated cash flow from operations of $1.3 billion, which approximated the level in 2005. Our working capital requirements did not change significantly versus the prior year. We experienced slight increases in our days sales outstanding to 35 days from 32 days, and our days of inventory on hand increased to 80 days (excluding the impact of purchase accounting on inventory and cost of sales) from 69 days. These uses of working capital were slightly offset by an increase in our days purchases outstanding to 56 days as of December 31, 2006 versus 52 days as of December 31, 2005.

Investing Activities

Three Months Ended March 30, 2007 Compared to Three Months Ended March 31, 2006

During the first quarter of 2007 and 2006, our net cash used for investing activities was $26 million and $220 million, respectively. The decrease in the net cash used in our investing activities was primarily the result of a decrease in funds available for investment after the closing of the Merger and lower capital expenditures in the Successor Period. Our capital expenditures were $92 million, or 7 percent of net sales, and $145 million, or 10 percent of net sales, during the first quarter of 2007 and 2006, respectively.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

During 2006 and 2005, our net cash used for investing activities was $16.3 billion and $1.4 billion, respectively. The increase in the net cash used in our investing activities was primarily the result of the funding of the Merger and capital expenditures. The cash utilized in connection with the funding of the Merger was $17.7 billion.

Our capital expenditures were $713 million and $491 million during the year ended December 31, 2006 and 2005, respectively. As a percentage of net sales, our capital expenditures were 11 percent and 8 percent in 2006 and 2005, respectively. The increase in capital expenditures in 2006 was a result of our decision to selectively increase capacity to meet increased demand as our utilization rates reached high levels through the third quarter of 2006. We also utilized cash of $181 million in the year ended December 31, 2006 to acquire licenses and other assets to continue the expansion of our purchased technology portfolio, primarily related to WMSG’s operations.

Cash was provided by investing activities through the liquidation of a portion of our short-term investments portfolio and an entire liquidation of our marketable securities portfolio in order to fund a portion of the Merger and the redemption of our $400 million floating rate notes due 2009 (“Predecessor Floating Rates Notes”), our 6.875% Notes and our 7.125% Notes.

Financing Activities

Three Months Ended March 30, 2007 Compared to Three Months Ended March 31, 2006

During the first quarter of 2007, our net cash used for financing activities was $12 million, resulting primarily from long-term debt and capital lease payments. This compared to our net cash used by financing activities of $67 million in the first quarter of 2006, principally reflecting purchases of treasury stock, partially offset with proceeds from stock option exercises.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

During 2006, our net cash provided by financing activities was $15 billion, resulting primarily from the investment by the Sponsors of $7.1 billion and the debt we obtained in connection with the Merger of $9.2 billion, net of $266 million in debt issuance costs. We also received proceeds of $163 million from stock option exercises and employee stock purchase plan share purchases and $43 million in borrowings under a revolving loan agreement. These amounts were partially offset by long-term debt and notes payable repayments of $1.3 billion and stock repurchases of $200 million. This compared to our net cash provided by financing activities of $21 million in 2005, principally reflecting stock repurchases of $103 million and costs of terminating our interest rate swaps of $21 million, partially offset by proceeds of $106 million from the exercise of stock options and employee stock purchase plan share purchases.

Stock Repurchases

During the third quarter of 2005, we announced that our Board of Directors authorized us to repurchase up to $500 million of our outstanding shares of common stock. During the years ended December 31, 2006 and 2005, we repurchased approximately 7 million and 4 million shares for $200 million and $103 million, respectively. We also obtained approximately 670 thousand and 408 thousand shares in 2006 and 2005, respectively, related to the withholding of shares of our Class A common stock used to satisfy employee tax obligations in connection with the vesting of restricted stock units.

Debt Redemption

During the third quarter of 2006, we fully redeemed our outstanding Predecessor Floating Rate Notes bearing interest at a rate equal to the three-month LIBOR plus 2.75%. The redemption occurred on July 17, 2006 at a redemption price equal to 102% of the principal amount of the floating rate notes, plus accrued and unpaid interest up to, but not including, the redemption date. Interest on the floating rate notes ceased to accrue on the redemption date, and the only remaining right of the holders after the redemption date is to receive the redemption price. Funds from our short-term investment portfolio were used to finance the $400 million early retirement of debt and the $8 million cost associated with the call premium.

In connection with the Merger, we redeemed substantially all of our outstanding 6.875% Notes and 7.125% Notes. The redemption occurred on December 1, 2006 at a redemption price equal to (i) 105% of the principal amount of the 6.875% Notes and (ii) 108% of the principal amount of the 7.125% Notes, plus accrued and unpaid interest up to, but not including, the redemption date. Interest on the redeemed 6.875% Notes and the redeemed 7.125% Notes ceased to accrue on the redemption date, and the only remaining right of the holders after the redemption date is to receive the redemption price. We incurred charges of $93 million to Merger expenses in the accompanying audited Combined and Consolidated Statements of Operations in connection with the redemption, including call premiums of $57 million and non-cash charges associated with the recognition of unamortized debt issue costs and unamortized interest rate swap settlement balances of $18 million and $18 million, respectively. Funds from our short-term investment portfolio were used to finance the $850 million early retirement of debt and the $57 million cost associated with the call premiums.

Debt Issuance and Credit Facilities

On December 1, 2006, we entered into new senior secured credit facilities (“Credit Facilities”) to fund a portion of the Merger, as well as costs associated with the Merger. The Credit Facilities include (i) a seven-year, $3.5 billion term loan, including letters of credit and swing line loan sub-facilities (“Term Loan”), and (ii) a six-year revolving credit facility with a committed capacity of $750 million (“Revolver”). The Term Loan will mature on December 1, 2013. The Revolver will be available through December 1, 2012, at which time all outstanding principal amounts under the Revolver will be due and payable. We may, subject to customary conditions, request an increase in the amount available under the Credit Facilities of up to an additional $1 billion for a total commitment of up to $5.25 billion. Borrowings under the Credit Facilities may be used for working capital purposes, capital expenditures, investments, share repurchases, acquisitions and other general corporate purposes. At March 30, 2007, $3.5 billion was outstanding under the Term Loan, and there were no borrowings outstanding under the Revolver. On February 14, 2007, we entered into an amendment to our $3.5 billion Term Loan, such that the spread over LIBOR has been reduced from 2.00% to 1.75%. We expect to save approximately $9 million per year as a result of the lower spread. See further discussion under Note 4 to the audited combined and consolidated financial statements included elsewhere in this prospectus.

The Term Loan and Revolver bear interest, at our option, at a rate equal to a margin over either (i) a base rate equal to the higher of either (a) the prime rate of Citibank, N.A. or (b) the federal funds rate, plus one-half of 1%; or, (ii) a LIBOR rate (5.36% on March 30, 2007) based on the cost of funds for deposit in the currency of borrowing for the relevant interest period, adjusted for certain additional costs. The applicable margin for borrowings under the Credit Facilities may be reduced subject to our attaining certain leverage ratios. We are also required to repay a portion of the outstanding Term Loan balance in quarterly installments in aggregate annual amounts equal to 1% of the initial outstanding balance for the first six years and nine months after the Term Loan closing date, with the remaining balance due upon maturity. We are also required to pay quarterly facility commitment fees on the unutilized capacity of the Revolver at an initial rate of 0.50% per annum. The commitment fee rate may be reduced subject to our attaining certain leverage ratios. We are also required to pay customary letter of credit fees. We are also required to make prepayments in certain circumstances, subject to certain exceptions. See Note 4 to the audited consolidated and combined financial statements included elsewhere in this prospectus.

On December 1 2006, we issued $4.35 billion aggregate principal amount of senior unsecured debt securities (“Senior Notes”) in order to fund a portion of the Merger, as well as costs associated with the Merger. Included in the issuance were: (i) a series of floating rate notes due 2014 with an aggregate principal amount of $500 million (“Floating Rate Notes”); (ii) a series of 9.125%/9.875% PIK-election notes due 2014 with an aggregate principal amount of $1,500 million (“Toggle Notes”); and, (iii) a series of 8.875% notes due 2014 with an aggregate principal amount of $2,350 (“Fixed Rate Notes”). The Floating Rate Notes bear interest at a rate, reset quarterly, equal to three-month LIBOR (which was 5.35% on March 30, 2007) plus 3.875% per annum, which is payable quarterly in arrears on every March 15, June 15, September 15 and December 15 commencing March 15, 2007. The Fixed Rate Notes bear interest at 8.875% per annum, which is payable semi-annually in arrears on every June 15 and December 15 commencing June 15, 2007. Interest on the Toggle Notes is payable semi-annually in arrears on every June 15 and December 15 commencing June 15, 2007. For any interest period through December 15, 2011, we may elect to pay interest on the Toggle Notes in cash, by increasing the principal amount of the Toggle Notes or an evenly split combination of the foregoing. Interest payable in cash will accrue at a rate equal to 9.125% per annum, and interest payable by increasing the principal amount of the Toggle Notes will accrue at the cash interest rate plus 0.75% per annum. After December 15, 2011, we must pay all interest payments on the Toggle Notes in cash, and they will be treated as having been issued with original issue discount for federal income tax purposes. The Senior Notes will mature concurrently on December 15, 2014.

On December 1 2006, we issued a series of fixed rate notes due 2016 with an aggregate principal amount of $1.60 billion (“Senior Subordinated Notes,” and together with the Senior Notes, the “Notes”) in order to fund a portion of the Merger, as well as costs associated with the Merger. The Senior Subordinated Notes bear interest at a rate equal to 10.125% per annum, which is payable semi-annually in arrears on every June 15 and December 15 commencing June 15, 2007. The Senior Subordinated Notes will mature on December 15, 2016.

In December 2006, in conjunction with the issuance of the Senior Notes and Senior Subordinated Notes, we received initial corporate credit ratings from Standard & Poor’s and Moody’s of BB- and Ba3, respectively.

In connection with the issuance of the Term Loan and Floating Rate Notes, we also entered into interest rate swap contracts with various counterparties as a hedge of the variable cash flows of our variable interest rate debt. Under the terms of the interest rate swap contracts, we have converted $800 million of the variable interest rate debt to fixed interest rate debt. See Note 5 of our audited combined and consolidated financial statements included elsewhere in this prospectus for additional discussion.

The Credit Facilities and Notes have restrictive covenants that limit our ability to, among other things, incur or guarantee additional indebtedness or issue preferred stock; pay dividends and make other restricted payments; incur restrictions on the payment of dividends or other distributions from our restricted subsidiaries; create or incur certain liens; make certain investments; transfer or sell assets; engage in transactions with affiliates; and, merge or consolidate with other companies or transfer all or substantially all of our assets. Under the Credit Facilities, we must comply with conditions precedent that must be satisfied prior to any borrowing, as well as ongoing compliance with specified affirmative and/or negative covenants, including covenants relating to maintenance of specified financial ratios. The Credit Facilities and Notes also provide for customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants and cross-defaults or cross-escalation provisions. The Company was in compliance with these covenants as of March 30, 2007.

Stock Split

On March 8, 2007, the Board of Directors of Holdings I approved a two-for-one stock split of its common stock, pursuant to which each share held by holders of record as of March 8, 2007 was subdivided into two shares. The effects of this common stock split have been retroactively applied to the information included in this document.

EBITDA/Adjusted EBITDA

Adjusted earnings before cumulative effect of accounting change, interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-U.S. GAAP measure that we use to determine our compliance with certain covenants contained in the Credit Facilities and the indentures governing the Senior Notes and Senior

Subordinated Notes. Adjusted EBITDA is defined as EBITDA adjusted to add back certain non-cash, non-recurring and other items that are included in EBITDA and/or net earnings (loss), as required by various covenants in the indentures and the Credit Facilities. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financing covenants. Our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to ratios based on Adjusted EBITDA.

Adjusted EBITDA does not represent, and should not be considered an alternative to, net earnings (loss), operating earnings (loss), or cash flow from operations as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our use of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The definition of Adjusted EBITDA in the indentures and the Credit Facilities allows us to add back certain charges that are deducted in calculating EBITDA and/or net earnings (loss). However, some of these expenses may recur, vary greatly and are difficult to predict. Further, our debt instruments require that Adjusted EBITDA be calculated for the most recent four fiscal quarters. As a result, the measure can be disproportionately affected by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent four-quarter period or any complete fiscal year.

The following is a reconciliation of net loss, which is a U.S. GAAP measure of our operating results, to Adjusted EBITDA, as defined in our debt agreements.

(in millions)	Twelve Months Ended March 30, 2007 (Unaudited)
Loss before cumulative effect of accounting change	$(2,745)
Interest expense, net	229
Income tax benefit	(434)
Depreciation and amortization*	1,149

EBITDA	(1,801)
Non-cash stock-based employee compensation(1)	406
Other non-cash charges(2)	2,826
Non-recurring/one-time items(3)	242
Cost savings(4)	12
Other defined terms(5)	67

Adjusted EBITDA	$1,752

*	Excludes amortization of debt issuance costs, which are included in interest expense, net.
(1)	Reflects non-cash, stock-based employee compensation expense under the provisions of SFAS No. 123(R), Share-based Payments.
(2)

Reflects the non-cash charges related to purchase accounting adjustments for in-process research and development of approximately $2.3 billion and for inventory of $557 million and other non-cash items.

(3)	Reflects costs associated with Predecessor debt extinguishment and one-time Merger expenses.
(4)	Reflects cost savings that we expect to achieve from certain initiatives where actions have begun or have already been completed.
(5)	Reflects other adjustments required in determining our debt covenant compliance.

Contractual Obligations and Credit Facilities

We own most of our major facilities, but we do lease certain office, factory and warehouse space and land, as well as data processing and other equipment under principally non-cancelable operating leases.

Summarized in the table below are our obligations and commitments to make future payments under debt obligations and minimum lease payment obligations, net of minimum sublease income, as of March 30, 2007.

	Payments Due by Period
(in millions)	2007	2008	2009	2010	2011	Thereafter	Total
Debt obligations (including short-term debt)(1)	$74	$35	$35	$35	$35	$9,275	$9,489
Capital lease obligations(2)	15	15	9	6	2	1	48
Operating leases(3)	45	33	26	24	18	66	212
Software licenses	54	56	47	45	22	—	224
Service obligations	55	15	9	6	3	3	91
Foundry commitments(4)	142	—	—	—	—	—	143
Purchase commitments(5), (6)	77	24	—	—	—	—	101

Total contractual cash obligations(7)	$462	$178	$126	$116	$80	$9,345	$10,308

(1)	Reflects the principal payments on the Credit Facilities and the Notes and excludes cash interest payments of approximately $828 million in 2007, $803 million in 2008, $800 million in 2009, $798 million in 2010, $795 million in 2011 and $2,457 million thereafter that has been calculated assuming the rates used in the unaudited pro forma financial information included elsewhere in this Form S-4.

(2)	Includes interest of $5 million on capital lease obligations of $40 million at March 30, 2007.

(3)	Minimum sublease income on operating leases is approximately $5 million in 2007, $6 million in 2008, $5 million in 2009, $3 million in 2010, $3 million in 2011 and $1 million thereafter.

(4)	Foundry commitments associated with our strategic manufacturing relationship based on volume commitments for work in progress and forecasted demand based on 18-month rolling forecasts, which are adjusted monthly.

(5)	Commitments associated with our agreement with two other entities to jointly develop 300 millimeter technology have been excluded from the above table. We are committed based upon an annual operating plan to fund certain amounts of shared research and development costs and capital expenditures required to construct this facility. These costs are not fixed and determinable at March 30, 2007.

(6)	In December 2006, we entered into a joint technology development agreement relating to the development of complimentary metal oxide semiconductor (CMOS) and silicon-on-insulator (SOI) technologies, as well as advanced semiconductor research and development enablement transitions to the 45 nanometer generation. The agreement obligates us to the next year’s worth of payments on a rolling basis, which totals $41 million as of March 30, 2007. Pursuant to our continued participation, there is a potential for aggregate payments of approximately $217 million through the expiration date of December 2010.

(7)	As of January 1, 2007, after the implementation of FIN 48, unrecognized tax benefits were $155 million. The amount, if recognized, that would be reflected as an adjustment to income tax (benefit) expense is approximately $20 million. We are not including any amount related to uncertain tax positions in our long-term contractual obligations table presented because of the difficulty in making reasonably reliable estimates of the timing of cash settlements with the respective taxing authorities.

Future Financing Activities

Our primary future cash needs on a recurring basis will be for working capital, capital expenditures and debt service obligations. We believe that our cash, cash equivalents and short-term investment balance as of March 30, 2007 of approximately $637 million and cash flows from operations will be sufficient to fund our working capital needs, capital expenditures and other business requirements for at least the next twelve months. If our cash flows from operations are less than we expect, we may need to incur additional debt, or utilize our cash and cash equivalents or short-term investments. We incurred significant indebtedness and utilized significant amounts of cash and cash equivalents, short-term investments and marketable securities in order to complete the Merger. As a result, our future financing needs will be materially impacted by the Merger, and we may be limited in our ability to obtain additional funding.

We may need to incur additional debt to make strategic acquisitions or investments. We cannot assure that financing will be available to us on acceptable terms or that financing will be available at all.

As market conditions warrant, the Company and its major equityholders may from time to time repurchase debt securities issued by the Company, in privately negotiated or open market transactions, by tender offer or otherwise.

Our ability to make payments to fund working capital, capital expenditures, debt service, strategic acquisitions, joint ventures and investments will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. Future indebtedness may impose various restrictions and covenants on us which could limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities.

Off-Balance Sheet Arrangements

We use customary off-balance sheet arrangements, such as operating leases and letters of credit, to finance our business. None of these arrangements has or is likely to have a material effect on our results of operations, financial condition or liquidity.

Significant Accounting Policies and Critical Estimates

The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period.

Our management bases its estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. This forms the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our management believes the following accounting policies to be those most important to the portrayal of our financial condition and those that require the most subjective judgment:

•	product sales and intellectual property revenue recognition and valuation;

•	purchase accounting;

•	valuation of investments and long-lived assets;

•	restructuring activities;

•	accounting for income taxes; and

•	inventory valuation methodology.

If actual results differ significantly from management’s estimates and projections, there could be a material adverse effect on the Company’s financial statements.

Product Sales and Intellectual Property Revenue Recognition and Valuation

We generally market our products to a wide variety of end users and a network of distributors. Our policy is to record revenue for product sales when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable and collection of the related receivable is reasonably assured, which is generally at the time of shipment. We record reductions to sales for allowances for collectibility, discounts and price protection, product returns and incentive programs for distributors related to these sales, based on actual historical experience, current market conditions and other relevant factors at the time the related sale is recognized.

The establishment of reserves for sales discounts and price protection allowances are dependent on the estimation of a variety of factors, including industry demand and the forecast of future pricing environments. This process is also highly judgmental in evaluating the above-mentioned factors and requires significant estimates, including forecasted demand, returns and industry pricing assumptions.

In future periods, additional provisions may be necessary due to (1) a deterioration in the semiconductor pricing environment, (2) reductions in anticipated demand for semiconductor products, and/or (3) lack of market acceptance for new products. If these factors result in a significant adjustment to sales discount and price protection allowances, they could significantly impact our future operating results.

Revenues from licensing our intellectual property have approximated 4 percent, 3 percent and 2 percent of net sales in 2006, 2005 and 2004, respectively. We expect to continue our efforts to monetize the value of our intellectual property in the future. These licensing agreements also can be linked with other contractual agreements and could represent multiple element arrangements under EITF Issue 00-21 “Revenue Arrangements With Multiple Elements” or contain future performance provisions pursuant to SEC Staff Accounting Bulletin 104 “Revenue Recognition”. The process of determining the appropriate revenue recognition in such transactions is highly complex and requires significant judgments and estimates.

Purchase Accounting and Intangible Assets

As discussed above, the Merger was completed on December 1, 2006 and was financed by a combination of borrowings under the Credit Facilities, the issuance of the Notes, cash on hand and the equity investment of the Sponsors and management. The purchase price including direct acquisition costs was approximately $17.7 billion. Purchase accounting requires that all assets and liabilities be recorded at fair value on the acquisition date, including identifiable intangible assets separate from goodwill. Identifiable intangible assets include customer relationships, tradenames and trademarks, developed technology and IPR&D. Goodwill represents the excess of cost over the fair value of net assets acquired. For the Merger and for other significant acquisitions, we obtain independent appraisals and valuations of the intangible (and certain tangible) assets acquired and certain assumed obligations as well as equity.

The estimated fair values and useful lives of identified intangible assets are based on many factors, including estimates and assumptions of future operating performance and cash flows of the acquired business, estimates of cost avoidance, the nature of the business acquired, the specific characteristics of the identified intangible assets and our historical experience and that of the acquired business. The estimates and assumptions used to determine the fair values and useful lives of identified intangible assets could change due to numerous factors, including product demand, market conditions, regulations affecting the business model of our operations, technological developments, economic conditions and competition. The carrying values and useful lives for amortization of identified intangible assets are reviewed on an ongoing basis, and any resulting changes in estimates could have a material adverse effect on our financial results.

Valuation of Investments and Long-Lived Assets

We assess the impairment of investments and long-lived assets, which include identifiable intangible assets, goodwill and property, plant and equipment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. When circumstances change, or at least annually, we compare the carrying value of our reporting units to their estimated fair value. If the carrying value is greater than the respective estimated fair value, we then determine if the goodwill is impaired, and whether some or all of the goodwill should be written off as a charge to operations, which could have a material adverse effect on our financial results. The estimate of fair value requires various assumptions including the use of projections of future cash flows and discount rates that reflect the risks associated with achieving the future cash flows. Changes in the underlying business could affect these estimates, which in turn could affect the fair value of the reporting unit. In addition, an annual assessment of goodwill impairment was performed in the fourth quarter of 2006 resulting in no necessary impairment. Important factors which could require an impairment review include: (i) underperformance relative to expected historical or projected future operating results; (ii) changes in the manner of use of the assets or the strategy for our overall business; (iii) negative industry or economic trends; (iv) declines in stock price of an investment for a sustained period; and (v) our enterprise value relative to net book value.

When we determine that the carrying value of intangible assets, goodwill and long-lived assets may not be recoverable, an impairment charge is recorded. Impairment is generally measured based on valuation techniques considered most appropriate under the circumstances, including a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model or prevailing market rates of investment securities, if available.

The net book values of these investments and long-lived assets at March 31, 2007, December 31, 2006 and December 31, 2005 were as follows:

	Successor		Predecessor
(in millions)	March 30, 2007	December 31, 2006	December 31, 2005
Property, plant and equipment	$3,132	$3,232	$2,035
Goodwill	5,315	5,313	253
Strategic investments	12	12	12
Intangible assets	5,312	5,654	30

Total	$13,771	$14,211	$2,330

We cannot predict the occurrence of future impairment triggering events nor the impact such events might have on these reported asset values. Such events may include strategic decisions made in response to the economic conditions relative to product lines, operations and the impact of the economic environment on our customer base.

Restructuring Activities

Beginning in 2000 and through 2006, we announced plans to reduce our workforce, discontinue product lines, exit businesses and consolidate manufacturing and research and design center operations. We initiated these plans in an effort to reduce costs and simplify our product portfolio. Exit costs primarily consist of facility closure costs. Employee separation costs consist primarily of severance payments to terminated employees. At each reporting date, we evaluate our accruals for exit costs and employee separation to ensure that the accruals are still appropriate. In certain circumstances, accruals are no longer required because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from our company unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. We reverse accruals to income when it is determined they are no longer required.

Accounting for Income Taxes

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets, liabilities and net operating loss and credit carryforwards. We regularly review our deferred tax assets for recoverability and establish a valuation allowance based on historical income, projected future income, the expected timing of the reversals of existing temporary differences and the implementation of tax-planning strategies.

During the period ended December 1, 2006, we reduced the valuation allowance associated with our deferred tax assets of two of our foreign subsidiaries. The valuation allowance was reduced because we believe we are more likely than not going to realize a portion of the deferred tax assets for these entities. These changes are due to (i) a revision in the financing of one foreign entity, resulting in increased estimates of the foreign entity’s future taxable income, and (ii) another foreign entity emerging from a three-year cumulative loss position during 2006. These events resulted in one-time, non-cash tax benefits totaling $28 million.

We have reserves for taxes, associated interest, and other related costs that may become payable in future years as a result of audits by tax authorities. Although we believe that the positions taken on previously filed tax returns are fully supported, we nevertheless have established reserves recognizing that various taxing authorities may challenge certain positions, which may not be fully sustained. The tax reserves are reviewed quarterly and adjusted as events occur that affect our potential liability for additional taxes, such as lapsing of applicable statutes of limitations, proposed assessments by tax authorities, resolution of tax audits, negotiations between tax authorities of different countries concerning our transfer prices, identification of new issues, and issuance of new regulations or new case law. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. Whether the more-likely-than-not recognition threshold is met for tax position is a matter of judgment based on the individual facts and circumstances of that position evaluated in light of all available evidence.

Inventory Valuation Methodology

Inventory is valued at the lower of cost or market using the first-in, first-out (FIFO) method. We write down our inventory for estimated obsolescence or unmarketable inventory in an amount equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those we project, additional inventory write-downs may be required. Inventory impairment charges establish a new cost basis for inventory. In estimating our obsolescence, we utilize our backlog information for the next 13 weeks as well as projecting future demand.

We balance the need to maintain strategic inventory levels to ensure competitive delivery performance to our customers with the risk of inventory obsolescence due to rapidly changing technology and customer requirements. We also consider pending cancellation of product lines due to technology changes, long life cycle products, lifetime buys at the end of supplier production runs, business exits and a shift of production to outsourcing.

If actual future demand or market conditions are less favorable than those projected by our management, additional inventory writedowns may be required.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS 158”). SFAS 158 requires employers to (i) recognize in its statement of financial position the funded status of a benefit plan measured as the difference between the fair value of plan assets and the benefit obligation, (ii) recognize net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87, “Employers’ Accounting for Pensions” or SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” (iii) measure defined benefit plan assets and obligations as of the date of the employer’s statement of financial position and (iv) disclose additional information in the notes to the financial statements about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. For companies with publicly traded securities, the requirements of SFAS 158 are effective for fiscal years ending after December 15, 2006 and are to be applied prospectively upon adoption. For companies without publicly traded equity securities, the requirements to recognize the funded status of a defined benefit postretirement plan and provide related disclosures are effective for fiscal years ending after June 15, 2007, while the requirement to measure plan assets and benefit obligations as of the date of the employer’s statement of financial position is effective for fiscal years ending after December 15, 2008, with earlier application encouraged. We are currently in the process of assessing the impact the adoption of SFAS 158 will have on our financial position, results of operations and liquidity.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) Topic IN, “Financial Statements—Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 addresses how the effects of prior-year uncorrected misstatements should be taken into consideration when quantifying misstatements in current-year financial statements. It requires quantification of misstatements using both the balance sheet and income statement approaches and evaluation of whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB does not change the SEC’s previous guidance on evaluating the materiality of misstatements. The adoption of SAB 108 by the Company in 2006 did not have a material effect on the Company’s financial position, results of operations or cash flows.

In June 2006, the FASB issued FASB Interpretation 48, “Accounting for Income Tax Uncertainties” (“FIN 48”) which provides for a two-step approach to recognize and measure uncertain tax positions accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes.” We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. Whether the more-likely-than-not recognition threshold is met for tax position is a matter of judgment based on the individual facts and circumstances of that position evaluated in light of all available evidence. We adopted the provisions of FIN 48 effective January 1, 2007, resulting in an increase of $5 million in goodwill and the liability for unrecognized tax benefits.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, amendment to ARB No. 43 Chapter 4,” which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material and requires that such items be recognized as current-period charges regardless of whether they meet the “so abnormal” criterion outlined in ARB No. 43. SFAS No. 151 also introduces the concept of “normal capacity” and requires the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities. Unallocated overhead must be recognized as an expense in the period incurred. The Company adopted SFAS No. 151 effective January 1, 2006. The adoption of SFAS No. 151 did not have a material impact on the Company’s financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Risk

As a multinational company, our transactions are denominated in a variety of currencies. We have a foreign exchange management process to manage currency risks resulting from transactions in currencies other than the functional currency of our subsidiaries. We use financial instruments to hedge, and therefore attempt to reduce our overall exposure to the effects of currency fluctuations on cash flows. Our policy prohibits us from speculating in financial instruments for profit on exchange rate price fluctuations, from trading in currencies for which there are no underlying exposures, and from entering into trades for any currency to intentionally increase the underlying exposure.

Our strategy in foreign exchange exposure issues is to offset the gains or losses of the financial instruments against losses or gains on the underlying operational cash flows or investments based on our management’s assessment of risk. Almost all of our non-functional currency receivables and payables, which are denominated in major currencies that can be traded on open markets, are hedged. We use forward contracts and options to hedge these currency exposures. In addition, we hedge some firmly committed transactions and expect to hedge some forecasted transactions and investments in foreign subsidiaries in the future. A portion of our exposure is from currencies that are not traded in liquid markets, such as those in Latin America and Asia, and these are addressed, to the extent reasonably possible, through managing net asset positions, product pricing, and component sourcing.

At March 30, 2007, we had net outstanding foreign exchange contracts not designated as accounting hedges with notional amounts totaling $363 million. The fair value of these contracts was a net unrealized gain of $1 million at March 30, 2007. Management believes that these financial instruments should not subject us to undue risk due to foreign exchange movements because gains and losses on these contracts should offset losses and gains on the assets, liabilities, and transactions being hedged. The following table shows, in millions of United States dollars, the notional amounts of the most significant net foreign exchange hedge positions as of March 30, 2007:

Successor
Buy (Sell)	March 30, 2007
Euro	$(15)
Danish Kroner	$(165)
British Pound	$57
Malaysian Ringgit	$43
Japanese Yen	$(30)
Israeli Shekel	$15
Taiwan Dollar	$(1)

Foreign exchange financial instruments that are subject to the effects of currency fluctuations, which may affect reported earnings, include financial instruments and other financial instruments which are not denominated in the currency of the legal entity holding the instrument. Derivative financial instruments consist primarily of forward contracts. Other financial instruments, which are not denominated in the currency of the legal entity holding the instrument, consist primarily of cash and cash equivalents, equity investments, and notes as well as accounts payable and receivable. The fair value of the foreign exchange financial instruments would hypothetically decrease by $8 million as of March 30, 2007 if the U.S. dollar were to appreciate against all other currencies by 10% of current levels. This hypothetical amount is suggestive of the effect on future cash flows under the following conditions: (i) all current payables and receivables that are hedged were not realized, (ii) all hedged commitments and anticipated transactions were not realized or canceled, and (iii) hedges of these amounts were not canceled or offset. We do not expect that any of these conditions will be realized. We expect that gains and losses on the derivative financial instruments should offset gains and losses on the assets, liabilities and future transactions being hedged. If the hedged transactions were included in the sensitivity analysis, the hypothetical change in fair value would be immaterial. The foreign exchange financial instruments are held for purposes other than trading.

Instruments used as fair value hedges and cash flow hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as either a fair value hedge or cash flow hedge at the inception of the contract. Accordingly, changes in market values of such hedge instruments must be highly correlated with changes in market values of underlying hedged items both at inception of the hedge and over the life of the hedge contract.

At March 30, 2007, we had fair value hedges with an aggregate notional amount of $8 million and a fair value amount of less than $1 million.

At March 30, 2007, we had foreign currency exchange contracts designated as cash flow hedges with an aggregate notional amount of $121 million and fair value amount of approximately $3 million.

Commodity Price Risk

During the second quarter of 2006, we instituted a gold hedging program which incorporates the use of financial derivative instruments to hedge our exposure to material increases in gold wire prices caused by changes in the spot price of gold bullion. At March 30, 2007, the estimated gross fair value associated with its outstanding gold wire hedge contracts was less than $1 million, and the forward contracts entered into had a notional amount of 14,000 Toz. At March 30, 2007, the potential loss over the next 12 months resulting from a 10% hypothetical increase in market gold prices is immaterial.

Interest Rate Risk

Our financial instruments include cash and cash equivalents, short-term investments, accounts receivable, accounts payable, accrued liabilities, notes payable, long-term debt, and other financing commitments.

At March 30, 2007, we had interest bearing cash and cash equivalents of approximately $181 million, and the fair value of our short-term investments approximated $456 million. A 10% change in market rates would have a $3 million impact on interest income and minimal impact on the fair value of our short-term investments.

At March 30, 2007, we had total debt of $9.5 billion, including $4.0 billion of variable interest rate debt based on 3-month LIBOR. We have entered into interest rate swap agreements with a total notional value of $800 million and, effectively, fixed our interest rate on that portion of our variable interest rate debt. The interest rate swap agreements expire in December 2009. The fair value of the interest rate swap agreements at March 30, 2007 was $1 million. Our remaining variable interest rate debt is subject to market rate risk, as our interest payments will fluctuate as the underlying interest rates changes as a result of market changes. During the period when our interest rate swap agreements are effective, a 10% change in interest rates would result in a change in interest expense of $17 million per year.

On February 14, 2007, we entered into an amendment to our $3.5 billion Term Loan, such that the spread over LIBOR has been reduced from 2.00% to 1.75%. We expect to save approximately $9 million per year as a result of the lower spread.

The fair value of our long-term debt approximates $9.4 billion at March 30, 2007, which has been determined based upon quoted market prices. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily indicative of the amount which could be realized in a current market exchange. A 10% decrease in market rates would have a $126 million impact on the fair value of our long-term debt and a $8 million impact on the fair value of our interest rate swap agreements.

The fair values of the other financial instruments were not materially different from their carrying or contract values at March 30, 2007.

Counterparty Risk

Outstanding financial derivative instruments expose the Company to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company does not expect any of the counterparties to fail to meet their obligations. The credit exposure related to these financial instruments is represented by the fair value of contracts with a positive fair value at the reporting date. On a periodic basis, we review the credit ratings of our counterparties and adjust our exposure as deemed appropriate.

BUSINESS

Our Company

With over 50 years of operating history, Freescale is one of the world’s largest semiconductor companies, with leadership in the design and manufacture of embedded processors. We have a diversified product portfolio that is sold to over 10,000 end customers. We enjoy market leadership within the automotive, consumer, industrial, networking and wireless markets. In 2006, we derived over 70% of our total sales from products for which we held the number one or two market position. We benefit from an extensive intellectual property portfolio that includes more than 5,800 patent families, bolstering our product development and our competitive position and positioning us to drive future growth. We generated $6.4 billion in revenue and $1.86 billion in Adjusted EBITDA for the year ended December 31, 2006.

We had the number one market share in global sales of embedded microprocessors from 2004 through 2006, and had the number one or number two market share in each year from 1997 to 2003, based on revenue, according to Gartner Dataquest estimates. In their simplest forms, embedded processors provide the basic intelligence for electronic devices and can be programmed to address specific applications or functions. We believe our embedded processor capabilities allow us to offer our customers products that have attractive features and functionality. Our embedded processors are deeply integrated into our customers’ products and software ecosystem and are critical to defining these features, making it more costly and time intensive for them to switch to another supplier. In addition, the applications for embedded processors continue to expand, with smarter, more self-contained systems enabling increasingly sophisticated consumer, industrial, wireline and wireless networking, wireless handset and automotive products.

In addition to our embedded processors, we offer our customers a broad portfolio of complementary devices that provide connectivity between products, across networks and to real-world signals, such as sound, vibration and pressure. Our complementary products include sensors, radio frequency semiconductors, power management and other analog and mixed-signal integrated circuits. Through our embedded processors and complementary products we are also able to offer customers complex combinations of semiconductors and software, which we refer to as “platform-level products.” We believe that our ability to offer platform-level products will be increasingly important to our long-term success in many markets within the semiconductor industry as our customers continue to move toward providers of embedded processors and complementary products.

Freescale is organized into three primary business groups: Transportation and Standard Products Group (“TSPG”), Networking and Computing Systems Group (“NCSG”), and Wireless and Mobile Solutions Group (“WMSG”). These groups are arranged around our target industries. The following charts show our revenue for the year ended December 31, 2006 broken down by segment, product and geography:

The following table provides an overview of some of the principal products and applications of each of our three primary business groups:

	Transportation & Standard Products	Networking & Computing Systems	Wireless & Mobile Solutions
Financials (Year Ended December 31, 2006, in millions)	• Net Sales: $2,709	• Net Sales: $1,432	• Net Sales: $2,136

Market Leadership (worldwide vendor revenue ranking, 2006 unless otherwise noted)	• No. 1 market share in automotive semiconductors(1) • No. 2 market share in microcontrollers(1) • No. 3 market share in sensors(1)	• No. 1 market share in wired communications micro processors(1) • No. 1 market share in RF for base station semiconductors(1) • No. 2 market share in wired communications digital signal processors(1)	• No. 2 market share in wireless communications digital signal processors(2) • No. 2 market share in EDGE mobile phone chipsets(3) • No. 2 market share in mobile phone radio frequency semiconductors(3)

Key Applications	• Automotive engine control systems • Automotive safety control systems • Consumer devices • Industrial control systems • Computer peripherals • Telematics devices and systems	• Wireless and wireline infrastructure • Enterprise switching and routing • Public network access • Pervasive computing • Small/home office networking	• Cellular handsets • Portable media players • Personal digital assistants • Handheld video game devices • Audio devices and systems

Principal Products	• Microcontrollers (8-bit, 16-bit, 32-bit) • Embedded microprocessors • Analog and mixed- signal integrated circuits (such as switches, power management devices, motor control devices) • Sensors	• Communications processors • Digital signal processors • Radio frequency components • Network multimedia devices	• Baseband components • Radio frequency components • Power management integrated circuits • Power amplifiers • Applications processors

(1)	Source: Gartner Dataquest, March 2007.
(2)	Forward Concepts, February 2007.
(3)	Source: iSuppli, May 2007.

Our customers include some of the largest and most successful companies in their industries. We historically have had and continue to have a strong relationship with Motorola. We sell to several of its business units, including end products for wireless handsets, networking infrastructure and connected home devices such as set-top boxes. We are a leading supplier of chipset solutions to Motorola’s wireless handset business, providing basebands, radio frequency (RF), power management (PMIC) and power amplifiers (PA). In addition, we provide communications processors, digital signal processors and RF transceivers to Motorola’s networking infrastructure business. For the year ended December 31, 2006, approximately 26% of our net sales were to Motorola.

Our Industry

Semiconductor Market Overview

Semiconductors perform a broad variety of functions within electronic products and systems, such as processing data, storing information and converting or controlling signals. Advances in semiconductor technology have increased the functionality and performance of semiconductors, improving the features, functionality and power consumption characteristics of the devices enabled while reducing their size and cost of manufacturing. These advancements have resulted in a proliferation of electronic content across a diverse array of products. According to the Semiconductor Industry Association (“SIA”), the semiconductor market grew from $21 billion in 1985 to $248 billion in 2006, representing a compound annual growth rate (“CAGR”) of approximately 12%. From 2006 to 2010, the SIA expects the industry to grow at a CAGR of 5.4%.

Classifications of Semiconductors

Semiconductors vary significantly depending upon the specific function or application of the end product in which the semiconductor is embedded. The following chart provides an overview and description of the major classifications of semiconductors:

Within these classifications, semiconductors vary significantly depending upon a number of technical characteristics. Examples of these characteristics include:

•

Degree of Integration. “Integration” refers to the extent to which different elements are combined onto a single chip. Customers today are increasingly demanding higher degrees of integration from their semiconductor suppliers, resulting in more products that combine analog, digital, and memory circuitry onto a single chip. These types of semiconductors are often referred to as systems-on-a-chip.

•

Customization. “Customization” refers to the extent to which a semiconductor has been customized for a specific customer or application. Standard products are semiconductors that are not customized and can be used by a large number of customers for numerous applications. In addition, some standard products, such as microcontrollers, can be customized by using software rather than by changing the device hardware. Changing the device hardware can be a time-intensive and costly process. Customized semiconductors, also referred to as application specific integrated circuits, are made to perform specific functions in specific applications, sometimes for a specific customer.

•

Process Technology. Semiconductors are manufactured by using different process technologies, which can be likened to “recipes.” The process technology utilized during manufacturing impacts a semiconductor’s performance for a given application. As semiconductor materials science has evolved, the minimum feature sizes in each new process technology continue to decrease. This reduces the size and, generally, unit cost of semiconductors made with the new process technology. Leading edge process technology today typically refers to a minimum feature size of 90 nanometers, which is currently in volume production. We believe that the next reduction in feature size to enter volume production will be 65 nanometers and there is currently research into feature sizes down to 32 nanometers. Each new reduction in feature size generally takes 18 to 24 months to develop.

Cyclicality of Semiconductor Industry

Historically, the relationship between supply and demand in the semiconductor industry has caused cyclicality in the market, characterized by technological change, product obsolescence, price erosion, evolving standards and fluctuations in product supply and demand. The industry has experienced short-term downturns, often in connection with, or in anticipation of, maturing product cycles of both semiconductor companies’ and their customers’ products and declines in general economic conditions. These short-term downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices.

However, peak to trough cycles have dampened as the overall semiconductor industry has matured and volatility is expected to decrease further in the future. The ongoing reduction in volatility is due to: (i) consolidation of the industry’s manufacturing base to fewer larger manufacturers, (ii) improved capital expenditure discipline resulting in dampened swings in capacity utilization, (iii) reduced willingness of the capital markets to fund capacity expansion, (iv) higher costs of building fabs, and (v) milder fluctuations in end market demand. Furthermore, improved tracking of lead indicators, such as inventory levels throughout the supply chain, have resulted in a more balanced and transparent supply/demand dynamic.

Growth Expectations of the Semiconductor Industry

From 2006 to 2010, the SIA expects the worldwide semiconductor industry to grow at a CAGR of 5.4%. From 2006 to 2010 Gartner Dataquest expects worldwide semiconductor sales into the consumer electronics end market to grow from $45.7 billion in 2006 to $51.7 billion in 2010. This represents a CAGR of 3.1%. Growth drivers include the global economic environment, particularly in Asia; convergence in mobile, consumer and multimedia devices; 3G and mobile connectivity; IP/packet-switched networking; and active auto safety electronics in automobiles.

Key Trends in the Semiconductor Industry

Semiconductors perform a variety of functions within electronic products and systems, such as processing data, storing information and converting or controlling signals. Advances in semiconductor technology have increased the functionality and performance of semiconductors. At the same time, the size, power consumption requirements and unit costs for semiconductors have decreased. As a result, electronic content across a diverse array of products has proliferated.

Over the next several years, a number of key trends will shape the semiconductor industry:

•

Consumer and industrial end markets contribute to the growth of the industry. Consumer products will contribute to the growth of the industry due to: (i) increasing sophistication of consumers with respect to electronics systems; (ii) increasing prevalence of digital content within consumer devices; (iii) widespread penetration of broadband communications; and (iv) innovative audio, video and mobile semiconductor technology that will enable the digital consumer to access content across multiple electronic devices. These catalysts are expected to continue to drive demand for semiconductors used in consumer electronics, including mobile handsets, digital televisions, digital set-top boxes, videogame consoles and portable media players. Gartner Dataquest expects worldwide semiconductor sales into the consumer electronics end market to grow from $45.7 billion in 2006 to $51.7 billion in 2010. This represents a CAGR of 3.1%. Similarly, increased electronic content in industrial processes drives growth in semiconductor sales from (i) increased factory automation and (ii) increased prevalence of semiconductors in other capital equipment which perform a variety of functions from interfacing and networking with other devices to measuring and processing physical signals. Gartner Dataquest expects worldwide semiconductor sales into industrial end markets to grow from $24.3 billion in 2006 to $31.3 billion in 2010. This represents a CAGR of 6.5%. Although the projected growth for consumer electronic and industrial end markets has recently moderated somewhat, we continue to believe that semiconductor vendors with competitive product offerings in the consumer and industrial sectors are likely to benefit from the growth expected in these markets.

•

Asia Pacific as a growing source of end demand for electronics systems. Asia Pacific is experiencing the fastest growth in demand for semiconductors, primarily due to increasing demand for consumer electronics and other products utilizing semiconductors. According to a May 2007 study by Gartner Dataquest, total semiconductor revenue in the Asia-Pacific region reached $137.8 billion in 2006, and is expected to reach $184.6 billion in 2010. This represents a CAGR of 7.6%.

•

Greater customer demand is projected for integrated solutions that reduce system costs and accelerate time-to-market. Leading semiconductor companies will be asked to deliver more end-to-end-solutions to customers, which will include software, reference designs and support along with semiconductor devices. Semiconductor companies have been focusing on the ecosystem and alliances that support products and will increasingly utilize standards, development tools, applications and software, as well as reusing existing intellectual property, to reduce customers’ time-to-market and development cost while improving their products’ competitiveness.

•

Increasing product development costs. The investment required to design and bring to market new semiconductor devices has increased significantly, largely due to increased device complexity, advances in process technology and increasing tooling costs in the manufacturing process. Accordingly, in order to achieve an adequate return on investment, revenues required for a new device have grown proportionately. In response to this trend, electronic product and system manufacturers are increasingly adopting software-programmable semiconductors, such as embedded processors, that are customized with software rather than hardware and can be reprogrammed to address different applications and provide more features. Benefits of software-programmable semiconductors include flexibility, ability to carry lower levels of inventory, cost-effectiveness, reduced time to market and lower overall risk.

In order to succeed, we believe semiconductor companies will need to emphasize functional differentiation in their product offerings versus a traditional focus on chip performance. Leading integrated circuit suppliers will be asked to deliver more end-to-end-solutions to customers, which will include software, reference designs and support along with silicon.

Competitive Strengths

Our key competitive strengths include:

•

Leading market positions in attractive markets. We are a market leader in the design and manufacture of embedded semiconductors across many of the industry’s most attractive markets, including transportation, networking and wireless. According to our internal estimates, we believe that, in 2005 we held the top three positions in key markets in which we compete. Within our Transportation and Standard Products Group, we are a leader in the microcontroller and sensors markets. Within our Networking and Computing Systems Group, we are a leader in the communications processor, radio frequency (RF) power amplifier for wireless infrastructure and digital signal processor markets. Within our Wireless and Mobile Solutions Group, we are a leader in the Global System for Mobile Communications (GSM) / General Packet Radio Service (GPRS) / Enhanced Data Rates for GSM Evolution (EDGE) cellular handset baseband and wireless handset / RF transceiver markets and Universal Mobile Telecommunications System (UMTS).

	Transportation, Consumer and Industrial	Networking	Wireless
Estimated Size of Market in 2010(1)	$28 billion	$15 billion	$26 billion
Estimated CAGR(1) 2006–2010	4%	8%	7%

Drivers of Growth/Key Attributes	• Increasing semiconductor content per vehicle • Increasing consumer and industrial applications • Less volatility • Long product lifecycle	• Increasing demand for high-speed access to communications networks • Convergence of voice, video and data	• Adoption of next generation cellular handsets including 3G • High levels of integration and smaller form factors • Data and video delivery

Freescale Customers	• Bosch, BMW, Continental Teves, Delphi, Denso, Sony, Siemens VDO, TRW	• Alcatel–Lucent, Cisco, Ericsson, Fujitsu, Huawei, Motorola, Nokia Siemens Networks, Nortel	• Motorola, Pioneer, Qualcomm, Sony Corporation, Toshiba, Groupe Sagem, Research In Motion

(1)

Based on internal company estimates. Our methodology for determining market size and market growth rates may vary materially from others in our industry. We cannot assure you that our market size estimates are consistent with other industry sources or that our markets will grow at the estimated rates.

•

Deep customer relationships. We enjoy long-standing and strong relationships with our customers, many of which are leaders in their respective industries. Our close customer relationships have enabled us to engage in collaborative product development over multi-year product lifecycles, build our intellectual property portfolio and develop critical product and end-market expertise, resulting in higher switching costs for our customers. These close strategic relationships allow us to enjoy long multi-year platform relationships, maximize the effectiveness of our research and development spending and minimize our customers’ product development time. Each of our top ten customers for the year ended December 31, 2006 has been a customer of ours for at least the past ten years.

•	Significant diversification across customers, end markets, products, and geographies. Our platform level products are deployed to over 100 leading original equipment manufacturers (OEMs) and other industry-leading customers. We offer more than 5,500 products that are sold to over 10,000 end-customers across multiple end-markets, including transportation, networking, industrial, consumer and wireless. Our global presence allows us to be close to our customers, end markets, suppliers and other partners as well as the global employee talent pool. Our diversification helps insulate us from volatility within one particular region or market segment, and allows us to target potential growth and cost savings opportunities. We have a significant and growing presence in Asia, including sales, design and manufacturing centers, which has become a key area for the semiconductor supply chain, and we maintain design and manufacturing resources around the world.

•

Technology and intellectual property portfolio. Freescale is a technology leader in the semiconductor industry, with a heritage of over 50 years of innovation, a reputation for product quality and innovation and a strong foundation of intellectual property supported by a portfolio of more than 5,800 patent families. We have demonstrated the ability to develop integrated products that leverage both semiconductor design and platform-level expertise. In addition, we are investing in process technology, including advanced CMOS nodes down to 32 nanometers. We maintain our leadership through our extensive research and development organization, which includes over 6,000 engineering, research and development employees in 20 countries. By deploying our research and development expertise globally, we are able to develop products in close collaboration with customers, improving product acceptance and accelerating time-to-market.

•

Established embedded processor expertise and leadership. We design, develop, manufacture and market a broad range of semiconductor products based on our core capabilities in embedded processing and connectivity. We ranked first in global sales of embedded microprocessors from 2004 through 2006 according to Gartner Dataquest. In recent years, semiconductor designs have become increasingly complex and the related design costs have increased significantly. We believe our embedded processors are, and will continue to be, increasingly attractive from a cost and functionality standpoint since our embedded processors are software programmable to address specific applications or functions. We also believe our success in the embedded processor market derives from a combination of our powerful integrated circuit architectures, our easy-to-use software development environments, our understanding of end-market applications and the availability of supporting software and resources from third parties. We have the ability to create, establish, maintain and extend our embedded processor architectures and platforms across our target industries and across our business portfolio, enabling us to more efficiently utilize our assets. In addition, we have capabilities in embedded processor-based system-on-a-chip integration with multiple core, memory types and both analog and digital technology, allowing us to meet the complex needs of our customers.

•

Ability to generate significant cash flow. Our asset-light manufacturing strategy and our focus on margin enhancement initiatives have resulted in strong cash flow generation over the last three years. We believe our continued focus on operational efficiency and higher margin products will provide us opportunities to further improve margins.

•

Asset-light manufacturing. We have reduced the total number of our owned manufacturing facilities from 22 to 9, including 7 wafer and 2 test and assembly facilities, and reduced the number of manufacturing employees by 8,900 since the beginning of 2001. Based on total units produced, we outsource approximately 20% of our wafer fabrication, also referred to as front end, and approximately 60% of our assembly, packaging and testing, also referred to as back end. Outsourcing allows us to maximize internal capacity utilization and reduce volatility during cyclical downturns. For relatively manual operations such as packaging, testing and other back end operations, outsourcing reduces our costs. Outsourcing a portion of our wafer fabrication allows us to manage capital expenditures and capacity utilization more efficiently through industry cycles and minimize underutilization while gaining access to additional capacity. Through our strong relationships with leading foundries such as Taiwan Semiconductor Manufacturing Company (TSMC), we have reduced the capital employed in our business and increased our operational flexibility.

•

Continued margin enhancement. We continue to focus on cost savings and margin expansion opportunities. We increased our gross margins from 25% in 2002 to 43% in 2006, including the purchase accounting effects of the transaction. Our margin improvement has resulted from improved operating efficiencies, increased factory utilization, and reduced depreciation, headcount and facilities. Our management has identified additional margin enhancement opportunities, including enhancing product yields, improving supply procurement practices, and optimizing product mix in our back-end operations. Concurrently, we are targeting higher-margin market opportunities, including analog, power management and mixed-signal semiconductors for the consumer and industrial markets. We believe the combination of additional operational improvements and targeted changes in our business mix should impact our margins positively.

•

Experienced management team with significant industry knowledge. We have a highly experienced management team with deep industry knowledge. The members of our management team have an average tenure of over 20 years of experience in the technology industry. Certain members of our management have made a contribution of new equity through the rollover of existing equity in the Transactions.

•

Strong sponsorship. The Consortium has invested approximately $7.1 billion of equity in the Transactions, representing over 40% of the total consideration, as part of one of the largest private equity investments in history. The Sponsors, including Blackstone, Carlyle, Permira Funds and TPG and their teams of professionals have substantial experience investing in the semiconductor industry with investments in companies such as EEMS Italia S.P.A., Intersil Corporation, Fairchild Semiconductor International, Inc., Memec Group Holding Limited and ON Semiconductor Corporation.

Business Strategy

Through the continued development of our embedded processors and complementary connectivity devices, our goal is to be the embedded processing leader for a connected world. We intend to enhance our position as a leading global semiconductor company by continuing to apply the following strategies:

•

Focus on large, high-growth market opportunities. We apply our industry leading intellectual property and technological capabilities to a diverse set of large and growing markets in which both embedded processors and platform-level products play an important role.

•

TSPG Segment: We intend to grow our revenue base by capitalizing on the expanding semiconductor content in automobiles and broadening our product portfolio into new markets, particularly in the areas of industrial and consumer products. We believe our competencies in embedded processing, analog and mixed-signal design and sensors provide the opportunity to create differentiated and high value-added products.

•

NCSG Segment: We intend to grow our revenue by continuing to deliver industry leading performance with our communications processors, DSP portfolio and extending our RF leadership into new markets. A major focus for our networking business is the development of our new multi-core program. We are also targeting emerging broadband wireless solutions such as WiMax.

•

WMSG Segment: We intend to continue expanding our customer base with our components and platform-level products. We also expect to expand into new markets for consumer broadband connectivity devices, smart phones, portable music devices and other wireless consumer devices. Further, we will continue to pursue additional opportunities to increase market adoption of our applications processors with a particular focus on portable media devices and handheld media devices.

•	Increase the depth and breadth of our customer relationships. We target companies that are industry leaders and companies we believe will become leaders in their respective industries. We seek to capture a significant share of the market opportunity, leverage our investments in research and development and develop products that address the needs of our customers and the market. In addition, we are expanding our relationships with distributors around the world by providing additional field engineers and marketing resources to assist with technical support and sales efforts. We also provide product information via our eCommerce and catalog programs as well as development tools and online virtual labs to assist customers in using our products.

•

Develop high value-added, proprietary products. We believe that pursuing high value-added, proprietary products will provide us opportunities to increase our net sales and our gross and EBITDA margins. For example, in WMSG, we have introduced platforms that are intended to reduce the development time for providers of 3G cellular handset products. In TSPG, our analog and sensor products continue to proliferate in consumer devices and automotive safety applications such as vehicle stability control systems. In NCSG, we continue to add to our communications processor family (PowerQUICC™), with the introduction of a third generation of products and the addition of new features. We intend to continue to increase our portfolio of high value-added, proprietary product offerings.

•

Invest in our intellectual property. We believe that disciplined investments in research and development targeting high returns on capital are essential to maintaining our competitive position and deep customer relationships. We intend to enter development and licensing agreements with third parties to add to our license and royalty streams, and concentrate our resources on areas that provide the most value to our customers. In addition, we seek to leverage our research and development across multiple products and end-markets, whenever possible. For example, advances in 32-bit processing for our networking customers can also be applied to our microcontroller developments for the transportation industry.

•

Leverage our asset-light strategy. We intend to continue to improve our manufacturing and operational efficiencies with our asset-light strategy, which balances capacity between internal and external manufacturing facilities. We have long-term relationships with multiple third-party wafer foundries and assembly and test subcontractors. We believe our asset-light strategy will continue to provide opportunities to maximize cash flow and facility utilization and to moderate capital expenditures.

Products and Applications

We design, develop, manufacture and market a broad range of semiconductor products that are based on our core capabilities in embedded processing. In addition, we offer customers differentiated products that complement our embedded processors and provide connectivity, such as sensors, radio frequency (“RF”) semiconductors, and power management and other analog and mixed-signal semiconductors. Our capabilities enable us to offer customers a broad range of product offerings, from individual devices to platform-level products that combine semiconductors with software for a given application.

Business Segments

Transportation and Standard Products Group (TSPG)

TSPG Overview

TSPG designs, manufactures and markets key components of embedded control systems. These components include embedded processors (microcontrollers, embedded microprocessors and digital signal processors), sensors and analog and mixed-signal integrated circuits. We provide comprehensive product offerings, including development tools, application support, training, documentation and platforms, enabling our customers to rapidly go to market.

Embedded control systems are found in a number of applications. For example, TSPG products can serve as the “brains” of automotive control systems, from wipers that respond to the intensity of rainfall to engine management systems that have significantly reduced exhaust emissions and fuel consumption while giving drivers enhanced performance. TSPG products can reduce power consumption in portable consumer products and can wirelessly communicate mouse clicks to a computer. TSPG products can monitor food temperature in fast food restaurants and temperature in industrial equipment. They are found in homes in places such as remote controls, microwave ovens, thermostats and toys.

Primary application areas for TSPG products are:

•	automotive (for use in airbags, anti-lock braking systems, comfort, engine management, vehicle stability control, instrument cluster, navigation and tire pressure monitoring);

•	consumer (for use in alarm systems, home appliances, remote controls and toys);

•	industrial (for use in electronic motor control, manufacturing process control, measuring equipment and point-of-sale equipment); and

•	computer peripherals (for use in displays, keyboards, mice and printers).

In 2005 and 2006, over 70% of TSPG’s sales were generated from automotive applications.

TSPG Market Opportunity

TSPG addresses the markets for microcontrollers, analog and mixed-signal semiconductors and sensors as well as portions of the embedded microprocessor and digital signal processor markets. Automotive, industrial, consumer and computer peripherals are the primary application areas for TSPG’s products.

The automotive industry currently represents the largest portion of TSPG sales. Semiconductor growth in this market is driven by vehicle production and the increasing electronic content in vehicles, particularly in the areas of safety, powertrain management, comfort and entertainment features. Also driving growth in this market is the replacement of mechanical systems with electronically controlled systems. Examples are the replacement of manually operated car windows, the replacement of hydraulic power steering with electric power steering, and, in the future, the replacement of hydraulic brakes with electronic “brake-by-wire” systems.

The industrial, consumer and computer peripheral industries also represent significant growth opportunities for TSPG. Our TSPG strategy is to expand our portfolio of both general purpose and application specific products for the industrial, consumer and computer peripheral markets. The diverse customer and application base this creates is a strength of TSPG’s business.

TSPG Principal Products

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Microcontrollers. Microcontrollers are computers on a chip, integrating all the major components of a computing system onto a single integrated circuit. Microcontrollers are the “brains” of many electronic applications, controlling electrical equipment or analyzing sensor inputs. We offer 8-bit, 16-bit and 32-bit microcontrollers.

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Embedded microprocessors. Embedded microprocessors are very similar to microcontrollers except that they do not integrate the memory storing the software program. Examples of applications using our embedded microprocessors include automotive telematics systems (which combine computing capabilities with wireless systems), printers and industrial control systems.

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Analog and Mixed-Signal Integrated Circuits. Our analog and mixed-signal integrated circuits perform one or more of a number of functions, including driving actuators (such as motors, valves, lights and speakers), providing power to the electronic components in a system, filtering or amplifying signals and providing the voltage and current for communications. These integrated circuits are highly engineered, integrated products combining logic, analog and power circuits.

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Sensors. The two major categories of semiconductor-based sensors that we provide are pressure sensors and inertial sensors. Pressure sensors measure the pressure of gases or liquids. For example, automotive engine management systems require the measurement of air pressure to optimize the combustion process. Other applications include blood pressure measurement, water level sensing in washing machines and tire pressure monitoring systems. Inertial sensors measure acceleration and gravitational fields. A common application for inertial sensors is in airbag systems to detect crashes and vehicle stability control systems to prevent crashes. Low-g inertial sensors can be used for non-automotive applications, such as measuring the vibration of washing machines, gauging running speed and distance in running shoes, or detecting “free fall” in handheld devices to trigger mechanisms that protect disc drives.

Networking and Computing Systems Group (NCSG)

NCSG Overview

NCSG designs, manufactures and markets embedded processors and complementary connectivity products for the wired and wireless networking and pervasive computing markets. We offer semiconductors that facilitate the transmission, switching and processing of data and voice signals within communications systems. Our products support multiple communications standards and protocols, security features, network processing and broadband access devices. These products are used in four major types of equipment:

•	wireless infrastructure equipment (such as cellular base stations);

•	network communications equipment (such as switches and routers for data and voice traffic);

•	network access equipment (such as small office and home office, or SOHO, and media gateways and cable television set-top boxes); and

•	pervasive computing equipment (such as networked storage, gaming, printing, imaging and multimedia devices) and industrial applications.

NCSG Market Opportunity

The communications semiconductor market is driven largely by demand for high-speed access to communications networks and for network upgrades to support the convergence of services to an all Internet Protocol based network. As the number and types of devices accessing communications networks continues to expand and as multimedia applications, which use larger amounts of network capacity, proliferate, the demand for increased bandwidth, higher reliability and high-speed communications equipment is expected to grow.

NCSG Principal Products

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Communications Processors. Communications processors are programmable semiconductors that perform tasks related to control and manipulation of digital data, as well as network interfaces. Our communications processors generally include our PowerQUICC ™ family of processors. We sell our communications processors primarily for use in wired and wireless network access and customer premises equipment applications. We also sell communications processors to customers for control and processing functions in a variety of media and data storage applications, as well as for applications requiring security features, such as virtual private networks that we enable through our encryption technology.

•	Digital Signal Processors. Digital signal processors are special-purpose microprocessors that can perform parallel arithmetic and graphic calculations very rapidly on a real-time basis. Digital signal processors for networking applications are used in products that require high performance data analysis, such as voice and video compression (the conversion of voice signals into data packets) and the conversion of analog signals into digital signals at very high speeds.

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Radio Frequency Devices. We sell radio frequency devices used to transmit and receive signals in wireless infrastructure products, which primarily include 2G, 2.5G, and 3G cellular base stations and cellular base transceiver stations. Our radio frequency devices include base station integrated circuit drivers, base station module pre-drivers, and radio frequency high-power transistors. These products amplify the analog signal output from a radio transceiver in preparation for transmission as a high-powered radio frequency signal over a wireless network.

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Networked Multimedia Devices. We offer a range of products designed to improve the performance and to reduce the size and cost of multimedia delivery applications in the home. These products include single chip cable tuners for set top boxes, televisions, digital recording devices and cable modems. We also sell RF modulators that handle sound signals so they can be fed into a television antenna for applications such as set top boxes, DVD systems, High Definition Systems, digital video recording devices and games consoles. We provide multi-channel television sound stereo encoders which solve an industry problem of preserving sound quality in surround sound and other audio systems found in set top boxes, DVD players and recorders, VCRs and games stations.

Wireless and Mobile Solutions Group (WMSG)

WMSG Overview

WMSG designs, manufactures and markets semiconductor components and platform-level products that are used in the design and manufacturing of mobile and wireless devices such as cellular handsets, personal digital assistants (PDAs), portable media players (PMPs), handheld video game devices, DVD players and digital TVs. Our semiconductor components and platforms also enable a variety of wireless networking systems used in residential, industrial, and automotive operating environments. Our strategy focuses on providing a broad portfolio of semiconductor components, such as baseband processors, applications processors and radio frequency integrated circuits, in addition to our platform-level products. Nearly 90% of our revenues were derived from the cellular handset market in 2005 and 2006, with Motorola representing our largest customer.

WMSG Market Opportunity

We target various mobile communications, consumer, industrial and automotive markets. Our primary target market segment is the cellular communications device (cellular handset) market. We believe that a significant level of growth in the cellular handset market is expected to be driven by the adoption of third-generation (3G) cellular handsets, which require increased semiconductor content to enable enhanced multimedia functionality and to provide high-bandwidth, IP-based voice and data services. We also target high-growth, emerging markets that are focused on mobile and wireless consumer, industrial and automotive devices and systems. For example, we are a major participant in the high-growth portable media player (PMP) consumer market and a pioneer in the industrial wireless automation and control markets.

WMSG Enabling Technologies

We offer cellular handset components and platforms that are based on global cellular protocol standards, including Global Systems for Mobile Communications (GSM), General Packet Radio Service (GPRS), Enhanced Data for GSM Evolution (EDGE), Integrated Digital Enhanced Network (iDEN) and Universal Mobile Telecommunications System (UMTS) and High-Speed Downlink Packet Access (HSDPA).

In addition, we offer components and platforms based on established and emerging wireless networking technology protocols, such as Wi-Fi. Our Wi-Fi technology is based on the IEEE 802.11 (a, b and g) standards and enables various applications, such as mobile imaging and home multimedia entertainment. Our Wi-Fi technology is optimal for mobile devices, which require low power and embedded technologies.

WMSG Principal Products

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Baseband Processors. Our cellular baseband processors typically consist of integrated digital signal processor (DSP) and reduced instruction set computing (RISC) cores and perform the digital signal processing and control functions required for cellular communications. Digital signal processing and control functions include speech compression and decompression, encoding and decoding and the transmission and reception of voice and data signals. The baseband processors also enable other functions, such as the keypad interface, audio control, ringing and display driving.

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Power Management. Our power management integrated circuits control and supply power to the various subsystems within a cellular handset and other mobile devices. The power management integrated circuits also enable battery charging and audio amplification for speakers and microphones.

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Radio Frequency Subsystems. Our RF subsystems consist of integrated RF transceivers and power amplifiers. RF transceivers convert the digital signal received from the communications microcontroller to an analog signal in preparation for its transmission as a RF signal over a wireless network. Our RF subsystems target a variety of applications, such as cellular handsets, wireless networking systems and mobile broadcast devices.

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Application Processors. Our application processors are based on RISC cores and are used in a variety of mobile devices that require long battery life, such as cellular handsets, PDAs, PMPs, and handheld video game devices. Application processors also provide the necessary processing required to enable high-level operating systems and rich multimedia functionality, such as the encoding, decoding and display of audio, video and image content.

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Digital Signal Processors. Our digital signal processors (DSPs) are based on 24-bit DSP technology and are used for the real-time computationally-intensive processing of audio and data signals. Our audio DSPs support encoding and decoding for multi-channel and stereo audio systems. Audio DSPs are used in a variety of applications, such as audio/video receivers, DVD players, digital TVs, video game console speakers, and automotive amplifiers.

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Platform-Level Products. We offer comprehensive platform-level products that consist of integrated semiconductor components (e.g. RF subsystems, baseband integrated circuits, power management integrated circuits and application processors) with core operating software (e.g. protocol communications stack, real-time operating systems and applications framework) and wireless connectivity components (e.g. Wi-Fi). Through our highly-integrated platforms, we are addressing our customers’ needs for flexible, scalable platforms that include robust, fully-integrated silicon, software and support. Our platform-level products ease the development of current and next-generation wireless products and reduce the time-to-market of OEM products, by shortening the prototyping-to-initial-production cycle by as much as six to 12 months.

Customers, Sales and Marketing

We sell our products worldwide to original equipment manufacturers, original design manufacturers and contract manufacturers through our own sales force, agents and distributors. Our direct sales force is aligned by customer end markets in order to bring dedicated expertise and knowledge to our customers. We have over 50 sales offices located in 25 countries. We believe that it is important to have a large number of sales offices to closely align ourselves with the development efforts of our customers, as well as to be able to respond quickly to customer requirements.

To capitalize on the strong growth in the Asia-Pacific region, we are enhancing our sales and marketing capabilities in the region and targeting products for specific growth areas such as automotive, wireless and networking. We are also forming and leveraging partnerships with original design manufacturers, integrated design firms and value-added resellers in the Asia-Pacific region.

We maintain a network of distributors with the global infrastructure and logistics capabilities to handle several thousand other customers. We are working with a number of global distribution firms to expand our customer base, and we plan to more aggressively market through the distribution channel.

In addition, we are placing significant focus on consumer market opportunities. We have created or are expanding into new product categories focused on the consumer market. These include passive optical networking products for broadband triple play services to the small office/home office space, the i.MX family of applications processor to manage complex processing requirements for portable consumer multimedia devices, and our power management products to help digital still cameras, media players and converging multimedia devices maintain long battery life.

We generally target customers who are leaders in industries in which our products are used as well as companies that we believe will be future leaders in these industries. Motorola is currently our largest end customer, comprising approximately 26% of our net sales in 2006 and 24% of our net sales in 2005. No other end customer represented more than 10% of our sales for these periods. The next nine largest end customers comprised approximately 32% of our total sales for 2006 and 35% in 2005.

Research and Development

Research and development is critical to our success, and we are committed to maintaining appropriate levels of research and development expenditures. Our research and development spending has been in excess of $1 billion for each of the past three years. Our research and development activities focus on both product and technology development. Our product design engineering activities, which constitute the majority of our research and development expenditures, are primarily aligned with our three business groups and the areas of focus for these investments are described within the relevant business sections. Our technology development programs support our three business groups, and cover process technology, packaging technology as well as system-on-a-chip design technology. Specialty technologies are also developed to provide differentiation and competitive advantage, such as embedded memories (particularly non-volatile), Silicon-On-Insulator (SOI), SMARTMOS, RF and mixed-signal technologies. We believe that this approach allows us to apply our investments in process, packaging and design technologies across a broad portfolio of products.

We participate in alliances or other arrangements with external partners in the area of process technology, design technology, manufacturing technology and materials development to reduce the cost of development and accelerate access to new technologies. For example, our jointly-funded alliance with STMicroelectronics and NXP (formerly Philips Semiconductors) in Crolles, France, which will expire on December 31, 2007, is focused on the development of advanced CMOS process technology from 90 nanometers down to 32 nanometers on 300-millimeter wafers. We have also joined the IBM Alliance in New York with AMD, Chartered, IBM, Infineon, Samsung, Sony and Toshiba to develop our next generation 300 millimeter technologies. Taiwan Semiconductor Manufacturing Company Limited (TSMC) also participates in the process technology development aspects of the Crolles alliance, with the objective of maintaining electrical alignment of base CMOS technologies in Crolles and in TSMC, which provides us flexibility for potential volume manufacturing supply at TSMC. We have several research projects with IMEC (Leuven, Belgium), and collaborative research programs with CEA-LETI (Grenoble, France) and CNRS-LAAS (Toulouse, France). We continually review our memberships in these technology research alliances and arrangements and we may make changes from time to time.

Our research and development locations include facilities in the United States, Canada, Brazil, China, Malaysia, India, Japan, Israel, Russia, Romania, the United Kingdom, France and Germany.

Manufacturing

Our goal is to optimize our manufacturing capacity through a balanced use of internal capabilities, external manufacturing and alliances. We currently manufacture a substantial portion of our products at our own facilities. However, in the past several years, as part of our asset-light strategy, we consolidated several factories which reduced our number of total manufacturing facilities from 22 to nine, including seven fabs, and reduced the number of manufacturing employees by 8,900.

As part of our asset-light strategy, we utilize a balance of internal and external manufacturing resources for standard CMOS processes and high-volume products. This allows us to maximize cash flow and minimize the risk associated with market fluctuations. For specialty technologies, such as silicon germanium, we will continue to source nearly all of this volume internally. We have relationships with several wafer foundries and assembly and test subcontractors to meet our external sourcing needs. For advanced technology, we currently participate in two jointly funded alliances. Our alliance with STMicroelectronics and NXP for 300 millimeter wafer fabrication in Crolles, France, terminates on December 31, 2007. We recently entered into an alliance with IBM for 300 millimeter wafer research in New York, which terminates December 31, 2010. In addition, through agreements we have access to external foundry manufacturing capacity for 300 millimeter technologies.

Based on total units produced, approximately 20% of our front-end manufacturing is outsourced to wafer foundries. This percentage may increase as we grow our business and our product mix changes. We outsource approximately 60% of our back-end manufacturing to assembly and test contractors, based on total units produced. We are currently in-sourcing selected assembly and test technologies in an effort to increase our gross margin and decrease the percentage of outsourced back-end manufacturing.

We own and operate nine manufacturing facilities, of which seven are wafer fabrication facilities and the remaining two are assembly and test facilities. These facilities are certified to the ISO-9000/14001 international quality standards, as well as the TS16949 standard for the automotive industry. The following table describes our manufacturing facilities:

Name & Location	Representative Products	Technologies Employed
WAFER FABS

Tempe, Arizona	Power amplifiers Radio frequency switches	150 millimeter (mm) wafers GaAs 0.5 micron

East Kilbride, Scotland	Flash microcontrollers Power management Radio frequency LDMOS transistors Mixed-signal devices	150 mm wafers CMOS, embedded non-volatile memory (NVM), 0.5 micron

Toulouse, France	Power management Motor controllers Power semiconductors	150 mm wafers Power CMOS 0.5 micron

Sendai, Japan	Microcontrollers Sensors	150 mm wafers CMOS, embedded NVM, MEMs 0.5 micron

Oak Hill, Austin, Texas	Radio frequency transceivers Radio frequency amplifiers Power Management Communications processors	200 mm wafers CMOS, BiCMOS silicon germanium power CMOS 0.25 micron

Chandler, Arizona	Microcontrollers Power management Embedded processors	200 mm wafers CMOS, embedded NVM, power CMOS 0.18 micron

Name & Location	Representative Products	Technologies Employed

ATMC, Austin, Texas	Communications processors Host processors Applications processors	200 mm wafers Advanced CMOS, system-on-a-chip 90 nm

ASSEMBLY & TEST

Kuala Lumpur, Malaysia	Communications processors Host processors Microcontrollers Power management Analog and mixed-signal devices Radio frequency devices

Tianjin, China	Communications processors Microcontrollers Power management Analog and mixed-signal devices

Our manufacturing processes require many raw materials, such as silicon wafers, mold compound, packaging substrates and various chemicals and gases, and the necessary equipment for manufacturing. We obtain these materials and equipment from a large number of suppliers located throughout the world. These suppliers deliver products to us on a just-in-time basis, and we believe that they have sufficient supply to meet our current needs, although it is possible that we could experience inadequate supply due to a sudden worldwide surge in demand. In addition, we sole source a number of our supplies. Should an unexpected event, including a reduction or interruption in supply or a significant price increase, occur at one of these suppliers, our business, financial condition and results of operations could be adversely affected.

Like many global companies, we maintain plans to respond to external developments that may affect our employees, facilities or business operations. Business continuity is very important to us as we strive to ensure reliability of supply to our customers. TS16949 quality standards, our standards of internal control, and our quality standards all require a business continuity plan to effectively return critical business functions to normal in the case of an unplanned event, and our operations are certified to all of these standards. We require our major foundries, assembly and test providers and other suppliers to have a business continuity plan as well. However, in the event that our manufacturing capacity, either internal or external, is disrupted, we could experience difficulty fulfilling customer orders.

Our business continuity plan covers issues related to continuing operations (e.g., continuity of manufacturing and supply to customers), crisis management of our business sites (e.g., prevention and recovery from computer, data, hardware and software loss) and information protection. We perform annual risk assessments at each site, reviewing activities, scenarios, risks and actual events, and conduct annual test drills. Generally, we maintain multiple sources of supply of qualified technologies. We also audit our suppliers’ compliance with their plans.

Our Facilities

Our principal executive offices are at 6501 William Cannon Drive West, in Austin, Texas. We also operate manufacturing facilities, design centers and sales offices throughout the world. As of March 30, 2007, we owned 16 facilities and leased 98 facilities. Our total square footage consists of 13 million square feet, of which 11 million square feet is owned and two million square feet is leased. Our lease terms range from months to 19 years.

The following table describes our facilities.

Region	Description	Principal Locations	Total Owned Square Footage	Total Leased Square Footage
Americas	4 owned facilities, 48 leased facilities	Austin, Texas Phoenix, Arizona	5.8 million	1.3 million

Asia	7 owned facilities, 22 leased facilities	Kuala Lumpur, Malaysia Sendai, Japan	2.2 million	0.6 million

Europe, Middle East, Africa	5 owned facilities, 28 leased facilities	East Kilbride, Scotland Toulouse, France Munich, Germany Tel Aviv, Israel	2.8 million	0.4 million

We believe that all of our facilities and equipment are in good condition, are well maintained and are able to operate at present levels

We have a concentration of manufacturing (including assembly and test) in Asia, primarily in China, Japan, Malaysia and Taiwan, either in our own facilities or in the facilities of third parties. If manufacturing in the region were disrupted, our overall production capacity could be significantly reduced.

Competition

The semiconductor industry is highly competitive and characterized by constant and rapid technological change, short product lifecycles, significant price erosion and evolving standards. If we fail to keep pace with the rest of the semiconductor industry, we could lose our significant leadership positions in the markets in which we compete. Any such loss in market share could have a material adverse effect on our financial condition and results of operations.

Although few companies compete with us in all of our product areas, our competitors range from large, international companies offering a full range of products to smaller companies specializing in narrow markets within the semiconductor industry. The competitive environment is also changing as a result of increased alliances among our competitors and through strategic acquisitions. Our competitors may have greater financial, personnel and other resources than we have in a particular market or overall. We expect competition in the markets in which we participate to continue to increase as existing competitors improve or expand their product offerings or as new participants enter our markets. Increased competition may result in reduced profitability and reduced market share.

We compete in our different product lines primarily on the basis of price, technology offered, product features, quality and availability, warranty, quality and availability of service, time-to-market and reputation. Our ability to develop new products to meet customer requirements and to meet customer delivery schedules are also critical factors. New products represent the most important opportunity to overcome the increased competition and pricing pressure inherent in the semiconductor industry.

Our primary competitors are other integrated device manufacturers, such as Infineon Technologies AG, Intel Corporation, Renesas Technology Corporation, STMicroelectronics, Microchip Technology Incorporated, QUALCOMM Incorporated and Texas Instruments Incorporated. However, our key competition varies to some degree in each of our groups.

Backlog

Our backlog was $1.5 billion at March 30, 2007. Orders are placed by customers for delivery for up to as much as 12 months in the future, but for purposes of calculating backlog, only the next 13 weeks’ requirements are reported. An order is removed from the backlog only when the product is shipped, the order is cancelled or the order is rescheduled beyond the 13-week delivery window used for backlog reporting. In the semiconductor industry, backlog quantities and shipment schedules under outstanding purchase orders are frequently revised in response to changes in customer needs. Typically, agreements calling for the sale of specific quantities at specific prices are contractually subject to price or quantity revisions and are, as a matter of industry practice, rarely formally enforced. Therefore, we believe that most of our order backlog is cancelable. For these reasons, the amount of backlog as of any particular date may not be an accurate indicator of future results.

Employees

As of March 30, 2007 we employed approximately 24,100 full-time employees. None of our U.S. employees are represented by labor unions. A portion of our non-U.S. employees are represented by labor unions or work councils. We consider relations with our employees to be satisfactory.

Intellectual Property Matters

Protection of our patent portfolio and other intellectual property rights is very important to our operations. We intend to continue to license our intellectual property to third parties. We have a broad portfolio of approximately 5,800 patent families and numerous licenses, covering manufacturing processes, packaging technology, software systems and circuit design. A patent family includes all of the equivalent patents and patent applications that protect the same invention, covering different geographical regions. These patents are typically valid for 20 years from the date of filing. We do not believe that any individual patent, or the expiration thereof, is or would be material to any of our business groups.

Legal Proceedings

From time to time we are involved in legal proceedings arising in the ordinary course of business, including tort and contractual disputes, claims before the United States Equal Employment Opportunity Commission and other employee grievances, and intellectual property litigation and infringement claims. Intellectual property litigation and infringement claims could cause us to incur significant expenses or prevent us from selling our products. Under our agreements with Motorola, we will indemnify Motorola for certain liabilities related to our business and have assumed certain of these liabilities.

On April 17, 2007 Tessera filed a complaint against Freescale Semiconductor, Inc., ATI Technologies, Inc., Motorola, Inc., Qualcomm, Inc., Spansion, Inc., Spansion LLC, and STMicroelectronics N.V. in the International Trade Commission (“ITC”) requesting the ITC enter an injunction barring the importation of any product containing a device that infringes two identified patents related to ball grid array packaging technology. On April 17, 2007, Tessera filed a parallel lawsuit in the United States District Court for the Eastern District of Texas against ATI, Freescale, Motorola and Qualcomm claiming an unspecified amount of monetary damage as compensation for the alleged infringement of the same Tessera patents. Tessera’s patent claims relate to ball grid array (BGA) packaging technology. Due to the recent filing of the complaint in the ITC and the lawsuit in the federal District court, we are still assessing the merits of both of these actions as well as the potential effect on our financial position, results of operations or cash flow.

Between September 18, 2006 and October 13, 2006, six purported class action petitions were filed in the state District Court of Travis County, Texas in connection with the announcement of the Merger—Gerber v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003501; Lifshitz v. Michel Mayer, et al., Cause No. D-1-GN-06-003585; Warner v. Freescale Semiconductor, Inc. et al., Cause No. D-1-GN-06-003673; Tansey v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003685; Hockstein v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003717; and International Union of Operating Engineers Local No. 825 Pension Fund v. Freescale Semiconductor, Inc. et al, Cause No. D-1-GN-06-003918. On November 3, 2006, we agreed in principle with the plaintiffs to settle the lawsuits. As part of the settlement, the defendants deny all allegations of wrongdoing. The court provided preliminary approval of the settlement terms. Per the terms of the proposed settlement, notice was mailed on April 11, 2007 to the former stockholders of Freescale

Semiconductor, Inc., and a legal notice was published in the Wall Street Journal on April 18, 2007. A hearing has been scheduled for June 25, 2007 to consider approval of the settlement. If finally approved by the court, the settlement will resolve all of the claims that were or could have been brought on behalf of the proposed settlement class in the action being settled, including all claims relating to the Merger, the Merger Agreement and any related disclosure. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by us. As part of the proposed settlement, we have agreed to pay up to $975,000 to the plaintiffs’ counsel for their fees and expenses, subject to approval by the court. Pursuant to the proposed settlement, we also agreed to make amended and supplemental disclosures on Schedule 14A, which were made on November 4, 2006. We have accrued the proposed attorneys’ fees and expenses provided under the settlement, and are currently awaiting final court approval of the settlement.

Other than as described above, we do not believe that there is any litigation pending that could have, individually or in the aggregate, a material adverse effect on our financial position, results of operations, or cash flow.

Environmental Matters

Our operations are subject to a variety of environmental laws and regulations in each of the jurisdictions in which we operate governing, among other things, air emissions, wastewater discharges, the use, handling and disposal of hazardous substances and wastes, soil and groundwater contamination and employee health and safety. As with other companies engaged in similar industries, environmental compliance obligations and liability risks are inherent in many of our manufacturing and other activities. In the United States certain environmental remediation laws, such as the federal “Superfund” law, can impose the entire cost of site clean-up, regardless of fault, upon any single potentially responsible party, including companies that owned, operated or sent wastes to a site. In some jurisdictions, environmental requirements may become more stringent in the future which could affect our ability to obtain or maintain necessary authorizations and approvals or could result in increased environmental compliance costs. We believe that our operations are in compliance in all material respects with current requirements under environmental laws.

Motorola was identified as a potentially responsible party in the past, and has been engaged in investigations, administrative proceedings, and/or cleanup processes with respect to past chemical releases into the environment. We agreed to indemnify Motorola for certain environmental liabilities related to our business, including matters described below. Potential future liability at such sites (excluding costs spent to date) may adversely affect our results of operations.

52nd Street Facility, Phoenix, AZ. In 1983, a trichloroethane leak from a solvent tank led to the discovery of chlorinated solvents in the groundwater underlying a former Motorola facility on 52nd Street in Phoenix, Arizona, which resulted in the facility and adjacent areas being placed on the federal National Priorities List of Superfund sites. The 52nd Street site was subsequently divided into three operable units by the Environmental Protection Agency (EPA), who is overseeing site investigations and cleanup actions with the Arizona Department of Environmental Quality (ADEQ). To date, two separate soil cleanup actions have been completed at the first operable unit, for which Motorola received letters stating that no further action would be required with respect to the soils. We also implemented a system to treat contaminated groundwater in Operable Unit One and prevent further migration of the groundwater from Operable Unit One. In relation to the second operable unit, EPA issued a record of decision in July 1994, and subsequently issued a consent decree, which required Motorola to design a remediation plan targeted at containing and cleaning up solvent groundwater contamination downgradient of the first operable unit. That remedy is now being implemented by Freescale and another potentially responsible party pursuant to an Administrative Order. The EPA has not announced a final remedy for either the first operable unit or the second operable unit, and it is therefore possible that costs to be incurred at these two operable units in future periods may vary from our estimates. The EPA and ADEQ are currently performing a preliminary site investigation at the third operable unit to determine the extent of groundwater contamination. A number of additional potentially responsible parties, including Motorola, have been identified in relation to the third operable unit. Because this investigation is in its early stages, we cannot predict at this time the extent to which we may be held liable for cleanup at Operable Unit Three or whether such liability would be material. Currently, we are engaged in negotiations to resolve the extent of our liability with the agencies and other responsible parties for the entire 52nd Street site.

56th Street Facility, Phoenix, AZ. In 1985, the EPA initiated an inquiry concerning the former Motorola facility located on 56th Street in Phoenix, Arizona following the discovery of organic compounds in certain local area wells. Motorola completed several remedial actions at this site including soil excavation and cleanup. We subsequently undertook voluntary negotiations with ADEQ, who assumed primary responsibility for this matter in 2004 under the state’s Water Quality Assurance Revolving Fund Program.

MANAGEMENT

Directors & Executive Officers

The following table sets forth certain information regarding our directors and executive officers.

Name	Age	Office and Position
Michel Mayer	47	Chairman of the Board and Chief Executive Officer
Alan Campbell	49	Senior Vice President and Chief Financial Officer
Sandeep Chennakeshu, Ph.D.	48	Senior Vice President and General Manager Wireless & Mobile Solutions Group
Paul E. Grimme	48	Senior Vice President and General Manager, Transportation and Standard Products Group
Gregory Heinlein	43	Vice President and Treasurer
Lynelle K. McKay	41	Senior Vice President and General Manager, Networking and Computing Systems Group
Janelle S. Monney	50	Senior Vice President, Business Operations, Corporate Communications and Marketing Services
Alexander Pepe	45	Senior Vice President, Manufacturing
David Perkins	45	Senior Vice President, Sales and Marketing
Daryl E. Raiford	44	Vice President and Chief Accounting Officer
Sumit Sadana	38	Senior Vice President, Strategy and Business Development and Acting Chief Technology Officer
Lisa Su	37	Senior Vice President and Chief Technology Officer
John D. Torres	48	Senior Vice President, General Counsel and Secretary
Kurt Twining	52	Senior Vice President, Human Resources
Daniel F. Akerson	58	Director
Gene J. Frantz	41	Director
John C. Hodge	40	Director
Thomas H. Lister	43	Director
John W. Marren	44	Director
Paul C. Schorr IV	40	Director
Peter Smitham	65	Director
Claudius E. Watts IV	45	Director

For more information regarding the composition of our Boards, please see “2006 Director Compensation.” For each of Holdings I, Holdings II, Holdings III, Holdings IV and Holdings V, Michel Mayer is Chairman of the Board and Chief Executive Officer; Alan Campbell is Chief Financial Officer; Daryl Raiford is Chief Accounting Officer; Gregory Heinlein is Treasurer; and John D. Torres is General Counsel. Kurt Twining also serves as Senior Vice President, Human Resources of Holdings I.

Michel Mayer is our Chairman of the Board and Chief Executive Officer and has served in these roles since May 2004. From September 2001 to November 2003, Mr. Mayer served as general manager of IBM Microelectronics, the semiconductor business of International Business Machines Corporation. During that time period, Mr. Mayer also served on IBM’s Worldwide Management Council. Mr. Mayer served in various capacities with IBM from 1984 to 2001, including as general manager of IBM’s pervasive computing division and its networking hardware division, as well as in engineering and product management roles for IBM in both the United States and France. Mr. Mayer also serves as a Director of the Semiconductor Industry Association.

Alan Campbell is our Senior Vice President and Chief Financial Officer and has served in this role since May 2004. Mr. Campbell served as Senior Vice President and Director of Finance of the SPS division of Motorola, Inc. (“SPS”) from February 2003 to May 2004. From May 2001 to February 2003, he served as Corporate Vice President and Director of Finance of SPS. From October 2000 to May 2001, he served as Vice President and Director of Finance of SPS. Prior to that, he served as Vice President and Director of Finance of SPS’ Technology and Manufacturing Group.

Sandeep Chennakeshu, Ph.D. is our Senior Vice President and General Manager, Wireless and Mobile Solutions Group. He joined Freescale in June 2006 from Ericsson, where he was head of the Mobile Platforms Business Unit. He previously held positions as Chief Technology Officer of Ericsson Mobile Phones and of Sony Ericsson.

Paul E. Grimme is our Senior Vice President and General Manager, Transportation and Standard Products Group. Mr. Grimme served as Corporate Vice President and General Manager of the Transportation and Standard Products Group of SPS from July 2003 to May 2004. Prior to that, Mr. Grimme served as Corporate Vice President and General Manager of the 8/16 bit division of the Transportation and Standard Products Group of SPS.

Gregory J. Heinlein is our Vice President and Treasurer and has held this position since August 2005. From September 2001 to October 2004, Mr. Heinlein served as Vice President and Treasurer of Fisher Scientific International Inc., a wholesale distributor of scientific equipment and instruments. From March 1999 to August 2001, he served as Vice President, Treasurer at Great Lakes Chemical Corporation and from June 1987 to February 1999, he served in various positions at The Dow Chemical Company.

Lynelle K. McKay became our Senior Vice President and General Manager, Networking and Computing Systems Group in January 2007. Prior to January 2007, Ms. McKay served as vice president and general manager of the Digital Systems Division at Freescale. Ms. McKay joined Motorola in 1988 and remained with Freescale at the spinoff.

Janelle S. Monney is our Senior Vice President of Business Operations, Corporate Communications and Marketing Services. From February 2005 until January 2006, Ms. Monney was our Senior Vice President of Business Operations. Ms. Monney served as Senior Vice President for Global Channel Sales from April 2004 to February 2005. Ms. Monney served as Corporate Vice President and Director, Global Channel Sales for SPS, from February 2003 through March 2004, and prior to that, as Vice President and Director, Global Channel Sales for SPS from September 2000 through January 2003.

Alexander Pepe is our Senior Vice President of Manufacturing and has held this position since February 2005. Mr. Pepe served as Vice President and General Manager of the Transportation and Standard Products Group’s 32-bit Embedded Controller Division from June 2003 to February 2005. Prior to that, Mr. Pepe served as Vice President and Assistant General Manager of the Wireless Broadband Systems Group of SPS from January 2003 to June 2003. Prior to that, Mr. Pepe served as Vice President Strategy, Technology and Manufacturing of SPS from April 2001 to January 2003, and as Vice President, Die Manufacturing Wireless Broadband Systems Group/Networking and Computing Systems Group from December 1999 to April 2001.

David Perkins is our Senior Vice President, Sales and Marketing. Mr. Perkins served as Corporate Vice President and General Manager of the Networking and Computing Systems Group of SPS from February 2002 to May 2004. Mr. Perkins served as President and CEO of Metrowerks from 1999 to 2002. Prior to becoming an executive officer of Metrowerks Corporation in 1995, Mr. Perkins was a partner at Coopers & Lybrand L.L.P.

Daryl E. Raiford is our Vice President and Chief Accounting Officer and has held this position since December 2006. Between May 2004 and November 2006, Mr. Raiford was Executive Vice President and Chief Financial Officer of Travelport, Inc. From May 2002 to May 2004, Mr. Raiford was Vice President of Finance and Administration at Hewlett-Packard Company in the Americas. Prior to joining Hewlett-Packard, from August 1999 to May 2002, Mr. Raiford held several executive positions in finance at Compaq Computer Corporation in Houston, Texas, including Vice President and Corporate Controller.

Sumit Sadana is our Senior Vice President, Strategy and Business Development, and has held this position since December 2004. Mr. Sadana also became our Acting Chief Technology Officer in January 2006. Prior to joining Freescale, Mr. Sadana served as Vice President of IBM’s electronic design technology solutions business from April 2004 to October 2004. Mr. Sadana served as IBM’s Director of Strategy, Technology Group from January 2001 to April 2004, and as operations manager for IBM Technology Group’s Networking Business from February 2000 to December 2000.

Lisa Su is our Senior Vice President and Chief Technology Officer and has served in this role since June 2007. Dr Su came to Freescale from IBM where she served, from 1995 until June 2007 in various capacities including Vice President of Semiconductor Research and Development, Vice President of Technology Development and Alliances and Director of Emerging Markets.

John D. Torres is our Senior Vice President, General Counsel and Secretary. Mr. Torres served as a Vice President in Motorola’s Corporate Law Department and Law Director for SPS from April 2001 to May 2004. From October 2000 to March 2001, he served in Motorola’s Corporate Law Department as Law Director for SPS. From February 2000 to September 2000, he served in Motorola’s Corporate Law Department as Commercial Law Director for SPS. From May 1996 to January 2000, he served in Motorola’s Corporate Law Department as Senior Counsel supporting Motorola’s Satellite Communications Group.

Kurt Twining is our Senior Vice President, Human Resources and has held this position since August 2005. Prior to that, from September 2000 to August 2005, Mr. Twining served as General Manager of the Southwest region of Hay Group, a global human resources consulting firm, providing senior counsel to major U.S. corporations. From July 1997 to April 2000, he served as the Senior Vice President of Human Resources at AmeriServe Food Management Services and from December 1986 to July 1997, he served as the Vice President of Human Resources at the food systems division of The Pepsi Bottling Group, Inc. He started his 24-year career in human resources at Texas Instruments Incorporated in 1979.

Daniel F. Akerson became a member of our Board of Directors upon consummation of the Transactions. Mr. Akerson is a Managing Director of The Carlyle Group and is Co-Head of the U.S. Buyout Fund. Prior to joining Carlyle, Mr. Akerson was Chairman and Chief Executive Officer of XO Communications, Inc. from 1999 to January 2003. Before that, Mr. Akerson served as Chief Executive Officer from 1996 to 1999, and Chairman, from 1996 to 2000, of Nextel Communications, Inc. From 1993 to 1996 he was General Partner at Forstmann Little & Co., during which time he also served as Chairman and Chief Executive Officer of General Instrument Company. Prior to his tenure at Forstmann Little & Co., Mr. Akerson served in several senior positions at MCI Communications including Executive Vice President and Chief Financial Officer from 1987 to 1990 and President and Chief Operating Officer from 1992 to 1993. Mr. Akerson earned his B.S. in engineering from the U.S. Naval Academy and his M.Sc., in economics from the London School of Economics. Mr. Akerson currently sits on the boards of directors of the American Express Company, Willcom, Inc., Hawaiian Telecom Communications, Inc., and the U.S. Naval Academy Foundation.

Gene J. Frantz became a member of our Board of Directors upon consummation of the Transactions. Mr. Frantz is Chairman of our Audit and Legal Committee. Mr. Frantz is a Partner at TPG Capital, L.P. specializing in the technology and telecom sectors. Prior to joining TPG in 1999, Mr. Frantz worked at Oracle Corporation, most recently leading its venture capital effort, where he was responsible for making equity investments in software and internet companies. Prior to joining Oracle Corporation, Mr. Frantz was a Vice President at Morgan Stanley, specializing in technology mergers and acquisitions spanning the semiconductor, data networking, software and internet sectors. Mr. Frantz received an M.B.A. from Stanford Business School and a B.S. from the University of California, Berkeley. Mr. Frantz serves or has served on the boards of directors of MEMC Electronic Materials, Inc., Network General, Paradyne Networks, Inc., Seagate Removable Storage Solutions and SMART Modular Technologies, Inc.

John C. Hodge became a member of our Board of Directors upon consummation of the Transactions. Mr. Hodge is a member of our Audit and Legal Committee. Mr. Hodge is currently a Senior Advisor to Blackstone Capital Partners, where he principally concentrates on investments in technology. Mr. Hodge has focused exclusively on the global technology industry for the last 17 years. Prior to joining Blackstone, Mr. Hodge was the Global Head of Corporate Finance for the Technology Group at Credit Suisse First Boston from 1998 to 2005. He had also held positions at Deutsche Bank, Morgan Stanley and Robertson Stephens, Inc. Mr. Hodge is currently a member of the board of directors of Silicon Image, Inc. (SIMG). Mr. Hodge holds a B.S. in Biology from Stanford University.

Thomas H. Lister became a member of our Board of Directors upon consummation of the Transactions. Mr. Lister is a member of our Audit and Legal Committee. Mr. Lister is a Partner of Permira Advisers, LLC and head of the New York business of Permira Advisers, LLC. Prior to joining Permira Advisers, LLC in November 2005, Mr. Lister was a Partner at Forstmann Little & Co. where he spent the prior 13 years focused on investments in technology, media and telecom as well as healthcare. Mr. Lister executed some of the firm’s most successful transactions, including IMG, 24 Hour Fitness USA, Inc., Citadel Broadcasting Corporation, Community Health Systems, Inc., Ziff Davis Media Inc. and Thompson Minwax. He has a B.A. in Chemistry and Political Science from Duke University and an M.B.A. from Harvard Business School.

John W. Marren became a member of our Board of Directors upon consummation of the Transactions. Mr. Marren is a member of our Compensation and Leadership Committee. Mr. Marren joined TPG in 2000 as a Partner and leads TPG’s technology team. Mr. Marren is currently the Chairman of the Board of MEMC Electronic Materials, Inc. and serves on the board of directors of ON Semiconductor Corporation, Conexant Systems, Inc., and Smart Modular Technologies, Inc. From 1996 through 2000, Mr. Marren was a Managing Director at Morgan Stanley, most recently as head of the Technology Investment Banking Group. From 1992 to 1996, he was a Managing Director and Senior Semiconductor Research Analyst at Alex Brown & Sons. While at Morgan Stanley and Alex Brown & Sons, Mr. Marren was a frequent member of the Institutional Investor All-American Research Team which recognizes the top research analysts on Wall Street. Prior to Alex Brown, Mr. Marren spent eight years in the semiconductor industry working for VLSI Technology, Inc. and Vitesse Semiconductor Corporation. Mr. Marren received his B.S. in Electrical Engineering from the University of California in Santa Barbara.

Paul C. Schorr IV became a member of our Board of Directors upon consummation of the Transactions. Mr. Schorr is a member of our Compensation and Leadership Committee. Mr. Schorr is currently a Senior Managing Director of Blackstone, where he principally concentrates on investments in technology. Before joining Blackstone in 2005, Mr. Schorr was a Managing Partner of Citigroup Venture Capital in New York where he was responsible for the firm’s technology/ telecommunications practice. Mr. Schorr was instrumental in such transactions as Fairchild Semiconductor International, Inc., ChipPAC, Inc., Intersil Corporation, AMI Semiconductor, Inc., NTELOS Holdings Corp. and MagnaChip Semiconductor S.A. He had been with Citigroup Venture Capital for nine years. Mr. Schorr received his MBA with honors from Harvard Business School and a BSFS magna cum laude from Georgetown University’s School of Foreign Service. He is Chairman of the board of directors of Travelport Limited and is a member of the board of directors of AMI Semiconductor, Inc. and MagnaChip Semiconductor S.A. Mr. Schorr is also a member of the Board of Jazz at Lincoln Center.

Peter Smitham became a member of our Board of Directors upon consummation of the Transactions. Mr. Smitham is Chairman of our Compensation and Leadership Committee. Mr. Smitham is a Partner at Permira Advisers, LLP. He joined in 1985, the year the London office was founded. Mr. Smitham was the Managing Partner of the London office from 1994 until 1998 and led the European business from 1996 until 2000. He has worked on numerous transactions focusing on electronics and turnarounds, including Memec Group Holdings Limited, The Roxboro Group, Solartron Group and Technology plc. He has a degree in Geography from Swansea University, Wales, and attended the Senior Executive Program at Stanford Business School.

Claudius E. Watts IV became a member of our Board of Directors upon consummation of the Transactions. Mr. Watts is a member of our Audit and Legal Committee and our Compensation and Leadership Committee. Mr. Watts is currently a Managing Director with The Carlyle Group. Mr. Watts is the head of Carlyle’s Technology Buyout Group and focuses on buyouts and growth equity investments in large companies providing semiconductors, electronic systems, software, and software enabled services. Prior to joining Carlyle, Mr. Watts was a Managing Director in the mergers and acquisitions group of First Union Securities, Inc., an investment banking firm, now Wachovia Securities, from May 1998 to April 2000, where he led the firm’s defense, aerospace, and technical services mergers and acquisitions efforts. Mr. Watts joined First Union in conjunction with First Union’s 1998 acquisition of Bowles Hollowell Conner & Co., an investment banking firm, where Mr. Watts had been employed since June 1994. Prior to attending graduate school Mr. Watts was a fighter pilot in the U.S. Air Force. Mr. Watts earned a B.S. in electrical engineering from The Citadel in Charleston, South Carolina and an M.B.A. from The Harvard Graduate School of Business Administration. Mr. Watts currently sits on the board of directors of SS&C Technologies, Inc., Open Solutions, Inc., CPU Technology, Inc., and Firth Rixson, Ltd.

Board Composition

The Board of Directors of Freescale Holdings G.P., Ltd., the general partner of Parent, is our primary Board of Directors and consists of nine directors: Mr. Mayer as the Chairman and two representatives of each of the four Sponsors. The Sponsors are parties to agreements by which their representatives have been elected to serve on our Board of Directors. Because of their affiliations with the Sponsors and us, none of our directors are independent.

Audit and Legal Committee

Our Audit and Legal Committee currently consists of John C. Hodge, Gene Frantz, Thomas H. Lister, and Claudius E. Watts IV. The members are not independent since they are associated with the Sponsors. Pursuant to its charter and the authority delegated to it by the Board of Directors, the Audit and Legal Committee has sole authority for the engagement, compensation and oversight of our independent auditors. In addition, the Audit and Legal Committee reviews the results and scope of the audit and other services provided by our independent auditors, and also reviews our accounting and control procedures and policies. The Audit and Legal Committee meets as often as it determines necessary but not less frequently than once every fiscal quarter.

Compensation and Leadership Committee

Our Compensation and Leadership Committee currently consists of John Marren, Paul C. Schorr IV, Peter Smitham and Claudius E. Watts IV. The members are not independent since they are associated with the Sponsors. Pursuant to its charter and the authority delegated to it by our Board of Directors, the Compensation and Leadership Committee is responsible for overseeing our compensation and employee benefit plans and practices, including formulating, evaluating, and approving the compensation of our executive officers and reviewing and recommending to the full Board of Directors the compensation of our Chief Executive Officer, and for overseeing all compensation programs involving the issuance of our equity securities. The Compensation and Leadership Committee meets as often as it determines necessary, but not less than four times a year.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics which applies to our senior financial officers, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and any other person performing similar functions. The Code of Business Conduct and Ethics is posted on our website at www.freescale.com. We intend to disclose on our website any amendments to or waivers of this Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve, or in the past fiscal year have served, as a member of the board of directors or compensation committee of any other entity that has executive officers who have served on our Board of Directors or Compensation and Leadership Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

As described above, on December 1, 2006, we were acquired by the Consortium. Our Compensation and Leadership Committee in effect prior to the closing (the “Prior Committee”) approved our compensation philosophy for 2006 as well as the 2006 base salary, 2006 Freescale Bonus Plan and equity awards for our Named Executive Officers who appear in the compensation tables included in this prospectus. The Compensation and Leadership Committee of Freescale Holdings GP, Ltd., the sole general partner of Parent and the Compensation and Leadership Committee of Freescale Semiconductor, Inc. (collectively referred to as the “Committee”) approved our compensation philosophy for 2007 as well as 2007 salary, 2007 Freescale Bonus Plan and long-term compensation. In addition, the Committee approved the payment of 2006 cash bonuses and certain other payments described below.

Compensation Philosophy

We believe that management strength and leadership are the most important factors in the long-term success of the business. Therefore, a principal objective of the Committee and management must be to attract, motivate, and retain the most competent professionals within the semiconductor industry. The Committee believes that well-designed compensation programs are critical to attracting the right people and that those plans can significantly impact behaviors and creating a successful company.

In accordance with this philosophy, the Committee is guided by the following principles in structuring and administering compensation programs. Compensation programs should:

•	Align the interests of management with our long-term interests;

•	Provide the best possible balance of value to employees and cost to us;

•	Be fair, reasonable and market oriented in comparison to similar positions in comparable firms;

•	Motivate management to maximize long-term performance while focusing on targeted short-term objectives;

•	Incorporate an increasing proportion of variable and at-risk compensation as levels of responsibility and the ability to affect results increase;

•	Recognize individual contribution in a performance-driven culture through application of specific performance criteria that, to the maximum extent possible, are quantifiable; and

•	Provide extraordinary rewards only for extraordinary performance.

Our general policy is to target total pay levels at the 50th percentile of the relevant peer group.

We used the following factors to identify our peer groups: industry similarity, size (generally defined by total revenues), comparability of labor markets and product offerings, market capitalization, research and development investment and financial performance. The semiconductor companies in the peer group include Advanced Micro Devices, Agere, Analog Devices, Broadcom Corp., Intel, LSI Logic, Marvell Technology, Micron Technology, NVIDIA, Qualcomm and Texas Instruments. Other high tech companies in the peer group include Agilent, Alcatel-Lucent, Apple, Applied Materials, Cisco, EMC, Lexmark International, Oracle and Sun Microsystems.

The components of Freescale’s compensation include base salary, short-term cash incentives and long-term equity based incentives. Base salaries are generally adjusted annually based on changes in the marketplace and an executive’s individual performance, salary position among peers and career growth potential. Short-term incentives are based on individual performance and our performance measured against pre-established performance metrics. Long-term incentives are designed to align the interests of executives with the Company’s long-term success.

Applying Our Compensation Philosophy’s Guiding Principles

The Committee annually reviews the elements of executive compensation for the Chief Executive Officer and other executive officers in the context of the Committee’s compensation philosophy to ensure that the total compensation program and the weight of each of its elements meets the overall objectives discussed above. Our programs are designed to reward executive officers who consistently deliver in our high performance culture.

The Committee meets with our Chief Executive Officer and other management in connection with compensation matters and periodically meets in executive session to evaluate management’s input. Annually, the Chief Executive Officer reviews each Named Executive Officer’s individual performance and recommends base salary, bonus and long-term awards for each Named Executive Officer to the Committee for review and approval. The Committee reviews the performance of the Chief Executive Officer and recommends to the full Board the Chief Executive Officer’s salary, bonus and long-term awards.

Pearl Meyer & Partners, an outside consulting firm, was engaged by the Prior Committee to provide market data, benchmarking and other compensation related information. In addition, the Committee considered information and advice provided by Pearl Meyer to establish executive compensation in accordance with our compensation philosophy.

Components of Total Rewards

The components of compensation include base salary, short-term cash incentives and long-term equity based incentives. Base salaries are generally adjusted annually based on an executive’s individual performance, salary position among similar positions at peer companies and career growth potential. Short-term incentives are based on individual performance and our performance measured against pre-established performance metrics. Long-term incentives are designed to retain top talent and align the interests of executives with our long-term success.

Base Salary:

The Committee targets base salaries for Named Executive Officers based on an executive’s individual performance, salary position among similar positions at peer companies and career growth potential.

For fiscal 2007, the Committee, and the Board as required, established a base salary for each of its Named Executive Officers as follows: Michel Mayer—$975,000; Alan Campbell—$515,000; Sandeep Chennakeshu—$700,000; David Perkins—$400,000; and Paul Grimme—$360,000.

Short-term Incentive Compensation:

Freescale’s Total Rewards program is designed to provide significant incentives for executive officers in the form of variable pay. Achievement of annual performance objectives by executive officers and other designated employees is rewarded under our annual cash bonus plans, which link compensation directly to Freescale’s performance and encourage employees to make significant contributions toward Freescale’s results.

Freescale Bonus Plan

For 2006, short-term incentives were provided under the 2006 Freescale Bonus Plan, which was approved by the Prior Committee in 2006. For 2007, short-term incentives are provided under the 2007 Freescale Bonus

Plan, which was approved by the Committee in 2007. The principal objective of the Freescale Bonus Plan is to improve performance in targeted areas with a one year time frame. The factors on which the bonus pool is based can vary from year to year and may include such measures as cash flow, earnings, net profit, revenue, customer satisfaction and quality, among others. Payouts are calculated based on measurable predetermined goals. Actual bonus payments to Named Executive Officers are determined and may be adjusted by the Committee based on the achievement of various operational and financial metrics, including earnings, revenue, customer satisfaction and quality. Under the 2006 Freescale Bonus Plan, the minimum award an individual may receive is $0 and the maximum is four times the individual’s incentive target. Under the 2007 Freescale Bonus Plan, the minimum award that an individual may receive is $0 and the maximum is five times the individual’s incentive target.

Individual incentive targets vary by level of employee, and are based on market-competitive data and individual performance. For 2006, the individual incentive targets for Named Executive Officers ranged from 71% to 150% of their respective base salaries. For 2007, the individual incentive targets for Named Executive Officers will range from 71% to 150% of their respective base salaries.

The business performance factor measures overall company and business-segment performance. The business performance factor is calculated using a formula that weights the company and business-segment achievement of certain objectives against specific pre-established performance objectives. For 2006, the weightings were as follows: (i) 60% earnings before interest and taxes, (ii) 30% revenue and (iii) 10% customer satisfaction and quality. For 2007, the Committee has adopted the following performance factor weightings: (i) 60% earnings before interest, taxes, depreciation and amortization, (ii) 20% revenue and (iii) 20% free cash flow.

Bonuses are paid only when performance goals are achieved; if threshold targets are not met, no amounts are paid under the Freescale Bonus Plan. If targets are exceeded, the maximum business performance factor is 2.0x for 2006 and 2.5x for 2007. Targets for fiscal 2006 performance were established by the Prior Committee at its February 2006 meeting.

The individual performance factor for each employee is based upon an evaluation of an individual’s contribution to Freescale and may range from zero to 2.0x.

For some executive officers, payouts were determined based solely upon overall Company performance; for other executive officers, payouts were determined 25% on business segment performance and 75% on overall corporate performance.

After the end of fiscal year 2006, the Committee evaluated our performance and business segment performance against the predetermined objectives. The Committee also evaluated the individual performance factor for each Named Executive Officer and approved the bonus payments to the Named Executive Officers under the 2006 Freescale Bonus Plan. Michel Mayer received a bonus payment equal to 119% of his target and Alan Campbell received a bonus payment equal to 145% of his target. Both individual’s payouts were based upon overall corporate performance and their individual performance results for 2006. Based on corporate and business segment results, Sandeep Chennakeshu received a bonus payment (prorated because he joined the Company in June of 2006) equal to 87% of his target; Paul Grimme received a bonus payment equal to 104% of his target and David Perkins received a bonus payment equal to 104% of his target.

Equity Programs

Equity Awards Prior to the Merger

Freescale’s equity programs are designed to encourage creation of long-term value, employee retention and ownership of the company. Prior to the Merger, the programs consisted of stock option grants, stock appreciation rights the Employee Stock Purchase Plan, and restricted stock unit awards. After the Merger, ongoing equity programs consist of stock option grants, restricted stock unit awards and restricted cash awards. Further, certain one-time grants of limited partnership interests and stock options were made in connection with the Merger.

Executive officers receive a relatively large proportion of their overall compensation in the form of equity to focus our management on long-term results. During the fiscal 2006 annual grant cycle, our executive officers received options, restricted stock units, and performance-based restricted stock units. All 2006 equity awards to executive officers were made under Freescale’s 2005 Omnibus Incentive Plan (the “2005 Plan”). For information on options, restricted stock units and performance stock units granted to Named Executive Officers during fiscal 2006, see the 2006 Grants of Plan Based Awards Table. The target value of these equity awards was determined by reviewing the market and competitive data for each individual based on their performance and position in the Company. Thirty-five percent of the target value was granted in form of stock options, 40% in the form of time based restricted stock units and 25% in the form of performance based restricted stock units. The number of shares underlying these awards was calculated so that their grant date fair value was equal to the target value.

In addition to the annual grant of equity awards described above, in 2006 the Company granted restricted stock units to the Freescale Leadership Team, which included the Named Executive Officers. The Freescale Leadership Team consists of individuals designated for exceptional performance and leadership skills. These employees received a grant of restricted stock units calculated by dividing each employee’s annual base salary by $31.45, which was the closing market price of our Class A Common Stock on the date immediately prior to the date of grant. These restricted stock unit awards were intended to vest in four equal annual installments.

Certain key employees, including the Named Executive Officers, received performance based restricted stock units which vested in an amount based on Freescale’s 2006 revenue. These performance based restricted stock units vested at target under their terms upon a change of control. Because Freescale’s 2006 revenue exceeded the target level in the award agreement and the change of control occurred near year end, the Committee awarded a cash payment in January of 2007 equal to the difference between the value of the shares that vested as a result of the change of control and the value of the shares that would have vested based on Freescale’s actual 2006 revenue. See the Summary Compensation Table for the amount of these payments to the Named Executive Officers.

All of the unvested equity awards granted to employees and the Named Executive Officers prior to the Merger, including the 2006 grants, were accelerated as a result of the Merger, and, except to the extent exchanged for Holdings I stock options as described below, were converted into the right to receive the merger consideration.

Equity Awards after the Merger

At the closing of the Merger, executive officers and certain employees were granted equity awards, including Class B limited partnership interests of Parent (“Class B Interests”), and stock options to purchase Holdings I common shares. These awards were generally designed to be a one time grant intended to retain and reward the executives for remaining with a private company and to align their interests with those of the new stockholders. In addition, executive officers and certain employees were permitted to convert Freescale stock options received by them prior to the Merger in exchange for fully-vested stock options to purchase Holdings I common shares.

Grants of equity awards are made in accordance with Freescale’s incentive plans and the policies adopted by the Committee. The Committee specifically approves grants to senior executives and recommends approval of the Chief Executive Officer’s awards to the full Board of Directors. The Committee has delegated to the Chief Executive Officer the authority to approve all grants of stock options and restricted stock units to employees who are not executive officers. Further, the Committee has delegated to the Chief Executive Officer the ability to delegate this authority to the Senior Vice President, Human Resources and Chief Accounting Officer acting together. The exercise price of all stock options is required to be no less than the per share fair market value of Holdings I common shares on the date of grant. The timing of annual grants is determined by the Committee. New hire, promotion and retention grants are made on the first Monday of the month following the date of hire, promotion or retention arrangement.

In connection with the consummation of the Merger and as a result of negotiations between the new stockholders and the management team of Freescale, on December 1, 2006, limited partnership interests of

Parent were granted to senior executives including the Named Executive Officers. The Class B Interests (representing profits interests in Parent) are subject to the terms and restrictions in the Limited Partnership Agreement and the Investors Agreement. For more information, including the number of Class B Interests granted to each Named Executive Officer, see the Grants of Plan Based Awards Table.

Senior management and certain key employees converted stock options exercisable for shares of Freescale Common Stock. In exchange for these options, senior management and key employees received stock options to purchase shares of Holdings I common shares. For more information on the converted stock options received by Named Executive Officers, see the 2006 Grants of Plan Based Awards Table.

Generally, in light of the applicable limitations under the securities laws and the Committee’s determination that equity ownership would be concentrated in the key employees and the senior management team, the ability of employees, including senior executives, to transfer ownership of, or to retain post-termination, any partnership interests, stock options and restricted stock units (as well as any underlying securities) is strictly limited by the applicable governing plan and grant documents.

Post-Termination Benefits and Deferred Compensation

Retirement Benefits

On December 2, 2004 the Company established the Freescale 401(k) Retirement Savings Plan, as amended (the “401(k) Plan”), a tax-qualified plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). The 401(k) Plan provides retirement benefits to all eligible U.S. employees, including Named Executive Officers, and allows an employee to defer up to 30% of the employee’s eligible compensation for the pay period elected on a pre-tax basis (subject to maximums permitted under the Code). Eligible employees age 50 and above may defer additional catch-up contribution amounts to the 401(k) Plan on a pre-tax basis (subject to maximums permitted under the Code). Contributions to the 401(k) Plan are deposited in a Trust established in connection with the Savings Plan. The Company makes additional matching contributions to the 401(k) Plan each pay period based upon the employee’s rate of deferral during that pay period. Company contributions are made at a ratio of one dollar matched per one dollar deferred by the employee, up to a maximum deferral rate of five percent of the employee’s annual compensation. Employee and Company deferrals to the 401(k) Plan will not be subject to Federal tax until distributed from the 401(k) Plan. In addition employee and Company contributions are immediately fully vested and non-forfeitable. Amounts allocated to each participating employee are eligible for distribution in the event of retirement, death, disability or other termination of employment.

Deferred Compensation

Executive officers, like all eligible U.S. employees, may defer a portion of eligible compensation, on a pre-tax basis, to the 401(k) Plan, up to the IRS annual contribution limits. During 2005 and 2006, executives were also eligible to defer up to 80% of their base salary (subject to minimum plan annual deferral amounts) and up to 100% of the Company’s Annual Incentive Plan bonus to the Company’s non-qualified Management Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan was terminated effective December 31, 2006 and all amounts deferred under the Deferred Compensation Plan were paid to participating employees during January 2007.

Officer Change in Control Severance Plan

The Officer Change in Control Severance Plan (the “Severance Plan”) provides for the payment of benefits in the event that: (1) an officer terminates his or her employment for “good reason” (as defined in the Severance Plan) within two years of a Change in Control (as defined in the Severance Plan), or (2) the officer’s employment is terminated for any reason other than termination for “good cause” (as defined in the Severance Plan), disability or death within two years of a Change in Control in Freescale. In addition to unpaid salary for accrued paid time off and accrued salary and annual bonus through the termination date, the amount of the benefits payable to an officer entitled thereto would be equal to the sum of: (1) a multiple of the greater of the officer’s highest annual base salary in effect during the three years immediately preceding the change in control and the annual base salary in effect on the termination date; (2) a multiple of the highest annual bonus received by the officer during the immediately preceding five fiscal years ending on or before the termination date; and (3) a pro rata target bonus for the year of termination. The multiples referred to in the preceding sentence are two or three depending upon the seniority of the officer, with the Named Executive Officers having a multiple of three. The officer would also receive continued medical and insurance benefits for three years. In the event the officer is subject to the excise tax under Section 4999 of the Code, we will make a tax reimbursement payment to the executive officer to offset the impact of such excise tax. The Severance Plan’s initial term was three years, subject to automatic one-year extensions unless the Board gives prior notice that it does not wish to extend the Severance Plan. The Merger constituted a Change in Control for the purposes of the Severance Plan. Accordingly, by its terms, the Severance Plan will continue for a period of two years after December 1, 2006 for participants in the Severance Plan on that date.

Each officer accepting stock option grants under the Freescale Holdings 2006 Management Incentive Plan (“2006 Plan”) or limited partnership interests under the Freescale Holdings L.P. 2006 Interest Plan (the “Interest Plan”) agreed no Good Reason will have occurred with respect to him or her under the Severance Plan solely (a) by reason of Freescale becoming privately held on December 1, 2006, (b) on account of a lateral change to his or her duties that does not affect his or her reporting relationships or (c) by him or her ceasing to serve as an executive of a publicly held corporation. Officers also agreed that the last sentence of Section 7.4 of the Severance Plan, overriding their non-competition obligations, would have no force and effect. Accordingly such officers are subject to the provisions of the terms of the grants under the 2006 Plan and the Interests Plan that require adherence to a non-competition covenant in the event an officer receives severance pay and to continued applicability of certain payback provisions relating to equity based awards.

Executive Benefits and Perquisites

Consistent with the guiding principle of offering competitive total compensation, the principal executive perquisite programs that Freescale provided to its executive officers in 2006 included use of Freescale aircraft (as described below), supplemental life insurance, supplemental accidental death and dismemberment insurance, deferred compensation and an executive health program. For 2007, the deferred compensation program has been discontinued.

Other than the Chief Executive Officer, no Freescale executive officer or employee may use Freescale’s aircraft for personal use. Freescale’s aircraft use policy allows (i) the Chief Executive Officer 50 hours of aircraft use for personal travel; and (ii) the spouse of the Chief Executive Officer to accompany the Chief Executive Officer on business travel. The policy further provides that (a) Freescale will not gross-up the tax liability attributable to the Chief Executive Officer as a result of his personal use of Freescale’s aircraft and (b) Freescale will gross-up the tax liability resulting from the spouse of the Chief Executive Officer accompanying the Chief Executive Officer on business travel.

Freescale’s Chief Executive Officer and Chief Financial Officer also received gross up payments for taxes incurred by them in connection with the conversion of stock options to purchase Freescale Class A common stock into stock options to purchase shares of Holdings I common stock at the closing of the Merger.

Policies and Decisions Regarding the Adjustment or Recovery of Awards

The equity and proceeds from equity received by our executive officers are subject to covenants and agreements that require those executive officers to forfeit equity or repay the proceeds from equity in the event that they violate non-competition or non-solicitation covenants after the executive officer’s termination of employment.

Share Ownership Guidelines

The Prior Committee had adopted Equity Ownership Guidelines which established minimum ownership guidelines for executives. However, because the Company is no longer listed as a publicly-traded company on a stock exchange, the Guidelines are no longer applicable. As discussed above, the transferability of equity owned by executives under long-term incentive programs is restricted.

Chairman and Chief Executive Officer’s Compensation

Before the consummation of the Merger on December 1, 2006, Mr. Mayer’s compensation consisted of base salary, cash bonus, stock options, time based restricted stock units, performance based restricted stock units and certain other benefits. Mr. Mayer’s base salary and minimum bonus target for 2006 were governed by his employment agreement in effect prior to December 1, 2006 (“Prior Employment Agreement”) approved by the Prior Board and entered into with Freescale effective May 17, 2004. Mr. Mayer’s current compensation consists of base salary, cash bonus, partnership interests and certain other benefits and is governed by his employment agreement dated December 1, 2006 (“Current Employment Agreement”). The terms of the Current Employment Agreement are described in detail below.

Mr. Mayer’s Base Salary

In accordance with the Prior Employment Agreement, Mr. Mayer’s base salary for 2006 was $800,000. The Committee increased Mr. Mayer’s 2007 base salary to $975,000. The Committee’s decision to increase Mr. Mayer’s salary was based upon the Company’s performance and his leadership in 2006.

Mr. Mayer’s Bonus

In accordance with the Prior Employment Agreement, Mr. Mayer’s 2006 target bonus was $1.2 million. The Committee awarded Mr. Mayer a 2006 bonus of $1,425,000. The Committee’s decision was based on a number of factors, including the same predetermined metrics used for all employees under the 2006 Freescale Bonus Plan as well as the Company’s performance and his leadership in 2006. In accordance with the Current Employment Agreement, the Committee established Mr. Mayer’s 2007 target bonus at 150% of his 2007 base salary.

Mr. Mayer’s Equity Awards Prior to the Merger

On April 24, 2006, Mr. Mayer was granted an option to purchase 250,425 shares of Freescale Class A Common Stock with a per share exercise or grant price equal to $31.45 and a Black-Scholes value on the date of grant of approximately $3.3 million. The stock option grant had a seven-year term and would have vested in four equal annual installments, subject to Mr. Mayer’s continued employment with us.

On April 24, 2006, Mr. Mayer was granted 82,670 time-based restricted stock units for Freescale Class A Common Stock. This grant would have vested in four equal annual installments, subject to Mr. Mayer’s continued employment with us. The market price of Freescale Class A Common Stock was $31.45 on the date of this grant, resulting in a total market value of the grant of $2.6 million.

On April 24, 2006, Mr. Mayer was granted performance-based restricted stock units for Freescale Class A Common Stock with a target amount of 50,874 units. The actual amount of the award was based upon the Company’s ability to achieve certain performance metrics in 2006. This grant would have vested in two equal installments, subject to Mr. Mayer’s continued employment with us. The award also provided that it would vest at the target amount in the event of a change of control prior to the end of fiscal 2006. The market price of Freescale Class A Common Stock was $31.45 on the date of this grant, resulting in a total market value of the grant of $1.6 million.

As discussed above, the Committee awarded Mr. Mayer an additional amount of cash equal to the value of the restricted stock units that would have been issued based on the actual results of the performance period minus the value of the awards issued as a result of Freescale’s change of control. The amount of this payment to Mr. Mayer was $549,439.

As a result of the Merger all of Mr. Mayer’s unvested equity awards were accelerated, including the 2006 awards. Mr. Mayer’s awards were converted into the right to receive the merger consideration at the closing of the Merger and are no longer outstanding.

Mr. Mayer’s Equity Awards after the Merger

In connection with the Merger, Mr. Mayer was awarded 133,327.17 Class B Interests. These partnership interests provide an incentive for Mr. Mayer to increase the value and operational performance of the Company on a long-term basis.

Mr. Mayer’s Benefits

During the term of the Current Employment Agreement, Mr. Mayer is eligible to participate in all long-term incentive plans and health and welfare, perquisite, fringe benefit and other arrangements generally available to other senior executives, including use of Freescale aircraft as described above under “Executive Benefits and Perquisites”.

Pursuant to the Current Employment Agreement, Mr. Mayer will receive change in control benefits under the Severance Plan or any successor change in control plan or program. If Freescale no longer maintains the Severance Plan, Freescale will provide Mr. Mayer with no less favorable benefits and protection under an alternative program or arrangement. If Freescale adopts an equity incentive plan or a severance plan for senior executives with change in control benefits more generous than the benefits provided to Mr. Mayer under the agreement, Mr. Mayer will be entitled to those benefits.

Senior Vice President’s Compensation

Before the consummation of the Merger on December 1, 2006, Mr. Chennakeshu’s compensation consisted of base salary, cash bonus, stock options, time based restricted stock units, performance based restricted stock units and certain other benefits. Mr. Chennakeshu’s base salary and minimum bonus target for 2006 were governed by his employment agreement in effect prior to December 1, 2006 and approved by the Prior Board and entered into with Freescale effective May 12, 2006. Mr. Chennakeshu’s current compensation consists of base salary, cash bonus, partnership interests and certain other benefits and is governed by his employment agreement dated December 1, 2006 (the “Chennakeshu Agreement”). The terms of the Chennakeshu Agreement are substantially similar to Mr. Chennakeshu’s prior employment agreement and are described in detail below.

Mr. Chennakeshu’s Base Salary

In accordance with the Chennakeshu Agreement, Mr. Chennakeshu’s minimum base salary is $700,000.

Mr. Chennakeshu’s Bonus

In accordance with Mr. Chennakeshu’s prior employment agreement, Mr. Chennakeshu’s 2006 target bonus was $500,000 prorated for his time of service in 2006. The Committee awarded Mr. Chennakeshu a 2006 bonus of $257,000. The Committee’s decision was based on a number of factors, including the same predetermined metrics used for all employees under the 2006 Freescale Bonus Plan as well as the Company’s performance and his leadership in 2006. In accordance with the Chennakeshu Agreement, Mr. Chennakeshu is entitled to a target annual bonus of $500,000.

Mr. Chennakeshu’s Equity Awards Prior to the Merger

On June 1, 2006, Mr. Chennakeshu was granted 250,000 time-based restricted stock units for Freescale Class A Common Stock. This grant would have vested in four equal annual installments, subject to Mr. Chennakeshu’s continued employment with us. The market price of Freescale Class A common stock was $30.28, resulting in a total market value of the grant of $7,570,000.

As a result of the Merger all of Mr. Chennakeshu’s unvested equity awards were accelerated, including the 2006 awards. Mr. Chennakeshu’s awards were converted into the right to receive the merger consideration at the closing of the Merger and are no longer outstanding.

Mr. Chennakeshu’s Equity Awards after the Merger

In connection with the Merger, Mr. Chennakeshu was awarded 30,474.78 Class B Interests in Parent. These partnership interests provide an incentive for Mr. Chennakeshu to increase the value and operational performance of the Company on a long-term basis.

Mr. Chennakeshu’s Benefits

During the term of the Chennakeshu Agreement, Mr. Chennakeshu is eligible to participate in all long-term incentive plans and health and welfare, perquisite, fringe benefit and other arrangements generally available to other senior executives, including use of Freescale aircraft as described above under “Executive Benefits and Perquisites”.

Pursuant to the Chennakeshu Agreement, Mr. Chennakeshu will receive severance benefits in the event he is terminated other than for cause, death or disability, or he terminates employment for good reason. In the event such a termination occurs in anticipation of or within two years following a change in control occurring more than two years after the effective date of the Chennakeshu Agreement (i.e., December 1, 2006), Mr. Chennakeshu will receive enhanced severance benefits. In any event, Mr. Chennakeshu is entitled to receive benefits under the Severance Plan in lieu of the severance benefits described above if the benefits under such plan are more favorable than the benefits provided under the Chennakeshu Agreement. If Freescale adopts an equity incentive plan or a severance plan for senior executives with change in control benefits more generous than the benefits provided to Mr. Chennakeshu under the agreement, Mr. Chennakeshu will be entitled to those benefits.

2006 Summary Compensation Table

The following Summary Compensation Table sets forth information regarding the compensation provided by Freescale, Holdings I and Parent to the Chief Executive Officer, the Chief Financial Officer, each of the three most highly compensated executive officers (other than the CEO and CFO) who were serving at the end of 2006 and one executive officer whose employment terminated during 2006 (collectively, the “Named Executive Officers”).

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards ($) (e)(1)	Option Awards ($) (f)(2)	Non-Equity Incentive Plan Compensation ($) (g)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)		Total ($) (j)
Michel Mayer Chairman of the Board	2006	800,000	549,439	(4)	11,686,851	8,316,352	1,425,000	0	340,840	(5)	23,118,482

Alan Campbell Senior Vice President and Chief Financial Officer	2006	390,000	194,875	(4)	3,393,954	1,863,920	435,000	0	47,793	(6)	6,325,542

Sandeep Chennakeshu Senior Vice President and General Manager	2006	409,231	1,000,000	(7)	7,870,829	0.00	257,000	0	36,866	(8)	9,573,926

Paul Grimme Senior Vice President and General Manager	2006	357,231	136,501	(4)	2,696,739	1,435,817	285,000	0	31,977	(9)	4,943,265

David Perkins Senior Vice President, Sales & Marketing	2006	340,000	138,218	(4)	2,770,064	1,508,290	285,000	0	12,160	(10)	5,053,732

Franz Fink Former Senior Vice President and General Manager	2006	262,731	0		662,318	1,350,974	0	0	2,820,144	(11)	5,096,167

(1)	Reflects the expense recognized during 2006 associated with outstanding restricted stock units for Freescale Class A common stock granted under the 2005 Plan and Class B Interests in Parent granted under the Interest Plan, in each case calculated in accordance with SFAS 123R. The SFAS 123R expense recognized by us associated with outstanding restricted stock units for each Named Executive Officer was: Mr. Mayer - $10,370,723; Mr. Campbell - $3,017,917; Mr. Chennakeshu - $7,570,000; Mr. Grimme - $2,471,117; Mr. Perkins - $2,469,235; and Mr. Fink - $662,318. In connection with the Transactions, all unvested restricted stock units became fully vested on December 1, 2006. Under the terms of the Merger, each restricted stock unit was converted into the right to receive merger consideration of $40 per share. The SFAS 123R expense recognized by us associated with outstanding Class B Interests for each Named Executive Officer was: Mr. Mayer - $1,316,128; Mr. Campbell - $376,037; Mr. Chennakeshu - $300,829; Mr. Grimme - $225,622; and Mr. Perkins - $300,829. Mr. Fink was not granted any Class B Interests. For a discussion of the SFAS 123R assumptions utilized, see Note 6 in the consolidated and combined financial statements included in this prospectus.
(2)

Reflects the expense recognized by us during 2006 associated with outstanding stock option awards to purchase shares of Freescale Class A common stock and stock appreciation rights (“SARs”) granted under the 2005 Plan calculated in accordance with SFAS 123R. In connection with the Transactions, all unvested stock options and SARs became fully vested on December 1, 2006. Under the terms of the Merger, all outstanding stock options and SARs (except as described below) were converted into the right to receive merger consideration of $40 per share minus the per share exercise price. Each of Mssrs. Campbell, Grimme and Perkins elected to convert a portion of their vested stock options into vested stock options to purchase shares of Holdings I common stock (the “Rollover Options”).

The Rollover Options were granted under and are subject to the 2006 Plan. For a discussion of the SFAS 123R assumptions utilized, see Note 6 in the consolidated and combined financial statements included in this prospectus.

(3)	Represents payments made to each Named Executive Officer under the 2006 Freescale Bonus Plan. The bonus payment expressed as a percentage of each Named Executive Officer’s target bonus was: Mr. Mayer - 119%; Mr. Campbell - 145%; Mr. Chennakeshu - 87%; Mr. Grimme - 104%; and Mr. Perkins - 104%.
(4)	Represents a discretionary cash payment made to the Named Executive Officer. Each Named Executive Officer was granted performance based restricted stock units under the 2005 Plan in 2006. In accordance with their terms, the performance based restricted stock units vested at target upon the change of control. Because our 2006 revenue exceeded the target level in the award agreement and the change of control occurred near year end, the Compensation and Leadership Committee awarded a cash payment in January of 2007 equal to the difference between the value of the shares that vested as a result of the change of control and the value of the shares that would have been issued based on our actual 2006 revenue.
(5)	Represents perquisite costs and other income for Mr. Mayer of $340,840, including (i) $54,840 of aggregate incremental cost to us related to personal travel on Freescale’s corporate aircraft in accordance with the terms of the Freescale Aircraft Procedures and Use Policy as adopted by the Compensation and Leadership Committee; (ii) $6,627 relocation payment made in early 2006 under the terms of Mr. Mayer’s pre-Merger employment agreement with Freescale; (iii) $98 income tax liabilities on reimbursed relocation expenses; (iv) $228,908 gross-up payment for income tax liabilities incurred as a result of Mr. Mayer’s rollover of previously owned shares of Freescale Class A common stock at the closing of the Merger; (v) $39,367 income imputed to Mr. Mayer as a result of his spouse accompanying him during business travel on Freescale’s corporate aircraft in accordance with the terms of the Freescale Aircraft Procedures and Use Policy as approved by the Compensation and Leadership Committee; and (vi) $11,000 in company matching funds under the 401(k) Plan.
(6)	Represents perquisite costs and other income for Mr. Campbell of $47,793 including (i) $36,038 gross up payment for income tax liabilities incurred as a result of Mr. Campbell’s rollover of previously owned shares of Freescale Class A common stock at the closing of the Merger; (ii) $755 under the executive health program; and (iii) $11,000 in company matching funds under the 401(k) Plan.
(7)	Represents a cash hiring bonus paid to Mr. Chennakeshu upon joining Freescale on June 1, 2006.
(8)	Represents perquisite costs and other income for Mr. Chennakeshu of $36,866, including (i) $23,912 reimbursement of relocation expenses; (ii) $6,262 gross up payment for income tax liabilities incurred on reimbursed relocation expenses; and (iii) $6,692 in company matching funds under the 401(k) Plan.
(9)	Represents perquisite costs and other income for Mr. Grimme of $31,977, including (i) $19,997 income recognized from the sale of Freescale Class A common stock acquired by Mr. Grimme under the Freescale Semiconductor, Inc. Employee Stock Purchase Plan; (ii) $980 reimbursement for executive insurance premiums; and (iii) $11,000 in company matching funds under the 401(k) Plan.
(10)	Represents perquisite costs and other income for Mr. Perkins of $12,160, including (i) $1,160 for financial planning services; and (ii) $11,000 in company matching funds under the 401(k) Plan.
(11)	Represents perquisite costs and other income for Mr. Fink of $2,820,144, including (i) $673,534 gross up payment for tax liabilities incurred under Section 280G of the Code; and (ii) $2,146,610 severance payment. Mr. Fink’s employment terminated on September 8, 2006.

2006 Grants of Plan Based Awards Table

The following table sets forth information concerning non-equity and equity incentive plan-based compensation provided by Freescale, Holdings I and Parent in 2006 to our Named Executive Officers.

Name (a)	Grant Date (b)	Approval Date	Number of Non-Equity Incentive Plan Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)		Exercise or Base Price of Option Awards ($ /Sh) (k)	Closing Price on Grant Date ($ / Sh)		Grant Date Fair Value of Stock and Option Awards (l)
				Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
Michel Mayer	4/24/06	4/21/06	0						250,425	(1)	31.45	30.96	(2)	3,333,157	(3)
	4/24/06	4/21/06	0				82,670	(1)	—		31.45	30.96	(2)	2,599,972	(3)
	4/24/06	4/21/06	0				50,874	(1)	—		31.45	30.96	(2)	1,599,987	(3)
		2/9/06		0	1,200,000	2,400,000
	12/1/06	12/1/06					133,327.17	(4)	—		0	0		66,305,615	(7)

Alan Campbell	4/24/06	4/20/06	0						60,291	(1)	31.45	30.96	(2)	802,473	(3)
	4/24/06	4/20/06	0				28,871	(1)	—		31.45	30.96	(2)	907,993	(3)
	4/24/06	4/20/06	0				12,082	(1)	—		31.45	30.96	(2)	379,979	(3)
	4/24/06	4/20/06	0				18,044	(1)	—		31.45	30.96	(2)	567,484	(3)
		2/9/06		0	300,000	600,000
	12/1/06	12/1/06	0	0	0	0			205,714.28	(5)	3.32	6.99		1,015,200	(6)
	12/1/06	12/1/06	0	0	0	0			344,520.00	(5)	5.50	6.99		1,436,648	(6)
	12/1/06	12/1/06					38,093.48	(4)	—		0	0		18,944,463	(7)

Sandeep Chennakeshu	6/1/06	5/23/06	0				250,000	(7)	—		30.28	31.40	(2)	7,570,000	(9)
		2/9/06		0	291,667	583,333
	12/1/06	12/1/06					30,474.78	(4)	—		0	0		15,155,568	(7)

Paul Grimme	4/24/06	4/20/06	0						42,230	(1)	31.45	30.96	(2)	562,081	(3)
	4/24/06	4/20/06	0				20,222	(1)	—		31.45	30.96	(2)	635,982	(3)
	4/24/06	4/20/06	0				11,446	(1)	—		31.45	30.96	(2)	359,977	(3)
	4/24/06	4/20/06	0				12,639	(1)	—		31.45	30.96	(2)	397,497	(3)
		2/9/06		0	275,000	550,000
	12/1/06	12/1/06	0						38,285.72	(5)	3.32	6.99		188,940	(6)
	12/1/06	12/1/06	0						241,314.28	(5)	5.50	6.99		1,006,281	(6)
	12/1/06	12/1/06					22,856.09	(4)	—		0	0		11,366,677	(7)

David Perkins	4/24/06	4/20/06	0						42,762	(1)	31.45	30.96	(2)	569,162	(3)
	4/24/06	4/20/06	0				20,476	(1)	—		31.45	30.96	(2)	643,970	(3)
	4/24/06	4/20/06	0				10,810	(1)	—		31.45	30.96	(2)	339,975	(3)
	4/24/06	4/20/06	0				12,798	(1)	—		31.45	30.96	(2)	402,497	(3)
		2/9/06		0	275,000	550,000
	12/1/06	12/1/06	0						308,571.42	(5)	3.32	6.99		1,522,800	(6)
	12/1/06	12/1/06	0						244,354.28	(5)	5.50	6.99		1,018,957	(6)
	12/1/06	12/1/06					30,474.78	(4)	—		0	0		15,155,568	(7)

Franz Fink	4/24/06	4/20/06	0						37,715	(10)	31.45	30.96	(2)	501,987	(3)
	4/24/06	4/20/06	0				18,060	(10)	—		31.45	30.96	(2)	567,987	(3)
	4/24/06	4/20/06	0				10,492	(10)	—		31.45	30.96	(2)	329,973	(3)

(1)	These options and restricted stock units were granted under the terms of the 2005 Plan. On December 1, 2006, these stock options and restricted stock units became fully vested in connection with the Transactions. Under the terms of the Merger, the stock options, other than Rollover Options, were converted into the right to receive merger consideration of $40 per share minus the per share exercise price and the restricted stock units were converted into the right to receive merger consideration of $40 per share.
(2)	Under the terms of the 2005 Plan, these stock options were granted with an exercise price equal to the closing market price of Freescale Class A common stock on the trading day immediately prior to the date of grant.
(3)	Amounts reflected represent the fair value of grants made in April 2006 based on the closing price of $30.96 per share computed in accordance with SFAS 123R. For a discussion of the SFAS 123R assumptions utilized, see Note 6 in the consolidated and combined financial statements included in this prospectus.
(4)	Class B Interests awarded under the Interest Plan.
(5)	Represents Rollover Options. See the 2006 Outstanding Equity Awards at Fiscal Year-End Table for more information on the terms of Rollover Options.

(6)	Amounts reflected represent the fair value of Rollover Options granted in December of 2006 computed in accordance with SFAS 123R. For a discussion of the SFAS 123R assumptions utilized, see Note 6 in the consolidated and combined financial statements included in this prospectus.
(7)	Amounts reflected represent the fair value of Class B Interests granted in December of 2006 computed in accordance with SFAS 123R. For a discussion of the SFAS 123R assumptions utilized, see Note 6 in the consolidated and combined financial statements included in this prospectus.
(8)	These restricted stock units were granted under the terms of the 2005 Plan. On December 1, 2006, these restricted stock units became fully vested under the terms of the Merger, and were converted into the right to receive merger consideration of $40 per share.
(9)	Amounts reflected represent the fair value of grants made in June 2006, based on the closing price of $30.28 per share of Freescale Class A common stock computed in accordance with SFAS 123R. For a discussion of the SFAS 123R assumptions utilized, see Note 6 in the consolidated and combined financial statements included in this prospectus.
(10)	These options and restricted stock units were granted under the terms of the 2005 Plan. Mr. Fink’s employment terminated on September 8, 2006 and these grants were forfeited.

Stock options and restricted stock units granted to Named Executive Officers under the 2005 Plan were for shares of Freescale Class A common stock. The stock options were granted with an exercise price equal to the closing market price of Freescale Class A common stock on the day immediately prior to the date of grant and were intended to vest in four equal annual installments on each anniversary of the date of grant. Each option had a seven year term. Time based restricted stock units vested in four equal annual installments on each anniversary of the date of grant. Performance based restricted stock unit awards were intended to issue restricted stock units based on the amount of revenue Freescale recognized in 2006. Upon certifying the actual revenue for 2006, the restricted stock units were to be issued with half of the units vesting upon the first anniversary of the date of grant and the remaining shares vesting on the second anniversary of the date of grant.

Class B Interests are granted under the Interest Plan. These Class B Interests are profits interests in Parent and are subject to the terms and restrictions contained in the Investors Agreement and the Limited Partnership Agreement, including restrictions on transferability. The Class B Interests vest in four equal annual installments on each anniversary of the date of grant, subject to the continued employment or service of the grantee and subject to accelerated vesting upon certain terminations of employment or service and certain transactions.

2006 Outstanding Equity Awards at Fiscal Year-end Table

The following table sets forth information concerning outstanding stock option awards and unvested stock awards held by our Named Executive Officers as of December 31, 2006.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)
Name (a)	Exercisable (b)		Unexercisable (c)

Michel Mayer	—		—	—	—	—	133,327.17	(1)	0	(3)

Alan Campbell	205,714.28	(2)	0		3.32		—
	344,520.00	(2)	0		5.50
	—		—	—	—		38,093.48	(1)	0	(3)

Sandeep Chennakeshu	—		—	—	—	—	30,474.78	(1)	0	(3)

Paul Grimme	38,285.72	(2)	0		3.32		—
	241,314.28	(2)	0		5.50
							22,856.09	(1)	0	(3)

David Perkins	308,571.42	(2)	0		3.32	—	—
	244,354.28	(2)	0		5.50

							30,474.78	(1)	0	(3)

Franz Fink	—		—	—	—	—	—		—

(1)	Class B Interests awarded under the Interest Plan. Class B Interests vest in four equal annual installments on each anniversary of the date of grant, beginning on the first anniversary of the date of grant subject to continued employment or service of the grantee and subject to accelerated vesting upon certain terminations of employment or service and upon certain transactions.
(2)	Rollover Options granted under the 2006 Plan. The stock options granted under the 2006 Plan were granted in accordance with Section 424 of the Code.
(3)	These Class B Interests represent profits interests in Parent. The liquidation value of these interests at December 31, 2006, was zero.

2006 Option Exercises and Stock Vested Table

The following table sets forth information concerning the number of shares acquired and the value realized by our Named Executive Officers during the fiscal year ended December 31, 2006 on the settlement of restricted stock units and stock options.

Name (a)	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#) (b)		Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
Michel Mayer	750,000	(1)	20,250,000	121,154	(3)	3,634,620
	27,000	(2)	729,000	242,307	(4)	9,692,280
	254,295	(1)	5,350,367	35,602	(5)	1,100,102
	250,425	(1)	2,141,134	106,803	(4)	4,272,120
				82,670	(4)	3,306,800
				50,874	(4)	2,034,960
Totals	1,281,720		28,470,501	639,410		24,040,882

Alan Campbell	70,000	(1)	1,890,000	10,000	(6)	270,000
	29,705	(1)	791,107	20,000	(4)	800,000
	32,406	(1)	1,029,539	10,477	(4)	419,080
	48,609	(1)	1,578,509	6,250	(5)	193,125
	5,401	(1)	143,990	18,750	(4)	750,000
	44,000	(1)	925,760	20,042	(4)	801,680
				28,871	(4)	1,154,840
				12,082	(4)	483,280
				18,044	(4)	721,760
Totals	230,121		6,358,905	144,516		5,593,765

Sandeep Chennakeshu	0		0	250,000	(4)	10,000,000

Paul Grimme	55,000	(1)	1,485,000	8,000	(6)	216,000
	3,510	(1)	93,576	16,000	(4)	640,000
	21,874	(1)	710,328	10,300	(4)	412,000
	21,604	(7)	493,887	6,250	(5)	193,125
	18,903	(1)	503,427	18,750	(4)	750,000
	63,300	(1)	1,331,832	18,987	(4)	759,480
				20,222	(4)	808,880
				11,446	(4)	457,840
				12,639	(4)	505,560
Totals	184,191		4,618,050	122,594		4,742,885

Name (a)	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#) (b)		Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
David Perkins	40,200	(1)	1,085,400	8,750	(6)	236,250
	5,401	(1)	148,640	17,500	(4)	700,000
	32,406	(1)	1,052,339	10,041	(4)	401,640
	13,503	(1)	359,613	6,250	(5)	193,125
	16,000	(1)	336,640	18,750	(4)	750,000
				17,932	(4)	717,280
				20,476	(4)	819,040
				10,810	(4)	432,400
				12,798	(4)	511,920
Totals	107,510		2,982,632	123,307		4,761,655

Franz Fink	36,300	(8)	916,691	8,000	(6)	216,000
	12,422	(8)	372,948	6,250	(5)	193,125
	7,021	(8)	215,733
	1,350	(8)	33,633
	1,890	(8)	45,004
	7,021	(8)	174,720
	17,500	(8)	337,631
Totals	83,504		2,096,360	14,250		409,125

(1)	On December 1, 2006, the vesting of the stock options was accelerated under the terms of the Merger, and the stock options were converted into the right to receive merger consideration of $40 per share minus the applicable per share exercise price.
(2)	On December 1, 2006, the vesting for the stock appreciation rights were accelerated under the terms of the Merger, and the stock appreciation rights were converted into the right to receive merger consideration of $40 per share minus the applicable per share exercise price.
(3)	Shares of Freescale Class A common stock were issued upon the vesting of restricted stock units on May 17, 2006; the fair market value on the vesting date was $30 per share.
(4)	On December 1, 2006, the vesting for the restricted stock units was accelerated under the terms of the Merger Agreement, and the restricted stock units converted into the right to receive merger consideration of $40 per share.
(5)	Shares of Freescale Class A common stock were issued upon the vesting of restricted stock units on May 11, 2006; the fair market value on the vesting date was $30.90 per share.
(6)	Shares of Freescale Class A common stock were issued upon the vesting of restricted stock units on July 16, 2006; the fair market value on the vesting date was $27 per share.
(7)	Vested stock options were exercised on April 26, 2006; the fair market value on the date of exercise was $31.09 per share.
(8)	Vested stock options were exercised on October 4, 2006; the fair market value on the date of exercise was $38.25 per share.

2006 Nonqualified Deferred Compensation Table

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)		Aggregate Withdrawals / Distributions ($) (e)	Aggregate Balance at Last Fiscal Year-End ($) (f)
Michel Mayer	0	0	0		0	0
Alan Campbell	0	0	0		0	0
Sandeep Chennakeshu	0	0	0		0	0
Paul Grimme	0	0	0		0	0
David Perkins	166,000	0	39,829	(1)	0	391,752
Franz Fink	0	0	0		0	0

(1)	The Board elected to terminate the Freescale Semiconductor, Inc. Management Deferred Compensation Plan in connection with the Transactions. Mr. Perkins’ deferred aggregate balance was paid to him in calendar 2007.

2006 Director Compensation Table I (1)

The following table sets forth the compensation paid to Freescale’s Board of Directors in 2006 prior to the Merger.

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($) (c)		Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Michel Mayer(2)	0		0		0	0	0	0	0
H. Raymond Bingham	125,000	(3)	110,000	(4)	0	0	0	0	235,000
Stephen P. Kaufman	142,500	(5)	110,000	(4)	0	0	0	0	252,500
Kevin Kennedy	110,000	(6)	110,000	(4)	0	0	0	0	220,000
Antonio M. Perez	102,500	(7)	110,000	(4)	0	0	0	0	212,500
Krish A. Prabhu	109,275	(8)	110,000	(4)	0	0	0	0	219,275
B. Kenneth West	45,000	(9)	60,000	(10)	0	0	0	0	105,000

(1)

Data provided is for the members of the pre-Merger Freescale Board of Directors. These members served from January 1, 2006 through November 30, 2006. All members received an annual retainer fee of $80,000 which was paid quarterly in advance. In addition, all Board members received an annual $120,000 grant of Freescale Class A common stock which was prorated in 2006 for the period of time that each director served.

(2)	Mr. Mayer is an employee of Freescale and did not receive compensation for his services as a member of the Freescale Board of Directors.
(3)

Consists of (i) $80,000 annual retainer for service as a member of the Freescale Board of Directors; (ii) a $15,000 retainer for service as Chair of the Freescale Board of Directors’ Audit and Legal Committee; and (iii) $30,000 for service as a member of the Freescale Board of Directors Special Committee.

(4)	Pro-rated for the period from January 1, 2006 to November 30, 2006.
(5)

Consists of (i) $80,000 annual retainer for service as a member of the Freescale Board of Directors; (ii) a $25,000 retainer for service as the Lead Director of the Freescale Board of Directors; (iii) a $5,000 retainer fee for service as Chair of the Freescale Board of Directors’ Governance and Nominating Committee; and (iv) $32,500 for service as a member of the Freescale Board of Directors Special Committee.

(6)	Consists of (i) $80,000 annual retainer fee for service as a member of the Freescale Board of Directors; and (ii) $30,000 for service as a member of the Freescale Board of Directors Special Committee.
(7)	Consists of (i) $80,000 annual retainer fee for service as a member of the Freescale Board of Directors; and (ii) $22,500 for service as a member of the Freescale Board of Directors Special Committee.
(8)

Consists of (i) $80,000 annual retainer fee for service as a member of the Freescale Board of Directors; (ii) a $4,275 pro-rated retainer fee for service as Chair of the Freescale Board of Directors’ Compensation and Leadership Committee from July 28 through November 30, 2006; and (iii) $25,000 for service as a member of the Freescale Board of Directors Special Committee.

(9)

Mr. West passed away on May 14, 2006. The amount reported consists of (i) $40,000 for service as a member of the Freescale Board of Directors; and (ii) a $5,000 pro-rated retainer fee for service as Chair of the Freescale Board of Directors’ Compensation and Leadership Committee.

(10)	Pro-rated for the first and second quarters of 2006.

2006 Director Compensation

None of our current directors received any compensation in 2006 for their service on our Boards.

Termination or Change in Control

Messrs. Mayer and Chennakeshu

Under the terms of the employment agreement for each of Messrs. Mayer and Chennakeshu, in the event that the executive’s employment is terminated other than for cause, death or disability, or it is terminated by the executive for good reason, the executive will be entitled to receive, subject to his execution of a release: (i) payment of all unpaid base salary and accrued vacation through the date of termination and his cash bonus for the year preceding the date of termination (if not previously paid); (ii) a cash payment equal to a pro rata portion of his target bonus for the year in which the date of termination occurs; (iii) a cash payment equal to two times the sum of base salary and target bonus; (iv) continued medical and life insurance for two years following the date of termination; and (iv) any other amounts or benefits required to be paid or provided which he is eligible to receive, based on accrued benefits through the date of termination. With respect to Mr. Mayer only, upon such a termination of employment a pro rata portion of any outstanding and unvested equity awards made pursuant to Mr. Mayer’s employment agreement and held by Mr. Mayer as of the date of such termination and that would have vested in the fiscal year in which the date of termination occurs shall vest. Notwithstanding the foregoing, in the event that the executive’s employment is terminated other than for cause, death or disability, or it is terminated by the executive for good reason, in any case, on or before the second anniversary of the employment agreement’s effective date, the executive would be entitled to all payments and benefits then due under the Severance Plan (as described below) to the extent more favorable to the executive than the payments and benefits provided under the executive’s current employment agreement.

If at any time following a “change in control” which occurs after the second anniversary of the employment agreement’s effective date and prior to the second anniversary of such change in control, the executive’s employment is terminated other than for cause, death or disability, or it is terminated by the executive for good reason, the executive will be entitled to receive: (i) payment of all unpaid base salary and accrued vacation through the date of termination and his cash bonus for the year preceding the date of termination (if not previously paid); (ii) a cash payment equal to a pro rata portion of the executive’s target bonus for the year in which the date of termination occurs; (iii) a cash payment equal to three times the greater of the executive’s annual base salary during the three years prior to the change in control and the executive’s annual base salary on the date of termination; (iv) a cash payment equal to three times the highest annual bonus (including any portion thereof that has been deferred and annualized for any fiscal year consisting of less than 12 months or during which the executive was employed for less than 12 months) that the executive received during the five fiscal years prior to the date of termination, and (v) continued medical and life insurance for three years following the date of termination. For purposes of eligibility for retiree medical benefits pursuant to such plans, the executive will be considered to have remained employed until the earlier of three years after the date of termination or the last day any employee may become eligible for such retiree medical benefits and to have retired on the last day of such period. If the executive is terminated by us (other than for cause) within the nine-month period prior to a change in control, but subsequent to such time as negotiations or discussions which ultimately lead to a change in control have commenced, then the executive shall be entitled to receive the benefits outlined above. Notwithstanding the foregoing, if we amend our Severance Plan or adopt a change in control severance plan for senior officers generally with more generous benefits than the benefits outlined above, the executive will be entitled to those more generous benefits to the extent applicable in lieu of the benefits outlined above.

In the event of a change in control at a time when our common stock or the common stock of any of our affiliates is not readily tradeable on an established securities market or otherwise, within the meaning of Section 280G(b)(5)(A)(ii) of the Code (“Section 280G”), Mr. Mayer, Mr. Chennakeshu and we will use their best efforts to satisfy the “shareholder approval requirements” of that section in a manner designed to preserve the full economic benefit to the executive of any payments or benefits otherwise due to the executive. The employment agreement for each of Messrs. Mayer and Chennakeshu contains a Section 280G tax gross-up provision in the event of a change in control that occurs other than at a time when our common stock or the common stock of any of our affiliates is not readily tradeable on an established securities market or otherwise.

Messrs. Mayer and Chennakeshu are subject to restrictive covenants including non-solicit and non-competition provisions that remain in effect during the two-year period following termination of his employment for cause or as a result of voluntary resignation other than for good reason. Messrs. Mayer and Chennakeshu also agree to assist us in any litigation or dispute to the extent such litigation or claim relates to the executive’s employment or the period of the executive’s employment with us.

Other Named Executive Officers

Other Named Executive Officers are entitled to benefits under the Severance Plan. The Severance Plan provides for the payment of benefits in the event that: (1) an officer terminates his or her employment for “good reason” (as defined in the Severance Plan) within two years of a Change in Control (as defined in the Severance Plan), or (2) the officer’s employment is terminated for any reason other than termination for “good cause” (as defined in the Severance Plan), disability or death within two years of a Change in Control in Freescale. In addition to unpaid salary for accrued paid time off and accrued salary and annual bonus through the termination date, the amount of the benefits payable to an officer entitled thereto would be equal to the sum of: (1) a multiple of the greater of the officer’s highest annual base salary in effect during the three years immediately preceding the change in control and the annual base salary in effect on the termination date; (2) a multiple of the highest annual bonus received by the officer during the immediately preceding five fiscal years ending on or before the termination date; and (3) a pro rata target bonus for the year of termination. The multiples referred to in the preceding sentence are two or three depending upon the seniority of the officer, with the Named Executive Officers having a multiple of three. The officer would also receive continued medical and insurance benefits for three years. In the event the officer is subject to the excise tax under Section 4999 of the Internal Revenue Code, we will make a tax reimbursement payment to the executive officer to offset the impact of such excise tax. The Severance Plan’s initial term was three years, subject to automatic one-year extensions unless the Board gives prior notice that it does not wish to extend the Severance Plan. The Merger constituted a Change in Control for the purposes of the Severance Plan. Accordingly, by its terms, the Severance Plan will continue for a period of two years after December 1, 2006 for Participants in the Severance Plan on that date.

Each officer accepting stock option grants under the 2006 Plan or Class B Interests agreed no Good Reason will have occurred with respect to him or her under the Severance Plan solely (a) by reason of Freescale becoming privately held on December 1, 2006 (b) on account of a lateral change to his or her duties that does not affect his or her reporting relationships or (c) by him or her ceasing to serve as an executive of a publicly held corporation. Officers also agreed that the last sentence of Section 7.4 of the Severance Plan, overriding their non-competition obligations, would have no force and effect. Accordingly, those officers are subject to the terms of the grants under the 2006 Plan and the Interest Plan that require adherence to a non-competition covenant in the event an officer receives severance pay and to the continued applicability of certain payback provisions relating to equity based awards granted prior to the Merger.

Compensation Committee Report on Executive Compensation

The Compensation and Leadership Committee of the Board (the “Committee”) is primarily responsible for reviewing, approving and overseeing Freescale’s compensation plans and practices, and works with management to establish Freescale’s executive compensation philosophy and programs. The members of the Committee at the end of the 2006 fiscal year were Peter Smitham, Chairman, John W. Marren, Paul C. Schorr IV and Claudius E. Watts IV. The Committee has reviewed and discussed the CD&A with management and has recommended that the CD&A be included in this prospectus.

Respectfully,

Members of the Compensation and Leadership Committee

Peter Smitham, Chairman

John W. Marren

Paul C. Schorr IV

Claudius E. Watts IV

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Holdings I owns all of the outstanding common shares of Holdings II, which owns all of the outstanding common shares of Holdings III, which owns all of the outstanding common shares of Holdings IV, which owns all of the outstanding common stock of Holdings V, which owns, directly and as trustee, all of the outstanding common stock of FSL. The following table presents information regarding beneficial ownership of the common shares of Holdings I as of June 5, 2007 by each person who is known by us to beneficially own more than 5% of the common shares of Holdings I, by each of our directors, by each of the Named Executive Officers, and by all of our directors and executive officers as a group. The following table also presents the equity securities of Freescale Holdings L.P., parent of Holdings I (“Parent”), held by our directors, each of the Named Executive Officers and by all of our directors and executive officers as a group. Security numbers have been rounded down to the nearest whole security.

Beneficial ownership is determined in accordance with the rules of the SEC. Each person named in the table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Information with respect to each fund described in the table is based on information provided to us by such funds. Unless otherwise indicated, the address of each person named in the table is c/o Freescale Semiconductor, Inc., 6501 William Cannon Drive West, Austin, Texas 78735.

	Freescale Semiconductor Holdings I, Ltd.		Freescale Holdings L.P.
Name of Beneficial Owner	Common Shares	% of Common Shares Outstanding	Class A Limited Partnership Interest(1)	% of Class A Limited Partnership Interest (%)	Class B Limited Partnership Interest(1)	% of Class B Limited Partnership Interest(%)
Freescale Holdings L.P.(1)	1,061,264,846	100%	—	—	—	—
Michel Mayer	—	—	5,000	*	133,327	38.72%
Alan Campbell(2)(3)	550,234	*	741	*	38,093	11.06%
Daniel F. Akerson(4)	—	—	1,125,000	15.90%	—	—
Gene J. Frantz(5)	—	—	—	—	—	—
John C. Hodge(6)	—	—	—	—	—	—
Thomas H. Lister(7)	—	—	1,363,750	19.28%	—	—
John W. Marren(5)	—	—	—	—	—	—
Paul C. Schorr, IV(6)	—	—	3,395,055	47.99%	—	—
Peter Smitham(7)	—	—	1,363,750	19.28%	—	—
Claudius E. Watts IV(4)	—	—	1,125,000	15.90%	—	—
Sandeep Chennakeshu(3)	—	—	500	*	30,474	8.85%
Paul Grimme(2)(3)	279,600	*	—	—	22,856	6.64%
David Perkins(2)(3)	552,924	*	—	—	30,474	8.85%
Franz Fink	—	—	—	—	—	—
Directors and Executive Officers as a group(2)(8)	2,217,644	*	5,890,232	83.26%	323,817	94.03%

*	Represents less than 1%.

(1)	Includes 49,198,464 common shares subject to the Warrant Agreement, dated December 1, 2006, between Parent and Holdings I. Freescale Holdings G.P., Ltd. ("Freescale GP") is the general partner of Parent and as such exercises voting and dispositive power with respect to such shares. Freescale GP is owned equally by the Blackstone Funds, the Carlyle Funds, the Permira Funds and the TPG Funds (collectively, the "Funds"), as described below, and each fund appoints two directors to the board of directors of Freescale GP. Such directors, by majority vote, appoint an additional director, which is currently Mr. Mayer. Holders of limited partnership interests in Parent have limited voting rights and no voting or dispositive power over the shares of Holdings I held by Parent.

The Blackstone Funds’ ownership of Freescale GP includes (i) 88 shares held by Blackstone Capital Partners (Cayman) V L.P. (“BCP V”), whose general partner is Blackstone Management Associates (Cayman) V L.P. (“BMA V”); (ii) 82 shares held by Blackstone Capital Partners (Cayman) V-A L.P. (“BCP V-A”), whose general partner is BMA V; (iii) 70 shares held by BCP (Cayman) V-S L.P. (“BCP V-S”), whose general partner is BMA V; (iv) 8 shares held by Blackstone Family Investment Partnership (Cayman) V L.P. (“BFIP V”), whose general partner is BMA V; (v) 1 share held by Blackstone Family Investment Partnership (Cayman) V-A L.P. (“BFIP V-A”), whose general partner is BMA V; and (vi) 1 share held by Blackstone Participation Partnership (Cayman) V L.P. (“BPP V” and together with BCP V, BCP V-A, BCP V-S, BFIP V and BFIP V-A, the “Blackstone Funds”), whose general partner is BMA V. Peter G. Peterson and Stephen A. Schwarzman are founding members of BMA V and as such may be deemed to share beneficial ownership of the shares held or controlled by the Blackstone Funds. Each of BMA V, Mr. Peterson and Mr. Schwarzman disclaims beneficial ownership of such shares, except to the extent of such person’s pecuniary interest therein. The address of each of the entities listed in this note is c/o The Blackstone Group, L.P., 345 Park Avenue, New York, New York 10154.

The Carlyle Funds’ ownership of Freescale GP includes (i) 167 shares held by CP IV, whose general partner is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman, L.P.; (ii) 33 shares held by CEP II P, wholly owned by Carlyle Europe Partners II, L.P., whose general partner is CEP II GP, L.P., whose general partner is CEP II Limited, which is wholly owned by TC Group Cayman, L.P.; (iii) 27 shares held by CAP II, whose general partner is CAP II General Partner, L.P., whose general partner is CAP II, Ltd., which is wholly owned by TC Group Cayman, L.P.; (iv) 14 shares held by CJP, whose general partner is CJP General Partner, L.P., whose general partner is Carlyle Japan Ltd., which is wholly owned by TC Group Cayman, L.P.; (v) 7 shares held by CPIV, whose general partner is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman, L.P.; (vi) 1 share held by CAP II Co-Investment, whose general partner is CAP II General Partner, L.P., whose general partner is CAP II, Ltd., which is wholly owned by TC Group Cayman, L.P.; and (vii) 1 share held by CJP Co-Investment, whose general partner is CJP General Partner, L.P., whose general partner is Carlyle Japan Ltd., which is wholly owned by TC Group Cayman, L.P. The general partner of TC Group Cayman, L.P. is TCG Holdings Cayman, L.P. The general partner of TCG Holdings Cayman, L.P. is Carlyle Offshore Partners II Limited, a Cayman Islands exempted limited liability company. Carlyle Offshore Partners II Limited has ultimate investment and voting power over the shares held by the Carlyle Entities. The address of each of the entities and persons identified in this note is c/o The Carlyle Group, L.P., 520 Madison Avenue, New York, New York 10022. See note (4) below for definitions.

The Permira Funds’ ownership of Freescale GP includes (i) 196 shares held by Permira IV L.P. 2 (“P IV 2”), whose manager is Permira IV Managers L.P.; (ii) 49 shares held by P4 Sub L.P. 1 (“P4 1”), whose manager is Permira IV Managers L.P.; (iii) 4 shares held by Permira Investments Limited (“PIL”); and (iv) 1 share held by P4 Co-Investment L.P. (“P4 Co-Investment” and, together with P4 1, P IV 2 and PIL, the “Permira Funds” ), whose general partner is Permira IV G.P. L.P. P4 1 and P IV 2 are together known as “Permira IV.” Permira IV Managers L.P. may be deemed to have investment powers and beneficial ownership with respect to the shares owned by the Permira Funds by virtue of being manager of Permira IV and by virtue of co-investment arrangements between the entities comprising the Permira Funds, but disclaims beneficial ownership of such shares except to the extent of its respective pecuniary interest therein. The address of each of the entities and persons identified in this note is c/o Permira IV Managers L.P., Trafalgar Court, Les Banques, Guernsey, Channel Islands GY1 3QL.

The TPG Funds’ ownership of Freescale GP includes (i) 75 shares held by TPG Partners IV-AIV, L.P. (“TPG IV”), whose general partner is TPG Gen Par IV-AIV, L.P., and (ii) 175 shares held by TPG Partners V-AIV, L.P. (“TPG V” and, together with TPG IV, the “TPG Funds”), whose general partner is TPG Gen Par V-AIV, L.P. David Bonderman and James G. Coulter, as directors, officers and sole shareholders of the ultimate general partner of each of TPG Gen Par IV-AIV, L.P. and TPG Gen Par V-AIV, L.P. may be deemed to have beneficial ownership with respect to the shares owned by the TPG Funds, but disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interest therein. The address of each of the entities and persons identified in this note is c/o TPG, 301 Commerce Street, Fort Worth, Texas 76102.

(2)	Common shares listed represent shares issuable upon exercise of options outstanding and currently exercisable.

(3)	In the event holders of limited partnership interests in Parent become entitled to vote on any matter, the holder has agreed to vote all of its interests in Parent as directed by Freescale GP.

(4)	Mr. Akerson and Mr. Watts were appointed to the board of directors of Freescale GP by the Carlyle Funds. See note (1) above. Mr. Akerson and Mr. Watts are each Managing Directors at The Carlyle Group. Class A limited partnership interests represent amounts held by the various Carlyle Funds as set forth below. Mr. Akerson and Mr. Watts each disclaim beneficial ownership of any shares or interests owned directly or indirectly by such Carlyle funds, except to the extent of his pecuniary interest therein. Amounts include the following: (i) 754,527.16 Class A limited partnership interests held by Carlyle Partners IV Cayman, L.P. (“CP IV”), whose general partner is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman, L.P.; (ii) 30,472.84 Class A limited partnership interests held by CPIV Coinvestment Cayman, L.P (“CPIV”), whose general partner is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman, L.P.; (iii) 150,000.00 Class A limited partnership interests held by CEP II Participations Sarl SICAR (“CEP II P”), wholly owned by Carlyle Europe Partners II, L.P., whose general partner is CEP II GP, L.P., whose general partner is CEP II Limited, which is wholly owned by TC Group Cayman, L.P.; (iv) 121,585.87 Class A limited partnership interests held by Carlyle Asia Partners II, L.P (“CAP II”), whose general partner is CAP II General Partner, L.P., whose general partner is CAP II, Ltd., which is wholly owned by TC Group Cayman, L.P.; (v) 3,414.13 Class A limited partnership interests held by CAP II Co-Investment, L.P. (“CAP II Co-Investment”), whose general partner is CAP II General Partner, L.P., whose general partner is CAP II, Ltd., which is wholly owned by TC Group Cayman, L.P.; (vi) 61,494 Class A limited partnership interests held by Carlyle Japan Partners, L.P. (“CJP”), whose general partner is CJP General Partner, L.P., whose general partner is Carlyle Japan Ltd., which is wholly owned by TC Group Cayman, L.P.; and (vii) 3,506 Class A limited partnership interests held by CJP Co-Investment, LP (“CJP Co-Investment” and together with CP IV, CPIV, CAP II, CAP II Co-Investment and CJP, the “Carlyle Funds”), whose general partner is CJP General Partner, L.P., whose general partner is Carlyle Japan Ltd., which is wholly owned by TC Group Cayman, L.P. The general partner of TC Group Cayman, L.P. is TCG Holdings Cayman, L.P. The general partner of TCG Holdings Cayman, L.P. is Carlyle Offshore Partners II Limited, a Cayman Islands exempted limited liability company. Carlyle Offshore Partners II Limited has ultimate investment and voting power over the interests held by the Carlyle Entities. The address of each of the entities and persons identified in this note is c/o The Carlyle Group, L.P., 520 Madison Avenue, New York, New York 10022. See also note (1) above.

(5)	Mr. Frantz and Mr. Marren were appointed to the board of directors of Freescale GP by the TPG Funds. See note (1) above. Mr. Frantz and Mr. Marren are each Partners of TPG. Neither Mr. Frantz nor Mr. Marren may be deemed to have beneficial ownership with respect to the interests owned by the TPG Funds. The TPG Funds own the following: (i) 300,000 Class A limited partnership interests held by TPG IV, whose general partner is TPG GenPar IV-AIV, L.P., and (ii) 700,000 Class A limited partnership interests held by TPG V, whose general partner is TPG GenPar V-AIV, L.P. David Bonderman and James G. Coulter, as directors, officers and sole shareholders of the ultimate general partner of each of TPG GenPar IV-AIV, L.P. and TPG GenPar V-AIV, L.P. may be deemed to have investment powers and beneficial ownership with respect to the interests owned by the TPG Funds, but disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interest therein. The address of each of the entities and persons identified in this note is c/o TPG Capital, 301 Commerce Street, Fort Worth, Texas 76102. See also note (1) above.

(6)

Mr. Hodge and Mr. Schorr were appointed to the board of directors of Freescale GP by the Blackstone Funds. See note (1) above. Mr. Schorr is a Senior Managing Director of The Blackstone Group. Class A limited partnership interests represent amounts held by the Blackstone Class A Funds (defined below) as set forth below. Mr. Schorr disclaims beneficial ownership of any shares or interests owned directly or indirectly by the Blackstone Class A Funds, except to the extent of his pecuniary interest therein. Amounts include the following: (i) 424,089.17 Class A limited partnership interests held by BCP V, whose general partner is BMA V; (ii) 392,632.86 Class A limited partnership interests held by BCP V-A, whose general partner is BMA V; (iii) 336,297.30 Class A limited partnership interests held by BCP V-S, whose general partner is BMA V; (iv) 37,948.15 Class A limited partnership interests held by BFIP V, whose general partner is BMA V; (v) 5,737.87 Class A limited partnership interests held by BFIP V-A, whose general partner is BMA V; (vi) 3,294.65 Class A limited partnership interests held by BPP V, whose general partner is BMA V; (vii) 897,555.52 Class A limited partnership interests held by BCP V Co-Investors (Cayman) L.P. ("BCP V Co-Investors"), whose general partner is BMA V; (viii) 750,000 Class A limited partnership interests held by Blackstone Firestone Principal Transaction Partners (Cayman) L.P. (“BFPTP”), whose general partner is BMA V; and (ix) 637,500 Class A limited partnership interests held by Blackstone Firestone Transaction Participation Partners (Cayman) L.P. (“BFTPP” and together with BCP V, BCP V-A, BCP V-S, BFIP V, BFIP V-A, BPP V, BCP V Co-Investors and BFPTP, the “Blackstone Class A Funds”), whose general partner is BMA V. Peter G. Peterson and Stephen A. Schwarzman are founding members of BMA V and as such may be deemed to share beneficial ownership of the interests held or controlled by the Blackstone Class A Funds. Each of BMA V, Mr. Peterson and Mr. Schwarzman disclaims beneficial ownership of such interests, except to the extent of such person’s pecuniary interest therein. The address of each of the entities listed in this note is c/o The Blackstone Group, L.P., 345 Park Avenue, New York, New York 10154. See also note (1) above.

(7)

Mr. Lister and Mr. Smitham were appointed to the board of directors of Freescale GP by the Permira Funds. See note (1) above. Mr. Lister is a Managing Partner at Permira Advisers, LLC. Mr. Smitham is a Partner at Permira Advisers, LLP. Class A limited partnership interests represent amounts held by the various Permira Class A Funds and Co-Investors (defined below) as set forth below. Mr. Lister and Mr. Smitham each disclaim beneficial ownership of any shares or interests owned directly or indirectly by the Permira Class A Funds and Co-Investors, except to the extent of his pecuniary interest therein. Amounts include the following: (i) 218,670.31 Class A limited partnership interests held by P4 1, whose manager is Permira IV Managers L.P.; (ii) 883,488.97 Class A limited partnership interests held by P IV 2, whose manager is Permira IV Managers L.P.; (iii) 17,790.31 Class A limited partnership interests held by PIL; (iv) 5,050.41 Class A limited partnership interests held by P4 Co-Investment, whose general partner is Permira IV G.P. L.P.; (v) 4,500 Class A limited partnership interests held by Wilshire Private Markets Short Duration Fund I, L.P. (“SDF I”), whose general partner is WPMG SDF I, LLC; (vi) 4,500 Class A limited partnership interests held by Wilshire U.S. Private Markets Fund VII, L.P. (“PMF VII”), whose general partner is Wilshire U.S. Private Markets VII, LLC; (vii) 75,000 Class A limited partnership interests held by Uberior Co-Investments Limited (“Uberior”); (viii) 50,000 Class A limited partnership interests held by Partners Group Access III, L.P. (“PGA III”), whose general partner is Partners Group Management III Limited; (ix) 15,000 Class A limited partnership interests held by A.S.F. Co-Investment Partners III, L.P. (“ASF III”), whose general partner is PAF 6/05, LLC; (x) 13,062.45 Class A limited partnership interests held by European Strategic Partners (“ESP”), whose manager is Standard Life Investments (Private Equity) Limited; (xi) 1,536.05 Class A limited partnership interests held by European Strategic Partners Scottish B (“ESPSB”), whose manager is Standard Life Investments (Private Equity) Limited; (xii) 1,330.56 Class A limited partnership interests held by European Strategic Partners Scottish C (“ESPSC”), whose manager is Standard Life Investments (Private Equity) Limited; (xiii) 3,117.73 Class A limited partnership interests held by European Strategic Partners 1-LP (“ESP 1”), whose manager is Standard Life Investments (Private Equity) Limited; (xiv) 53.21 Class A limited partnership interests held by ESP Co-Investment Limited Partnership (“ESP Co-Investment”), whose manager is Standard Life Investments (Private Equity) Limited; (xv) 18,400 Class A limited partnership interests held by ESP II Conduit LP (“ESP II”), whose manager is Standard Life Investments (Private Equity) Limited; (xvi) 17,200 Class A limited partnership interests held by ESP 2004 Conduit LP (“ESP 2004”), whose manager is Standard Life Investments (Private Equity) Limited; (xvii) 10,800 Class A limited partnership interests held by ESP 2006 Conduit LP (“ESP 2006”), whose manager is Standard Life Investments (Private Equity) Limited; (xviii) 5,100 Class A limited partnership interests held by ESP Tidal Reach LP (“ESPTR”), whose manager is Standard Life Investments (Private Equity) Limited; (xix) 11,400 Class A limited partnership interests held by Edcastle Limited

Partnership (“ELP”), whose manager is Standard Life Investments (Private Equity) Limited; (xx) 6,250 Class A limited partnership interests held by North American Strategic Partners, LP (“NASP”), whose manager is Standard Life Investments (Private Equity) Limited; and (xxi) 1,500 Class A limited partnership interests held by Rose Nominees Limited a/c 21425 (“RNL” and together with P4 1, P IV 2, PIL, P4 Co-Investment, SDF I, PMF VII, Uberior, PGA III, ASF III, ESP, ESPSB, ESPSC, ESP 1, ESP Co-Investment, ESP II, ESP 2004, ESP 2006, ESPTR, ELP and NASP, the “Permira Class A Funds and Co-Investors”). P4 1 and P IV 2 are together known as Permira IV. Permira IV Managers L.P. may be deemed to have investment power and beneficial ownership with respect to the Class A interests owned by the Permira Class A Funds and Co-Investors by virtue of being manager of Permira IV and by virtue of co-investment arrangements and proxies between the entities comprising the Permira Class A Funds and Co-Investors, but disclaims beneficial ownership of such interests except to the extent of its respective pecuniary interest therein. The address of each of the entities and persons identified in this note is c/o Permira IV Managers L.P., Trafalgar Court, Les Banques, Guernsey, Channel Islands GY1 3QL. See also note (1) above.

(8)	See notes (1) through (7) above.

THE TRANSACTIONS

On September 15, 2006, Freescale, Freescale Holdings LLC, a Delaware limited liability company that transferred and assigned all of its assets, liabilities, rights and obligations to Parent, and FAC, an indirect wholly owned subsidiary of Parent, entered into a merger agreement pursuant to which Parent acquired Freescale through the merger (the “Merger”) of FAC with and into Freescale. Under the terms of the merger agreement, the aggregate purchase price for Freescale was approximately $17,575 million. After the Merger, the separate corporate existence of FAC ceased, and Freescale became the surviving corporation and a direct subsidiary of Holdings V. Under the terms of the merger agreement, each outstanding share of Class A and Class B common stock of Freescale was converted into the right to receive $40.00 in cash. The Merger closed on December 1, 2006.

Upon completion of the Merger, Freescale became a subsidiary of Holdings V, which is a wholly owned subsidiary of Holdings IV, which is a wholly owned subsidiary of Holdings III, which is a wholly owned subsidiary of Holdings II, which is a wholly owned subsidiary of Holdings I, which is a wholly owned subsidiary of Parent, the entity through which the Consortium invested in Freescale. Please refer to “Summary—Organizational Structure” for a description of our organizational structure.

In connection with the Merger, the Consortium and management invested approximately $7.1 billion in equity in Parent, which was used to consummate the Merger. Included in this amount is a portion of our management’s outstanding equity awards in Freescale that were converted into equity awards of Holdings I, immediately after completion of the Merger. All other outstanding options or other equity awards to purchase Freescale common stock (other than shares of common stock held in treasury or owned by Parent or FAC, including any shares of common stock acquired by Parent immediately prior to the effective time of the Merger), including stock appreciation rights and restricted stock units were converted in the Merger into cash in an amount equal to their “in the money” value, subject to certain exceptions. Management of Freescale became management of the surviving corporation. Mr. Mayer, our Chief Executive Officer, and Dr. Chennakeshu, our Senior Vice President and General Manager, Wireless & Mobile Solutions Group, entered into new employment contracts with us.

In addition, we entered into new senior secured credit facilities, comprised of a $3,500 million term loan facility and a $750 million revolving credit facility with Citibank, N.A., as administrative agent, swing line lender and letter of credit issuer, Credit Suisse Securities (USA) LLC, as syndication agent, JPMorgan Chase Bank, N.A., as documentation agent, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as joint lead arrangers, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Lehman Brothers Inc. and UBS Securities LLC, as joint bookrunners, and the lenders from time to time party thereto. We borrowed the full amount of the term loan thereunder in connection with the Merger, but the revolving credit facility was undrawn at closing. We have the option to increase the amount available under the new term loan and revolving credit facilities by up to an aggregate of $1,000 million on an uncommitted basis. The term loan facility will mature on December 1, 2013 and the revolving credit facility will mature on December 1, 2012. The new senior secured credit facilities are guaranteed by the parent guarantors and secured by substantially all of our assets and those of the parent guarantors, subject to certain exceptions. The new senior secured credit facilities contain customary representations, warranties, covenants and other agreements. Please refer to “Description of Other Indebtedness” for a more complete description of the new senior secured credit facilities. In addition, in connection with the Merger, Freescale separately purchased substantially all of its $850 million aggregate principal amount of existing outstanding senior notes pursuant to a tender offer and related consent solicitation.

The equity contributions, borrowings under the term loan facility, cash on hand at Freescale and the net proceeds from the offering of the Restricted Notes were used to pay the Merger consideration, consummate the tender offer, and pay related fees and expenses. In this prospectus, we refer to the Merger and these related transactions as the “Transactions.”

Upon consummation of the Transactions, we entered into agreements with the Sponsors and those persons and entities that are investors in Holdings, and we entered into management agreements with affiliates of or advisors to certain members of the Consortium pursuant to which such entities, their affiliates or Advisors (as defined below), will provide management and advisory services to us until the tenth anniversary of the consummation of the Merger. Please refer to “Certain Relationships and Related Party Transactions” for more information regarding these agreements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Arrangements with our Investors

Simultaneously with the consummation of the Transactions, we entered into agreements with the Sponsors and those persons and entities that are investors in our indirect parent companies.

Shareholders’ Agreement

The Sponsors entered into a shareholders’ agreement with respect to their interests in Freescale Holdings GP, Ltd. (the “General Partner”), the general partner of Parent. Among other things, this agreement establishes the composition of the board of the General Partner, provides for restrictions on the transfer of shares of the General Partner and for approval rights with respect to actions by the General Partner or Parent and its subsidiaries. The shareholders’ agreement provides that certain actions by the General Partner, Parent or any of their subsidiaries, for example, amendments to the organizational documents, amendments or waivers of any debt documents, equity issuances and the registration of equity securities in connection with an initial public offering, and acquisitions or sales of assets, require the approval of a majority of the directors appointed by the Sponsors. The shareholders’ agreement also provides for customary indemnification of all directors, shareholders and their affiliates.

Investors Agreement

The Consortium entered into an investors agreement that provides that no holder of any equity interests in Parent or Holdings I may transfer their equity interests except to permitted transferees and except in compliance with certain restrictions on transfer. The investors agreement provides certain investors with the right to “tag-along” and sell a pro rata portion of their equity interests if other investors propose to sell all or a portion of their equity interests. Additionally, investors holding a majority of the class A limited partnership interests in Holdings have the right to cause a sale of Parent or Holdings I and to require the other equityholders to participate in such a sale. Pursuant to the investors agreement, any equity or Parent and Holdings I held by employees of the company is subject to put and call rights under specified circumstances. If Parent or its subsidiaries propose to issue new equity securities, equityholders of Parent and Holdings I will have the right to purchase their pro rata share of such new securities.

Registration Rights Agreement

The equityholders of Parent also entered into a registration rights agreement providing for certain customary demand and piggyback registration rights (including customary indemnification) and Rule 144 sale provisions applicable to specified parties. Parent would be responsible for paying the expenses of such registrations.

Transaction Fee Agreements

On December 1, 2006, simultaneously with the completion of the Transactions, we entered into transaction fee agreements with affiliates or advisors of certain members of the Consortium, including affiliates or advisors of the Sponsors, pursuant to which we paid affiliates of the Sponsors $185 million in fees and expenses for financial and structural advice and analysis as well as assistance with due diligence investigations and debt financing negotiations.

Management Fee Agreements

On December 2, 2006, following completion of the Transactions, we entered into management agreements with affiliates or advisors of certain members of the Consortium, including affiliates or advisors of the Sponsors, pursuant to which such entities or their affiliates, officers, employees and/or representatives and/or co-investors, (the “Advisors”), provide management and advisory services to us. Pursuant to such agreements, the Advisors receive an aggregate annual management fee equal to 1.5% of our annual Adjusted EBITDA, paid quarterly in advance, and reimbursement for out-of-pocket expenses incurred by the Advisors pursuant to the agreements. For the period from December 1, 2006 to January 1, 2007, we paid an aggregate of $2 million for management services pursuant to these management agreements and on January 29, 2007 we paid an aggregate of $7 million for management services for the first quarter of 2007. The management agreements have a 10-year term, but may be terminated by us at such time as the Advisors are no longer obligated to provide services pursuant to the terms of the management agreement. If the management agreements are terminated prior to their scheduled expiration, the Advisors will receive a payment from us in an amount to be determined at such time by mutual agreement of the parties. The management agreements include customary exculpation and indemnification provisions in favor of the Advisors.

Other Arrangements

Freescale has contracted with a third party service provider to provide relocation benefits for employees, including executive officers, which may constitute related party transactions. These relocation benefits include home marketing assistance to help sell an employee’s home, a guaranteed buyout in the event the home does not sell within 90 days of marketing, home purchase assistance, reimbursement of certain out-of-pocket expenses related to relocating, cash advances on the equity of the home, shipment of household goods, temporary living and an allowance for relocation costs. These relocation benefits are available to all eligible employees, except that advances on the equity of a home may not be made to executive officers, and if an employee who has received an equity advance becomes an executive officer, the advance must be immediately repaid.

Statement of Policy Regarding Transactions with Related Persons

The Board of Directors has adopted a policy to review and approve any related party transaction in excess of $5 million.

DESCRIPTION OF OTHER INDEBTEDNESS

New Senior Secured Credit Facilities

Overview

In connection with the Transaction, we, together with Holdings V, Holdings IV and Holdings III, entered into a new senior secured credit agreement with Citibank, N.A. (“Citi”), as administrative agent, collateral agent, swing line lender and letter of credit issuer, Credit Suisse Securities (USA) LLC, as syndication agent, JPMorgan Chase Bank, N.A., as documentation agent, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as joint lead arrangers, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Lehman Brothers Inc. and UBS Securities LLC, as joint bookrunners, and the lenders from time to time party thereto.

The new senior secured credit facilities provide senior secured financing of $4,250 million, consisting of:

•	a $3,500 million term loan facility; and

•	a $750 million revolving credit facility (which will include U.S. dollar-denominated and euro and sterling denominated subfacilities).

Freescale is the borrower under the new senior secured credit facilities. The revolving credit facility includes borrowing capacity available for letters of credit and for short-term borrowings referred to as the swing line borrowings. In addition, we have the option to increase the amount available under the term loan and revolving credit facilities by an aggregate of $1,000 million on an uncommitted basis (subject to reduction by the amount of any second lien financing we complete).

Interest Rate and Fees

Borrowings under the term loan facility and the revolving credit facility bear interest, at our option, at a rate equal to a margin over either (a) a base rate determined by reference to the higher of (1) the prime rate of Citi and (2) the federal funds rate plus  1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin for borrowings under both the revolving facility and the term loan facility may be reduced subject to our attaining certain leverage ratios. On February 14, 2007, we entered into an amendment to our new senior secured credit agreement pursuant to which we reduced the applicable margin for borrowings under our term loan facility to 1.75% from 2.00%. See Note 4 in our consolidated financial statements and related notes for further discussion.

In addition to paying interest on outstanding principal under the new senior secured credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum. The commitment fee rate may be reduced subject to our attaining certain leverage ratios. We are also required to pay customary letter of credit fees.

Prepayments

The senior secured credit agreement requires us to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage is subject to an incremental, full step-down based on our attaining certain leverage ratios) of our annual excess cash flow;

•

100% of the net cash proceeds of all nonordinary course asset sales or other dispositions of property by Holdings III and its restricted subsidiaries (including insurance and condemnation proceeds, subject to de minimis thresholds), (a) if we do not reinvest those net cash proceeds in assets to be used in our business or to make certain other permitted investments, within 10 business days of the receipt of such net cash proceeds or (b) if we commit to reinvest such net cash proceeds within 15 months of the receipt thereof, within 15 months of the receipt thereof or 180 days of the date of such commitment; and

•	100% of the net proceeds of any issuance or incurrence of debt by Holdings III or any of its restricted subsidiaries, other than debt permitted under the senior secured credit agreement.

The foregoing mandatory prepayments will be applied to scheduled installments of the term loan facility in direct order of maturity.

In the event we prepay the term loan facility prior to February 14, 2008, we may be subject to a prepayment penalty. We may voluntarily prepay borrowings under the revolving credit facility at any time and under the term loan facility at any time after February 14, 2008 without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Amortization

We are required to repay installments on the loans under the term loan facility in quarterly installments in aggregate annual amounts equal to 1.00% of their funded total principal amount for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the new senior secured credit facilities.

Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity, six years from the date of the closing of the new senior secured credit facilities.

Guarantee and Security

All obligations under the senior secured credit agreement are unconditionally guaranteed by each of the parent guarantors and, subject to certain exceptions, each of our material future domestic wholly owned restricted subsidiaries.

All obligations under the new senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all the following assets of the borrower and each guarantor, subject to certain exceptions:

•

a pledge of 100% of the capital stock of Holdings V, a pledge of 100% of the capital stock of the borrower, 100% of the capital stock of each guarantor and 65% of the voting stock (and 100% of the non-voting stock) of each of our material wholly-owned foreign subsidiaries, in each case that are directly owned by the borrower or one of the guarantors; and

•	a security interest in, and mortgages on, substantially all tangible and intangible assets of the borrower and each guarantor (other than, at our election, a foreign subsidiary guarantor).

In addition, in the event that we (i) transfer foreign subsidiaries to, or form new foreign subsidiaries under, Holdings III or another foreign entity (but not any entity directly or indirectly owned by a U.S. entity) or (ii) transfer assets to such foreign subsidiaries, we will be required to pledge 100% of the voting stock of those wholly owned foreign subsidiaries so transferred or formed, and such foreign subsidiaries would be required to guarantee our obligations under the senior secured credit agreement.

Certain Covenants and Events of Default

The senior secured credit agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of Holdings III and its restricted subsidiaries, including the borrower, to:

•	incur additional indebtedness or issue preferred stock;

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans or advances;

•	repay subordinated indebtedness (including the senior subordinated notes);

•	make certain acquisitions;

•	engage in certain transactions with affiliates;

•	amend material agreements governing our subordinated indebtedness (including the senior subordinated notes);

•	change our lines of business; and

•	change the status of Holdings III, Holdings IV or Parent as a passive holding company.

The senior secured credit agreement also contains certain customary affirmative covenants and events of default. The senior secured credit agreement is not subject to a maintenance covenant, but the availability of certain baskets and other actions are subject to compliance with a senior secured first lien incurrence test.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

When we sold the Restricted Notes on December 1, 2006, we and the guarantors of the Restricted Notes entered into a registration rights agreement with the initial purchasers of the Restricted Notes. Under the terms of the registration rights agreement, we and the guarantors agreed to use commercially reasonable efforts to:

•	file with the SEC and cause to become effective a registration statement relating to an offer to exchange the Restricted Notes for the Exchange Notes;

•	keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date of notice thereof is mailed to the holders of the Restricted Notes; and

•	complete the exchange offer within 360 days of the issue date of the Restricted Notes.

We and the guarantors also agreed to use commercially reasonable efforts to cause the registration statement to become effective with the SEC and to initiate this exchange offer as promptly as practicable after the registration statement is declared effective. The registration rights agreement provides that we will be required to pay additional cash interest (“additional interest”) to the holders of the Restricted Notes if we do not complete the exchange offer within 360 days of the date that we sold the Restricted Notes (December 1, 2006) or if after a shelf registration statement with respect to the Restricted Notes is declared (or becomes automatically) effective such registration statement thereafter ceases to be effective. Under some circumstances set forth in the registration rights agreement, holders of Restricted Notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell Exchange Notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the Restricted Notes by these holders.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where the Restricted Notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

The exchange offer is not being made to holders of Restricted Notes in any jurisdiction in which the exchange would not comply with the securities or blue sky laws of such jurisdiction. The summary herein of certain provisions of the registration rights agreement does not purport to be complete, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer; Extensions and Amendments

Subject to the terms and the satisfaction or waiver of the conditions detailed in this prospectus, we will accept for exchange Restricted Notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 5:00 p.m., New York City time, on August 6, 2007. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term “expiration date” means the latest time and date to which the exchange offer is extended.

The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Restricted Notes except the Exchange Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the applicable registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The Exchange

Notes will evidence the same debt as the Restricted Notes. The Senior Floating Rate Exchange Notes, the Senior PIK-Election Exchange Notes, the Senior Fixed Rate Exchange Notes and the Senior Subordinated Exchange Notes will be issued under and entitled to the benefits of the same indentures that authorized the issuance of the respective Restricted Notes. For a description of the indentures, see “Description of the Senior Exchange Notes” and “Description of the Senior Subordinated Exchange Notes.”

As of the date of this prospectus, (i) $500 million aggregate principal amount of Senior Floating Rate Notes due 2014 are outstanding, (ii) $1,500 million aggregate principal amount of 9 1/8%/9 7/8% Senior PIK-Election Notes due 2014 are outstanding, (iii) $2,350 million aggregate principal amount of 8 7/8% Senior Fixed Rate Notes are outstanding and (iv) $1,600 million aggregate principal amount of 10 1/8% Senior Subordinated Notes due 2014 are outstanding. This prospectus is first being sent on or about the date hereof, to all holders of Restricted Notes known to us. There is no fixed record date for determining registered holders of outstanding Restricted Notes entitled to participate in the exchange offer.

We expressly reserve the right, at any time prior to the expiration of the exchange offer, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any Restricted Notes, by giving oral or written notice of such extension to holders thereof as described below. During any such extension, all Restricted Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Restricted Notes not accepted for exchange for any reason will be returned without expense to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Restricted Notes tendered in the exchange offer must be in denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Restricted Notes, upon the occurrence of any of the conditions of the exchange offer specified under “—Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non acceptance or termination to the holders of the Restricted Notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Restricted Notes

You may only tender your Restricted Notes by book-entry transfer of the Restricted Notes into the exchange agent’s account at DTC. The tender to us of Restricted Notes by you, as set forth below, and our acceptance of the Restricted Notes will constitute a binding agreement between us and you, upon the terms and subject to the conditions set forth in this prospectus. Except as set forth below, to tender Restricted Notes for exchange pursuant to the exchange offer, you must transmit an agent’s message to The Bank of New York, as exchange agent, at the address listed below under the heading “—Exchange Agent.” In addition, the exchange agent must receive, on or prior to the expiration date, a timely confirmation of book-entry transfer (a “book-entry confirmation”) of the Restricted Notes into the exchange agent’s account at DTC.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer.

If you are a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent’s account.

We or the exchange agent, in our sole discretion, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Restricted Notes tendered for exchange. We reserve the absolute right to reject any and all tenders not properly tendered or to not accept any tender which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any individual tender before the expiration date (including the right to waive the ineligibility of any holder who seeks to tender Restricted Notes in the exchange offer). Our or the exchange agent’s interpretation of the terms and conditions of the exchange offer as to any particular tender either before or after the expiration date will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Restricted Notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Restricted Notes for exchange, and no one will be liable for failing to provide such notification.

By tendering Restricted Notes, you represent to us that: (i) you are acquiring the Exchange Notes in the ordinary course of business, (ii) you have no arrangements or understanding with any person to participate in the distribution of the Exchange Notes within the meaning of the Securities Act, (iii) you are not an affiliate, as defined in Rule 405 of the Securities Act, of the Company, (iv) if you are not a broker dealer, that you are not engaged in, and do not intend to engage in, the distribution of the Exchange Notes and (v) if you are a broker-dealer, that you will receive the Exchange Notes for your own account in exchange for Restricted Notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of such Exchange Notes. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

If any holder or other person is an “affiliate” of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the Exchange Notes, that holder or other person cannot rely on the applicable interpretations of the staff of the SEC, may not tender its Restricted Notes in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where the Restricted Notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

Furthermore, any broker-dealer that acquired any of its Restricted Notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling bondholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

By delivering an agent’s message, a beneficial owner (whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) or holder will be deemed to have irrevocably appointed the exchange agent as its agent and attorney-in-fact (with full knowledge that the exchange agent is also acting as an agent for us in connection with the exchange offer) with respect to the Restricted Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such Restricted Notes, in accordance with the terms and conditions of the exchange offer.

Each beneficial owner or holder will also be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the Restricted Notes it tenders and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to such Restricted Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Restricted Notes tendered are not subject to any adverse claims or proxies. Each beneficial owner and holder, by tendering its Restricted Notes, also agrees that it will comply with its obligations under the registration rights agreement.

Acceptance of Restricted Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Restricted Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Restricted Notes. See “—Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered Restricted Notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each Restricted Note accepted for exchange will receive the applicable Exchange Note in the amount equal to the surrendered Restricted Note. Holders of Exchange Notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the Restricted Notes or, if no interest has been paid, from the issue date of the Restricted Notes. Holders of Exchange Notes will not receive any payment in respect of accrued interest on Restricted Notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of Exchange Notes for Restricted Notes that are accepted for exchange will be made only after timely receipt by the exchange agent of an agent’s message and a timely confirmation of book-entry transfer of the Restricted Notes into the exchange agent’s account at DTC.

If any tendered Restricted Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Restricted Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Restricted Notes will be returned without expense to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Book–Entry Transfers

The exchange agent will make a request to establish an account for the Restricted Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of Restricted Notes by causing DTC to transfer those Restricted Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The transmission of the Restricted Notes and agent’s message to DTC and delivery by DTC to and receipt by the exchange agent of the related agent’s message will be deemed to be a valid tender.

Withdrawal Rights

For a withdrawal of a tender of Restricted Notes to be effective, the exchange agent must receive a valid withdrawal request through the Automated Tender Offer Program system from the tendering DTC participant before the expiration date. Any such request for withdrawal must include the VOI number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related Restricted Notes in order that such notes may be withdrawn. Properly withdrawn Restricted Notes may be re-tendered by following the procedures described under “—Procedures for Tendering Restricted Notes” above at any time on or before 5:00 p.m., New York City time, on the expiration date.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any Restricted Notes so withdrawn will be deemed not to have been validly tendered for exchange. No Exchange Notes will be issued unless the Restricted Notes so withdrawn are validly re-tendered.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue Exchange Notes in exchange for, any Restricted Notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such Restricted Notes:

(a) the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC; or

(b) there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

(1) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

(2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the Exchange Notes pursuant to the exchange offer;

or any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretations of the SEC referred to in this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

(c) there has occurred:

(1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

(2) any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

(3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

(4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

(5) any change (or any development involving a prospective change) has occurred or is threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the Restricted Notes or the Exchange Notes;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

In addition, we will not be obligated to accept for exchange the Restricted Notes of any holder that has not made to us:

•	the representations described under “—Purpose of the Exchange Offer,” “—Procedures for Tendering Restricted Notes” and “Plan of Distribution;” or
•

any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any Restricted Notes tendered, and no Exchange Notes will be issued in exchange for any such Restricted Notes, if at such time any stop order is threatened or in effect with respect to the registration statement, of which this prospectus constitutes a part, or the qualification of the indentures governing the Restricted Notes and the Exchange Notes under the Trust Indenture Act.

Exchange Agent

We have appointed The Bank of New York as the exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of other documents should be directed to the exchange agent addressed as follows:

The Bank of New York, Exchange Agent

By Registered or Certified Mail, Overnight Delivery after

4:30 p.m. (New York City time) on the Expiration Date:

The Bank of New York

Attn: Corporate Trust Operations Reorganization Unit

101 Barclay Street/Floor 7E

New York, NY 10286

Fax: (212) 298-1915

Attn: Mr. Randolph Holder

For Information Call:

(212) 815-5098

For Facsimile Transmission

(for Eligible Institutions only):

(212) 298-1915

Confirm by Telephone:

(212) 815-5788

Fees and Expenses

The principal solicitation is being made through DTC by The Bank of New York, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out of pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursement to our independent certified public accountants. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the Exchange Notes at the same carrying value as the Restricted Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the terms of the Exchange Notes are substantially identical to those of the Restricted Notes. The expenses of the exchange offer will be amortized over the terms of the Exchange Notes.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of Restricted Notes in the exchange offer unless you instruct us to register Exchange Notes in the name of, or request that Restricted Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Restricted Notes

The information below concerning specific interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and prospective purchasers should consult their own legal advisors with respect to those matters.

If you do not exchange your Restricted Notes for Exchange Notes in the exchange offer, your Restricted Notes will continue to be subject to the provisions of the applicable indenture regarding transfer and exchange of the Restricted Notes and the restrictions on transfer of the Restricted Notes imposed by the Securities Act and state securities law. These transfer restrictions are required because the Restricted Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Restricted Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Restricted Notes under the Securities Act.

If you do not exchange your Restricted Notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the Restricted Notes as set forth in the applicable indenture, but we will not have any further obligation to you to provide for the exchange and registration of the Restricted Notes under the applicable registration rights agreement. Accordingly, there will be no increase in the interest rate on the Restricted Notes under the applicable circumstances described in the registration rights agreements.

Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes; and

•	you are not an affiliate of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the Exchange Notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the exchange offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

Each holder of Restricted Notes who wishes to exchange such Restricted Notes for the related Exchange Notes in the exchange offer represents to us that:

•	it is acquiring the Exchange Notes in its ordinary course of business;

•	it has no arrangements or understanding with any person to participate in the distribution of the Exchange Notes within the meaning of the Securities Act;

•	it is not an affiliate, as defined in Rules 405 of the Securities Act, of ours;

•	if it is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes; and

•

if it is a broker-dealer, it will receive the Exchange Notes for its own account in exchange for Restricted Notes that were acquired by it as a result of its market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such Exchange Notes. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

As discussed above, in connection with resales of Exchange Notes, any participating broker-dealer must deliver a prospectus meeting the requirements of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes, other than a resale of an unsold allotment from the original sale of the Restricted Notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we have agreed, for a period of 90 days following the consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealer for use in connection with any resale of any Exchange Notes acquired in the exchange offer.

DESCRIPTION OF THE SENIOR EXCHANGE NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the term “Issuer” refers only to Freescale Acquisition Corporation prior to the Transaction and to Freescale Semiconductor, Inc., as the surviving corporation after the Acquisition, and not to any of their Subsidiaries, (ii) the term “Holdings V” refers to Freescale Semiconductor Holdings V, Inc. (formerly Freescale Acquisition Holdings Corp.), the direct parent of the Issuer, (iii) the term “Holdings IV” refers to Freescale Semiconductor Holdings IV, Ltd. (formerly Freescale Holdings (Bermuda) IV, Ltd.), the direct parent of Holdings V, (iv) the term “Holdings III” refers to Freescale Semiconductor Holdings III, Ltd. (formerly Freescale Holdings (Bermuda) III, Ltd.), the direct parent of Holdings IV, (v) the term “Holdings II” refers to Freescale Semiconductor Holdings II, Ltd. (formerly Freescale Holdings (Bermuda) II, Ltd.), the direct parent of Holdings III, (vi) the term “Holdings I” refers to Freescale Semiconductor Holdings I, Ltd. (formerly Freescale Holdings (Bermuda) I, Ltd.), the direct parent of Holdings II, (vii) the term “Restricted Parent Guarantors” refers to Holdings V, Holdings III and Holdings IV, and (viii) the terms “we,” “our” and “us” each refer to Holdings III and its consolidated Subsidiaries, including the Issuer.

The Issuer will issue $500 million aggregate principal amount of Senior Floating Rate Exchange Notes due 2014, $1,500 million aggregate principal amount of Senior PIK-Election Exchange Notes due 2014 and $2,350 million aggregate principal amount of Senior Fixed Rate Exchange Notes due 2014 under an indenture dated December 1, 2006 (the “Indenture”) among the Issuer, the Guarantors and The Bank of New York, as trustee (the “Trustee”). This is the same indenture under which the Senior Restricted Notes were issued.

Unless the context otherwise requires, in this description, (i) the “Senior Floating Rate Notes” refer to the Senior Floating Rate Exchange Notes and the Senior Floating Rate Restricted Notes, (ii) the “Senior Toggle Notes” refer to the Senior PIK-Election Exchange Notes and the Senior PIK-Election Restricted Notes, (iii) the “Senior Fixed Rate Notes” refer to the Senior Fixed Rate Exchange Notes and the Senior Fixed Rate Restricted Notes and (iv) the “Senior Notes” refers to the Senior Floating Rate Notes, the Senior Toggle Notes and the Senior Fixed Rate Notes.

Except as set forth herein, the terms of the Senior Notes will be substantially identical and include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Senior Floating Rate Notes, Senior Toggle Notes and Senior Fixed Rate Notes will each be issued as a separate class, but, except as otherwise provided below, will be treated as a single class for all purposes of the Indenture. Any Senior Restricted Notes that remain outstanding after the completion of the exchange offer, together with the Senior Exchange Notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the Senior Notes.

Senior Exchange Notes versus Senior Restricted Notes

The terms of the Senior Exchange Notes are substantially identical in all material respects to those of the outstanding Senior Restricted Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Senior Restricted Notes do not apply to the Senior Exchange Notes.

Brief Description of the Senior Exchange Notes

The Senior Exchange Notes:

•	will be unsecured senior obligations of the Issuer;

•	will be pari passu in right of payment with all existing and future Senior Indebtedness (including the Senior Credit Facilities) of ours;

•	will be effectively subordinated to all secured Indebtedness of the Issuer (including the Senior Credit Facilities), to the extent of the collateral securing such Indebtedness;

•

will be structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of the Issuer that do not guarantee the Senior Notes;

•	will be senior in right of payment to any Subordinated Indebtedness (including the Senior Subordinated Notes) of the Issuer; and

•

will be initially guaranteed on a senior unsecured basis by the Guarantors and will also be guaranteed in the future by each Subsidiary, if any, that guarantees Indebtedness under the Senior Credit Facilities.

Guarantees

The Parent Guarantors, as primary obligors and not merely as sureties, will initially jointly and severally irrevocably and unconditionally guarantee, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Senior Notes, whether for payment of principal of, premium, if any, or interest in respect of the Senior Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

The Parent Guarantors will initially guarantee the Senior Notes and, in the future, each direct and indirect Subsidiary of Holdings III that guarantees Indebtedness under the Senior Credit Facilities will guarantee the Senior Notes. Each of the Guarantees of the Senior Notes will be a general unsecured obligation of each Guarantor and will be pari passu in right of payment with all existing and future Senior Indebtedness of each such entity, will be effectively subordinated to all secured Indebtedness of each such entity, to the extent of the collateral securing such Indebtedness, and will be senior in right of payment to all existing and future Subordinated Indebtedness (including the Senior Subordinated Notes) of each such entity. The Senior Notes will be structurally subordinated to Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of Holdings III (other than the Issuer) that do not Guarantee the Senior Notes.

Initially, none of the Issuer’s Subsidiaries will Guarantee the Senior Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. Non-guarantor Subsidiaries of the Issuer accounted for approximately $4,594 million, or 72% of the Issuer’s net sales, and approximately $635 million of its EBITDA, in each case for the year ended December 31, 2006, and approximately $3,527 million, or 21% of its Total Assets as of March 30, 2007.

The obligations of each Subsidiary Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law. This provision may not, however, be effective to protect a Guarantee from being voided under fraudulent transfer law, or may reduce the applicable Subsidiary Guarantor’s obligation to an amount that effectively makes its Guarantee worthless. If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.”

Any Subsidiary Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

Each Guarantee by a Subsidiary Guarantor will provide by its terms that it will be automatically and unconditionally released and discharged upon:

(1) (a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Guarantor of Indebtedness under the Senior Credit Facilities or such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(d) the exercise by the Issuer of its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the discharge of the Issuer’s obligations under the Indenture in accordance with the terms of the Indenture; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

The payment of the principal of, premium, if any, and interest on the Senior Notes and the payment of any Guarantee will rank pari passu in right of payment to all Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities.

The Senior Notes and the Guarantees will be effectively subordinated in right of payment to all of the Issuer’s and the Guarantors’ existing and future Secured Indebtedness to the extent of the value of the assets securing such Secured Indebtedness. As of March 30, 2007, the Issuer had $3,531 million of Secured Indebtedness, consisting primarily of Secured Indebtedness under the Senior Credit Facilities. As of December 31, 2006, the Issuer had an additional $750 million of borrowing capacity under the revolving portion of the Senior Credit Facilities and the option to raise incremental term or revolving facilities under the Issuer’s Senior Credit Facilities of up to $1,000 million. As of December 31, 2006, Holdings III’s only indebtedness consisted of its guarantees of the Issuer’s obligations under the Senior Credit Facilities, the Senior Notes and the Senior Subordinated Notes. Holdings III’s guarantee of the Senior Credit Facilities are secured by the stock of Holdings V.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer, the Restricted Parent Guarantors and the Issuer’s Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. The Indenture does not limit the amount of additional Indebtedness that Holdings I and Holdings II may incur. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Senior Notes

The Issuer will maintain one or more paying agents for the Senior Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Senior Notes will be the Trustee.

The Issuer will also maintain one or more registrars with offices in the Borough of Manhattan, City of New York and a transfer agent, including one with offices in the Borough of Manhattan, City of New York. The initial registrar and transfer agent with respect to the Senior Notes will be the Trustee. The registrar will maintain a register reflecting ownership of the Senior Notes outstanding from time to time and the transfer agent will make payments on and facilitate transfer of Senior Notes on behalf of the Issuer.

The Issuer may change the paying agent, the registrar or the transfer agent without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent, registrar or transfer agent.

So long as any series of Senior Notes are listed on an exchange and the rules of such exchange so require, the Issuer will satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of paying agent, registrar or transfer agent.

Transfer and Exchange

A Holder may transfer or exchange Senior Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Senior Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Senior Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Issuer will not be required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed. The registered Holder of a Senior Note will be treated as the owner of the Senior Note for all purposes.

Principal, Maturity and Interest

The Issuer will issue an aggregate principal amount of $500 million of Senior Floating Rate Exchange Notes, an aggregate principal amount of $1,500 million of Senior PIK-Election Exchange Notes and an aggregate principal amount of $2,350 million of Senior Fixed Rate Exchange Notes in this exchange offer. The Senior Notes will mature on December 15, 2014. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional Senior Floating Rate Notes, Senior Toggle Notes and Senior Fixed Rate Notes from time to time after this offering under the Indenture (“Additional Senior Notes”); provided, that in connection with the payment of PIK Interest (as defined under “—Senior Toggle Notes”), the Issuer is entitled to, without the consent of the Holders (and without regard to any restrictions or limitations set forth under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), increase the outstanding principal amount of the Senior Toggle Notes or issue additional Senior Toggle Notes (the “PIK Notes”) under the Indenture on the same terms and conditions as the Senior Toggle Notes issued on the Issue Date (in each case, the “PIK Payment”). The Senior Notes offered by the Issuer (including any PIK Notes) and any Additional Senior Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase, except for certain waivers and amendments. Unless the context requires otherwise, references to “Senior Notes” for all purposes of the Indenture and this “Description of the Senior Exchange Notes” include any Additional Senior Notes and PIK Notes that are actually issued and any increase in the principal amount of the outstanding Senior Toggle Notes (including PIK Notes) as a result of a PIK Payment and references to “principal amount” of the Senior Notes or the Senior Toggle Notes include any increase in the principal amount of the outstanding Senior Toggle Notes (including PIK Notes) as a result of a PIK Payment. Subject to the issuance of certificated PIK Notes as indicated under “—Senior Toggle Notes”, the Senior Notes will be issued in denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000.

Senior Fixed Rate Notes

Interest on the Senior Fixed Rate Notes will accrue at the rate of 8 7/8% per annum. Interest on the Senior Fixed Rate Notes will be payable semi-annually in arrears on each June 15 and December 15, commencing on

June 15, 2007 to the Holders of Senior Fixed Rate Notes of record on the immediately preceding June 1 and December 1. Interest on the Senior Fixed Rate Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Senior Fixed Rate Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Senior Toggle Notes

For any interest period through December 15, 2011, the Issuer may, at its option, elect to pay interest on the Senior Toggle Notes (i) entirely in cash (“Cash Interest”), (ii) entirely by increasing the principal amount of the outstanding Senior Toggle Notes or by issuing PIK Notes (“PIK Interest”) or (iii) 50% as Cash Interest and 50% as PIK Interest.

The Issuer must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee prior to the beginning of each interest period. The Trustee shall promptly deliver a corresponding notice to the Holders. In the absence of such an election for any interest period, interest on the Senior Toggle Notes will be payable in the form of the interest payment for the prior interest period. Interest for the first period commencing on the Issue Date shall be payable in cash. After December 15, 2011, the Issuer will make all interest payments on the Senior Toggle Notes in cash.

Cash Interest on the Senior Toggle Notes will accrue at the rate of 9 1/8% per annum and be payable in cash. PIK Interest on the Senior Toggle Notes will accrue at the Cash Interest rate per annum plus 0.75% and be payable (x) with respect to the Senior Toggle Notes represented by one or more global notes registered in the name of, or held by, the Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of the outstanding Senior Toggle Notes represented by such global notes by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1,000) and (y) with respect to Senior Toggle Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and the Trustee will, at the request of the Issuer, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the Register. Following an increase in the principal amount of the outstanding Senior Toggle Notes represented by global notes as a result of a PIK Payment, such Senior Toggle Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All PIK Notes issued pursuant to a PIK Payment will mature on December 15, 2014 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Senior Toggle Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

Interest on the Senior Toggle Notes will be payable semi-annually in arrears on each June 15 and December 15, commencing on June 15, 2007, to the Holders of Senior Toggle Notes of record on the immediately preceding June 1 and December 1. Interest on the Senior Toggle Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Senior Floating Rate Notes

The Senior Floating Rate Notes will bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 3 7/8%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee. Interest on the Senior Floating Rate Notes will be payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing on March 15, 2007, to the Holders of Senior Floating Rate Notes of record on the immediately preceding March 1, June 1, September 1 and December 1. Interest on the Senior Floating Rate Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date.

Set forth below is a summary of certain of the defined terms used in the Indenture relating solely to the Senior Floating Rate Notes.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include March 14, 2007.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day in which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

The amount of interest for each day that the Senior Floating Rate Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Senior Floating Rate Notes. The amount of interest to be paid on the Senior Floating Rate Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Senior Floating Rate Notes will in no event be higher than the maximum rate permitted by applicable law.

Additional Interest

Additional Interest may accrue on the Senior Notes in certain circumstances pursuant to the Registration Rights Agreement. Any Additional Interest on the Senior Toggle Notes will be payable in the same form of payment elected by the Issuer for the payment of interest with respect to the applicable interest period. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Senior Notes shall be deemed to include any Additional Interest payable pursuant to the Registration Rights Agreement.

Payment of Interest

Cash payments of principal of, premium, if any, and interest on the Senior Notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, cash payment of interest may be made by check mailed to the Holders of the Senior Notes at their respective addresses set forth in the register of Holders; provided that (a) all cash payments of principal, premium, if any, and interest with respect to the Senior Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all cash payments of principal, premium, if any, and interest with respect to certificated Senior Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Senior Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Senior Notes as described under the caption “Repurchase at the Option of Holders.” The Issuer may at any time and from time to time purchase Senior Notes in the open market or otherwise.

Additional Amounts

All payments that any Guarantor that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (each a “Foreign Payor”) makes under or with respect to the Senior Notes or any Guarantee, will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charges (including penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of any jurisdiction in which any Foreign Payor is incorporated, organized or otherwise resident for tax purposes or from or through which any of the foregoing makes any payment on the Senior Notes or by any taxing authority therein or political subdivision thereof (each, as applicable, a “Relevant Taxing Jurisdiction”), unless the applicable Foreign Payor is required to withhold or deduct Taxes by law or by the interpretation or administration of law. If a Foreign Payor is required to withhold or deduct any amount for, or on account of, Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Senior Notes or any Guarantee, such Foreign Payor will pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder of the Senior Notes after such withholding or deduction will be not less than the amount such Holder would have received if such Taxes had not been required to be withheld or deducted.

Notwithstanding the foregoing, no Foreign Payor will be required to pay Additional Amounts to a Holder of Senior Notes in respect of or on account of:

(1) any Taxes that are imposed or levied by a Relevant Taxing Jurisdiction by reason of such Holder’s present or former connection with such Relevant Taxing Jurisdiction, including such Holder being or having been a citizen, national, or resident, being or having been engaged in a trade or business, being, or having been, physically present in or having or having had a permanent establishment in a Relevant Taxing Jurisdiction (but not including, in each case, any connection arising from the mere receipt or holding of Senior Notes or the receipt of payments thereunder or under a Guarantee or the exercise or enforcement of rights under any Senior Notes or the Indenture or a Guarantee);

(2) any Taxes that are imposed or levied by reason of the failure of such Holder, following the written request of any Foreign Payor (as the case may be) addressed to such Holder (and made at a time that would enable such Holder acting reasonably to comply with that request) made in accordance with the notice procedures set forth in the Indenture, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of withholding or deduction of, Taxes imposed by the Relevant Taxing Jurisdiction (including a certification that such Holder is not resident in the Relevant Taxing Jurisdiction);

(3) any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(4) any Tax that is payable otherwise than by withholding or deduction from payments made under or with respect to the Senior Notes;

(5) any Tax that is imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of the Senior Notes for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficial owner or holder thereof would have been entitled to Additional Amounts had the Senior Notes been presented for payment on any date during such 30 day period;

(6) any Tax except to the extent it exceeds any Tax that would have been required to be withheld from payments to the Holder if such payments were made by the Issuer; or

(7) any combination of items (1) through (6) above.

In addition, Additional Amounts will not be paid with respect to the Senior Notes to a Holder who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of the payment under or with respect to the Senior Notes, to the extent that payment would be required by the laws of a Relevant Taxing Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder in that limited liability company or a beneficial owner who would not have been entitled to the Additional Amounts had it been the Holder of the Notes.

The relevant Foreign Payor will (i) make such withholding or deduction as is required by applicable law and (ii) remit the full amount withheld or deducted to the relevant taxing authority in accordance with applicable law.

At least 30 calendar days prior to each date on which any payment under or with respect to the Senior Notes is due and payable, if the relevant Foreign Payor will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Senior Notes is due and payable, in which case it will be promptly thereafter), the relevant Foreign Payor will deliver to the Trustee an officer’s certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to the applicable Holders on the payment date. The relevant Foreign Payor will promptly publish a notice in accordance with the notice provisions set forth in the Indenture stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

Upon written request, the relevant Foreign Payor will furnish to the Trustee or to a Holder of the Senior Notes copies of tax receipts evidencing the payment of any Taxes by such Foreign Payor in such form as provided in the normal course by the taxing authority imposing such Taxes and as is reasonably available to such

Foreign Payor. If, notwithstanding the efforts of such Foreign Payor to obtain such receipts, the same are not obtainable, such Foreign Payor will provide the Trustee or the applicable Holder with other evidence reasonably satisfactory to the Trustee or such Holder.

In addition, the Issuer, any Guarantor and any Successor Company, as the case may be, will pay any present or future stamp, issue, registration, court, documentation, excise or property taxes or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by or in any Relevant Taxing Jurisdiction in respect of the execution, issue, enforcement or delivery of the Senior Notes or any other document or instrument referred to thereunder (other than on or in connection with a transfer of the Senior Notes other than the initial resale by the initial purchasers).

Whenever the Indenture, the Senior Notes or this “Description of the Senior Notes” refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Senior Note or with respect to any Guarantee, such reference includes the payment of Additional Amounts, if applicable.

Optional Redemption

Senior Floating Rate Notes

Except as set forth below, the Issuer will not be entitled to redeem the Senior Floating Rate Notes at its option.

At any time prior to December 15, 2008, the Issuer may redeem all or a part of the Senior Floating Rate Notes, upon notice as described under “—Selection and Notice”, at a redemption price equal to 100% of the principal amount of the Senior Floating Rate Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after December 15, 2008, the Issuer may redeem the Senior Floating Rate Notes, in whole or in part, upon notice as described under the heading “Repurchase at the Option of Holders—Selection and Notice”, at the redemption prices (expressed as percentages of principal amount of the Senior Floating Rate Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on December 15 of each of the years indicated below:

Year	Senior Floating Rate Notes Percentage
2008	102.000%
2009	101.000%
2010 and thereafter	100.000%

In addition, until December 15, 2008, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of Senior Floating Rate Notes issued by it at a redemption price equal to 100% of the aggregate principal amount thereof, plus a premium equal to the rate per annum on the Senior Floating Rate Notes applicable on the date on which notice of redemption is given, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of Senior Floating Rate Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by it from one or more Equity Offerings; provided that (i) at least 50% of the sum of the aggregate principal amount of Senior Floating Rate Notes originally issued under the Indenture and any Additional Senior Notes that are Senior Floating Rate Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (ii) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. So long as any Senior Floating Rate Notes are listed on a stock exchange, and to the extent required by such stock exchange, the Issuer will notify the stock exchange of any such notice of redemption. In addition, the Issuer will notify the stock exchange of the principal amount of any Senior Floating Rate Notes outstanding following any partial redemption of the Senior Floating Rate Notes.

Senior Toggle Notes

Except as set forth below, the Issuer will not be entitled to redeem the Senior Toggle Notes at its option.

At any time prior to December 15, 2010, the Issuer may redeem all or a part of the Senior Toggle Notes, upon notice as described under “—Selection and Notice”, at a redemption price equal to 100% of the principal amount of the Senior Toggle Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest and, if any, to the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after December 15, 2010, the Issuer may redeem the Senior Toggle Notes, in whole or in part, upon notice as described under the heading “Repurchase at the Option of Holders—Selection and Notice”, at the redemption prices (expressed as percentages of principal amount of the Senior Toggle Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on December 15 of each of the years indicated below:

Year	Senior Toggle Notes Percentage
2010	104.563%
2011	102.281%
2012 and thereafter	100.000%

In addition, until December 15, 2009, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of Senior Toggle Notes issued by it at a redemption price equal to 100% of the aggregate principal amount thereof, plus a premium equal to the Cash Interest rate per annum on the Senior Toggle Notes, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of Senior Toggle Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by it from one or more Equity Offerings; provided that (i) at least 50% of the sum of the aggregate principal amount of Senior Toggle Notes originally issued under the Indenture and any Additional Senior Notes that are Senior Toggle Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (ii) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. So long as any Senior Toggle Notes are listed on a stock exchange, and to the extent required by such stock exchange, the Issuer will notify the stock exchange of any such notice of redemption. In addition, the Issuer will notify the stock exchange of the principal amount of any Senior Toggle Notes outstanding following any partial redemption of Senior Toggle Notes.

Senior Fixed Rate Notes

Except as set forth below, the Issuer will not be entitled to redeem the Senior Fixed Rate Notes at its option.

At any time prior to December 15, 2010, the Issuer may redeem all or a part of the Senior Fixed Rate Notes, upon notice as described under “—Selection and Notice”, at a redemption price equal to 100% of the principal amount of the Senior Fixed Rate Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after December 15, 2010 the Issuer may redeem the Senior Fixed Rate Notes, in whole or in part, upon notice as described under the heading “Repurchase at the Option of Holders—Selection and Notice”, at the redemption prices (expressed as percentages of principal amount of the Senior Fixed Rate Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on December 15 of each of the years indicated below:

Year	Senior Fixed Rate Notes Percentage
2010	104.438%
2011	102.219%
2012 and thereafter	100.000%

In addition, until December 15, 2009, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of Senior Fixed Rate Notes issued by it at a redemption price equal to 100% of the aggregate principal amount thereof, plus a premium equal to the stated interest rate per annum on the Senior Fixed Rate Notes, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of Senior Fixed Rate Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by it from one or more Equity Offerings; provided that (i) at least 50% of the sum of the aggregate principal amount of Senior Fixed Rate Notes originally issued under the Indenture and any Additional Senior Notes that are Senior Fixed Rate Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (ii) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. So long as any Senior Fixed Rate Notes are listed on a stock exchange, and to the extent required by such stock exchange, the Issuer will notify the stock exchange of any such notice of redemption. In addition, the Issuer will notify the stock exchange of the principal amount of any Senior Fixed Rate Notes outstanding following any partial redemption of Senior Fixed Rate Notes.

Selection and Notice

If the Issuer is redeeming less than all of a series of the Senior Notes issued by it at any time, the Trustee will select the Senior Notes to be redeemed (a) if the Senior Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Senior Notes are listed or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason by lot or by such other method as the Trustee shall deem fair and appropriate. No Senior Notes of $2,000 or less can be redeemed in part.

Notices of redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the redemption date to each Holder of Senior Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Senior Notes or a satisfaction and discharge of the Indenture. If any Senior Note is to be redeemed in part only, any notice of redemption that relates to such Senior Note shall state the portion of the principal amount thereof that has been or is to be redeemed.

The Issuer will issue a new Senior Note in a principal amount equal to the unredeemed portion of the original Senior Note in the name of the Holder upon cancellation of the original Senior Note. Senior Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on Senior Notes or portions of them called for redemption.
Repurchase at the Option of Holders

Change of Control

The Senior Notes will provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Senior Notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the Senior Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the Senior Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Senior Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with a copy to the Trustee, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Senior Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Senior Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Senior Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Senior Notes purchased pursuant to a Change of Control Offer will be required to surrender such Senior Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Senior Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Senior Notes and their election to require the Issuer to purchase such Senior Notes, provided that the paying agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Senior Notes, the principal amount of Senior Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Senior Notes and its election to have such Senior Notes purchased;

(7) that if the Issuer is redeeming less than all of the Senior Notes, the Holders of the remaining Senior Notes will be issued new Senior Notes and such new Senior Notes will be equal in principal amount to the unpurchased portion of the Senior Notes surrendered. The unpurchased portion of the Senior Notes must be equal to at least $2,000 or an integral multiple of $1,000 thereafter;

(8) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Senior Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Senior Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Senior Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Senior Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Senior Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities will, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may, provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under the Senior Credit Facilities, we could seek a waiver of such default or seek to refinance the Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under the Senior Credit Facilities being declared due and payable and cause a Qualified Securitization Facility to be wound down.

Our ability to pay cash to the Holders of Senior Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Senior Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Senior Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Senior Notes protection in the event of a highly leveraged transaction.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of Holdings III to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Holdings III. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Senior Notes may require the Issuer to make an offer to repurchase the Senior Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Senior Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Notes.

Asset Sales

The Indenture provides that Holdings III will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

(1) Holdings III or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by Holdings III or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on Holdings III’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of Holdings III or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Senior Notes, that are assumed by the transferee of any such assets and for which Holdings III and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities received by Holdings III or such Restricted Subsidiary from such transferee that are converted by Holdings III or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by Holdings III or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, Holdings III or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under the Senior Credit Facilities, and to correspondingly reduce commitments with respect thereto;

(b) Obligations under Senior Indebtedness that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

(c) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto), provided that the Issuer shall equally and ratably reduce Obligations under the Senior Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Senior Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Senior Notes that would otherwise be prepaid; or

(d) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to Holdings III or another Restricted Subsidiary;

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in Holdings III or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, or

(3) to make an Investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in Holdings III or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as Holdings III, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, Holdings III or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, the Issuer shall make an offer to all Holders of the Senior Notes and, if required by the terms of any Indebtedness that is pari passu with the Senior Notes (“Pari passu Indebtedness”), to the holders of such Pari passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Senior Notes and such Pari passu Indebtedness that is at least $2,000 or an integral multiple of $1,000 thereafter, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $100.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days or with respect to Excess Proceeds of $100.0 million or less.

To the extent that the aggregate amount of Senior Notes and such Pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Senior Notes or the Pari passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes and such Pari passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Senior Notes or such Pari passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Senior Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Senior Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Notes.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. During any period of time that (i) the Senior Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”) then, the covenants specifically listed under the following captions in this “Description of Senior Notes” section of this prospectus will not be applicable to the Senior Notes (collectively, the “Suspended Covenants”):

(1) “Repurchase at the Option of Holders—Asset Sales”;

(2) “—Limitation on Restricted Payments”;

(3) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of each of the first and third paragraphs of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5) “—Transactions with Affiliates”;

(6) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and

(7) “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.”

During any period that the foregoing covenants have been suspended, Holdings III may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

If and while Holdings III and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Senior Notes will be entitled to substantially less covenant protection. In the event that Holdings III and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Senior Notes below an Investment Grade Rating, then Holdings III and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” The Guarantees of the Subsidiary Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero.

During any Suspension Period, Holdings III will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction; provided, that Holdings III or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction if (i) Holdings III or such Restricted Subsidiary could have incurred a Lien to secure the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to “—Liens” below without equally and ratably securing the Senior Notes pursuant to the covenant described under such covenant; and (ii) the consideration received by Holdings III or such Restricted Subsidiary in that Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold and otherwise complies with “—Repurchase at the Option of Holders—Asset Sales” above; provided, further, that the foregoing provisions shall cease to apply on and subsequent to the Reversion Date following such Suspension Period.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by Holdings III or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to the Senior Notes; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described above under the caption “—Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” In addition, for purposes of clause (3) of the first paragraph under the caption “—Limitation on Restricted Payments”, all events set forth in such clause (3) occurring during a Suspension Period shall be disregarded for purposes of determining the amount of Restricted Payments Holdings III or any Restricted Subsidiary is permitted to make pursuant to such clause (3).

There can be no assurance that the Senior Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

Holdings III will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any payment or distribution on account of Holdings III’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions by Holdings III payable solely in Equity Interests (other than Disqualified Stock) of Holdings III; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, Holdings III or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings III or any direct or indirect parent of Holdings III, including in connection with any merger or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, Holdings III could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Fixed Charge Coverage Test”); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings III and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of Holdings III for the period (taken as one accounting period and including the predecessor) beginning on September 30, 2006, to the end of Holdings III’s recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by Holdings III since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i) (A) Equity Interests of Holdings III, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of Holdings III, any direct or indirect parent company of Holdings III and Holdings III’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock;

and (B) to the extent such net cash proceeds are actually contributed to Holdings III, Equity Interests of Holdings III’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of Holdings III that have been converted into or exchanged for such Equity Interests of Holdings III;

provided, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of Holdings III sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of Holdings III following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) (other than by a Restricted Subsidiary and other than by any Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to Holdings III or a Restricted Subsidiary) of Restricted Investments made by Holdings III or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Holdings III or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by Holdings III or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to Holdings III or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by Holdings III or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $100.0 million, shall be set forth in writing by an Independent Financial Advisor), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by Holdings III or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of Holdings III or any Equity Interests of any direct or indirect parent company of Holdings III, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Holdings III or any direct or indirect parent company of Holdings III to the extent contributed to Holdings III (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of Holdings III) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of Holdings III, the Issuer or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of Holdings III, the Issuer or a Subsidiary Guarantor, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Senior Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Holdings III or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of Holdings III, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $40.0 million (which shall increase to $75.0 million subsequent to the consummation of an underwritten public Equity Offering by Holdings III or any direct or indirect parent entity of Holdings III) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $75.0 million in any calendar year (which shall increase to $100.0 million subsequent to the consummation of an underwritten public Equity Offering by Holdings III or any direct or indirect parent corporation of Holdings III)); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Holdings III and, to the extent contributed to Holdings III, Equity Interests of any of Holdings III’s direct or indirect parent companies, in each case to members of management, directors or consultants of Holdings III, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by Holdings III or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to Holdings III from members of management of Holdings III, any of Holdings III’s direct or indirect parent companies or any of Holdings III’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of Holdings III or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Holdings III or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Holdings III after the Issue Date;

(b) the declaration and payment of dividends to a direct or indirect parent company of Holdings III, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to Holdings III from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, Holdings III and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed 2.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on Holdings III’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of Holdings III’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to Holdings III in or from any such public offering, other than public offerings with respect to Holdings III’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed $450.0 million;

(12) distributions or payments of Securitization Fees;

(13) any Restricted Payment made in connection with the Transaction and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Senior Notes validly tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends by Holdings III to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of Holdings III and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that Holdings III and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were Holdings III, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of Holdings III to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings III and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of Holdings III to the extent such costs and expenses are attributable to the ownership or operation of Holdings III and its Restricted Subsidiaries; and

(e) fees and expenses other than to Affiliates of Holdings III related to any unsuccessful equity or debt offering of such parent entity; and

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings III or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

provided, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) and (16), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of Holdings III’s Subsidiaries, including Holdings V and the Issuer, were, and as of the issue date of the Exchange Notes will be, Restricted Subsidiaries. Holdings III will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings III and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

Holdings III will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Holdings III will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, that Holdings III may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and, subject to the third paragraph of this covenant, any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for Holdings III and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by Holdings III, the Issuer or any other Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $5,250.0 million outstanding at any one time;

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by (a) the Senior Notes (including any Guarantee) and the Exchange Notes and related exchange guarantees to be issued in exchange for Senior Notes and the Guarantees pursuant to the Registration Rights Agreement (other than any Additional Senior Notes) and (b) the Senior Subordinated Notes (including any guarantee thereof) and the Exchange Notes and related exchange guarantees to be issued in exchange for the Senior Subordinated Notes and the guarantees thereof pursuant to the Registration Rights Agreement;

(3) Indebtedness of Holdings III and its Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by Holdings III or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock issued and outstanding under this clause (4) not to exceed 4.0% of Total Assets at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;

(5) Indebtedness incurred by Holdings III or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of Holdings III or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, that

(a) such Indebtedness is not reflected on the balance sheet of Holdings III, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(a)); and

(b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Holdings III and its Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of Holdings III to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor (other than the Issuer) is expressly subordinated in right of payment to the Senior Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings III or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(8) Indebtedness of a Restricted Subsidiary to Holdings III or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor (other than the Issuer), such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Senior Notes of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to Holdings III or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to Holdings III or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdings III or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to “ —Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” exchange rate risk or commodity pricing risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by Holdings III or any of its Restricted Subsidiaries in the ordinary course of business;

(12)(a) Indebtedness or Disqualified Stock of Holdings III and Indebtedness, Disqualified Stock or Preferred Stock of Holdings III or any Restricted Subsidiary equal to 200% of the net cash proceeds received by Holdings III since immediately after the Issue Date from the issue or sale of Equity Interests of Holdings III or cash contributed to the capital of Holdings III (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to Holdings III or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of Holdings III and Indebtedness, Disqualified Stock or Preferred Stock of Holdings III or, subject to the third paragraph of this covenant, any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $900.0 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which Holdings III or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence by Holdings III or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Senior Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Senior Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings III that is not a Guarantor (other than the Issuer) that refinances Indebtedness, Disqualified Stock or Preferred Stock of Holdings III or the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings III that is not a Guarantor (other than the Issuer) that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor or the Issuer; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of Holdings III or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) Holdings III or, subject to the third paragraph of this covenant, a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by Holdings III or any Restricted Subsidiary or merged into Holdings III or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, either

(a) Holdings III would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b) the Fixed Charge Coverage Ratio of Holdings III and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition or merger;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of Holdings III or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (a) any guarantee by Holdings III or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18) Indebtedness consisting of Indebtedness issued by Holdings III or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Holdings III or any direct or indirect parent company of Holdings III to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments”;

(19) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(20) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of Holdings III and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Holdings III and its Restricted Subsidiaries;

(21) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis; and

(22) Indebtedness of Holdings III or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business.

Restricted Subsidiaries of Holdings III that are not Guarantors (other than the Issuer) may not incur Indebtedness or Disqualified Stock or Preferred Stock under the first paragraph of this covenant or clause 12(b) or 14(x) of the second paragraph of this covenant if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors (other than the Issuer) incurred or issued pursuant to the first paragraph of this covenant and clauses 12(b) and 14(x) of the second paragraph of this covenant, collectively, would exceed $1,250.0 million.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (22) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Holdings III, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the second paragraph above; and

(2) at the time of incurrence, Holdings III will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that Holdings III will not, and will not permit any Guarantor or the Issuer to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of Holdings III, such Guarantor or the Issuer, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Senior Notes or Holdings III’s or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of Holdings III, such Guarantor or the Issuer, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

Holdings III will not, and will not permit the Issuer, Holdings V, Holdings IV or any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Guarantee, on any asset or property of Holdings III, the Issuer, Holdings V or any Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Senior Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Senior Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to (a) Liens securing the Senior Notes and the related Guarantees, (b) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (c) Liens securing Indebtedness under Credit Facilities permitted to be incurred under the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, with respect to Liens securing Indebtedness permitted under this subclause (c), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.25 to 1.00.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the jurisdiction of organization of the Issuer, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Senior Notes is a corporation;

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Senior Notes pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company or the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b) the Fixed Charge Coverage Ratio for Holdings III and the Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for Holdings III and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the fourth succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Senior Notes and the Registration Rights Agreement; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Issuer under the Indenture, the Guarantees and the Senior Notes, as applicable. Notwithstanding the immediately preceding clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

(2) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in a State of the United States so long as the amount of Indebtedness of Holdings III and its Restricted Subsidiaries is not increased thereby.

Holdings III may not consolidate or merge with or into or wind up into (whether or not Holdings III is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) Holdings III is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Holdings III) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the jurisdiction of organization of Holdings III or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor, if other than Holdings III, expressly assumes all the obligations of Holdings III under the Senior Notes pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Guarantor or Holdings III would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b) the Fixed Charge Coverage Ratio for the Successor Guarantor or Holdings III, as applicable, and the Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for Holdings III and its Restricted Subsidiaries immediately prior to such transaction;

(5) Holdings III shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Guarantor will succeed to, and be substituted for Holdings III under the Indenture, the Guarantees and the Senior Notes, as applicable. Notwithstanding the immediately preceding clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to Holdings III, and

(2) Holdings III may merge with an Affiliate of Holdings III solely for the purpose of reincorporating Holdings III in another jurisdiction so long as the amount of Indebtedness of Holdings III and its Restricted Subsidiaries is not increased thereby and so long as the surviving entity (if not Holdings III) assumes all of Holdings III’s obligations under the Indenture, the Senior Notes, the Registration Rights Agreement and its Guarantee in connection with such reincorporation.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor (other than Holdings III as provided above) will, and Holdings III will not permit any such Guarantor to, consolidate or merge with or into or wind up into (whether or not Holdings III, the Issuer or such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(c) immediately after such transaction, no Default exists; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor (other than Holdings III, except as provided above) may merge into or transfer all or part of its properties and assets to Holdings III, the Issuer or any Guarantor and any such Guarantor may merge with a Subsidiary of Holdings III solely for the purpose of reincorporating the Guarantor in another jurisdiction so long as the amount of Indebtedness of Holdings III and its Restricted Subsidiaries is not increased thereby and so long as the surviving entity (if not the Guarantor) assumes all of the Guarantor’s obligations under its Guarantee in connection with such reincorporation.

Holdings III shall, directly or indirectly, at all times own 100% of the Equity Interests of the Issuer (other than Equity Interests held by employees of the Issuer or any Restricted Subsidiary as of the Issue Date and Equity Interests issued in exchange therefor); provided, however, that not more than 1% of the outstanding Equity Interests of Holdings V may be held by Freescale Holdings, L.P.

Transactions with Affiliates

Holdings III will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings III (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to Holdings III or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings III or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $60.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among Holdings III or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) the payment of management, consulting, monitoring, advisory and other fees and related expenses pursuant to the Management Fee Agreement and the termination fees pursuant to the Management Fee Agreement, or any amendment thereto so long as any such amendment is not more disadvantageous in the good faith judgment of Holdings III to the Holders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Issue Date;

(4) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, current or former officers, directors, employees or consultants of Holdings III, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which Holdings III or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings III or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to Holdings III or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings III or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by Holdings III or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, that the existence of, or the performance by Holdings III or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(8) the Transaction and the payment of all fees and expenses related to the Transaction, in each case as contemplated by the offering circular relating to the initial issuance of the notes;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to Holdings III and its Restricted Subsidiaries, in the reasonable determination of the board of directors of Holdings III or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of Holdings III to any Permitted Holder or to any director, officer, employee or consultant of Holdings III, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(11) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(12) payments by Holdings III or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of Holdings III in good faith;

(13) payments or loans (or cancellation of loans) to employees or consultants of Holdings III, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the board of directors of Holdings III in good faith;

(14) investments by any of the Investors in securities of Holdings III or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such investors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities; and

(15) any transactions with respect to the Issuer’s jointly funded alliance with respect to the 300 millimeter wafer fabrication in Crolles, France, as in effect on the Issue Date, and any amendment, modification or restructuring thereof, or any successor or replacement alliance or arrangement with respect thereto, or any additional alliance or arrangement with respect to 300 millimeter or larger wafer fabrication (in each case whether or not located in Crolles, France) which successor or replacement alliance or arrangement is otherwise permitted under the Indenture.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Holdings III will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to Holdings III or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to Holdings III or any of its Restricted Subsidiaries;

(2) make loans or advances to Holdings III or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Holdings III or any of its Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation, Hedging Obligations, the indenture governing the Senior Subordinated Notes and the related documentation and the Existing Indentures and the related documentation;

(b) the Indenture and the Senior Notes;

(c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by Holdings III or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into Holdings III or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Holdings III pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Holdings III, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m) restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of Holdings III are necessary or advisable to effect such Qualified Securitization Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

Holdings III will not permit any of its Restricted Subsidiaries, other than a Guarantor or the Issuer, to guarantee the payment of any Indebtedness (or any interest on such Indebtedness) under the Senior Credit Facilities unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Senior Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Senior Notes;

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Holdings III or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

(3) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(a) such Guarantee has been duly executed and authorized; and

(b) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

Reports and Other Information

Notwithstanding that Holdings III may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require Holdings III to file with the SEC (and make available to the Trustee and Holders of the Senior Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which Holdings III would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form (assuming Holdings III were a U.S. person); provided that Holdings III shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event Holdings III will make available such information to prospective purchasers of Senior Notes, in addition to providing such information to the Trustee and the Holders of the Senior Notes, in each case within 15 days after the time Holdings III would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, Holdings III will agree that, for so long as any Senior Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

For so long as Holdings I, Holdings II or any other direct or indirect parent company of Holdings III is a Guarantor, the Indenture will permit Holdings III to satisfy its obligations in this covenant with respect to financial information relating to Holdings III by furnishing financial information relating to Holdings I, Holdings II or such other parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings I, Holdings II or such other parent, on the one hand, and the information relating to Holdings III and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offer registration statement or shelf registration statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act or (2) by posting on its website or providing to the Trustee within 15 days of the time periods after Holdings III would have been required to file annual and interim reports with the SEC, the financial information (including a

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in the offering circular relating to the initial issuance of the notes.

Notwithstanding anything herein to the contrary, Holdings III will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “Events of Default and Remedies” until 120 days after the date any report hereunder is due.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Senior Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Senior Notes;

(3) failure by Holdings III, the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less 30% in principal amount of the Senior Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Senior Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Holdings III or any of its Restricted Subsidiaries or the payment of which is guaranteed by Holdings III or any of its Restricted Subsidiaries, other than Indebtedness owed to Holdings III or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Senior Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(5) failure by Holdings III or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to Holdings III, the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary); or

(7) the Guarantee of any Restricted Parent Guarantor or Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Restricted Parent Guarantor or any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding Senior Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Senior Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Senior Notes will become due and payable without further action or notice. The Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee will have no obligation to accelerate the Senior Notes if in the best judgment of the Trustee acceleration is not in the best interests of the Holders of the Senior Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Senior Notes by notice to the Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Senior Note held by a non-consenting Holder) and rescind any acceleration with respect to the Senior Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Senior Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Senior Notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Senior Note may pursue any remedy with respect to the Indenture or the Senior Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the total outstanding Senior Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Senior Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Senior Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Senior Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Senior Note or that would involve the Trustee in personal liability.

The Indenture provides that Holdings III is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Holdings III is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Holdings III, the Issuer or any Guarantor (other than in the case of stockholders of the Issuer, any Parent Guarantor or any Subsidiary Guarantor, any Parent Guarantor, the Issuer or another Subsidiary Guarantor) or any of their parent companies shall have any liability, for any obligations of the Issuer or the Guarantors under the Senior Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Senior Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Senior Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Senior Notes and have the Issuer and each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on the Senior Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to Senior Notes concerning issuing temporary Senior Notes, registration of such Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Senior Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Senior Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Senior Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Senior Notes and the Issuer must specify whether such Senior Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Senior Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, the Senior Subordinated Notes, the Existing Notes, the indenture pursuant to which the Senior Subordinated Notes were issued or the Existing Indentures or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally (including Section 547 of Title 11 of the United States Code) under any applicable U.S. Federal or state law, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Senior Notes, when either:

(1) all Senior Notes theretofore authenticated and delivered, except lost, stolen or destroyed Senior Notes which have been replaced or paid and Senior Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)(a) all Senior Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Senior Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith) with respect to the Indenture or the Senior Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, the Senior Subordinated Notes, the Existing Notes, the indenture pursuant to which the Senior Subordinated Notes were issued or the Existing Indentures or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith);

(c) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Senior Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Senior Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes, and any existing Default or compliance with any provision of the Indenture or the Senior Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes, other than Senior Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Senior Notes); provided, that (i) if any amendment, waiver or other modification would by its terms disproportionately and adversely affect the Senior Floating Rate Notes, the Senior Toggle Notes or the Senior Fixed Rate Notes, such amendment, waiver or other modification shall also require the consent of the holders of at least a majority in principal amount of the then outstanding Senior Floating Rate Notes, Senior Toggle Notes or Senior Fixed Rate Notes, as the case may be, and (ii) if any amendment, waiver or other modification would only affect the Senior Floating Rate Notes, the Senior Toggle Notes or the Senior Fixed Rate Notes, only the consent of the holders of at least a majority in principal amount of the then outstanding Senior Floating Rate Notes, Senior Toggle Notes or Senior Fixed Rate Notes (and not the consent of at least a majority of all Senior Notes), as the case may be, shall be required.

The Indenture provides that, without the consent of each affected Holder of Senior Notes, an amendment or waiver may not, with respect to any Senior Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Senior Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Senior Note or alter or waive the provisions with respect to the redemption of such Senior Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Senior Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Senior Notes, except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Senior Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Senior Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Senior Notes;

(9) make any change to or modify the ranking of the Senior Notes that would adversely affect the Holders;

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Restricted Parent Guarantor or Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) in any manner adverse to the Holders of the Senior Notes; or

(11) make any change in the provisions described under “—Additional Amounts” that adversely affects the rights of any Holder of Senior Notes or amend the terms of any Senior Notes or the Indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Senior Notes without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Senior Notes of such series in addition to or in place of certificated Senior Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to Exchange Notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture or to remove any Parent Guarantor that is not a Restricted Parent Guarantor;

(11) to conform the text of the Indenture, Guarantees or the Senior Notes to any provision of this “Description of the Senior Notes” to the extent that such provision in this “Description of the Senior Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Senior Notes; or

(12) making any amendment to the provisions of the Indenture relating to the transfer and legending of Senior Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Senior Notes; provided, that (i) compliance with the Indenture as so amended would not result in Senior Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Senior Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Senior Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Senior Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

Since a significant portion of our operating assets and the operating assets of our Subsidiaries are situated outside the United States, any judgment obtained in the United States against us or any of our Subsidiaries, including judgments with respect to the payment of principal, interest, Additional Amounts, redemption price and any purchase price with respect to the Senior Notes, may not be collectible within the United States.

Each of Holdings I, Holdings II, Holdings III and Holdings IV has been advised by Conyers Dill & Pearman, its special Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against Holdings I, Holdings II, Holdings III or Holdings IV, respectively, or any of their directors or officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws, or original actions brought in Bermuda against any of such persons predicated solely upon U.S. federal securities laws. Further, Conyers Dill & Pearman has also advised us that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts in civil and commercial matters, and there are grounds upon which Bermuda courts may decline to enforce the judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to the public policy of Bermuda. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for a Holder of the Senior Notes to recover against Holdings I, Holdings II, Holdings III or Holdings IV based upon such judgments.

Consent to Jurisdiction and Service

Each of Holdings I, Holdings II, Holdings III and Holdings IV and any Subsidiary Guarantor that is a Foreign Subsidiary appointed or will appoint CT Corporation System as its agent for actions relating to the Senior Notes, the Indenture or the Registration Rights Agreement or brought under Federal or state securities laws brought in any Federal or state court located in the Borough of Manhattan in The City of New York and will submit to such jurisdiction.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“300 Millimeter R&D Expenses” means, with respect to any period, the amount of research and development expenses of Holdings III and its Restricted Subsidiaries for such period, on a consolidated basis, relating to any 300 millimeter or larger wafer fabrication alliance or arrangement of Holdings III or any of its Restricted Subsidiaries other than the strategic alliance relating to the manufacturing of 300 millimeter wafers in Crolles, France in existence on the Issue Date (any such alliance or arrangement, a “300 Millimeter Arrangement”); provided, that the amount of such research and development expenses with respect to any such 300 Millimeter Arrangement constituting 300 Millimeter R&D Expenses for such period for purposes hereof shall not exceed the greater of (i) the amount of any negative EBITDA with respect to such 300 Millimeter Arrangement for such period and (ii) the amount of any Equalization Payments with respect to such 300 Millimeter Arrangement for such period.

“300 Millimeter Asset Sale” means any sale of any assets of Holdings III or any Restricted Subsidiary relating to the Issuer’s alliance with respect to the 300 millimeter wafer fabrication in Crolles, France; provided that no asset sale shall constitute a 300 Millimeter Asset Sale to the extent that, after giving effect to such asset sale, the aggregate amount of 300 Millimeter Asset Sale Proceeds with respect to all 300 Millimeter Asset Sales shall exceed $500 million.

“300 Millimeter Asset Sale Proceeds” means the aggregate cash proceeds received by Holdings III or any of its Restricted Subsidiaries in respect of any 300 Millimeter Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any 300 Millimeter Asset Sale, net of the direct costs relating to such 300 Millimeter Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by Holdings III or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings III or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the transactions contemplated by the Transaction Agreement.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Senior Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Senior Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Senior Floating Rate Note at December 15, 2008, such Senior Toggle Note at December 15, 2010 or such Senior Fixed Rate Note at December 15, 2010, as the case may be (each such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Senior Floating Rate Note through December 15, 2008, such Senior Toggle Note through December 15, 2010 or such Senior Fixed Rate Note through December 15, 2010 as the case may be (assuming (A) with respect to Senior Floating Rate Notes, that the rate of interest on the Senior Floating Rate Notes for the period from the Redemption Date through December 15, 2008 will be equal to the rate of interest on the Senior Floating Rate Notes in effect on the date on which the applicable notice of redemption is given and (B) with respect to Senior Toggle Notes, calculated based on the Cash Interest rate) (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Senior Floating Rate Note, Senior Toggle Note or Senior Fixed Rate Note, as applicable.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of Holdings III or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) no longer used in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of Holdings III or the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $50.0 million;

(e) any disposition of property or assets by Holdings III or a Restricted Subsidiary of Holdings III, or the issuance of securities by a Restricted Subsidiary of Holdings III, in either case, to Holdings III or another Restricted Subsidiary of Holdings III;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by the Indenture;

(j) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(k) any financing transaction with respect to property built or acquired by Holdings III or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(l) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(m) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business; and

(o) any 300 Millimeter Asset Sale.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2)(a) pounds sterling, euros or any national currency of any participating member state of the EMU; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (8) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(11) investment funds investing 90% of their assets in securities of the types described in clauses (1) through (10) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

At any time at which the value, calculated in accordance with GAAP, of all investments of Holdings III and its Restricted Subsidiaries that were deemed, when made, to be Cash Equivalents in accordance with clauses (1) through (11) above exceeds the Indebtedness of Holdings III and its Restricted Subsidiaries, “Cash Equivalents” shall also mean any investment (a “Qualifying Investment”) that satisfies the following two conditions: (a) the Qualifying Investment is of a type described in clauses (1) through (10) of this definition, but has an effective maturity (whether by reason of final maturity, a put option or, in the case of an asset-backed security, an average life) of five years and one month or less from the date of such Qualifying Investment (notwithstanding any provision contained in such clauses (1) through (10) requiring a shorter maturity); and (b) the weighted average effective maturity of such Qualifying Investment and all other investments that were made as Qualifying Investments in accordance with this paragraph, does not exceed two years from the date of such Qualifying Investment.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Holdings III and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) Holdings III becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Holdings III (directly or through the acquisition of voting power of Voting Stock of any of Holdings III’s direct or indirect parent companies).

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with the Transaction or any acquisition, (u) penalties and interest relating to taxes, (v) any Additional Interest and any “additional interest” with respect to the Senior Subordinated Notes or other securities, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and (z) any accretion of accrued interest on discounted liabilities); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Issue Date, after giving pro forma effect to the Transaction, Consolidated Interest expense shall be $203 million for the fiscal quarter ended March 31, 2006, $207 million for the fiscal quarter ended June 30, 2006 and $202 million for the fiscal quarter ended September 29, 2006.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction or any multi-year strategic initiatives), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period;

(3) any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded;

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded;

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Holdings III shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to Holdings III or a Restricted Subsidiary thereof in respect of such period;

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of Holdings III will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Holdings III or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) effects of adjustments (including the effects of such adjustments pushed down to Holdings III and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(8) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) any non-cash compensation charge or expense including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded;

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded;

(12) accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transaction in accordance with GAAP shall be excluded, and

(13) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; and

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those (i) related to currency remeasurements of Indebtedness and (ii) resulting from hedge agreements for currency exchange risk.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Holdings III and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Holdings III and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Holdings III or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Secured Debt Ratio” as of any date of determination means, the ratio of (1) Consolidated Total Indebtedness of Holdings III and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) Holdings III’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of Holdings III and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to Qualified Securitization Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of Holdings III and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by Holdings III.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to Holdings III or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Holdings III or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of Holdings III, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Holdings III or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings III or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of Holdings III or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Senior Notes or the date the Senior Notes are no longer outstanding; provided, that if such Capital Stock is issued to any plan for the benefit of employees of Holdings III or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings III or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax and Texas margin tax) and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(t) through (z) in the definition thereof) to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Senior Notes, the Senior Subordinated Notes and the Credit Facilities and (ii) any amendment or other modification of the Senior Notes, Senior Subordinated Notes and the Credit Facilities and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charges, integration costs or other business optimization expenses (including cost and expenses relating to inventory optimization programs, wafer fabrication facility closures and new systems design and implementation costs) or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date, and costs related to the closure and/or consolidation of facilities; plus

(f) any other non-cash charges, including any write offs or write downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period under the Management Fee Agreement or otherwise to the Investors or Permira Advisers LLC to the extent otherwise permitted under “Certain Covenants—Transactions with Affiliates” and deducted (and not added back) in such period in computing Consolidated Net Income; plus

(i) the amount of net cost savings projected by Holdings III in good faith to be realized as a result of specified actions taken or initiated during or prior to such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken no later than 36 months after the Issue Date and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $200 million for any four consecutive quarter period (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(j) the amount of loss on sale of receivables, Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(k) any costs or expense incurred by Holdings III or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings III or net cash proceeds of an issuance of Equity Interest of Holdings III (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”; plus

(l) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(m) any net loss from disposed or discontinued operations; plus

(n) interest income or investment earnings on retiree medical and intellectual property, royalty or license receivables; plus

(o) 300 Millimeter R&D Expenses to the extent that the amount of such 300 Millimeter R&D Expenses could have been made as investments under clause (18) of the definition of “Permitted Investments”;

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period; plus

(b) any net income from disposed or discontinued operations; and

(3) increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equalization Payment” means, with respect to any period for any 300 Millimeter Arrangement, the payment made by Holdings III or any of its Restricted Subsidiaries in respect of its applicable share, determined pursuant to the terms of such 300 Millimeter Arrangement, of the depreciation and amortization expenses or charges in respect of capital expenditures made with respect to such 300 Millimeter Arrangement for such period that are recorded as research and development expenses of, but do not otherwise constitute Consolidated Depreciation and Amortization Expense of, Holdings III and its Restricted Subsidiaries on a consolidated basis for such period.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of Holdings III or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to Holdings III’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of Holdings III; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by Holdings III from

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of Holdings III or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings III) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings III,

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of Holdings III on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“Existing Notes” means the 6.875% senior notes due 2011 issued by Freescale Semiconductor, Inc. and the 7.125% Notes due 2014 issued by Freescale Semiconductor, Inc., in each case to the extent any such notes remain outstanding on the Issue Date.

“Existing Indentures” means the indentures governing the Existing Notes as in effect on the Issue Date.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Holdings III in good faith; provided that if the fair market value is equal to or exceeds $100.0 million, such determination shall be made by the board of directors of Holdings III in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdings III or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by Holdings III or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings III or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, Investment, acquisition, disposition, merger or consolidation (including the Transaction) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Holdings III (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investment, acquisition, merger or consolidation (including the Transaction) which is being given pro forma effect that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Holdings III to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Holdings III may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture and the Senior Notes.

“Guarantor” means the Parent Guarantors and each Subsidiary of Holdings III, if any, that Guarantees the Senior Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Senior Note is registered on the registrar’s books.

“Holdings I” means Freescale Semiconductor Holdings I, Ltd., a Bermuda exempted limited liability company, and its successors.

“Holdings II” means Freescale Semiconductor Holdings II, Ltd., a Bermuda exempted limited liability company, and its successors.

“Holdings III” means Freescale Semiconductor Holdings III, Ltd., a Bermuda exempted limited liability company, and its successors.

“Holdings IV” means Freescale Semiconductor Holdings IV, Ltd., a Bermuda exempted limited liability company, and its successors.

“Holdings V” means Freescale Semiconductor Holdings V, Inc., a Delaware corporation, and its successors.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable;

(d) representing any Hedging Obligations; or

(e) during a Suspension Period only, obligations of the lessee for rental payments in respect of Sale and Lease-back Transactions in an amount equal to the present value of such obligations during the remaining term of the lease using a discount rate equal to the rate of interest implicit in such transaction determined in accordance with GAAP, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any direct or indirect parent of Holdings III appearing upon the balance sheet of Holdings III solely by reason of push-down accounting under GAAP shall be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Qualified Securitization Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of Holdings III, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., UBS Securities LLC, Bear, Stearns & Co. Inc., GE Capital Markets, Inc., Greenwich Capital Markets, Inc., Mizuho International plc and Natexis Bleichroeder Inc.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings III and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Holdings III in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to Holdings III’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Holdings III at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings III shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) Holdings III’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to Holdings III’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Holdings III or a Restricted Subsidiary in respect of such Investment.

“Investors” means The Blackstone Group, The Carlyle Group, Permira funds advised by Permira Advisers LLC, TPG Capital and, if applicable, each of their respective Affiliates and funds or partnerships managed by any of them or their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means December 1, 2006.

“Issuer” means Freescale Acquisition Corporation, a Delaware corporation, prior to the Transaction and Freescale Semiconductor, Inc., a Delaware corporation, as the surviving corporation after the Acquisition (and not to any of their Subsidiaries) and its successors.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Fee Agreement” means the management agreement between certain of the management companies associated with the Investors or their advisors, if applicable, and the Issuer.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by Holdings III or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by Holdings III or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings III or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of Holdings III.

“Officer’s Certificate” means a certificate signed on behalf of Holdings III by an Officer of Holdings III, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Holdings III, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Holdings III, the Issuer or the Trustee.

“Parent Guarantors” means Holdings V, Holdings I, Holdings II, Holdings III and Holdings IV.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Holdings III or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

“Permitted Holders” means each of the Investors and members of management of Holdings III or its direct or indirect parent companies on the Issue Date who are holders of Equity Interests of Holdings III (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Holdings III or any of its direct or indirect parent companies.

“Permitted Investments” means:

(1) any Investment in Holdings III or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by Holdings III or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings III or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date;

(6) any Investment acquired by Holdings III or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by Holdings III or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(b) as a result of a foreclosure by Holdings III or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed 3.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of Holdings III, or any of its direct or indirect parent companies; provided, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(10) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed 4.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of Holdings III are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $25.0 million outstanding at any one time, in the aggregate;

(16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of Holdings III or any direct or indirect parent company thereof;

(17) advances, loans or extensions of trade credit in the ordinary course of business by Holdings III or any of its Restricted Subsidiaries; and

(18) Investments in or with respect to the Issuer’s jointly funded alliance with respect to the 300 millimeter wafer fabrication in Crolles, France, as in effect on the Issue Date, and any amendment, modification or restructuring thereof, or any successor or replacement alliance or arrangement with respect thereto, or any additional alliance or arrangement with respect to 300 millimeter or larger wafer fabrication (in each case whether or not located in Crolles, France); provided that the aggregate fair market value of any such Investments in any calendar year shall not exceed an amount equal to:

(a) $150.0 million, with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum carryover of $250.0 million; plus

(b) the amount of 300 Millimeter Asset Sale Proceeds received during such calendar year, with unused 300 Millimeter Asset Sale Proceeds in any calendar year being carried over to succeeding calendar years without any maximum carryover amount; provided that the aggregate amount of Investments made pursuant to this clause (b) shall not exceed $500.0 million; minus

(c) the amount of 300 Millimeter R&D Expenses incurred during such calendar year that is added back to Consolidated Net Income of Holdings III with respect to such calendar year in arriving at EBITDA of Holdings III with respect to such calendar year (including with respect to such calendar year reducing the amounts available under the immediately preceding clauses (a) and (b), as applicable, for carryovers to succeeding calendar years).

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) or (12)(b) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by Holdings III or any of its Restricted Subsidiaries;

(9) Liens on property or other assets at the time Holdings III or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger or consolidation with or into Holdings III or any of its Restricted Subsidiaries; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by Holdings III or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings III or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Holdings III or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Holdings III and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of Holdings III, the Issuer or any Subsidiary Guarantor;

(16) Liens on equipment of Holdings III or any of its Restricted Subsidiaries granted in the ordinary course of business to Holdings III’s clients;

(17) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $65.0 million at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings III or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings III and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings III or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens securing obligations owed by Holdings III or any Restricted Subsidiary to any lender under the Senior Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(28) during a Suspension Period only, Liens securing Indebtedness (other than Indebtedness that is secured equally and ratably with (or on a basis subordinated to) the Senior Notes), and Indebtedness represented by Sale and Leaseback Transactions in an amount not to exceed 15% of Total Assets at any one time outstanding;

(29) Liens securing Indebtedness the proceeds of which are used to develop or construct new facilities (or any improvements to existing facilities) or equipment (or any improvements to existing equipment) designed primarily for the purpose of air or water pollutions control; provided that such Indebtedness is permitted to be incurred by the terms of the Indenture and such Liens do not extend to any assets of Holdings III or its Restricted Subsidiaries other than the assets acquired or improved with the proceeds of the Indebtedness secured by such Lien; and

(30) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (a) constituting a securitization financing facility that meets the following conditions: (1) the board of directors of Holdings III shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings III and the applicable Securitization Subsidiary, (2) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by Holdings III) and (3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Holdings III) or (b) constituting a receivables financing facility.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Senior Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Senior Notes dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by Holdings III or a Restricted Subsidiary in exchange for assets transferred by Holdings III or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, Holdings IV, Holdings V, the Issuer and any other direct or indirect Subsidiary of Holdings III (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary;

provided, that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by Holdings III or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by Holdings III or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of Holdings III or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment related to the Specified Contract Rights subject to a Qualified Securitization Facility that is a securitization financing facility (and not a receivables financing facility) and the proceeds thereof.

“Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Holdings III or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which Holdings III or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Credit Facilities” means the Credit Facilities entered into as of the Issue Date by and among the Issuer, Holdings III, the lenders party thereto in their capacities as lenders thereunder and Citibank, N.A., as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities or Senior Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Senior Subordinated Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, that Senior Indebtedness shall not include:

(a) any obligation of such Person to Holdings III or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Subordinated Notes” means the $1,600 million aggregate principal amount of the Issuer’s 10 1/8% senior subordinated notes due 2016 issued on the Issue Date.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by Holdings III and its Restricted Subsidiaries on the Issue Date and any reasonable extension thereof or any business that is similar, reasonably related, incidental or ancillary thereto.

“Specified Contract Rights” means certain intellectual property licenses, agreements or other contracts giving rise to not more than $100 million of annual accounts receivable, royalty or other intellectual property revenue streams or other rights to payment.

“Subordinated Indebtedness” means, with respect to the Senior Notes,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Senior Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Senior Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Guarantor other than the Parent Guarantors.

“Total Assets” means the total assets of Holdings III and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of Holdings III or such other Person as may be expressly stated.

“Transaction” means the transactions contemplated by the Transaction Agreement, the tender offer and consent solicitation relating to the Existing Notes, the issuance of the Senior Notes and the Senior Subordinated Notes and borrowings under the Senior Credit Facilities as in effect on the Issue Date.

“Transaction Agreement” means the Agreement and Plan of Merger, dated as of September 15, 2006 by and among Freescale Semiconductor, Inc., the Issuer and Freescale Holdings LLC, as the same may be amended prior to the Issue Date.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to December 15, 2008 in the case of the Senior Floating Rate Notes, December 15, 2010 in the case of the Senior Toggle Notes, and December 15, 2010 in the case of the Senior Fixed Rate Notes; provided, that if the period from the Redemption Date to such date, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Holdings III which at the time of determination is an Unrestricted Subsidiary (as designated by Holdings III, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

Holdings III may designate any Subsidiary of Holdings III (including any existing Subsidiary and any newly acquired or newly formed Subsidiary but excluding the Issuer and any Subsidiary of Holdings III as to which the Issuer is a Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Holdings III or any Subsidiary of Holdings III (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by Holdings III;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings III or any Restricted Subsidiary.

Holdings III may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) Holdings III could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(2) the Fixed Charge Coverage Ratio for Holdings III its Restricted Subsidiaries would be equal to or greater than such ratio for Holdings III and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by Holdings III shall be notified by Holdings III to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of Holdings III or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

DESCRIPTION OF THE SENIOR SUBORDINATED EXCHANGE NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the term “Issuer” refers only to Freescale Acquisition Corporation prior to the Transaction and to Freescale Semiconductor, Inc., as the surviving corporation after the Acquisition, and not to any of their Subsidiaries, (ii) the term “Holdings V” refers to Freescale Semiconductor Holdings V, Inc., the direct parent of the Issuer, (iii) the term “Holdings IV” refers to Freescale Semiconductor Holdings IV, Ltd., the direct parent of Holdings V, (iv) the term “Holdings III” refers to Freescale Semiconductor Holdings III, Ltd., the direct parent of Holdings IV, (v) the term “Holdings II” refers to Freescale Semiconductor Holdings II, Ltd., the direct parent of Holdings III, (vi) the term “Holdings I” refers to Freescale Semiconductor Holdings I, Ltd., the direct parent of Holdings II, (vii) the term “Restricted Parent Guarantors” refers to Holdings V, Holdings III and Holdings IV, and (viii) the terms “we,” “our” and “us” each refer to Holdings III and its consolidated Subsidiaries, including the Issuer.

The Issuer will issue $1,600 million aggregate principal amount of Senior Subordinated Exchange Notes due 2016 under an indenture dated December 1, 2006 (the “Indenture”) among the Issuer, the Guarantors and The Bank of New York, as trustee (the “Trustee”). This is the same indenture under which the Senior Subordinated Restricted Notes were issued. Unless the context otherwise requires, in this description, (i) the “Senior Subordinated Notes” refer to the Senior Subordinated Exchange Notes and the Senior Subordinated Restricted Notes. Except as set forth herein, the terms of the Senior Subordinated Notes will be substantially identical and include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Any Senior Subordinated Restricted Notes that remain outstanding after the completion of the exchange offer, together with the Senior Subordinated Exchange Notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the Senior Subordinated Notes.

Senior Subordinated Exchange Notes versus Senior Subordinated Restricted Notes

The terms of the Senior Subordinated Exchange Notes are substantially identical in all material respects to those of the outstanding Senior Subordinated Restricted Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Senior Subordinated Restricted Notes do not apply to the Senior Subordinated Exchange Notes.

Brief Description of the Senior Subordinated Exchange Notes

The Senior Subordinated Exchange Notes:

•	will be unsecured senior subordinated obligations of the Issuer;

•	will be subordinated in right of payment to all existing and future Senior Indebtedness (including the Senior Credit Facilities and the Senior Notes) of ours;

•

will be structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of the Issuer that do not guarantee the Senior Subordinated Notes;

•	will be senior in right of payment to any Subordinated Indebtedness (as defined with respect to the Senior Subordinated Notes) of the Issuer; and

•

will be initially guaranteed on an unsecured senior subordinated basis by the Guarantors and will also be guaranteed in the future by each Subsidiary, if any, that guarantees Indebtedness under the Senior Credit Facilities.

Guarantees

The Parent Guarantors, as primary obligors and not merely as sureties, will initially jointly and severally irrevocably and unconditionally guarantee, on an unsecured senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Senior Subordinated Notes, whether for payment of principal of, premium, if any, or interest in respect of the Senior Subordinated Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

The Parent Guarantors will initially guarantee the Senior Subordinated Notes and, in the future, each direct and indirect Subsidiary of Holdings III that guarantees Indebtedness under the Senior Credit Facilities will guarantee the Senior Subordinated Notes. Each of the Guarantees of the Senior Subordinated Notes will be a general unsecured obligation of each Guarantor and will be subordinated in right of payment to all existing and future Senior Indebtedness of each such entity, including its guarantees of the Senior Credit Facilities and the Senior Notes. The Senior Subordinated Notes will be structurally subordinated to Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of Holdings III (other than the Issuer) that do not Guarantee the Senior Subordinated Notes.

Initially, none of the Issuer’s Subsidiaries will Guarantee the Senior Subordinated Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. Non-guarantor Subsidiaries of the Issuer accounted for approximately $4,594 million, or 72% of the Issuer’s net sales, and approximately $635 million of its EBITDA, in each case for the year ended December 31, 2006, and approximately $3,527 million, or 21% of its Total Assets as of March 30, 2007.

The obligations of each Subsidiary Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law. This provision may not, however, be effective to protect a Guarantee from being voided under fraudulent transfer law, or may reduce the applicable Subsidiary Guarantor’s obligation to an amount that effectively makes its Guarantee worthless. If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.”

Any Subsidiary Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

Each Guarantee by a Subsidiary Guarantor will provide by its terms that it will be automatically and unconditionally released and discharged upon:

(1) (a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Guarantor of Indebtedness under the Senior Credit Facilities or such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(d) the exercise by the Issuer of its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the discharge of the Issuer’s obligations under the Indenture in accordance with the terms of the Indenture; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

The payment of the principal of, premium, if any, and interest on the Senior Subordinated Notes and the payment of any Guarantee will be subordinated in right of payment to the prior payment in cash in full of all existing and future Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities and the Senior Notes.

The Senior Subordinated Notes and the Guarantees will be subordinated in right of payment to all of the Issuer’s and the Guarantors’ existing and future Senior Indebtedness, including their obligations under the Senior Credit Facilities. As of March 30, 2007, the Issuer had $7,920 million of Senior Indebtedness. As of December 31, 2006, the Issuer had an additional $750 million of borrowing capacity under the revolving portion of the Senior Credit Facilities and the option to raise incremental term or revolving facilities under the Issuer’s Senior Credit Facilities of up to $1,000 million. As of December 31, 2006, Holdings III’s only Senior Indebtedness consisted of its guarantees of the Issuer’s obligations under the Senior Credit Facilities and the Senior Notes.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer, the Restricted Parent Guarantors and the Issuer’s Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. The Indenture does not limit the amount of additional Indebtedness that Holdings Iand Holdings II may incur. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Senior Subordinated Notes

The Issuer will maintain one or more paying agents for the Senior Subordinated Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Senior Subordinated Notes will be the Trustee.

The Issuer will also maintain one or more registrars with offices in the Borough of Manhattan, City of New York and a transfer agent, including one with offices in the Borough of Manhattan, City of New York. The initial registrar and transfer agent with respect to the Senior Subordinated Notes will be the Trustee. The registrar will maintain a register reflecting ownership of the Senior Subordinated Notes outstanding from time to time and the transfer agent will make payments on and facilitate transfer of Senior Subordinated Notes on behalf of the Issuer.

The Issuer may change the paying agent, the registrar or the transfer agent without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent, registrar or transfer agent.

So long as any Senior Subordinated Notes are listed on an exchange and the rules of such exchange so require, the Issuer will satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of paying agent, registrar or transfer agent.

Subordination of the Senior Subordinated Notes

Only Indebtedness of the Issuer or a Guarantor that is Senior Indebtedness will rank senior to the Senior Subordinated Notes and the Guarantees in accordance with the provisions of the Indenture. The Senior Subordinated Notes and Guarantees will rank pari passu in all respects with all other Senior Subordinated Indebtedness of the Issuer and the relevant Guarantor, respectively.

We agreed in the Indenture that the Issuer, the Restricted Parent Guarantors and the Subsidiary Guarantors will not incur any Indebtedness that is subordinate or junior in right of payment to the Senior Indebtedness of such Person, unless such Indebtedness is equal in right of payment with the Senior Subordinated Notes or the related Guarantees or is expressly subordinated in right of payment to the Senior Subordinated Indebtedness or the related Guarantees, as the case may be. The Indenture does not treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Neither the Issuer nor any Guarantor will be permitted to pay principal of, premium, if any, or interest on the Senior Subordinated Notes (or pay any other Obligations relating to the Senior Subordinated Notes, including fees, costs, expenses, indemnities and rescission or damage claims) or make any deposit pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge” below and may not purchase, redeem or otherwise retire any Senior Subordinated Notes (collectively, “pay the Senior Subordinated Notes”) other than in the form of Permitted Junior Securities if either of the following occurs (a “Payment Default”):

(1) any Obligation on any Designated Senior Indebtedness of the Issuer is not paid in full in cash when due (after giving effect to any applicable grace period); or

(2) any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been discharged or paid in full in cash. Regardless of the foregoing, the Issuer is permitted to pay the Senior Subordinated Notes if the Issuer and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer will not be permitted to pay the Senior Subordinated Notes (except in the form of Permitted Junior Securities) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuer) of written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and the Issuer from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, the Issuer and the Guarantors are permitted to resume paying the Senior Subordinated Notes after the end of such Payment Blockage Period. The Senior Subordinated Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided that if any Blockage Notice is delivered to the Trustee by or on behalf of the holders of Designated Senior Indebtedness of the Issuer (other than the holders of Indebtedness under the Senior Credit Facilities), a Representative of holders of Indebtedness under the Senior Credit Facilities may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the Senior Subordinated Notes is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no default that existed or was continuing on the date of delivery of any Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Blockage Notice unless such default has been waived for a period of not less than 90 days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of a Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

In the event of any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property:

(1) the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash of such Senior Indebtedness before the Holders of the Senior Subordinated Notes are entitled to receive any payment;

(2) until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which Holders of the Senior Subordinated Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders of Senior Subordinated Notes may receive Permitted Junior Securities; and

(3) if a distribution is made to Holders of the Senior Subordinated Notes that, due to the subordination provisions, should not have been made to them, such Holders of the Senior Subordinated Notes will be required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Issuer to pay interest or principal with respect to the Senior Subordinated Notes when due by their terms. If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Issuer must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration. If any Indebtedness under the Senior Credit Facilities is outstanding, no such acceleration will be effective until the earlier of the acceleration of Indebtedness under the Senior Credit Facilities or five Business Days after the Representative under the Senior Credit Facilities receive notice of such acceleration and, thereafter, the Issuer may pay the Senior Subordinated Notes only if the Indenture otherwise permits payment at that time.

Each Guarantor’s obligations under its Guarantee will be senior subordinated obligations of that Guarantor. As such, the rights of Holders to receive payment pursuant to such Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Issuer’s obligations under the Senior Subordinated Notes apply equally to the obligations of such Guarantor under its Guarantee.

A Holder by its acceptance of Senior Subordinated Notes agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee its attorney-in-fact for such purpose.

By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Issuer or a Guarantor who are holders of Senior Indebtedness of the Issuer or such Guarantor, as the case may be, may recover more, ratably, than the Holders of the Senior Subordinated Notes, and creditors who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Senior Subordinated Notes.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of Government Securities held in trust by the Trustee for the payment of principal of and interest on the Senior Subordinated Notes pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge,” if the foregoing subordination provisions were not violated at the time the applicable amounts were deposited in trust pursuant to such provisions.

Transfer and Exchange

A Holder may transfer or exchange Senior Subordinated Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Senior Subordinated Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Senior Subordinated Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Issuer will not be required to transfer or exchange any Senior Subordinated Note for a period of 15 days before a selection of Senior Subordinated Notes to be redeemed. The registered Holder of a Senior Subordinated Note will be treated as the owner of the Senior Subordinated Note for all purposes.

Principal, Maturity and Interest

The Issuer will issue an aggregate principal amount of $1,600 million of Senior Subordinated Exchange Notes in this exchange offer. The Senior Subordinated Notes will mature on December 15, 2016. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional Senior Subordinated Notes from time to time after this offering under the Indenture (“Additional Senior Subordinated Notes”). The Senior Subordinated Notes offered by the Issuer and any Additional Senior Subordinated Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Senior Subordinated Notes” for all purposes of the Indenture and this “Description of the Senior Subordinated Exchange Notes” include any Additional Senior Subordinated Notes that are actually issued. The Senior Subordinated Notes will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.

Senior Subordinated Notes

Interest on the Senior Subordinated Notes will accrue at the rate of 10  1/8% per annum. Interest on the Senior Subordinated Notes will be payable semi-annually in arrears on each June 15 and December 15, commencing on June 15, 2007 to the Holders of Senior Subordinated Notes of record on the immediately preceding June 1 and December 1. Interest on the Senior Subordinated Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Senior Subordinated Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Interest

Additional Interest may accrue on the Senior Subordinated Notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Senior Subordinated Notes shall be deemed to include any Additional Interest payable pursuant to the Registration Rights Agreement.

Payment of Interest

Payments of principal of, premium, if any, and interest on the Senior Subordinated Notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Senior Subordinated Notes at their respective addresses set forth in the register of Holders; provided that (a) all payments of principal, premium, if any, and interest with respect to the Senior Subordinated Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all payments of principal, premium, if any, and interest with respect to certificated Senior Subordinated Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Senior Subordinated Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Senior Subordinated Notes as described under the caption “Repurchase at the Option of Holders.” The Issuer may at any time and from time to time purchase Senior Subordinated Notes in the open market or otherwise.

Additional Amounts

All payments that any Guarantor that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (each a “Foreign Payor”) makes under or with respect to the Senior Subordinated Notes or any Guarantee, will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charges (including penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of any jurisdiction in which any Foreign Payor is incorporated, organized or otherwise resident for tax purposes or from or through which any of the foregoing makes any payment on the Senior Subordinated Notes or by any taxing authority therein or political subdivision thereof (each, as applicable, a “Relevant Taxing Jurisdiction”), unless the applicable Foreign Payor is required to withhold or deduct Taxes by law or by the interpretation or administration of law. If a Foreign Payor is required to withhold or deduct any amount for, or on account of, Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Senior Subordinated Notes or any Guarantee, such Foreign Payor will pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder of the Senior Subordinated Notes after such withholding or deduction will be not less than the amount such Holder would have received if such Taxes had not been required to be withheld or deducted.

Notwithstanding the foregoing, no Foreign Payor will be required to pay Additional Amounts to a Holder of Senior Subordinated Notes in respect of or on account of:

(1) any Taxes that are imposed or levied by a Relevant Taxing Jurisdiction by reason of such Holder’s present or former connection with such Relevant Taxing Jurisdiction, including such Holder being or having been a citizen, national, or resident, being or having been engaged in a trade or business, being, or having been, physically present in or having or having had a permanent establishment in a Relevant Taxing Jurisdiction (but not including, in each case, any connection arising from the mere receipt or holding of Senior Subordinated Notes or the receipt of payments thereunder or under a Guarantee or the exercise or enforcement of rights under any Senior Subordinated Notes or the Indenture or a Guarantee);

(2) any Taxes that are imposed or levied by reason of the failure of such Holder, following the written request of any Foreign Payor (as the case may be) addressed to such Holder (and made at a time that would enable such Holder acting reasonably to comply with that request) made in accordance with the notice procedures set forth in the Indenture, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of withholding or deduction of, Taxes imposed by the Relevant Taxing Jurisdiction (including a certification that such Holder is not resident in the Relevant Taxing Jurisdiction);

(3) any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(4) any Tax that is payable otherwise than by withholding or deduction from payments made under or with respect to the Senior Subordinated Notes;

(5) any Tax that is imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of the Senior Subordinated Notes for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficial owner or holder thereof would have been entitled to Additional Amounts had the Senior Subordinated Notes been presented for payment on any date during such 30 day period;

(6) any Tax except to the extent it exceeds any Tax that would have been required to be withheld from payments to the Holder if such payments were made by the Issuer; or

(7) any combination of items (1) through (6) above.

In addition, Additional Amounts will not be paid with respect to the Senior Subordinated Notes to a Holder who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of the payment under or with respect to the Senior Subordinated Notes, to the extent that payment would be required by the laws of a Relevant Taxing Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder in that limited liability company or a beneficial owner who would not have been entitled to the Additional Amounts had it been the Holder of the Senior Subordinated Notes.

The relevant Foreign Payor will (i) make such withholding or deduction as is required by applicable law and (ii) remit the full amount withheld or deducted to the relevant taxing authority in accordance with applicable law.

At least 30 calendar days prior to each date on which any payment under or with respect to the Senior Subordinated Notes is due and payable, if the relevant Foreign Payor will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Senior Subordinated Notes is due and payable, in which case it will be promptly thereafter), the relevant Foreign Payor will deliver to the Trustee an officer’s certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to the applicable Holders on the payment date. The relevant Foreign Payor will promptly publish a notice in accordance with the notice provisions set forth in the Indenture stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

Upon written request, the relevant Foreign Payor will furnish to the Trustee or to a Holder of the Senior Subordinated Notes copies of tax receipts evidencing the payment of any Taxes by such Foreign Payor in such form as provided in the normal course by the taxing authority imposing such Taxes and as is reasonably available to such Foreign Payor. If, notwithstanding the efforts of such Foreign Payor to obtain such receipts, the same are not obtainable, such Foreign Payor will provide the Trustee or the applicable Holder with other evidence reasonably satisfactory to the Trustee or such Holder.

In addition, the Issuer, any Guarantor and any Successor Company, as the case may be, will pay any present or future stamp, issue, registration, court, documentation, excise or property taxes or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by or in any Relevant Taxing Jurisdiction in respect of the execution, issue, enforcement or delivery of the Senior Subordinated Notes or any other document or instrument referred to thereunder (other than on or in connection with a transfer of the Senior Subordinated Notes other than the initial resale by the initial purchasers).

Whenever the Indenture, the Senior Subordinated Notes or this “Description of the Senior Subordinated Notes” refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Senior Subordinated Note or with respect to any Guarantee, such reference includes the payment of Additional Amounts, if applicable.

Optional Redemption

Except as set forth below, the Issuer will not be entitled to redeem the Senior Subordinated Notes at its option.

At any time prior to December 15, 2011 the Issuer may redeem all or a part of the Senior Subordinated Notes, upon notice as described under “—Selection and Notice”, at a redemption price equal to 100% of the principal amount of the Senior Subordinated Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after December 15, 2011 the Issuer may redeem the Senior Subordinated Notes, in whole or in part, upon notice as described under the heading “Repurchase at the Option of Holders—Selection and Notice”, at the redemption prices (expressed as percentages of principal amount of the Senior Subordinated Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on December 15 of each of the years indicated below:

Year	Senior Subordinated Notes Percentage
2011	105.063%
2012	102.531%
2013	101.688%
2014 and thereafter	100.000%

In addition, until December 15, 2009, the Issuer may, at its option, redeem (a) up to 35% of the aggregate principal amount of Senior Subordinated Notes issued by it at a redemption price equal to 100% of the aggregate principal amount thereof, plus a premium equal to the stated interest rate per annum on the Senior Subordinated Dollar Notes, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of Senior Subordinated Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by it from one or more Equity Offerings; provided that (i) at least 50% of the sum of the aggregate principal amount of Senior Subordinated Notes originally issued under the Indenture and any Additional Senior Subordinated Notes that are Senior Subordinated Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (ii) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. So long as any Senior Subordinated Notes are listed on a stock exchange, and to the extent required by such stock exchange, the Issuer will notify the stock exchange of any such notice of redemption. In addition, the Issuer will notify the stock exchange of the principal amount of any Senior Subordinated Notes outstanding following any partial redemption of such Senior Subordinated Notes.

Selection and Notice

If the Issuer is redeeming less than all of the Senior Subordinated Notes issued by it at any time, the Trustee will select the Senior Subordinated Notes to be redeemed (a) if the Senior Subordinated Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Senior Subordinated Notes are listed or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason by lot or by such other method as the Trustee shall deem fair and appropriate. No Senior Subordinated Notes of $2,000 or less can be redeemed in part.

Notices of redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the redemption date to each Holder of Senior Subordinated Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Senior Subordinated Notes or a satisfaction and discharge of the Indenture. If any Senior Subordinated Note is to be redeemed in part only, any notice of redemption that relates to such Senior Subordinated Note shall state the portion of the principal amount thereof that has been or is to be redeemed.

The Issuer will issue a new Senior Subordinated Note in a principal amount equal to the unredeemed portion of the original Senior Subordinate Note in the name of the Holder upon cancellation of the original Senior Subordinated Note. Senior Subordinated Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on Senior Subordinated Notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

The Senior Subordinated Notes will provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Senior Subordinated Notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the Senior Subordinated Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the Senior Subordinated Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Senior Subordinated Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with a copy to the Trustee, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Senior Subordinated Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Senior Subordinated Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Senior Subordinated Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Senior Subordinated Notes purchased pursuant to a Change of Control Offer will be required to surrender such Senior Subordinated Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Senior Subordinated Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Senior Subordinated Notes and their election to require the Issuer to purchase such Senior Subordinated Notes, provided that the paying agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Senior Subordinated Notes, the principal amount of Senior Subordinated Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Senior Subordinated Notes and its election to have such Senior Subordinated Notes purchased;

(7) that if the Issuer is redeeming less than all of the Senior Subordinated Notes, the Holders of the remaining Senior Subordinated Notes will be issued new Senior Subordinated Notes and such new Senior Subordinated Notes will be equal in principal amount to the unpurchased portion of the Senior Subordinated Notes surrendered. The unpurchased portion of the Senior Subordinated Notes must be equal to at least $2,000 or an integral multiple of $1,000 thereafter;

(8) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Senior Subordinated Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Senior Subordinated Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Senior Subordinated Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Senior Subordinated Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Senior Subordinated Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities and Senior Notes will prohibit or limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Senior Subordinated Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the Senior Subordinated Notes, the Issuer could seek the consent of its lenders and the holders of the Senior Notes to permit the purchase of the Senior Subordinated Notes or could attempt to refinance the indebtedness that contain such prohibition. If the Issuer does not obtain such consent or repay such indebtedness, the Issuer will remain prohibited from purchasing the Senior Subordinated Notes. In such case, the Issuer’s failure to purchase tendered Senior Subordinated Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of Senior Subordinated Notes under certain circumstances. The Senior Credit Facilities will provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under the Senior Credit Facilities, we could seek a waiver of such default or seek to refinance the Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under the Senior Credit Facilities being declared due and payable and cause a Qualified Securitization Facility to be wound down.

Our ability to pay cash to the Holders of Senior Subordinated Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Senior Subordinated Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Senior Subordinated Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Senior Subordinated Notes protection in the event of a highly leveraged transaction.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Senior Subordinated Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of Holdings III to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of Holdings III. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Senior Subordinated Notes may require the Issuer to make an offer to repurchase the Senior Subordinated Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Senior Subordinated Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Subordinated Notes.

Asset Sales

The Indenture provides that Holdings III will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

(1) Holdings III or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by Holdings III or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on Holdings III’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of Holdings III or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Senior Subordinated Notes, that are assumed by the transferee of any such assets and for which Holdings III and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities received by Holdings III or such Restricted Subsidiary from such transferee that are converted by Holdings III or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by Holdings III or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, Holdings III or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under Senior Indebtedness, and to correspondingly reduce commitments with respect thereto;

(b) Obligations under Senior Subordinated Indebtedness (and to correspondingly reduce commitments with respect thereto); provided that the Issuer shall equally and ratably reduce Obligations under the Senior Subordinated Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Senior Subordinated Notes to purchase their Senior Subordinated Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Senior Subordinated Notes that would otherwise be prepaid; or

(c) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to Holdings III or another Restricted Subsidiary;

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in Holdings III or another of its

Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, or

(3) to make an Investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in Holdings III or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as Holdings III, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, Holdings III or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, the Issuer shall make an offer to all Holders of the Senior Subordinated Notes and, if required by the terms of any Indebtedness that is pari passu with the Senior Subordinated Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Senior Subordinated Notes and such Pari Passu Indebtedness that is at least $2,000 or an integral multiple of $1,000 thereafter, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $100.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days or with respect to Excess Proceeds of $100.0 million or less.

To the extent that the aggregate amount of Senior Subordinated Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Senior Subordinated Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Subordinated Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Senior Subordinated Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Senior Subordinated Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The Senior Credit Facilities and the Senior Notes prohibit or limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Senior Subordinated Notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the Senior Subordinated Notes, the Issuer could seek the consent of its lenders and the holders of the Senior Notes to the purchase of the Senior Subordinated Notes or could attempt to refinance the indebtedness that contain such prohibition. If the Issuer does not obtain such consent or repay such indebtedness, it will remain prohibited from purchasing the Senior Subordinated Notes. In such case, the Issuer’s failure to purchase tendered Senior Subordinated Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of the Senior Subordinated Notes under certain circumstances.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Senior Subordinated Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Subordinated Notes.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. During any period of time that (i) the Senior Subordinated Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”) then, the covenants specifically listed under the following captions in this “Description of Senior Subordinated Notes” section of this prospectus will not be applicable to the Senior Subordinated Notes (collectively, the “Suspended Covenants)”:

(1) “Repurchase at the Option of Holders—Asset Sales”;

(2) “—Limitation on Restricted Payments”;

(3) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of each of the first and third paragraphs of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5) “—Transactions with Affiliates”;

(6) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(7) “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(8) “—Limitation on Layering”; and

(9) “Repurchase at the Option of Holders—Change of Control.”

During any period that the foregoing covenants have been suspended, Holdings III may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

If and while Holdings III and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Senior Subordinated Notes will be entitled to substantially less covenant protection. In the event that Holdings III and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Senior Subordinated Notes below an Investment Grade Rating, then Holdings III and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” The Guarantees of the Subsidiary Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by Holdings III or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to the Senior Subordinated Notes; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described above under the caption “—Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” In addition, for purposes of clause (3) of the first paragraph under the caption “—Limitation on Restricted Payments”, all events set forth in such clause (3) occurring during a Suspension Period shall be disregarded for purposes of determining the amount of Restricted Payments Holdings III or any Restricted Subsidiary is permitted to make pursuant to such clause (3).

There can be no assurance that the Senior Subordinated Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

Holdings III will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any payment or distribution on account of Holdings III’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions by Holdings III payable solely in Equity Interests (other than Disqualified Stock) of Holdings III; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, Holdings III or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings III or any direct or indirect parent of Holdings III, including in connection with any merger or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, Holdings III could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Fixed Charge Coverage Test”); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings III and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of Holdings III for the period (taken as one accounting period and including the predecessor) beginning on September 30, 2006, to the end of Holdings III’s recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by Holdings III since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i)(A) Equity Interests of Holdings III, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of Holdings III, any direct or indirect parent company of Holdings III and Holdings III’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock;

and (B) to the extent such net cash proceeds are actually contributed to Holdings III, Equity Interests of Holdings III’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of Holdings III that have been converted into or exchanged for such Equity Interests of Holdings III;

provided, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of Holdings III sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of Holdings III following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) (other than by a Restricted Subsidiary and other than by any Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to Holdings III or a Restricted Subsidiary) of Restricted Investments made by Holdings III or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Holdings III or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by Holdings III or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to Holdings III or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by Holdings III or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $100 million, shall be set forth in writing by an Independent Financial Advisor), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by Holdings III or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of Holdings III or any Equity Interests of any direct or indirect parent company of Holdings III, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Holdings III or any direct or indirect parent company of Holdings III to the extent contributed to Holdings III (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of Holdings III) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of Holdings III, the Issuer or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of Holdings III, the Issuer or a Subsidiary Guarantor, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Senior Subordinated Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Holdings III or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of Holdings III, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $40 million (which shall increase to $75 million subsequent to the consummation of an underwritten public Equity Offering by Holdings III or any direct or indirect parent entity of Holdings III) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $75 million in any calendar year (which shall increase to $100 million subsequent to the consummation of an underwritten public Equity Offering by Holdings III or any direct or indirect parent corporation of Holdings III)); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Holdings III and, to the extent contributed to Holdings III, Equity Interests of any of Holdings III’s direct or indirect parent companies, in each case to members of management, directors or consultants of Holdings III, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by Holdings III or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to Holdings III from members of management of Holdings III, any of Holdings III’s direct or indirect parent companies or any of Holdings III’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of Holdings III or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Holdings III or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Holdings III after the Issue Date;

(b) the declaration and payment of dividends to a direct or indirect parent company of Holdings III, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to Holdings III from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, Holdings III and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed 2.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on Holdings III’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of Holdings III’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to Holdings III in or from any such public offering, other than public offerings with respect to Holdings III’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed $450 million;

(12) distributions or payments of Securitization Fees;

(13) any Restricted Payment made in connection with the Transaction and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Senior Subordinated Notes validly tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends by Holdings III to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of Holdings III and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that Holdings III and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were Holdings III, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of Holdings III to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings III and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of Holdings III to the extent such costs and expenses are attributable to the ownership or operation of Holdings III and its Restricted Subsidiaries; and

(e) fees and expenses other than to Affiliates of Holdings III related to any unsuccessful equity or debt offering of such parent entity; and

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings III or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

provided, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) and (16), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of Holdings III’s Subsidiaries, including Holdings V and the Issuer, were, and as of the issue date of the Exchange Notes will be, Restricted Subsidiaries. Holdings III will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings III and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

Holdings III will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Holdings III will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, that Holdings III may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and, subject to the third paragraph of this covenant, any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for Holdings III and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by Holdings III, the Issuer or any other Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $5,250 million outstanding at any one time;

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by (a) the Senior Subordinated Notes (including any Guarantee) and the Exchange Notes and related exchange guarantees to be issued in exchange for Senior Subordinated Notes and the Guarantees pursuant to the Registration Rights Agreement (other than any Additional Senior Subordinated Notes) and (b) the Senior Notes (including any guarantee thereof) and the Exchange Notes and related exchange guarantees to be issued in exchange for the Senior Notes and the guarantees thereof pursuant to the Registration Rights Agreement;

(3) Indebtedness of Holdings III and its Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by Holdings III or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock issued and outstanding under this clause (4) not to exceed 4.0% of Total Assets at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;

(5) Indebtedness incurred by Holdings III or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of Holdings III or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, that

(a) such Indebtedness is not reflected on the balance sheet of Holdings III, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(a)); and

(b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Holdings III and its Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of Holdings III to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor (other than the Issuer) is expressly subordinated in right of payment to the Senior Subordinated Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings III or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(8) Indebtedness of a Restricted Subsidiary to Holdings III or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor (other than the Issuer), such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Senior Subordinated Notes of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to Holdings III or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to Holdings III or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdings III or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” exchange rate risk or commodity pricing risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by Holdings III or any of its Restricted Subsidiaries in the ordinary course of business;

(12) (a) Indebtedness or Disqualified Stock of Holdings III and Indebtedness, Disqualified Stock or Preferred Stock of Holdings III or any Restricted Subsidiary equal to 200% of the net cash proceeds received by Holdings III since immediately after the Issue Date from the issue or sale of Equity Interests of Holdings III or cash contributed to the capital of Holdings III (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to Holdings III or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of Holdings III and Indebtedness, Disqualified Stock or Preferred Stock of Holdings III or, subject to the third paragraph of this covenant, any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $900 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which Holdings III or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence by Holdings III or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Senior Subordinated Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Senior Subordinated Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings III that is not a Guarantor (other than the Issuer) that refinances Indebtedness, Disqualified Stock or Preferred Stock of Holdings III or the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings III that is not a Guarantor (other than the Issuer) that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor or the Issuer; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of Holdings III or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) Holdings III or, subject to the third paragraph of this covenant, a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by Holdings III or any Restricted Subsidiary or merged into Holdings III or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, either

(a) Holdings III would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b) the Fixed Charge Coverage Ratio of Holdings III and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition or merger;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of Holdings III or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (a) any guarantee by Holdings III or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18) Indebtedness consisting of Indebtedness issued by Holdings III or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Holdings III or any direct or indirect parent company of Holdings III to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments”;

(19) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(20) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of Holdings III and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Holdings III and its Restricted Subsidiaries;

(21) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis; and

(22) Indebtedness of Holdings III or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business.

Restricted Subsidiaries of Holdings III that are not Guarantors (other than the Issuer) may not incur Indebtedness or Disqualified Stock or Preferred Stock under the first paragraph of this covenant or clause 12(b) or 14(x) of the second paragraph of this covenant if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors (other than the Issuer) incurred or issued pursuant to the first paragraph of this covenant and clauses 12(b) and 14(x) of the second paragraph of this covenant, collectively, would exceed $1,250 million.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (22) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Holdings III, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the second paragraph above; and

(2) at the time of incurrence, Holdings III will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

Holdings III will not, and will not permit the Issuer, Holdings V, Holdings IV or any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Senior Subordinated Notes or any related Guarantee, on any asset or property of Holdings III, the Issuer, Holdings V or any Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Senior Subordinated Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Senior Subordinated Notes or the Guarantees are equally and ratably secured,

except that the foregoing shall not apply to (a) Liens securing the Senior Subordinated Notes and the related Guarantees and (b) Liens securing Senior Indebtedness of the Issuer or any Guarantor.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the jurisdiction of organization of the Issuer, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Senior Subordinated Notes is a corporation;

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Senior Subordinated Notes pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company or the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b) the Fixed Charge Coverage Ratio for Holdings III and the Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for Holdings III and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the fourth succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Senior Subordinated Notes and the Registration Rights Agreement; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Issuer under the Indenture, the Guarantees and the Senior Subordinated Notes, as applicable. Notwithstanding the immediately preceding clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

(2) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in a State of the United States so long as the amount of Indebtedness of Holdings III and its Restricted Subsidiaries is not increased thereby.

Holdings III may not consolidate or merge with or into or wind up into (whether or not Holdings III is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) Holdings III is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Holdings III) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the jurisdiction of organization of Holdings III or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor, if other than Holdings III, expressly assumes all the obligations of Holdings III under the Senior Subordinated Notes pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Guarantor or Holdings III would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b) the Fixed Charge Coverage Ratio for the Successor Guarantor or Holdings III, as applicable, and the Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for Holdings III and its Restricted Subsidiaries immediately prior to such transaction; and

(5) Holdings III shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Guarantor will succeed to, and be substituted for Holdings III under the Indenture, the Guarantees and the Senior Subordinated Notes, as applicable. Notwithstanding the immediately preceding clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to Holdings III, and

(2) Holdings III may merge with an Affiliate of Holdings III solely for the purpose of reincorporating Holdings III in another jurisdiction so long as the amount of Indebtedness of Holdings III and its Restricted Subsidiaries is not increased thereby and so long as the surviving entity (if not Holdings III) assumes all of Holdings III’s obligations under the Indenture, the Senior Subordinated Notes, the Registration Rights Agreement and its Guarantee in connection with such reincorporation.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor (other than Holdings III as provided above) will, and Holdings III will not permit any such Guarantor to, consolidate or merge with or into or wind up into (whether or not Holdings III, the Issuer or such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(c) immediately after such transaction, no Default exists; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor (other than Holdings IV, except as provided above) may merge into or transfer all or part of its properties and assets to Holdings III, the Issuer or any Guarantor and any such Guarantor may merge with a Subsidiary of Holdings III solely for the purpose of reincorporating the Guarantor in another jurisdiction so long as the amount of Indebtedness of Holdings III and its Restricted Subsidiaries is not increased thereby and so long as the surviving entity (if not the Guarantor) assumes all of the Guarantor’s obligations under its Guarantee in connection with such reincorporation.

Holdings III shall, directly or indirectly, at all times own 100% of the Equity Interests of the Issuer (other than Equity Interests held by employees of the Issuer or any Restricted Subsidiary as of the Issue Date and Equity Interests issued in exchange therefor); provided, however, that not more than 1% of the outstanding Equity Interests of Holdings V may be held by Freescale Holdings L.P.

Transactions with Affiliates

Holdings III will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings III (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to Holdings III or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings III or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $60 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among Holdings III or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) the payment of management, consulting, monitoring, advisory and other fees and related expenses pursuant to the Management Fee Agreement and the termination fees pursuant to the Management Fee Agreement, or any amendment thereto so long as any such amendment is not more disadvantageous in the good faith judgment of Holdings III to the Holders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Issue Date;

(4) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, current or former officers, directors, employees or consultants of Holdings III, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which Holdings III or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings III or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to Holdings III or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings III or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by Holdings III or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, that the existence of, or the performance by Holdings III or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(8) the Transaction and the payment of all fees and expenses related to the Transaction, in each case as contemplated by the offering circular relating to the initial issuance of the notes;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to Holdings III and its Restricted Subsidiaries, in the reasonable determination of the board of directors of Holdings III or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of Holdings III to any Permitted Holder or to any director, officer, employee or consultant of Holdings III, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(11) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(12) payments by Holdings III or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of Holdings III in good faith;

(13) payments or loans (or cancellation of loans) to employees or consultants of Holdings III, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the board of directors of Holdings III in good faith;

(14) investments by any of the Investors in securities of Holdings III or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such investors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities; and

(15) any transactions with respect to the Issuer’s jointly funded alliance with respect to the 300 millimeter wafer fabrication in Crolles, France, as in effect on the Issue Date, and any amendment, modification or restructuring thereof, or any successor or replacement alliance or arrangement with respect thereto, or any additional alliance or arrangement with respect to 300 millimeter or larger wafer fabrication (in each case whether or not located in Crolles, France) which successor or replacement alliance or arrangement is otherwise permitted under the Indenture.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Holdings III will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)(a) pay dividends or make any other distributions to Holdings III or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to Holdings III or any of its Restricted Subsidiaries;

(2) make loans or advances to Holdings III or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Holdings III or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation, Hedging Obligations, the indenture governing the Senior Notes and the related documentation and the Existing Indentures and the related documentation;

(b) the Indenture and the Senior Subordinated Notes;

(c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by Holdings III or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into Holdings III or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Holdings III pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Holdings III, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m) restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of Holdings III are necessary or advisable to effect such Qualified Securitization Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

Holdings III will not permit any Restricted Subsidiaries, other than a Guarantor or the Issuer, to guarantee the payment of any Indebtedness (or any interest on such Indebtedness) under the Senior Credit Facilities unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor:

(a) if the Senior Subordinated Notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Senior Subordinated Notes are subordinated to such Indebtedness; and

(b) if such Indebtedness is by its express terms subordinated in right of payment to the Senior Subordinated Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Senior Subordinated Notes;

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Holdings III or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

(3) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(a) such Guarantee has been duly executed and authorized; and

(b) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

Limitation on Layering

The Indenture provides that Holdings III will not, and will not permit the Issuer or any other Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Senior Indebtedness of Holdings III, the Issuer or such other Guarantor, as the case may be, unless such Indebtedness is either:

(1) equal in right of payment with the Senior Subordinated Notes or Holdings III’s or such other Guarantor’s Guarantee of the Senior Subordinated Notes, as the case may be; or

(2) expressly subordinated in right of payment to the Senior Subordinated Notes or Holdings III’s or such other Guarantor’s Guarantee of the Senior Subordinated Notes, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Reports and Other Information

Notwithstanding that Holdings III may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require Holdings III to file with the SEC (and make available to the Trustee and Holders of the Senior Subordinated Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which Holdings III would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form (assuming Holdings III were a U.S. person); provided that Holdings III shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event Holdings III will make available such information to prospective purchasers of Senior Subordinated Notes, in addition to providing such information to the Trustee and the Holders of the Senior Subordinated Notes, in each case within 15 days after the time Holdings III would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, Holdings III will agree that, for so long as any Senior Subordinated Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

For so long as Holdings I, Holdings II or any other direct or indirect parent company of Holdings III is a Guarantor, the Indenture will permit Holdings III to satisfy its obligations in this covenant with respect to financial information relating to Holdings III by furnishing financial information relating to Holdings I, Holdings II or such other parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings I, Holdings II or such other parent, on the one hand, and the information relating to Holdings III and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offer registration statement or shelf registration statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act or (2) by posting on its website or providing to the Trustee within 15 days of the time periods after Holdings III would have been required to file annual and interim reports with the SEC, the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in the offering circular relating to the initial issuance of the notes.

Notwithstanding anything herein to the contrary, Holdings III will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “Events of Default and Remedies” until 120 days after the date any report hereunder is due.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Senior Subordinated Notes (whether or not prohibited by the subordination provisions of the Indenture);

(2) default for 30 days or more in the payment when due of interest on or with respect to the Senior Subordinated Notes (whether or not prohibited by the subordination provisions of the Indenture);

(3) failure by Holdings III, the Issuer or any other Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less 30% in principal amount of the Senior Subordinated Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Senior Subordinated Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Holdings III or any of its Restricted Subsidiaries or the payment of which is guaranteed by Holdings III or any of its Restricted Subsidiaries, other than Indebtedness owed to Holdings III or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Senior Subordinated Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50 million or more at any one time outstanding;

(5) failure by Holdings III or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $50 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to Holdings III, the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary); or

(7) the Guarantee of any Restricted Parent Guarantor or Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Restricted Parent Guarantor or any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding Senior Subordinated Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Senior Subordinated Notes to be due and payable immediately; provided, that so long as any Indebtedness permitted to be incurred under the Indenture as part of the Senior Credit Facilities shall be outstanding, no such acceleration shall be effective until the earlier of:

(1) acceleration of any such Indebtedness under the Senior Credit Facilities; or

(2) five Business Days after the giving of written notice of such acceleration to the Issuer and the Representative with respect to the Senior Credit Facilities.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Senior Subordinated Notes will become due and payable without further action or notice. The Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee will have no obligation to accelerate the Senior Subordinated Notes if in the best judgment of the Trustee acceleration is not in the best interests of the Holders of the Senior Subordinated Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Senior Subordinated Notes by notice to the Trustee may on behalf of the Holders of all of the Senior Subordinated Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Senior Subordinated Note held by a non-consenting Holder) and rescind any acceleration with respect to the Senior Subordinated Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Senior Subordinated Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Senior Subordinated Notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a

Senior Subordinated Note may pursue any remedy with respect to the Indenture or the Senior Subordinated Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the total outstanding Senior Subordinated Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Senior Subordinated Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Senior Subordinated Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Senior Subordinated Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Senior Subordinated Note or that would involve the Trustee in personal liability.

The Indenture provides that Holdings III is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Holdings III is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Holdings III, the Issuer or any Guarantor (other than in the case of stockholders of the Issuer, any Parent Guarantor or any Subsidiary Guarantor, any Parent Guarantor, the Issuer or another Subsidiary Guarantor) or any of their parent companies shall have any liability, for any obligations of the Issuer or the Guarantors under the Senior Subordinated Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Senior Subordinated Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Subordinated Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Senior Subordinated Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Senior Subordinated Notes and have the Issuer and each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Senior Subordinated Notes to receive payments in respect of the principal of, premium, if any, and interest on the Senior Subordinated Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to Senior Subordinated Notes concerning issuing temporary Senior Subordinated Notes, registration of such Senior Subordinated Notes, mutilated, destroyed, lost or stolen Senior Subordinated Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Senior Subordinated Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Senior Subordinated Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Senior Subordinated Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Subordinated Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Senior Subordinated Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Senior Subordinated Notes and the Issuer must specify whether such Senior Subordinated Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Senior Subordinated Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Senior Subordinated Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Senior Subordinated Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, the Senior Notes, the Existing Notes, the indenture pursuant to which the Senior Notes were issued or the Existing Indentures or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally (including Section 547 of Title 11 of the United States Code) under any applicable U.S. Federal or state law, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Senior Subordinated Notes, when either:

(1) all Senior Subordinated Notes theretofore authenticated and delivered, except lost, stolen or destroyed Senior Subordinated Notes which have been replaced or paid and Senior Subordinated Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Senior Subordinated Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Senior Subordinated Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in the case of Senior Subordinated Euro Notes, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Senior Subordinated Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith) with respect to the Indenture or the Senior Subordinated Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, the Senior Notes, the Existing Notes, the indenture pursuant to which the Senior Notes were issued or the Existing Indentures or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith);

(c) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Senior Subordinated Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Senior Subordinated Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Subordinated Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Subordinated Notes, and any existing Default or compliance with any provision of the Indenture or the Senior Subordinated Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes, other than Senior Subordinated Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Senior Subordinated Notes).

The Indenture provides that, without the consent of each affected Holder of Senior Subordinated Notes, an amendment or waiver may not, with respect to any Senior Subordinated Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Senior Subordinated Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Senior Subordinated Note or alter or waive the provisions with respect to the redemption of such Senior Subordinated Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Senior Subordinated Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Senior Subordinated Notes, except a rescission of acceleration of the Senior Subordinated Notes by the Holders of at least a majority in aggregate principal amount of the Senior Subordinated Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Senior Subordinated Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Senior Subordinated Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Senior Subordinated Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Senior Subordinated Notes;

(9) make any change in the subordination provisions thereof that would adversely affect the Holders;

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Restricted Parent Guarantor or Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) in any manner adverse to the Holders of the Senior Subordinated Notes; or

(11) make any change in the provisions described under “—Additional Amounts” that adversely affects the rights of any Holder of Senior Subordinated Notes or amend the terms of any Senior Subordinated Notes or the Indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Senior Subordinated Notes without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Senior Subordinated Notes in addition to or in place of certificated Senior Subordinated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to Exchange Notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture or to remove any Parent Guarantor that is not a Restricted Parent Guarantor;

(11) to conform the text of the Indenture, Guarantees or the Senior Subordinated Notes to any provision of this “Description of the Senior Subordinated Notes” to the extent that such provision in this “Description of the Senior Subordinated Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Senior Subordinated Notes; or

(12) making any amendment to the provisions of the Indenture relating to the transfer and legending of Senior Subordinated Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Senior Subordinated Notes; provided, that (i) compliance with the Indenture as so amended would not result in Senior Subordinated Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Senior Subordinated Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Senior Subordinated Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Senior Subordinated Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture the Senior Subordinated Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

Since a significant portion of our operating assets and the operating assets of our Subsidiaries are situated outside the United States, any judgment obtained in the United States against us or any of our Subsidiaries, including judgments with respect to the payment of principal, interest, Additional Amounts, redemption price and any purchase price with respect to the Senior Subordinated Notes, may not be collectible within the United States.

Each of Holdings I, Holdings II, Holdings III and Holdings IV has been advised by Conyers Dill & Pearman, its special Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against Holdings I, Holdings II, Holdings III or Holdings IV, respectively, or any of their directors or officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws, or original actions brought in Bermuda against any of such persons predicated solely upon U.S. federal securities laws. Further, Conyers Dill & Pearman has also advised us that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts in civil and commercial matters, and there are grounds upon which Bermuda courts may decline to enforce the judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to the public policy of Bermuda. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for a Holder of the Senior Subordinated Notes to recover against Holdings I, Holdings II, Holdings III or Holdings IV based upon such judgments.

Consent to Jurisdiction and Service

Each of Holdings I, Holdings II, Holdings III and Holdings IV and any Subsidiary Guarantor that is a Foreign Subsidiary appointed or will appoint CT Corporation System as its agent for actions relating to the Senior Subordinated Notes, the Indenture or the Registration Rights Agreement or brought under Federal or state securities laws brought in any Federal or state court located in the Borough of Manhattan in The City of New York and will submit to such jurisdiction.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“300 Millimeter R&D Expenses” means, with respect to any period, the amount of research and development expenses of Holdings III and its Restricted Subsidiaries for such period, on a consolidated basis, relating to any 300 millimeter or larger wafer fabrication alliance or arrangement of Holdings III or any of its Restricted Subsidiaries other than the strategic alliance relating to the manufacturing of 300 millimeter wafers in Crolles, France in existence on the Issue Date (any such alliance or arrangement, a “300 Millimeter

Arrangement”); provided, that the amount of such research and development expenses with respect to any such 300 Millimeter Arrangement constituting 300 Millimeter R&D Expenses for such period for purposes hereof shall not exceed the greater of (i) the amount of any negative EBITDA with respect to such 300 Millimeter Arrangement for such period and (ii) the amount of any Equalization Payments with respect to such 300 Millimeter Arrangement for such period.

“300 Millimeter Asset Sale” means any sale of any assets of Holdings III or any Restricted Subsidiary relating to the Issuer’s alliance with respect to the 300 millimeter wafer fabrication in Crolles, France; provided that no asset sale shall constitute a 300 Millimeter Asset Sale to the extent that, after giving effect to such asset sale, the aggregate amount of 300 Millimeter Asset Sale Proceeds with respect to all 300 Millimeter Asset Sales shall exceed $500 million.

“300 Millimeter Asset Sale Proceeds” means the aggregate cash proceeds received by Holdings III or any of its Restricted Subsidiaries in respect of any 300 Millimeter Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any 300 Millimeter Asset Sale, net of the direct costs relating to such 300 Millimeter Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by Holdings III or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings III or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the transactions contemplated by the Transaction Agreement.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Senior Subordinated Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Senior Subordinated Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Senior Subordinated Note at December 15, 2011 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Senior Subordinated Note through December 15, 2011 computed using a discount rate equal to the Treasury Rate as of such Redemption Date, plus 50 basis points; over (b) the principal amount of such Senior Subordinated Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of Holdings III or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions; in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) no longer used in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of Holdings III or the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $50 million;

(e) any disposition of property or assets by Holdings III or a Restricted Subsidiary of Holdings III, or the issuance of securities by a Restricted Subsidiary of Holdings III, in either case, to Holdings III or another Restricted Subsidiary of Holdings III;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by the Indenture;

(j) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(k) any financing transaction with respect to property built or acquired by Holdings III or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(l) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(m) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business; and

(o) any 300 Millimeter Asset Sale.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) pounds sterling, euros or any national currency of any participating member state of the EMU; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (8) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(11) investment funds investing 90% of their assets in securities of the types described in clauses (1) through (10) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

At any time at which the value, calculated in accordance with GAAP, of all investments of Holdings III and its Restricted Subsidiaries that were deemed, when made, to be Cash Equivalents in accordance with clauses (1) through (11) above exceeds the Indebtedness of Holdings III and its Restricted Subsidiaries, “Cash Equivalents” shall also mean any investment (a “Qualifying Investment”) that satisfies the following two conditions: (a) the Qualifying Investment is of a type described in clauses (1) through (10) of this definition, but has an effective maturity (whether by reason of final maturity, a put option or, in the case of an asset-backed security, an average life) of five years and one month or less from the date of such Qualifying Investment (notwithstanding any provision contained in such clauses (1) through (9) requiring a shorter maturity); and (b) the weighted average effective maturity of such Qualifying Investment and all other investments that were made as Qualifying Investments in accordance with this paragraph, does not exceed two years from the date of such Qualifying Investment.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Holdings III and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) Holdings III becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Holdings III (directly or through the acquisition of voting power of Voting Stock of any of Holdings III’s direct or indirect parent companies).

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with the Transaction or any acquisition, (u) penalties and interest relating to taxes, (v) any Additional Interest and any “additional interest” with respect to the Senior Subordinated Notes or other securities, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and (z) any accretion of accrued interest on discounted liabilities); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Issue Date, after giving pro forma effect to the Transaction, Consolidated Interest expense shall be $203 million for the fiscal quarter ended March 31, 2006, $207 million for the fiscal quarter ended June 30, 2006 and $202 million for the fiscal quarter ended September 29, 2006.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction or any multi-year strategic initiatives), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,

(3) any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Holdings III shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to Holdings III or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of Holdings III will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Holdings III or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of adjustments (including the effects of such adjustments pushed down to Holdings III and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any non-cash compensation charge or expense including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12) accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transaction in accordance with GAAP shall be excluded, and

(13) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; and

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those (i) related to currency remeasurements of Indebtedness and (ii) resulting from hedge agreements for currency exchange risk.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Holdings III and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Holdings III and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Holdings III or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) or the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to Holdings III or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Holdings III or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of Holdings III, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Holdings III or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings III or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of Holdings III or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments.”

“Designated Senior Indebtedness” means:

(1) any Indebtedness outstanding under the Senior Credit Facilities;

(2) the Senior Notes; and

(3) any other Senior Indebtedness permitted under the Indenture, the principal amount of which is $50 million or more and that has been designated by the Issuer as “Designated Senior Indebtedness.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Senior Subordinated Notes or the date the Senior Subordinated Notes are no longer outstanding; provided, that if such Capital Stock is issued to any plan for the benefit of employees of Holdings III or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings III or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax and Texas margin tax) and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(t) through (z) in the definition thereof) to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Senior Notes, the Senior Subordinated Notes and the Credit Facilities and (ii) any amendment or other modification of the Senior Notes, Senior Subordinated Notes and the Credit Facilities and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charges, integration costs or other business optimization expenses (including cost and expenses relating to inventory optimization programs, wafer fabrication facility closures and new systems design and implementation costs) or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date, and costs related to the closure and/or consolidation of facilities; plus

(f) any other non-cash charges, including any write offs or write downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period under the Management Fee Agreement or otherwise to the Investors or Permira Advisers LLC to the extent otherwise permitted under “Certain Covenants—Transactions with Affiliates” and deducted (and not added back) in such period in computing Consolidated Net Income; plus

(i) the amount of net cost savings projected by Holdings III in good faith to be realized as a result of specified actions taken or initiated during or prior to such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken no later than 36 months after the Issue Date and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $200 million for any four consecutive quarter period (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(j) the amount of loss on sale of receivables, Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(k) any costs or expense incurred by Holdings III or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings III or net cash proceeds of an issuance of Equity Interest of Holdings III (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”; plus

(l) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(m) any net loss from disposed or discontinued operations; plus

(n) interest income or investment earnings on retiree medical and intellectual property, royalty or license receivables; plus

(o) 300 Millimeter R&D Expenses to the extent that the amount of such 300 Millimeter R&D Expenses could have been made as investments under clause (18) of the definition of “Permitted Investments”;

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period :

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period; plus

(b) any net income from disposed or discontinued operations; and

(3)(increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equalization Payment” means, with respect to any period for any 300 Millimeter Arrangement, the payment made by Holdings III or any of its Restricted Subsidiaries in respect of its applicable share, determined pursuant to the terms of such 300 Millimeter Arrangement, of the depreciation and amortization expenses or charges in respect of capital expenditures made with respect to such 300 Millimeter Arrangement for such period that are recorded as research and development expenses of, but do not otherwise constitute Consolidated Depreciation and Amortization Expense of, Holdings III and its Restricted Subsidiaries on a consolidated basis for such period.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of Holdings III or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to Holdings III’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of Holdings III; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by Holdings III from

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of Holdings III or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings III) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings III,

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of Holdings III on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“Existing Notes” means the 6.875% senior notes due 2011 issued by Freescale Semiconductor, Inc. and the 7.125% Notes due 2014 issued by Freescale Semiconductor, Inc., in each case to the extent any such notes remain outstanding on the Issue Date.

“Existing Indentures” means the indentures governing the Existing Notes as in effect on the Issue Date.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Holdings III in good faith; provided that if the fair market value is equal to or exceeds $100 million, such determination shall be made by the board of directors of Holdings III in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdings III or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by Holdings III or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings III or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, Investment, acquisition, disposition, merger or consolidation (including the Transaction) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Holdings III (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investment, acquisition, merger or consolidation (including the Transaction) which is being given pro forma effect that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Holdings III to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Holdings III may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture and the Senior Subordinated Notes.

“Guarantor” means the Parent Guarantors and each Subsidiary of Holdings III, if any, that Guarantees the Senior Subordinated Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Senior Subordinated Note is registered on the registrar’s books.

“Holdings I” means Freescale Semiconductor Holdings I, Ltd., a Bermuda exempted limited liability company, and its successors.

“Holdings II” means Freescale Semiconductor Holdings II, Ltd., a Bermuda exempted limited liability company, and its successors.

“Holdings III” means Freescale Semiconductor Holdings III, Ltd., a Bermuda exempted limited liability company, and its successors.

“Holdings IV” means Freescale Semiconductor Holdings IV, Ltd., a Bermuda exempted limited liability company, and its successors.

“Holdings V” means Freescale Semiconductor Holdings V, Inc., a Delaware corporation, and its successors.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable; or

(d) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any direct or indirect parent of Holdings III appearing upon the balance sheet of Holdings III solely by reason of push-down accounting under GAAP shall be excluded.

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Qualified Securitization Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of Holdings III, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., UBS Securities LLC, Bear, Stearns & Co. Inc., GE Capital Markets, Inc., Greenwich Capital Markets, Inc., Mizuho International plc and Natexis Bleichroeder Inc.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings III and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Holdings III in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to Holdings III’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Holdings III at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings III shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) Holdings III’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to Holdings III’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Holdings III or a Restricted Subsidiary in respect of such Investment.

“Investors” means The Blackstone Group, The Carlyle Group, Permira funds advised by Permira Advisers LLC, TPG Capital and, if applicable, each of their respective Affiliates and funds or partnerships managed by any of them or their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means December 1, 2006.

“Issuer” means Freescale Acquisition Corporation, a Delaware corporation, prior to the Transaction and Freescale Semiconductor, Inc., a Delaware corporation, as the surviving corporation after the Acquisition (and not to any of their Subsidiaries) and its successors.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Fee Agreement” means the management agreement between certain of the management companies associated with the Investors or their advisors, if applicable, and the Issuer.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by Holdings III or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by Holdings III or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings III or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of Holdings III.

“Officer’s Certificate” means a certificate signed on behalf of Holdings III by an Officer of Holdings III, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Holdings III, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Holdings III, the Issuer or the Trustee.

“Parent Guarantors” means Holdings V, Holdings I, Holdings II, Holdings III and Holdings IV.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Holdings III or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

“Permitted Holders” means each of the Investors and members of management of Holdings III or its direct or indirect parent companies on the Issue Date who are holders of Equity Interests of Holdings III (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Holdings III or any of its direct or indirect parent companies.

“Permitted Investments” means:

(1) any Investment in Holdings III or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by Holdings III or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings III or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date;

(6) any Investment acquired by Holdings III or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by Holdings III or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(b) as a result of a foreclosure by Holdings III or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed 3.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of Holdings III, or any of its direct or indirect parent companies; provided, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(10) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed 4.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of Holdings III are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $25 million outstanding at any one time, in the aggregate;

(16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of Holdings III or any direct or indirect parent company thereof;

(17) advances, loans or extensions of trade credit in the ordinary course of business by Holdings III or any of its Restricted Subsidiaries; and

(18) Investments in or with respect to the Issuer’s jointly funded alliance with respect to the 300 millimeter wafer fabrication in Crolles, France, as in effect on the Issue Date, and any amendment, modification or restructuring thereof, or any successor or replacement alliance or arrangement with respect thereto, or any additional alliance or arrangement with respect to 300 millimeter or larger wafer fabrication (in each case whether or not located in Crolles, France); provided that the aggregate fair market value of any such Investments in any calendar year shall not exceed an amount equal to:

(a) $150 million, with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum carryover of $250 million; plus

(b) the amount of 300 Millimeter Asset Sale Proceeds received during such calendar year, with unused 300 Millimeter Asset Sale Proceeds in any calendar year being carried over to succeeding calendar years without any maximum carryover amount; provided that the aggregate amount of Investments made pursuant to this clause (b) shall not exceed $500 million; minus

(c) the amount of 300 Millimeter R&D Expenses incurred during such calendar year that is added back to Consolidated Net Income of Holdings III with respect to such calendar year in arriving at EBITDA of Holdings III with respect such calendar year (including with respect to such calendar year reducing the amounts available under the immediately preceding clauses (a) and (b), as applicable, for carryovers to succeeding calendar years).

“Permitted Junior Securities” means:

(1) Equity Interests in Holdings III, any other Guarantor, the Issuer or any direct or indirect parent of Holdings III; or

(2) unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the Senior Subordinated Notes and the related Guarantees are subordinated to Senior Indebtedness under the Indenture;

provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Senior Credit Facilities is treated as part of the same class as the Senior Subordinated Notes for purposes of such plan of reorganization; provided further that to the extent that any Senior Indebtedness of Holdings III, or the Issuer outstanding on the date of consummation of any such plan of reorganization is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) or (12)(b) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by Holdings III or any of its Restricted Subsidiaries;

(9) Liens on property or other assets at the time Holdings III or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger or consolidation with or into Holdings III or any of its Restricted Subsidiaries; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by Holdings III or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings III or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Holdings III or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Holdings III and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of Holdings III, the Issuer or any Subsidiary Guarantor;

(16) Liens on equipment of Holdings III or any of its Restricted Subsidiaries granted in the ordinary course of business to Holdings III’s clients;

(17) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $65.0 million at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings III or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings III and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings III or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens securing obligations owed by Holdings III or any Restricted Subsidiary to any lender under the Senior Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(28) during a Suspension Period only, Liens securing Indebtedness (other than Indebtedness that is secured equally and ratably with (or on a basis subordinated to) the Senior Subordinated Notes), in an amount not to exceed 15% of Total Assets at any one time outstanding;

(29) Liens securing Indebtedness the proceeds of which are used to develop or construct new facilities (or any improvements to existing facilities) or equipment (or any improvements to existing equipment) designed primarily for the purpose of air or water pollutions control; provided that such Indebtedness is permitted to be incurred by the terms of the Indenture and such Liens do not extend to any assets of Holdings III or its Restricted Subsidiaries other than the assets acquired or improved with the proceeds of the Indebtedness secured by such Lien; and

(30) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (a) constituting a securitization financing facility that meets the following conditions: (1) the board of directors of Holdings III shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings III and the applicable Securitization Subsidiary, (2) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by Holdings III) and (3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Holdings III) or (b) constituting a receivables financing facility.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Senior Subordinated Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Holdings III which shall be substituted for Moody’s or S&P or both, as the case may be.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Senior Subordinated Notes dated as of the Issue Date, among the Issuer, the Parent Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by Holdings III or a Restricted Subsidiary in exchange for assets transferred by Holdings III or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Representative” means any trustee, agent or other representative for an issue of Senior Indebtedness of the Issuer.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, Holdings IV, Holdings V, the Issuer and any other direct or indirect Subsidiary of Holdings III (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by Holdings III or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by Holdings III or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of Holdings III or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment related to the Specified Contract Rights subject to a Qualified Securitization Facility that is a securitization financing facility (and not a receivables financing facility) and the proceeds thereof.

“Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Holdings III or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which Holdings III or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Credit Facilities” means the Credit Facilities to be entered into as of the Issue Date by and among the Issuer, Holdings III, the lenders party thereto in their capacities as lenders thereunder and Citibank, N.A., as

Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities or Senior Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Senior Subordinated Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, that Senior Indebtedness shall not include:

(a) any obligation of such Person to Holdings III or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

(e) any Capital Stock; or

(f) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture; provided, that such Indebtedness shall be deemed not to have been incurred in violation of the Indenture for purposes of this clause if such Indebtedness consists of Designated Senior Indebtedness, and the holder(s) of such Indebtedness or their agent or representative (a) had no actual knowledge at the time of incurrence that the incurrence of such Indebtedness violated the Indenture and (b) shall have receive a certificate from an officer of the Issuer to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture.

“Senior Notes” means the $500 million aggregate principal amount of the Issuer’s senior floating rate notes due 2014, $1,500 million aggregate principal amount of the Issuer’s senior PIK-election fixed rate notes due 2014 (and any increase in the principal amount of such senior PIK-election fixed rate notes and any additional senior PIK-election fixed rate notes issued, in each case as a result of any PIK Payment (as defined under “Description of the Senior Notes—Principal, Maturity and Interest”)) and $2,350 million aggregate principal amount of the Issuer’s senior fixed rate notes due 2014 issued on the Issue Date.

“Senior Subordinated Indebtedness” means:

(1) with respect to the Issuer, Indebtedness which ranks equal in right of payment to the Senior Subordinated Notes issued by the Issuer; and

(2) with respect to any Guarantor, Indebtedness which ranks equal in right of payment to the Guarantee of such Person of the Senior Subordinated Notes;

provided that such Indebtedness is not subordinated by its terms in right of payment to any Indebtedness which is not Senior Indebtedness.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by Holdings III and its Restricted Subsidiaries on the Issue Date and any reasonable extension thereof or any business that is similar, reasonably related, incidental or ancillary thereto.

“Specified Contract Rights” means certain intellectual property licenses, agreements or other contracts giving rise to not more than $100 million of annual accounts receivable, royalty or other intellectual property revenue streams or other rights to payment.

“Subordinated Indebtedness” means, with respect to the Senior Subordinated Notes,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Senior Subordinated Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Senior Subordinated Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Guarantor other than the Parent Guarantors.

“Total Assets” means the total assets of Holdings III and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of Holdings III or such other Person as may be expressly stated.

“Transaction” means the transactions contemplated by the Transaction Agreement, the tender offer and consent solicitation relating to the Existing Notes, the issuance of the Senior Notes and the Senior Subordinated Notes and borrowings under the Senior Credit Facilities as in effect on the Issue Date.

“Transaction Agreement” means the Agreement and Plan of Merger, dated as of September 15, 2006 by and among Freescale Semiconductor, Inc., the Issuer and Freescale Holdings LLC, as the same may be amended prior to the Issue Date.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to December 15, 2011; provided, that if the period from the Redemption Date to such date, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Holdings III which at the time of determination is an Unrestricted Subsidiary (as designated by Holdings III, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

Holdings III may designate any Subsidiary of Holdings III (including any existing Subsidiary and any newly acquired or newly formed Subsidiary but excluding the Issuer and any Subsidiary of Holdings III as to which the Issuer is a Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Holdings III or any Subsidiary of Holdings III (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by Holdings III;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings III or any Restricted Subsidiary.

Holdings III may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) Holdings III could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(2) the Fixed Charge Coverage Ratio for Holdings III its Restricted Subsidiaries would be equal to or greater than such ratio for Holdings III and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by Holdings III shall be notified by Holdings III to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of Holdings III or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

Except as described below, the Exchange Notes will be initially represented by one or more global notes (“Global Notes”) in fully registered form without interest coupons. The Global Notes will be deposited with the Trustee, as custodian for DTC, and DTC or its nominee will initially be the sole registered holder of the Exchange Notes for all purposes under the Indenture. We expect that, pursuant to procedures established by DTC, (i) upon the issuance of Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary, and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders of Exchange Notes may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the Exchange Notes.

Payments of the principal of, premium (if any) and interest on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any), or interest on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds.

So long as DTC or its nominee is the registered owner or holder of such Global Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Notes for the purposes of receiving payment on the Exchange Notes, receiving notices and for all other purposes under the Indenture and the Exchange Notes. Beneficial interests in the Global Notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to receive physical delivery of certificated Exchange Notes in definitive form and will not be considered the holders of such Global Note for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder of Exchange Notes under the Indenture. We understand that under existing industry practices, in the event that we request any action of holders of Exchange Notes or that an owner of a beneficial interest in a Global Note desires to give or take any action that a holder of Exchange Notes is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of the beneficial owners owning through them.

DTC has advised us that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amounts of Exchange Notes as to which such participant or participants has or have been given such direction.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither us nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Exchange Notes will be issued in physical form and delivered to each person that DTC identifies as a beneficial owner of the related Exchange Notes only (i) if DTC notifies us that it is unwilling or unable to continue as depositary for the Global Notes or if at any time DTC ceases to be a “clearing agency” registered under the Exchange Act and we thereupon fail to appoint a successor depositary within 90 days of such notice or cessation or, (ii) upon the request of DTC at any time that there shall have occurred and be continuing an Event of Default with respect to the Exchange Notes. Upon any such exchange, certificated Exchange Notes shall be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Registration Rights

We are making the exchange offer to satisfy your registration rights, as a holder of the Restricted Notes. The following description of certain material provisions of the registration rights agreement is a summary only. Because this section is a summary, it does not describe every aspect of the registration rights agreement. This summary is subject to and qualified in its entirety by reference to all the provisions of the registration rights agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Pursuant to the registration rights agreement, we agreed, for the benefit of the holders of the Restricted Notes, at our cost, to use commercially reasonable efforts to:

•

file a registration statement for Exchange Notes, with identical terms to the Restricted Notes except that the Exchange Notes will not contain terms with respect to transfer restrictions and registration rights and will not provide for the payment of additional interest under the circumstances described below; and

•	cause the exchange offer registration statement to become effective and to remain effective until the closing of the exchange offer.

We have also agreed to commence the exchange offer, as promptly as practicable following the effectiveness of the exchange offer registration statement, and to keep the exchange offer open for not less than 20 business days after the date notice thereof is mailed to holders (or longer if required by applicable law).

Shelf Registration

Subject to certain exceptions, in the event:

•	we are not permitted to effect the exchange offer because the exchange offer is not permitted by applicable law or SEC interpretations thereof;

•	if the exchange offer is not consummated within 360 days after the date of the original issuance of the Restricted Notes;

•

any initial purchaser so requests with respect to Restricted Notes not eligible to be exchanged for Exchange Notes in the exchange offer and held by it following the consummation of the exchange offer; or

•

any holder of Restricted Notes notifies us that (a) it is not permitted to participate in the exchange offer, or (b) it does not receive freely transferable Exchange Notes pursuant to the exchange offer, we have agreed to as promptly as practicable (but in no event more than 90 days after required or requested as described above) file with the SEC a shelf registration statement to cover resales of Transfer Restricted Securities (as defined in the registration rights agreement) of each series by the holders thereof. We will use commercially reasonable efforts to cause the applicable registration statement to be declared effective (unless it becomes effective automatically upon filing) and to remain continuously effective for two years or such shorter period that will terminate when all the securities covered by the shelf registration statement have been sold pursuant thereto or cease to be outstanding or are no longer restricted securities (as defined in Rule 144 under the Securities Act) or cease to be Transfer Restricted Securities.

Additional Interest

If (i) we fail to consummate the exchange offer within 360 days after the original issue date of the Restricted Notes, or (ii) the shelf registration statement, if required to be filed, is declared (or becomes automatically) effective but thereafter, subject to certain limited exceptions, ceases to be effective during the periods specified in the registration rights agreement (each such event referred to in clauses (i) and (ii) above, a “Registration Default”) then we will pay additional interest (“Additional Interest”) in cash to each holder of the applicable series of Restricted Notes, with respect to the first 90-day period (or portion thereof) while a Registration Default is continuing immediately following the occurrence of such Registration Default, in an amount equal to 0.25% per annum of the principal amount of such notes. The amount of Additional Interest will increase by an additional 0.25% per annum of the principal amount of the Restricted Notes for each subsequent 90-day period (or portion thereof) while a Registration Default is continuing, up to a maximum amount of 1.0% per annum of the principal amount of the applicable securities. In the event of a Registration Default, Additional Interest will cease to accrue upon (x) the exchange of Exchange Notes for all restricted Notes tendered, in the case of clause (i) above or (y) the effectiveness of a shelf registration statement that had ceased to remain effective, in the case of clause (ii) above.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the anticipated material United States federal income tax consequences to a holder of Restricted Notes relating to the exchange of Restricted Notes for Exchange Notes. This summary is based upon existing United States federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as Restricted Notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), and partnerships and their partners), or to persons that hold the Restricted Notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local, or non-United States tax considerations. Each prospective investor is urged to consult his tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the acquisition, ownership, and disposition of the Exchange Notes.

Exchange of Restricted Notes for Exchange Notes

An exchange of Restricted Notes for Exchange Notes pursuant to the exchange offer will be ignored for United States federal income tax purposes. Consequently, a holder of Restricted Notes will not recognize gain or loss, for United States federal income tax purposes, as a result of exchanging Restricted Notes for Exchange Notes pursuant to the exchange offer. The holding period of the Exchange Notes will be the same as the holding period of the Restricted Notes and the tax basis in the Exchange Notes will be the same as the adjusted tax basis in the Restricted Notes as determined immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Restricted Notes were acquired as a result of market-making activities or other trading activities. We and the subsidiary guarantors have agreed that, starting on the expiration date and ending 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until October 7, 2007, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the Exchange Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act or contribute to payments that they may be required to make in request thereof.

LEGAL MATTERS

Certain legal matters with respect to the validity of the Exchange Notes offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher &Flom LLP, New York, New York. Certain matters with respect to Bermuda law will be passed upon for us by Conyers Dill & Pearman, Bermuda.

EXPERTS

The consolidated balance sheet of Freescale Semiconductor Holdings I, Ltd. and subsidiaries (the “Successor”) as of December 31, 2006, and the related consolidated statements of operations, stockholder’s equity and cash flows for the period from December 2, 2006 through December 31, 2006, and the consolidated balance sheet of Freescale Semiconductor, Inc. and subsidiaries (the “Predecessor”) as of December 31, 2005 and the related combined and consolidated statements of operations, business/stockholder’s equity and cash flows for the period from January 1, 2006 through December 1, 2006, and each of the years in the two-year period ended December 31, 2005, and the consolidated balance sheet of Freescale Semiconductor, Inc. and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, stockholder’s equity and cash flows for the period from December 2, 2006 through December 31, 2006, and the consolidated balance sheet as of December 31, 2005 and the related combined and consolidated statements of operations, business/stockholder’s equity and cash flows for the period from January 1, 2006 through December 1, 2006, and each of the years in the two-year period ended December 31, 2005, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports contain explanatory paragraphs related to (1) the Predecessor’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006 and (2) the Successor acquisition of all of the outstanding stock of Predecessor in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

WHERE YOU CAN FIND MORE INFORMATION

We and the guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Exchange Notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, the guarantors or the Exchange Notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the Exchange Notes, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

So long as we are subject to the reporting requirements of the Exchange Act, we and the guarantors are required to make available to the trustee and the holders of the notes the information required to be filed with the SEC. Regardless of whether we are subject to the reporting requirements of the Exchange Act, we and our guarantors have agreed to make available to the trustee and the holders of the notes such information that would otherwise be required to be filed with the SEC under Sections 13 or 15(d) of the Exchange Act.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder

Freescale Semiconductor Holdings I, Ltd.:

We have audited the accompanying consolidated balance sheet of Freescale Semiconductor Holdings I, Ltd. and subsidiaries (the “Company”) as of December 31, 2006, and the related consolidated statements of operations, stockholder’s equity and cash flows for the period from December 2, 2006 through December 31, 2006 (the “Successor”), and the consolidated balance sheet of Freescale Semiconductor, Inc. and subsidiaries as of December 31, 2005 and the related combined and consolidated statements of operations, business/stockholders’ equity and cash flows for the period from January 1, 2006 through December 1, 2006, and each of the years in the two-year period ended December 31, 2005 (the “Predecessor”). These combined and consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined and consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Successor as of December 31, 2006, and the results of their operations and their cash flows for the period from December 2, 2006 through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the combined and consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor as of December 31, 2005, and the results of their operations and their cash flows for the period from January 1, 2006 through December 1, 2006, and each of the years in the two-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the combined and consolidated financial statements, effective December 1, 2006, Successor acquired all of the outstanding stock of Predecessor in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

As discussed in Note 1 to the combined and consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006.

KPMG LLP

Austin, Texas

March 7, 2007, except as to Notes 8 and 17, which are as of June 19, 2007

Freescale Semiconductor Holdings I, Ltd.

Combined and Consolidated Statements of Operations

	Successor	Predecessor
(Dollars in millions)	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year ended December 31, 2005	Year ended December 31, 2004
Net sales	$565	$5,794	$5,843	$5,715
Cost of sales	450	3,175	3,377	3,617

Gross margin	115	2,619	2,466	2,098
Selling, general and administrative	59	670	652	637
Research and development	99	1,105	1,178	1,090
Amortization expense for acquired intangible assets	106	11	7	9
In-process research and development	2,260	—	10	—
Reorganization of businesses and other	—	(12)	9	22
Merger and separation expenses	56	466	10	74

Operating earnings (loss)	(2,465)	379	600	266
Other income (expense):
Interest income (expense), net	(58)	38	6	(31)
Gains on sales of investments and businesses, net	—	1	26	41
Other, net	2	(6)	(19)	(13)

Total other income (expense)	(56)	33	13	(3)

Earnings (loss) before income taxes and cumulative effect of accounting change	(2,521)	412	613	263
Income tax (benefit) expense	(134)	26	50	52

Earnings (loss) before cumulative effect of accounting change	(2,387)	386	563	211
Cumulative effect of accounting change, net of income tax expense	—	7	—	—

Net earnings (loss)	$(2,387)	$393	$563	$211

See accompanying notes.

Freescale Semiconductor Holdings I, Ltd.

Consolidated Balance Sheets

	Successor	Predecessor
(in millions)	December 31, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$177	$212
Short-term investments	533	1,209
Accounts receivable, net of allowance for doubtful accounts of $5 at December 31, 2005	635	535
Inventory	1,188	647
Other current assets	317	277

Total current assets	2,850	2,880

Property, plant and equipment, net	3,232	2,035
Investments	12	1,616
Goodwill	5,313	253
Intangible assets, net	5,654	30
Other assets, net	678	356

Total assets	$17,739	$7,170

LIABILITIES AND STOCKHOLDER’S EQUITY
Notes payable and current portion of long-term debt and capital lease obligations	$85	$7
Accounts payable	558	469
Accrued liabilities and other	716	645

Total current liabilities	1,359	1,121

Long-term debt	9,415	1,230
Deferred tax liabilities	1,858	104
Other liabilities	390	268

Total liabilities	13,022	2,723
Stockholder’s equity:
Predecessor:
Preferred stock, $.01 par value; 1,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $.01 par value; 1,500 shares authorized; 141 shares issued and outstanding at December 31, 2005	—	1
Class B common stock, $.01 par value; 1,000 shares authorized; 270 shares issued and outstanding at December 31, 2005	—	3
Additional paid-in capital	—	3,942
Treasury stock at cost, 4 shares at December 31, 2005	—	(97)
Accumulated other comprehensive loss	—	(30)
Retained earnings	—	628
Successor:
Common stock, par value $.005 per share; 2,000 shares authorized, 1,012 issued and outstanding at December 31, 2006	5	—
Additional paid-in capital	7,093	—
Accumulated other comprehensive earnings	6	—
Accumulated deficit	(2,387)	—

Total stockholder’s equity	4,717	4,447

Total liabilities and stockholder’s equity	$17,739	$7,170

See accompanying notes.

Freescale Semiconductor Holdings I, Ltd.

Combined and Consolidated Statements of Business/Stockholder's Equity

		Predecessor				Successor
		Class A Common Stock		Class B Common Stock		Common Stock
	Owner’s Net Investment	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Additional Paid in Capital	Treasury Stock	Other Comprehensive Earnings (Loss)	Retained Earnings (Accumulated Deficit)	Comprehensive Earnings (Loss)
Predecessor:
Balances at December 31, 2003	$3,422	—	$—	—	$—	—	$—	$—	$—	$134	$—	$(196)

Net earnings	138	—	—	—	—	—	—	—	—	—	73	211
Net transfers to Motorola	(520)	—	—	—	—	—	—	—	—	—	—	—
Net unrealized gains on securities (net of tax effect)	—	—	—	—	—	—	—	—	—	104	—	104
Net foreign currency translation adjustments (net of tax effect), pre-Contribution	—	—	—	—	—	—	—	—	—	16	—	16
Contribution	(3,040)	—	—	278	3	—	—	3,291	—	(254)	—	—
Net foreign currency translation adjustments (net of tax effect), post-Contribution	—	—	—	—	—	—	—	—	—	59	—	59
Capital contribution by Motorola	—	—	—	—	—	—	—	10	—	—	—	—
IPO proceeds, net of offering costs	—	130	1	(8)	—	—	—	1,611	—	—	—	—
Distributions to Motorola	—	—	—	—	—	—	—	(1,127)	—	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	11	—	—	—	—
Proceeds from stock option exercises	—	1	—	—	—	—	—	4	—	—	—	—

Balances at December 31, 2004	$—	131	$1	270	$3	—	$—	$3,800	$—	$59	$73	$390

Net earnings	—	—	—	—	—	—	—	—	—	—	563	563
Net foreign currency translation adjustments (net of tax effect)	—	—	—	—	—	—	—	—	—	(79)	—	(79)
Net unrealized losses on securities (net of tax effect)	—	—	—	—	—	—	—	—	—	(9)	—	(9)
Minimum pension liability	—	—	—	—	—	—	—	—	—	(1)	—	(1)
Share repurchases	—	—	—	—	—	—	—	—	(103)	—	—	—
Vesting of RSUs	—	2	—	—	—	—	—	—	(9)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	43	—	—	—	—
Employee stock purchase plan	—	2	—	—	—	—	—	27	—	—	—	—
Proceeds from stock option exercises	—	6	—	—	—	—	—	72	15	—	(8)	—

Balances at December 31, 2005	$—	141	$1	270	$3	—	$—	$3,942	$(97)	$(30)	$628	$474

Predecessor:
Net earnings	—	—	—	—	—	—	—	—	—	—	393	393
Net foreign currency translation adjustments (net of tax effect)	—	—	—	—	—	—	—	—	—	56	—	56
Net unrealized losses on securities (net of tax effect)	—	—	—	—	—	—	—	—	—	10	—	10
Share repurchases	—	—	—	—	—	—	—	—	(200)	—	—	—
Vesting of RSUs	—	2	—	—	—	—	—	—	(20)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	414	—	—	—	—
Employee stock purchase plan									72	—	(2)	—
Proceeds from stock option exercises	—	—	—	—	—	—	—	—	233	—	(131)	—
Additional tax benefit	—	—	—	—	—	—	—	6	—	—	—	—
Cumulative effect of FAS 123R	—	—	—	—	—	—	—	(7)	—	—	—	—

Balances at December 1, 2006	$—	143	$1	270	$3	—	$—	$4,355	$(12)	$36	$888	$459

Successor:
Investment by Parent	—	—	—	—	—	1,012	5	7,090	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	(2,387)	(2,387)
Net foreign currency translation adjustments (net of tax effect)	—	—	—	—	—	—	—	—	—	1	—	1
Net unrealized gain on derivative instruments (net of tax effect)	—	—	—	—	—	—	—	—	—	5	—	5
Amortization of deferred compensation	—	—	—	—	—	—	—	3	—	—	—	—

Balances at December 31, 2006	$—	—	$—	—	$—	1,012	$5	$7,093	$—	$6	$(2,387)	$(2,381)

See accompanying notes.

Freescale Semiconductor Holdings I, Ltd.

Combined and Consolidated Statements of Cash Flows

	Successor	Predecessor
(in millions)	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year ended December 31, 2005	Year ended December 31, 2004
Cash flows from operating activities:
Net earnings (loss)	$(2,387)	$393	$563	$211
Depreciation and amortization	167	620	728	818
Net expenses paid by Motorola	—	—	—	65
Stock-based compensation	3	423	51	11
Deferred income taxes and other	(133)	28	14	21
Loss on extinguishment of debt	—	108	—	—
In-process research and development and other non-cash items	2,250	62	(6)	(45)
Excess tax benefits from equity-based compensation plans	—	(22)	—	—
Change in operating assets and liabilities, net of effects of acquisitions, dispositions:
Accounts receivable, net	(22)	(95)	(83)	(6)
Inventory	163	(148)	92	43
Other current assets	6	6	16	(170)
Accounts payable and accrued liabilities	26	(14)	(20)	359
Other operating assets and liabilities	(13)	(120)	(55)	2

Net cash provided by operating activities	60	1,241	1,300	1,309

Cash flows from investing activities:
Capital expenditures, net	(89)	(624)	(491)	(522)
Acquisition of Freescale	(17,713)	—	—	—
Acquisitions and strategic investments, net of cash acquired	—	(4)	(71)	(41)
Proceeds from sale of equity securities and strategic investments	—	2	43	100
Sales and purchases of short-term investments, net	(97)	772	783	(1,992)
Proceeds from sale of property, plant and equipment and assets held for sale	—	17	37	38
Payments for purchase licenses and other assets	(2)	(179)	(108)	(118)
Purchases of marketable securities	—	(1,508)	(3,109)	—
Sales of marketable securities	1	3,003	845	—
Maturities of marketable securities	—	122	640	—

Net cash provided by (used for) investing activities	(17,900)	1,601	(1,431)	(2,535)

Cash flows from financing activities:
Investment by Parent	7,068	—	—	—
Debt issuance proceeds, net of debt issuance costs	9,184	—	—	1,218
Retirement of long-term debt and payments for notes payable	—	(1,317)	—	(29)
Proceeds from foreign revolving loans and lines of credit	—	43	—	—
Proceeds from stock option exercises and ESPP stock purchases	—	163	106	4
Excess tax benefits from equity-based compensation plans	—	22	—	—
Purchases of treasury stock	—	(200)	(103)	—
Net transfers to Motorola	—	—	—	(170)
Distributions to Motorola	—	—	—	(1,127)
IPO proceeds, net of IPO offering costs	—	—	—	1,612
Other	(71)	62	(24)	—

Net cash provided by (used for) financing activities	16,181	(1,227)	(21)	1,508

Effect of exchange rate changes on cash and cash equivalents	—	9	(18)	13

Net increase (decrease) in cash and cash equivalents	(1,659)	1,624	(170)	295
Cash and cash equivalents, beginning of period	1,836	212	382	87

Cash and cash equivalents, end of period	$177	$1,836	$212	$382

See accompanying notes.

Freescale Semiconductor Holdings I, Ltd.

Notes to Combined and Consolidated Financial Statements

(Dollars in millions, except as noted)

(1) Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation and Combination: Freescale Semiconductor, Inc. (“Freescale”) was incorporated in Delaware on December 3, 2003 in preparation for the contribution and transfer by Motorola, Inc. (“Motorola”) of substantially all of its semiconductor businesses’ assets and liabilities to Freescale (the “Contribution”) and an initial public offering (“IPO”) of Freescale Class A common stock. Freescale completed the Contribution in the second quarter of 2004 and the IPO on July 21, 2004. Prior to the IPO, Freescale was a wholly owned subsidiary of Motorola. All of the Freescale Class B shares of common stock were held by Motorola until Motorola distributed its remaining ownership interest in us by means of a special dividend to its common stockholders (the “Distribution”) on December 2, 2004 (the “Distribution Date”).

Freescale and Motorola entered into various agreements detailing the provisions of the Contribution and the separation of Freescale from Motorola, and related tax, purchase and supply, transition services and employee matters. See Note 16 for additional discussion.

On December 1, 2006, Freescale was acquired by a consortium of private equity funds (“Merger”). The consortium includes The Blackstone Group, The Carlyle Group, funds advised by Permira Advisers, LLC and TPG Capital and others (collectively, the “Sponsors”). The Merger was accomplished through the terms of an Agreement and Plan of Merger entered into on September 15, 2006 (the “Merger Agreement”) by and among Freescale, Firestone Holdings LLC, a Delaware limited liability company that transferred and assigned all of its assets, liabilities, rights and obligations to Freescale Holdings L.P., a Cayman Islands limited partnership (“Parent”), and Freescale Acquisition Corporation (formerly Firestone Acquisition Corporation), an indirect wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into Freescale, and as a result, Freescale continues as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). Parent is an entity controlled by the Sponsors. Pursuant to the Merger Agreement, at the effective time of the Merger, December 1, 2006, each issued and outstanding share of Class A common stock and Class B common stock of Freescale, other than shares owned by Freescale, Parent or Merger Sub, or by any stockholders who were entitled to and who properly exercised appraisal rights under Delaware law, was canceled and was automatically converted into the right to receive $40.00 in cash, without interest. In addition, substantially all restricted stock units (“RSUs”) were converted into the right to receive $40.00 per share, and substantially all stock options and stock appreciation rights (“SARs”) were cancelled in exchange for a gross cash payment equal to the difference between the Merger price of $40.00 per share and the exercise price for each stock option and SAR, multiplied by the number of such stock options and SARs. See further description of the acquisition under Note 2.

At the close of the Merger, Freescale became a subsidiary of Freescale Semiconductor Holdings V (“Holdings V”), which is wholly owned by Freescale Semiconductor Holdings IV, Ltd. (“Holdings IV”), which is wholly owned by Freescale Semiconductor Holdings III, Ltd. (“Holdings III”), which is wholly owned by Freescale Holdings II, Ltd. (“Holdings II”), which is wholly owned by Freescale Semiconductor Holdings I, Ltd. (“Holdings I”), which is wholly owned by Parent. Parent, Holdings I, Holdings II, Holdings III, Holdings IV and Holdings V have no operations or assets, other than their respective direct or indirect ownership interests in Freescale. All six of these companies were formed for the purpose of facilitating the Merger and are collectively referred to as the “Parent Companies.” The reporting entity subsequent to the Merger is Holdings I. Holdings I refers to the operations of Holdings I and its subsidiaries for both the Predecessor and Successor Periods. Holdings I (which may be referred to as the “Company,” “we,” “us” or “our”) means Freescale Semiconductor Holdings I, Ltd. and its subsidiaries, or one of our segments, as the context requires.

Although Freescale continues as the same legal entity after the Merger, the audited combined and consolidated financial statements for 2006 are presented for two periods: January 1 through December 1, 2006

(the “Predecessor Period” or “Predecessor,” as context requires) and December 2 through December 31, 2006 (the “Successor Period” or “Successor,” as context requires), which relate to the period preceding the Merger and the period succeeding the Merger, respectively. The audited consolidated financial statements for the Successor Period reflect the acquisition of Freescale under the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”). The results of the Successor are not comparable to the results of the Predecessor due to the difference in the basis of presentation of purchase accounting as compared to historical cost. The combined and consolidated financial statements for the years ended December 31, 2005 and 2004 are also presented as Predecessor.

In connection with the Merger, Freescale incurred significant indebtedness. (See “Liquidity and Capital Resources.”) In addition, the purchase price paid in connection with the Merger has been allocated to state the acquired assets and liabilities at fair value. The preliminary purchase accounting adjustments (i) increased the carrying value of our inventory and property, plant and equipment, (ii) established intangible assets for our tradenames, customer lists, developed technology, and in-process research and development (“IPR&D”) (which was expensed in the Successor financial statements), and (iii) revalued our long-term benefit plan obligations, among other things. Subsequent to the Merger, interest expense and non-cash depreciation and amortization charges have significantly increased.

Upon closing an acquisition, we estimate the fair value of assets acquired and liabilities assumed and complete the valuation process as soon as practicable. Given the time it takes to obtain pertinent information to finalize the acquired company’s balance sheet, then to adjust the acquired company’s accounting policies, procedures, books and records to our standards, it is often several quarters before we are able to finalize those initial fair value estimates. Accordingly, it is not uncommon for the initial estimates to be subsequently revised.

Revenue Recognition: We recognize revenue from product sales when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed or determinable, and collection of the related receivable is reasonably assured, which is generally at the time of shipment. Sales with destination point terms, which are primarily related to European customers where these terms are customary, are recognized upon delivery. Accruals are established, with the related reduction to revenue, for allowances for discounts and product returns based on actual historical exposure at the time the related revenues are recognized. Revenue for services is recognized ratably over the contract term or as services are being performed. Revenue related to licensing agreements is recognized at the time we have fulfilled our obligations and the fee received is fixed or determinable or is deferred. Revenues from contracts with multiple elements are recognized as each element is earned based on the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements and when the amount is not contingent upon delivery of the undelivered elements. As a percentage of sales, revenue related to licensing agreements represented 4%, 4%, 3% and 2% for the Successor Period, Predecessor Period and the years ended December 31, 2005 and 2004, respectively.

Distributor Sales: Revenue from sales to distributors of our products is recognized when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed or determinable, and collection of the related receivable is reasonably assured, which is generally at the time of shipment. In response to competitive market conditions, we offer incentive programs common to the semiconductor industry. Accruals for the estimated distributor incentives are established at the time of the sale, along with a related reduction to revenue, based on the terms of the various incentive programs, historical experience with such programs, prevailing market conditions and current inventory levels. Distributor incentive accruals are monitored and adjustments, if any, are recognized based on actual experience under these incentive programs.

Product-Related Expenses: Shipping and handling costs associated with product sales are included in cost of sales. Expenditures for advertising are expensed as incurred, and are included in selling, general and administrative expenses. Provisions for estimated costs related to product warranties are made at the time the related sale is recorded, based on historic trends. Research and development costs are expensed as incurred.

Government Grants: Investment incentives related to government grants are recognized when a legal right to the grant exists and there is reasonable assurance that both the terms and conditions associated with the grant will be fulfilled and the grant proceeds will be received. Government grants are recorded as a reduction of the cost being reimbursed.

Stock Compensation Costs: Prior to January 1, 2006, we accounted for stock-based compensation using the intrinsic value method of expense recognition, which follows the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”) and related interpretations. Compensation cost, if any, was recorded based on the excess of the quoted market price at grant date over the amount an employee must pay to acquire the stock. Under the provisions of APB Opinion No. 25, there was no compensation expense resulting from the issuance of the stock options as the exercise price was equivalent to the fair market value at the date of grant.

Effective January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”). We have elected the modified prospective transition method as permitted by SFAS No. 123(R) and, accordingly, prior periods have not been restated to reflect the impact of SFAS No. 123(R). Under this transition method, compensation cost recognized for the Predecessor Period and the Successor Period includes: (i) compensation cost for all stock-based payments granted prior to, but not yet vested as of January 1, 2006 (based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123 and previously presented in the pro forma footnote disclosures), and (ii) compensation cost for all stock and equity-based payments granted subsequent to January 1, 2006 (based on the grant-date fair value estimated in accordance with the new provisions of SFAS No. 123(R)).

Foreign Currency Transactions: The effects of remeasuring the non-functional currency assets or liabilities into the functional currency as well as gains and losses on hedges of existing assets or liabilities are marked-to-market, and the result is included within other income (expense) in the audited Combined and Consolidated Statements of Operations. Gains and losses on financial instruments that hedge firm future commitments are deferred until such time as the underlying transactions are recognized or recorded immediately when it is probable the transaction will not occur. Gains or losses on financial instruments that do not qualify as hedges are recognized immediately as income or expense.

Cash and Cash Equivalents: We consider all highly liquid investments, not considered short-term investments or marketable securities, purchased with an original maturity of three months or less to be cash equivalents.

Investments: Investments include, principally, available-for-sale debt and equity securities at fair value, as well as cost and equity method investments. For the available-for-sale debt and equity securities, any unrealized holding gains and losses, net of deferred taxes, are excluded from operating results and are recognized as a separate component of stockholders’ equity until realized. The fair values of the securities are determined based on prevailing market prices. We assess declines in the fair value of individual investments to determine whether such decline is other than temporary and thus the investment is impaired. This assessment is made by considering available evidence including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the individual company, and our intent and ability to hold the investment.

Inventory: Inventory is valued at the lower of average cost (which approximates computation on a first-in, first-out basis) or market (net realizable value or replacement cost).

Property, Plant and Equipment: Property, plant and equipment are stated at cost less accumulated amortization and depreciation. Depreciation is recorded using the declining-balance or the straight-line methods, based on the lesser of the estimated useful or contractual lives of the assets (for both Successor and Predecessor:

buildings and building equipment, 5-40 years; machinery and equipment, 2-12 years), and commences once the assets are ready for their intended use. The useful lives of the assets acquired by the Successor as part of the Merger were established as a result of the allocation of fair values at December 2, 2006.

Assets Held for Sale: When management determines that an asset is to be sold and that it is available for immediate sale subject only to terms that are usual and customary, the asset is no longer depreciated and reclassified to assets held for sale.

Intangible Assets: Goodwill represents the excess of the cost over the fair value of the assets of the acquired business. Goodwill is reviewed for impairment at least annually during the fourth quarter. No goodwill impairments were recorded in 2006, 2005 or 2004. Intangible assets are amortized on a straight line basis over their respective estimated useful lives ranging from 2 to 10 years for Successor and 3 to 10 years for Predecessor. The useful lives of the assets acquired by the Successor as part of the Merger were established as a result of the allocation of fair values at December 2, 2006. We have no intangible assets with indefinite useful lives.

Impairment of Long-Lived Assets: Long-lived assets held and used by us and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. We evaluate recoverability of assets to be held and used by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets calculated using a future discounted cash flow analysis. Assets held for sale, if any, are reported at the lower of the carrying amount or fair value less costs to sell.

Income Taxes: Our income taxes as presented herein are calculated on a separate tax return basis, although Freescale was included in the consolidated tax return of Motorola prior to the IPO. Motorola managed its tax position for the benefit of its entire portfolio of businesses, and its tax strategies were not necessarily reflective of the tax strategies that we would have followed or do follow as a stand-alone company. Freescale became responsible for filing its own tax returns in all jurisdictions beginning in 2004. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and also for net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

We have reserves for taxes, associated interest, and other related costs that may become payable in future years as a result of audits by tax authorities. Although we believe that the positions taken on previously filed tax returns are fully supported, we nevertheless have established reserves recognizing that various taxing authorities may challenge certain positions, which may not be fully sustained. The tax reserves are reviewed quarterly and adjusted as events occur that affect our potential liability for additional taxes, such as lapsing of applicable statutes of limitations, proposed assessments by tax authorities, resolution of tax audits, negotiations between tax authorities of different countries concerning our transfer prices, identification of new issues, and issuance of new regulations or new case law.

Foreign Currency Translation: Many of our non-U.S. operations use the respective local currencies as the functional currency. Those non-U.S. operations which do not use the local currency as the functional currency use the U.S. dollar. The effects of translating the financial position and results of operations of local currency functional operations into U.S. dollars are included in a separate component of business/stockholders’ equity.

Deferred Financing Costs: We capitalize direct costs incurred to obtain financings and amortize these costs over the terms of the related debt. Upon the extinguishment of the related debt, any unamortized capitalized debt financing costs are immediately expensed.

Fair Values of Financial Instruments: The fair values of financial instruments are determined based on quoted market prices and market interest rates as of the end of the reporting period. Our financial instruments include cash and cash equivalents, short-term investments, accounts receivable, investments, accounts payable, accrued liabilities, derivative contracts and long-term debt. Except for the fair value of our investments and long-term debt, the fair values of these financial instruments were not materially different from their carrying or contract values at December 31, 2006 and 2005. See Notes 3, 4 and 5 for further details concerning the fair value of our investments, long-term debt and foreign currency derivative contracts, respectively.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications: Certain amounts reported in previous periods have been reclassified to conform to the current presentation.

Recent Accounting Pronouncements: In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS 158”). SFAS 158 requires employers to (i) recognize in its statement of financial position the funded status of a benefit plan measured as the difference between the fair value of plan assets and the benefit obligation, (ii) recognize net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87, “Employers’ Accounting for Pensions” or SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” (iii) measure defined benefit plan assets and obligations as of the date of the employer’s statement of financial position and (iv) disclose additional information in the notes to the financial statements about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. For companies with publicly traded securities, the requirements of SFAS 158 are effective for fiscal years ending after December 15, 2006 and are to be applied prospectively upon adoption. For companies without publicly traded equity securities, the requirements to recognize the funded status of a defined benefit postretirement plan and provide related disclosures are effective for fiscal years ending after June 15, 2007, while the requirement to measure plan assets and benefit obligations as of the date of the employer’s statement of financial position is effective for fiscal years ending after December 15, 2008, with earlier application encouraged. We are currently in the process of assessing the impact the adoption of SFAS 158 will have on our financial position, results of operations and liquidity.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) Topic IN, “Financial Statements—Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 addresses how the effects of prior-year uncorrected misstatements should be taken into consideration when quantifying misstatements in current-year financial statements. It requires quantification of misstatements using both the balance sheet and income statement approaches and evaluation of whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB does not change the SEC’s previous guidance on evaluating the materiality of misstatements. The adoption of SAB 108 by the Company in 2006 did not have a material effect on the Company’s financial position, results of operations or cash flows.

In June 2006, the FASB issued FASB Interpretation 48, “Accounting for Income Tax Uncertainties” (“FIN 48”) which provides for a two-step approach to recognize and measure uncertain tax positions accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes.” We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. Whether the more-likely-than-not recognition threshold is met for tax position is a matter of judgment based on the individual facts and circumstances of that position evaluated in light of all available evidence. We adopted the provisions of FIN 48 effective January 1, 2007, resulting in an increase of $5 million in the liability for unrecognized tax benefits and goodwill.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, amendment to ARB No. 43 Chapter 4,” which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material and requires that such items be recognized as current-period charges regardless of whether they meet the “so abnormal” criterion outlined in ARB No. 43. SFAS No. 151 also introduces the concept of “normal capacity” and requires the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities. Unallocated overhead must be recognized as an expense in the period incurred. The Company adopted SFAS No. 151 effective January 1, 2006. The adoption of SFAS No. 151 did not have a material impact on the Company’s financial position, results of operations or cash flows.

(2) Business Combination

We accounted for the Merger in accordance with the provisions of SFAS No. 141, whereby the purchase price paid to effect the Merger is allocated to state the acquired assets and liabilities at fair value. The Merger was completed on December 1, 2006 and was financed by a combination of equity invested by the Sponsors and Freescale’s management, borrowings under a senior, secured credit facility, the issuance of senior and senior subordinated notes, and our cash on hand. (See Note 4 for a discussion of our indebtedness.) These funds, net of proceeds from the exercise of outstanding stock options, were used to purchase all of Freescale’s shares of common stock that were issued and outstanding immediately prior to the completion of the Merger. The non-cash equity contribution made by Freescale’s management consisted of fully vested stock options and RSUs of the Predecessor. The shares and options were converted into fully-vested continuation options to purchase common stock in Holdings I.

Preliminary Purchase Price Allocation

The purchase price included the $17.5 billion purchase of the outstanding common stock and settlement of stock-based awards outstanding, fair value of $27 million related to the non-cash equity contribution by Freescale’s management, and $190 million in direct acquisition costs.

In accordance with the provisions of SFAS No. 141, the total purchase price was allocated to the Company’s net tangible and identifiable intangible assets based on their estimated fair values established, in part, by an independent appraisal firm as of December 1, 2006 as set forth below. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. The preliminary allocation of the purchase price for property, plant and equipment, intangible assets and deferred income taxes was based upon valuation data at the date of the Merger and the estimates and assumptions are subject to change. These initial purchase price allocations may be adjusted in the periods following the effective date of the Merger (December 1, 2006) for changes in estimates of the fair value of assets acquired and liabilities assumed based on the results of the purchase price allocation process expected to be completed during 2007.

The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed:

Net assets acquired	$3,437
Property, plant and equipment	3,194
Intangible assets	5,760
IPR&D	2,260
Goodwill	5,313
Other assets	288
Deferred income tax liability	(1,879)
Other liabilities	(633)

Total purchase price allocation	$17,740

We accrued approximately $36 million in severance and relocation costs in purchase accounting associated with various actions initiated in connection with the Merger. The actions included a research and development design center consolidation program, a revision in our sales and marketing strategy and personnel decisions related to the joint development agreement associated with our 300mm strategy signed in December 2006 and further discussed in Note 8. These actions will be completed by December 31, 2007 and effect approximately 400 personnel.

A summary of the preliminary allocation of purchase price to tangible and identifiable intangible assets, other than goodwill, is as follows:

Property, plant and equipment:
Land	$108
Buildings and improvements	941
Machinery and equipment	2,046
Assets not yet placed in service	99

Total	$3,194

Intangible assets:
Tradenames & trademarks	$260
Customer relationships	1,270
Developed technology	4,230

Total	$5,760

As indicated in the purchase price allocation table above, approximately $2.3 billion of the purchase price was allocated for IPR&D. This amount was expensed upon the closing of the Merger, and the charge resulted in the following amounts being incurred by our operating segments: $830 million for TSPG; $760 million for NCSG and $670 million for WMSG.

Unaudited pro forma financial information

Our unaudited pro forma results of operations, assuming that the Merger occurred as of January 1, 2006, results in revenues and net loss for 2006 of $6.3 billion and $(1.2) billion, respectively. Our pro forma revenues and net loss for 2005 are $5.8 billion and $(1.4) billion, respectively, assuming the merger occurred as of January 1, 2005. This unaudited pro forma information should not be relied upon as indicative of the historical results that would have been obtained if the Merger had actually occurred at the beginning of each period presented, or of the results that may be obtained in the future. The pro forma adjustments include the effect of purchase accounting adjustments, merger expenses (including stock-based compensation charges due to the acceleration of stock options in connection with the Merger), interest expense and related tax effects.

Merger Costs

During 2006, we incurred costs associated with the Merger of $522 million. These costs consist of (i) $93 million related to the redemption of our 6.875% Notes and our 7.125% Notes (as defined in Note 4), pursuant to the terms of the Merger Agreement, (ii) $297 million in stock-based compensation expense related to the accelerated vesting of the Predecessor stock options, restricted stock units and stock appreciation rights awards, (iii) $106 million in accounting, investment banking, legal and other professional fees, and (iv) $26 million in employee compensation and payroll taxes.

(3) Other Financial Data

Statements of Operations Supplemental Information

Selling, General and Administrative

In 2002, as a result of our decision not to be the sole owner of a wafer fabrication facility in China, we recorded an $80 million provision associated with the potential obligation to reimburse the Chinese government for tax exemptions previously received. However, the acquirer of the wafer fabrication facility, Semiconductor Manufacturing International Corporation (SMIC), filed an application in January 2004 with the Chinese government to request that their exemption provided by the Chinese government to exclude imported raw materials, construction material and production equipment for VAT and duty be expanded to include our obligations related to these exemptions. In February 2004, the Chinese government accepted this application, and our liability to reimburse these incentives was reduced by $51 million, of which $54 million was recognized as a reduction of selling, general and administrative and $3 million has been recognized as income tax expense in the accompanying audited Combined and Consolidated Statements of Operations for year ended December 31, 2004.

Separation Expenses

Separation expenses represent incremental, non-recurring costs that were directly related to the Contribution and separation from Motorola and include transaction taxes, professional fees, information technology and other services. Motorola funded $30 million in separation expenses in 2004 after the Contribution, which was accounted for as a capital contribution. The separation expenses were offset by a $15 million net gain on curtailments, associated with the culmination of our employees’ participation in Motorola sponsored employee benefit plans. The Company incurred approximately $10 million and $74 million in separation expenses during the years ended December 31, 2005 and 2004, respectively.

Other Income (Expense)

The following table displays the amounts comprising interest income (expense), net in the accompanying audited Combined and Consolidated Statements of Operations:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
			2005	2004
Interest income (expense), net:
Interest expense	$(71)	$(93)	$(85)	$(51)
Interest income	13	131	91	20

	$(58)	$38	$6	$(31)

During the third quarter of 2006, we recorded a $15 million pre-tax loss in interest expense as a result of our early redemption of our Predecessor Floating Rate Notes, as defined in Note 4.

Prior to the Contribution, Motorola allocated interest expense to Freescale, which amounted to $20 million in 2004. Following the Contribution, the allocation of interest expense was discontinued as we secured borrowings from outside sources, as well as borrowings from Motorola, until the IPO and concurrent debt offering, and incurred interest expense on such borrowings. On July 21, 2004, we completed the sale of $1.25 billion of senior unsecured debt. See Note 4 for additional discussion.

Cash paid for interest was less than $1 million in the Successor Period, approximately $106 million in the Predecessor Period and $67 million and $5 million in 2005 and 2004, respectively.

The following table displays the amounts comprising other, net in the accompanying audited Combined and Consolidated Statements of Operations:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
			2005	2004
Investment impairments	$—	$—	$(8)	$(5)
Equity in losses(1)	—	(7)	(11)	(3)
Net foreign currency losses	1	1	—	(5)

	$1	$(6)	$(19)	$(13)

(1)— Related to non-consolidated investments

Balance Sheet Supplemental Information

Short-Term Investments

Freescale and its subsidiaries invest their excess cash in a money market fund, which is a wholly owned subsidiary. The money market fund provides Freescale and its subsidiaries a mechanism to effectively and efficiently manage its free cash flow on a global basis. The money market fund does not have investments in related parties of Holdings I or their subsidiaries.

The money market fund portfolio is managed by one major outside investment management firm and includes investments in high quality (rated at least A/ A-2 by S&P or A2/ P-2 by Moody’s at purchase date) U.S. dollar-denominated debt obligations including certificates of deposit, bankers’ acceptances and fixed time deposits, government obligations, asset-backed securities and commercial paper or short-term corporate obligations. The underlying weighted average maturity of the investments was approximately 36 days and 65 days at December 31, 2006 and 2005, respectively. We value investments in the money market fund using the amortized cost method, which approximates current market value. Under this method, securities are valued at cost when purchased and thereafter a constant proportionate amortization of any discount or premium is recorded until maturity of the security. Certain investments with maturities beyond one year have been classified as short-term based on their highly liquid nature and because these securities represent the investment of cash that is available for current operations.

Inventory

Inventory consists of the following:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Work in process and raw materials	$800	$441
Finished goods	388	206

	$1,188	$647

We recognized $141 million in cost of sales in the Successor Period related to the purchase accounting adjustment to inventory. As of December 31, 2006 $416 million of the inventory fair value adjustment established in purchase accounting remained, and it is anticipated to be recognized in the first quarter of 2007.

Other Current Assets

Other current assets consist of the following:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Miscellaneous receivables	$95	$120
Prepaid expenses	52	61
Deferred taxes	107	31
Derivative contracts	9	19
Assets held for sale	21	15
Other	33	31

	$317	$277

Assets held for sale were $21 million and $15 million at December 31, 2006 and 2005, respectively. The assets held for sale at December 31, 2006 consisted primarily of an aircraft owned by the Company. The assets held for sale at December 31, 2005 consisted primarily of a facility in Austin, Texas.

Property, Plant and Equipment

Property, plant and equipment, net consist of the following:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Land	$108	$48
Buildings and improvements	948	998
Machinery and equipment	2,095	1,989
Assets not yet placed in service	136	130

Total	3,287	3,165
Less accumulated depreciation and amortization	(55)	(1,130)

Property, plant and equipment,	$3,232	$2,035

Depreciation and amortization expense was $55 million for the Successor Period, $506 million for the Predecessor Period, and $617 million and $731 million for the years ended December 31, 2005 and 2004, respectively.

Included in property, plant and equipment are $51 million and $43 million of capital lease assets as of December 31, 2006 and 2005, respectively.

Investments

Investments as of December 31, 2006 consist of strategic investments. Strategic investments consist primarily of equity securities and investments in partnerships related to our strategic business initiatives. Marketable securities as of December 31, 2005 consist primarily of debt securities held in connection with the Company’s investment program. The marketable securities portfolio was liquidated in anticipation of the Merger.

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Marketable securities	$—	$1,604
Strategic Investments	12	12

	$12	$1,616

Marketable Securities

Investments in marketable securities were considered to be available-for-sale and were stated at fair value, which was based on market quotes where available or estimates by investment advisors or management, as appropriate. Adjustments to fair value of these investments were recorded as an increase or decrease in accumulated other comprehensive earnings (loss) within stockholders’ equity, except where losses were considered to be other-than-temporary, in which case the losses were recorded as a reduction to interest income. The amortized cost of debt securities in this category were adjusted for amortization of premiums and discounts to maturity computed under the effective interest method and the amortization was included in interest income. Realized gains and losses and interest and dividends on debt securities were also included in interest income. The cost of securities was based upon the specific identification method. We recorded losses of $10 million on sales of marketable securities during the Predecessor Period.

The following is a summary of our marketable securities at December 31, 2005:

	Predecessor
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government and agency	$389	$—	$(3)	$386
Corporate debt	801	—	(4)	797
Mortgage and asset-backed	363	—	(2)	361
Other	60	—	—	60

	$1,613	$—	$(9)	$1,604

Strategic Investments

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Available-for-sale securities:
Cost basis	$—	$1
Gross unrealized gains	—	—
Gross unrealized losses	—	—

Fair value	—	1
Other securities, cost	12	10
Equity method investments	—	1

	$12	$12

We recorded investment impairment charges of $8 million for the year ended December 31, 2005. These impairment charges represent other-than-temporary declines in the value of investments within our strategic investments portfolio and are included in the other, net caption of other income (expense) in the accompanying audited Combined and Consolidated Statements of Operations.

Gains on sales of investments and businesses consist of the following:

	Predecessor
	Period from January 1, 2006 to December 1, 2006	Year Ended December 31,
		2005	2004
Gains on sale of equity securities, net	$—	$—	$41
Gains on sale of business and equity method investments	1	26	—

	$1	$26	$41

In the third quarter of 2005, we sold the assets related to our timing solutions business resulting in a gain of $26 million for the year ended December 31, 2005. The assets sold consisted of inventory, fixed assets, rights under certain patents related to the timing solutions product line and certain other contractual rights.

In the first quarter of 2004, all of Freescale’s Series D convertible preference shares in SMIC were converted to 1.7 billion shares of common stock in connection with the IPO of SMIC. Freescale sold 297 million shares of SMIC common stock in the IPO for $100 million in net proceeds, resulting in a $41 million gain. The 1.4 billion remaining shares of SMIC common stock were subject to restrictions on transfer that were released over an eighteen-month period, ending in September 2005. Warrants held by Freescale for SMIC stock expired unexercised at the date of the SMIC IPO. Freescale’s investment in SMIC common stock was classified as available-for-sale as of April 3, 2004. The SMIC common stock and certain other investments, with aggregate carrying values of $464 million, historically part of the semiconductor operations, were not among the net assets contributed to Freescale by Motorola.

Goodwill

The following table displays a roll-forward of the carrying amount of goodwill from January 1, 2005 to December 31, 2006, by business segment:

	Predecessor					Successor
	January 1, 2005	Activity	December 31, 2005	Activity	December 1, 2006	December 31, 2006
Segment
Transportation and Standard Products	$14	$—	$14	$—	$14	$2,884
Networking and Computing Systems	182	6	188	—	188	1,478
Wireless and Mobile Solutions	2	26	28	—	28	951
Other	24	(1)	23	—	23	—

	$222	$31	$253	$—	$253	$5,313

There was no activity in the Successor Period other than the goodwill resulting from the Merger. The activity during 2005 includes additions due to acquisitions, reductions due to sales of businesses and the impact of foreign currency translation. During the year ended December 31, 2005, we acquired the majority of the assets of two businesses and the common stock of another. As a result of these acquisitions, we recorded $35 million in goodwill and $20 million in intangible assets in connection with the preliminary purchase price allocations of each acquisition. We also recorded $10 million in in-process research and development costs to the research and development expense category in our audited Combined and Consolidated Statements of Operations. All three of these acquisitions were accounted for as purchase business combinations and the results of the operations of these businesses are included in the audited Combined and Consolidated Statements of Operations from their dates of acquisition. Pro forma information has not been presented, as it would not be materially different from amounts reported.

Intangible Assets

Amortized intangible assets were composed of the following:

	Successor		Predecessor
	December 31, 2006		December 31, 2005
	Unamortized Cost	Accumulated Amortization	Unamortized Cost	Accumulated Amortization
Developed technology	$4,230	$86	$34	$8
Customer relationships	1,270	18	5	2
Trademarks & tradenames	260	2	2	1

	$5,760	$106	$41	$11

In connection with the Contribution, assets were recorded by Freescale using Motorola’s historical cost basis in those assets. With regard to intangible assets, this accounting resulted in Freescale recognizing Motorola’s net book value of such assets as Freescale’s initial book value. The calculation did not change the net book value or amortizable lives of the intangible assets and had no impact on amortization expense. Amortization expense is estimated to be $1,382 million in 2007, $1,354 million in 2008, $1,017 million in 2009, $884 million in 2010 and $1,017 million in 2011 and thereafter.

Other Assets

Other assets, net consist of the following:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Deferred income taxes	$60	$55
Income tax receivable	54	37
Trade receivables	113	33
Debt issuance costs	266	35
Pension plan assets	26	17
Asia land leases	21	17
Fair value of interest rate swap	4	—
Other	137	213
Accumulated amortization	(3)	(51)

	$678	$356

Accrued Liabilities

Accrued liabilities consist of the following:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Compensation	$301	$304
Taxes other than income taxes	71	62
Deferred revenue	26	59
Income tax payable	16	36
Interest payable	68	34
Environmental liability	6	5
Accrued technology cost	35	54
Stock-based compensation	46	15
Other	147	76

	$716	$645

Other Liabilities

Other liabilities consist of the following:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Retiree healthcare obligation	$206	$119
Environmental liability	41	40
Pension obligations	58	41
Deferred revenue	1	13
Other	84	55

	$390	$268

Additional Paid In Capital

In connection with the closing of the Merger, we issued approximately 1,012 million shares of our common stock, par value $0.05, to our Parent in exchange for a contribution of approximately $7.1 billion. The intent of this transaction was to maintain a 1:1 ratio between Class A interests of Freescale Holdings L.P. and the common stock of the Company. The Class A interests of Freescale Holdings L.P. did not include an anti-dilution provision, as other Freescale Holdings L.P. equity to others was not initially contemplated under the partnership agreement. In order to maintain the 1:1 ratio described above, as part of the Merger, we issued to our Parent a warrant for the purchase of approximately 49.2 million shares of common stock with a strike price equal to the market value on the date of grant. The fair value of the warrant, approximately $171 million, is included in additional paid in capital on our Consolidated Balance Sheet as of December 31, 2006.

Accumulated Other Comprehensive (Loss) Income

The following table provides the components of accumulated other comprehensive income (loss):

	Minimum Pension Liability	Unrealized Gain (Loss) on Investments	Unrealized Gain (Loss) on Derivatives	Foreign Currency Translation	Total
Predecessor:
Balance at January 1, 2005	$—	$—	$—	$59	$59
Current year net change	(1)	(11)	—	(79)	(91)
Reclassification into earnings	—	2	—	—	2

Balance at December 31, 2005	(1)	(9)	—	(20)	(30)
Current period net change	—	—	1	56	56
Reclassification into earnings	—	9	—	—	10

Balance at December 1, 2006	$(1)	$—	$1	$36	$36

Successor:
Current period net change	$—	$—	$5	$1	$6
Reclassification into earnings	—	—	—	—	—

Balance at December 31, 2006	$—	$—	$5	$1	$6

(4) Debt

Our debt at December 31, 2006 and 2005 consisted of the following:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Term loan	$3,500	$—
Floating rate notes due 2014	500	—
9.125%/9.875% PIK-election notes due 2014	1,500	—
8.875% notes due 2014	2,350	—
Subordinated 10.125% notes due 2016	1,600	—
Floating rate notes due 2009	—	400
6.875% notes due 2011	—	342
7.125% notes due 2014	—	488

	9,450	1,230
Less: current maturities	(35)	—

Total long-term debt	$9,415	$1,230

On December 1, 2006, in connection with the Merger, we completed a private placement of $500 million aggregate principal amount of Senior Floating Rate Notes due 2014, $1,500 million aggregate principal amount of 9 1/8% / 9 7/8% Senior PIK-Election Notes due 2014, $2,350 million aggregate principal amount of 8 7/8% Senior Fixed Rate Notes due 2014 (collectively, the “Senior Notes”) and $1,600 million aggregate principal amount of 10 1/8 Senior Subordinated Notes due 2016 (the “Senior Subordinated Notes”). We also entered into a new senior, secured credit facility under which we borrowed $3.5 billion at closing (the “Senior Secured Credit Facilities”).

Our short-term debt primarily consists of notes payable with various banks for working capital requirements. Outstanding short-term debt (excluding current maturities of long-term debt) was $39 million and $2 million as of December 31, 2006 and 2005, respectively.

Successor

Senior Secured Credit Facilities

On December 1, 2006, we entered into new senior credit facilities (“Credit Facilities”) to fund a portion of the Merger, as well as costs associated with the Merger. The Credit Facilities include (i) a seven-year, $3.5 billion term loan, including letters of credit and swing line loan sub-facilities (“Term Loan”), and (ii) a six-year revolving credit facility with a committed capacity of $750 million (“Revolver”). The Term Loan will mature on December 1, 2013. The Revolver will be available through December 1, 2012, at which time all outstanding principal amounts under the Revolver will be due and payable. We may, subject to customary conditions, request an increase in the amount available under the Credit Facilities of up to an additional $1 billion for a total commitment of up to $5.25 billion. Borrowings under the Credit Facilities may be used for working capital purposes, capital expenditures, investments, share repurchases, acquisitions and other general corporate purposes. At December 31, 2006, $3.5 billion was outstanding under the Term Loan, and there were no borrowings outstanding under the Revolver.

The Term Loan and Revolver bear interest, at our option, at a rate equal to a margin over either (i) a base rate equal to the higher of either (a) the prime rate of Citibank, N.A. or (b) the federal funds rate, plus one-half of 1%; or, (ii) a LIBOR rate based on the cost of funds for deposit in the currency of borrowing for the relevant interest period, adjusted for certain additional costs. The interest rate on our Term Loan at December 31, 2006 was 5.369%. On February 14, 2007, we entered into an amendment to our Term Loan, such that the spread over LIBOR has been reduced from 2.00% to 1.75%. The applicable margin for borrowings under the Credit Facilities may be reduced subject to our attaining certain leverage ratios. We are also required to repay a portion of the outstanding Term Loan balance in quarterly installments in aggregate annual amounts equal to 1% of the initial outstanding balance for the first six years and nine months after the Term Loan closing date, with the remaining balance due upon maturity. We are also required to pay quarterly facility commitment fees on the unutilized capacity of the Revolver at an initial rate of 0.50% per annum. The commitment fee rate may be reduced subject to our attaining certain leverage ratios. We are also required to pay customary letter of credit fees.

The obligations under the Credit Facilities are unconditionally guaranteed by each of the Parent Companies and, subject to certain exceptions, each of our material domestic wholly owned Restricted Subsidiaries, as defined in the Credit Facility agreement. As of December 31, 2006, we had no material domestic wholly owned Restricted Subsidiaries. All obligations under the Credit Facilities, and the guarantees of those obligations, are secured by substantially all the following assets of Freescale and each guarantor, subject to certain exceptions: (i) a pledge of 100% of the capital stock of Holdings V, a pledge of 100% of the capital stock of Freescale, 100% of the capital stock of each guarantor and 65% of the voting stock (and 100% of the non-voting stock) of each of our material wholly-owned foreign subsidiaries, in each case that are directly owned by Freescale or one of the guarantors; and (ii) a security interest in, and mortgages on, substantially all tangible and intangible assets of Freescale and each guarantor (other than, at our election, a foreign subsidiary guarantor). In addition, in the event that we (i) transfer foreign subsidiaries to, or form new foreign subsidiaries under, Holdings III or another foreign entity (but not any entity directly or indirectly owned by a U.S. entity) or

(ii) transfer assets to such foreign subsidiaries, we will be required to pledge 100% of the voting stock of those wholly owned foreign subsidiaries so transferred or formed, and such foreign subsidiaries would be required to guarantee our obligations under the senior secured credit agreement.

There are prepayment requirements under our Credit Facilities in certain circumstances and subject to certain exceptions. These potential prepayment requirements include (i) 50% of our annual excess cash flow, subject to an incremental, full step-down based on our attaining certain leverage ratios; (ii) 100% of net cash proceeds of all nonordinary course assets sales or other dispositions by Holdings III and its restricted subsidiaries if we do not reinvest those net cash proceeds in our business; and (iii) 100% of the net proceeds of any issuance or incurrence of debt by Holdings III or any of its restricted subsidiaries, other than debt permitted under our Credit Facility. The foregoing mandatory prepayments will be applied to scheduled installments of the term loan facility in direct order of maturity.

In connection with the issuance of the Term Loan, we also entered into interest rate swap contracts with various counterparties as a hedge of the variable cash flows of the Term Loan. Under the terms of the interest rate swap contracts, we have converted some of the variable interest rate debt to fixed interest rate debt. See Note 5 for additional discussion.

Senior Notes

On December 1, 2006, we issued $4.35 billion aggregate principal amount of senior unsecured debt securities (“Senior Notes”) in order to fund a portion of the Merger, as well as costs associated with the Merger. Included in the issuance were: (i) a series of floating rate notes due 2014 with an aggregate principal amount of $500 million (“Floating Rate Notes”); (ii) a series of 9.125%/9.875% PIK-election notes due 2014 with an aggregate principal amount of $1,500 million (“Toggle Notes”); and, (iii) a series of 8.875% notes due 2014 with an aggregate principal amount of $2,350 (“Fixed Rate Notes”). The Floating Rate Notes bear interest at a rate, reset quarterly, equal to three-month LIBOR (which was 5.37% on December 31, 2006) plus 3.875% per annum, which is payable quarterly in arrears on every March 15, June 15, September 15 and December 15 commencing March 15, 2007. The Fixed Rate Notes bear interest at 8.875% per annum, which is payable semi-annually in arrears on every June 15 and December 15 commencing June 15, 2007. Interest on the Toggle Notes is payable semi-annually in arrears on every June 15 and December 15 commencing June 15, 2007. For any interest period through December 15, 2011, we may elect to pay interest on the Toggle Notes in cash, by increasing the principal amount of the Toggle Notes or an evenly split combination of the foregoing. Interest payable in cash will accrue at a rate equal to 9.125% per annum, and interest payable by increasing the principal amount of the Toggle Notes will accrue at the cash interest rate plus 0.75% per annum. After December 15, 2011, we must pay all interest payments on the Toggle Notes in cash, and they will be treated as having been issued with original issue discount for federal income tax purposes. The Senior Notes will mature concurrently on December 15, 2014.

Relative to our overall indebtedness, the Senior Notes, in right of payment, rank (i) equal to all senior, unsecured indebtedness (ii) senior to all subordinated indebtedness (including the senior subordinated notes referenced hereafter), and (iii) junior to all secured indebtedness (including the aforementioned Credit Facility and Term Loan), to the extent of the assets securing that indebtedness. The Senior Notes are guaranteed, joint and severally, by the Parent Companies with a guarantee that ranks equal in the right of payment to all of the senior indebtedness of each parent guarantor. In the future, each of our wholly-owned subsidiaries that guarantee indebtedness under the Credit Facility and/or the Term Loan will also guarantee the Senior Notes to the extent of the guarantee under the former.

We may redeem, in whole or in part, the Floating Rate Notes at any time prior to December 15, 2008, and the Toggle Notes and the Fixed Rate Notes at any time prior to December 15, 2010, in each case at a redemption price equal to 100% of the related notes’ principal balance, plus accrued and unpaid interest, if any, plus the Applicable Premium, as defined in the Indenture Agreement. We may also redeem, in whole or in part, the Floating Rate Notes at any time on or after December 15, 2008, and the Toggle Notes and Fixed Rate Notes at

any time on or after December 15, 2010. In each case, the redemption price equals a fixed percentage of the related notes’ principal balance ranging from 100% to 104.6%, depending upon the series of notes redeemed and the redemption date, plus accrued and unpaid interest. In addition we may redeem up to 35% of the outstanding Senior Notes with the net proceeds of one or more equity offerings until December 15, 2008 for the Floating Rate Notes and until December 15, 2009 for the Toggle Notes and the Fixed Rate Notes.

Senior Subordinated Notes

On December 1, 2006, we issued a series of fixed rate notes due 2016 with an aggregate principal amount of $1.60 billion (“Senior Subordinated Notes,” and, together with the Senior Notes, the “Notes”) in order to fund a portion of the Merger. The Senior Subordinated Notes bear interest at a rate equal to 10.125% per annum, which is payable semi-annually in arrears on every June 15 and December 15 commencing June 15, 2007. The Senior Subordinated Notes will mature on December 15, 2016.

The Senior Subordinated Notes rank junior in right of payment to our senior indebtedness, including indebtedness under the aforementioned Credit Facility, Term Loan and Senior Notes. The Senior Notes are guaranteed, joint and severally, by the Parent Companies with a guarantee that ranks junior in right of payment to all of the senior indebtedness of each parent guarantor. In the future, each of our wholly-owned subsidiaries that guarantee indebtedness under the Credit Facility and/or the Term Loan will also guarantee the Senior Subordinated Notes.

We may redeem, in whole or in part, the Senior Subordinated Notes at any time prior to December 15, 2011 at a redemption price equal to 100% of the notes’ principal balance, plus accrued and unpaid interest, if any, plus the Applicable Premium, as defined in the Indenture Agreement. We may also redeem, in whole or in part, the Senior Subordinated Notes at any time on or after December 15, 2011. The redemption price is at a fixed percentage of the notes’ principal balance ranging from 100% to 105.1%, depending upon the redemption date, plus accrued and unpaid interest. In addition, we may redeem up to 35% of the outstanding Senior Subordinated Notes with the net proceeds of one or more equity offerings until December 15, 2009.

In connection with the issuance of the Notes and new Credit Facilities, we incurred $266 million in debt issuance costs. These costs are recorded in other assets.

Covenant Compliance

The Credit Facilities and Notes have restrictive covenants that limit our ability to, among other things, incur or guarantee additional indebtedness or issue preferred stock; pay dividends and make other restricted payments; incur restrictions on the payment of dividends or other distributions from our restricted subsidiaries; create or incur certain liens; make certain investments; transfer or sell assets; engage in transactions with affiliates; and, merge or consolidate with other companies or transfer all or substantially all of our assets. Under the Credit Facilities, we must comply with conditions precedent that must be satisfied prior to any borrowing, as well as ongoing compliance with specified affirmative and negative covenants, including covenants relating to maintenance of specified financial ratios. The Credit Facilities and Notes also provide for customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants and cross-faults or cross-escalation provisions. We were in compliance with these covenants as of December 31, 2006.

Credit Ratings

In December 2006, in conjunction with the issuance of the Senior Notes and Senior Subordinated Notes, we received initial corporate credit ratings from Standard & Poor’s and Moody’s of BB- and Ba3, respectively.

Other Indebtedness

During the third quarter of 2006, a foreign subsidiary of ours borrowed $38 million under a revolving loan agreement to repay an intercompany loan. The term of the loan is one year and is extended by one year automatically on every anniversary of the original execution date (June 1, 2002). The interest rate on the loan is based on the one-month Tokyo Interbank Offered rate (TIBOR) plus a spread, which was 0.59% as of December 31, 2006. As of December 31, 2006, $39 million was outstanding under the loan.

At December 31, 2006 and 2005, the fair value of our long-term debt was approximately $9.4 billion and $1.31 billion, respectively, which has been determined based upon quoted market prices. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily the amount which could be realized in a current market exchange.

We are required to make debt service payments under the terms of our debt agreements. Future obligated debt payments for each of the five years subsequent to December 31, 2006 are $74 million, $35 million, $35 million, $35 million and $35 million, respectively, and $9,275 million thereafter.

Predecessor

Revolving Credit Agreement

During the first quarter of 2006, Freescale entered into an unsecured senior revolving credit facility with a committed capacity of $500 million (including a letter of credit and swing line loan sub-facilities) (“Predecessor Credit Agreement”). The Company cancelled the Predecessor Credit Agreement in connection with the closing of the Merger on December 1, 2006, at which time there were no outstanding borrowings. The Company incurred a non-cash charge of $1 million in Merger expenses in the accompanying audited Combined and Consolidated Statements of Operations associated with the recognition of unamortized debt issuance costs related to the cancellation.

Senior Notes

2006 Issuances and Repayments. In connection with the Merger, Freescale redeemed its outstanding (i) $350 million aggregate principal amount of 6.875% senior notes maturing in 2011 (“6.875% Notes”) and (ii) $500 million aggregate principal amount of 7.125% senior notes maturing in 2014 (“7.125% Notes”). The redemption occurred on December 1, 2006 at a redemption price equal to (i) 105% of the principal amount of the 6.875% Notes and (ii) 108% of the principal amount of the 7.125% Notes, plus accrued and unpaid interest up to, but not including, the redemption date. Interest on the redeemed 6.875% Notes and the redeemed 7.125% Notes ceased to accrue on the redemption date, and the only remaining right of the holders after the redemption date is to receive the redemption price. Freescale incurred charges of $93 million to Merger expenses in the accompanying audited Combined and Consolidated Statements of Operations in connection with the redemption, including call premiums of $57 million and non-cash charges associated with the recognition of unamortized debt issue costs and unamortized interest rate swap settlement balances of $18 million and $18 million, respectively. Funds from our short-term investment portfolio were used to finance the $850 million early retirement of debt and the $57 million cost associated with the call premiums.

During the second quarter of 2006, Freescale announced the redemption of its $400 million aggregate principal amount of floating rate notes due 2009 (“Predecessor Floating Rate Notes”). The redemption took place on July 17, 2006 at a redemption price equal to 102% of the principal amount of the Predecessor Floating Rate Notes, plus accrued and unpaid interest up to, but not including, the redemption date. Interest on the Predecessor Floating Rate Notes ceased to accrue on the redemption date, and the only remaining right of the holders after the redemption date is to receive the redemption price. Freescale incurred a charge of $15 million to Interest expense in the third quarter of 2006 in connection with the redemption, $7 million of which is a non-cash charge associated with the recognition of unamortized debt issuance costs. Funds from the short-term investment portfolio were used to finance the $400 million early redemption and the $8 million cost associated with the call premium.

During the fourth quarter of 2005, Freescale settled interest rate swap contracts related to the Predecessor Floating Rate Notes at a cost of $21 million. The amounts paid were reflected as additions to the respective notes’ balances and were being amortized to Interest expense over the term of the respective notes. When the notes were redeemed in December 2006, the amortization was accelerated and the remaining settled swap balances were fully expensed to Merger expenses in the accompanying audited Combined and Consolidated Statements of Operations.

(5) Risk Management

Foreign Currency Risk

In connection with the Contribution, Freescale initiated its own cash management process to provide financing for its operations, including: (1) cash deposits; (2) cash disbursements; (3) intercompany borrowings; (4) and borrowings from Motorola and other third parties. Prior to the Distribution, all of Freescale’s hedge transactions were executed by Motorola and were subject to the transition services agreement.

As a multinational company, our transactions are denominated in a variety of currencies. We have implemented a foreign exchange management process to manage currency risks resulting from transactions in currencies other than the functional currency of its subsidiaries. We use financial instruments to hedge, thereby attempting to reduce our overall exposure to the effects of currency fluctuations on cash flows. Our policy is not to speculate in financial instruments for profit on the exchange rate price fluctuation, trade in currencies for which there are no underlying exposures, or enter into trades for any currency to intentionally increase the underlying exposure. We intend to use hedge instruments that are effective at reducing the risk associated with the exposure being hedged and these instruments must be designated as a hedge at the inception of the contract. Accordingly, changes in market values of hedge instruments must be highly correlated with changes in market values of underlying hedged items both at inception of the hedge and over the life of the hedge contract.

Our strategy in foreign exchange exposure issues is to offset the gains or losses of the financial instruments against losses or gains on the underlying operational cash flows or investments based on management’s assessment of risk. Almost all of our non-functional currency receivables and payables, which are denominated in major currencies that can be traded on open markets, are hedged. We use forward contracts and options to hedge these currency exposures. In addition, we hedge some firmly committed transactions, and expect that we may hedge some forecasted transactions and investments in foreign subsidiaries in the future. A portion of our exposure is from currencies that are not traded in liquid markets, such as those in Latin America and Asia, and these are addressed, to the extent reasonably possible, through managing net asset positions, product pricing, and component sourcing.

At December 31, 2006 and 2005, we had net outstanding foreign exchange contracts not designated as accounting hedges with notional amounts totaling approximately $555 million and $312 million, respectively, which are accounted for at fair value. The fair value of the contracts was a net unrealized gain of $2 million and $16 million at December 31, 2006 and 2005, respectively. Management believes that these financial instruments should not subject us to undue risk due to foreign exchange movements because gains and losses on these contracts should offset losses and gains on the assets, liabilities, and transactions being hedged. The following table shows, in millions of United States dollars, the notional amounts of the most significant net foreign exchange hedge positions as of December 31, 2006 and 2005:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Euro	$101	$84
Danish Kroner	$(290)	$(77)
British Pound	$52	$(58)
Malaysian Ringgit	$20	$33
Japanese Yen	$(31)	$(17)
Israeli Shekel	$31	$14

Fair Value Hedges

At December 31, 2006, we had fair value hedges with an aggregate notional amount of $8 million and a fair value amount of less than $1 million.

Cash Flow Hedges

At December 31, 2006, we had foreign currency exchange contracts designated as cash flow hedges with an aggregate notional amount of $81 million and a fair value amount of $3 million.

Commodity Price Risk

During the second quarter of 2006, we instituted a gold hedging program which incorporates the use of financial derivative instruments to hedge our exposure to material increases in gold wire prices caused by changes in the spot price of gold bullion. At December 31, 2006, the estimated gross fair value associated with our outstanding gold wire hedge contracts was less than $1 million, and the forward contracts entered into had a notional amount of 12,000 Toz.

Interest Rate Risk

We use interest rate swap agreements to assist in managing the floating rate portion of our debt portfolio. In December 2006, we entered into interest rate swap agreements with a notional amount of $800 million to hedge a portion of our $4.0 billion floating rate debt. The interest rate swap agreements expire in December 2009. An interest rate swap is a contractual agreement to exchange payments based on underlying interest rates. We are required to pay the counterparty a stream of fixed interest payments at an average rate of 4.79%, and in turn, receives variable interest payments based on 3-month LIBOR (5.37% at December 31, 2006) from the counterparties. The net receipts or payments from the interest rate swap agreements are recorded in interest expense. The interest rate swap agreements are designated and qualify as a cash flow hedge under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. As such, the interest rate swap agreements are accounted for as an asset or a liability in the audited Consolidated Balance Sheet at fair value. The fair value of our interest rate swap agreements was estimated based on current settlement prices and quoted market prices of comparable contracts and represents their carrying values. For the Successor Period we recorded an unrealized after-tax gain of $3 million in other comprehensive income (loss) related to the change in market value on the interest rate swap agreements. The market value of the interest rate swap agreements recorded in other comprehensive income (loss) may be recognized in the Combined and Consolidated Statements of Operations if certain terms of the Term Loan change, if the Term Loan is extinguished or if the interest rate swap agreements are terminated prior to maturity.

(6) Employee Benefit and Incentive Plans

Stock and Equity-based Compensation

Prior to the closing of the Merger, Freescale had several stock-based employee compensation plans. Freescale provided an employee stock purchase plan (“ESPP”) and made awards of stock options and RSUs. Prior to January 1, 2006, the Company accounted for awards granted under those plans using the intrinsic value method of expense recognition, which follows the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”) and related interpretations. Compensation cost, if any, was recorded based on the excess of the quoted market price at grant date over the amount an employee must pay to acquire the stock. Under the provisions of APB Opinion No. 25, there was no compensation expense resulting from the issuance of the stock options as the exercise price was equivalent to the fair market value at the date of grant.

Effective January 1, 2006, we adopted the fair value recognition provisions of FASB SFAS No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”). We have elected the modified prospective transition method as permitted by SFAS No. 123(R) and, accordingly, prior periods have not been restated to reflect the impact of SFAS No. 123(R). Under this transition method, compensation cost recognized for the Predecessor Period and the Successor Period (as applicable) includes: (i) compensation cost for all stock-based payments granted prior to, but not yet vested as of January 1, 2006 (based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123 and previously presented in the pro forma footnote disclosures), and (ii) compensation cost for all stock and equity-based payments granted subsequent to January 1, 2006 (based on the grant-date fair value estimated in accordance with the new provisions of SFAS No. 123(R)).

The estimated value of our stock and equity-based awards (including non-qualified stock options and Predecessor stock options, RSUs and ESPP shares), less expected forfeitures, is amortized over the awards’ respective vesting period on a straight-line basis. As a result of adopting SFAS No. 123(R), earnings before income taxes and cumulative effect of accounting change was reduced by $135 million and $3 million, and net earnings was reduced by $123 million and $3 million, for the Predecessor Period and Successor Period, respectively. The implementation of SFAS No. 123(R) had a $22 million impact on cash flows from financing and operating activities during the Predecessor Period for excess tax benefits recognized in association with stock option exercises and RSU vesting in certain foreign locations.

Our actual and pro forma stock-based compensation expense is presented below:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
			2005	2004
Included in reported operating earnings:
Cost of sales	$—	$33	$14	$8
Selling, general and administrative	3	47	19	11
Research and development	—	46	18	6
Merger and separation expenses	—	297	—	—

Total	3	423	51	25

Incremental pro forma:
Cost of sales	—	—	20	18
Selling, general and administrative	—	—	29	22
Research and development	—	—	30	30

Total	—	—	79	70

Actual/pro forma stock-based employee compensation expense	$3	$423	$130	$95

The Predecessor pro forma amounts above include the impact of recognizing compensation expense related to stock options and the “look-back” option pursuant to the employee stock purchase plan.

Upon adoption of SFAS No. 123(R), a one-time, non-cash benefit of approximately $7 million for estimated future forfeitures of unvested restricted stock previously expensed was recorded in the audited Combined and Consolidated Statements of Operations in the first quarter of 2006 as a cumulative effect of accounting change, net of tax. Pursuant to APB Opinion No. 25, stock-based compensation expense was not reduced for estimated future forfeitures, but instead was reversed upon actual forfeiture.

Successor

Stock and Equity-based Compensation Plans

Non-qualified and Rollover Options

In connection with the Merger, we adopted a new stock-based compensation plan (“2006 Management Incentive Plan”), which authorizes stock-based awards to be granted to management and key employees for up to 31.2 million shares of our common stock. On December 1, 2006 (“Grant Date”), approximately 10.9 million non-qualified stock options (“Options”), with an exercise price of $7.00 per share, were issued to members of management. The Options vest 25 percent on each of the first, second, third and fourth anniversaries of the Grant Date. The Options are subject to the terms and conditions of the Investors Agreement dated December 1, 2006. There were no grants, exercises, forfeitures or cancellations of Options during the period of December 2, 2006 to December 31, 2006. At December 31, 2006, we had approximately $38 million in expense, net of expected forfeitures, that will be recognized over a period of four years in additional paid-in capital.

The fair value of the Options was estimated on the Grant Date using the Black-Scholes option pricing method. The assumptions used in the model are outlined in the following table:

Successor
Period from December 2 through December 31, 2006
Weighted average grant date fair value per share	$4.01
Weighted average assumptions used:
Expected volatility	55.0%
Expected lives (in years)	6.25
Risk free interest rate	4.4%
Expected dividend yield	—%

The computation of the expected volatility assumptions used in the Black-Scholes calculations for grants was based on historical volatilities and implied volatilities of peer companies. The Company utilized the volatilities of peer companies due to its lack of extensive history. When establishing its expected life assumptions, the Company used the “simplified” method prescribed in Staff Accounting Bulletin No. 107, “Shared-Based Payment,” for companies that do not have adequate historical data.

Under the 2006 Management Incentive Plan, we also issued fully-vested options (“Rollover Options”), to purchase approximately 4.2 million shares of our common stock, in exchange for approximately 740 thousand fully-vested Predecessor options held by certain members of management that were not exercised before the closing of the Merger. The number and exercise price for the Rollover Options was determined based on a formula that maintained the intrinsic value of the Predecessor options and maintained the fair value of the award before and after conversion. Using the closing price of the Predecessor’s common stock at the closing of the Merger, the average price for the Rollover Options was $4.31 per share. Except as noted for the number and exercise price, the Rollover Options maintained the same terms as the Predecessor options. The Rollover Options are subject to the terms and conditions of the Investors Agreement dated December 1, 2006.

The Rollover Options are considered temporary equity under the provisions of SEC Accounting Series Release No. 268, “Presentation in Financial Statements of ‘Redeemable Preferred Stocks’,” due to having a contingent cash-settlement feature upon the death or disability of the option holder and the awards having intrinsic value at the Grant Date. As such, the Grant Date intrinsic value of approximately $11 million recognized in additional paid-in capital should be considered temporary equity of the Company.

Class B Interests

In connection with the Merger, our Parent adopted a new equity-based management compensation plan (“2006 Interest Plan”), which authorizes equity-based awards to be granted to our key members of management for up to 344 thousand Class B interests in Freescale Holdings L.P. (“Class B Interests”). On the Grant Date, approximately 344 thousand unvested Class B Interests were issued to 13 individuals; thereby making those individuals parties to the Amended and Restated Agreement of Limited Partnership of Freescale Holdings L.P. (“Limited Partnership Agreement”). Under the provisions of the Limited Partnership Agreement, the Class B Interests will participate in any increase in the equity of the partnership subsequent to the initial contribution. The Class B Interests awards vest 25 percent on each of the first, second, third and fourth anniversaries of the Grant Date. The Class B Interests are subject to the terms, conditions, and restrictions of the Limited Partnership Agreement and the Investors Agreement dated December 1, 2006. There was no change in the number of Class B Interests outstanding as of December 31, 2006. At December 31, 2006, we had approximately $114 million in expense related to Class B Interests, net of expected forfeitures, that will be recognized in additional paid-in capital over a period of four years.

The fair value of the Class B Interests was estimated on the Grant Date using the Black-Scholes option pricing method. The assumptions used in the model are outlined in the following table:

Successor
Period from December 2 through December 31, 2006
Weighted average grant date fair value per Class B Interest	$497.00
Weighted average assumptions used:
Expected volatility	53.0%
Expected lives (in years)	5.00
Risk free interest rate	4.4%
Expected dividend yield	—%

The computation of the expected volatility assumptions used in the Black-Scholes calculations for grants were based on historical volatilities and implied volatilities of peer companies. The Company utilized the volatilities of peer companies due to its lack of extensive history. When establishing its expected life assumptions, the Company used the “simplified” method prescribed in Staff Accounting Bulletin No. 107, “Shared-Based Payment,” for companies that do not have adequate historical data.

Other

In connection with the Merger, certain Predecessor fully-vested stock options and partially vested RSUs were exchanged for similar cash-settled liability awards. In accordance with SFAS No. 123(R), we reclassified these previously equity classified awards to accrued liabilities based on their December 1, 2006 market value. The cash-settled liability awards exchanged for Predecessor RSUs will continue to vest through the second anniversary of their original grant date. The aggregate market value of these awards was approximately $46 million as of December 31, 2006.

Predecessor

Stock-based Compensation Plans

On June 18, 2004, we adopted the 2004 Omnibus Incentive Plan (the “2004 Omnibus Plan”). The 2004 Omnibus Plan permitted stock option grants, annual management incentive awards, stock grants, restricted stock grants, RSU grants, performance stock grants, performance cash awards, SARs, and cash awards. The aggregate number of shares of the Company’s Class A common stock that could be issued under the 2004 Omnibus Plan was not to exceed 48 million.

Prior to the Distribution, compensation expense, if any, relating to Motorola options and RSUs held by our employees was allocated by Motorola to Freescale on a specific employee basis. At the Distribution, all unvested options outstanding under Motorola’s stock-based compensation plans that were held by our employees were converted to options to acquire Class A common stock of Freescale. The conversion rate was based on a formula that maintained the intrinsic value of the original unvested portion of the Motorola grant and maintained the fair value of the grant before and after the conversion. As a result, under this formula, using the average closing prices at the Distribution Date of Motorola and Freescale shares of stock, we issued a total of approximately 23 million unvested Freescale stock options at an average exercise price of $9.91 per share. These issuances maintained the original fair value calculated at their original grant date from Motorola. Any related compensation expense (or pro forma compensation expense) continued to be recognized (or disclosed) over the remaining employee service period until the closing of the Merger, at which time vesting was accelerated and all compensation expense was fully recognized.

All unvested Motorola restricted stock units held by our employees on the date of Distribution were cancelled and reissued as restricted stock units for Class A common stock of the Company. A total of approximately 350 thousand restricted stock units at $17.93 were issued at the Distribution Date. The compensation expense related to these reissued restricted stock units continued to be recognized (or disclosed) over the remaining employee service period until the closing of the Merger, at which time vesting was accelerated and all compensation expense was fully recognized.

On April 29, 2005, we adopted the Omnibus Incentive Plan of 2005 (the “2005 Omnibus Plan”). Upon adoption of the 2005 plan, we ceased making grants under the 2004 Omnibus Plan, except for awards made from expired, forfeited or cancelled shares.

The 2005 Omnibus Plan permits grants of stock options, SARs, restricted stock, RSUs, performance stock, performance RSUs, performance cash awards, annual management incentive awards and other stock or cash awards. The aggregate number of shares of Freescale Class A common stock that could be issued under the 2005 Omnibus Plan was not to exceed 30 million. The number of shares that could be issued under the 2005 Omnibus Plan for awards other than stock options or SARs was not to exceed 20 million. On December 1, 2006, the effective date of the Merger, we ceased making grants under the 2005 Omnibus Plan.

Stock Options

The exercise price of each stock option granted under our 2005 Omnibus Plan equaled 100% of the market value of the common stock on the date of grant. The majority of the options had a contractual life of seven years and vested ratably over four years from the date of grant. Stock options granted under the former 2004 Omnibus Plan had the same characteristics as the 2005 Omnibus Plan, with the exception that the shares vested ratably over a period of three as opposed to four years from the date of grant, and they had a contractual life of ten years as opposed to seven. The exercise of stock options was satisfied with shares of Treasury stock to the extent available. Any compensation expense was recognized on a straight-line basis over the employee service period until the closing of the Merger, at which time vesting was accelerated and all compensation expense was fully recognized.

The fair value of each option granted prior to the closing of the Merger was estimated on the date of grant using the Black-Scholes option pricing method. The weighted average assumptions used in the model are outlined in the following table:

	Predecessor
	Period from January 1 through December 1, 2006	Year Ended December 31,
		2005	2004
Weighted average grant date fair value per share	$13.31	$10.80	$7.42
Weighted average assumptions used:
Expected volatility	44.0%	62.0%	64.0%
Expected lives (in years)	4.90	5.00	5.00
Risk free interest rate	4.9%	3.9%	3.5%
Expected dividend yield	—%	—%	—%

A summary of changes in stock options outstanding during the Predecessor Period is presented below:

	Predecessor
	Stock Options	Wtd. Avg. exercise price per share	Wtd. Avg. Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at January 1, 2006	31,567	$13	7	$383
Granted	1,708	$30
Terminated, cancelled or expired	(2,880)	$18
Exercised	(8,667)	$12
Paid out at Merger closing	(21,728)	$14

Balance at December 1, 2006	—	$—	—	$—

The total intrinsic value of options exercised during the Predecessor Period, 2005 and 2004 was approximately $179 million, $87 million and $5 million, respectively. The total intrinsic value of options that were paid for in conjunction with the closing of the Merger was approximately $559 million. We recorded in Merger and separation expenses a non-cash charge for stock compensation expense of approximately $81 million in the Predecessor Period as a result of the acceleration of vesting of all options in connection with the Merger. Cash received from stock option exercises was approximately $102 million during the Predecessor Period.

Restricted Stock Units

RSU grants were rights to shares of Freescale Class A common stock. The grants were restricted and therefore subject to substantial risk of forfeiture and to restrictions on sale or other transfer by the employee. RSUs were converted to shares of Class A common stock upon vesting on a one-for-one basis. The RSUs vested ratably over a four-year period and were not entitled to dividends or voting rights, if any, until they were vested. The cost of the RSU awards was determined using the fair value of Freescale Class A common stock on the date of grant, net of expected forfeitures, and compensation expense was recognized on a straight-line basis over the employee service period until the closing of the Merger, at which time vesting was accelerated and all compensation expense was fully recognized.

During the second quarter of 2006, we granted performance-based RSUs to certain employees under the 2005 Omnibus Plan. The number of RSUs that could be earned pursuant to such awards ranged from none to twice the number of target RSUs established at the grant date based upon achievement of specified levels of our 2006 Net sales. The performance RSUs, to the extent earned, vested over a two-year service period until the closing of the Merger, at which time vesting was accelerated and all compensation expense was fully recognized. All other terms and restrictions were generally consistent with other RSUs granted by the Company.

All unvested Motorola RSUs held by our employees on the date of Distribution were cancelled and reissued as RSUs for Class A common stock of Freescale. A total of approximately 350 thousand RSUs were issued at $17.93 per share at the Distribution Date. The compensation expense related to these RSUs continued to be recognized over the remaining employee service period until the closing of the Merger, at which time vesting was accelerated and all compensation expense was fully recognized. A summary of changes in RSUs outstanding during the Predecessor Period is presented below:

	Predecessor
	Stock Options	Wtd. Avg. exercise price per share	Wtd. Avg. Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Non-vested RSU balance at January 1, 2006	10,871	$17	2	$274
Granted	4,879	$31
Vested	(14,771)	$18
Terminated, cancelled or expired	(979)	$19

Non-vested RSU balance at December 1, 2006	—	$—	—	$—

The total intrinsic value of restricted stock vested during the Predecessor Period and 2005 was approximately $76 million and $39 million, respectively. No restricted stock vested during 2004. We recorded in Merger and separation expenses a non-cash charge for stock compensation expense of approximately $216 million in the Predecessor Period as a result of the acceleration of vesting of all restricted stock in connection with the Merger.

Employee Stock Purchase Plan

We initiated an Employee Stock Purchase Plan (“ESPP”) after the Distribution. Prior to the closing of the Merger, under the ESPP, eligible participants were allowed to purchase shares of the Class A common stock through payroll deductions of up to 10% of compensation on an after-tax basis. The price an employee pays per share was 85% of the lower of the fair market value of Freescale’s Class A common stock on the close of the first trading day or last trading day of the purchase period. The ESPP had two purchase periods, the first one from February 1 through July 31 and the second one from August 1 through January 31. The issuances of Class A common stock under the ESPP were satisfied with shares of treasury stock to the extent available. The aggregate number of shares of Freescale Class A common stock that could be issued under the ESPP was not to exceed 6 million.

Compensation expense was measured as the fair value of the employees’ purchase rights during the “look-back” option period as calculated under the Black-Scholes option pricing method. The weighted average assumptions used in the model are outlined in the following table:

Predecessor
Period from January 1 through December 1, 2006
Weighted average grant date fair value per share	$2.93
Weighted average assumptions used:
Expected volatility	36.0%
Expected lives (in years)	0.50
Risk free interest rate	4.4%
Expected dividend yield	—%

We treated the ESPP as a compensatory plan and have recorded compensation expense of approximately $12 million in the Predecessor Period in accordance with SFAS No. 123(R). During the Predecessor Period, our employees purchased 2.7 million shares at a weighted-average price of $22.60 per share. Cash used to purchase these shares totaled approximately $61 million in the Predecessor Period. Pursuant to the terms of the Merger Agreement, the ESPP was terminated prior to the closing of the Merger.

Effect of Adopting SFAS No. 123(R)

The following is the effect of recognizing compensation expense related to stock options and the “look-back” option pursuant to the employee stock purchase plan in connection with the adoption of SFAS No. 123(R) as of January 1, 2006 (in millions):

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006
Stock-option compensation expense recognized:
Cost of sales	$—	$13
Selling, general and administrative	3	20
Research and development	—	21
Merger and separation expenses	—	81

Total reduction in operating earnings before income taxes and cumulative effect of accounting change	$3	$135
Income tax benefit	—	(5)
Cumulative effect of accounting change, net of income tax expense	—	(7)

Total decrease in net earnings	$3	$123

Prior Period Pro Forma Presentations

Under the modified prospective transition method, results for prior periods have not been restated to reflect the effects of implementing SFAS No. 123(R). The following pro forma information, as required by FASB SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123,” is presented for comparative purposes and illustrates the pro forma effect on Net earnings for each period presented as if the Company had applied the fair value recognition provisions of SFAS No. 123(R) to stock-based employee compensation prior to January 1, 2006:

	Predecessor
	Year Ended December 31, 2005	Year Ended December 31, 2004
Net earnings, as reported	$563	$211
Plus: stock-based employee compensation expense included in reported earnings, net of tax	46	20
Less: stock-based employee compensation expense determined under the fair-value method for all awards, net of tax
Cost of sales	(31)	(21)
Selling, general and administrative	(44)	(26)
Research and development	(44)	(29)

Net earnings, pro forma	$490	$155

Defined Contribution Plans

We have a profit sharing plan covering substantially all eligible U.S. employees (the “Plan”). The Plan provides for discretionary employer matching contributions and profit-sharing contributions. Matching contributions may be made in amounts up to a 100% match of each participant’s pre-tax contributions to the Plan not to exceed 5% of the participant’s eligible contribution. Profit sharing contributions may be made at the discretion of executive management.

Motorola and certain of its subsidiaries had profit-sharing and savings plans, principally contributory, in which all eligible employees participated prior to the Distribution, to which Motorola made matching contributions and profit-sharing contributions to these plans. Matching contributions of 3% on the first 6% of employee contributions did not depend on the Motorola’s profits. Profit-sharing contributions were generally based upon pre-tax earnings, as defined, with an adjustment for the aggregate matching contribution. In 2004, the audited Combined and Consolidated Statements of Operations include an allocation of the costs of the U.S. defined contribution plan totaling $20 million for matching contributions and $10 million for profit sharing contributions until the Distribution.

Under our defined contribution plans, matching contributions totaled $3 million in the Successor Period, $39 million in the Predecessor Period and $42 million in 2005. Profit sharing contributions totaled $2 million in 2004.

Incentive Plans

General: In conjunction with the IPO, we adopted an annual management incentive awards program under which the Company has the authority to grant management incentive awards to any of our designated executive officers or of any subsidiary. Management incentive awards will be paid out of an incentive pool equal to 5% of our consolidated Operating earnings for each calendar year. In conjunction with this awards program, Freescale established the Freescale Bonus Plan. Freescale plans to allocate an incentive pool percentage to each designated employee for each calendar year. The employee’s incentive award then will be determined by us based on the employee’s allocated portion of the incentive pool subject to adjustment in the sole discretion of us. We recognized expense of $11 million in the Successor Period, $91 million in the Predecessor Period and $152 million in 2005 related to this plan. For the year ended December 31, 2004, the Company did not recognize any expense pursuant to this plan.

The Motorola Incentive Plan (MIP) provided worldwide eligible employees with an annual payment, calculated as a percentage of an employee’s eligible earnings, in the year after the close of the current calendar year if specified business goals were met. All employees were eligible for the MIP. Freescale’s employees participated in this plan through 2004; however, subsequent to the Distribution, the plan payout was based only on the Freescale’s performance. We recognized expense of $165 million during 2004 related to this plan.

Executive: Subsequent to the IPO, we established additional incentive plans and entered into employment agreements with select senior leaders. These plans include the special incentive plan and the change in control severance plan. Prior to the Distribution, certain senior leaders also participated in the Motorola Mid-Range Incentive Plan. We recognized expense of $7 million related to these plans in 2004.

Pension Benefits

At the Distribution Date, the pension benefits for all active U.S. employees were frozen. Obligations related to retired and other vested participants as of the Distribution Date will remain the responsibility of Motorola. We did not adopt a new U.S. pension plan. Most of Freescale’s non-U.S. retirement benefit plans were frozen as of the Distribution, with respect to our employees, with the obligation for retirees and vested participants remaining the responsibility of Motorola, and Freescale no longer participating in the Motorola plans. As a result of this action, we realized a net $10 million curtailment gain in 2004. We continue to offer defined benefit plans to approximately 6,400 non-U.S. employees.

Net periodic benefit cost for pension plans was $10 million and $9 million in 2006 and 2005, respectively. These costs for 2004 were included as a component of allocated expenses from Motorola, and the audited Combined and Consolidated Statements of Operations include an allocation of the costs of the employee benefit plans through the Distribution Date. These costs were allocated to us based on the proportionate share of eligible compensation of the participants. Our contributions to these plans aggregated $5 million, $7 million and $5 million in the Predecessor Period, 2005 and 2004, respectively.

The weighted average assumptions for these benefit plans as of December 31, 2006 and 2005 were as follows:

	December 31,
	2006	2005
Discount rates	3.7%	3.1%
Expected return on plan assets	5.7%	4.9%
Rate of compensation increase	2.8%	2.7%

The accumulated benefit obligation for all defined benefit plans was $86 million and $83 million at December 31, 2006 and 2005, respectively. Our obligations and assets for the pension plans were previously valued three months before the year-end. Due to the necessity of obtaining the valuation of the benefit plans as a result of purchase accounting in connection with the Merger, the measurement date for the current year is as of December 1, 2006, the effective date of the Merger. The net projected benefit obligation of these plans was $106 million at December 31, 2006 and 2005. At December 31, 2006 and 2005, plan assets of approximately $76 million and $63 million, respectively, were principally invested in equity, debt and guaranteed investment securities. The fair value of plan assets was compared to the projected benefit obligation (“PBO”) at the effective date of the Merger. The excess PBO over the fair value of plan assets was used as the basis of the purchase accounting adjustment. The balance of the benefit obligations at the effective date of the Merger was adjusted to reflect the excess PBO. The total purchase price adjustment to the pension plan liabilities was $7 million. In addition, we have a pension plan obligation whereby the plan assets exceed the benefit obligation. The asset balance increased $8 million in purchase accounting to reflect the increase in the fair value of plan assets in excess of the PBO.

Post-retirement Health Care Benefits

Certain retiree benefits are available to eligible United States employees meeting certain age and service requirements upon termination of employment through the Motorola Post-retirement Healthcare Plan. At the date of the Distribution, Freescale assumed responsibility for the retiree medical benefit obligation for all eligible retired participants, active vested participants, and active participants who vest within the three year period following the Distribution. The amount of the retiree medical benefit obligation assumed by Freescale was $118 million. At the Distribution, these benefits were frozen, resulting in the recognition of a $5 million curtailment gain in 2004.

The components of the expense we incurred under the Post-retirement Healthcare Plan was as follows:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31, 2005
Service cost	$—	$1	$1
Interest cost	1	13	13
Net amortization of losses	—	6	8

Post-retirement expense	$1	$20	$22

Our obligation for the Post-retirement Healthcare Plan was previously valued three months before the year-end. Due to the necessity of obtaining the valuation of the plan as a result of purchase accounting in connection with the Merger, the measurement date for the current year is as of December 1, 2006. Our obligation consists of an accumulated benefit obligation (“ABO”) and represents the actuarial present value of benefits payable to plan participants for services rendered at the valuation date. Our obligation to the Post-retirement Healthcare Plan is as follows:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31, 2005
Benefit obligation:
Beginning of year	$206	$268	$227
Service cost	—	1	1
Interest cost	1	13	13
Actuarial loss (gain)	(4)	(43)	42
Plan amendments	—	(15)	—
Benefits paid, net	(2)	(18)	(15)

End of year	$201	$206	$268

Benefit payments, which reflect expected future service, are estimated to be $16 million in 2007, $16 million in 2008, $17 million in 2009, $18 million in 2010, $18 million in 2011, and $87 million thereafter.

Our obligation and assets related to the Post-retirement Plan were valued at fair value as of the effective date of the Merger. The purchase accounting adjustment is calculated as follows:

Benefit obligation at fair value (5.50%)	$206
Assets held by plan, at fair value	—

Excess of benefit obligations over assets	206
Less: previously recorded plan obligation by Predecessor	(125)

Adjustment to increase plan obligation	$81

The weighted average assumptions for these retiree medical benefits as of December 31, 2006 and 2005 were as follows:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Discount rate	5.75%	5.50%
Assumed health care trend rate for next year	10.76%	10.20%
Assumed ultimate health care trend rate	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2016	2013

The assumed discount rate is based on market rates as of the measurement date and is utilized in calculating the actuarial present value of our obligation, periodic expense and health care cost trend rate for the Post-retirement Plan. At December 31, 2006, the discount rate was 5.75%. As a result of the increase in the discount rate from 5.50% at the effective date of the Merger to 5.75% at December 31, 2006, the accrued benefit obligation decreased $5 million.

The assumed health care cost trend rate represents our estimate of the annual rates of change in the costs of the health care benefits currently provided by the Post-retirement Plan. The estimated effect of a 1% increase in assumed health care cost trends would increase 2006 costs by $1 million and increase the benefit obligation at December 31, 2006 by $9 million. The estimated effect of a 1% decrease in assumed health care cost trends would decrease 2006 costs by $1 million and decrease the benefit obligation at December 31, 2006 by $8 million.

The reconciliation of the funded status of the Post-retirement Plan is as follows:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Benefit obligation	$(201)	$(268)
Fair value of plan assets	—	—

Funded status	(201)	(268)
Fourth quarter contributions	—	5
Unrecognized prior service	—	(6)
Unrecognized net loss	(5)	149

(Accrued) benefit cost	$(206)	$(120)

Motorola managed its post-retirement health care benefit plan on a consolidated basis and separate company information was not available for 2004. The audited Combined and Consolidated Statements of Operations includes an allocation of the costs of the post-retirement health care plan for 2004. These costs were allocated to the Company based on headcount.

(7) Income Taxes

Components of earnings (loss) before income taxes are as follows:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
			2005	2004
United States	$(2,574)	$124	$341	$(68)
Foreign	53	288	272	331

	$(2,521)	$412	$613	$263

Components of income tax expense (benefit) are as follows:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
			2005		2004
Current:
United States	$—	$—	$—		$—
Foreign	(1)	11	21		31
Tax repatriation charge	—	—	15	(1)	—

Total current	(1)	11	36		31
Deferred:
United States	$(139)	$(4)	$—		$—
Foreign	6	19	14		21

Total deferred	(133)	15	14		21

Total provision for income taxes	$(134)	$26	$50		$52

(1)

In the calendar year 2005, the Company recorded $15 million of taxes associated with the repatriation of $354 million in foreign earnings from foreign subsidiaries under the American Jobs Creation Act of 2004, thereby increasing our effective tax rate in 2005 by 2 percent.

Cash paid for taxes, net of cash received for tax refunds, was less than $1 million in the Successor Period, approximately $45 million in the Predecessor Period, $21 million in 2005 and $5 million in 2004.

In the Predecessor’s financial statements, Freescale’s operating results have been previously included in Motorola’s consolidated U.S. federal and state income tax returns, as well as in certain foreign jurisdictions for certain periods prior to the 2004 IPO. The provision for income taxes in these financial statements prior to the Contribution has been determined on a separate return basis. Freescale was required to assess its deferred tax assets and the need for a valuation allowance on a separate return basis, and exclude from that assessment the utilization of all or a portion of those losses by Motorola under the separate return method. To the extent that Motorola has utilized a portion of Freescale’s operating losses in their consolidated returns, Freescale has been reimbursed for the utilization of those losses prior to the Contribution. Motorola’s reimbursement is reflected in business/stockholders’ equity prior to the Contribution. After the Contribution and until the IPO, pursuant to the tax sharing agreement, to the extent that Motorola utilized a portion of Freescale’s losses, Freescale has not recorded any reimbursement for the utilization of these losses in the provision.

During the Predecessor Period, Freescale did not recognize tax benefits for deferred tax assets in the United States and certain foreign jurisdictions because Freescale determined that it was more likely than not that these deferred tax assets would not be realized based on consideration of all available evidence. This assessment required considerable judgment on the part of management with respect to benefits that could be realized from future income, as well as other positive and negative factors.

Pursuant to the provisions of the tax sharing agreement as contemplated for periods prior to the 2004 IPO, Motorola assumed U.S. federal income tax liabilities and Motorola assumed state and foreign income tax liabilities associated with returns that include only Motorola and its subsidiaries. We remain responsible for any U.S. federal, state and foreign income tax liabilities for returns filed that include only Freescale and its subsidiaries. We do not anticipate any material adverse effect for any audit for which Motorola is responsible.

Differences between the income tax provision computed at the U.S. federal statutory tax rate of 35% and the actual income tax provision are noted below:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
			2005	2004
U.S. statutory rate	35%	35%	35%	35%
Foreign rate differential	—	(11)	(7)	(22)
Unrepatriated foreign earnings	—	18	24	59
Export trade benefit	—	(3)	(9)	—
Valuation allowance on deferred taxes	—	(10)	(28)	(67)
Research credits	2	(22)	(10)	(11)
Motorola utilization of tax positions	—	—	(4)	35
In-process research and development	(32)	—	—	—
Other	—	(1)	7	(9)

	5%	6%	8%	20%

We recorded a benefit in the Successor Period related to the extension of the research and development tax credit in the U.S. through December 31, 2007; this extension was related to legislation enacted in December 2006.

A portion our operations are eligible for a reduced tax rate or are free of tax under various tax holidays, which expire in whole or in part during 2008 through 2013. These tax holidays may be extended when certain conditions are met. The income tax benefits attributable to the tax status of the subsidiaries with tax holidays are estimated to be approximately $55 million, $24 million and $19 million for 2006, 2005 and 2004, respectively.

Significant components of deferred tax assets (liabilities) are as follows:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Inventory	$(3)	$54
Employee benefits	63	51
Sales, bad debt and warranty reserves	35	46
Deferred revenue	8	19
Environmental reserves	17	16
Investments	15	20
Depreciation	(126)	158
Capitalized research and development	235	286
Other capitalized items	(1,918)	53
Tax carryforwards	507	214
Other, net	47	30
Undistributed foreign earnings	(487)	(384)
Valuation allowance	(112)	(582)

Net deferred tax assets (liabilities)	$(1,719)	$(19)

Prior to the Merger, except for certain earnings that the Company reinvested indefinitely, provisions were made for the taxes attributable to the remittance of undistributed earnings of foreign subsidiaries. At December 31, 2005 and 2004, undistributed earnings intended to be reinvested indefinitely and for which no taxes were provided totaled $556 million and $738 million, respectively. The portion of earnings not reinvested indefinitely may be distributed substantially free of additional taxes given the tax provisions accrued on undistributed earnings. Subsequent to the Merger, we intend to repatriate all foreign subsidiary earnings and no longer designate undistributed earnings of foreign subsidiaries for permanent reinvestment.

Gross deferred tax assets were $1.1 billion and $1.0 billion at December 31, 2006 and 2005, respectively. Gross deferred tax liabilities were $2.7 billion and $437 million at December 31, 2006 and 2005, respectively. The Company’s deferred tax positions are reflected in the following captions on the accompanying Consolidated Balance Sheets:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Other current assets	$107	$31
Other assets	60	55
Accrued liabilities	(28)	(1)
Deferred tax liabilities	(1,858)	(104)

Net deferred tax liabilities	$(1,719)	$(19)

In the Predecessor Period, we reduced our valuation allowance associated with the deferred tax assets of certain foreign subsidiaries, resulting in a non-cash income tax benefit of $28 million. One subsidiary emerged from a three-year cumulative loss position resulting in a reduced valuation allowance because we believe the subsidiary will more likely than not realize a portion of the deferred tax assets of this subsidiary based on estimates of future taxable income and the evaluation of other evidence pertaining to realization. We reduced the valuation allowance of another subsidiary because we believe the subsidiary will more likely than not realize a portion of the deferred tax assets of the foreign subsidiary. This change is primarily due to a revision in the financing of the foreign subsidiary, resulting in increased estimates of the foreign entity’s future taxable income.

At December 31, 2006 and 2005, we had valuation allowances of $61 million and $508 million against certain of our deferred tax assets in the U.S., and valuation allowances of $51 million and $74 million against net deferred tax assets of certain foreign subsidiaries, respectively, to reflect the deferred tax asset at the net amount that is more likely than not to be realized. As a result of the Merger, Freescale recorded significant acquired intangibles for which no tax basis exists and, as such, a significant deferred tax liability was recorded under purchase accounting. Since these taxable temporary differences will reverse within the carryforward period for the existing deferred tax assets, we reduced our valuation allowance accordingly in conjunction with purchase accounting. The valuation allowance against deferred tax assets of $112 million at December 31, 2006 will reduce goodwill if tax benefits are subsequently recognized. Freescale also recorded additional contingency reserves in purchase accounting of $82 million to adjust its contingency reserve for taxes to reflect management’s best estimate of the ultimate outcome of such contingencies. The purchase accounting for the tax treatment of certain transaction costs has not yet been reflected in the deferred taxes pending the completion of further analysis of those costs.

At December 31, 2006, we had U.S. federal net operating losses of $901 million, which expire during the years 2009 through 2026; state net operating losses of $183 million, which expire in the years 2007 through 2024; and foreign net operating losses of $260 million, which expire starting in 2010. We had U.S. federal research credits of $114 million, which expire in the years 2007 through 2026; state research credits of $63 million, which expire in the years 2009 through 2025; and foreign research credits of $1 million, which expire in the years 2015 through 2016. We also had foreign tax credits of $56 million, which expire in the years 2012 through 2016.

As a result of the Merger, the utilization of U.S. federal tax attributes may be limited due to the change in ownership as defined by the Internal Revenue Code Section 382.

(8) Commitments and Contingencies

Commitments

Leases

We own most of our major facilities, but do lease certain office, factory and warehouse space, land, and information technology and other equipment under principally noncancellable operating leases expiring through 2025. Rental expense, net of sublease income, for the years ended December 31, 2006, 2005 and 2004 was $45 million, $58 million and $61 million, respectively. Future minimum lease payments, net of minimum sublease rentals, of such operating leases for each of the five years subsequent to December 31, 2006 are $45 million, $33 million, $26 million, $23 million and $18 million, respectively, and $66 million thereafter. Minimum sublease income on operating leases is approximately $5 million in 2007, $6 million in 2008, $5 million in 2009, $3 million in 2010, $3 million in 2011 and $1 million thereafter.

As of December 31, 2006, we had $37 million in capital lease obligations. Future minimum lease payments under capital leases for each of the five years subsequent to December 31, 2006 are $13 million, $12 million, $8 million, $6 million and $2 million, respectively, and $1 million thereafter.

Other Commitments

In June 2002, we entered into an arrangement with two other semiconductor manufacturers to jointly develop 300 millimeter technology and share other common operating expenses of a fabrication facility located in Crolles, France. Under the arrangement, which is currently contractually set to expire in December 2007, each party is responsible for funding specific allocations of operations, research and development expenses, as well as related capital expenditures and output from the facility. Additionally, in January 2005, the arrangement was expanded to include similar cost sharing provisions to include packaging and test technologies. These costs are not fixed and determinable at December 31, 2006.

In December 2006, we entered into a joint technology development agreement relating to the development of complimentary metal oxide semiconductor (CMOS) and silicon-on-insulator (SOI) technologies, as well as advanced semiconductor research and development enablement transitions to the 45 nanometer generation. The agreement obligates us to the next year’s worth of payments on a rolling basis, which totals $39 million as of December 31, 2006. Pursuant to our continued participation, there is a potential for aggregate payments of approximately $217 million through the expiration date of December 2010.

Product purchase commitments associated with our strategic manufacturing relationships include take or pay provisions based on volume commitments for work in progress and forecasted demand based on 18-month rolling forecasts, which are adjusted monthly. At December 31, 2006, our commitment is $143 million through April 2007.

We have multi-year commitments under various software, service and supply contracts requiring payments for each of the five years subsequent to December 31, 2006 of $195 million, $81 million, $56 million, $51 million and $25 million, respectively, and $3 million thereafter.

Contingencies

Environmental

Under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (CERCLA, or Superfund), and equivalent state law, Motorola has been designated as a Potentially Responsible Party by the United States Environmental Protection Agency with respect to certain waste sites with which the Company’s operations may have had direct or indirect involvement. Such designations are made regardless of the extent of Motorola’s involvement. Pursuant to the master separation and distribution agreement, Freescale has indemnified Motorola for these liabilities going forward. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigations or remedial actions. The remedial efforts include environmental cleanup costs and communication programs. In many cases, the dollar amounts of the claims have not been specified and have been asserted against a number of other entities for the same cost recovery or other relief as was asserted against Freescale. The Company accrues costs associated with environmental matters when they become probable and reasonably estimable by recording the future estimated cash flows associated with such costs on a discounted basis. Due to the uncertain nature, the actual costs that will be incurred could differ from the amounts accrued. Accruals at December 31, 2006 and 2005 were $47 million and $45 million, respectively, the majority of which are included in other long-term liabilities on the balance sheet, with related charges / (reversals) to Predecessor operating earnings of $3 million during 2006, $(4) million during 2005 and $4 million during 2004. These amounts represent only our estimated share of costs incurred in environmental cleanup sites without considering recovery of costs from any other party or insurer, since in most cases Potentially Responsible Parties other than us may exist and be held responsible.

Litigation

We are a defendant in various lawsuits, including intellectual property suits and are subject to various claims which arise in the normal course of business.

From time to time, we are involved in legal proceedings arising in the ordinary course of business, including tort and contractual disputes, claims before the United States Equal Employment Opportunity Commission and other employee grievances, and intellectual property litigation and infringement claims. Intellectual property litigation and infringement claims could cause us to incur significant expenses or prevent us from selling our products. Under our agreements with Motorola, we will indemnify Motorola for certain liabilities related to our business.

On April 17, 2007 Tessera filed a complaint against Freescale Semiconductor, Inc., ATI Technologies, Inc., Motorola, Inc., Qualcomm, Inc., Spansion, Inc., Spansion LLC, and STMicroelectronics N.V. in the International

Trade Commission (“ITC”) requesting the ITC enter an injunction barring the importation of any product containing a device that infringes two identified patents related to ball grid array packaging technology. On April 17, 2007, Tessera filed a parallel lawsuit in the United States District Court for the Eastern District of Texas against ATI, Freescale, Motorola and Qualcomm claiming an unspecified amount of monetary damage as compensation for the alleged infringement of the same Tessera patents. Tessera’s patent claims relate to ball grid array (BGA) packaging technology. Due to the recent filing of the complaint in the ITC and the lawsuit in the federal District court, we are still assessing the merits of both of these actions as well as the potential effect on our financial position, results of operations or cash flow.

Between September 18, 2006 and October 13, 2006, six purported class action petitions were filed in the state District Court of Travis County, Texas in connection with the announcement of the Merger—Gerber v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003501; Lifshitz v. Michel Mayer, et al., Cause No. D-1-GN-06-003585; Warner v. Freescale Semiconductor, Inc. et al., Cause No. D-1-GN-06-003673; Tansey v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003685; Hockstein v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003717; and International Union of Operating Engineers Local No. 825 Pension Fund v. Freescale Semiconductor, Inc. et al, Cause No. D-1-GN-06-003918. On November 3, 2006, we agreed in principle with the plaintiffs to settle the lawsuits. As part of the settlement, the defendants deny all allegations of wrongdoing. The court provided preliminary approval of the settlement terms. Per the terms of the proposed settlement, notice was mailed on April 11, 2007 to the former stockholders of Freescale Semiconductor, Inc., and a legal notice was published in the Wall Street Journal on April 18, 2007. A hearing has been scheduled for June 25, 2007 to consider approval of the settlement. If finally approved by the court, the settlement will resolve all of the claims that were or could have been brought on behalf of the proposed settlement class in the action being settled, including all claims relating to the Merger, the Merger Agreement and any related disclosure. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by us. As part of the proposed settlement, we have agreed to pay up to $975,000 to the plaintiffs’ counsel for their fees and expenses, subject to approval by the court. Pursuant to the proposed settlement, we also agreed to make amended and supplemental disclosures on Schedule 14A, which were made on November 4, 2006. We have accrued the proposed attorneys’ fees and expenses provided under the settlement, and are currently awaiting final court approval of the settlement.

Other than as described above, we do not believe that there is any litigation pending that could have, individually or in the aggregate, a material adverse effect on our financial position, results of operations, or cash flow.

Other Contingencies

In the ordinary course of business, we regularly execute contracts that contain indemnifications as it is customary business practice for most business arrangements that are reduced to a contract to contain some level of indemnity between parties. Additionally, we execute other contracts considered outside the ordinary course of business which contain indemnifications. Examples of these types of agreements include business divestitures, business acquisitions, settlement agreements and third-party performance guarantees. In each of these circumstances, any payment is conditioned on the other party making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow us to challenge the other party’s claims. Further, the Company’s obligations under these agreements may be limited in terms of duration, typically not in excess of 24 months, and/or amounts not in excess of the contract value, and in some instances, we may have recourse against third parties for certain payments made by us.

Historically, we have not made significant payments for indemnification provisions contained in these agreements. At December 31, 2006, there was one contract executed outside the ordinary course of business containing indemnification obligations with a maximum amount payable of $4 million under the terms of these indemnification provisions. At December 31, 2006, we have accrued $4 million, to cover known estimated indemnification obligations. We believe that if we were to incur additional losses with respect to any unknown matters at December 31, 2006, such losses would not have a material adverse effect on our financial position, results of operations or cash flows.

(9) Asset Impairment Charges

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We evaluate the recoverability of long-lived assets to be held and used by comparing the carrying value of the assets to the estimated future net undiscounted cash flows expected to be generated by the assets. An asset is considered impaired if the carrying value of the asset is greater than its estimated future net undiscounted cash flows.

We measure the impairment to be recognized from assets to be held and used as the amount by which the carrying value of the assets exceeds the fair value of the assets. The fair value of the assets is the quoted market price, if available, or the value of the assets calculated using valuation techniques that we believe are most appropriate under the circumstances, including discounted cash flow analysis. To compute the estimated expected future cash flows on a discounted and undiscounted basis, we group assets at the lowest level for which there are identifiable cash flows. We base our estimates of future cash flows on historical and current financial results and management’s best estimates of future operating trends. The cash flows are discounted using a rate determined by management to be commensurate with the risk inherent in our current business model or prevailing market rates of investment securities. We project cash inflows and outflows until the operations will cease or significant capital re-investment would be required to continue operations, whichever is shorter. In evaluating assets held for use for impairment, we also consider whether the events that triggered the impairment analysis give rise to a change in the estimated useful lives of the associated assets. Asset useful lives are adjusted when appropriate.

As a result of the downturn of the semiconductor market that began in late 2000, management adjusted its strategy, making decisions regarding the sizing of the manufacturing facilities and assessing the impact of technological change. In this regard, in 2000, management began implementing a strategy aimed at achieving improvements in future profitability and cash flow performance by (1) improving manufacturing and operational efficiencies, (2) maximizing the return on research and development, and (3) reducing our historical ratio of capital expenditures to sales. Under this strategy, we are focusing our internal manufacturing capacity on leading-edge and specialty technologies, while replacing internal manufacturing capacity by outsourcing an increasing percentage of production to foundries and assembly and test providers. This asset-light strategy has required consolidation and exiting of certain manufacturing and technology operations. These reorganization activities resulted in the reduction of our total manufacturing facilities to nine at December 31, 2006, as compared to 22 manufacturing facilities at January 1, 2001. Of the nine manufacturing facilities at the end of 2006, seven were wafer fabrication facilities, as compared to 16 wafer fabrication facilities at January 1, 2001.

As a result, asset impairment charges (reversals) of $8 million, $1 million and $(7) million have been included in Predecessor cost of sales and reorganization of businesses and other in 2006, 2005 and 2004, respectively, in the accompanying audited Combined and Consolidated Statements of Operations. The 2006 charges primarily relate to adjusting the value of property held by a foreign subsidiary to fair value. The 2005 charges primarily relate to a customer decision to discontinue utilizing certain products we provide. The 2004 reversals relate to $7 million of reserves to cover decommissioning costs which were no longer needed.

(10) Reorganization of Businesses and Other

Beginning in 2000 and continuing through 2005, we implemented a series of plans to reduce our workforce, discontinue product lines, exit businesses and consolidate manufacturing and administrative operations in an effort to reduce costs and simplify our product portfolio. Exit costs primarily consist of facility closure costs. Employee separation costs consist primarily of ongoing termination benefits, principally severance payments. At each reporting date, we evaluate our accruals for exit costs and employee separation costs to ensure that the accruals remain appropriate. In certain circumstances, accruals are no longer required because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from the Company unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. We reverse accruals to income when it is determined they are no longer required.

All reorganization of business programs initiated prior to 2004 were finalized, fully expensed and paid by the end of the third quarter of 2004. During the fourth quarter of 2004, we announced further plans to streamline our operations and reduce selling, general and administrative expenses. In addition, during the third quarter of 2005 we initiated actions to reorganize certain operations as a result of a customer decision to discontinue utilizing certain products provided by us.

We recorded provisions for employee separation costs and exit costs based on estimates prepared each time we prepared a restructuring plan and obtained appropriate approval. Exit costs primarily consist of facility closure costs. Employee separation costs consist primarily of severance. At each reporting date, we evaluate our accruals for exit costs and employee separation to ensure that the accruals are still appropriate. In certain circumstances, accruals are no longer required because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from our company unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. We reverse accruals to income when it is determined they are no longer required.

The total Predecessor net gains from the disposal of assets held for sale were $7 million, $1 million and $14 million for the years ended December 31, 2006, 2005 and 2004, respectively. During 2006, we sold a building located in Austin, Texas, and during 2005, we sold all of our property located in West Creek, Virginia. During 2004, we sold a building, machinery and equipment related to a wafer fabrication facility in Tianjin, China to SMIC. In conjunction with the asset sale, we transferred assets, entered into a cross-patent license agreement and paid $30 million in cash in exchange for Series D convertible preference shares in SMIC and warrants then valued at $321 million, resulting in a gain of $6 million. Also sold during 2004 were a facility in South Queensferry, Scotland, a facility in Sendai, Japan, a building in Austin, Texas, a building and property in Mesa, Arizona, and excess manufacturing equipment.

We entered into an agreement in 2005 with a customer to settle all potential claims by us related to the customer’s decision to discontinue utilizing certain products we provided. We have no continuing obligations under the agreement. We were paid $17 million, which was recorded during 2005 under reorganization of businesses and other in the accompanying audited Combined and Consolidated Statements of Operations.

Year Ended December 31, 2006

2005 Initiated Reorganization of Business Program

In the third quarter of 2005, we initiated plans to reorganize certain of our operations in response to a customer’s decision to discontinue utilizing certain products provided by us. The reorganization resulted in an employee separation program and the impairment of certain equipment.

The following table displays a roll-forward from January 1, 2006 to December 1, 2006 of the accruals established related to the 2005 employee separation program discussed above.

	Accruals at January 1, 2006	Additional Charges		Adjustments		2006 Amounts Used	Accruals at December 1, 2006
Employee Separation Costs (In millions, except headcount)		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
Research and development	$14	$—	$—	$—	$(5)	$(9)	$—

Related headcount	270	—	—	—	(80)	(190)	—

As of the end of the third quarter of 2006, we paid $9 million in employee separation costs. The remaining $5 million accrual was reversed due to approximately 80 employees previously identified for separation who resigned unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved.

2004 Initiated Reorganization of Business Program

In the fourth quarter of 2004, we announced plans to reduce costs through an employee separation program. The remaining accrual of $1 million at December 31, 2005 related to this program was paid in the first quarter of 2006.

Year Ended December 31, 2005

2005 Initiated Reorganization of Business Program

In the third quarter of 2005, we initiated plans to reorganize certain of our operations in response to a customer’s decision to discontinue utilizing certain products provided by us. The reorganization resulted in an employee separation program and the impairment of certain equipment. As a result, we recorded employee separation costs of $16 million and asset impairment and other charges of $1 million under reorganization of businesses and other in the accompanying audited Combined and Consolidated Statements of Operations.

The following table displays a roll-forward from January 1, 2005 to December 31, 2005 of the accruals established related to the 2005 employee separation program discussed above:

	Accruals at January 1, 2005	Additional Charges		Adjustments		2005 Amounts Used	Accruals at December 31, 2005
Employee Separation Costs		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
Research and development	$—	$—	$16	$—	$—	$(2)	$14

Related headcount	—	—	350	—	—	(80)	270

During 2005, 80 non-manufacturing employees were separated from us. We paid $2 million of separation costs in the fourth quarter of 2005. The remaining payments under this program were concluded during the first nine months of 2006, with any unused amounts recorded as a reduction to reorganization of businesses and other.

2004 Initiated Reorganization of Business Program

In the fourth quarter of 2004, we announced plans to further reduce costs through an employee separation program. As a result, during 2005, we recorded net charges of $7 million; of which net reversals of $(3) million was included in cost of sales and $10 million was recorded under reorganization of businesses and other in the accompanying audited Combined and Consolidated Statements of Operations.

The following table displays a roll-forward from January 1, 2005 to December 31, 2005 of the accruals established related to the 2004 employee separation program discussed above:

	Accruals at January 1, 2005	Additional Charges		Adjustments		2005 Amounts Used	Accruals at December 31, 2005
Employee Separation Costs		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
U.S. manufacturing	$17	$1	$—	$(6)	$—	$(12)	$—
Asia manufacturing	2	1	—	—	—	(3)	—
Europe manufacturing	9	1	—	—	—	(10)	—
General and administrative, Research and development	42	—	11	—	(1)	(51)	1

Total	$70	$3	$11	$(6)	$(1)	$(76)	$1

Related headcount	460	170	60	—	—	(690)	—

At January 1, 2005, we had an accrual of $70 million for employee separation costs, representing the severance costs for approximately 460 employees, 260 of which were manufacturing employees and 200 were non-manufacturing employees.

During 2005, 690 employees were separated from us resulting in $76 million in initial cash payments made to these separated employees. For these separated employees, of which 430 were manufacturing employees and 260 were non-manufacturing employees, an additional $1 million was paid in the first quarter of 2006 for healthcare costs and severance payments. The remaining accrual balance was reversed to cost of sales in the fourth quarter of 2005.

Year Ended December 31, 2004

2004 Initiated Reorganization of Business Program

In the fourth quarter of 2004, we announced our plans to further reduce our costs through an employee separation program. As a result, we recorded net charges of $79 million, of which $33 million was included in cost of sales and $46 million was recorded under reorganization of businesses in the accompanying audited Combined and Consolidated Statements of Operations. The following table displays a roll-forward of the accruals established for these employee separation costs from January 1, 2004 to December 31, 2004.

	Accruals at January 1, 2004	Additional Charges		Adjustments		2004 Amounts Used	Accruals at December 31, 2004
Employee Separation Costs		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
U.S. manufacturing	$—	$20	$—	$—	$—	$(3)	$17
Asia manufacturing	—	4	—	—	—	(2)	2
Europe manufacturing	—	9	—	—	—	—	9
General and administrative, Research and development	—	—	46	—	—	(4)	42

Total	$—	$33	$46	$—	$—	$(9)	$70

Related headcount	—	560	560	—	—	(660)	460

As a part of the employee separation plan, 660 employees were separated from us during the fourth quarter of 2004 resulting in $9 million in initial cash payments made to these separated employees.

We expected annualized savings of approximately $63 million from these actions, $28 million in cost of sales, $18 million in selling, general and administrative and $17 million in research and development.

Pre-2004 Initiated Reorganization of Business Programs

All reorganization of business programs initiated prior to 2004 were finalized, fully expensed and paid by the end of the third quarter of 2004 as further described below.

During 2004, we recorded net reversals of $11 million, of which $1 million was included in cost of sales and $10 million was recorded under reorganization of businesses in the accompanying Consoldiated and Combined Statements of Operations. The aggregate $11 million net reversal is comprised of the following:

	Exit Costs (Reversals)	Employee Separations	Asset Writedowns (Decommissioning reversals)	Total
Manufacturing and administrative consolidations	$—	$(4)	$(7)	$(11)

Manufacturing and Administrative Consolidations

There were no additional charges during 2004. Accruals of $11 million established prior to 2004 for reserves to cover decommissioning costs were reversed as the accruals were no longer needed due primarily to the sale of the related facility and employee separation costs for approximately 60 employees previously identified for separation who resigned unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved. The following table displays a roll-forward of the accruals established for employee separation costs from January 1, 2004 to December 31, 2004.

		2004 Additional Charges		2004 Adjustments
Employee Separation Costs	Accruals at January 1, 2004	Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business	2004 Amounts Used	Accruals at December 31, 2004
U.S. manufacturing	$4	$—	$—	$—	$—	$(4)	$—

Asia manufacturing	2	—	—	—	—	(2)	—

Europe manufacturing	4	—	—	—	—	(4)	—

General and administrative, Research and development	22	—	—	—	(4)	(18)	—

Total	$32	$—	$—	$—	$(4)	$(28)	$—

Related headcount	200	—	—	—	(60)	(140)	—

At January 1, 2004, we had an accrual of $32 million for employee separation costs, representing the severance costs for approximately 200 employees, of which, 90 were manufacturing employees and 110 were non-manufacturing employees.

During 2004, 140 employees were separated from the Company resulting in $28 million in cash payments to these separated employees. The 2004 adjustments of $4 million represent employee separation costs for approximately 60 employees previously identified for separation who resigned unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved.

(11) Certain Relationships and Related Party Transactions

Arrangements with our Investors

In connection with the Merger, we paid affiliates of the Sponsors $185 million in fees and expenses for financial and structural advice and analysis as well as assistance with due diligence investigations and debt financing negotiations. This amount has been allocated as debt issuance costs or included in the overall purchase price of the Merger.

We also have management agreements with affiliates or advisors of the Sponsors and other investors in the Parent pursuant to which the Sponsors and other investors in the Parent or their affiliates, officers, employees and/or representatives and/or co-investors (the “Advisors”) will provide management and advisory services to us until the tenth anniversary of the consummation of the Merger. Pursuant to the agreements, the Advisors receive an aggregate annual management fee equal to 1.5% of our annual Adjusted EBITDA, and reimbursement for out-of-pocket expenses incurred by the Advisors pursuant to the agreements. Also, the Advisors may receive additional compensation for investment banking or other advisory services provided to the Company by the Advisors or any of their affiliates in connection with a specific acquisition, divestiture, refinancing, recapitalization or similar transaction The management agreements include customary exculpation and indemnification provisions in the favor of the Advisors. The management agreements may be terminated by us at such time as the Advisors are no longer obligated to provide services pursuant to the terms of the management agreement. If the management agreements are terminated prior to their scheduled expiration, the agreement provides that the Advisors would receive a payment from us in an amount to be determined at such time by mutual agreement of the parties. We recorded management fees of $2 million in selling, general and administrative expense in the Successor Period.

(12) Information by Segment and Geographic Region

The Chief Operating Decision Maker (CODM), as defined by SFAS No. 131, is Freescale’s Chief Executive Officer. Each of the operating segments has a general manager reporting directly to the CODM. The CODM allocates resources to and assesses the performance of each operating segment using information about its revenue and EBITDA. Our reporting segments reflect the nature of the products offered to customers and the markets served and are comprised of the following:

The Transportation and Standard Products Group (“TSPG”) designs, produces and sells embedded processors, microcontrollers, analog, mixed signal and sensor products to customers in multiple markets. Its largest market is the automobile electronics market, which includes body, safety, engine management, entertainment and driver information systems components within automobiles.

The Networking and Computing Systems Group (“NCSG”) designs, produces and sells embedded processors to customers in the networking market, which includes wireline communications, network transmission and access, enterprise networking systems, wireless infrastructure and embedded computing.

The Wireless and Mobile Solutions Group (“WMSG”) designs, produces and sells embedded processors to customers in the wireless systems solutions and broadband markets, including cellular, cordless and messaging components within wireless communication products and games, toys and entertainment products within customer electronics products.

Other includes sales to other semiconductor companies, other miscellaneous businesses and any factories in production start-up. Other also includes any business reorganization charges and miscellaneous income or expense not identified to any of our business segments.

Segment net sales are determined based upon the respective products sold. Segment net sales related to licensing agreements are determined using an attributed basis for each segment.

We define EBITDA as earnings (loss) before interest, income taxes, depreciation and amortization. Our management uses EBITDA, among other measures, to establish budgets and operational goals, to manage our business and to evaluate our performance. We report EBITDA information because we believe that it provides investors with meaningful information about our operating performance and especially about the performance of our separate operating segments.

EBITDA is computed using a mix of direct ownership of certain costs and allocations of centralized functions. The segments incur manufacturing costs based on production volumes. We allocate the underutilized costs of most manufacturing facilities on an actual cost basis. Selling, general and administrative expenses and research and development expenditures are charged to the segments based upon the specific activities being performed for each segment, where possible. Remaining costs are charged to segments on a specifically identifiable basis or other reasonable method of allocation. We consider these allocations to be a reasonable reflection of the utilization of costs incurred. We do not allocate specific assets to the operating segments other than inventory. There are no inter-segment revenue transactions and, therefore, net sales are only to external customers.

For the Successor Period, Predecessor Period, 2005 and 2004, no single customer or group under common control represented 10% or more of our combined net sales, other than sales to Motorola which were $189 million, $1.5 billion, $1.6 billion and $1.3 billion, respectively.

Segment Information

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
Net Sales			2005	2004
Transportation and Standard Products	$212	$2,497	$2,566	$2,508
Networking and Computing Systems	127	1,305	1,434	1,462
Wireless and Mobile Solutions	222	1,914	1,775	1,680
Other	4	78	68	65

Segment Totals	$565	$5,794	$5,843	$5,715

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
EBITDA			2005	2004
Transportation and Standard Products	$(844)	$727	$641	$588
Networking and Computing Systems	(777)	442	444	475
Wireless and Mobile Solutions	(627)	310	320	158
Other	(51)	(491)	(74)	(111)

Segment totals	(2,299)	988	1,331	1,110
Depreciation and amortization	(164)	(614)	(724)	(816)
Interest income (expense), net	(58)	38	6	(31)

Earnings (loss) before income taxes	$(2,521)	$412	$613	$263

Certain items are included in the Other segment category, which are not allocated to the three operating segments. These include (i) merger and separation expenses of $522 million in 2006 ($466 million in the Predecessor Period, $56 million in the Successor Period); (ii) reorganization of business and other (credits) charges of $(12) million, $9 million and $22 million in 2006 (in the Predecessor Period only), 2005 and 2004, respectively; and (iii) other income (expense) of $(4) million, $7 million and $28 million in 2006 ($(6) million in the Predecessor Period, $2 million in the Successor Period), 2005 and 2004, respectively. In addition, in 2005 and 2004, we have included $10 million and $74 million, respectively, of separation expenses within the Other segment.

Geographic Area Information

	Net Sales*				Assets		Property Plant & Equipment
	Successor	Predecessor			Successor	Predecessor	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
(Dollars in millions)			2005	2004	2006	2005	2006	2005
United States	$139	$1,626	$1,673	$1,625	$14,754	$4,874	$1,714	$1,087
Singapore	222	1,870	1,523	1,124	325	280	—	—
Hong Kong	62	667	1,005	1,052	176	233	20	19
Germany	51	620	653	693	152	147	39	21
Japan	34	335	288	284	283	247	152	121
France	11	189	212	241	652	514	470	317
United Kingdom	11	149	112	123	145	36	150	129
Sweden	6	70	73	104	14	8	—	—
Taiwan	5	65	63	140	9	15	—	—
China	3	16	21	104	484	357	331	194
Malaysia	—	—	—	—	489	294	293	124
Other nations	21	187	220	225	256	165	63	23

	$565	$5,794	$5,843	$5,715	$17,739	$7,170	$3,232	$2,035

*	As measured by the location of the revenue-producing operations

(13) Valuation and Qualifying Accounts

The following table presents the valuation and qualifying account activity for the years ended December 31, 2006, 2005 and 2004:

		Additions
	Balance at beginning of period	Charged to costs & expenses	Deductions (1)	Balance at end of period

Successor:
December 31, 2006
Allowance for doubtful accounts	$—	$—	$—	$—
Product and service warranties	$10	$—	$—	$10

Predecessor:
December 1, 2006
Allowance for doubtful accounts	$5	$5	$(5)	$5
Product and service warranties	$7	$5	$(2)	$10

2005
Allowance for doubtful accounts	$4	$1	$—	$5
Product and service warranties	$6	$6	$(5)	$7

2004
Allowance for doubtful accounts	$4	$—	$—	$4
Product and service warranties	$8	$8	$(10)	$6

(1)	Accrual usage

(14) Quarterly and Other Financial Data (unaudited)

	Successor		Predecessor
2006 Operating Results	4th	Period from December 2 through December 31, 2006	Period from September 30 through December 1, 2006	3rd	2nd	1st
Net sales	$1,615	$565	$1,050	$1,619	$1,599	$1,526
Gross margin	$562	$115	$447	$746	$735	$691
Operating (loss) earnings	$(2,809)	$(2,465)	$(344)	$265	$251	$207
Net (loss) earnings	$(2,723)	$(2,387)	$(336)	$257	$260	$212

			Predecessor
2005 Operating Results			4th	3rd	2nd	1st
Net sales			$1,479	$1,450	$1,472	$1,442
Gross margin			$665	$622	$604	$575
Operating earnings			$202	$152	$137	$109
Net earnings			$192	$164	$122	$85

(15) Supplemental Guarantor Condensed Consolidating Financial Statements

On December 1, 2006, in connection with the Merger, we issued $5.95 billion aggregate principal amount of the outstanding Senior Notes and outstanding Senior Subordinated Notes as described in Note 4. The Senior Notes are jointly and severally guaranteed on an unsecured, senior basis, and the Senior Subordinated Notes are jointly and severally guaranteed on an unsecured, senior subordinated basis, in each case, subject to certain exceptions, by the Parent Companies (“Guarantors”). Each Guarantor fully and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the obligation. As of the issue date, none of our foreign subsidiaries guarantee the Senior Notes, Senior Subordinated Notes or Credit Facilities (“Non-Guarantors”). In the future, subsidiaries may be required to guarantee the Senior Notes and/or the Senior Subordinated Notes if and to the extent they guarantee the Credit Facilities

The following tables present our financial position, results of operations and cash flows of Freescale, the Parent Guarantors Subsidiaries, Non-Guarantor Subsidiaries and Eliminations as of December 31, 2006 and 2005 and for the Successor Period, Predecessor Period and the years ended December 31, 2005 and 2004 to arrive at the information for us on a consolidated basis.

Successor

Supplemental Condensed Consolidating Balance Sheet

December 31, 2006

(in millions)	Parent Company	Guarantor	Freescale	Non-Guarantor	Eliminations	Consolidated
Assets
Cash and cash equivalents	$—	$—	$20	$157	$—	$177
Short-term investments	—	—	364	169	—	533
Inter-company receivable	—	—	551	347	(898)	—
Accounts receivable, net	—	—	179	456	—	635
Inventory	—	—	701	487	—	1,188
Other current assets	—	—	134	183	—	317

Total current assets	—	—	1,949	1,799	(898)	2,850
Property, plant and equipment, net	—	—	1,714	1,518	—	3,232
Investments in affiliates	4,697	4,697	2,207	—	(11,601)	—
Goodwill	20	—	5,293	—	—	5,313
Intangible assets	—	—	5,654	—	—	5,654
Inter-company note receivable	—	—	81	—	(81)	—
Other assets, net	—	—	492	198	—	690

Total Assets	$4,717	$4,697	$17,390	$3,515	$(12,580)	$17,739

Liabilities and Stockholder’s Equity
Notes payable and current portion of long-term debt and capital leases	$—	$—	$43	$42	$—	$85
Inter-company payable	—	—	400	498	(898)	—
Accounts payable	—	—	361	197	—	558
Accrued liabilities and other	—	—	420	296	—	716

Total current liabilities	—	—	1,224	1,033	(898)	1,359
Long-term debt	—	—	9,415	—	—	9,415
Inter-company note payable	—	—	—	81	(81)	—
Other liabilities	—	—	2,054	194	—	2,248

Total liabilities	—	—	12,693	1,308	(979)	13,022

Total stockholder’s equity	4,717	4,697	4,697	2,207	(11,601)	4,717

Total Liabilities and Stockholder’s Equity	$4,717	$4,697	$17,390	$3,515	$(12,580)	$17,739

Predecessor

Supplemental Condensed Consolidating Balance Sheet

December 31, 2005

(in millions)	Parent Company	Guarantors	Freescale/ Issuer	Non-Guarantors	Eliminations	Consolidated
Assets
Cash and cash equivalents	$—	$—	$8	$204	$—	$212
Short-term investments	—	—	970	239	—	1,209
Inter-company receivable	—	—	506	301	(807)	—
Accounts receivable, net	—	—	137	398	—	535
Inventory	—	—	231	416	—	647
Other current assets	—	—	106	171	—	277

Total current assets	—	—	1,958	1,729	(807)	2,880
Property, plant and equipment, net	—	—	1,088	947	—	2,035
Investments	—	—	1,614	2	—	1,616
Investments in affiliates	—	—	1,722	—	(1,722)	—
Goodwill	—	—	230	23	—	253
Intangible assets, net	—	—	30	—	—	30
Inter-company note receivable	—	—	128	—	(128)	—
Other assets, net	—	—	213	143	—	356

Total Assets	$—	$—	$6,983	$2,844	$(2,657)	$7,170

Liabilities and Stockholder’s Equity
Notes payable and current portion of long-term debt and capital leases	$—	$—	$5	$2	$—	$7
Accounts payable	—	—	288	181	—	469
Inter-company payable	—	—	337	470	(807)	—
Accrued liabilities and other	—	—	433	230	—	663

Total current liabilities	—	—	1,063	883	(807)	1,139
Long-term debt	—	—	1,230	—	—	1,230
Inter-company note payable	—	—	—	128	(128)	—
Other liabilities and deferred taxes	—	—	243	111	—	354

Total liabilities	—	—	2,536	1,122	(935)	2,723

Total stockholder’s equity	—	—	4,447	1,722	(1,722)	4,447

Total Liabilities and Stockholder’s Equity	$—	$—	$6,983	$2,844	$(2,657)	$7,170

Successor

Supplemental Condensed Consolidating Statement of Operations

Period from December 2, 2006 through December 31, 2006

(in millions)	Parent	Guarantors	Freescale/ Issuer	Non-guarantors	Eliminations	Consolidated
Net sales	$—	$—	$653	$713	$(801)	$565
Cost of sales	—	—	605	646	(801)	450

Gross margin	—	—	48	67	—	115
Operating expenses	—	—	142	57	(41)	158
Amortization expense for acquired intangible assets	—	—	106	—	—	106
In-process research and development	—	—	2,260	—	—	2,260
Merger expenses	—	—	56	—	—	56

Operating earnings (loss)	—	—	(2,516)	10	41	(2,465)
Other income (expense):						—
Interest income (expense), net	—	—	(59)	1	—	(58)
Equity earnings (losses) in affiliates	(2,387)	(2,387)	53	—	4,721	—
Other, net	—	—	(1)	44	(41)	2

Total other income (expense)	(2,387)	(2,387)	(7)	45	4,680	(56)

Earnings (loss) before income taxes	(2,387)	(2,387)	(2,523)	55	4,721	(2,521)
Income tax (benefit) expense	—	—	(136)	2	—	(134)

Net earnings (loss)	$(2,387)	$(2,387)	$(2,387)	$53	$4,721	$(2,387)

Predecessor

Supplemental Condensed Consolidating Statement of Operations

Period from January 1, 2006 through December 1, 2006

(in millions)	Parent	Guarantors	Freescale/ Issuer	Non-Guarantors	Eliminations	Consolidated
Net sales	$—	$—	$7,077	$7,037	$(8,320)	$5,794
Cost of sales	—	—	4,954	6,541	(8,320)	3,175

Gross margin	—	—	2,123	496	—	2,619
Operating expenses	—	—	1,638	605	(468)	1,775
Amortization expense for acquired intangible assets	—	—	11	—	—	11
Reorganization of businesses and other	—	—	(12)	—	—	(12)
Merger expenses	—	—	393	73	—	466

Operating earnings (loss)	—	—	93	(182)	468	379
Other income (expense):
Interest income (expense), net	—	—	17	21	—	38
Gains (losses) on sales of investments and businesses, net	—	—	—	1	—	1
Equity earnings in affiliates		—	310	—	(310)	—
Other, net	—	—	(5)	467	(468)	(6)

Total other income	—	—	322	489	(778)	33

Earnings before income taxes and cumulative effect of accounting change	—	—	415	307	(310)	412
Income tax (benefit) expense	—	—	29	(3)	—	26

Earnings before cumulative effect of accounting change	—	—	386	310	(310)	386
Cumulative effect of accounting change, net of income tax expense	—	—	7	—	—	7

Net earnings	$—	$—	$393	$310	$(310)	$393

Predecessor

Supplemental Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2005

(in millions)	Parent	Guarantors	Freescale/ Issuer	Non-Guarantors	Eliminations	Consolidated
Net sales	$ —	$ —	$6,875	$6,879	$(7,911)	$5,843
Cost of sales	—	—	4,845	6,443	(7,911)	3,377

Gross margin	—	—	2,030	436	—	2,466
Operating expenses	—	—	1,650	641	(461)	1,830
Amortization expense for acquired intangible assets	—	—	7	—	—	7
In-process research and development	—	—	10	—	—	10
Reorganization of businesses and other	—	—	—	9	—	9
Separation expenses		—	10	—	—	10

Operating earnings (loss)	—	—	353	(214)	461	600
Other income (expense):
Interest income (expense), net	—	—	(3)	9	—	6
Gains on sales of investments and businesses, net	—	—	26	—	—	26
Equity earnings in affiliates	—	—	238	—	(238)	—
Other, net	—	—	(15)	457	(461)	(19)

Total other income	—	—	246	466	(699)	13

Earnings before income taxes	—	—	599	252	(238)	613
Income tax expense	—	—	36	14	—	50

Net earnings	$—	$—	$563	$238	$(238)	$563

Predecessor

Supplemental Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2004

(in millions)	Parent	Guarantors	Freescale/ Issuer	Non-Guarantors	Eliminations	Consolidated
Net sales	$—	$—	$6,197	$6,446	$(6,928)	$5,715
Cost of sales	—	—	4,581	5,964	(6,928)	3,617

Gross margin	—	—	1,616	482	—	2,098
Operating expenses	—	—	1,523	607	(403)	1,727
Amortization expense for acquired intangible assets	—	—	9	—	—	9
Reorganization of businesses and other	—	—	19	3	—	22
Separation expenses	—	—	47	27	—	74

Operating earnings (loss)	—	—	18	(155)	403	266
Other income (expense):
Interest (expense), net	—	—	(28)	(3)	—	(31)
Gains on sales of investments and businesses, net	—	—	1	41	—	42
Equity earnings in affiliates	—	—	209	—	(209)	—
Other, net	—	—	(2)	360	(372)	(14)

Total other income	—	—	180	398	(581)	(3)

Earnings before income taxes	—	—	198	243	(178)	263
Income tax (benefit) expense	—	—	14	38	—	52

Net earnings	$—	$—	$184	$205	$(178)	$211

Successor

Supplemental Condensed Consolidating Statement of Cash Flows

Period from December 2, 2006 through December 31, 2006

(in millions)	Parent	Guarantors	Freescale / Issuer	Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net earnings (loss)	$(2,387)	$(2,387)	$(2,387)	$53	$4,721	$(2,387)
Non-cash adjustments	2,387	2,387	2,258	29	(4,774)	2,287
Changes in operating assets and liabilities	—	—	260	(153)	53	160

Cash flow provided by (used in) operating activities	—	—	131	(71)	—	60

Cash flows from investing activities:
Acquisition of Freescale	—	—	(17,713)	—	—	(17,713)
Capital expenditures, net	—	—	(42)	(47)	—	(89)
Sales and purchases of short-term investments, net	—	—	(156)	59	—	(97)
Sales of marketable securities	—	—	1	—	—	1
Other investing activities	—	—	—	(2)	—	(2)

Cash flow (used for) provided by investing activities	—	—	(17,910)	10	—	(17,900)

Cash flows from financing activities:
Investment by Parent	—	—	7,068	—	—	7,068
Debt issuance proceeds, net of debt issuance costs	—	—	9,184	—	—	9,184
Other financing activities	—	—	(71)	—	—	(71)

Cash flow provided by financing activities	—	—	16,181	—	—	16,181

Effect of exchange rate changes on cash and cash equivalents	—	—	1	(1)	—	—

Net (decrease) in cash and cash equivalents	—	—	(1,597)	(62)	—	(1,659)
Cash and cash equivalents, beginning of period	—	—	1,617	219	—	1,836

Cash and cash equivalents, end of period	$—	$—	$20	$157	$—	$177

Predecessor

Supplemental Condensed Consolidating Statement of Cash Flows

Period from January 1, 2006 through December 1, 2006

(in millions)	Parent	Guarantors	Freescale/ Issuer	Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net earnings	$—	$—	$393	$310	$(310)	$393
Dividends from affiliates	—	—	33	—	(33)	—
Non-cash adjustments	—	—	538	370	311	1,219
Changes in operating assets and liabilities	—	—	(187)	(168)	(16)	(371)

Cash flow provided by operating activities	—	—	777	512	(48)	1,241

Cash flows from investing activities:
Capital expenditures, net	—	—	(252)	(392)	20	(624)
Sales and purchases of short-term investments, net	—	—	761	11	—	772
Purchases of marketable securities	—	—	(1,508)	—	—	(1,508)
Sales of marketable securities	—	—	3,003	—	—	3,003
Maturities of marketable securities	—	—	122	—	—	122
Inter-company note receivable	—	—	127	—	(127)	—
Other investing activities	—	—	(132)	(27)	(5)	(164)

Cash flow provided by (used for) investing activities	—	—	2,121	(408)	(112)	1,601

Cash flows from financing activities:
Debt issuance proceeds, net of debt issuance costs	—	—	—	43	—	43
Retirement of long-term debt and payments for notes payable	—	—	(1,315)	(2)	—	(1,317)
Purchases of treasury stock	—	—	(200)	—	—	(200)
Proceeds from stock option exercises and ESPP stock purchases	—	—	163	—	—	163
Dividends to Freescale	—	—	—	(33)	33	—
Inter-company loan payable	—	—	—	(127)	127	—
Other financing activities	—	—	63	21	—	84

Cash flow (used for) financing activities	—	—	(1,289)	(98)	160	(1,227)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	9	—	9

Net increase in cash and cash equivalents	—	—	1,609	15	—	1,624

Cash and cash equivalents, beginning of period	—	—	8	204	—	212

Cash and cash equivalents, end of period	$—	$—	$1,617	$219	$—	$1,836

Predecessor

Supplemental Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2005

(in millions)	Parent	Guarantors	Freescale / Issuer	Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net earnings	$—	$—	$563	$238	$(238)	$563
Dividends from affiliates	—	—	530	—	(530)	—
Non-cash adjustments	—	—	158	305	324	787
Changes in operating assets and liabilities	—	—	(111)	148	(87)	(50)

Cash flow provided by operating activities	—	—	1,140	691	(531)	1,300
Cash flows from investing activities:
Acquisitions and strategic investments, net of cash acquired	—	—	(71)	—	—	(71)
Capital expenditures	—	—	(240)	(265)	14	(491)
Proceeds from sale of strategic investment and business	—	—	43	—	—	43
Proceeds from sale of property, plant and equipment	—	—	44	6	(13)	37
Sales and purchases of short-term investments, net	—	—	684	99	—	783
Purchases of marketable securities	—	—	(3,109)	—	—	(3,109)
Sales of marketable securities	—	—	845	—	—	845
Maturities of marketable securities	—	—	640	—	—	640
Proceeds from inter-company loans	—	—	44	—	(44)	—
Other	—	—	(84)	(24)	—	(108)

Cash flow (used for) investing activities	—	—	(1,204)	(184)	(43)	(1,431)

Cash flows from financing activities:
Proceeds from stock option exercises and ESPP stock purchases	—	—	106	—	—	106
Purchases of treasury stock	—	—	(103)	—	—	(103)
Payments for inter-company loans	—	—	—	(44)	44	—
Dividends to Freescale	—	—	—	(530)	530	—
Other	—	—	(18)	(6)	—	(24)

Cash flow (used for) financing activities	—	—	(15)	(580)	574	(21)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(18)	—	(18)

Net (decrease) in cash and cash equivalents	—	—	(79)	(91)	—	(170)

Cash and cash equivalents, beginning of period	—	—	87	295	—	382

Cash and cash equivalents, end of period	$—	$—	$8	$204	$—	$212

Predecessor

Supplemental Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2004

(in millions)	Parent	Guarantors	Freescale / Issuer	Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net earnings	$—	$—	$211	$209	$(209)	$211
Dividends from affiliates			15	—	(15)	—
Non-cash adjustments	—	—	286	375	209	870
Changes in operating assets and liabilities	—	—	63	165	—	228

Cash flow provided by operating activities	—	—	575	749	(15)	1,309

Cash flows from investing activities:
Capital expenditures, net	—	—	(325)	(197)	—	(522)
Sales and purchases of short-term investments, net	—	—	(1,654)	(338)	—	(1,992)
Payments for inter-company loans			(65)	—	65	—
Other	—	—	15	(36)	—	(21)

Cash flow (used for) investing activities	—	—	(2,029)	(571)	65	(2,535)

Cash flows from financing activities:
Debt issuance proceeds, net of debt issuance costs	—	—	1,218	—	—	1,218
Retirement of long-term debt and payments for notes payable	—	—	(4)	(25)	—	(29)
Net transfers to Motorola	—	—	(170)	—	—	(170)
Distributions to Motorola	—	—	(1,127)	—	—	(1,127)
IPO proceeds, net of IPO offering costs	—	—	1,612	—	—	1,612
Proceeds from intercompany loans	—	—	—	65	(65)	—
Dividends to Freescale	—	—	—	(15)	15	—
Other	—	—	4	—	—	4

Cash flow provided by financing activities	—	—	1,533	25	(50)	1,508

Effect of exchange rate changes on cash and cash equivalents	—	—	—	13	—	13

Net increase in cash and cash equivalents	—	—	79	216	—	295
Cash and cash equivalents, beginning of period	—	—	8	79	—	87

Cash and cash equivalents, end of period	$—	$—	$87	$295	$—	$382

(16) Relationship with Motorola

We design, produce and sell semiconductors to Motorola. Transactions between Motorola and us have been identified in the financial statements as transactions between related parties through the expiration of substantially all of the services provided under the transition services agreement, which occurred during the third quarter of 2005.

During the second quarter of 2004, Freescale completed the Contribution and recognized the par value and additional paid-in-capital for the issuance of approximately 278 million shares of Class B common stock exchanged for the net assets contributed. Freescale and Motorola entered into various agreements detailing the provisions of the Contribution and the separation of Freescale from Motorola, and related income tax, purchase and supply, transition services, and employee matters.

After the completion of the Contribution in the second quarter of 2004, the expense allocation for certain corporate services ceased, and we began purchasing such services from Motorola under the terms of the transition services agreement. Under the terms of that transition services agreement, we also received compensation for services provided to Motorola in certain locations. We recorded $8 million in expenses under the transition services agreement during the year ended December 31, 2005. The amounts charged to Motorola totaled $18 million for the year ended December 31, 2005 and were reported as a reduction to the cost classification to which such expenses were recognized, primarily research and development.

The following table presents the expense allocations reflected in the accompanying audited Combined and Consolidated Statements of Operations and expenses incurred under the transition services agreement:

	Year Ended December 31,
	2005	2004
Expense allocations:
General corporate expenses	$—	$36
Basic research	—	10
Employee benefits and incentives	—	63
Interest expense	—	20

Expenses under the transition services agreement:
General corporate expenses	8	130
Employee benefits and incentives	—	132

	$8	$391

We considered these general corporate expenses, basic research and employee benefits and incentives allocations to be a reasonable reflection of the utilization of services provided.

Certain retiree benefits were available to eligible United States employees meeting certain age and service requirements upon termination of employment through the Motorola Post-retirement Healthcare Plan. At the date of the Distribution, Freescale assumed responsibility for the retiree medical benefit obligation for all eligible retired participants, active vested participants, and active participants who vest within the three year period following the Distribution. Motorola also apportioned $68 million in plan assets from their benefit trusts related to this obligation. The allocated plan assets plus the related returns of $17 million as of December 31, 2006 are reflected as a miscellaneous receivable in other assets. The receivable will be settled by Motorola with assets acceptable to us and Motorola without adverse tax consequences as permitted by law.

At the Distribution Date, certain benefits, including U.S. pension and post-retirement medical benefits, were frozen, and Freescale’s participation in the Motorola benefit plans ceased. As a result, a net $15 million curtailment gain was recognized in 2004.

We have a tax sharing agreement requiring us to indemnify Motorola against all tax related liabilities incurred by Motorola relating to the Contribution or the Distribution to the extent caused by an acquisition of our assets or stock (other than pursuant to the Contribution), or other actions by us. These liabilities include the substantial tax-related liability (calculated without regard to any net operating loss or other tax attribute of Motorola) that would result if the Contribution or the Distribution of the common stock of Freesacle held by Motorola to the Motorola shareholders failed to qualify as a tax-free transaction. This indemnification does not have a specified term and our liability under this indemnification could be material in the event the Contribution and Distribution failed to qualify as a tax-free transaction. We do not believe the Merger results in a taxable event covered by this indemnification.

The following table reflects a summary of significant transactions during the year ended December 31, 2004 with Motorola subsequent to the Contribution and their related impact our financial position and results of operations:

	Statements of Operations		Balance Sheet
	Separation Expenses	Selling, General & Administrative	Assets	Liabilities	Additional Paid-In-Capital
Net expenses paid by Motorola for Freescale’s benefit	$30	$35	$4	$—	$(69)
Assumption of retiree medical benefit obligation	—	—	68	(118)	50
Assumption of long-term Disability liability	—	—	—	(9)	9
Net curtailment gains	(15)	—	17	(2)	—

	$15	$35	$89	$(129)	$(10)

(17) Subsequent Event

Stock Split

On March 8, 2007, our Board of Directors approved a two-for-one stock split of our common stock, whereby each share held by holders of record as of March 8, 2007 was subdivided into two shares. The effects of this common stock split have been retroactively applied to the accompanying combined and consolidated financial statements and notes thereto.

Freescale Semiconductor Holdings I, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

	Successor	Predecessor
(in millions)	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006
Net sales	$1,361	$1,526
Cost of sales	1,217	835

Gross margin	144	691
Selling, general and administrative	160	187
Research and development	290	294
Amortization expense for acquired intangible assets	345	3
Merger expenses	3	—

Operating (loss) earnings	(654)	207
Other (expense) income, net	(198)	11

(Loss) earnings before income taxes and cumulative effect of accounting change	(852)	218
Income tax (benefit) expense	(313)	13

(Loss) earnings before cumulative effect of accounting change	(539)	205
Cumulative effect of accounting change, net of income tax expense	—	7

Net (loss) earnings	$(539)	$212

See accompanying notes.

Freescale Semiconductor Holdings I, Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

(in millions, except per share amount)	March 30, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$181	$177
Short-term investments	456	533
Accounts receivable	543	635
Inventory	875	1,188
Other current assets	314	317

Total current assets	2,369	2,850
Property, plant and equipment, net	3,132	3,232
Goodwill	5,315	5,313
Intangible assets	5,312	5,654
Other assets, net	676	690

Total assets	$16,804	$17,739

LIABILITIES AND STOCKHOLDER’S EQUITY
Notes payable and current portion of long-term debt and capital lease obligations	$88	$85
Accounts payable	508	558
Accrued liabilities and other	694	716

Total current liabilities	1,290	1,359
Long-term debt	9,406	9,415
Deferred tax liabilities	1,517	1,858
Other liabilities	402	390

Total liabilities	12,615	13,022

Stockholder’s equity:
Common stock, par value $.005 per share; 2,000 shares authorized, 1,012 issued and outstanding at March 30, 2007 and December 31, 2006	5	5
Additional paid-in capital	7,102	7,093
Accumulated other comprehensive earnings	8	6
Accumulated deficit	(2,926)	(2,387)

Total stockholder’s equity	4,189	4,717

Total liabilities and stockholder’s equity	$16,804	$17,739

See accompanying notes.

Freescale Semiconductor Holdings I, Ltd.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Successor	Predecessor
(in millions)	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006
Cash flows from operating activities:	$41	$300
Cash flows from investing activities:
Capital expenditures, net	(92)	(145)
Sales and purchases of short-term investments, net	77	57
Payments for purchase licenses and other assets	(11)	(11)
Purchases of marketable securities	—	(370)
Sales of marketable securities	—	194
Maturities of marketable securities	—	58
Other	—	(3)

Net cash (used for) investing activities	(26)	(220)

Cash flows from financing activities:
Payments for long-term debt and capital lease obligations	(10)	—
Purchases of treasury stock	—	(100)
Proceeds from stock option exercises and ESPP stock purchases	—	36
Other	(2)	(3)

Net cash (used for) financing activities	(12)	(67)

Effect of exchange rate changes on cash and cash equivalents	1	2

Net increase in cash and cash equivalents	4	15
Cash and cash equivalents, beginning of period	177	212

Cash and cash equivalents, end of period	$181	$227

See accompanying notes.

Freescale Semiconductor Holdings I, Ltd.

Notes to Unaudited Condensed Consolidated Financial Statements

(amounts in millions, except as noted)

(1) Basis of Presentation

On December 1, 2006, Freescale Semiconductor, Inc. (“Freescale”) was acquired by a consortium of private equity funds. The consortium includes The Blackstone Group, The Carlyle Group, funds advised by Permira Advisers, LLC, TPG Capital and others (collectively, the “Sponsors”). The Merger was accomplished through the terms of an Agreement and Plan of Merger entered into on September 15, 2006 (the “Merger Agreement”) by and among Freescale, Firestone Holdings LLC, a Delaware limited liability company that transferred and assigned all of its assets, liabilities, rights and obligations to Freescale Holdings L.P., a Cayman Islands limited partnership (“Parent”), and Freescale Acquisition Corporation (formerly Firestone Acquisition Corporation), an indirect wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into Freescale, and as a result, Freescale continues as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). Parent is an entity controlled by the Sponsors. Pursuant to the Merger Agreement, at the effective time of the Merger, December 1, 2006, each issued and outstanding share of Class A common stock and Class B common stock of Freescale, other than shares owned by Freescale, Parent or Merger Sub, or by any stockholders who were entitled to and who properly exercised appraisal rights under Delaware law, was canceled and was automatically converted into the right to receive $40.00 in cash, without interest. In addition, substantially all restricted stock units (“RSUs”) were converted into the right to receive $40.00 per share, and substantially all stock options and stock appreciation rights (“SARs”) were converted into the right to receive merger consideration equal to the difference between the Merger price of $40.00 per share and the exercise price for each stock option and SAR, multiplied by the number of such stock options and SARs.

At the close of the Merger, Freescale became a subsidiary of Freescale Semiconductor Holdings V, Inc. (“Holdings V”), which is wholly owned by Freescale Semiconductor Holdings IV, Ltd. (“Holdings IV”), which is wholly owned by Freescale Semiconductor Holdings III, Ltd. (“Holdings III”), which is wholly owned by Freescale Semiconductor Holdings II, Ltd. (“Holdings II”), which is wholly owned by Freescale Semiconductor Holdings I, Ltd. (“Holdings I”), which is wholly owned by Parent. Parent, Holdings I, Holdings II, Holdings III, Holdings IV and Holdings V have no operations or assets, other than their respective direct or indirect ownership interests in Freescale. All six of these companies were formed for the purpose of facilitating the Merger and are collectively referred to as the “Parent Companies.” The reporting entity subsequent to the Merger is Holdings I. Holdings I refers to the operations of Holdings I and its subsidiaries for both the Predecessor and Successor Periods. Holdings I (which may be referred to as the “Company,” “we,” “us” or “our”) means Freescale Semiconductor Holdings I, Ltd. and its subsidiaries, or one of our segments, as the context requires.

Although Freescale continues as the same legal entity after the Merger, the accompanying unaudited Condensed Consolidated Statements of Operations and Cash Flows for the three months ended March 30, 2007 and March 31, 2006 are presented as the “Successor Period” or “Successor” and the “Predecessor Period” or “Predecessor,” respectively, as context requires, and relate to the period preceding the Merger and the period succeeding the Merger, respectively. The condensed consolidated unaudited financial statements for the Successor Period reflect the acquisition of Freescale under the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”). The results of the Successor are not comparable to the results of the Predecessor due to the difference in the basis of presentation of amounts subsequent to the application of purchase accounting as compared to historical cost.

On March 8, 2007, the Board of Directors of Holdings I approved a two-for-one stock split of its common stock, pursuant to which each share held by holders of record as of March 8, 2007 was subdivided into two shares. The effects of this common stock split have been retroactively applied to the accompanying unaudited condensed consolidated financial statements and notes thereto.

The accompanying condensed consolidated financial statements as of March 30, 2007 and for the three month periods ended March 30, 2007 and March 31, 2006 are unaudited, with the December 31, 2006 amounts included herein derived from the audited consolidated financial statements. In the opinion of management, these unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments and reclassifications) necessary to present fairly the financial position, results of operations and cash flows as of March 30, 2007 and for all periods presented. Certain amounts reported in previous periods have been reclassified to conform to the current period presentation.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. These condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Registration Statement No. 333-141128 on Form S-4 filed with the Securities and Exchange Commission (“SEC”) on March 8, 2007. The results of operations for the three months ended March 30, 2007 are not necessarily indicative of the operating results to be expected for the full year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) Business Combination

As discussed in Note 1, the Merger was completed on December 1, 2006 and was financed by a combination of equity invested by the Sponsors and Freescale’s management, borrowings under a senior secured credit facility, the issuance of senior and senior subordinated notes, and cash on hand.

The purchase price included the $17.5 billion purchase of the outstanding common stock and settlement of stock-based awards outstanding, fair value of the $27 million related to the non-cash equity contribution by Freescale’s management and $190 million in direct acquisition costs. Under the provisions of SFAS No. 141, the total purchase price was allocated to the Company’s net tangible and identifiable intangible assets based on their estimated fair values as of December 1, 2006. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill.

The preliminary allocation of the purchase price for property and equipment, intangible assets and deferred income taxes was based upon preliminary valuation data and our estimates and assumptions are subject to change as additional valuation information is obtained and evaluated. The purchase price allocation is expected to be finalized during 2007. During the first quarter of 2007, the property, plant and equipment fair value adjustment established in purchase accounting was reduced by $25 million with a corresponding increase to goodwill. The impact reduced our non-current deferred income tax liabilities and decreased goodwill by $10 million.

In addition, pursuant to the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”) effective January 1, 2007, we increased our recorded reserves for tax contingencies by $5 million and decreased our deferred tax liability on foreign earnings through a purchase price adjustment of $10 million, resulting in a net $5 million reduction to goodwill. A change in our deferred tax liability on foreign earnings calculation also resulted in a purchase price adjustment, further reducing goodwill by $8 million.

Collectively, the purchase accounting adjustments in the three months ended March 30, 2007 resulted in an approximate $2 million increase to goodwill.

We accrued approximately $36 million in severance, relocation and exit costs in purchase accounting associated with various actions initiated in connection with the Merger. The actions included a research and development design center consolidation program, a revision in our sales and marketing strategy and personnel decisions related to the joint development agreement associated with our 300mm strategy signed in December 2006. The following table displays a roll-forward of the accruals established for these actions from January 1, 2007 to March 30, 2007:

Employee Separation Costs	Accruals at January 1, 2007	Adjustments	2007 Amounts Used	Accruals at March 30, 2007
Selling, general and administrative	$7	$—	$2	$5
Research and development	18	—	1	17

Total	$25	$—	$3	$22

Related headcount	280	—	90	190

Relocation and Exit Costs	$11	$—	$—	$11

We anticipate paying the remaining costs associated with these programs by December 31, 2007.

Unaudited Pro Forma Financial Information

Our unaudited pro forma results of operations, assuming the Merger occurred as of January 1, 2006, results in revenues and net loss for the first three months of 2006 of $1.5 billion and $(499) million, respectively. This unaudited pro forma information should not be relied upon as indicative of the historical results that would have been obtained if the Merger had actually occurred as of January 1, 2006, or of the results that may be obtained in the future. The pro forma adjustments include the effect of purchase accounting adjustments, interest expense and related tax effects.

Merger Costs

During the first three months of 2007, we incurred accounting, legal and other professional fee costs associated with the Merger of $3 million.

(3) Other Financial Data

Statements of Operations Supplemental Information

Other (expense) income, net

The following table displays the amounts comprising other (expense) income, net in the accompanying unaudited Condensed Consolidated Statements of Operations:

	Successor	Predecessor
	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006
Interest expense	$(210)	$(24)
Interest income	12	36

Interest (expense) income, net	$(198)	$12

Other, net	—	(1)

Other (expense) income, net	$(198)	$11

We paid $79 million and $37 million in interest expense for the three months ended March 30, 2007 and March 31, 2006, respectively.

Comprehensive (Loss) Earnings

The components of total comprehensive (loss) earnings, net of tax, were as follows:

	Successor	Predecessor
	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006
Net (loss) earnings	$(539)	$212
Net change in fair value on available-for-sale investments	—	(9)
Net change in fair value on derivative contracts	(1)	—
Net change in cumulative translation adjustments	3	9

Total comprehensive (loss) earnings	$(537)	$212

Balance Sheet and Other Supplemental Information

Inventory

Inventory consisted of the following:

	Successor
	March 30, 2007	December 31, 2006
Work in process and raw materials	$606	$800
Finished goods	269	388

	$875	$1,188

Cost of sales included $416 million in the three months ended March 30, 2007 related to the recognition of the remaining amount of the purchase accounting adjustment to step-up inventory to fair value as of December 1, 2006.

Property, Plant and Equipment, Net

Depreciation expense was approximately $181 million and $138 million for the three months ended March 30, 2007 and March 31, 2006, respectively. Accumulated depreciation was approximately $236 million and $55 million at March 30, 2007 and December 31, 2006, respectively.

(4) Risk Management

Interest Rate Risk

We use interest rate swap agreements to assist in managing the floating rate portion of our debt portfolio. In December 2006, we entered into interest rate swap agreements with a notional amount of $800 million to hedge a portion of our $4.0 billion floating rate debt. The interest rate swap agreements expire in December 2009. An interest rate swap is a contractual agreement to exchange payments based on underlying interest rates. We are required to pay the counterparties a stream of fixed interest payments at an average rate of 4.79%, and in turn, receive variable interest payments based on 3-month LIBOR (5.36% at March 30, 2007) from the counterparties. The net receipts or payments from the interest rate swap agreements are recorded in interest expense. The interest rate swap agreements are designated and qualify as a cash flow hedge under FASB SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” As such, the interest rate swap agreements are accounted for as an asset or a liability in the unaudited Condensed Consolidated Balance Sheet at fair value. The fair value of our interest rate swap agreements was estimated based on current settlement prices and quoted market prices of comparable contracts and represents their carrying values. At March 30, 2007, we had an unrealized after-tax gain of $1 million in accumulated other comprehensive earnings related to the fair market value of our interest rate swap agreements. The market value of the interest rate swap agreements recorded in accumulated other comprehensive earnings may be recognized in the Consolidated Statements of Operations if certain terms of our floating rate debt change, if the floating rate debt is extinguished or if the interest rate swap agreements are terminated prior to maturity.

On February 14, 2007, we entered into an amendment to our $3.5 billion Term Loan, such that the spread over LIBOR has been reduced from 2.00% to 1.75%.

(5) Stock and Equity-based Compensation

In connection with the Merger, our Parent adopted a new equity-based management compensation plan (“2006 Interest Plan”), under which 344 thousand unvested Class B interests in Freescale Holdings L.P. were issued to 13 individuals. There was no change in the number of Class B Interests outstanding as of March 30, 2007. At March 30, 2007, we had approximately $107 million in expense related to Class B Interests, net of expected forfeitures, being recognized on a straight-line basis over a period of four years in additional paid-in capital. We also adopted a stock-based compensation plan (“2006 Management Incentive Plan”) in connection with the Merger, via which approximately 10.9 million non-qualified stock options in Holdings I, with an exercise price of $7.00 per share, were issued to members of management. As of March 30, 2007, we had approximately $35 million in expense, net of expected forfeitures, being recognized on a straight-line basis over a period of four years in additional paid-in capital.

In March 2007, we adopted the Freescale Semiconductor Holdings 2007 Employee Incentive Plan (“2007 Non-Executive Incentive Plan”), which authorizes stock-based awards to be granted to key employees for up to 4.9 million shares of our common stock. On March 9, 2007 (“Options Grant Date”), approximately 3.9 million non-qualified stock options (“2007 Options”), with an exercise price of $7.00 per share, were issued to key employees. The 2007 Options vest 25 percent on each of the first, second, third and fourth anniversaries of the Options Grant Date. As of March 30, 2007, we had approximately $11 million in expense, net of expected forfeitures, being recognized on a straight-line basis over a period of four years in additional paid-in capital.

The fair value of the option granted in the three months ended March 30, 2007 was estimated on the options grant date using the Black-Scholes option pricing method. The assumptions used in the model are outlined in the following table:

Successor
Three Months Ended March 30, 2007
Weighted average grant date fair value per share	$3.60
Weighted average assumptions used:
Expected volatility	57.5%
Expected lives (in years)	6.06
Risk free interest rate	4.6%
Expected dividend yield	—%

The computation of the expected volatility assumptions used in the Black-Scholes calculations for grants was based on historical volatilities and implied volatilities of peer companies. The Company utilized the volatilities of peer companies due to its lack of extensive historical data. When establishing its expected life assumptions, the Company used the “simplified” method prescribed in Staff Accounting Bulletin No. 107, “Shared-Based Payment,” for companies that do not have adequate historical data.

A summary of changes in all stock options outstanding during the Successor Period is presented below:

	Successor
	Stock Options	Wtd. Avg. exercise price per share	Wtd. Avg. Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at January 1, 2007	15,143	$6.25	9	$11
Granted	3,874	$7.00
Terminated, cancelled or expired	(415)	$7.00
Exercised	—

Balance at March 30, 2007	18,602	$6.39	9	$9

Under the terms of the 2006 Management Incentive Plan, approximately 1.3 million RSUs were granted to management and key employees on March 9, 2007 (“RSU Grant Date”). The grants are rights to receive shares of our common stock on a one-for-one basis after a four-year vesting period. The RSUs vest 25 percent on each of the first, second, third and fourth anniversaries of the RSU Grant Date and are not entitled to dividends or voting rights, if any, until they are vested. The fair value of the RSU awards is being recognized on a straight-line basis over the employee service period. As of March 30, 2007, we had approximately $7 million in expense, net of expected forfeitures, being recognized over a period of four years in additional paid-in capital.

Our total stock-based compensation expense is presented below:

	Successor	Predecessor
	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006
Cost of sales	$1	$7
Selling, general and administrative	10	12
Research and development	1	11

Total	$12	$30

Prior to the closing of the Merger, Freescale had several stock-based employee compensation plans. Freescale provided an employee stock purchase plan (“ESPP”) and made awards of stock options and RSUs. Prior to January 1, 2006, the Company accounted for awards granted under those plans using the intrinsic value method of expense recognition, which follows the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”) and related interpretations. Compensation cost, if any, was recorded based on the excess of the quoted market price at grant date over the amount an employee must pay to acquire the stock. Under the provisions of APB Opinion No. 25, there was no compensation expense resulting from the issuance of the stock options as the exercise price was equivalent to the fair market value at the date of grant.

Upon adoption of FASB SFAS No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”), a one-time, non-cash benefit of approximately $7 million for estimated future forfeitures of unvested restricted stock previously expensed was recorded in the accompanying unaudited Condensed Consolidated Statements of Operations in the first quarter of 2006 as a cumulative effect of accounting change, net of income tax expense. Pursuant to APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”), stock-based compensation expense was not reduced for estimated future forfeitures, but instead was reversed upon actual forfeiture.

(6) Income Taxes

Income taxes for the interim periods presented have been included in the accompanying unaudited condensed consolidated financial statements on the basis of an estimated annual effective tax rate. As of the end of the first quarter of 2007, the estimated annual effective tax rate for 2007 was a benefit of 37%. The increase in our effective tax rate subsequent to the closing of the Merger from an expense of 6% in the first quarter of 2006 was due primarily to the income tax benefit being recorded related to our domestic losses. We incurred domestic losses during the Successor Period due to (i) the significant increase in amortization expense associated with intangible assets established in purchase accounting and (ii) the increase in interest expense associated with the debt incurred in connection with the Merger. Previously we recorded income tax expense associated with our domestic profits against a deferred tax valuation allowance. In connection with establishing our deferred taxes in purchase accounting, we no longer are in a net deferred tax asset position domestically. This resulted in no valuation allowance being required, other than for specific identified domestic tax attributes and certain foreign entities with net deferred tax assets.

We adopted the provisions of FASB Interpretation 48, “Accounting for Income Tax Uncertainties” (“FIN 48”) effective January 1, 2007. FIN 48 clarifies the accounting for uncertainty in tax positions. The interpretation prescribes a recognition threshold and measurement criteria for financial statement recognition of a tax position taken or expected to be taken in a tax return. FIN 48 requires us to recognize in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting interim periods, disclosure and transition.

As a result of the implementation of FIN 48, we recognized an increase of $5 million in the liability for unrecognized tax benefits. The increase in the liability resulted in a $5 million increase in goodwill. As of January 1, 2007, after the implementation of FIN 48, unrecognized tax benefits were $155 million. The amount, if recognized, that would be reflected as an adjustment to income tax (benefit) expense is approximately $20 million. It is expected that the amount of unrecognized tax benefits will change in the next 12 months, however we do not expect the change to have a significant impact on our results of operations or financial position.

We recognize accrued interest and penalties associated with uncertain tax positions as part of the tax provision. As of January 1, 2007 and March 30, 2007, we had $7 million of accrued interest and penalties.

With few exceptions, we are not subject to U.S. Federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2004.

(7) Commitments and Contingencies

Commitments

We have product purchase commitments associated with strategic manufacturing relationships that include take or pay provisions based on volume commitments for work in progress and forecasted demand based on 18-month rolling forecasts, which are adjusted monthly. The commitment under these relationships is $101 million as of March 30, 2007, compared to $143 million as of December 31, 2006.

Environmental

Under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (CERCLA, or Superfund), and equivalent state law, Motorola has been designated as a Potentially Responsible Party by the United States Environmental Protection Agency with respect to certain waste sites with which our operations may have had direct or indirect involvement. Such designations are made regardless of the extent of Motorola’s involvement. Pursuant to the master separation and distribution agreement, we have indemnified Motorola for these liabilities going forward. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigations or remedial actions. The remedial efforts include environmental cleanup costs and communication programs. In many cases, the dollar amounts of the claims have not been specified and have been asserted against a number of other entities for the same cost recovery or other relief as was asserted against us. We accrue costs associated with environmental matters when they become probable and reasonably estimable. Due to the uncertain nature of these matters, the actual costs that will be incurred will differ from the amounts accrued, perhaps significantly.

Litigation

We are a defendant in various lawsuits, including intellectual property suits, and is subject to various claims which arise in the normal course of business.

From time to time, we are involved in legal proceedings arising in the ordinary course of business, including tort and contractual disputes, claims before the United States Equal Employment Opportunity Commission and other employee grievances, and intellectual property litigation and infringement claims. Intellectual property litigation and infringement claims could cause us to incur significant expenses or prevent us from selling our products. Under our agreements with Motorola, we will indemnify Motorola for certain liabilities related to our business.

On April 17, 2007 Tessera filed a complaint against Freescale Semiconductor, Inc., ATI Technologies, Inc., Motorola, Inc., Qualcomm, Inc., Spansion, Inc., Spansion LLC, and STMicroelectronics N.V. in the International Trade Commission (“ITC”) requesting the ITC enter an injunction barring the importation of any product containing a device that infringes two identified patents related to ball grid array packaging technology. On April 17, 2007, Tessera filed a parallel lawsuit in the United States District Court for the Eastern District of Texas against ATI, Freescale, Motorola and Qualcomm claiming an unspecified amount of monetary damage as compensation for the alleged infringement of the same Tessera patents. Tessera’s patent claims relate to ball grid array (BGA) packaging technology. Due to the recent filing of the complaint in the ITC and the lawsuit in the federal District court, we are still assessing the merits of both of these actions as well as the potential effect on our financial position, results of operations or cash flow.

Between September 18, 2006 and October 13, 2006, six purported class action petitions were filed in the state District Court of Travis County, Texas in connection with the announcement of the Merger—Gerber v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003501; Lifshitz v. Michel Mayer, et al., Cause No. D-1-GN-06-003585; Warner v. Freescale Semiconductor, Inc. et al., Cause No. D-1-GN-06-003673; Tansey v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003685; Hockstein v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003717; and International Union of Operating Engineers Local No. 825 Pension Fund v. Freescale Semiconductor, Inc. et al, Cause No. D-1-GN-06-003918. On November 3, 2006, we agreed in principle with the plaintiffs to settle the lawsuits. As part of the settlement, the defendants deny all allegations of wrongdoing. The court provided preliminary approval of the settlement terms. Per the terms of the proposed settlement, notice was mailed on April 11, 2007 to the former stockholders of Freescale Semiconductor, Inc., and a legal notice was published in the Wall Street Journal on April 18, 2007. A hearing has been scheduled for June 25, 2007 to consider approval of the settlement. If finally approved by the court, the settlement will resolve all of the claims that were or could have been brought on behalf of the proposed settlement class in the action being settled, including all claims relating to the Merger, the Merger Agreement and any related disclosure. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by us. As part of the proposed settlement, we have agreed to pay up to $975,000 to the plaintiffs’ counsel for their fees and expenses, subject to approval by the court. Pursuant to the proposed settlement, we also agreed to make amended and supplemental disclosures on Schedule 14A, which were made on November 4, 2006. We have accrued the proposed attorneys’ fees and expenses provided under the settlement, and are currently awaiting final court approval of the settlement.

Other than as described above, we do not believe that there is any litigation pending that could have, individually or in the aggregate, a material adverse effect on our financial position, results of operations, or cash flow.

Other Contingencies

In the ordinary course of business, we regularly execute contracts that contain customary indemnification provisions. Additionally, we execute other contracts considered outside the ordinary course of business which contain indemnification provisions. Examples of these types of agreements include business divestitures, business acquisitions, settlement agreements and third-party performance guarantees. In each of these circumstances, payment by us is conditioned on the other party making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow us to challenge the other party’s claims. Further, our obligations under these agreements may be limited in terms of duration, typically not in excess of 24 months, and/or amounts not in excess of the contract value, and in some instances we may have recourse against third parties for certain payments made us.

Historically, we have not made significant payments for indemnification provisions contained in these agreements. At March 30, 2007, there was one contract executed outside the ordinary course of business containing indemnification obligations with a maximum amount payable of $4 million. At March 30, 2007 we have accrued $4 million to cover known estimated indemnification obligations. We believe that if we were to incur additional losses with respect to any unknown matters at March 30, 2007, such losses would not have a material adverse effect on our financial position, results of operations or cash flows.

(8) Information by Segment

Summarized below are our segment net sales and earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the three months ended March 30, 2007 and March 31, 2006:

	Successor	Predecessor
Net Sales	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006
Transportation and Standard Products	$665	$653
Networking and Computing Systems	320	351
Wireless and Mobile Solutions	364	506
Other	12	16

Segment Totals	$1,361	$1,526

	Successor	Predecessor
EBITDA	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006
Transportation and Standard Products	$(8)	$189
Networking and Computing Systems	(88)	115
Wireless and Mobile Solutions	(24)	97
Other	1	(30)

Segment totals	(119)	371
Depreciation and amortization expense	(535)	(164)
Other (expense) income, net	(198)	11

(Loss) earnings before income taxes and cumulative effect of accounting change	$(852)	$218

Certain items are included in the Other segment category, which are not allocated to the three operating segments. For the three months ended March 30, 2007, Merger expenses of $3 million are included in the Other segment.

(9) Supplemental Guarantor Condensed Consolidating Financial Statements

On December 1, 2006, in connection with the Merger, we issued $5.95 billion aggregate principal amount of the outstanding senior notes and outstanding senior subordinated noted as described in Note 4 in our Registration Statement No. 333-141128 on Form S-4 filed with the SEC on March 8, 2007.

The senior notes are jointly and severally guaranteed on an unsecured senior basis, and the senior subordinated notes are jointly and severally guaranteed on an unsecured senior subordinated basis, in each case, subject to certain exceptions, by the Parent Companies (“Guarantors”). Each Guarantor fully and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the obligation. As of the issue date, none of our foreign subsidiaries guarantee the senior notes, senior subordinated notes or credit facilities (“Non-Guarantors”). In the future, subsidiaries may be required to guarantee the senior notes and/or the senior subordinated notes if and to the extent they guarantee the credit facilities

The following tables present the financial position, results of operations and cash flows of Freescale, the Parent Guarantors, Non-Guarantors, Eliminations and our Consolidated balances as of March 30, 2007 and December 31, 2006 and for the three months ended March 30, 2007 and March 31, 2006.

Successor

Supplemental Condensed Consolidating Statement of Operations

Three Months Ended March 30, 2007

(in millions)	Parent Company	Guarantor	Freescale	Non-Guarantor	Eliminations	Consolidated
Net sales	$—	$—	$1,937	$1,869	$(2,445)	$1,361
Cost of sales	—	—	1,855	1,807	(2,445)	1,217

Gross margin	—	—	82	62	—	144
Selling, general and administrative	—	—	223	60	(123)	160
Research and development	—	—	193	97	—	290
Amortization expense for acquired intangible assets	—	—	345	—	—	345
Transaction expenses	—	—	3	—	—	3

Operating earnings (loss)	—	—	(682)	(95)	123	(654)
Other income (expense), net	(539)	(539)	(173)	126	927	(198)

Earnings (loss) before income taxes	(539)	(539)	(855)	31	1,050	(852)
Income tax expense (benefit)	—	—	(316)	3	—	(313)

Net earnings (loss)	$(539)	$(539)	$(539)	$28	$1,050	$(539)

Predecessor

Supplemental Condensed Consolidating Statement of Operations

Three Months Ended March 31, 2006

(in millions)	Parent Company	Guarantor	Freescale	Non-Guarantor	Eliminations	Consolidated
Net sales	$—	$—	$1,842	$1,836	$(2,152)	$1,526
Cost of sales	—	—	1,307	1,680	(2,152)	835

Gross margin	—	—	535	156	—	691
Selling, general and administrative	—	—	233	73	(119)	187
Research and development	—	—	203	91	—	294
Amortization expense for acquired intangible assets	—	—	3	—	—	3

Operating earnings (loss)	—	—	96	(8)	119	207
Other income (expense), net	—	—	109	122	(220)	11

Earnings (loss) before income taxes and cumulative effect of accounting change -	—	—	205	114	(101)	218
Income tax expense (benefit)	—	—	(1)	14	—	13

Earnings (loss) before cumulative effect of accounting change	—	—	206	100	(101)	205
Cumulative effect of accounting change, net of income tax expense	—	—	6	1	—	7

Net earnings (loss)	$—	$—	$212	$101	$(101)	$212

Successor

Supplemental Condensed Consolidating Balance Sheet

March 30, 2007

(in millions)	Parent Company	Guarantor	Freescale	Non-Guarantor	Eliminations	Consolidated
Assets
Cash and cash equivalents	$—	$—	$38	$143	$—	$181
Short-term investments	—	—	283	173	—	456
Inter-company receivable	—	—	682	386	(1,068)	—
Accounts receivable, net	—	—	150	393	—	543
Inventory	—	—	269	606	—	875
Other current assets	—	—	131	183	—	314

Total current assets	—	—	1,553	1,884	(1,068)	2,369
Property, plant and equipment, net	—	—	1,681	1,451	—	3,132
Investments in affiliates	4,169	4,169	2,217	—	(10,555)	—
Goodwill	20	—	5,295	—	—	5,315
Intangible assets	—	—	5,312	—	—	5,312
Inter-company note receivable	—	—	2	—	(2)	—
Other assets, net	—	—	484	192	—	676

Total Assets	$4,189	$4,169	$16,544	$3,527	$(11,625)	$16,804

Liabilities and Stockholders’ Equity
Notes payable and current portion of long-term debt and capital leases	$—	$—	$46	$42	$—	$88
Inter-company payable	—	—	440	628	(1,068)	—
Accounts payable	—	—	326	182	—	508
Accrued liabilities and other	—	—	446	248	—	694

Total current liabilities	—	—	1,258	1,100	(1,068)	1,290
Long-term debt	—	—	9,406	—	—	9,406
Inter-company note payable	—	—	—	2	(2)	—
Other liabilities	—	—	1,711	208	—	1,919

Total liabilities	—	—	12,375	1,310	(1,070)	12,615

Total stockholders’ equity	4,189	4,169	4,169	2,217	(10,555)	4,189

Total Liabilities and Stockholders’ Equity	$4,189	$4,169	$16,544	$3,527	$(11,625)	$16,804

Successor

Supplemental Condensed Consolidating Balance Sheet

December 31, 2006

(in millions)	Parent Company	Guarantor	Freescale	Non-Guarantor	Eliminations	Consolidated
Assets
Cash and cash equivalents	$—	$—	$20	$157	$—	$177
Short-term investments	—	—	364	169	—	533
Inter-company receivable	—	—	551	347	(898)	—
Accounts receivable, net	—	—	179	456	—	635
Inventory	—	—	701	487	—	1,188
Other current assets	—	—	134	183	—	317

Total current assets	—	—	1,949	1,799	(898)	2,850
Property, plant and equipment, net	—	—	1,714	1,518	—	3,232
Investments in affiliates	4,697	4,697	2,207	—	(11,601)	—
Goodwill	20	—	5,293	—	—	5,313
Intangible assets	—	—	5,654	—	—	5,654
Inter-company note receivable	—	—	81	—	(81)	—
Other assets, net	—	—	492	198	—	690

Total Assets	$4,717	$4,697	$17,390	$3,515	$(12,580)	$17,739

Liabilities and Stockholders’ Equity
Notes payable and current portion of long-term debt and capital leases	$—	$—	$43	$42	$—	$85
Inter-company payable	—	—	400	498	(898)	—
Accounts payable	—	—	361	197	—	558
Accrued liabilities and other	—	—	420	296	—	716

Total current liabilities	—	—	1,224	1,033	(898)	1,359
Long-term debt	—	—	9,415	—	—	9,415
Inter-company note payable	—	—	—	81	(81)	—
Other liabilities	—	—	2,054	194	—	2,248

Total liabilities	—	—	12,693	1,308	(979)	13,022

Total stockholders’ equity	4,717	4,697	4,697	2,207	(11,601)	4,717

Total Liabilities and Stockholders’ Equity	$4,717	$4,697	$17,390	$3,515	$(12,580)	$17,739

Successor

Supplemental Condensed Consolidating Statement of Cash Flows

Three Months Ended March 30, 2007

(in millions)	Parent	Guarantor	Freescale	Non-Guarantors	Eliminations	Consolidated
Cash flow (used for) provided by operating activities	$—	$—	$(61)	$99	$3	$41
Cash flows from investing activities:
Capital expenditures, net	—	—	(56)	(36)	—	(92)
Sales and purchases of short-term investments, net	—	—	81	(4)	—	77
Other	—	—	(9)	1	(3)	(11)
Inter-company note receivable	—	—	79	—	(79)	—

Cash flow provided by (used for) investing activities	—	—	95	(39)	(82)	(26)

Cash flows from financing activities:
Other	—	—	(16)	4	—	(12)
Inter-company loan payable	—	—	—	(79)	79	—

Cash flow (used for) financing activities	—	—	(16)	(75)	79	(12)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	1	—	1

Net increase (decrease) in cash and cash equivalents	—	—	18	(14)	—	4
Cash and cash equivalents, beginning of period	—	—	20	157	—	177

Cash and cash equivalents, end of period	$—	$—	$38	$143	$—	$181

Predecessor

Supplemental Condensed Consolidating Statement of Cash Flows

Three Months Ended March 31, 2006

(in millions)	Parent	Guarantor	Freescale	Non- Guarantors	Eliminations	Consolidated
Cash flow provided by operating activities	$—	$—	$204	$93	$3	$300
Cash flows from investing activities:
Capital expenditures, net	—	—	(42)	(110)	7	(145)
Sales and purchases of short-term investments, net	—	—	60	(3)	—	57
Purchases of marketable securities	—	—	(370)	—	—	(370)
Sales of marketable securities	—	—	194	—	—	194
Maturities of marketable securities	—	—	58	—	—	58
Inter-company note receivable	—	—	(3)	—	3	—
Other investing activities	—	—	(11)	(7)	4	(14)

Cash flow (used for) investing activities	—	—	(114)	(120)	14	(220)

Cash flows from financing activities:
Purchases of treasury stock	—	—	(100)	—	—	(100)
Proceeds from stock option exercises and ESPP stock purchases	—	—	36	—	—	36
Inter-company loan payable	—	—	—	3	(3)	—
Other financing activities			(11)	22	(14)	(3)

Cash flow provided by (used for) financing activities	—	—	(75)	25	(17)	(67)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	2	—	2

Net increase in cash and cash equivalents	—	—	15	—	—	15
Cash and cash equivalents, beginning of period	—	—	8	204	—	212

Cash and cash equivalents, end of period	$—	$—	$23	$204	$—	$227

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder

Freescale Semiconductor, Inc.:

We have audited the accompanying consolidated balance sheet of Freescale Semiconductor, Inc. and subsidiaries (the “Company”) as of December 31, 2006, and the related consolidated statements of operations, stockholder’s equity and cash flows for the period from December 2, 2006 through December 31, 2006 (the “Successor”), and the consolidated balance sheet as of December 31, 2005 and the related combined and consolidated statements of operations, business/stockholders’ equity and cash flows for the period from January 1, 2006 through December 1, 2006, and each of the years in the two-year period ended December 31, 2005 (the “Predecessor”). These combined and consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined and consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Successor as of December 31, 2006, and the results of their operations and their cash flows for the period from December 2, 2006 through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the combined and consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor as of December 31, 2005, and the results of their operations and their cash flows for the period from January 1, 2006 through December 1, 2006, and each of the years in the two-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the combined and consolidated financial statements, effective December 1, 2006, Successor’s Parent acquired all of the outstanding stock of Predecessor in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

As discussed in Note 1 to the combined and consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006.

KPMG LLP

Austin, Texas

June 19, 2007

Freescale Semiconductor, Inc.

Combined and Consolidated Statements of Operations

	Successor	Predecessor
(in millions)	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year ended December 31, 2005	Year ended December 31, 2004
Net sales	$565	$5,794	$5,843	$5,715
Cost of sales	450	3,175	3,377	3,617

Gross margin	115	2,619	2,466	2,098
Selling, general and administrative	59	670	652	637
Research and development	99	1,105	1,178	1,090
Amortization expense for acquired intangible assets	106	11	7	9
In-process research and development	2,260	—	10	—
Reorganization of businesses and other	—	(12)	9	22
Merger and separation expenses	56	466	10	74

Operating earnings (loss)	(2,465)	379	600	266
Other income (expense):
Interest income (expense), net	(58)	38	6	(31)
Gains on sales of investments and businesses, net	—	1	26	41
Other, net	2	(6)	(19)	(13)

Total other income (expense)	(56)	33	13	(3)

Earnings (loss) before income taxes and cumulative effect of accounting change	(2,521)	412	613	263
Income tax (benefit) expense	(134)	26	50	52

Earnings (loss) before cumulative effect of accounting change	(2,387)	386	563	211
Cumulative effect of accounting change, net of income tax expense	—	7	—	—

Net earnings (loss)	$(2,387)	$393	$563	$211

See accompanying notes.

Freescale Semiconductor, Inc.

Consolidated Balance Sheets

	Successor	Predecessor
(in millions, except share and per share data)	December 31, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$177	$212
Short-term investments	533	1,209
Accounts receivable, net of allowance for doubtful accounts of $5 at December 31, 2005	635	535
Inventory	1,188	647
Other current assets	317	277

Total current assets	2,850	2,880

Property, plant and equipment, net	3,232	2,035
Investments	12	1,616
Goodwill	5,293	253
Intangible assets, net	5,654	30
Other assets, net	678	356

Total assets	$17,719	$7,170

LIABILITIES AND STOCKHOLDER’S EQUITY
Notes payable and current portion of long-term debt and capital lease obligations	$85	$7
Accounts payable	558	469
Accrued liabilities and other	716	645

Total current liabilities	1,359	1,121

Long-term debt	9,415	1,230
Deferred tax liabilities	1,858	104
Other liabilities	390	268

Total liabilities	13,022	2,723

Stockholder’s equity:
Predecessor:
Preferred stock, $.01 par value; 1,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $.01 par value; 1,500 shares authorized; 141 shares issued and outstanding at December 31, and 2005	—	1
Class B common stock, $.01 par value; 1,000 shares authorized; 270 shares issued and outstanding at December 31, 2005	—	3
Additional paid-in capital	—	3,942
Treasury stock at cost, 4 shares at December 31, 2005	—	(97)
Accumulated other comprehensive loss	—	(30)
Retained earnings	—	628
Successor:
Common stock, par value $.01 per share; 1,000 shares authorized, issued and outstanding at December 31, 2006	—	—
Additional paid-in capital	7,078	—
Accumulated other comprehensive earnings	6	—
Accumulated deficit	(2,387)	—

Total stockholder’s equity	4,697	4,447

Total liabilities and stockholder’s equity	$17,719	$7,170

See accompanying notes.

Freescale Semiconductor, Inc.

Combined and Consolidated Statements of Business/Stockholder’s Equity

		Predecessor				Successor
		Class A Common Stock		Class B Common Stock		Common Stock
	Owner’s Net Investment	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Additional Paid in Capital	Treasury Stock	Other Comprehensive Earnings (Loss)	Retained Earnings (Accumulated Deficit)	Comprehensive Earnings (Loss)
Predecessor (amounts in millions):
Balances at December 31, 2003	$3,422	—	$—	—	$—	—	$—	$—	$—	$134	$—	$(196)

Net earnings	138	—	—	—	—	—	—	—	—	—	73	211
Net transfers to Motorola	(520)	—	—	—	—	—	—	—	—	—	—	—
Net unrealized gains on securities (net of tax effect)	—	—	—	—	—	—	—	—	—	104	—	104
Net foreign currency translation adjustments (net of tax effect), pre-Contribution	—	—	—	—	—	—	—	—	—	16	—	16
Contribution	(3,040)	—	—	278	3	—	—	3,291	—	(254)	—	—
Net foreign currency translation adjustments (net of tax effect), post-Contribution	—	—	—	—	—	—	—	—	—	59	—	59
Capital contribution by Motorola	—	—	—	—	—	—	—	10	—	—	—	—
IPO proceeds, net of offering costs	—	130	1	(8)	—	—	—	1,611	—	—	—	—
Distributions to Motorola	—	—	—	—	—	—	—	(1,127)	—	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	11	—	—	—	—
Proceeds from stock option exercises	—	1	—	—	—	—	—	4	—	—	—	—

Balances at December 31, 2004	$—	131	$1	270	$3	—	$—	$3,800	$—	$59	$73	$390

Net earnings	—	—	—	—	—	—	—	—	—	—	563	563
Net foreign currency translation adjustments (net of tax effect)	—	—	—	—	—	—	—	—	—	(79)	—	(79)
Net unrealized losses on securities (net of tax effect)	—	—	—	—	—	—	—	—	—	(9)	—	(9)
Minimum pension liability	—	—	—	—	—	—	—	—	—	(1)	—	(1)
Share repurchases	—	—	—	—	—	—	—	—	(103)	—	—	—
Vesting of RSUs	—	2	—	—	—	—	—	—	(9)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	43	—	—	—	—
Employee stock purchase plan	—	2	—	—	—	—	—	27	—	—	—	—
Proceeds from stock option exercises	—	6	—	—	—	—	—	72	15	—	(8)	—

Balances at December 31, 2005	$—	141	$1	270	$3	—	$—	$3,942	$(97)	$(30)	$628	$474

Predecessor:
Net earnings	—	—	—	—	—	—	—	—	—	—	393	393
Net foreign currency translation adjustments (net of tax effect)	—	—	—	—	—	—	—	—	—	56	—	56
Net unrealized losses on securities (net of tax effect)	—	—	—	—	—	—	—	—	—	10	—	10
Share repurchases	—	—	—	—	—	—	—	—	(200)	—	—	—
Vesting of RSUs	—	2	—	—	—	—	—	—	(20)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	414	—	—	—	—
Employee stock purchase plan	—	—	—	—	—	—	—	—	72	—	(2)	—
Proceeds from stock option exercises	—	—	—	—	—	—	—	—	233	—	(131)	—
Additional tax benefit	—	—	—	—	—	—	—	6	—	—	—	—
Cumulative effect of FAS 123R	—	—	—	—	—	—	—	(7)	—	—	—	—

Balances at December 1, 2006	$—	143	$1	270	$3	—	$—	$4,355	$(12)	$36	$888	$459

Successor (dollars in millions):
Investment by Parent	—	—	—	—	—	1,000	—	7,075	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	(2,387)	(2,387)
Net foreign currency translation adjustments (net of tax effect)	—	—	—	—	—	—	—	—	—	1	—	1
Net unrealized gain on derivative instruments (net of tax effect)	—	—	—	—	—	—	—	—	—	5	—	5
Amortization of deferred compensation	—	—	—	—	—	—	—	3	—	—	—	—

Balances at December 31, 2006	$—	—	$—	—	$—	1,000	$—	$7,078	$—	$6	$(2,387)	$(2,381)

See accompanying notes.

Freescale Semiconductor, Inc.

Combined and Consolidated Statements of Cash Flows

	Successor	Predecessor
(in millions)	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year ended December 31, 2005	Year ended December 31, 2004
Cash flows from operating activities:
Net earnings (loss)	$(2,387)	$393	$563	$211
Depreciation and amortization	167	620	728	818
Net expenses paid by Motorola	—	—	—	65
Stock-based compensation	3	423	51	11
Deferred income taxes and other	(133)	28	14	21
Loss on extinguishment of debt	—	108	—	—
In-process research and development and other non-cash items	2,250	62	(6)	(45)
Excess tax benefits from equity-based compensation plans	—	(22)	—	—
Change in operating assets and liabilities, net of effects of acquisitions, dispositions:
Accounts receivable, net	(22)	(95)	(83)	(6)
Inventory	163	(148)	92	43
Other current assets	6	6	16	(170)
Accounts payable and accrued liabilities	26	(14)	(20)	359
Other operating assets and liabilities	(13)	(120)	(55)	2

Net cash provided by operating activities	60	1,241	1,300	1,309

Cash flows from investing activities:
Capital expenditures, net	(89)	(624)	(491)	(522)
Acquisition of Freescale	(17,713)	—	—	—
Acquisitions and strategic investments, net of cash acquired	—	(4)	(71)	(41)
Proceeds from sale of equity securities and strategic investments	—	2	43	100
Sales and purchases of short-term investments, net	(97)	772	783	(1,992)
Proceeds from sale of property, plant and equipment and assets held for sale	—	17	37	38
Payments for purchase licenses and other assets	(2)	(179)	(108)	(118)
Purchases of marketable securities	—	(1,508)	(3,109)	—
Sales of marketable securities	1	3,003	845	—
Maturities of marketable securities	—	122	640	—

Net cash provided by (used for) investing activities	(17,900)	1,601	(1,431)	(2,535)

Cash flows from financing activities:
Investment by Parent	7,068	—	—	—
Debt issuance proceeds, net of debt issuance costs	9,184	—	—	1,218
Retirement of long-term debt and payments for notes payable	—	(1,317)	—	(29)
Proceeds from foreign revolving loans and lines of credit	—	43	—	—
Proceeds from stock option exercises and ESPP stock purchases	—	163	106	4
Excess tax benefits from equity-based compensation plans	—	22	—	—
Purchases of treasury stock	—	(200)	(103)	—
Net transfers to Motorola	—	—	—	(170)
Distributions to Motorola	—	—	—	(1,127)
IPO proceeds, net of IPO offering costs	—	—	—	1,612
Other	(71)	62	(24)	—

Net cash provided by (used for) financing activities	16,181	(1,227)	(21)	1,508

Effect of exchange rate changes on cash and cash equivalents	—	9	(18)	13

Net increase (decrease) in cash and cash equivalents	(1,659)	1,624	(170)	295
Cash and cash equivalents, beginning of period	1,836	212	382	87

Cash and cash equivalents, end of period	$177	$1,836	$212	$382

See accompanying notes.

Freescale Semiconductor, Inc.

Notes to Combined and Consolidated Financial Statements

(Dollars in millions, except as noted)

(1) Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation and Combination: Freescale Semiconductor, Inc. (“Freescale”) was incorporated in Delaware on December 3, 2003 in preparation for the contribution and transfer by Motorola, Inc. (“Motorola”) of substantially all of its semiconductor businesses’ assets and liabilities to Freescale (the “Contribution”) and an initial public offering (“IPO”) of Freescale Class A common stock. Freescale completed the Contribution in the second quarter of 2004 and the IPO on July 21, 2004. Prior to the IPO, Freescale was a wholly owned subsidiary of Motorola. All of the Freescale Class B shares of common stock were held by Motorola until Motorola distributed its remaining ownership interest in us by means of a special dividend to its common stockholders (the “Distribution”) on December 2, 2004 (the “Distribution Date”).

Freescale and Motorola entered into various agreements detailing the provisions of the Contribution and the separation of Freescale from Motorola, and related tax, purchase and supply, transition services and employee matters. See Note 16 for additional discussion.

On December 1, 2006, Freescale was acquired by a consortium of private equity funds (“Merger”). The consortium includes The Blackstone Group, The Carlyle Group, funds advised by Permira Advisers, LLC and TPG Capital and others (collectively, the “Sponsors”). The Merger was accomplished through the terms of an Agreement and Plan of Merger entered into on September 15, 2006 (the “Merger Agreement”) by and among Freescale, Firestone Holdings LLC, a Delaware limited liability company that transferred and assigned all of its assets, liabilities, rights and obligations to Freescale Holdings L.P., a Cayman Islands limited partnership (“Parent”), and Freescale Acquisition Corporation (formerly Firestone Acquisition Corporation), an indirect wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into Freescale, and as a result, Freescale continues as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). Parent is an entity controlled by the Sponsors. Pursuant to the Merger Agreement, at the effective time of the Merger, December 1, 2006, each issued and outstanding share of Class A common stock and Class B common stock of Freescale, other than shares owned by Freescale, Parent or Merger Sub, or by any stockholders who were entitled to and who properly exercised appraisal rights under Delaware law, was canceled and was automatically converted into the right to receive $40.00 in cash, without interest. In addition, substantially all restricted stock units (“RSUs”) were converted into the right to receive $40.00 per share, and substantially all stock options and stock appreciation rights (“SARs”) were cancelled in exchange for a gross cash payment equal to the difference between the Merger price of $40.00 per share and the exercise price for each stock option and SAR, multiplied by the number of such stock options and SARs. See further description of the acquisition under Note 2.

At the close of the Merger, Freescale became a subsidiary of Freescale Semiconductor Holdings V (“Holdings V”), which is wholly owned by Freescale Semiconductor Holdings IV, Ltd. (“Holdings IV”), which is wholly owned by Freescale Semiconductor Holdings III, Ltd. (“Holdings III”), which is wholly owned by Freescale Holdings II, Ltd. (“Holdings II”), which is wholly owned by Freescale Semiconductor Holdings I, Ltd. (“Holdings I”), which is wholly owned by Parent. Parent, Holdings I, Holdings II, Holdings III, Holdings IV and Holdings V have no operations or assets, other than their respective direct or indirect ownership interests in Freescale. All six of these companies were formed for the purpose of facilitating the Merger and are collectively referred to as the “Parent Companies.” Subsequent to the closing of the Merger, we issued approximately 1,000 shares of our common stock, par value $0.01 to Holdings V in exchange for a contribution of approximately $7.1 billion. Freescale refers to the operations of Freescale Semiconductor, Inc. and its subsidiaries for both the Predecessor and Successor Periods. Freescale (which may be referred to as the “Company,” “we,” “us” or “our”) means Freescale Semiconductor, Inc. and its subsidiaries, or one of our segments, as the context requires.

Although Freescale continues as the same legal entity after the Merger, the audited combined and consolidated financial statements for 2006 are presented for two periods: January 1 through December 1, 2006 (the “Predecessor Period” or “Predecessor,” as context requires) and December 2 through December 31, 2006 (the “Successor Period” or “Successor,” as context requires), which relate to the period preceding the Merger and the period succeeding the Merger, respectively. The audited consolidated financial statements for the Successor Period reflect the acquisition of Freescale under the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”). The results of the Successor are not comparable to the results of the Predecessor due to the difference in the basis of presentation of purchase accounting as compared to historical cost. The combined and consolidated financial statements for the years ended December 31, 2005 and 2004 are also presented as Predecessor.

In connection with the Merger, Freescale incurred significant indebtedness. (See “Liquidity and Capital Resources.”) In addition, the purchase price paid in connection with the Merger has been allocated to state the acquired assets and liabilities at fair value. The preliminary purchase accounting adjustments (i) increased the carrying value of our inventory and property, plant and equipment, (ii) established intangible assets for our tradenames, customer lists, developed technology, and in-process research and development (“IPR&D”) (which was expensed in the Successor financial statements), and (iii) revalued our long-term benefit plan obligations, among other things. Subsequent to the Merger, interest expense and non-cash depreciation and amortization charges have significantly increased.

Upon closing an acquisition, we estimate the fair value of assets acquired and liabilities assumed and complete the valuation process as soon as practicable. Given the time it takes to obtain pertinent information to finalize the acquired company’s balance sheet, then to adjust the acquired company’s accounting policies, procedures, books and records to our standards, it is often several quarters before we are able to finalize those initial fair value estimates. Accordingly, it is not uncommon for the initial estimates to be subsequently revised.

Revenue Recognition: We recognize revenue from product sales when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed or determinable, and collection of the related receivable is reasonably assured, which is generally at the time of shipment. Sales with destination point terms, which are primarily related to European customers where these terms are customary, are recognized upon delivery. Accruals are established, with the related reduction to revenue, for allowances for discounts and product returns based on actual historical exposure at the time the related revenues are recognized. Revenue for services is recognized ratably over the contract term or as services are being performed. Revenue related to licensing agreements is recognized at the time we have fulfilled our obligations and the fee received is fixed or determinable or is deferred. Revenues from contracts with multiple elements are recognized as each element is earned based on the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements and when the amount is not contingent upon delivery of the undelivered elements. As a percentage of sales, revenue related to licensing agreements represented 4%, 4%, 3% and 2% for the Successor Period, Predecessor Period and the years ended December 31, 2005 and 2004, respectively.

Distributor Sales: Revenue from sales to distributors of our products is recognized when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed or determinable, and collection of the related receivable is reasonably assured, which is generally at the time of shipment. In response to competitive market conditions, we offer incentive programs common to the semiconductor industry. Accruals for the estimated distributor incentives are established at the time of the sale, along with a related reduction to revenue, based on the terms of the various incentive programs, historical experience with such programs, prevailing market conditions and current inventory levels. Distributor incentive accruals are monitored and adjustments, if any, are recognized based on actual experience under these incentive programs.

Product-Related Expenses: Shipping and handling costs associated with product sales are included in cost of sales. Expenditures for advertising are expensed as incurred, and are included in selling, general and administrative expenses. Provisions for estimated costs related to product warranties are made at the time the related sale is recorded, based on historic trends. Research and development costs are expensed as incurred.

Government Grants: Investment incentives related to government grants are recognized when a legal right to the grant exists and there is reasonable assurance that both the terms and conditions associated with the grant will be fulfilled and the grant proceeds will be received. Government grants are recorded as a reduction of the cost being reimbursed.

Stock Compensation Costs: Prior to January 1, 2006, we accounted for stock-based compensation using the intrinsic value method of expense recognition, which follows the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”) and related interpretations. Compensation cost, if any, was recorded based on the excess of the quoted market price at grant date over the amount an employee must pay to acquire the stock. Under the provisions of APB Opinion No. 25, there was no compensation expense resulting from the issuance of the stock options as the exercise price was equivalent to the fair market value at the date of grant.

Effective January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”). We have elected the modified prospective transition method as permitted by SFAS No. 123(R) and, accordingly, prior periods have not been restated to reflect the impact of SFAS No. 123(R). Under this transition method, compensation cost recognized for the Predecessor Period and the Successor Period includes: (i) compensation cost for all stock-based payments granted prior to, but not yet vested as of January 1, 2006 (based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123 and previously presented in the pro forma footnote disclosures), and (ii) compensation cost for all stock and equity-based payments granted subsequent to January 1, 2006 (based on the grant-date fair value estimated in accordance with the new provisions of SFAS No. 123(R)).

Foreign Currency Transactions: The effects of remeasuring the non-functional currency assets or liabilities into the functional currency as well as gains and losses on hedges of existing assets or liabilities are marked-to-market, and the result is included within other income (expense) in the audited Combined and Consolidated Statements of Operations. Gains and losses on financial instruments that hedge firm future commitments are deferred until such time as the underlying transactions are recognized or recorded immediately when it is probable the transaction will not occur. Gains or losses on financial instruments that do not qualify as hedges are recognized immediately as income or expense.

Cash and Cash Equivalents: We consider all highly liquid investments, not considered short-term investments or marketable securities, purchased with an original maturity of three months or less to be cash equivalents.

Investments: Investments include, principally, available-for-sale debt and equity securities at fair value, as well as cost and equity method investments. For the available-for-sale debt and equity securities, any unrealized holding gains and losses, net of deferred taxes, are excluded from operating results and are recognized as a separate component of stockholders’ equity until realized. The fair values of the securities are determined based on prevailing market prices. We assess declines in the fair value of individual investments to determine whether such decline is other than temporary and thus the investment is impaired. This assessment is made by considering available evidence including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the individual company, and our intent and ability to hold the investment.

Inventory: Inventory is valued at the lower of average cost (which approximates computation on a first-in, first-out basis) or market (net realizable value or replacement cost).

Property, Plant and Equipment: Property, plant and equipment are stated at cost less accumulated amortization and depreciation. Depreciation is recorded using the declining-balance or the straight-line methods, based on the lesser of the estimated useful or contractual lives of the assets (for both Successor and Predecessor: buildings and building equipment, 5-40 years; machinery and equipment, 2-12 years), and commences once the assets are ready for their intended use. The useful lives of the assets acquired by the Successor as part of the Merger were established as a result of the allocation of fair values at December 2, 2006.

Assets Held for Sale: When management determines that an asset is to be sold and that it is available for immediate sale subject only to terms that are usual and customary, the asset is no longer depreciated and reclassified to assets held for sale.

Intangible Assets: Goodwill represents the excess of the cost over the fair value of the assets of the acquired business. Goodwill is reviewed for impairment at least annually during the fourth quarter. No goodwill impairments were recorded in 2006, 2005 or 2004. Intangible assets are amortized on a straight line basis over their respective estimated useful lives ranging from 2 to 10 years for Successor and 3 to 10 years for Predecessor. The useful lives of the assets acquired by the Successor as part of the Merger were established as a result of the allocation of fair values at December 2, 2006. We have no intangible assets with indefinite useful lives.

Impairment of Long-Lived Assets: Long-lived assets held and used by us and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. We evaluate recoverability of assets to be held and used by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets calculated using a future discounted cash flow analysis. Assets held for sale, if any, are reported at the lower of the carrying amount or fair value less costs to sell.

Income Taxes: Our income taxes as presented herein are calculated on a separate tax return basis, although Freescale was included in the consolidated tax return of Motorola prior to the IPO. Motorola managed its tax position for the benefit of its entire portfolio of businesses, and its tax strategies were not necessarily reflective of the tax strategies that we would have followed or do follow as a stand-alone company. Freescale became responsible for filing its own tax returns in all jurisdictions beginning in 2004. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and also for net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

We have reserves for taxes, associated interest, and other related costs that may become payable in future years as a result of audits by tax authorities. Although we believe that the positions taken on previously filed tax returns are fully supported, we nevertheless have established reserves recognizing that various taxing authorities may challenge certain positions, which may not be fully sustained. The tax reserves are reviewed quarterly and adjusted as events occur that affect our potential liability for additional taxes, such as lapsing of applicable statutes of limitations, proposed assessments by tax authorities, resolution of tax audits, negotiations between tax authorities of different countries concerning our transfer prices, identification of new issues, and issuance of new regulations or new case law.

Foreign Currency Translation: Many of our non-U.S. operations use the respective local currencies as the functional currency. Those non-U.S. operations which do not use the local currency as the functional currency use the U.S. dollar. The effects of translating the financial position and results of operations of local currency functional operations into U.S. dollars are included in a separate component of business/stockholders’ equity.

Deferred Financing Costs: We capitalize direct costs incurred to obtain financings and amortize these costs over the terms of the related debt. Upon the extinguishment of the related debt, any unamortized capitalized debt financing costs are immediately expensed.

Fair Values of Financial Instruments: The fair values of financial instruments are determined based on quoted market prices and market interest rates as of the end of the reporting period. Our financial instruments include cash and cash equivalents, short-term investments, accounts receivable, investments, accounts payable, accrued liabilities, derivative contracts and long-term debt. Except for the fair value of our investments and long-term debt, the fair values of these financial instruments were not materially different from their carrying or contract values at December 31, 2006 and 2005. See Notes 3, 4 and 5 for further details concerning the fair value of our investments, long-term debt and foreign currency derivative contracts, respectively.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications: Certain amounts reported in previous periods have been reclassified to conform to the current presentation.

Recent Accounting Pronouncements: In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS 158”). SFAS 158 requires employers to (i) recognize in its statement of financial position the funded status of a benefit plan measured as the difference between the fair value of plan assets and the benefit obligation, (ii) recognize net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87, “Employers’ Accounting for Pensions” or SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” (iii) measure defined benefit plan assets and obligations as of the date of the employer’s statement of financial position and (iv) disclose additional information in the notes to the financial statements about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. For companies with publicly traded securities, the requirements of SFAS 158 are effective for fiscal years ending after December 15, 2006 and are to be applied prospectively upon adoption. For companies without publicly traded equity securities, the requirements to recognize the funded status of a defined benefit postretirement plan and provide related disclosures are effective for fiscal years ending after June 15, 2007, while the requirement to measure plan assets and benefit obligations as of the date of the employer’s statement of financial position is effective for fiscal years ending after December 15, 2008, with earlier application encouraged. We are currently in the process of assessing the impact the adoption of SFAS 158 will have on our financial position, results of operations and liquidity.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) Topic IN, “Financial Statements—Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 addresses how the effects of prior-year uncorrected misstatements should be taken into consideration when quantifying misstatements in current-year financial statements. It requires quantification of misstatements using both the balance sheet and income statement approaches and evaluation of whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB does not change the SEC’s previous guidance on evaluating the materiality of misstatements. The adoption of SAB 108 by the Company in 2006 did not have a material effect on the Company’s financial position, results of operations or cash flows.

In June 2006, the FASB issued FASB Interpretation 48, “Accounting for Income Tax Uncertainties” (“FIN 48”) which provides for a two-step approach to recognize and measure uncertain tax positions accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes.” We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. Whether the more-likely-than-not recognition threshold is met for tax position is a matter of judgment based on the individual facts and circumstances of that position evaluated in light of all available evidence. We adopted the provisions of FIN 48 effective January 1, 2007, resulting in an increase of $5 million in the liability for unrecognized tax benefits and goodwill.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, amendment to ARB No. 43 Chapter 4,” which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material and requires that such items be recognized as current-period charges regardless of whether they meet the “so abnormal” criterion outlined in ARB No. 43. SFAS No. 151 also introduces the concept of “normal capacity” and requires the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities. Unallocated overhead must be recognized as an expense in the period incurred. The Company adopted SFAS No. 151 effective January 1, 2006. The adoption of SFAS No. 151 did not have a material impact on the Company’s financial position, results of operations or cash flows.

(2) Business Combination

We accounted for the Merger in accordance with the provisions of SFAS No. 141, whereby the purchase price paid to effect the Merger is allocated to state the acquired assets and liabilities at fair value. The Merger was completed on December 1, 2006 and was financed by a combination of equity invested by the Sponsors and Freescale’s management, borrowings under a senior, secured credit facility, the issuance of senior and senior subordinated notes, and our cash on hand. (See Note 4 for a discussion of our indebtedness.) These funds, net of proceeds from the exercise of outstanding stock options, were used to purchase all of Freescale’s shares of common stock that were issued and outstanding immediately prior to the completion of the Merger. The non-cash equity contribution made by Freescale’s management consisted of fully vested stock options and RSUs of the Predecessor. The shares and options were converted into fully-vested continuation options to purchase common stock in Holdings I.

Preliminary Purchase Price Allocation

The purchase price included the $17.5 billion purchase of the outstanding common stock and settlement of stock-based awards outstanding, fair value of $7 million related to the non-cash equity contribution by management, and $190 million in direct acquisition costs.

In accordance with the provisions of SFAS No. 141, the total purchase price was allocated to the Company’s net tangible and identifiable intangible assets based on their estimated fair values established, in part, by an independent appraisal firm as of December 1, 2006 as set forth below. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. The preliminary allocation of the purchase price for property, plant and equipment, intangible assets and deferred income taxes was based upon valuation data at the date of the Merger and the estimates and assumptions are subject to change. These initial purchase price allocations may be adjusted in the periods following the effective date of the Merger (December 1, 2006) for changes in estimates of the fair value of assets acquired and liabilities assumed based on the results of the purchase price allocation process expected to be completed during 2007.

The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed:

Net assets acquired	$3,437
Property, plant and equipment	3,194
Intangible assets	5,760
IPR&D	2,260
Goodwill	5,293
Other assets	288
Deferred income tax liability	(1,879)
Other liabilities	(633)

Total purchase price allocation	$17,720

We accrued approximately $36 million in severance and relocation costs in purchase accounting associated with various actions initiated in connection with the Merger. The actions included a research and development design center consolidation program, a revision in our sales and marketing strategy and personnel decisions related to the joint development agreement associated with our 300mm strategy signed in December 2006 and further discussed in Note 8. These actions will be completed by December 31, 2007 and effect approximately 400 personnel.

A summary of the preliminary allocation of purchase price to tangible and identifiable intangible assets, other than goodwill, is as follows:

Property, plant and equipment:
Land	$108
Buildings and improvements	941
Machinery and equipment	2,046
Assets not yet placed in service	99

Total	$3,194

Intangible assets:
Tradenames & trademarks	$260
Customer relationships	1,270
Developed technology	4,230

Total	$5,760

As indicated in the purchase price allocation table above, approximately $2.3 billion of the purchase price was allocated for IPR&D. This amount was expensed upon the closing of the Merger, and the charge resulted in the following amounts being incurred by our operating segments: $830 million for TSPG; $760 million for NCSG and $670 million for WMSG.

Unaudited pro forma financial information

Our unaudited pro forma results of operations, assuming that the Merger occurred as of January 1, 2006, results in revenues and net loss for 2006 of $6.3 billion and $(1.2) billion, respectively. Our pro forma revenues and net loss for 2005 are $5.8 billion and $(1.4) billion, respectively, assuming the merger occurred as of January 1, 2005. This unaudited pro forma information should not be relied upon as indicative of the historical results that would have been obtained if the Merger had actually occurred at the beginning of each period presented, or of the results that may be obtained in the future. The pro forma adjustments include the effect of purchase accounting adjustments, merger expenses (including stock-based compensation charges due to the acceleration of stock options in connection with the Merger), interest expense and related tax effects.

Merger Costs

During 2006, we incurred costs associated with the Merger of $522 million. These costs consist of (i) $93 million related to the redemption of our 6.875% Notes and our 7.125% Notes (as defined in Note 4), pursuant to the terms of the Merger Agreement, (ii) $297 million in stock-based compensation expense related to the accelerated vesting of the Predecessor stock options, restricted stock units and stock appreciation rights awards, (iii) $106 million in accounting, investment banking, legal and other professional fees, and (iv) $26 million in employee compensation and payroll taxes.

(3) Other Financial Data

Statements of Operations Supplemental Information

Selling, General and Administrative

In 2002, as a result of our decision not to be the sole owner of a wafer fabrication facility in China, we recorded an $80 million provision associated with the potential obligation to reimburse the Chinese government for tax exemptions previously received. However, the acquirer of the wafer fabrication facility, Semiconductor Manufacturing International Corporation (SMIC), filed an application in January 2004 with the Chinese government to request that their exemption provided by the Chinese government to exclude imported raw materials, construction material and production equipment for VAT and duty be expanded to include our obligations related to these exemptions. In February 2004, the Chinese government accepted this application, and our liability to reimburse these incentives was reduced by $51 million, of which $54 million was recognized as a reduction of selling, general and administrative and $3 million has been recognized as income tax expense in the accompanying audited Combined and Consolidated Statements of Operations for year ended December 31, 2004.

Separation Expenses

Separation expenses represent incremental, non-recurring costs that were directly related to the Contribution and separation from Motorola and include transaction taxes, professional fees, information technology and other services. Motorola funded $30 million in separation expenses in 2004 after the Contribution, which was accounted for as a capital contribution. The separation expenses were offset by a $15 million net gain on curtailments, associated with the culmination of our employees’ participation in Motorola sponsored employee benefit plans. The Company incurred approximately $10 million and $74 million in separation expenses during the years ended December 31, 2005 and 2004, respectively.

Other Income (Expense)

The following table displays the amounts comprising interest income (expense), net in the accompanying audited Combined and Consolidated Statements of Operations:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
			2005	2004
Interest income (expense), net:
Interest expense	$(71)	$(93)	$(85)	$(51)
Interest income	13	131	91	20

	$(58)	$38	$6	$(31)

During the third quarter of 2006, we recorded a $15 million pre-tax loss in interest expense as a result of our early redemption of our Predecessor Floating Rate Notes, as defined in Note 4.

Prior to the Contribution, Motorola allocated interest expense to Freescale, which amounted to $20 million in 2004. Following the Contribution, the allocation of interest expense was discontinued as we secured borrowings from outside sources, as well as borrowings from Motorola, until the IPO and concurrent debt offering, and incurred interest expense on such borrowings. On July 21, 2004, we completed the sale of $1.25 billion of senior unsecured debt. See Note 4 for additional discussion.

Cash paid for interest was less than $1 million in the Successor Period, approximately $106 million in the Predecessor Period and $67 million and $5 million in 2005 and 2004, respectively.

The following table displays the amounts comprising other, net in the accompanying audited Combined and Consolidated Statements of Operations:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
			2005	2004
Investment impairments	$—	$—	$(8)	$(5)
Equity in losses(1)	—	(7)	(11)	(3)
Net foreign currency losses	1	1	—	(5)

	$1	$(6)	$(19)	$(13)

(1)	— Related to non-consolidated investments

Balance Sheet Supplemental Information

Short-Term Investments

Freescale and its subsidiaries invest their excess cash in a money market fund, which is a wholly owned subsidiary. The money market fund provides Freescale and its subsidiaries a mechanism to effectively and efficiently manage its free cash flow on a global basis. The money market fund does not have investments in related parties of Holdings I or their subsidiaries.

The money market fund portfolio is managed by one major outside investment management firm and includes investments in high quality (rated at least A/ A-2 by S&P or A2/ P-2 by Moody’s at purchase date) U.S. dollar-denominated debt obligations including certificates of deposit, bankers’ acceptances and fixed time deposits, government obligations, asset-backed securities and commercial paper or short-term corporate obligations. The underlying weighted average maturity of the investments was approximately 36 days and 65 days at December 31, 2006 and 2005, respectively. We value investments in the money market fund using the amortized cost method, which approximates current market value. Under this method, securities are valued at cost when purchased and thereafter a constant proportionate amortization of any discount or premium is recorded until maturity of the security. Certain investments with maturities beyond one year have been classified as short-term based on their highly liquid nature and because these securities represent the investment of cash that is available for current operations.

Inventory

Inventory consists of the following:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Work in process and raw materials	$800	441
Finished goods	388	206

	$1,188	$647

We recognized $141 million in cost of sales in the Successor Period related to the purchase accounting adjustment to inventory. As of December 31, 2006 $416 million of the inventory fair value adjustment established in purchase accounting remained, and it is anticipated to be recognized in the first quarter of 2007.

Other Current Assets

Other current assets consist of the following:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Miscellaneous receivables	$95	$120
Prepaid expenses	52	61
Deferred taxes	107	31
Derivative contracts	9	19
Assets held for sale	21	15
Other	33	31

	$317	$277

Assets held for sale were $21 million and $15 million at December 31, 2006 and 2005, respectively. The assets held for sale at December 31, 2006 consisted primarily of an aircraft owned by the Company. The assets held for sale at December 31, 2005 consisted primarily of a facility in Austin, Texas.

Property, Plant and Equipment

Property, plant and equipment, net consist of the following:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Land	$108	$48
Buildings and improvements	948	998
Machinery and equipment	2,095	1,989
Assets not yet placed in service	136	130

Total	3,287	3,165
Less accumulated depreciation and amortization	(55)	(1,130)

Property, plant and equipment,	$3,232	$2,035

Depreciation and amortization expense was $55 million for the Successor Period, $506 million for the Predecessor Period, and $617 million and $731 million for the years ended December 31, 2005 and 2004, respectively.

Included in property, plant and equipment are $51 million and $43 million of capital lease assets as of December 31, 2006 and 2005, respectively.

Investments

Investments as of December 31, 2006 consist of strategic investments. Strategic investments consist primarily of equity securities and investments in partnerships related to our strategic business initiatives. Marketable securities as of December 31, 2005 consist primarily of debt securities held in connection with the Company’s investment program. The marketable securities portfolio was liquidated in anticipation of the Merger.

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Marketable securities	$—	$1,604
Strategic Investments	12	12

	$12	$1,616

Marketable Securities

Investments in marketable securities were considered to be available-for-sale and were stated at fair value, which was based on market quotes where available or estimates by investment advisors or management, as appropriate. Adjustments to fair value of these investments were recorded as an increase or decrease in accumulated other comprehensive earnings (loss) within stockholder’s equity, except where losses were considered to be other-than-temporary, in which case the losses were recorded as a reduction to interest income. The amortized cost of debt securities in this category were adjusted for amortization of premiums and discounts to maturity computed under the effective interest method and the amortization was included in interest income. Realized gains and losses and interest and dividends on debt securities were also included in interest income. The cost of securities was based upon the specific identification method. We recorded losses of $10 million on sales of marketable securities during the Predecessor Period.

The following is a summary of our marketable securities at December 31, 2005:

	Predecessor
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government and agency	$389	$—	$(3)	$386
Corporate debt	801	—	(4)	797
Mortgage and asset-backed	363	—	(2)	361
Other	60	—	—	60

	$1,613	$—	$(9)	$1,604

Strategic Investments

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Available-for-sale securities:
Cost basis	$—	$1
Gross unrealized gains	—	—
Gross unrealized losses	—	—
Fair value	—	1
Other securities, cost	12	10
Equity method investments	—	1

	$12	$12

We recorded investment impairment charges of $8 million for the year ended December 31, 2005. These impairment charges represent other-than-temporary declines in the value of investments within our strategic investments portfolio and are included in the other, net caption of other income (expense) in the accompanying audited Combined and Consolidated Statements of Operations.

Gains on sales of investments and businesses consist of the following:

	Predecessor
	Period from January 1, 2006 to December 1, 2006	Year Ended December 31,
		2005	2004
Gains on sale of equity securities, net	$—	$—	$41
Gains on sale of business and equity method investments	1	26	—

	$1	$26	$41

In the third quarter of 2005, we sold the assets related to our timing solutions business resulting in a gain of $26 million for the year ended December 31, 2005. The assets sold consisted of inventory, fixed assets, rights under certain patents related to the timing solutions product line and certain other contractual rights.

In the first quarter of 2004, all of Freescale’s Series D convertible preference shares in SMIC were converted to 1.7 billion shares of common stock in connection with the IPO of SMIC. Freescale sold 297 million shares of SMIC common stock in the IPO for $100 million in net proceeds, resulting in a $41 million gain. The 1.4 billion remaining shares of SMIC common stock were subject to restrictions on transfer that were released over an eighteen-month period, ending in September 2005. Warrants held by Freescale for SMIC stock expired unexercised at the date of the SMIC IPO. Freescale’s investment in SMIC common stock was classified as available-for-sale as of April 3, 2004. The SMIC common stock and certain other investments, with aggregate carrying values of $464 million, historically part of the semiconductor operations, were not among the net assets contributed to Freescale by Motorola.

Goodwill

The following table displays a roll-forward of the carrying amount of goodwill from January 1, 2005 to December 31, 2006, by business segment:

	Predecessor					Successor
	January 1, 2005	Activity	December 31, 2005	Activity	December 1, 2006	December 31, 2006
Segment
Transportation and Standard Products	$14	$—	$14	$—	$14	$2,858
Networking and Computing Systems	182	6	188	—	188	1,482
Wireless and Mobile Solutions	2	26	28	—	28	953
Other	24	(1)	23	—	23	—

	$222	$31	$253	$—	$253	$5,293

There was no activity in the Successor Period other than the goodwill resulting from the Merger. The activity during 2005 includes additions due to acquisitions, reductions due to sales of businesses and the impact of foreign currency translation. During the year ended December 31, 2005, we acquired the majority of the assets of two businesses and the common stock of another. As a result of these acquisitions, we recorded $35 million in goodwill and $20 million in intangible assets in connection with the preliminary purchase price allocations of each acquisition. We also recorded $10 million in in-process research and development costs to the research and development expense category in our audited Combined and Consolidated Statements of Operations. All three of these acquisitions were accounted for as purchase business combinations and the results of the operations of these businesses are included in the audited Combined and Consolidated Statements of Operations from their dates of acquisition. Pro forma information has not been presented, as it would not be materially different from amounts reported.

Intangible Assets

Amortized intangible assets were composed of the following:

	Successor		Predecessor
	December 31, 2006		December 31, 2005
	Unamortized Cost	Accumulated Amortization	Unamortized Cost	Accumulated Amortization
Developed technology	$4,230	$86	$34	$8
Customer relationships	1,270	18	5	2
Trademarks & tradenames	260	2	2	1

	$5,760	$106	$41	$11

In connection with the Contribution, assets were recorded by Freescale using Motorola’s historical cost basis in those assets. With regard to intangible assets, this accounting resulted in Freescale recognizing Motorola’s net book value of such assets as Freescale’s initial book value. The calculation did not change the net book value or amortizable lives of the intangible assets and had no impact on amortization expense. Amortization expense is estimated to be $1,382 million in 2007, $1,354 million in 2008, $1,017 million in 2009, $884 million in 2010 and $1,017 million in 2011 and thereafter.

Other Assets

Other assets, net consist of the following:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Deferred income taxes	$60	$55
Income tax receivable	54	37
Trade receivables	113	33
Debt issuance costs	266	35
Pension plan assets	26	17
Asia land leases	21	17
Fair value of interest rate swap	4	—
Other	137	213
Accumulated amortization	(3)	(51)

	$678	$356

Accrued Liabilities

Accrued liabilities consist of the following:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Compensation	$301	$304
Taxes other than income taxes	71	62
Deferred revenue	26	59
Income tax payable	16	36
Interest payable	68	34
Environmental liability	6	5
Accrued technology cost	35	54
Stock-based compensation	46	15
Other	147	76

	$716	$645

Other Liabilities

Other liabilities consist of the following:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Retiree healthcare obligation	$206	$119
Environmental liability	41	40
Pension obligations	58	41
Deferred revenue	1	13
Other	84	55

	$390	$268

Accumulated Other Comprehensive (Loss) Income

The following table provides the components of accumulated other comprehensive income (loss):

	Minimum Pension Liability	Unrealized Gain (Loss) on Investments	Unrealized Gain (Loss) on Derivatives	Foreign Currency Translation	Total
Predecessor:
Balance at January 1, 2005	$—	$—	$—	$59	$59
Current year net change	(1)	(11)	—	(79)	(91)
Reclassification into earnings	—	2	—	—	2

Balance at December 31, 2005	(1)	(9)	—	(20)	(30)
Current period net change	—	—	1	56	56
Reclassification into earnings	—	9	—	—	10

Balance at December 1, 2006	$(1)	$—	$1	$36	$36

Successor:
Current period net change	$—	$—	$5	$1	$6
Reclassification into earnings	—	—	—	—	—

Balance at December 31, 2006	$—	$—	$5	$1	$6

(4) Debt

Our debt at December 31, 2006 and 2005 consisted of the following:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Term loan	$3,500	$—
Floating rate notes due 2014	500	—
9.125%/9.875% PIK-election notes due 2014	1,500	—
8.875% notes due 2014	2,350	—
Subordinated 10.125% notes due 2016	1,600	—
Floating rate notes due 2009	—	400
6.875% notes due 2011	—	342
7.125% notes due 2014	—	488

	9,450	1,230
Less: current maturities	(35)	—

Total long-term debt	$9,415	$1,230

On December 1, 2006, in connection with the Merger, we completed a private placement of $500 million aggregate principal amount of Senior Floating Rate Notes due 2014, $1,500 million aggregate principal amount of 9 1/8% / 9 7/8% Senior PIK-Election Notes due 2014, $2,350 million aggregate principal amount of 8 7/8% Senior Fixed Rate Notes due 2014 (collectively, the “Senior Notes”) and $1,600 million aggregate principal amount of 10 1/8 Senior Subordinated Notes due 2016 (the “Senior Subordinated Notes”). We also entered into a new senior, secured credit facility under which we borrowed $3.5 billion at closing (the “Senior Secured Credit Facilities”).

Our short-term debt primarily consists of notes payable with various banks for working capital requirements. Outstanding short-term debt (excluding current maturities of long-term debt) was $39 million and $2 million as of December 31, 2006 and 2005, respectively.

Successor

Senior Secured Credit Facilities

On December 1, 2006, we entered into new senior credit facilities (“Credit Facilities”) to fund a portion of the Merger, as well as costs associated with the Merger. The Credit Facilities include (i) a seven-year, $3.5 billion term loan, including letters of credit and swing line loan sub-facilities (“Term Loan”), and (ii) a six-year revolving credit facility with a committed capacity of $750 million (“Revolver”). The Term Loan will mature on December 1, 2013. The Revolver will be available through December 1, 2012, at which time all outstanding principal amounts under the Revolver will be due and payable. We may, subject to customary conditions, request an increase in the amount available under the Credit Facilities of up to an additional $1 billion for a total commitment of up to $5.25 billion. Borrowings under the Credit Facilities may be used for working capital purposes, capital expenditures, investments, share repurchases, acquisitions and other general corporate purposes. At December 31, 2006, $3.5 billion was outstanding under the Term Loan, and there were no borrowings outstanding under the Revolver.

The Term Loan and Revolver bear interest, at our option, at a rate equal to a margin over either (i) a base rate equal to the higher of either (a) the prime rate of Citibank, N.A. or (b) the federal funds rate, plus one-half of 1%; or, (ii) a LIBOR rate based on the cost of funds for deposit in the currency of borrowing for the relevant interest period, adjusted for certain additional costs. The interest rate on our Term Loan at December 31, 2006 was 5.369%. On February 14, 2007, we entered into an amendment to our Term Loan, such that the spread over LIBOR has been reduced from 2.00% to 1.75%. The applicable margin for borrowings under the Credit Facilities may be reduced subject to our attaining certain leverage ratios. We are also required to repay a portion of the outstanding Term Loan balance in quarterly installments in aggregate annual amounts equal to 1% of the initial outstanding balance for the first six years and nine months after the Term Loan closing date, with the remaining balance due upon maturity. We are also required to pay quarterly facility commitment fees on the unutilized capacity of the Revolver at an initial rate of 0.50% per annum. The commitment fee rate may be reduced subject to our attaining certain leverage ratios. We are also required to pay customary letter of credit fees.

The obligations under the Credit Facilities are unconditionally guaranteed by each of the Parent Companies and, subject to certain exceptions, each of our material domestic wholly owned Restricted Subsidiaries, as defined in the Credit Facility agreement. As of December 31, 2006, we had no material domestic wholly owned Restricted Subsidiaries. All obligations under the Credit Facilities, and the guarantees of those obligations, are secured by substantially all the following assets of Freescale and each guarantor, subject to certain exceptions: (i) a pledge of 100% of the capital stock of Holdings V, a pledge of 100% of the capital stock of Freescale, 100% of the capital stock of each guarantor and 65% of the voting stock (and 100% of the non-voting stock) of each of our material wholly-owned foreign subsidiaries, in each case that are directly owned by Freescale or one of the guarantors; and (ii) a security interest in, and mortgages on, substantially all tangible and intangible assets of Freescale and each guarantor (other than, at our election, a foreign subsidiary guarantor). In addition, in the event that we (i) transfer foreign subsidiaries to, or form new foreign subsidiaries under, Holdings III or another foreign entity (but not any entity directly or indirectly owned by a U.S. entity) or (ii) transfer assets to such foreign subsidiaries, we will be required to pledge 100% of the voting stock of those wholly owned foreign subsidiaries so transferred or formed, and such foreign subsidiaries would be required to guarantee our obligations under the senior secured credit agreement.

There are prepayment requirements under our Credit Facilities in certain circumstances and subject to certain exceptions. These potential prepayment requirements include (i) 50% of our annual excess cash flow, subject to an incremental, full step-down based on our attaining certain leverage ratios; (ii) 100% of net cash proceeds of all nonordinary course assets sales or other dispositions by Holdings III and its restricted subsidiaries if we do not reinvest those net cash proceeds in our business; and (iii) 100% of the net proceeds of any issuance or incurrence of debt by Holdings III or any of its restricted subsidiaries, other than debt permitted under our Credit Facility. The foregoing mandatory prepayments will be applied to scheduled installments of the term loan facility in direct order of maturity.

In connection with the issuance of the Term Loan, we also entered into interest rate swap contracts with various counterparties as a hedge of the variable cash flows of the Term Loan. Under the terms of the interest rate swap contracts, we have converted some of the variable interest rate debt to fixed interest rate debt. See Note 5 for additional discussion.

Senior Notes

On December 1, 2006, we issued $4.35 billion aggregate principal amount of senior unsecured debt securities (“Senior Notes”) in order to fund a portion of the Merger, as well as costs associated with the Merger. Included in the issuance were: (i) a series of floating rate notes due 2014 with an aggregate principal amount of $500 million (“Floating Rate Notes”); (ii) a series of 9.125%/9.875% PIK-election notes due 2014 with an aggregate principal amount of $1,500 million (“Toggle Notes”); and, (iii) a series of 8.875% notes due 2014 with an aggregate principal amount of $2,350 (“Fixed Rate Notes”). The Floating Rate Notes bear interest at a rate, reset quarterly, equal to three-month LIBOR (which was 5.37% on December 31, 2006) plus 3.875% per annum, which is payable quarterly in arrears on every March 15, June 15, September 15 and December 15 commencing March 15, 2007. The Fixed Rate Notes bear interest at 8.875% per annum, which is payable semi-annually in arrears on every June 15 and December 15 commencing June 15, 2007. Interest on the Toggle Notes is payable semi-annually in arrears on every June 15 and December 15 commencing June 15, 2007. For any interest period through December 15, 2011, we may elect to pay interest on the Toggle Notes in cash, by increasing the principal amount of the Toggle Notes or an evenly split combination of the foregoing. Interest payable in cash will accrue at a rate equal to 9.125% per annum, and interest payable by increasing the principal amount of the Toggle Notes will accrue at the cash interest rate plus 0.75% per annum. After December 15, 2011, we must pay all interest payments on the Toggle Notes in cash, and they will be treated as having been issued with original issue discount for federal income tax purposes. The Senior Notes will mature concurrently on December 15, 2014.

Relative to our overall indebtedness, the Senior Notes, in right of payment, rank (i) equal to all senior, unsecured indebtedness (ii) senior to all subordinated indebtedness (including the senior subordinated notes referenced hereafter), and (iii) junior to all secured indebtedness (including the aforementioned Credit Facility and Term Loan), to the extent of the assets securing that indebtedness. The Senior Notes are guaranteed, joint and severally, by the Parent Companies with a guarantee that ranks equal in the right of payment to all of the senior indebtedness of each parent guarantor. In the future, each of our wholly-owned subsidiaries that guarantee indebtedness under the Credit Facility and/or the Term Loan will also guarantee the Senior Notes to the extent of the guarantee under the former.

We may redeem, in whole or in part, the Floating Rate Notes at any time prior to December 15, 2008, and the Toggle Notes and the Fixed Rate Notes at any time prior to December 15, 2010, in each case at a redemption price equal to 100% of the related notes’ principal balance, plus accrued and unpaid interest, if any, plus the Applicable Premium, as defined in the Indenture Agreement. We may also redeem, in whole or in part, the Floating Rate Notes at any time on or after December 15, 2008, and the Toggle Notes and Fixed Rate Notes at any time on or after December 15, 2010. In each case, the redemption price equals a fixed percentage of the related notes’ principal balance ranging from 100% to 104.6%, depending upon the series of notes redeemed and the redemption date, plus accrued and unpaid interest. In addition we may redeem up to 35% of the outstanding Senior Notes with the net proceeds of one or more equity offerings until December 15, 2008 for the Floating Rate Notes and until December 15, 2009 for the Toggle Notes and the Fixed Rate Notes.

Senior Subordinated Notes

On December 1, 2006, we issued a series of fixed rate notes due 2016 with an aggregate principal amount of $1.60 billion (“Senior Subordinated Notes,” and, together with the Senior Notes, the “Notes”) in order to fund a portion of the Merger. The Senior Subordinated Notes bear interest at a rate equal to 10.125% per annum, which is payable semi-annually in arrears on every June 15 and December 15 commencing June 15, 2007. The Senior Subordinated Notes will mature on December 15, 2016.

The Senior Subordinated Notes rank junior in right of payment to our senior indebtedness, including indebtedness under the aforementioned Credit Facility, Term Loan and Senior Notes. The Senior Notes are guaranteed, joint and severally, by the Parent Companies with a guarantee that ranks junior in right of payment to all of the senior indebtedness of each parent guarantor. In the future, each of our wholly-owned subsidiaries that guarantee indebtedness under the Credit Facility and/or the Term Loan will also guarantee the Senior Subordinated Notes.

We may redeem, in whole or in part, the Senior Subordinated Notes at any time prior to December 15, 2011 at a redemption price equal to 100% of the notes’ principal balance, plus accrued and unpaid interest, if any, plus the Applicable Premium, as defined in the Indenture Agreement. We may also redeem, in whole or in part, the Senior Subordinated Notes at any time on or after December 15, 2011. The redemption price is at a fixed percentage of the notes’ principal balance ranging from 100% to 105.1%, depending upon the redemption date, plus accrued and unpaid interest. In addition, we may redeem up to 35% of the outstanding Senior Subordinated Notes with the net proceeds of one or more equity offerings until December 15, 2009.

In connection with the issuance of the Notes and new Credit Facilities, we incurred $266 million in debt issuance costs. These costs are recorded in other assets.

Covenant Compliance

The Credit Facilities and Notes have restrictive covenants that limit our ability to, among other things, incur or guarantee additional indebtedness or issue preferred stock; pay dividends and make other restricted payments; incur restrictions on the payment of dividends or other distributions from our restricted subsidiaries; create or incur certain liens; make certain investments; transfer or sell assets; engage in transactions with affiliates; and, merge or consolidate with other companies or transfer all or substantially all of our assets. Under the Credit Facilities, we must comply with conditions precedent that must be satisfied prior to any borrowing, as well as ongoing compliance with specified affirmative and negative covenants, including covenants relating to maintenance of specified financial ratios. The Credit Facilities and Notes also provide for customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants and cross-faults or cross-escalation provisions. We were in compliance with these covenants as of December 31, 2006.

Credit Ratings

In December 2006, in conjunction with the issuance of the Senior Notes and Senior Subordinated Notes, we received initial corporate credit ratings from Standard & Poor’s and Moody’s of BB- and Ba3, respectively.

Other Indebtedness

During the third quarter of 2006, a foreign subsidiary of ours borrowed $38 million under a revolving loan agreement to repay an intercompany loan. The term of the loan is one year and is extended by one year automatically on every anniversary of the original execution date (June 1, 2002). The interest rate on the loan is based on the one-month Tokyo Interbank Offered rate (TIBOR) plus a spread, which was 0.59% as of December 31, 2006. As of December 31, 2006, $39 million was outstanding under the loan.

At December 31, 2006 and 2005, the fair value of our long-term debt was approximately $9.4 billion and $1.31 billion, respectively, which has been determined based upon quoted market prices. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily the amount which could be realized in a current market exchange.

We are required to make debt service payments under the terms of our debt agreements. Future obligated debt payments for each of the five years subsequent to December 31, 2006 are $74 million, $35 million, $35 million, $35 million and $35 million, respectively, and $9,275 million thereafter.

Predecessor

Revolving Credit Agreement

During the first quarter of 2006, we entered into an unsecured senior revolving credit facility with a committed capacity of $500 million (including a letter of credit and swing line loan sub-facilities) (“Predecessor Credit Agreement”). The Company cancelled the Predecessor Credit Agreement in connection with the closing of the Merger on December 1, 2006, at which time there were no outstanding borrowings. The Company incurred a non-cash charge of $1 million in Merger expenses in the accompanying audited Combined and Consolidated Statements of Operations associated with the recognition of unamortized debt issuance costs related to the cancellation.

Senior Notes

2006 Issuances and Repayments. In connection with the Merger, we redeemed our outstanding (i) $350 million aggregate principal amount of 6.875% senior notes maturing in 2011 (“6.875% Notes”) and (ii) $500 million aggregate principal amount of 7.125% senior notes maturing in 2014 (“7.125% Notes”). The redemption occurred on December 1, 2006 at a redemption price equal to (i) 105% of the principal amount of the 6.875% Notes and (ii) 108% of the principal amount of the 7.125% Notes, plus accrued and unpaid interest up to, but not including, the redemption date. Interest on the redeemed 6.875% Notes and the redeemed 7.125% Notes ceased to accrue on the redemption date, and the only remaining right of the holders after the redemption date is to receive the redemption price. We incurred charges of $93 million to Merger expenses in the accompanying audited Combined and Consolidated Statements of Operations in connection with the redemption, including call premiums of $57 million and non-cash charges associated with the recognition of unamortized debt issue costs and unamortized interest rate swap settlement balances of $18 million and $18 million, respectively. Funds from our short-term investment portfolio were used to finance the $850 million early retirement of debt and the $57 million cost associated with the call premiums.

During the second quarter of 2006, we announced the redemption of its $400 million aggregate principal amount of floating rate notes due 2009 (“Predecessor Floating Rate Notes”). The redemption took place on July 17, 2006 at a redemption price equal to 102% of the principal amount of the Predecessor Floating Rate Notes, plus accrued and unpaid interest up to, but not including, the redemption date. Interest on the Predecessor Floating Rate Notes ceased to accrue on the redemption date, and the only remaining right of the holders after the redemption date is to receive the redemption price. We incurred a charge of $15 million to Interest expense in the third quarter of 2006 in connection with the redemption, $7 million of which is a non-cash charge associated with the recognition of unamortized debt issuance costs. Funds from the short-term investment portfolio were used to finance the $400 million early redemption and the $8 million cost associated with the call premium.

During the fourth quarter of 2005, we settled interest rate swap contracts related to the Predecessor Floating Rate Notes at a cost of $21 million. The amounts paid were reflected as additions to the respective notes’ balances and were being amortized to Interest expense over the term of the respective notes. When the notes were redeemed in December 2006, the amortization was accelerated and the remaining settled swap balances were fully expensed to Merger expenses in the accompanying audited Combined and Consolidated Statements of Operations.

(5) Risk Management

Foreign Currency Risk

In connection with the Contribution, we initiated our own cash management process to provide financing for its operations, including: (1) cash deposits; (2) cash disbursements; (3) intercompany borrowings; (4) and borrowings from Motorola and other third parties. Prior to the Distribution, all of Freescale’s hedge transactions were executed by Motorola and were subject to the transition services agreement.

As a multinational company, our transactions are denominated in a variety of currencies. We have implemented a foreign exchange management process to manage currency risks resulting from transactions in currencies other than the functional currency of its subsidiaries. We use financial instruments to hedge, thereby attempting to reduce our overall exposure to the effects of currency fluctuations on cash flows. Our policy is not to speculate in financial instruments for profit on the exchange rate price fluctuation, trade in currencies for which there are no underlying exposures, or enter into trades for any currency to intentionally increase the underlying exposure. We intend to use hedge instruments that are effective at reducing the risk associated with the exposure being hedged and these instruments must be designated as a hedge at the inception of the contract. Accordingly, changes in market values of hedge instruments must be highly correlated with changes in market values of underlying hedged items both at inception of the hedge and over the life of the hedge contract.

Our strategy in foreign exchange exposure issues is to offset the gains or losses of the financial instruments against losses or gains on the underlying operational cash flows or investments based on management’s assessment of risk. Almost all of our non-functional currency receivables and payables, which are denominated in major currencies that can be traded on open markets, are hedged. We use forward contracts and options to hedge these currency exposures. In addition, we hedge some firmly committed transactions, and expect that we may hedge some forecasted transactions and investments in foreign subsidiaries in the future. A portion of our exposure is from currencies that are not traded in liquid markets, such as those in Latin America and Asia, and these are addressed, to the extent reasonably possible, through managing net asset positions, product pricing, and component sourcing.

At December 31, 2006 and 2005, we had net outstanding foreign exchange contracts not designated as accounting hedges with notional amounts totaling approximately $555 million and $312 million, respectively, which are accounted for at fair value. The fair value of the contracts was a net unrealized gain of $2 million and $16 million at December 31, 2006 and 2005, respectively. Management believes that these financial instruments should not subject us to undue risk due to foreign exchange movements because gains and losses on these contracts should offset losses and gains on the assets, liabilities, and transactions being hedged. The following table shows, in millions of United States dollars, the notional amounts of the most significant net foreign exchange hedge positions as of December 31, 2006 and 2005:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Euro	$101	$84
Danish Kroner	$(290)	$(77)
British Pound	$52	$(58)
Malaysian Ringgit	$20	$33
Japanese Yen	$(31)	$(17)
Israeli Shekel	$31	$14

Fair Value Hedges

At December 31, 2006, we had fair value hedges with an aggregate notional amount of $8 million and a fair value amount of less than $1 million.

Cash Flow Hedges

At December 31, 2006, we had foreign currency exchange contracts designated as cash flow hedges with an aggregate notional amount of $81 million and a fair value amount of $3 million.

Commodity Price Risk

During the second quarter of 2006, we instituted a gold hedging program which incorporates the use of financial derivative instruments to hedge our exposure to material increases in gold wire prices caused by changes in the spot price of gold bullion. At December 31, 2006, the estimated gross fair value associated with our outstanding gold wire hedge contracts was less than $1 million, and the forward contracts entered into had a notional amount of 12,000 Toz.

Interest Rate Risk

We use interest rate swap agreements to assist in managing the floating rate portion of our debt portfolio. In December 2006, we entered into interest rate swap agreements with a notional amount of $800 million to hedge a portion of our $4.0 billion floating rate debt. The interest rate swap agreements expire in December 2009. An interest rate swap is a contractual agreement to exchange payments based on underlying interest rates. We are required to pay the counterparty a stream of fixed interest payments at an average rate of 4.79%, and in turn, receives variable interest payments based on 3-month LIBOR (5.37% at December 31, 2006) from the counterparties. The net receipts or payments from the interest rate swap agreements are recorded in interest expense. The interest rate swap agreements are designated and qualify as a cash flow hedge under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. As such, the interest rate swap agreements are accounted for as an asset or a liability in the audited Consolidated Balance Sheet at fair value. The fair value of our interest rate swap agreements was estimated based on current settlement prices and quoted market prices of comparable contracts and represents their carrying values. For the Successor Period we recorded an unrealized after-tax gain of $3 million in other comprehensive income (loss) related to the change in market value on the interest rate swap agreements. The market value of the interest rate swap agreements recorded in other comprehensive income (loss) may be recognized in the Combined and Consolidated Statements of Operations if certain terms of the Term Loan change, if the Term Loan is extinguished or if the interest rate swap agreements are terminated prior to maturity.

(6) Employee Benefit and Incentive Plans

Stock and Equity-based Compensation

Prior to the closing of the Merger, Freescale had several stock-based employee compensation plans. Freescale provided an employee stock purchase plan (“ESPP”) and made awards of stock options and RSUs. Prior to January 1, 2006, the Company accounted for awards granted under those plans using the intrinsic value method of expense recognition, which follows the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”) and related interpretations. Compensation cost, if any, was recorded based on the excess of the quoted market price at grant date over the amount an employee must pay to acquire the stock. Under the provisions of APB Opinion No. 25, there was no compensation expense resulting from the issuance of the stock options as the exercise price was equivalent to the fair market value at the date of grant.

Effective January 1, 2006, we adopted the fair value recognition provisions of FASB SFAS No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”). We have elected the modified prospective transition method as permitted by SFAS No. 123(R) and, accordingly, prior periods have not been restated to reflect the impact of SFAS No. 123(R). Under this transition method, compensation cost recognized for the Predecessor Period and the Successor Period (as applicable) includes: (i) compensation cost for all stock-based payments granted prior to, but not yet vested as of January 1, 2006 (based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123 and previously presented in the pro forma footnote disclosures), and (ii) compensation cost for all stock and equity-based payments granted subsequent to January 1, 2006 (based on the grant-date fair value estimated in accordance with the new provisions of SFAS No. 123(R)).

The estimated value of our stock and equity-based awards (including non-qualified stock options and Predecessor stock options, RSUs and ESPP shares), less expected forfeitures, is amortized over the awards’ respective vesting period on a straight-line basis. As a result of adopting SFAS No. 123(R), earnings before income taxes and cumulative effect of accounting change was reduced by $135 million and $3 million, and net earnings was reduced by $123 million and $3 million, for the Predecessor Period and Successor Period, respectively. The implementation of SFAS No. 123(R) had a $22 million impact on cash flows from financing and operating activities during the Predecessor Period for excess tax benefits recognized in association with stock option exercises and RSU vesting in certain foreign locations.

Our actual and pro forma stock-based compensation expense is presented below:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
			2005	2004
Included in reported operating earnings:
Cost of sales	$—	$33	$14	$8
Selling, general and administrative	3	47	19	11
Research and development	—	46	18	6
Merger and separation expenses	—	297	—	—

Total	3	423	51	25

Incremental pro forma:
Cost of sales	—	—	20	18
Selling, general and administrative	—	—	29	22
Research and development	—	—	30	30

Total	—	—	79	70

Actual/pro forma stock-based employee compensation expense	$3	$423	$130	$95

The Predecessor pro forma amounts above include the impact of recognizing compensation expense related to stock options and the “look-back” option pursuant to the employee stock purchase plan.

Upon adoption of SFAS No. 123(R), a one-time, non-cash benefit of approximately $7 million for estimated future forfeitures of unvested restricted stock previously expensed was recorded in the audited Combined and Consolidated Statements of Operations in the first quarter of 2006 as a cumulative effect of accounting change, net of tax. Pursuant to APB Opinion No. 25, stock-based compensation expense was not reduced for estimated future forfeitures, but instead was reversed upon actual forfeiture.

Successor

We participate in Freescale Holdings L.P. and Holdings I stock-based compensation plans whereby our officers and key employees may be granted stock options, restricted stock units, profit interests, other stock-based awards and/or performance-related awards, including cash bonuses. Our employees make up all of the participants in the plans; thus, amounts related to Holdings I share based compensation have been included in the disclosures below. Additionally, these equity awards are settled with shares of Holdings I common stock with an appropriate allocation of expense to us attributable to our employees with an offset to additional paid-in capital as the awards vest.

Stock and Equity-based Compensation Plans

Non-qualified and Rollover Options

In connection with the Merger, Holdings I adopted a new stock-based compensation plan (“2006 Management Incentive Plan”), which authorizes stock-based awards to be granted to management and key employees for up to 31.2 million shares of Holdings I common stock. On December 1, 2006 (“Grant Date”), approximately 10.9 million non-qualified stock options (“Options”), with an exercise price of $7.00 per share, were issued to members of management. The Options vest 25 percent on each of the first, second, third and fourth anniversaries of the Grant Date. The Options are subject to the terms and conditions of the Investors Agreement dated December 1, 2006. There were no grants, exercises, forfeitures or cancellations of Options during the period of December 2, 2006 to December 31, 2006. At December 31, 2006, we had approximately $38 million in expense, net of expected forfeitures, that will be recognized over a period of four years in additional paid-in capital.

The fair value of the Options was estimated on the Grant Date using the Black-Scholes option pricing method. The assumptions used in the model are outlined in the following table:

Successor
Period from December 2 through December 31, 2006
Weighted average grant date fair value per share	$4.01
Weighted average assumptions used:
Expected volatility	55.0%
Expected lives (in years)	6.25
Risk free interest rate	4.4%
Expected dividend yield	—%

The computation of the expected volatility assumptions used in the Black-Scholes calculations for grants was based on historical volatilities and implied volatilities of peer companies. We utilized the volatilities of peer companies due to its lack of extensive history. When establishing its expected life assumptions, we used the “simplified” method prescribed in Staff Accounting Bulletin No. 107, “Shared-Based Payment,” for companies that do not have adequate historical data.

Class B Interests

In connection with the Merger, Freescale Holdings L.P. adopted a new equity-based management compensation plan (“2006 Interest Plan”), which authorizes equity-based awards to be granted to our key members of management for up to 344 thousand Class B interests in Freescale Holdings L.P. (“Class B Interests”). On the Grant Date, approximately 344 thousand unvested Class B Interests were issued to 13 individuals; thereby making those individuals parties to the Amended and Restated Agreement of Limited Partnership of Freescale Holdings L.P. (“Limited Partnership Agreement”). Under the provisions of the Limited Partnership Agreement, the Class B Interests will participate in any increase in the equity of the partnership subsequent to the initial contribution. The Class B Interests awards vest 25 percent on each of the first, second, third and fourth anniversaries of the Grant Date. The Class B Interests are subject to the terms, conditions, and restrictions of the Limited Partnership Agreement and the Investors Agreement dated December 1, 2006. There was no change in the number of Class B Interests outstanding as of December 31, 2006. At December 31, 2006, we had approximately $114 million in expense related to Class B Interests, net of expected forfeitures, that will be recognized in additional paid-in capital over a period of four years.

The fair value of the Class B Interests was estimated on the Grant Date using the Black-Scholes option pricing method. The assumptions used in the model are outlined in the following table:

Successor
Period from December 2 through December 31, 2006
Weighted average grant date fair value per Class B Interest	$497.00
Weighted average assumptions used:
Expected volatility	53.0%
Expected lives (in years)	5.00
Risk free interest rate	4.4%
Expected dividend yield	—%

The computation of the expected volatility assumptions used in the Black-Scholes calculations for grants were based on historical volatilities and implied volatilities of peer companies. We utilized the volatilities of peer companies due to its lack of extensive history. When establishing its expected life assumptions, we used the “simplified” method prescribed in Staff Accounting Bulletin No. 107, “Shared-Based Payment,” for companies that do not have adequate historical data.

Other

In connection with the Merger, certain Predecessor fully-vested stock options and partially vested RSUs were exchanged for similar cash-settled liability awards. In accordance with SFAS No. 123(R), we reclassified these previously equity classified awards to accrued liabilities based on their December 1, 2006 market value. The cash-settled liability awards exchanged for Predecessor RSUs will continue to vest through the second anniversary of their original grant date. The aggregate market value of these awards was approximately $46 million as of December 31, 2006.

Predecessor

Stock-based Compensation Plans

On June 18, 2004, we adopted the 2004 Omnibus Incentive Plan (the “2004 Omnibus Plan”). The 2004 Omnibus Plan permitted stock option grants, annual management incentive awards, stock grants, restricted stock grants, RSU grants, performance stock grants, performance cash awards, SARs, and cash awards. The aggregate number of shares of the Company’s Class A common stock that could be issued under the 2004 Omnibus Plan was not to exceed 48 million.

Prior to the Distribution, compensation expense, if any, relating to Motorola options and RSUs held by our employees was allocated by Motorola to Freescale on a specific employee basis. At the Distribution, all unvested options outstanding under Motorola’s stock-based compensation plans that were held by our employees were converted to options to acquire Class A common stock of Freescale. The conversion rate was based on a formula that maintained the intrinsic value of the original unvested portion of the Motorola grant and maintained the fair value of the grant before and after the conversion. As a result, under this formula, using the average closing prices at the Distribution Date of Motorola and Freescale shares of stock, we issued a total of approximately 23 million unvested Freescale stock options at an average exercise price of $9.91 per share. These issuances maintained the original fair value calculated at their original grant date from Motorola. Any related compensation expense (or pro forma compensation expense) continued to be recognized (or disclosed) over the remaining employee service period until the closing of the Merger, at which time vesting was accelerated and all compensation expense was fully recognized.

All unvested Motorola restricted stock units held by our employees on the date of Distribution were cancelled and reissued as restricted stock units for Class A common stock of the Company. A total of approximately 350 thousand restricted stock units at $17.93 were issued at the Distribution Date. The compensation expense related to these reissued restricted stock units continued to be recognized (or disclosed) over the remaining employee service period until the closing of the Merger, at which time vesting was accelerated and all compensation expense was fully recognized.

On April 29, 2005, we adopted the Omnibus Incentive Plan of 2005 (the “2005 Omnibus Plan”). Upon adoption of the 2005 plan, we ceased making grants under the 2004 Omnibus Plan, except for awards made from expired, forfeited or cancelled shares.

The 2005 Omnibus Plan permits grants of stock options, SARs, restricted stock, RSUs, performance stock, performance RSUs, performance cash awards, annual management incentive awards and other stock or cash awards. The aggregate number of shares of Freescale Class A common stock that could be issued under the 2005 Omnibus Plan was not to exceed 30 million. The number of shares that could be issued under the 2005 Omnibus Plan for awards other than stock options or SARs was not to exceed 20 million. On December 1, 2006, the effective date of the Merger, we ceased making grants under the 2005 Omnibus Plan.

Stock Options

The exercise price of each stock option granted under our 2005 Omnibus Plan equaled 100% of the market value of the common stock on the date of grant. The majority of the options had a contractual life of seven years and vested ratably over four years from the date of grant. Stock options granted under the former 2004 Omnibus Plan had the same characteristics as the 2005 Omnibus Plan, with the exception that the shares vested ratably over a period of three as opposed to four years from the date of grant, and they had a contractual life of ten years as opposed to seven. The exercise of stock options was satisfied with shares of Treasury stock to the extent available. Any compensation expense was recognized on a straight-line basis over the employee service period until the closing of the Merger, at which time vesting was accelerated and all compensation expense was fully recognized.

The fair value of each option granted prior to the closing of the Merger was estimated on the date of grant using the Black-Scholes option pricing method. The weighted average assumptions used in the model are outlined in the following table:

	Predecessor
	Period from January 1 through December 1, 2006	Year Ended December 31,
		2005	2004
Weighted average grant date fair value per share	$13.31	$10.80	$7.42
Weighted average assumptions used:
Expected volatility	44.0%	62.0%	64.0%
Expected lives (in years)	4.90	5.00	5.00
Risk free interest rate	4.9%	3.9%	3.5%
Expected dividend yield	—%	—%	—%

A summary of changes in stock options outstanding during the Predecessor Period is presented below:

	Predecessor
	Stock Options	Wtd. Avg. exercise price per share	Wtd. Avg. Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at January 1, 2006	31,567	$13	7	$383
Granted	1,708	$30
Terminated, cancelled or expired	(2,880)	$18
Exercised	(8,667)	$12
Paid out at Merger closing	(21,728)	$14

Balance at December 1, 2006	—	$—	—	$—

The total intrinsic value of options exercised during the Predecessor Period, 2005 and 2004 was approximately $179 million, $87 million and $5 million, respectively. The total intrinsic value of options that were paid for in conjunction with the closing of the Merger was approximately $559 million. We recorded in Merger and separation expenses a non-cash charge for stock compensation expense of approximately $81 million in the Predecessor Period as a result of the acceleration of vesting of all options in connection with the Merger. Cash received from stock option exercises was approximately $102 million during the Predecessor Period.

Restricted Stock Units

RSU grants were rights to shares of Freescale Class A common stock. The grants were restricted and therefore subject to substantial risk of forfeiture and to restrictions on sale or other transfer by the employee. RSUs were converted to shares of Class A common stock upon vesting on a one-for-one basis. The RSUs vested ratably over a four-year period and were not entitled to dividends or voting rights, if any, until they were vested. The cost of the RSU awards was determined using the fair value of Freescale Class A common stock on the date of grant, net of expected forfeitures, and compensation expense was recognized on a straight-line basis over the employee service period until the closing of the Merger, at which time vesting was accelerated and all compensation expense was fully recognized.

During the second quarter of 2006, we granted performance-based RSUs to certain employees under the 2005 Omnibus Plan. The number of RSUs that could be earned pursuant to such awards ranged from none to twice the number of target RSUs established at the grant date based upon achievement of specified levels of our 2006 Net sales. The performance RSUs, to the extent earned, vested over a two-year service period until the closing of the Merger, at which time vesting was accelerated and all compensation expense was fully recognized. All other terms and restrictions were generally consistent with other RSUs granted by the Company.

All unvested Motorola RSUs held by our employees on the date of Distribution were cancelled and reissued as RSUs for Class A common stock of Freescale. A total of approximately 350 thousand RSUs were issued at $17.93 per share at the Distribution Date. The compensation expense related to these RSUs continued to be recognized over the remaining employee service period until the closing of the Merger, at which time vesting was accelerated and all compensation expense was fully recognized. A summary of changes in RSUs outstanding during the Predecessor Period is presented below:

	Predecessor
	Stock Options	Wtd. Avg. exercise price per share	Wtd. Avg. Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Non-vested RSU balance at January 1, 2006	10,871	$17	2	$274
Granted	4,879	$31
Vested	(14,771)	$18
Terminated, cancelled or expired	(979)	$19

Non-vested RSU balance at December 1, 2006	—	$—	—	$—

The total intrinsic value of restricted stock vested during the Predecessor Period and 2005 was approximately $76 million and $39 million, respectively. No restricted stock vested during 2004. We recorded in Merger and separation expenses a non-cash charge for stock compensation expense of approximately $216 million in the Predecessor Period as a result of the acceleration of vesting of all restricted stock in connection with the Merger.

Employee Stock Purchase Plan

We initiated an Employee Stock Purchase Plan (“ESPP”) after the Distribution. Prior to the closing of the Merger, under the ESPP, eligible participants were allowed to purchase shares of the Class A common stock through payroll deductions of up to 10% of compensation on an after-tax basis. The price an employee pays per share was 85% of the lower of the fair market value of Freescale’s Class A common stock on the close of the first trading day or last trading day of the purchase period. The ESPP had two purchase periods, the first one from February 1 through July 31 and the second one from August 1 through January 31. The issuances of Class A common stock under the ESPP were satisfied with shares of treasury stock to the extent available. The aggregate number of shares of Freescale Class A common stock that could be issued under the ESPP was not to exceed 6 million.

Compensation expense was measured as the fair value of the employees’ purchase rights during the “look-back” option period as calculated under the Black-Scholes option pricing method. The weighted average assumptions used in the model are outlined in the following table:

Predecessor
Period from January 1 through December 1, 2006
Weighted average grant date fair value per share	$2.93
Weighted average assumptions used:
Expected volatility	36.0%
Expected lives (in years)	0.50
Risk free interest rate	4.4%
Expected dividend yield	—%

We treated the ESPP as a compensatory plan and have recorded compensation expense of approximately $12 million in the Predecessor Period in accordance with SFAS No. 123(R). During the Predecessor Period, our employees purchased 2.7 million shares at a weighted-average price of $22.60 per share. Cash used to purchase these shares totaled approximately $61 million in the Predecessor Period. Pursuant to the terms of the Merger Agreement, the ESPP was terminated prior to the closing of the Merger.

Effect of Adopting SFAS No. 123(R)

The following is the effect of recognizing compensation expense related to stock options and the “look-back” option pursuant to the employee stock purchase plan in connection with the adoption of SFAS No. 123(R) as of January 1, 2006 (in millions):

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006
Stock-option compensation expense recognized:
Cost of sales	$—	$13
Selling, general and administrative	3	20
Research and development	—	21
Merger and separation expenses	—	81

Total reduction in operating earnings before income taxes and cumulative effect of accounting change	$3	$135
Income tax benefit	—	(5)
Cumulative effect of accounting change, net of income tax expense	—	(7)

Total decrease in net earnings	$3	$123

Prior Period Pro Forma Presentations

Under the modified prospective transition method, results for prior periods have not been restated to reflect the effects of implementing SFAS No. 123(R). The following pro forma information, as required by FASB SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123,” is presented for comparative purposes and illustrates the pro forma effect on Net earnings for each period presented as if the Company had applied the fair value recognition provisions of SFAS No. 123(R) to stock-based employee compensation prior to January 1, 2006:

	Predecessor
	Year Ended December 31, 2005	Year Ended December 31, 2004
Net earnings, as reported	$563	$211
Plus: stock-based employee compensation expense included in reported earnings, net of tax	46	20
Less: stock-based employee compensation expense determined under the fair-value method for all awards, net of tax
Cost of sales	(31)	(21)
Selling, general and administrative	(44)	(26)
Research and development	(44)	(29)

Net earnings, pro forma	$490	$155

Defined Contribution Plans

We have a profit sharing plan covering substantially all eligible U.S. employees (the “Plan”). The Plan provides for discretionary employer matching contributions and profit-sharing contributions. Matching contributions may be made in amounts up to a 100% match of each participant’s pre-tax contributions to the Plan not to exceed 5% of the participant’s eligible contribution. Profit sharing contributions may be made at the discretion of executive management.

Motorola and certain of its subsidiaries had profit-sharing and savings plans, principally contributory, in which all eligible employees participated prior to the Distribution, to which Motorola made matching contributions and profit-sharing contributions to these plans. Matching contributions of 3% on the first 6% of employee contributions did not depend on the Motorola’s profits. Profit-sharing contributions were generally based upon pre-tax earnings, as defined, with an adjustment for the aggregate matching contribution. In 2004, the audited Combined and Consolidated Statements of Operations include an allocation of the costs of the U.S. defined contribution plan totaling $20 million for matching contributions and $10 million for profit sharing contributions until the Distribution.

Under our defined contribution plans, matching contributions totaled $3 million in the Successor Period, $39 million in the Predecessor Period and $42 million in 2005. Profit sharing contributions totaled $2 million in 2004.

Incentive Plans

General: In conjunction with the IPO, we adopted an annual management incentive awards program under which the Company has the authority to grant management incentive awards to any of our designated executive officers or of any subsidiary. Management incentive awards will be paid out of an incentive pool equal to 5% of our consolidated Operating earnings for each calendar year. In conjunction with this awards program, Freescale established the Freescale Bonus Plan. Freescale plans to allocate an incentive pool percentage to each designated employee for each calendar year. The employee’s incentive award then will be determined by us based on the employee’s allocated portion of the incentive pool subject to adjustment in the sole discretion of us. We recognized expense of $11 million in the Successor Period, $91 million in the Predecessor Period and $152 million in 2005 related to this plan. For the year ended December 31, 2004, the Company did not recognize any expense pursuant to this plan.

The Motorola Incentive Plan (MIP) provided worldwide eligible employees with an annual payment, calculated as a percentage of an employee’s eligible earnings, in the year after the close of the current calendar year if specified business goals were met. All employees were eligible for the MIP. Freescale’s employees participated in this plan through 2004; however, subsequent to the Distribution, the plan payout was based only on the Freescale’s performance. We recognized expense of $165 million during 2004 related to this plan.

Executive: Subsequent to the IPO, we established additional incentive plans and entered into employment agreements with select senior leaders. These plans include the special incentive plan and the change in control severance plan. Prior to the Distribution, certain senior leaders also participated in the Motorola Mid-Range Incentive Plan. We recognized expense of $7 million related to these plans in 2004.

Pension Benefits

At the Distribution Date, the pension benefits for all active U.S. employees were frozen. Obligations related to retired and other vested participants as of the Distribution Date will remain the responsibility of Motorola. We did not adopt a new U.S. pension plan. Most of Freescale’s non-U.S. retirement benefit plans were frozen as of the Distribution, with respect to our employees, with the obligation for retirees and vested participants remaining the responsibility of Motorola, and Freescale no longer participating in the Motorola plans. As a result of this action, we realized a net $10 million curtailment gain in 2004. We continue to offer defined benefit plans to approximately 6,400 non-U.S. employees.

Net periodic benefit cost for pension plans was $10 million and $9 million in 2006 and 2005, respectively. These costs for 2004 were included as a component of allocated expenses from Motorola, and the audited Combined and Consolidated Statements of Operations include an allocation of the costs of the employee benefit plans through the Distribution Date. These costs were allocated to us based on the proportionate share of eligible compensation of the participants. Our contributions to these plans aggregated $5 million, $7 million and $5 million in the Predecessor Period, 2005 and 2004, respectively.

The weighted average assumptions for these benefit plans as of December 31, 2006 and 2005 were as follows:

	December 31,
	2006	2005
Discount rates	3.7%	3.1%
Expected return on plan assets	5.7%	4.9%
Rate of compensation increase	2.8%	2.7%

The accumulated benefit obligation for all defined benefit plans was $86 million and $83 million at December 31, 2006 and 2005, respectively. Our obligations and assets for the pension plans were previously valued three months before the year-end. Due to the necessity of obtaining the valuation of the benefit plans as a result of purchase accounting in connection with the Merger, the measurement date for the current year is as of December 1, 2006, the effective date of the Merger. The net projected benefit obligation of these plans was $106 million at December 31, 2006 and 2005. At December 31, 2006 and 2005, plan assets of approximately $76 million and $63 million, respectively, were principally invested in equity, debt and guaranteed investment securities. The fair value of plan assets was compared to the projected benefit obligation (“PBO”) at the effective date of the Merger. The excess PBO over the fair value of plan assets was used as the basis of the purchase accounting adjustment. The balance of the benefit obligations at the effective date of the Merger was adjusted to reflect the excess PBO. The total purchase price adjustment to the pension plan liabilities was $7 million. In addition, we have a pension plan obligation whereby the plan assets exceed the benefit obligation. The asset balance increased $8 million in purchase accounting to reflect the increase in the fair value of plan assets in excess of the PBO.

Post-retirement Health Care Benefits

Certain retiree benefits are available to eligible United States employees meeting certain age and service requirements upon termination of employment through the Motorola Post-retirement Healthcare Plan. At the date of the Distribution, Freescale assumed responsibility for the retiree medical benefit obligation for all eligible retired participants, active vested participants, and active participants who vest within the three year period following the Distribution. The amount of the retiree medical benefit obligation assumed by Freescale was $118 million. At the Distribution, these benefits were frozen, resulting in the recognition of a $5 million curtailment gain in 2004.

The components of the expense we incurred under the Post-retirement Healthcare Plan was as follows:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31, 2005
Service cost	$—	$1	$1
Interest cost	1	13	13
Net amortization of losses	—	6	8

Post-retirement expense	$1	$20	$22

Our obligation for the Post-retirement Healthcare Plan was previously valued three months before the year-end. Due to the necessity of obtaining the valuation of the plan as a result of purchase accounting in connection with the Merger, the measurement date for the current year is as of December 1, 2006. Our obligation consists of an accumulated benefit obligation (“ABO”) and represents the actuarial present value of benefits payable to plan participants for services rendered at the valuation date. Our obligation to the Post-retirement Healthcare Plan is as follows:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31, 2005
Benefit obligation:
Beginning of year	$206	$268	$227
Service cost	—	1	1
Interest cost	1	13	13
Actuarial loss (gain)	(4)	(43)	42
Plan amendments	—	(15)	—
Benefits paid, net	(2)	(18)	(15)

End of year	$201	$206	$268

Benefit payments, which reflect expected future service, are estimated to be $16 million in 2007, $16 million in 2008, $17 million in 2009, $18 million in 2010, $18 million in 2011, and $87 million thereafter.

Our obligation and assets related to the Post-retirement Plan were valued at fair value as of the effective date of the Merger. The purchase accounting adjustment is calculated as follows:

Benefit obligation at fair value (5.50%)	$206
Assets held by plan, at fair value	—

Excess of benefit obligations over assets	206
Less: previously recorded plan obligation by Predecessor	(125)

Adjustment to increase plan obligation	$81

The weighted average assumptions for these retiree medical benefits as of December 31, 2006 and 2005 were as follows:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Discount rate	5.75%	5.50%
Assumed health care trend rate for next year	10.76%	10.20%
Assumed ultimate health care trend rate	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2016	2013

The assumed discount rate is based on market rates as of the measurement date and is utilized in calculating the actuarial present value of our obligation, periodic expense and health care cost trend rate for the Post-retirement Plan. At December 31, 2006, the discount rate was 5.75%. As a result of the increase in the discount rate from 5.50% at the effective date of the Merger to 5.75% at December 31, 2006, the accrued benefit obligation decreased $5 million.

The assumed health care cost trend rate represents our estimate of the annual rates of change in the costs of the health care benefits currently provided by the Post-retirement Plan. The estimated effect of a 1% increase in assumed health care cost trends would increase 2006 costs by $1 million and increase the benefit obligation at

December 31, 2006 by $9 million. The estimated effect of a 1% decrease in assumed health care cost trends would decrease 2006 costs by $1 million and decrease the benefit obligation at December 31, 2006 by $8 million.

The reconciliation of the funded status of the Post-retirement Plan is as follows:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Benefit obligation	$(201)	$(268)
Fair value of plan assets	—	—

Funded status	(201)	(268)
Fourth quarter contributions	—	5
Unrecognized prior service	—	(6)
Unrecognized net loss	(5)	149

(Accrued) benefit cost	$(206)	$(120)

Motorola managed its post-retirement health care benefit plan on a consolidated basis and separate company information was not available for 2004. The audited Combined and Consolidated Statements of Operations includes an allocation of the costs of the post-retirement health care plan for 2004. These costs were allocated to the Company based on headcount.

(7) Income Taxes

Components of earnings (loss) before income taxes are as follows:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
			2005	2004
United States	$(2,574)	$124	$341	$(68)
Foreign	53	288	272	331

	$(2,521)	$412	$613	$263

Components of income tax expense (benefit) are as follows:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
			2005		2004
Current:
United States	$—	$—	$—		$—
Foreign	(1)	11	21		31
Tax repatriation charge	—	—	15	(1)	—

Total current	(1)	11	36		31
Deferred:
United States	$(139)	$(4)	$—		$—
Foreign	6	19	14		21

Total deferred	(133)	15	14		21

Total provision for income taxes	$(134)	$26	$50		$52

(1)	In the calendar year 2005, the Company recorded $15 million of taxes associated with the repatriation of $354 million in foreign earnings from foreign subsidiaries under the American Jobs Creation Act of 2004, thereby increasing our effective tax rate in 2005 by 2 percent.

Cash paid for taxes, net of cash received for tax refunds, was less than $1 million in the Successor Period, approximately $45 million in the Predecessor Period, $21 million in 2005 and $5 million in 2004.

In the Predecessor’s financial statements, our operating results have been previously included in Motorola’s consolidated U.S. federal and state income tax returns, as well as in certain foreign jurisdictions for certain periods prior to the 2004 IPO. The provision for income taxes in these financial statements prior to the Contribution has been determined on a separate return basis. We were required to assess its deferred tax assets and the need for a valuation allowance on a separate return basis, and exclude from that assessment the utilization of all or a portion of those losses by Motorola under the separate return method. To the extent that Motorola has utilized a portion of our operating losses in their consolidated returns, we have been reimbursed for the utilization of those losses prior to the Contribution. Motorola’s reimbursement is reflected in business/stockholders’ equity prior to the Contribution. After the Contribution and until the IPO, pursuant to the tax sharing agreement, to the extent that Motorola utilized a portion of our losses, we have not recorded any reimbursement for the utilization of these losses in the provision.

During the Predecessor Period, we did not recognize tax benefits for deferred tax assets in the United States and certain foreign jurisdictions because we determined that it was more likely than not that these deferred tax assets would not be realized based on consideration of all available evidence. This assessment required considerable judgment on the part of management with respect to benefits that could be realized from future income, as well as other positive and negative factors.

Pursuant to the provisions of the tax sharing agreement as contemplated for periods prior to the 2004 IPO, Motorola assumed U.S. federal income tax liabilities and Motorola assumed state and foreign income tax liabilities associated with returns that include only Motorola and its subsidiaries. We remain responsible for any U.S. federal, state and foreign income tax liabilities for returns filed that include only Freescale and its subsidiaries. We do not anticipate any material adverse effect for any audit for which Motorola is responsible.

Differences between the income tax provision computed at the U.S. federal statutory tax rate of 35% and the actual income tax provision are noted below:

	Successor	Predecessor
	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
			2005	2004
U.S. statutory rate	35%	35%	35%	35%
Foreign rate differential	—	(11)	(7)	(22)
Unrepatriated foreign earnings	—	18	24	59
Export trade benefit	—	(3)	(9)	—
Valuation allowance on deferred taxes	—	(10)	(28)	(67)
Research credits	2	(22)	(10)	(11)
Motorola utilization of tax positions	—	—	(4)	35
In-process research and development	(32)	—	—	—
Other	—	(1)	7	(9)

	5%	6%	8%	20%

We recorded a benefit in the Successor Period related to the extension of the research and development tax credit in the U.S. through December 31, 2007; this extension was related to legislation enacted in December 2006.

A portion our operations are eligible for a reduced tax rate or are free of tax under various tax holidays, which expire in whole or in part during 2008 through 2013. These tax holidays may be extended when certain conditions are met. The income tax benefits attributable to the tax status of the subsidiaries with tax holidays are estimated to be approximately $55 million, $24 million and $19 million for 2006, 2005 and 2004, respectively.

Significant components of deferred tax assets (liabilities) are as follows:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Inventory	$(3)	$54
Employee benefits	63	51
Sales, bad debt and warranty reserves	35	46
Deferred revenue	8	19
Environmental reserves	17	16
Investments	15	20
Depreciation	(126)	158
Capitalized research and development	235	286
Other capitalized items	(1,918)	53
Tax carryforwards	507	214
Other, net	47	30
Undistributed foreign earnings	(487)	(384)
Valuation allowance	(112)	(582)

Net deferred tax assets (liabilities)	$(1,719)	$(19)

Prior to the Merger, except for certain earnings that we reinvested indefinitely, provisions were made for the taxes attributable to the remittance of undistributed earnings of foreign subsidiaries. At December 31, 2005 and 2004, undistributed earnings intended to be reinvested indefinitely and for which no taxes were provided totaled $556 million and $738 million, respectively. The portion of earnings not reinvested indefinitely may be distributed substantially free of additional taxes given the tax provisions accrued on undistributed earnings. Subsequent to the Merger, we intend to repatriate all foreign subsidiary earnings and no longer designate undistributed earnings of foreign subsidiaries for permanent reinvestment.

Gross deferred tax assets were $1.1 billion and $1.0 billion at December 31, 2006 and 2005, respectively. Gross deferred tax liabilities were $2.7 billion and $437 million at December 31, 2006 and 2005, respectively. Our deferred tax positions are reflected in the following captions on the accompanying Consolidated Balance Sheets:

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Other current assets	$107	$31
Other assets	60	55
Accrued liabilities	(28)	(1)
Deferred tax liabilities	(1,858)	(104)

Net deferred tax liabilities	$(1,719)	$(19)

In the Predecessor Period, we reduced our valuation allowance associated with the deferred tax assets of certain foreign subsidiaries, resulting in a non-cash income tax benefit of $28 million. One subsidiary emerged from a three-year cumulative loss position resulting in a reduced valuation allowance because we believe the subsidiary will more likely than not realize a portion of the deferred tax assets of this subsidiary based on estimates of future taxable income and the evaluation of other evidence pertaining to realization. We reduced the valuation allowance of another subsidiary because we believe the subsidiary will more likely than not realize a portion of the deferred tax assets of the foreign subsidiary. This change is primarily due to a revision in the financing of the foreign subsidiary, resulting in increased estimates of the foreign entity’s future taxable income.

At December 31, 2006 and 2005, we had valuation allowances of $61 million and $508 million against certain of our deferred tax assets in the U.S., and valuation allowances of $51 million and $74 million against net deferred tax assets of certain foreign subsidiaries, respectively, to reflect the deferred tax asset at the net amount that is more likely than not to be realized. As a result of the Merger, we recorded significant acquired intangibles for which no tax basis exists and, as such, a significant deferred tax liability was recorded under purchase accounting. Since these taxable temporary differences will reverse within the carryforward period for the existing deferred tax assets, we reduced our valuation allowance accordingly in conjunction with purchase accounting. The valuation allowance against deferred tax assets of $112 million at December 31, 2006 will reduce goodwill if tax benefits are subsequently recognized. Freescale also recorded additional contingency reserves in purchase accounting of $82 million to adjust its contingency reserve for taxes to reflect management’s best estimate of the ultimate outcome of such contingencies. The purchase accounting for the tax treatment of certain transaction costs has not yet been reflected in the deferred taxes pending the completion of further analysis of those costs.

At December 31, 2006, we had U.S. federal net operating losses of $901 million, which expire during the years 2009 through 2026; state net operating losses of $183 million, which expire in the years 2007 through 2024; and foreign net operating losses of $260 million, which expire starting in 2010. We had U.S. federal research credits of $114 million, which expire in the years 2007 through 2026; state research credits of $63 million, which expire in the years 2009 through 2025; and foreign research credits of $1 million, which expire in the years 2015 through 2016. We also had foreign tax credits of $56 million, which expire in the years 2012 through 2016.

As a result of the Merger, the utilization of U.S. federal tax attributes may be limited due to the change in ownership as defined by the Internal Revenue Code Section 382.

(8) Commitments and Contingencies

Commitments

Leases

We own most of our major facilities, but do lease certain office, factory and warehouse space, land, and information technology and other equipment under principally noncancellable operating leases expiring through 2025. Rental expense, net of sublease income, for the years ended December 31, 2006, 2005 and 2004 was $45 million, $58 million and $61 million, respectively. Future minimum lease payments, net of minimum sublease rentals, of such operating leases for each of the five years subsequent to December 31, 2006 are $45 million, $33 million, $26 million, $23 million and $18 million, respectively, and $66 million thereafter. Minimum sublease income on operating leases is approximately $5 million in 2007, $6 million in 2008, $5 million in 2009, $3 million in 2010, $3 million in 2011 and $1 million thereafter.

As of December 31, 2006, we had $37 million in capital lease obligations. Future minimum lease payments under capital leases for each of the five years subsequent to December 31, 2006 are $13 million, $12 million, $8 million, $6 million and $2 million, respectively, and $1 million thereafter.

Other Commitments

In June 2002, we entered into an arrangement with two other semiconductor manufacturers to jointly develop 300 millimeter technology and share other common operating expenses of a fabrication facility located in Crolles, France. Under the arrangement, which is currently contractually set to expire in December 2007, each party is responsible for funding specific allocations of operations, research and development expenses, as well as related capital expenditures and output from the facility. Additionally, in January 2005, the arrangement was expanded to include similar cost sharing provisions to include packaging and test technologies. These costs are not fixed and determinable at December 31, 2006.

In December 2006, we entered into a joint technology development agreement relating to the development of complimentary metal oxide semiconductor (CMOS) and silicon-on-insulator (SOI) technologies, as well as advanced semiconductor research and development enablement transitions to the 45 nanometer generation. The agreement obligates us to the next year’s worth of payments on a rolling basis, which totals $39 million as of December 31, 2006. Pursuant to our continued participation, there is a potential for aggregate payments of approximately $217 million through the expiration date of December 2010.

Product purchase commitments associated with our strategic manufacturing relationships include take or pay provisions based on volume commitments for work in progress and forecasted demand based on 18-month rolling forecasts, which are adjusted monthly. At December 31, 2006, our commitment is $143 million through April 2007.

We have multi-year commitments under various software, service and supply contracts requiring payments for each of the five years subsequent to December 31, 2006 of $195 million, $81 million, $56 million, $51 million and $25 million, respectively, and $3 million thereafter.

Contingencies

Environmental

Under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (CERCLA, or Superfund), and equivalent state law, Motorola has been designated as a Potentially Responsible Party by the United States Environmental Protection Agency with respect to certain waste sites with which the Company’s operations may have had direct or indirect involvement. Such designations are made regardless of the extent of Motorola’s involvement. Pursuant to the master separation and distribution agreement, Freescale has indemnified Motorola for these liabilities going forward. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigations or remedial actions. The remedial efforts include environmental cleanup costs and communication programs. In many cases, the dollar amounts of the claims have not been specified and have been asserted against a number of other entities for the same cost recovery or other relief as was asserted against Freescale. The Company accrues costs associated with environmental matters when they become probable and reasonably estimable by recording the future estimated cash flows associated with such costs on a discounted basis. Due to the uncertain nature, the actual costs that will be incurred could differ from the amounts accrued. Accruals at December 31, 2006 and 2005 were $47 million and $45 million, respectively, the majority of which are included in other long-term liabilities on the balance sheet, with related charges / (reversals) to Predecessor operating earnings of $3 million during 2006, $(4) million during 2005 and $4 million during 2004. These amounts represent only our estimated share of costs incurred in environmental cleanup sites without considering recovery of costs from any other party or insurer, since in most cases Potentially Responsible Parties other than us may exist and be held responsible.

Litigation

We are a defendant in various lawsuits, including intellectual property suits and are subject to various claims which arise in the normal course of business.

From time to time, we are involved in legal proceedings arising in the ordinary course of business, including tort and contractual disputes, claims before the United States Equal Employment Opportunity Commission and other employee grievances, and intellectual property litigation and infringement claims. Intellectual property litigation and infringement claims could cause us to incur significant expenses or prevent us from selling our products. Under our agreements with Motorola, we will indemnify Motorola for certain liabilities related to our business.

On April 17, 2007 Tessera filed a complaint against Freescale Semiconductor, Inc., ATI Technologies, Inc., Motorola, Inc., Qualcomm, Inc., Spansion, Inc., Spansion LLC, and STMicroelectronics N.V. in the International Trade Commission (“ITC”) requesting the ITC enter an injunction barring the importation of any product containing a device that infringes two identified patents related to ball grid array packaging technology. On April 17, 2007, Tessera filed a parallel lawsuit in the United States District Court for the Eastern District of Texas against ATI, Freescale, Motorola and Qualcomm claiming an unspecified amount of monetary damage as compensation for the alleged infringement of the same Tessera patents. Tessera’s patent claims relate to ball grid array (BGA) packaging technology. Due to the recent filing of the complaint in the ITC and the lawsuit in the federal District court, we are still assessing the merits of both of these actions as well as the potential effect on our financial position, results of operations or cash flow.

Between September 18, 2006 and October 13, 2006, six purported class action petitions were filed in the state District Court of Travis County, Texas in connection with the announcement of the Merger—Gerber v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003501; Lifshitz v. Michel Mayer, et al., Cause No. D-1-GN-06-003585; Warner v. Freescale Semiconductor, Inc. et al., Cause No. D-1-GN-06-003673; Tansey v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003685; Hockstein v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003717; and International Union of Operating Engineers Local No. 825 Pension Fund v. Freescale Semiconductor, Inc. et al, Cause No. D-1-GN-06-003918. On November 3, 2006, we agreed in principle with the plaintiffs to settle the lawsuits. As part of the settlement, the defendants deny all allegations of wrongdoing. The court provided preliminary approval of the settlement terms. Per the terms of the proposed settlement, notice was mailed on April 11, 2007 to the former stockholders of Freescale Semiconductor, Inc., and a legal notice was published in the Wall Street Journal on April 18, 2007. A hearing has been scheduled for June 25, 2007 to consider approval of the settlement. If finally approved by the court, the settlement will resolve all of the claims that were or could have been brought on behalf of the proposed settlement class in the action being settled, including all claims relating to the Merger, the Merger Agreement and any related disclosure. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by us. As part of the proposed settlement, we have agreed to pay up to $975,000 to the plaintiffs’ counsel for their fees and expenses, subject to approval by the court. Pursuant to the proposed settlement, we also agreed to make amended and supplemental disclosures on Schedule 14A, which were made on November 4, 2006. We have accrued the proposed attorneys’ fees and expenses provided under the settlement, and are currently awaiting final court approval of the settlement.

Other than as described above, we do not believe that there is any litigation pending that could have, individually or in the aggregate, a material adverse effect on our financial position, results of operations, or cash flow.

Other Contingencies

In the ordinary course of business, we regularly execute contracts that contain indemnifications as it is customary business practice for most business arrangements that are reduced to a contract to contain some level of indemnity between parties. Additionally, we execute other contracts considered outside the ordinary course of business which contain indemnifications. Examples of these types of agreements include business divestitures, business acquisitions, settlement agreements and third-party performance guarantees. In each of these circumstances, any payment is conditioned on the other party making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow us to challenge the other party’s claims. Further, the Company’s obligations under these agreements may be limited in terms of duration, typically not in excess of 24 months, and/or amounts not in excess of the contract value, and in some instances, we may have recourse against third parties for certain payments made by us.

Historically, we have not made significant payments for indemnification provisions contained in these agreements. At December 31, 2006, there was one contract executed outside the ordinary course of business containing indemnification obligations with a maximum amount payable of $4 million under the terms of these indemnification provisions. At December 31, 2006, we have accrued $4 million, to cover known estimated indemnification obligations. We believe that if we were to incur additional losses with respect to any unknown matters at December 31, 2006, such losses would not have a material adverse effect on our financial position, results of operations or cash flows.

(9) Asset Impairment Charges

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We evaluate the recoverability of long-lived assets to be held and used by comparing the carrying value of the assets to the estimated future net undiscounted cash flows expected to be generated by the assets. An asset is considered impaired if the carrying value of the asset is greater than its estimated future net undiscounted cash flows.

We measure the impairment to be recognized from assets to be held and used as the amount by which the carrying value of the assets exceeds the fair value of the assets. The fair value of the assets is the quoted market price, if available, or the value of the assets calculated using valuation techniques that we believe are most appropriate under the circumstances, including discounted cash flow analysis. To compute the estimated expected future cash flows on a discounted and undiscounted basis, we group assets at the lowest level for which there are identifiable cash flows. We base our estimates of future cash flows on historical and current financial results and management’s best estimates of future operating trends. The cash flows are discounted using a rate determined by management to be commensurate with the risk inherent in our current business model or prevailing market rates of investment securities. We project cash inflows and outflows until the operations will cease or significant capital re-investment would be required to continue operations, whichever is shorter. In evaluating assets held for use for impairment, we also consider whether the events that triggered the impairment analysis give rise to a change in the estimated useful lives of the associated assets. Asset useful lives are adjusted when appropriate.

As a result of the downturn of the semiconductor market that began in late 2000, management adjusted its strategy, making decisions regarding the sizing of the manufacturing facilities and assessing the impact of technological change. In this regard, in 2000, management began implementing a strategy aimed at achieving improvements in future profitability and cash flow performance by (1) improving manufacturing and operational efficiencies, (2) maximizing the return on research and development, and (3) reducing our historical ratio of capital expenditures to sales. Under this strategy, we are focusing our internal manufacturing capacity on leading-edge and specialty technologies, while replacing internal manufacturing capacity by outsourcing an increasing percentage of production to foundries and assembly and test providers. This asset-light strategy has required consolidation and exiting of certain manufacturing and technology operations. These reorganization activities resulted in the reduction of our total manufacturing facilities to nine at December 31, 2006, as compared to 22 manufacturing facilities at January 1, 2001. Of the nine manufacturing facilities at the end of 2006, seven were wafer fabrication facilities, as compared to 16 wafer fabrication facilities at January 1, 2001.

As a result, asset impairment charges (reversals) of $8 million, $1 million and $(7) million have been included in Predecessor cost of sales and reorganization of businesses and other in 2006, 2005 and 2004, respectively, in the accompanying audited Combined and Consolidated Statements of Operations. The 2006 charges primarily relate to adjusting the value of property held by a foreign subsidiary to fair value. The 2005 charges primarily relate to a customer decision to discontinue utilizing certain products we provide. The 2004 reversals relate to $7 million of reserves to cover decommissioning costs which were no longer needed.

(10) Reorganization of Businesses and Other

Beginning in 2000 and continuing through 2005, we implemented a series of plans to reduce our workforce, discontinue product lines, exit businesses and consolidate manufacturing and administrative operations in an effort to reduce costs and simplify our product portfolio. Exit costs primarily consist of facility closure costs.

Employee separation costs consist primarily of ongoing termination benefits, principally severance payments. At each reporting date, we evaluate our accruals for exit costs and employee separation costs to ensure that the accruals remain appropriate. In certain circumstances, accruals are no longer required because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from the Company unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. We reverse accruals to income when it is determined they are no longer required.

All reorganization of business programs initiated prior to 2004 were finalized, fully expensed and paid by the end of the third quarter of 2004. During the fourth quarter of 2004, we announced further plans to streamline our operations and reduce selling, general and administrative expenses. In addition, during the third quarter of 2005 we initiated actions to reorganize certain operations as a result of a customer decision to discontinue utilizing certain products provided by us.

We recorded provisions for employee separation costs and exit costs based on estimates prepared each time we prepared a restructuring plan and obtained appropriate approval. Exit costs primarily consist of facility closure costs. Employee separation costs consist primarily of severance. At each reporting date, we evaluate our accruals for exit costs and employee separation to ensure that the accruals are still appropriate. In certain circumstances, accruals are no longer required because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from our company unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. We reverse accruals to income when it is determined they are no longer required.

The total Predecessor net gains from the disposal of assets held for sale were $7 million, $1 million and $14 million for the years ended December 31, 2006, 2005 and 2004, respectively. During 2006, we sold a building located in Austin, Texas, and during 2005, we sold all of our property located in West Creek, Virginia. During 2004, we sold a building, machinery and equipment related to a wafer fabrication facility in Tianjin, China to SMIC. In conjunction with the asset sale, we transferred assets, entered into a cross-patent license agreement and paid $30 million in cash in exchange for Series D convertible preference shares in SMIC and warrants then valued at $321 million, resulting in a gain of $6 million. Also sold during 2004 were a facility in South Queensferry, Scotland, a facility in Sendai, Japan, a building in Austin, Texas, a building and property in Mesa, Arizona, and excess manufacturing equipment.

We entered into an agreement in 2005 with a customer to settle all potential claims by us related to the customer’s decision to discontinue utilizing certain products we provided. We have no continuing obligations under the agreement. We were paid $17 million, which was recorded during 2005 under reorganization of businesses and other in the accompanying audited Combined and Consolidated Statements of Operations.

Year Ended December 31, 2006

2005 Initiated Reorganization of Business Program

In the third quarter of 2005, we initiated plans to reorganize certain of our operations in response to a customer’s decision to discontinue utilizing certain products provided by us. The reorganization resulted in an employee separation program and the impairment of certain equipment.

The following table displays a roll-forward from January 1, 2006 to December 1, 2006 of the accruals established related to the 2005 employee separation program discussed above.

Employee Separation Costs (In millions, except headcount)	Accruals at January 1, 2006	Additional Charges		Adjustments		2006 Amounts Used	Accruals at December 1, 2006
		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
Research and development	$14	$—	$—	$—	$(5)	$(9)	$—

Related headcount	270	—	—	—	(80)	(190)	—

As of the end of the third quarter of 2006, we paid $9 million in employee separation costs. The remaining $5 million accrual was reversed due to approximately 80 employees previously identified for separation who resigned unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved.

2004 Initiated Reorganization of Business Program

In the fourth quarter of 2004, we announced plans to reduce costs through an employee separation program. The remaining accrual of $1 million at December 31, 2005 related to this program was paid in the first quarter of 2006.

Year Ended December 31, 2005

2005 Initiated Reorganization of Business Program

In the third quarter of 2005, we initiated plans to reorganize certain of our operations in response to a customer’s decision to discontinue utilizing certain products provided by us. The reorganization resulted in an employee separation program and the impairment of certain equipment. As a result, we recorded employee separation costs of $16 million and asset impairment and other charges of $1 million under reorganization of businesses and other in the accompanying audited Combined and Consolidated Statements of Operations.

The following table displays a roll-forward from January 1, 2005 to December 31, 2005 of the accruals established related to the 2005 employee separation program discussed above:

Employee Separation Costs	Accruals at January 1, 2005	Additional Charges		Adjustments		2005 Amounts Used	Accruals at December 31, 2005
		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
Research and development	$—	$—	$16	$—	$—	$(2)	$14

Related headcount	—	—	350	—	—	(80)	270

During 2005, 80 non-manufacturing employees were separated from us. We paid $2 million of separation costs in the fourth quarter of 2005. The remaining payments under this program were concluded during the first nine months of 2006, with any unused amounts recorded as a reduction to reorganization of businesses and other.

2004 Initiated Reorganization of Business Program

In the fourth quarter of 2004, we announced plans to further reduce costs through an employee separation program. As a result, during 2005, we recorded net charges of $7 million; of which net reversals of $(3) million was included in cost of sales and $10 million was recorded under reorganization of businesses and other in the accompanying audited Combined and Consolidated Statements of Operations.

The following table displays a roll-forward from January 1, 2005 to December 31, 2005 of the accruals established related to the 2004 employee separation program discussed above:

Employee Separation Costs	Accruals at January 1, 2005	Additional Charges		Adjustments		2005 Amounts Used	Accruals at December 31, 2005
		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
U.S. manufacturing	$17	$1	$—	$(6)	$—	$(12)	$—
Asia manufacturing	2	1	—	—	—	(3)	—
Europe manufacturing	9	1	—	—	—	(10)	—
General and administrative, Research and development	42	—	11	—	(1)	(51)	1

Total	$70	$3	$11	$(6)	$(1)	$(76)	$1

Related headcount	460	170	60	—	—	(690)	—

At January 1, 2005, we had an accrual of $70 million for employee separation costs, representing the severance costs for approximately 460 employees, 260 of which were manufacturing employees and 200 were non-manufacturing employees.

During 2005, 690 employees were separated from us resulting in $76 million in initial cash payments made to these separated employees. For these separated employees, of which 430 were manufacturing employees and 260 were non-manufacturing employees, an additional $1 million was paid in the first quarter of 2006 for healthcare costs and severance payments. The remaining accrual balance was reversed to cost of sales in the fourth quarter of 2005.

Year Ended December 31, 2004

2004 Initiated Reorganization of Business Program

In the fourth quarter of 2004, we announced our plans to further reduce our costs through an employee separation program. As a result, we recorded net charges of $79 million, of which $33 million was included in cost of sales and $46 million was recorded under reorganization of businesses in the accompanying audited Combined and Consolidated Statements of Operations. The following table displays a roll-forward of the accruals established for these employee separation costs from January 1, 2004 to December 31, 2004.

		Additional Charges		Adjustments		2004 Amounts Used	Accruals at December 31, 2004
Employee Separation Costs	Accruals at January 1, 2004	Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
U.S. manufacturing	$—	$20	$—	$—	$—	$(3)	$17
Asia manufacturing	—	4	—	—	—	(2)	2
Europe manufacturing	—	9	—	—	—	—	9
General and administrative, Research and development	—	—	46	—	—	(4)	42

Total	$—	$33	$46	$—	$—	$(9)	$70

Related headcount	—	560	560	—	—	(660)	460

As a part of the employee separation plan, 660 employees were separated from us during the fourth quarter of 2004 resulting in $9 million in initial cash payments made to these separated employees.

We expected annualized savings of approximately $63 million from these actions, $28 million in cost of sales, $18 million in selling, general and administrative and $17 million in research and development.

Pre-2004 Initiated Reorganization of Business Programs

All reorganization of business programs initiated prior to 2004 were finalized, fully expensed and paid by the end of the third quarter of 2004 as further described below.

During 2004, we recorded net reversals of $11 million, of which $1 million was included in cost of sales and $10 million was recorded under reorganization of businesses in the accompanying Consolidated and Combined Statements of Operations. The aggregate $11 million net reversal is comprised of the following:

	Exit Costs (Reversals)	Employee Separations	Asset Writedowns (Decommissioning reversals)	Total
Manufacturing and administrative consolidations	$—	$(4)	$(7)	$(11)

Manufacturing and Administrative Consolidations

There were no additional charges during 2004. Accruals of $11 million established prior to 2004 for reserves to cover decommissioning costs were reversed as the accruals were no longer needed due primarily to the sale of the related facility and employee separation costs for approximately 60 employees previously identified for separation who resigned unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved. The following table displays a roll-forward of the accruals established for employee separation costs from January 1, 2004 to December 31, 2004.

	Accruals at January 1, 2004	2004 Additional Charges		2004 Adjustments		2004 Amounts Used	Accruals at December 31, 2004
Employee Separation Costs		Cost of Sales	Reorg of Business	Cost of Sales	Reorg of Business
U.S. manufacturing	$4	$—	$—	$—	$—	$(4)	$—
Asia manufacturing	2	—	—	—	—	(2)	—
Europe manufacturing	4	—	—	—	—	(4)	—
General and administrative, Research and development	22	—	—	—	(4)	(18)	—

Total	$32	$—	$—	$—	$(4)	$(28)	$—

Related headcount	200	—	—	—	(60)	(140)	—

At January 1, 2004, we had an accrual of $32 million for employee separation costs, representing the severance costs for approximately 200 employees, of which, 90 were manufacturing employees and 110 were non-manufacturing employees.

During 2004, 140 employees were separated from the Company resulting in $28 million in cash payments to these separated employees. The 2004 adjustments of $4 million represent employee separation costs for approximately 60 employees previously identified for separation who resigned unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved.

(11) Certain Relationships and Related Party Transactions

Arrangements with our Investors

In connection with the Merger, we paid affiliates of the Sponsors $185 million in fees and expenses for financial and structural advice and analysis as well as assistance with due diligence investigations and debt financing negotiations. This amount has been allocated as debt issuance costs or included in the overall purchase price of the Merger.

We also have management agreements with affiliates or advisors of the Sponsors and other investors in the Parent pursuant to which the Sponsors and other investors in the Parent or their affiliates, officers, employees and/or representatives and/or co-investors (the “Advisors”) will provide management and advisory services to us until the tenth anniversary of the consummation of the Merger. Pursuant to the agreements, the Advisors receive an aggregate annual management fee equal to 1.5% of our annual Adjusted EBITDA, and reimbursement for out-of-pocket expenses incurred by the Advisors pursuant to the agreements. Also, the Advisors may receive additional compensation for investment banking or other advisory services provided to the Company by the Advisors or any of their affiliates in connection with a specific acquisition, divestiture, refinancing, recapitalization or similar transaction The management agreements include customary exculpation and indemnification provisions in the favor of the Advisors. The management agreements may be terminated by us at such time as the Advisors are no longer obligated to provide services pursuant to the terms of the management agreement. If the management agreements are terminated prior to their scheduled expiration, the agreement provides that the Advisors would receive a payment from us in an amount to be determined at such time by mutual agreement of the parties. We recorded management fees of $2 million in selling, general and administrative expense in the Successor Period.

(12) Information by Segment and Geographic Region

The Chief Operating Decision Maker (CODM), as defined by SFAS No. 131, is Freescale’s Chief Executive Officer. Each of the operating segments has a general manager reporting directly to the CODM. The CODM allocates resources to and assesses the performance of each operating segment using information about its revenue and EBITDA. Our reporting segments reflect the nature of the products offered to customers and the markets served and are comprised of the following:

The Transportation and Standard Products Group (“TSPG”) designs, produces and sells embedded processors, microcontrollers, analog, mixed signal and sensor products to customers in multiple markets. Its largest market is the automobile electronics market, which includes body, safety, engine management, entertainment and driver information systems components within automobiles.

The Networking and Computing Systems Group (“NCSG”) designs, produces and sells embedded processors to customers in the networking market, which includes wireline communications, network transmission and access, enterprise networking systems, wireless infrastructure and embedded computing.

The Wireless and Mobile Solutions Group (“WMSG”) designs, produces and sells embedded processors to customers in the wireless systems solutions and broadband markets, including cellular, cordless and messaging components within wireless communication products and games, toys and entertainment products within customer electronics products.

Other includes sales to other semiconductor companies, other miscellaneous businesses and any factories in production start-up. Other also includes any business reorganization charges and miscellaneous income or expense not identified to any of our business segments.

Segment net sales are determined based upon the respective products sold. Segment net sales related to licensing agreements are determined using an attributed basis for each segment.

We define EBITDA as earnings (loss) before interest, income taxes, depreciation and amortization. Our management uses EBITDA, among other measures, to establish budgets and operational goals, to manage our business and to evaluate our performance. We report EBITDA information because we believe that it provides investors with meaningful information about our operating performance and especially about the performance of our separate operating segments.

EBITDA is computed using a mix of direct ownership of certain costs and allocations of centralized functions. The segments incur manufacturing costs based on production volumes. We allocate the underutilized costs of most manufacturing facilities on an actual cost basis. Selling, general and administrative expenses and research and development expenditures are charged to the segments based upon the specific activities being performed for each segment, where possible. Remaining costs are charged to segments on a specifically identifiable basis or other reasonable method of allocation. We consider these allocations to be a reasonable reflection of the utilization of costs incurred. We do not allocate specific assets to the operating segments other than inventory. There are no inter-segment revenue transactions and, therefore, net sales are only to external customers.

For the Successor Period, Predecessor Period, 2005 and 2004, no single customer or group under common control represented 10% or more of our combined net sales, other than sales to Motorola which were $189 million, $1.5 billion, $1.6 billion and $1.3 billion, respectively.

Segment Information

	Successor	Predecessor
Net Sales	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
			2005	2004
Transportation and Standard Products	$212	$2,497	$2,566	$2,508
Networking and Computing Systems	127	1,305	1,434	1,462
Wireless and Mobile Solutions	222	1,914	1,775	1,680
Other	4	78	68	65

Segment Totals	$565	$5,794	$5,843	$5,715

	Successor	Predecessor
EBITDA	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
			2005	2004
Transportation and Standard Products	$(844)	$727	$641	$588
Networking and Computing Systems	(777)	442	444	475
Wireless and Mobile Solutions	(627)	310	320	158
Other	(51)	(491)	(74)	(111)

Segment totals	(2,299)	988	1,331	1,110
Depreciation and amortization	(164)	(614)	(724)	(816)
Interest income (expense), net	(58)	38	6	(31)

Earnings (loss) before income taxes	$(2,521)	$412	$613	$263

Certain items are included in the Other segment category, which are not allocated to the three operating segments. These include (i) merger and separation expenses of $522 million in 2006 ($466 million in the Predecessor Period, $56 million in the Successor Period); (ii) reorganization of business and other (credits) charges of $(12) million, $9 million and $22 million in 2006 (in the Predecessor Period only), 2005 and 2004, respectively; and (iii) other income (expense) of $(4) million, $7 million and $28 million in 2006 ($(6) million in the Predecessor Period, $2 million in the Successor Period), 2005 and 2004, respectively. In addition, in 2005 and 2004, we have included $10 million and $74 million, respectively, of separation expenses within the Other segment.

Geographic Area Information

	Net Sales*				Assets		Property Plant & Equipment
	Successor	Predecessor			Successor	Predecessor	Successor	Predecessor
(Dollars in millions)	Period from December 2 through December 31, 2006	Period from January 1 through December 1, 2006	Year Ended December 31,
			2005	2004	2006	2005	2006	2005
United States	$139	$1,626	$1,673	$1,625	$14,754	$4,874	$1,714	$1,087
Singapore	222	1,870	1,523	1,124	325	280	—	—
Hong Kong	62	667	1,005	1,052	176	233	20	19
Germany	51	620	653	693	152	147	39	21
Japan	34	335	288	284	283	247	152	121
France	11	189	212	241	652	514	470	317
United Kingdom	11	149	112	123	145	36	150	129
Sweden	6	70	73	104	14	8	—	—
Taiwan	5	65	63	140	9	15	—	—
China	3	16	21	104	484	357	331	194
Malaysia	—	—	—	—	489	294	293	124
Other nations	21	187	220	225	256	165	63	23

	$565	$5,794	$5,843	$5,715	$17,739	$7,170	$3,232	$2,035

*	As measured by the location of the revenue-producing operations

(13) Valuation and Qualifying Accounts

The following table presents the valuation and qualifying account activity for the years ended December 31, 2006, 2005 and 2004:

		Additions
	Balance at beginning of period	Charged to costs & expenses	Deductions (1)	Balance at end of period
Successor:
December 31, 2006
Allowance for doubtful accounts	$—	$—	$—	$—
Product and service warranties	$10	$—	$—	$10

Predecessor:
December 1, 2006
Allowance for doubtful accounts	$5	$5	$(5)	$5
Product and service warranties	$7	$5	$(2)	$10

2005
Allowance for doubtful accounts	$4	$1	$—	$5
Product and service warranties	$6	$6	$(5)	$7

2004
Allowance for doubtful accounts	$4	$—	$—	$4
Product and service warranties	$8	$8	$(10)	$6

(1)	Accrual usage

(14) Quarterly and Other Financial Data (unaudited)

	Successor		Predecessor
2006 Operating Results	4th	Period from December 2 through December 31, 2006	Period from September 30 through December 1, 2006	3rd	2nd	1st
Net sales	$1,615	$565	$1,050	$1,619	$1,599	$1,526
Gross margin	$562	$115	$447	$746	$735	$691
Operating (loss) earnings	$(2,809)	$(2,465)	$(344)	$265	$251	$207
Net (loss) earnings	$(2,723)	$(2,387)	$(336)	$257	$260	$212
			Predecessor
2005 Operating Results			4th	3rd	2nd	1st
Net sales			$1,479	$1,450	$1,472	$1,442
Gross margin			$665	$622	$604	$575
Operating earnings			$202	$152	$137	$109
Net earnings			$192	$164	$122	$85

(15) Relationship with Motorola

We design, produce and sell semiconductors to Motorola. Transactions between Motorola and us have been identified in the financial statements as transactions between related parties through the expiration of substantially all of the services provided under the transition services agreement, which occurred during the third quarter of 2005.

During the second quarter of 2004, Freescale completed the Contribution and recognized the par value and additional paid-in-capital for the issuance of approximately 278 million shares of Class B common stock exchanged for the net assets contributed. Freescale and Motorola entered into various agreements detailing the provisions of the Contribution and the separation of Freescale from Motorola, and related income tax, purchase and supply, transition services, and employee matters.

After the completion of the Contribution in the second quarter of 2004, the expense allocation for certain corporate services ceased, and we began purchasing such services from Motorola under the terms of the transition services agreement. Under the terms of that transition services agreement, we also received compensation for services provided to Motorola in certain locations. We recorded $8 million in expenses under the transition services agreement during the year ended December 31, 2005. The amounts charged to Motorola totaled $18 million for the year ended December 31, 2005 and were reported as a reduction to the cost classification to which such expenses were recognized, primarily research and development.

The following table presents the expense allocations reflected in the accompanying audited Combined and Consolidated Statements of Operations and expenses incurred under the transition services agreement:

	Year Ended December 31,
	2005	2004
Expense allocations:
General corporate expenses	$—	$36
Basic research	—	10
Employee benefits and incentives	—	63
Interest expense	—	20
Expenses under the transition services agreement:
General corporate expenses	8	130
Employee benefits and incentives	—	132

	$8	$391

We considered these general corporate expenses, basic research and employee benefits and incentives allocations to be a reasonable reflection of the utilization of services provided.

Certain retiree benefits were available to eligible United States employees meeting certain age and service requirements upon termination of employment through the Motorola Post-retirement Healthcare Plan. At the date of the Distribution, Freescale assumed responsibility for the retiree medical benefit obligation for all eligible retired participants, active vested participants, and active participants who vest within the three year period following the Distribution. Motorola also apportioned $68 million in plan assets from their benefit trusts related to this obligation. The allocated plan assets plus the related returns of $17 million as of December 31, 2006 are reflected as a miscellaneous receivable in other assets. The receivable will be settled by Motorola with assets acceptable to us and Motorola without adverse tax consequences as permitted by law.

At the Distribution Date, certain benefits, including U.S. pension and post-retirement medical benefits, were frozen, and Freescale’s participation in the Motorola benefit plans ceased. As a result, a net $15 million curtailment gain was recognized in 2004.

We have a tax sharing agreement requiring us to indemnify Motorola against all tax related liabilities incurred by Motorola relating to the Contribution or the Distribution to the extent caused by an acquisition of our assets or stock (other than pursuant to the Contribution), or other actions by us. These liabilities include the substantial tax-related liability (calculated without regard to any net operating loss or other tax attribute of Motorola) that would result if the Contribution or the Distribution of the common stock of Freesacle held by Motorola to the Motorola shareholders failed to qualify as a tax-free transaction. This indemnification does not have a specified term and our liability under this indemnification could be material in the event the Contribution and Distribution failed to qualify as a tax-free transaction. We do not believe the Merger results in a taxable event covered by this indemnification.

The following table reflects a summary of significant transactions during the year ended December 31, 2004 with Motorola subsequent to the Contribution and their related impact our financial position and results of operations:

	Statements of Operations		Balance Sheet
	Separation Expenses	Selling, General & Administrative	Assets	Liabilities	Additional Paid-In-Capital
Net expenses paid by Motorola for Freescale’s benefit	$30	$35	$4	$—	$(69)
Assumption of retiree medical benefit obligation	—	—	68	(118)	50
Assumption of long-term Disability liability	—	—	—	(9)	9
Net curtailment gains	(15)	—	17	(2)	—

	$15	$35	$89	$(129)	$(10)

Freescale Semiconductor, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Successor	Predecessor
(in millions)	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006
Net sales	$1,361	$1,526
Cost of sales	1,217	835

Gross margin	144	691
Selling, general and administrative	160	187
Research and development	290	294
Amortization expense for acquired intangible assets	345	3
Merger expenses	3	—

Operating (loss) earnings	(654)	207
Other (expense) income, net	(198)	11

(Loss) earnings before income taxes and cumulative effect of accounting change	(852)	218
Income tax (benefit) expense	(313)	13
(Loss) earnings before cumulative effect of accounting change	(539)	205
Cumulative effect of accounting change, net of income tax expense	—	7

Net (loss) earnings	$(539)	$212

See accompanying notes.

Freescale Semiconductor, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in millions, except share and per share data)	March 30, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$181	$177
Short-term investments	456	533
Accounts receivable	543	635
Inventory	875	1,188
Other current assets	314	317

Total current assets	2,369	2,850
Property, plant and equipment, net	3,132	3,232
Goodwill	5,295	5,293
Intangible assets	5,312	5,654
Other assets, net	676	690

Total assets	$16,784	$17,719

LIABILITIES AND STOCKHOLDER’S EQUITY
Notes payable and current portion of long-term debt and capital lease obligations	$88	$85
Accounts payable	508	558
Accrued liabilities and other	694	716

Total current liabilities	1,290	1,359
Long-term debt	9,406	9,415
Deferred tax liabilities	1,517	1,858
Other liabilities	402	390

Total liabilities	12,615	13,022

Stockholder’s equity:
Common stock, par value $.01 per share; 1,000 shares authorized, issued and outstanding at March 30, 2007 and December 31, 2006	—	—
Additional paid-in capital	7,087	7,078
Accumulated other comprehensive earnings	8	6
Accumulated deficit	(2,926)	(2,387)

Total stockholder’s equity	4,169	4,697

Total liabilities and stockholder’s equity	$16,784	$17,719

See accompanying notes.

Freescale Semiconductor, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Successor	Predecessor
(in millions)	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006
Cash flows from operating activities:	$41	$300

Cash flows from investing activities:
Capital expenditures, net	(92)	(145)
Sales and purchases of short-term investments, net	77	57
Payments for purchase licenses and other assets	(11)	(11)
Purchases of marketable securities	—	(370)
Sales of marketable securities	—	194
Maturities of marketable securities	—	58
Other	—	(3)

Net cash (used for) investing activities	(26)	(220)

Cash flows from financing activities:
Payments for long-term debt and capital lease obligations	(10)	—
Purchases of treasury stock	—	(100)
Proceeds from stock option exercises and ESPP stock purchases	—	36
Other	(2)	(3)

Net cash (used for) financing activities	(12)	(67)

Effect of exchange rate changes on cash and cash equivalents	1	2

Net increase in cash and cash equivalents	4	15
Cash and cash equivalents, beginning of period	177	212

Cash and cash equivalents, end of period	$181	$227

See accompanying notes.

Freescale Semiconductor, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(amounts in millions, except as noted)

(1) Basis of Presentation

On December 1, 2006, Freescale Semiconductor, Inc. (“Freescale”) was acquired by a consortium of private equity funds. The consortium includes The Blackstone Group, The Carlyle Group, funds advised by Permira Advisers, LLC, TPG Capital and others (collectively, the “Sponsors”). The Merger was accomplished through the terms of an Agreement and Plan of Merger entered into on September 15, 2006 (the “Merger Agreement”) by and among Freescale, Firestone Holdings LLC, a Delaware limited liability company that transferred and assigned all of its assets, liabilities, rights and obligations to Freescale Holdings L.P., a Cayman Islands limited partnership (“Parent”), and Freescale Acquisition Corporation (formerly Firestone Acquisition Corporation), an indirect wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into Freescale, and as a result, Freescale continues as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). Parent is an entity controlled by the Sponsors. Pursuant to the Merger Agreement, at the effective time of the Merger, December 1, 2006, each issued and outstanding share of Class A common stock and Class B common stock of Freescale, other than shares owned by Freescale, Parent or Merger Sub, or by any stockholders who were entitled to and who properly exercised appraisal rights under Delaware law, was canceled and was automatically converted into the right to receive $40.00 in cash, without interest. In addition, substantially all restricted stock units (“RSUs”) were converted into the right to receive $40.00 per share, and substantially all stock options and stock appreciation rights (“SARs”) were converted into the right to receive merger consideration equal to the difference between the Merger price of $40.00 per share and the exercise price for each stock option and SAR, multiplied by the number of such stock options and SARs.

At the close of the Merger, Freescale became a subsidiary of Freescale Semiconductor Holdings V, Inc. (“Holdings V”), which is wholly owned by Freescale Semiconductor Holdings IV, Ltd. (“Holdings IV”), which is wholly owned by Freescale Semiconductor Holdings III, Ltd. (“Holdings III”), which is wholly owned by Freescale Semiconductor Holdings II, Ltd. (“Holdings II”), which is wholly owned by Freescale Semiconductor Holdings I, Ltd. (“Holdings I”), which is wholly owned by Parent. Parent, Holdings I, Holdings II, Holdings III, Holdings IV and Holdings V have no operations or assets, other than their respective direct or indirect ownership interests in Freescale. All six of these companies were formed for the purpose of facilitating the Merger and are collectively referred to as the “Parent Companies.” Subsequent to the closing of the Merger, we issued approximately 1,000 shares of our common stock, par value $0.01 to our Parent in exchange for a contribution of approximately $7.1 billion. Freescale refers to the operations of Freescale Semiconductor, Inc. and its subsidiaries for both the Predecessor and Successor Periods. Freescale (which may be referred to as the “Company,” “we,” “us” or “our”) means Freescale Semiconductor, Inc. and its subsidiaries, or one of our segments, as the context requires.

Although Freescale continues as the same legal entity after the Merger, the accompanying unaudited Condensed Consolidated Statements of Operations and Cash Flows for the three months ended March 30, 2007 and March 31, 2006 are presented as the “Successor Period” or “Successor” and the “Predecessor Period” or “Predecessor,” respectively, as context requires, and relate to the period preceding the Merger and the period succeeding the Merger, respectively. The condensed consolidated unaudited financial statements for the Successor Period reflect the acquisition of Freescale under the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”). The results of the Successor are not comparable to the results of the Predecessor due to the difference in the basis of presentation of amounts subsequent to the application of purchase accounting as compared to historical cost.

The accompanying condensed consolidated financial statements as of March 30, 2007 and for the three month periods ended March 30, 2007 and March 31, 2006 are unaudited, with the December 31, 2006 amounts included herein derived from the audited consolidated financial statements. In the opinion of management, these unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments and reclassifications) necessary to present fairly the financial position, results of operations and cash flows as of March 30, 2007 and for all periods presented. Certain amounts reported in previous periods have been reclassified to conform to the current period presentation.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. These condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Registration Statement No. 333-141128 on Form S-4 filed with the Securities and Exchange Commission (“SEC”) on March 8, 2007. The results of operations for the three months ended March 30, 2007 are not necessarily indicative of the operating results to be expected for the full year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) Business Combination

As discussed in Note 1, the Merger was completed on December 1, 2006 and was financed by a combination of equity invested by the Sponsors and Freescale’s management, borrowings under a senior secured credit facility, the issuance of senior and senior subordinated notes, and cash on hand.

The purchase price included the $17.5 billion purchase of the outstanding common stock and settlement of stock-based awards outstanding, fair value of the $27 million related to the non-cash equity contribution by Freescale’s management and $190 million in direct acquisition costs. Under the provisions of SFAS No. 141, the total purchase price was allocated to the Company’s net tangible and identifiable intangible assets based on their estimated fair values as of December 1, 2006. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill.

The preliminary allocation of the purchase price for property and equipment, intangible assets and deferred income taxes was based upon preliminary valuation data and our estimates and assumptions are subject to change as additional valuation information is obtained and evaluated. The purchase price allocation is expected to be finalized during 2007. During the first quarter of 2007, the property, plant and equipment fair value adjustment established in purchase accounting was reduced by $25 million with a corresponding increase to goodwill. The impact reduced our non-current deferred income tax liabilities and decreased goodwill by $10 million.

In addition, pursuant to the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”) effective January 1, 2007, we increased our recorded reserves for tax contingencies by $5 million and decreased our deferred tax liability on foreign earnings through a purchase price adjustment of $10 million, resulting in a net $5 million reduction to goodwill. A change in our deferred tax liability on foreign earnings calculation also resulted in a purchase price adjustment, further reducing goodwill by $8 million.

Collectively, the purchase accounting adjustments in the three months ended March 30, 2007 resulted in an approximate $2 million increase to goodwill.

We accrued approximately $36 million in severance, relocation and exit costs in purchase accounting associated with various actions initiated in connection with the Merger. The actions included a research and development design center consolidation program, a revision in our sales and marketing strategy and personnel decisions related to the joint development agreement associated with our 300mm strategy signed in December 2006. The following table displays a roll-forward of the accruals established for these actions from January 1, 2007 to March 30, 2007:

Employee Separation Costs	Accruals at January 1, 2007	Adjustments	2007 Amounts Used	Accruals at March 30, 2007

Selling, general and administrative	$7	$—	$2	$5
Research and development	18	—	1	17

Total	$25	$—	$3	$22

Related headcount	280	—	90	190

Relocation and Exit Costs	$11	$—	$—	$11

We anticipate paying the remaining costs associated with these programs by December 31, 2007.

Unaudited Pro Forma Financial Information

Our unaudited pro forma results of operations, assuming the Merger occurred as of January 1, 2006, results in revenues and net loss for the first three months of 2006 of $1.5 billion and $(499) million, respectively. This unaudited pro forma information should not be relied upon as indicative of the historical results that would have been obtained if the Merger had actually occurred as of January 1, 2006, or of the results that may be obtained in the future. The pro forma adjustments include the effect of purchase accounting adjustments, interest expense and related tax effects.

Merger Costs

During the first three months of 2007, we incurred accounting, legal and other professional fee costs associated with the Merger of $3 million.

(3) Other Financial Data

Statements of Operations Supplemental Information

Other (expense) income, net

The following table displays the amounts comprising other (expense) income, net in the accompanying unaudited Condensed Consolidated Statements of Operations:

	Successor	Predecessor
	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006
Interest expense	$210)	$(24)
Interest income	12	36

Interest (expense) income, net	$(198)	$12
Other, net	—	(1)

Other (expense) income, net	$(198)	$11

We paid $79 million and $37 million in interest expense for the three months ended March 30, 2007 and March 31, 2006, respectively.

Comprehensive (Loss) Earnings

The components of total comprehensive (loss) earnings, net of tax, were as follows:

	Successor	Predecessor
	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006
Net (loss) earnings	$(539)	$212
Net change in fair value on available-for-sale investments	—	(9)
Net change in fair value on derivative contracts	(1)	—
Net change in cumulative translation adjustments	3	9

Total comprehensive (loss) earnings	$(537)	$212

Balance Sheet and Other Supplemental Information

Inventory

Inventory consisted of the following:

	Successor
	March 30, 2007	December 31, 2006
Work in process and raw materials	$606	$800
Finished goods	269	388

	$875	$1,188

Cost of sales included $416 million in the three months ended March 30, 2007 related to the recognition of the remaining amount of the purchase accounting adjustment to step-up inventory to fair value as of December 1, 2006.

Property, Plant and Equipment, Net

Depreciation expense was approximately $181 million and $138 million for the three months ended March 30, 2007 and March 31, 2006, respectively. Accumulated depreciation was approximately $236 million and $55 million at March 30, 2007 and December 31, 2006, respectively.

(4) Risk Management

Interest Rate Risk

We use interest rate swap agreements to assist in managing the floating rate portion of our debt portfolio. In December 2006, we entered into interest rate swap agreements with a notional amount of $800 million to hedge a portion of our $4.0 billion floating rate debt. The interest rate swap agreements expire in December 2009. An interest rate swap is a contractual agreement to exchange payments based on underlying interest rates. We are required to pay the counterparty a stream of fixed interest payments at an average rate of 4.79%, and in turn, receive variable interest payments based on 3-month LIBOR (5.36% at March 30, 2007) from the counterparties. The net receipts or payments from the interest rate swap agreements are recorded in interest expense. The interest rate swap agreements are designated and qualify as a cash flow hedge under FASB SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” As such, the interest rate swap agreements are accounted for as an asset or a liability in the unaudited Condensed Consolidated Balance Sheet at fair value. The fair value of our interest rate swap agreements was estimated based on current settlement prices and quoted market prices of comparable contracts and represents their carrying values. At March 30, 2007, we had an unrealized after-tax gain of $1 million in accumulated other comprehensive earnings related to the fair market value of our interest rate swap agreements. The market value of the interest rate swap agreements recorded in accumulated other comprehensive earnings may be recognized in the Consolidated Statements of Operations if certain terms of our floating rate debt change, if the floating rate debt is extinguished or if the interest rate swap agreements are terminated prior to maturity.

On February 14, 2007, we entered into an amendment to our $3.5 billion Term Loan, such that the spread over LIBOR has been reduced from 2.00% to 1.75%.

(5) Stock and Equity-based Compensation

We participate in Freescale Holdings L.P. and Holdings I stock-based compensation plans whereby our officers and key employees may be granted stock options, restricted stock units, profit interests, other stock-based awards and/or performance-related awards, including cash bonuses. Our employees make up all of the participants in the plans; thus, amounts related to Holdings I share based compensation have been included in the disclosures below. Additionally, these equity awards are settled with shares of Holdings I common stock with an appropriate allocation of expense to us attributable to our employees with an offset to additional paid-in capital as the awards vest.

In connection with the Merger, Freescale Holdings L.P. adopted a new equity-based management compensation plan (“2006 Interest Plan”), under which 344 thousand unvested Class B interests in Freescale Holdings L.P. were issued to 13 individuals. There was no change in the number of Class B Interests outstanding as of March 30, 2007. At March 30, 2007, we had approximately $107 million in expense related to Class B Interests, net of expected forfeitures, being recognized on a straight-line basis over a period of four years in additional paid-in capital. Holdings I also adopted a stock-based compensation plan (“2006 Management Incentive Plan”) in connection with the Merger, via which approximately 10.9 million non-qualified stock options in Holdings I, with an exercise price of $7.00 per share, were issued to members of management. As of March 30, 2007, we had approximately $35 million in expense, net of expected forfeitures, being recognized on a straight-line basis over a period of four years in additional paid-in capital.

In March 2007, Holdings I adopted the Freescale Semiconductor Holdings 2007 Employee Incentive Plan (“2007 Non-Executive Incentive Plan”), which authorizes stock-based awards to be granted to key employees for up to 4.9 million shares of Holdings I common stock. On March 9, 2007 (“Options Grant Date”), approximately 3.9 million non-qualified stock options (“2007 Options”), with an exercise price of $7.00 per share, were issued to key employees. The 2007 Options vest 25 percent on each of the first, second, third and fourth anniversaries of the Options Grant Date. As of March 30, 2007, we had approximately $11 million in expense, net of expected forfeitures, being recognized on a straight-line basis over a period of four years in additional paid-in capital.

The fair value of the option granted in the three months ended March 30, 2007 was estimated on the options grant date using the Black-Scholes option pricing method. The assumptions used in the model are outlined in the following table:

Successor
Three Months Ended March 30, 2007
Weighted average grant date fair value per share	$3.60
Weighted average assumptions used:
Expected volatility	57.5%
Expected lives (in years)	6.06
Risk free interest rate	4.6%
Expected dividend yield	—%

The computation of the expected volatility assumptions used in the Black-Scholes calculations for grants was based on historical volatilities and implied volatilities of peer companies. We utilized the volatilities of peer companies due to its lack of extensive historical data. When establishing its expected life assumptions, we used the “simplified” method prescribed in Staff Accounting Bulletin No. 107, “Shared-Based Payment,” for companies that do not have adequate historical data.

A summary of changes in all stock options outstanding during the Successor Period is presented below:

	Successor
	Stock Options	Wtd. Avg. exercise price per share	Wtd. Avg. Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at January 1, 2007	15,143	$6.25	9	$11
Granted	3,874	$7.00
Terminated, cancelled or expired	(415)	$7.00
Exercised	—

Balance at March 30, 2007	18,602	$6.39	9	$9

Under the terms of the 2006 Management Incentive Plan, approximately 1.3 million RSUs were granted to management and key employees on March 9, 2007 (“RSU Grant Date”). The grants are rights to receive shares of Holdings I common stock on a one-for-one basis after a four-year vesting period. The RSUs vest 25 percent on each of the first, second, third and fourth anniversaries of the RSU Grant Date and are not entitled to dividends or voting rights, if any, until they are vested. The fair value of the RSU awards is being recognized on a straight-line basis over the employee service period. As of March 30, 2007, we had approximately $7 million in expense, net of expected forfeitures, being recognized over a period of four years in additional paid-in capital.

Our total stock-based compensation expense is presented below:

	Successor	Predecessor
	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006
Cost of sales	$1	$7
Selling, general and administrative	10	12
Research and development	1	11

Total	$12	$30

Prior to the closing of the Merger, Freescale had several stock-based employee compensation plans. Freescale provided an employee stock purchase plan (“ESPP”) and made awards of stock options and RSUs. Prior to January 1, 2006, the Company accounted for awards granted under those plans using the intrinsic value method of expense recognition, which follows the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”) and related interpretations. Compensation cost, if any, was recorded based on the excess of the quoted market price at grant date over the amount an employee must pay to acquire the stock. Under the provisions of APB Opinion No. 25, there was no compensation expense resulting from the issuance of the stock options as the exercise price was equivalent to the fair market value at the date of grant.

Upon adoption of FASB SFAS No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”), a one-time, non-cash benefit of approximately $7 million for estimated future forfeitures of unvested restricted stock previously expensed was recorded in the accompanying unaudited Condensed Consolidated Statements of Operations in the first quarter of 2006 as a cumulative effect of accounting change, net of income tax expense. Pursuant to APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”), stock-based compensation expense was not reduced for estimated future forfeitures, but instead was reversed upon actual forfeiture.

(6) Income Taxes

Income taxes for the interim periods presented have been included in the accompanying unaudited condensed consolidated financial statements on the basis of an estimated annual effective tax rate. As of the end of the first quarter of 2007, the estimated annual effective tax rate for 2007 was a benefit of 37%. The increase in our effective tax rate subsequent to the closing of the Merger from an expense of 6% in the first quarter of 2006 was due primarily to the income tax benefit being recorded related to our domestic losses. We incurred domestic losses during the Successor Period due to (i) the significant increase in amortization expense associated with intangible assets established in purchase accounting and (ii) the increase in interest expense associated with the debt incurred in connection with the Merger. Previously we recorded income tax expense associated with our domestic profits against a deferred tax valuation allowance. In connection with establishing our deferred taxes in purchase accounting, we no longer are in a net deferred tax asset position domestically. This resulted in no valuation allowance being required, other than for specific identified domestic tax attributes and certain foreign entities with net deferred tax assets.

We adopted the provisions of FASB Interpretation 48, “Accounting for Income Tax Uncertainties” (“FIN 48”) effective January 1, 2007. FIN 48 clarifies the accounting for uncertainty in tax positions. The interpretation prescribes a recognition threshold and measurement criteria for financial statement recognition of a tax position taken or expected to be taken in a tax return. FIN 48 requires us to recognize in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting interim periods, disclosure and transition.

As a result of the implementation of FIN 48, we recognized an increase of $5 million in the liability for unrecognized tax benefits. The increase in the liability resulted in a $5 million increase in goodwill. As of January 1, 2007, after the implementation of FIN 48, unrecognized tax benefits were $155 million. The amount, if recognized, that would be reflected as an adjustment to income tax (benefit) expense is approximately $20 million. It is expected that the amount of unrecognized tax benefits will change in the next 12 months, however we do not expect the change to have a significant impact on our results of operations or financial position.

We recognize accrued interest and penalties associated with uncertain tax positions as part of the tax provision. As of January 1, 2007 and March 30, 2007, we had $7 million of accrued interest and penalties.

With few exceptions, we are not subject to U.S. Federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2004.

(7) Commitments and Contingencies

Commitments

We have product purchase commitments associated with strategic manufacturing relationships that include take or pay provisions based on volume commitments for work in progress and forecasted demand based on 18-month rolling forecasts, which are adjusted monthly. The commitment under these relationships is $101 million as of March 30, 2007, compared to $143 million as of December 31, 2006.

Environmental

Under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (CERCLA, or Superfund), and equivalent state law, Motorola has been designated as a Potentially Responsible Party by the United States Environmental Protection Agency with respect to certain waste sites with which our operations may have had direct or indirect involvement. Such designations are made regardless of the extent of Motorola’s involvement. Pursuant to the master separation and distribution agreement, we have indemnified Motorola for these liabilities going forward. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigations or remedial actions. The remedial efforts include environmental cleanup costs and communication programs. In many cases, the dollar amounts of the claims have not been specified and have been asserted against a number of other entities for the same cost recovery or other relief as was asserted against us. We accrue costs associated with environmental matters when they become probable and reasonably estimable. Due to the uncertain nature of these matters, the actual costs that will be incurred will differ from the amounts accrued, perhaps significantly.

Litigation

We are a defendant in various lawsuits, including intellectual property suits, and is subject to various claims which arise in the normal course of business.

From time to time, we are involved in legal proceedings arising in the ordinary course of business, including tort and contractual disputes, claims before the United States Equal Employment Opportunity Commission and other employee grievances, and intellectual property litigation and infringement claims. Intellectual property litigation and infringement claims could cause us to incur significant expenses or prevent us from selling our products. Under our agreements with Motorola, we will indemnify Motorola for certain liabilities related to our business.

On April 17, 2007 Tessera filed a complaint against Freescale Semiconductor, Inc., ATI Technologies, Inc., Motorola, Inc., Qualcomm, Inc., Spansion, Inc., Spansion LLC, and STMicroelectronics N.V. in the International Trade Commission (“ITC”) requesting the ITC enter an injunction barring the importation of any product containing a device that infringes two identified patents related to ball grid array packaging technology. On April 17, 2007, Tessera filed a parallel lawsuit in the United States District Court for the Eastern District of Texas against ATI, Freescale, Motorola and Qualcomm claiming an unspecified amount of monetary damage as compensation for the alleged infringement of the same Tessera patents. Tessera’s patent claims relate to ball grid array (BGA) packaging technology. Due to the recent filing of the complaint in the ITC and the lawsuit in the federal District court, we are still assessing the merits of both of these actions as well as the potential effect on our financial position, results of operations or cash flow.

Between September 18, 2006 and October 13, 2006, six purported class action petitions were filed in the state District Court of Travis County, Texas in connection with the announcement of the Merger—Gerber v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003501; Lifshitz v. Michel Mayer, et al., Cause No. D-1-GN-06-003585; Warner v. Freescale Semiconductor, Inc. et al., Cause No. D-1-GN-06-003673; Tansey v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003685; Hockstein v. Freescale Semiconductor, Inc., et al., Cause No. D-1-GN-06-003717; and International Union of Operating Engineers Local No. 825 Pension Fund v. Freescale Semiconductor, Inc. et al, Cause No. D-1-GN-06-003918. On November 3, 2006, we agreed in principle with the plaintiffs to settle the lawsuits. As part of the settlement, the defendants deny all allegations of wrongdoing. The court provided preliminary approval of the settlement terms. Per the terms of the proposed settlement, notice was mailed on April 11, 2007 to the former stockholders of Freescale Semiconductor, Inc., and a legal notice was published in the Wall Street Journal on April 18, 2007. A hearing has been scheduled for June 25, 2007 to consider approval of the settlement. If finally approved by the court, the settlement will resolve all of the claims that were or could have been brought on behalf of the proposed settlement class in the action being settled, including all claims relating to the Merger, the Merger Agreement and any related disclosure. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by us. As part of the proposed settlement, we have agreed to pay up to $975,000 to the plaintiffs’ counsel for their fees and expenses, subject to approval by the court. Pursuant to the proposed settlement, we also agreed to make amended and supplemental disclosures on Schedule 14A, which were made on November 4, 2006. We have accrued the proposed attorneys’ fees and expenses provided under the settlement, and are currently awaiting final court approval of the settlement.

Other than as described above, we do not believe that there is any litigation pending that could have, individually or in the aggregate, a material adverse effect on our financial position, results of operations, or cash flow.

Other Contingencies

In the ordinary course of business, we regularly execute contracts that contain customary indemnification provisions. Additionally, we execute other contracts considered outside the ordinary course of business which contain indemnification provisions. Examples of these types of agreements include business divestitures, business acquisitions, settlement agreements and third-party performance guarantees. In each of these circumstances, payment by us is conditioned on the other party making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow us to challenge the other party’s claims. Further, our obligations under these agreements may be limited in terms of duration, typically not in excess of 24 months, and/or amounts not in excess of the contract value, and in some instances we may have recourse against third parties for certain payments made us.

Historically, we have not made significant payments for indemnification provisions contained in these agreements. At March 30, 2007, there was one contract executed outside the ordinary course of business containing indemnification obligations with a maximum amount payable of $4 million. At March 30, 2007 we have accrued $4 million to cover known estimated indemnification obligations. We believe that if we were to incur additional losses with respect to any unknown matters at March 30, 2007, such losses would not have a material adverse effect on our financial position, results of operations or cash flows.

(8) Information by Segment

Summarized below are our segment net sales and earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the three months ended March 30, 2007 and March 31, 2006:

	Successor	Predecessor
Net Sales	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006
Transportation and Standard Products	$665	$653
Networking and Computing Systems	320	351
Wireless and Mobile Solutions	364	506
Other	12	16

Segment Totals	$1,361	$1,526

	Successor	Predecessor
EBITDA	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006
Transportation and Standard Products	$(8)	$189
Networking and Computing Systems	(88)	115
Wireless and Mobile Solutions	(24)	97
Other	1	(30)

Segment totals	(119)	371
Depreciation and amortization expense	(535)	(164)
Other (expense) income, net	(198)	11

(Loss) earnings before income taxes and cumulative effect of accounting change	$(852)	$218

Certain items are included in the Other segment category, which are not allocated to the three operating segments. For the three months ended March 30, 2007, Merger expenses of $3 million are included in the Other segment.

FREESCALE SEMICONDUCTOR, INC.

OFFERS TO EXCHANGE

$500,000,000 aggregate principal amount of its Senior Floating Rate Notes due 2014;

$1,500,000,000 aggregate principal amount of its 9 1/8%/9 7/8% Senior PIK-Election Notes due 2014;

$2,350,000,000 aggregate principal amount of its 8 7/8% Senior Fixed Rate Notes due 2014;

and

$1,600,000,000 aggregate principal amount of its 10-1/8% Senior Subordinated Notes due 2016, each of which has been registered under the Securities Act of 1933, for any and all of its outstanding Senior Floating Rate Notes 2013; 9 1/8%/9 7/8% Senior PIK-Election Notes due 2014; 8 7/8% Senior Fixed Rate Notes due 2014; and 10 1/8% Senior Subordinated Notes due 2016, respectively.

Until October 7, 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.